As filed with the Securities and Exchange Commission on February 14, 2024

No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________________

SLAM CORP.
(Exact name of registrant as specified in its charter)
__________________________________________

Cayman Islands*	001-40094	98-1211848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

55 Hudson Yards, 47th Floor
New York, New York 10001
Tel: (646) 762-8580
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)
__________________________________________

LYNK GLOBAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
__________________________________________

Delaware	4899	82-1986972
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

510 N Washington Street
Falls Church, VA 22046
Tel: (703) 237-4700
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)
__________________________________________

Copies to:

Christian O. Nagler, P.C. Anthony J. Zangrillo Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel.: +1 212 446 4800	Jocelyn M. Arel Daniel J. Espinoza Justin S. Anslow Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel.: 617-570-1000

__________________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement and Plan of Merger described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13-e4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

____________

*           Prior to the consummation of the Business Combination described herein, Slam Corp. intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) of the Cayman Islands and transfer by way of continuation and domesticate as a Delaware corporation under Section 388 of the Delaware General Corporation Law, pursuant to which Slam Corp.’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2024

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING AND SPECIAL MEETING OF PUBLIC WARRANT
HOLDERS OF SLAM CORP.

PROSPECTUS FOR 49,161,233 SHARES OF COMMON STOCK AND 25,708,283 WARRANTS OF SLAM CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE.)

PROSPECTUS FOR 127,436,292 SHARES OF TOPCO SERIES A COMMON STOCK AND 25,708,283 TOPCO WARRANTS

________________________________________

The board of directors of Slam Corp., a Cayman Islands exempted company (“Slam”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated February 4, 2024 (as it may be amended and supplemented from time to time, the “Business Combination Agreement” included as Annex A to this proxy statement/prospectus), by and among Slam, Lynk Global Holding, Inc., a Delaware Corporation (“Topco”), Lynk Global, Inc., a Delaware corporation (“Lynk”), Slam Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Lynk Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 1”) and Lynk Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 2”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of Slam as a Delaware corporation (the “Domestication”).

As described in this proxy statement/prospectus, Slam’s shareholders are being asked to consider and vote upon (among other things) the Business Combination and the other proposals set forth therein. Slam is also seeking approval from the holders of its outstanding public warrants, to amend certain provisions of its outstanding warrants, as further described in this proxy statement/prospectus.

In connection with the Business Combination, among other things, (a) Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned subsidiary of Topco and each Slam Share will be automatically converted as of the time the First Merger becomes effective (the “First Effective Time”) into one share of Topco series A common stock, par value $0.00001 per share (the “Topco Series A Common Stock”) and (b) following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware, after which (x) Merger Sub 2 will merge with and into Lynk (the “Second Merger”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned subsidiary of Topco and (y) each Lynk share will be automatically converted as of the time the Second Merger becomes effective (the “Second Effective Time”) into the right to receive a portion of an aggregate number of Topco Common Stock equal to the adjusted equity value divided by the Topco share value. Approval of the Business Combination Agreement and the transactions contemplated thereby by Slam’s shareholders is required by the Business Combination Agreement and Slam’s amended and restated memorandum and articles of association. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and Slam encourages its shareholders to read it in its entirety. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal.”

The Slam Units (defined below), Slam Class A Ordinary Shares and public warrants of Slam are currently listed on the Nasdaq Capital Market (the “Nasdaq Capital Market”) under the symbols “SLAMU,” “SLAM” and “SLAMW,” respectively. The closing price of the Slam Units, Class A ordinary shares and public warrants of Slam on February 9, 2024 was $11.01, $10.90 and $0.21, respectively.

Concurrently with the execution of the Business Combination Agreement, Slam, Topco, Lynk and Antara Capital Master Fund LP (the “Investor”) entered into the Backstop Agreement for the purchase of an aggregate of up to $25,000,000 of Topco Common Stock in accordance with the terms and subject to the conditions of the Backstop Agreement (the “Backstop Agreement”), included as Annex L to this proxy statement/prospectus, which purchase will take place (if applicable) before the Domestication (the “Backstop Commitment”). The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition (as defined below) is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount (as defined below) and the Trust Amount (as defined below), but in no event will the Backstop Commitment exceed $25,000,000.

In connection with the execution of the Backstop Agreement, Investor entered into a side letter with Topco, Lynk and the Sponsor (the “Backstop Agreement Side Letter”), included as Annex M to this proxy statement/prospectus, pursuant to which the Sponsor agreed to forfeit 5,000,000 SLAM Class B Ordinary Shares, one Business Day before the Domestication, and Topco agreed to issue 5,000,000 shares of Topco Common Stock to the Investor, at the Closing, contingent upon the completion of each element of the Transaction, subject to the conditions set forth in the Backstop Agreement and the Backstop Agreement Side Letter.

As described in the accompanying proxy statement/prospectus, Topco will enter into a customary lock-up agreement (the “Lock-up Agreement”), included as Annex P to this proxy statement/prospectus, a form of which is attached to the Business Combination Agreement, with the Slam Insiders, the Lynk Holders party thereto (each, a “Lynk Holder”) and the Lynk Series B Preferred Holders party thereto (each a “Lynk Series B Preferred Holder”), pursuant to which, among other things, certain Topco Common Stock, held by such shareholders will be locked-up and subject to certain transfer restrictions.

As described in the accompanying proxy statement/prospectus, the Sponsor, Lynk, Marc Lore and certain of Slam’s directors and officers (collectively, the “Slam Parties”) entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), included as Annex N to this proxy statement/prospectus, pursuant to which the Slam Parties have agreed to vote in favor of the Business Combination Proposal and any other proposal relating to the transaction. In addition, the Slam Parties agreed to waive their Redemption Rights (as defined below) with respect to all of the Founder Shares (as defined below) in connection with the Closing of the Business Combination.

As described in the accompanying proxy statement/prospectus, certain individual holders of company shares (collectively, the “Company Insiders”), Slam and Lynk, entered into a Company Support Agreement, pursuant to which the Company Insiders, each agreed, among other things to (i) agree to vote (or cause to be voted) at any meeting (regular or special) of the stockholders of Lynk, or in any action by written resolution of the stockholders of Lynk, all of their shares in favor of approving the Business Combination Agreement, (ii) not to take any actions that would influence any persons to vote against the approval of the Business Combination Agreement, the Ancillary Documents and the Transactions, and (iii) not to take any actions that would challenge the validity of the Company Support Agreement, the Business Combination Agreement, the Ancillary Documents and the Transactions.

At the Closing of the Business Combination, Topco, the Slam Insiders, the Lynk Founders and the Other RRA Parties will enter into a Registration Rights Agreement (the “Topco Registration Rights Agreement”), a form of which is attached to the Business Combination Agreement, pursuant to which, among other things, Slam will agree to undertake certain shelf registration obligations in accordance with the Securities Act, and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents.

The accompanying proxy statement/prospectus provides shareholders of Slam with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Slam. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated              , 2024, and is first being mailed to Slam’s shareholders and holders of Slam Public Warrants on or about that date.

SLAM CORP.
55 Hudson Yards, 47th Floor, Suite C,
New York, NY 10001

Dear Slam Corp. Shareholders and Holders of Slam Public Warrants:

You are cordially invited to attend the extraordinary general meeting (the “General Meeting”) of Slam Corp., a Cayman Islands exempted company (“Slam”) and/or the special meeting of holders of Slam Public Warrants (the “Warrant Holders Meeting”).

At the General Meeting, Slam shareholders will be asked to consider and vote on the following proposals:

(1)    Shareholder Proposal No. 1 — The Business Combination Proposal — a proposal by ordinary resolution to (a) approve and adopt the Business Combination Agreement, dated as of February 4, 2024 (as it may be amended from time to time), by and among Slam, Topco, Lynk, the Sponsor, Merger Sub 1 and Merger Sub 2 and (b) approve the consummation of the transactions contemplated thereby (the “Business Combination” and such proposal, the “Business Combination Proposal”).

(2)    Shareholder Proposal No. 2 — The Domestication Proposal — a proposal to approve by special resolution, that on the business day immediately prior to the Closing Date (as defined in the Business Combination Agreement), Slam be deregistered as an exempted company in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication” and such proposal, the “Domestication Proposal”).

(3)    Shareholder Proposal No. 3 — The Equity Incentive Plan Proposal — a proposal to approve by ordinary resolution, the Topco 2024 Equity Incentive Award Plan (the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex F), to be effective upon approval by Slam’s shareholders (the “Equity Incentive Plan Proposal”).

(4)    Shareholder Proposal No. 4 — The Employee Stock Purchase Plan Proposal — a proposal to approve by ordinary resolution, the Topco 2024 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan,” a copy of which is attached to this proxy statement/prospectus as Annex G), to be effective upon approval by Slam’s shareholders (the “Employee Stock Purchase Plan Proposal”).

(5)    Shareholder Proposal No. 5 — The Adjournment Proposal — to approve by ordinary resolution, the adjournment of the General Meeting to a later date or dates, if necessary or appropriate, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus, (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants would not be approved for listing on an Approved Stock Exchange (as defined below) or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” and together with the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Shareholder Proposals”).

Each of the Shareholder Proposals is more fully described in the accompanying proxy statement/prospectus, which each Slam shareholder is encouraged to review carefully.

Each of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal (collectively the “Required Shareholder Proposals”) is conditioned on the approval and adoption of each of the other Required Shareholder Proposals. The Closing (as defined herein) is conditioned on the approval of the Required Shareholder Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully in its entirety before voting.

At the Warrant Holders Meeting, the holders of Slam Public Warrants will be asked to vote on the following proposals, as more fully described in this proxy statement/prospectus:

(1)    Warrant Holder Proposal No. 1 — The Warrant Amendment Proposal — a proposal to amend the Warrant Agreement, dated as of February 25, 2021 (the “Warrant Agreement”), between Slam and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (“Warrant Agent”), to provide that, immediately prior to or in connection with the Domestication, each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A ordinary shares (“Slam Class A Ordinary Shares”). The closing price of the Slam Public Warrants on the Nasdaq Capital Market on February 9, 2024 was $0.21” (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”); and

(2)    Warrant Holder Proposal No. 2 — The Warrant Holders Adjournment Proposal — a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”, and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

The Warrant Amendment Proposal is conditioned on the approval of the Required Shareholder Proposals and the consummation of the Business Combination. However, approval of the Warrant Amendment is not a condition to the consummation of the Business Combination. Accordingly, the Business Combination can be completed even if the Warrant Amendment Proposal is not approved. The Warrant Holders Adjournment Proposal is not conditioned on the approval of any other proposal.

The Warrant Holder Proposals are more fully described in the accompanying proxy statement/prospectus, which each holder of Slam Public Warrants is encouraged to review carefully.

Slam Class A Ordinary Shares, par value $0.0001 per share and the Slam Public Warrants, which are exercisable for Slam Class A Ordinary Shares under certain circumstances, are currently listed on the Nasdaq Capital Market under the symbols “SLAM” and “SLAMW,” respectively. Certain Slam Class A Ordinary Shares and the Slam Public Warrants currently trade as units consisting of one Slam Class A Ordinary Share and one-fourth of one Slam Public Warrant (the “Slam Units”) and are listed on the Nasdaq Capital Market under the symbol “SLAMU.” Topco will apply for listing, to be effective at the time of the Business Combination, of its Topco Series A Common Stock and Topco Warrants, if the Warrant Amendment Proposal is not approved, on an Approved Stock Exchange (as defined below) under the symbols “LYNK” and “LYNKW,” respectively. Topco will not have units traded following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that Topco Series A Common Stock is approved for listing on the NYSE, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market (each an “Approved Stock Exchange”), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Business Combination Agreement is waived by the parties.

Pursuant to Slam’s amended and restated memorandum and articles of association, Slam is providing the holders of Slam Class A Ordinary Shares originally sold as part of the Slam Units issued in its initial public offering, which closed on February 25, 2021 (the “IPO” and such holders, the “Slam Public Shareholders”), with the opportunity to redeem, in connection with the Closing, Slam Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the initially scheduled vote on the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest, net of taxes payable and not previously released to Slam to pay its taxes) from the IPO and a concurrent private placement of warrants to the Sponsor. For illustrative purposes, based on the aggregate amount of deposit in the Trust Account as of February 9, 2024 of approximately $99,287,625, the estimated per share redemption price would have been approximately $10.94, subject to adjustment for taxes payable from interest earned. Slam Public Shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A Slam Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Slam Class A Ordinary Shares sold in the IPO. Holders of Slam’s outstanding warrants sold in the IPO, which are exercisable for Slam Class A Ordinary Shares under certain circumstances, do not have Redemption Rights in connection with the Business Combination. The Sponsor has agreed to waive its Redemption Rights in connection with the Closing with respect to any Slam equity securities it may hold. Currently, the Slam Parties own 14,375,000 Slam Class B ordinary shares (the “Slam Class B Ordinary Shares”), representing 61.3% of Slam’s issued and outstanding Ordinary Shares. The Slam Parties have agreed to vote their Slam Class B Ordinary Shares and Slam Warrants in favor of each of the Shareholder Proposals and Warrant Holder Proposals, respectively.

See the section titled “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in Topco’s securities.

Information about the General Meeting, the Business Combination, the First Merger, the Second Merger and the Warrant Holders Meeting and related business to be considered by the Slam shareholders and holders of Slam Public Warrants at the General Meeting and the Warrant Holders Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the General Meeting and/or Warrant Holders Meeting, all Slam shareholders and holders of Slam Public Warrants are urged to carefully read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of Slam and Lynk carefully and in their entirety. In particular, you are urged to read carefully the section titled “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

After careful consideration, the Slam Board has approved the Business Combination Agreement, the Business Combination and Warrant Amendment, and recommends that Slam shareholders and warrant holders vote “FOR” the Business Combination Proposal, “FOR” the Warrant Amendment Proposal and “FOR” all other proposals presented to Slam shareholders and holders of Slam Public Warrants in the accompanying proxy statement/prospectus, as applicable. When you consider the Slam Board’s recommendation of these proposals, you should keep in mind that certain Slam directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of Slam Ordinary Shares, who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. The Domestication Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the Ordinary Shares, who, being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting.

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Shareholder Proposals.

The Warrant Amendment and Warrant Amendment Proposal must be approved by 65% of the outstanding Slam Public Warrants (which represents at least 9,343,750 out of 14,375,000 outstanding Slam Public Warrants) and, solely with respect to the amendment to the terms of the Slam Private Placement Warrants or any provision of the Warrant Agreement with respect to the Slam Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Slam Private Placement Warrants. The Sponsor, as a holder of all of the Slam Private Placement Warrants, has agreed to approve the Warrant Amendment by written consent.

An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Warrant Holders Meeting and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement at the Warrant Holders Meeting.

Your vote is very important.    Whether or not you plan to attend the General Meeting, please vote as soon as possible following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Required Shareholder Proposals are approved at the General Meeting. Each of the Required Shareholder Proposals is cross-conditioned on the approval of each of the other Required Shareholder Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Warrant Holders Meeting, please vote as soon as possible following the instructions in the accompanying proxy statement/prospectus to make sure that your Slam Public Warrants are represented at the Warrant Holders Meeting. If you hold your Slam Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Slam Public Warrants are represented and voted at the Warrant Holders Meeting. The Warrant Amendment Proposal is conditioned on the approval of the Warrant Amendment Proposals and the consummation of the Business Combination. However, approval of the Warrant Amendment is not a condition to the consummation of the Business Combination.

If you are a Slam shareholder and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Shareholder Proposals presented at the General Meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you are a holder of Slam Public Warrants and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Warrant Holder Proposals presented at the Warrant Holders Meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Warrant Holders Meeting in person, the effect will be that your Slam Public Warrants will not be counted for purposes of determining whether a quorum is present at the Warrant Holders Meeting and, if a quorum is present, will have no effect on the Warrant Holder Proposals. If you are a holder of Slam Public Warrants and you attend a Warrant Holders Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHT, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SLAM’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER TENDERING OR DELIVERING YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO THE TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT.

On behalf of the Slam Board, I would like to thank you for your support of Slam and look forward to the successful completion of the Business Combination and Warrant Amendment.

Sincerely,
/s/ [•]
Himanshu Gulati
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [•], 2024, and is expected to be first mailed or otherwise delivered to Slam shareholders and holders of Slam Public Warrants on or about [•], 2024.

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF SLAM CORP.
TO BE HELD [•], 2024

SLAM CORP.
55 Hudson Yards, 47th Floor, Suite C
New York, NY 10001

TO THE SHAREHOLDERS OF SLAM CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “General Meeting”) of Slam Corp., a Cayman Islands exempted company (“Slam”), will be held at [•] a.m., Eastern Time, on [•], 2024, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

The General Meeting will be conducted via live webcast, but the physical location of the General Meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). If you wish to attend the General Meeting in person, you must reserve your attendance at least two business days in advance of the General Meeting by contacting Slam’s Chief Financial Officer at rbright@slamcorp.com by [•] a.m., Eastern Time, on [•], 2024 (two business days prior to the initially scheduled meeting date). You will be able to attend the General Meeting online, vote and submit your questions during the General Meeting by visiting https://www.cstproxy.com/[•].

You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.      Shareholder Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by ordinary resolution (a) the Business Combination Agreement, dated as of February 4, 2024 (as it may be amended from time to time), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among Slam, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Global, Inc., a Delaware corporation, Slam Sponsor LLC, a Cayman Islands limited liability company, Lynk Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 1”) and Lynk Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 2”), and (b) the consummation of the transactions contemplated thereby (the “Business Combination” and such proposal, the “Business Combination Proposal”).

2.      Shareholder Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution that on the business day immediately prior to the Closing Date (as defined in the Business Combination Agreement), Slam be deregistered as an exempted company in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication” and such proposal, the “Domestication Proposal”).

3.      Shareholder Proposal No. 3 — The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Topco 2024 Equity Incentive Award Plan (the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex F), to be effective upon approval by Slam’s shareholders (the “Equity Incentive Plan Proposal”).

4.      Shareholder Proposal No. 4 — The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Topco 2024 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan,” a copy of which is attached to this proxy statement/prospectus as Annex G), to be effective upon approval by Slam’s shareholders (the “Employee Stock Purchase Plan Proposal”).

5.      Shareholder Proposal No. 5 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals (as defined below), (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus, (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants, if the Warrant Amendment Proposal is not approved and Slam’s Warrants are not converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, would not be approved for listing on an Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal (collectively, the “Required Shareholder Proposals”) is conditioned on the approval and adoption of each of the other Required Shareholder Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully in its entirety before voting.

Only holders of record of Slam Class A Ordinary Shares (the “Slam Class A Ordinary Shares” or the “Public Shares”) and Slam Class B ordinary shares (together, the “Ordinary Shares”) at the close of business on [•], 2024 are entitled to notice of the General Meeting and to vote and have their votes counted at the General Meeting and any adjournments or postponements of the General Meeting. This proxy statement/prospectus and accompanying proxy card is being provided to Slam’s shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournment of the General Meeting. Whether or not you plan to attend the General Meeting, all of Slam’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 63.

After careful consideration, the Slam Board has determined that each of the proposals is fair to and in the best interests of Slam and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of these proposals if presented. When you consider the recommendation of the Slam Board, you should keep in mind that Slam’s directors and officers may have interests in the Business Combination that conflict with your interests as a shareholder. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination.”

Pursuant to Slam’s Memorandum and Articles of Association, a Slam Public Shareholder may request that Slam redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold Public Shares, or (b) hold Public Shares through Slam Units, you elect to separate your Slam Units into the underlying Public Shares and warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time on [•], 2024, (a) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Slam’s transfer agent, (the “Transfer Agent”) in which you (i) request that Slam redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (b) tender or deliver your Public Shares (and share certificates (if any) and other redemption forms) to the Transfer Agent, physically or electronically through the Depository Trust Company (“DTC”).

Slam Public Shareholders may seek to have their Public Shares redeemed by Slam, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Slam Shares as of the Record Date or acquired them after the Record Date. Any Slam Public Shareholder who holds Slam Shares on or before [•], 2024 (two (2) business days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $99,287,625 on February 9, 2024 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.94. A Slam Public Shareholder who has properly tendered his, her or its Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled, and the tendered shares will be returned to the relevant Slam Public Shareholders as appropriate.

Slam Public Shareholders who seek to redeem their Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on [•], 2024 (two (2) business days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Slam redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) with any other shareholder with respect to the Slam Shares and (c) tendering or delivering their Slam Shares(and share certificates (if any) and other redemption forms), either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the Transfer Agent prior to the General Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

Notwithstanding the foregoing, a Slam Public Shareholder, together with any affiliate of his, her, their or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of Slam’s Public Shares. Accordingly, any shares held by a Slam Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Slam.

Pursuant to the Sponsor Letter Agreement, the Sponsor, officers and directors of Slam have waived all of their Redemption Rights and will not have Redemption Rights with respect to any Slam Shares owned by them, directly or indirectly. Holders of the warrants will not have Redemption Rights with respect to the warrants.

To ensure your representation at the General Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the General Meeting and vote electronically, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the General Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ [•]
Himanshi Gulati
Chairman of the Board of Directors

[•], 2024

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL SLAM PUBLIC SHAREHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. SLAM PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY SLAM PUBLIC SHAREHOLDER HOLDING SLAM ORDINARY SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO THE TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES EITHER BY TENDERING OR DELIVERING YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO THE TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) ELECTRONICALLY USING DTC’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION TITLED “EXTRAORDINARY GENERAL MEETING OF SLAM AND SPECIAL MEETING OF WARRANT HOLDERS OF SLAM — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

NOTICE OF SPECIAL MEETING OF PUBLIC WARRANT HOLDERS
OF SLAM CORP.
TO BE HELD [•], 2024

SLAM CORP.
55 Hudson Yards, 47th Floor, Suite C
New York, NY 10001

TO THE PUBLIC WARRANT HOLDERS OF SLAM CORP.:

NOTICE IS HEREBY GIVEN that the special meeting of public warrant holders (the “Warrant Holders Meeting”) of Slam Corp., a Cayman Islands exempted company (“Slam”), will be held at [•] a.m., Eastern Time, on [•], 2024, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

The Warrant Holders Meeting will be conducted via live webcast, but the physical location of the Warrant Holders Meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). If you wish to attend the Warrant Holders Meeting in person, you must reserve your attendance at least two business days in advance of the Warrant Holders Meeting by contacting Slam’s Chief Financial Officer at rbright@slamcorp.com by [•] a.m., Eastern Time, on [•], 2024 (two business days prior to the initially scheduled meeting date). You will be able to attend the Warrant Holders Meeting online, vote and submit your questions during the Warrant Holders Meeting by visiting https://www.cstproxy.com/[•].

You are cordially invited to attend the Warrant Holders Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following proposals:

1.      Warrant Holder Proposal No. 1 — Warrant Amendment Proposal — To consider and vote upon a proposal to amend the Warrant Agreement, dated as of February 25, 2021 (the “Warrant Agreement”), between Slam and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (“Warrant Agent”), to amend the Warrant Agreement to provide that, as contemplated by the Business Combination Agreement, immediately prior to or in connection with the Domestication, each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A Ordinary Shares” (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”); and

2.      Warrant Holder Proposal No. 2 — Warrant Holders Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”, and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully in its entirety before voting.

Only holders of Slam Public Warrants at the close of business on [•], 2024 are entitled to notice of the Warrant Holders Meeting and to vote and have their votes counted at the Warrant Holders Meeting and any adjournments or postponements of the Warrant Holders Meeting. This proxy statement/prospectus and accompanying proxy card is being provided to holders of Slam Public Warrants in connection with the solicitation of proxies to be voted at the Warrant Holders Meeting and at any adjournment of the Warrant Holders Meeting. Whether or not you plan to attend the Warrant Holders Meeting, all holders of Slam Public Warrants are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 63.

After careful consideration, the Slam Board has determined that each of the proposals is fair to and in the best interests of Slam and holders of Slam Public Warrants and unanimously recommends that you vote or give instruction to vote “FOR” each of these proposals if presented. When you consider the recommendation of the Slam Board, you should keep in mind that Slam’s directors and officers may have interests in the Business Combination that conflict with your interests as a holder of Slam Public Warrants. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination.”

The Warrant Amendment must be approved by 65% of the outstanding Slam Public Warrants (which represents at least 9,343,750 out of 14,375,000 outstanding Slam Public Warrants) and, solely with respect to the amendment to the terms of the Slam Private Placement Warrants or any provision of the Warrant Agreement with respect to the Slam Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Slam Private Placement Warrants. The Sponsor, as a holder of all of the Slam Private Placement Warrants, has agreed to approve the Warrant Amendment by written consent. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Slam Public Warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

Your vote is important regardless of the number of warrants you own.    Whether you plan to attend the Warrant Holders Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If you hold your Slam Public Warrants held in “street name” or in a margin or similar account, you should contact your broker to ensure that votes related to the Slam Public Warrants you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ [•]
Himanshi Gulati
Chairman of the Board of Directors

[•], 2024

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SLAM PUBLIC WARRANTS WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Slam and Topco (File No. 333-[•]), constitutes a prospectus of Topco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Topco Securities to be issued to Slam shareholders and Lynk Equityholders, and a prospectus of Slam, under Section 5 of the Securities Act, with respect to the New Slam Shares and New Slam Warrants to be issued to Slam shareholders pursuant to the Domestication if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of Slam at which Slam shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination by the approval and adoption of the Business Combination Proposal, among other matters, and the special meeting of holders of Slam Public Warrants at which Slam warrant holders will be asked to consider and vote upon a proposal to adopt the Warrant Amendment by approval and adoption of the Warrant Amendment Proposal.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Slam or Lynk. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Slam or Lynk since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

This proxy statement/prospectus incorporates important business and financial information about Slam from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for review through the SEC’s website at www.sec.gov. You can also obtain the documents and this proxy statement/prospectus free of charge by requesting it in writing or by telephone from the appropriate company at the following address and telephone number:

Slam Corp.
55 Hudson Yards, 47th Floor
New York, New York 10001
Tel: (646) 762-8580
or
Morrow Sodali LLC
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage firms, please call: (203) 658-9400
Email: SLAM.info@investor.morrowsodali.com

To obtain timely delivery, our shareholders and warrant holders must request the materials no later than five business days prior to the General Meeting and Warrant Holders Meeting, as applicable.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•        “Administrative Services Agreement” are to that certain Administrative Services Agreement, dated as of February 25, 2021, by and between Slam and Sponsor;

•        “Adjournment Proposal” are to the shareholder proposal to approve the adjournment of the of the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus, (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants, if the Warrant Amendment Proposal is not approved and Slam’s Warrants are not converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, would not be approved for listing on an Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals;

•        “Affected Periods” are to the (i) audited balance sheet as of February 25, 2021 included in Slam’s Current Report on Form 8-K, filed with the SEC on March 3, 2021; (ii) unaudited interim financial statements for the quarterly period ended March 31, 2021, initially reported in Slam’s Form 10-Q for the quarterly period ended March 31, 2021, filed with the Securities and Exchange Commission on May 26, 2021, (iii) unaudited interim financial statements included in Slam’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021; and (iv) unaudited interim financial statements included in Slam’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 15, 2021;

•        “Approved Stock Exchange” are to any of the NYSE, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market;

•        “Antara” are to Antara Master Capital Fund LP, a Delaware limited partnership;

•        “A-Rod” are to A-Rod Slam LLC, a Delaware limited liability company;

•        “ASC” are to the Financial Accounting Standards Board’s Accounting Standards Codification;

•        “ASU” are to the Financial Accounting Standards Board’s Accounting Standard Updates;

•        “Available Cash” are to the cash available in the Trust Account;

•        “Backstop Agreement” are to that certain Backstop Agreement dated as of February 4, 2024, by and among Slam, Topco, Lynk and the Investor, pursuant to which, in the event that the Minimum Cash Condition is not met, Antara has agreed, subject to the other terms and conditions included therein, concurrently with the Closing, to offset any redemptions made by holders of Slam’s Class A ordinary shares, par value $0.0001 per share in connection with the Business Combination pursuant to Slam’s Memorandum through an investment of up to 2,500,000 shares of Topco Common Stock, for an aggregate amount of up to $25,000,000 at a purchase price of $10.00 per share;

•        “Backstop Agreement Side Letter” are to that certain Backstop Agreement Side Letter dated as of February 4, 2024, by and among the Investor, Topco, Lynk and the Sponsor, pursuant to which the Sponsor agreed to forfeit 5,000,000 Slam Class B Ordinary Shares, one Business Day before the Domestication, and Topco agreed to issue 5,000,000 shares of Topco Common Stock to the Investor, at the Closing, contingent upon the completion of each element of the Transaction, subject to the conditions set forth in the Backstop Agreement and the Backstop Agreement Side Letter;

•        “Backstop Amount” are to the 2,500,000 shares of Topco Common Stock to be purchased in accordance with the terms and subject to the conditions of the Backstop Agreement;

v

•        “Backstop Commitment” are to the purchase of an aggregate of up to $25,000,000 of Topco Common Stock in accordance with the terms and subject to the conditions of the Backstop Agreement;

•        “Business Combination” are to the transactions contemplated by the Business Combination Agreement, including (a) the First Merger, (b) the Second Merger, (c) the Backstop, (d) and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•        “Business Combination Agreement” are to that certain Business Combination Agreement, dated February 4, 2024, by and among Slam, Lynk, the Sponsor, Merger Sub 1, Merger Sub 2 and Topco, as it may be amended and supplemented from time to time;

•        “Business Combination Proposal” are to the shareholder proposal as contained in the proxy/statement prospectus to approve the Business Combination;

•        “Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;

•        “Class A Ordinary Shares” are to the Class A ordinary shares, par value $0.0001 per share, of Slam;

•        “Class B Ordinary Shares” are to the Class B ordinary shares, par value $0.0001 per share, of Slam;

•        “Class B Shareholders” are to the Slam Initial Shareholders, Ann Berry, Lisa Harrington, Alexandre Zyngier, Ryan Bright and Julian Nemirovsky;

•        “Closing” are to the closing of the Business Combination;

•        “Closing Date” are to the definition “Closing Date” as defined in the Business Combination Agreement;

•        “Code” are to the Internal Revenue Code of 1986, as amended;

•        “Company Financing” are to any issuance by Lynk after the date of the Business Combination of either preferred stock or other Equity Securities of Lynk, in one or more closings, in return for a new cash investment in Lynk or the exchange or conversion of any SAFEs or convertible notes of Lynk that are then outstanding, in each case, on terms and conditions acceptable to Lynk in its sole discretion, which for the avoidance of doubt includes the Qualified Series B Financing;

•        “Company Support Agreement” are to that certain Company Support Agreement dated as of February 4, 2024, by and among Slam Corp., Lynk Global Inc., and the other insiders party thereto;

•        “Continental” are to Continental Stock Transfer & Trust Company;

•        “Domestication” are to the deregistration as an exempted company in the Cayman Islands and transfer, at least one business day prior to the Closing Date, by way of continuation of Slam from the Cayman Islands and domestication of Slam as a corporation incorporated in the State of Delaware;

•        “Domestication Proposal” are to the proposal to Slam Shareholders to approve that on the business day immediately prior to the Closing Date, Slam be deregistered as an exempted company in the Cayman Islands and transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and the Cayman Islands Companies Act;

•        “DGCL” are to the General Corporation Law of the State of Delaware;

•        “DTC” are to the Depository Trust Company;

•        “DWAC” are to The Depository Trust Company’s deposit/withdrawal at custodian system;

•        “Earnout Period” are to the period beginning on the Closing Date and ending on the date that is five years after the Closing Date;

•        “Employee Stock Purchase Plan” are to the Topco 2024 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•        “Employee Stock Purchase Plan Proposal” are to the shareholder proposal to approve the Topco 2024 Employee Stock Purchase Plan;

•        “Equity Incentive Plan” are to the Topco 2024 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

•        “Equity Incentive Plan Proposal” are to the shareholder proposal to approve the Topco 2024 Equity Incentive Plan;

•        “Equity Securities” are to any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, including any simple agreements for future equity;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Existing Organizational Documents” are to Slam’s Amended and Restated Memorandum and Articles of Association adopted by special resolution, dated February 22, 2021, as may hereafter be amended;

•        “Existing Topco Bylaws” are to Topco’s bylaws in effect as of the date of this proxy statement/prospectus;

•        “Existing Topco Certificate of Incorporation” are to Topco’s certificate of incorporation in effect as of the date of this proxy statement/prospectus;

•        “Existing Topco Organizational Documents” are to the Existing Topco Certificate of Incorporation and Existing Topco Bylaws;

•        “Existing Letter Agreement” are to the agreement among Slam, Sponsor and certain officers and directors of Slam, dated as of February 22, 2021;

•        “Extension Meetings” are to the First Extension Meeting and the Second Extension Meeting;

•        “FASB” are to the Financial Accounting Standards Board;

•        “FATCA” are to the Foreign Account Tax Compliance Act;

•        “First Effective Time” are to the time that the First Merger becomes effective;

•        “First Extension Meeting” are to the extraordinary general meeting of Slam held on February 21, 2023 to approve an amendment to its Memorandum and Articles of Association to extend the date by which Slam had to consummate an initial business combination from February 25, 2023 to May 25, 2023 and provided that Slam may elect to extend the Termination Date on a monthly basis up to nine times by an additional one month each time after May 25, 2023, by resolution of the Slam Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable expiration date, until February 25, 2024;

•        “First Merger” are to the merger of Slam with and into Merger Sub, with Merger Sub 1 as the surviving company;

•        “Founder Shares” are to the 14,375,000 Class B ordinary shares initially purchased by Sponsor in a private placement prior to the IPO, and the Class A Ordinary Shares issued upon the conversion thereof;

•        “Founding Partners” are to Antara Capital LP and A-Rod Corp;

•        “First Effective Time” are to the merger of Slam with and into Merger Sub 1 with Merger Sub 1 continuing as the surviving company;

•        “First Merger” are to the merger of Slam with and into Merger Sub 1, with Merger Sub 1 as the surviving company and, after the First Effective Time, the surviving company continuing as a wholly-owned subsidiary of Topco;

•        “GAAP” are to U.S. generally accepted accounting principles;

•        “General Meeting” are to the extraordinary general meeting of Slam to be held at [•], Eastern Time, on [•], 2024, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•        “Houlihan” are to Houlihan Capital, LLC;

•        “Investment Company Act” are to the Investment Company Act of 1940, as amended;

•        “Investor” are to Antara Master Capital Fund LP, a Delaware limited partnership;

•        “Independent Directors” are to Lisa Harrington, Reggie Hudlin, Julian Nemirovsky, and Alexandre Zyngier;

•        “IPO” are to Slam’s initial public offering consummated on February 25, 2021;

•        “JOBS Act” are to the Jumpstart Our Business Startups Act of 2012, as amended;

•        “Lock-Up Agreement” are to the Lock-Up Agreement to be entered into at closing, the form of which is attached to the Business Combination Agreement, by and among Topco, the Slam Insiders, and the other signatories thereto, pursuant to which, among other things, certain Topco Common Stock, held by such shareholders will be locked-up and subject to certain transfer restrictions, subject to certain exceptions;

•        “Lock-up Shares” are to shares of Topco Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Topco Common Stock (including any Topco Warrants) held by the Sponsor and other signatories to the Lock-Up Agreement immediately following the Closing (other than shares of Topco Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Topco Common Stock acquired pursuant to open market purchases subsequent to the Closing or the Backstop Agreement);

•        “Lynk” are to Lynk Global, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•        “Lynk Earnout Shares” are to 900,000 Topco Shares held in the aggregate by Lynk Equityholders;

•        “Lynk Equityholders” are to holders of Lynk Common Stock and Lynk Warrants;

•        “Lynk Founders” are to Lynk’s Chief Executive Officer, Charles Miller, Chief Operating Officer, Margo Deckard, and Chief Technical Officer, Tyghe Speidel;

•        “Lynk Permitted Financings” are to any financings of Lynk that (individually or collectively) result in aggregate new cash investments in the Company equal to or less than $75,000,000, subject to certain exclusions as set forth in the Business Combination Agreement;

•        “Lynk Permitted Financings Amount” are to the amount received from any Lynk Permitted Financings which is equal to or less than $75,000,000;

•        “Lynk Warrants” are to the outstanding warrants of Lynk;

•        “Maximum Redemptions” are to the maximum number of Class A Ordinary Shares that may be redeemed in connection with the proposed Business Combination, while still satisfying the Minimum Cash Condition;

•        “Memorandum and Articles of Association” are to the amended and restated memorandum and articles of association of Slam adopted by special resolution, dated February 22, 2021, as thereafter amended on February 21, 2023 and December 27, 2023, and as may hereafter be amended or restated;

•        “Merger Effective Time” are to the consummation of the First Effective Time and the Second Effective Time;

•        “Merger Sub 1” are to Lynk Merger Sub 1, LLC, a Delaware limited liability company;

•        “Merger Sub 2” are to Lynk Merger Sub 2, LLC, a Delaware limited liability company;

•        “Merger Sub 2 Conversion” are to the conversion, on the Closing Date, following the consummation of the First Merger of Merger Sub 2 into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware;

•        “Merger Subs” are to Merger Sub 1 and Merger Sub 2;

•        “Minimum Cash Condition” are to the sum of the Private Placement Net Financing Amount and the Trust Amount (including the Backstop Amount, if any) which shall be not less than the sum of (a) $110,000,000 minus (b) the aggregate amount of any Lynk Permitted Financings at Closing;

•        “MNOs” are to mobile network operators;

•        “Morrow Sodali” are to Morrow Sodali LLC, as proxy solicitor;

•        “Nasdaq” are to the Nasdaq Stock Market LLC;

•        “Nasdaq Capital Market” are to the Nasdaq Capital Market;

•        “New Slam” are to Slam following the Domestication;

•        “New Slam Bylaws” are to the bylaws of New Slam, as of and following the Domestication, substantially in the form attached hereto as Annex E;

•        “New Slam Certificate of Incorporation” are to the certificate of incorporation of New Slam, as of and following the Domestication, substantially in the form attached hereto as Annex D;

•        “New Slam Common Stock” are to the Class A common stock of New Slam, par value $0.0001 per share;

•        “New Slam Organizational Documents” are to the New Slam Certificate of Incorporation and New Slam Bylaws;

•        “New Slam Warrants” are to the warrants of Slam following the Domestication, in the event that Slam’s warrants are not converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication;

•        “No Redemptions” are to the event that no Class A Ordinary Shares of Slam are redeemed in connection with the proposed Business Combination;

•        “NYSE” are to the New York Stock Exchange;

•        “Ordinary Shares” are to Slam’s Class A Ordinary Shares and Class B Ordinary Shares;

•        “PIPE Financing” are to a transaction pursuant to which the PIPE Investors will collectively commit to subscribe for an aggregate of 11,000,000 shares of Topco Common Stock for an aggregate purchase price of $110,000,000 pursuant to Subscription Agreements to be entered into and to be consummated in connection with Closing;

•        “PIPE Investors” are to those potential investors that may sign Subscription Agreements;

•        “Pre-Closing Financing” is to an assumed capital raise of approximately $32.5 million through the issuance of preferred stock of Lynk prior to Closing;

•        “Private Placement” are to the private placement by Slam of 11,333,333 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO;

•        “Private Placement Net Financing Amount” are to the aggregate purchase price set forth in the Subscription Agreements, less the amount of (i) any unpaid Slam liabilities, (ii) any unpaid Slam expenses and (iii) any unpaid Lynk expenses;

•        “Pro Forma” are to giving pro forma effect to the Business Combination, including the First and Second Merger, the Pre-Closing Financing and the PIPE Financing;

•        “Proposed Bylaws” are to the proposed bylaws of Topco to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•        “Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Topco to be effective upon the Domestication attached to this proxy statement/prospectus as Annex B;

•        “Proposed Topco Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•        “Proxy statement/prospectus” are to the proxy statement of Slam and prospectuses of Slam and Topco forming a part of this registration statement;

•        “Public Shares” are to the currently outstanding 9,077,959 Class A Ordinary Shares of Slam, whether acquired in Slam’s IPO or acquired in the secondary market;

•        “Qualified Series B Financing” are to the issuance of preferred stock of Lynk in return for an aggregate new cash investment in Lynk equal to or greater than $32,500,000, which amount must include the Required Funding Amount and which amount will exclude the exchange or conversion of any SAFEs or convertible notes of Lynk that are outstanding as of the date of this Agreement other than any SAFEs of the Company issued from and after December 1, 2023;

•        “Record Date” are to [•], 2024;

•        “Redemption” are to each redemption of Public Shares for cash pursuant to the Existing Organizational Documents;

•        “Redemption Right” are to the right of each Public Shareholder (as determined in accordance with the Existing Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s Class A Ordinary Shares at the redemption price in connection with the General Meeting;

•        “Required Shareholder Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, collectively;

•        “RSM” are to RSM US LLP, Lynk’s independent registered public accounting firm;

•        “Rule 144” are to Rule 144 under the Securities Act;

•        “Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002, as amended;

•        “SAFE” are to any simple agreement for future equity entered into between Lynk and any other Person;

•        “SEC” are to the U.S. Securities and Exchange Commission;

•        “Second Effective Time” are to the time that the Second Merger becomes effective;

•        “Second Extension Meeting” are to the extraordinary general meeting of Slam held on December 22, 2023 to approve an amendment to its Memorandum and Articles of Association to extend the date by which Slam had to consummate an initial business combination from December 25, 2023 to January 25, 2024 and provided that Slam may elect to extend the Termination Date on a monthly basis up to eleven times (or to up to December 25, 2024) if such additional monthly extensions are approved thereafter by the Slam Board;

•        “Second Merger” are to the merger of Merger Sub 2 with and into Lynk, after the Merger Sub 2 Conversion, with Lynk surviving as a wholly-owned subsidiary of Topco;

•        “Securities Act” are to the Securities Act of 1933, as amended;

•        “Shareholder Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, Employee Stock Purchase Plan and the Adjournment Proposal, collectively;

•        “Slam” are to Slam Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

x

•        “Slam Board” are to Slam’s board of directors;

•        “Slam Initial Shareholders” are to the Sponsor and Kelly Laferriere, Reggie Hudlin, Desiree Gruber, Marc Lore and Barbara Byrne;

•        “Slam Insiders” are to the Sponsor, Antara, A-Rod, Slam’s current directors and officers and any other holders of Slam Class B Ordinary Shares;

•        “Slam Share Redemption Amount” are to the aggregate amount payable with respect to all redemptions;

•        “Slam Private Placement Warrants” are to the 11,333,333 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to our Sponsor simultaneously with the closing of the IPO in a private placement at a price of $1.50 per warrant. Each Slam Private Placement Warrant is exercisable for one Class A Ordinary Share of Slam at a price of $11.50;

•        “Slam Public Shareholders” are to holders of Public Shares, whether acquired in the IPO or acquired in the secondary market;

•        “Slam Public Warrants” are to each warrant to purchase one Slam Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, that is publicly traded on the Nasdaq Capital Market;

•        “Slam Units” are to the units issued at the time of the IPO, with each unit consisting of one Class A Ordinary Share and one-fourth of one redeemable warrant to acquire one Class A Ordinary Share, at an offering price per Slam Unit of $10.00;

•        “Slam Warrants” are to the Slam Public Warrants and the Slam Private Placement Warrants;

•        “Sponsor” are to Slam Sponsor, LLC, a Cayman Islands limited liability company;

•        “Sponsor Earnout Shares” are to 1,500,000 Topco Shares held in the aggregate by the Sponsor and the Other Class B Shareholders, on a pro rata basis per holder;

•        “Sponsor Earnout Shares Vesting Trigger” are to the fact that the Earnout Shares shall become subject to vesting, and shall vest if, and only if, during the Earnout Period the VWAP of the Topco Common Stock over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $12.00;

•        “Sponsor Group” are to the Sponsor and its affiliates;

•        “Sponsor Promissory Notes” are to (i) the Promissory Note dated April 5, 2022, between Slam and the Sponsor, as amended from time to time; (ii) the Promissory Note dated August 31, 2022, between Slam and the Sponsor, as amended from time to time; (iii) the Promissory Note dated August 18, 2023, between Slam and the Sponsor, as amended from time to time; (iv) the Promissory Note dated December 28, 2022, between Slam and the Sponsor, as amended from time to time; (v) the Promissory Note dated December 28, 2022, between Slam and the Sponsor, as amended from time to time; (vi) the Promissory Note dated February 21, 2023, between Slam and the Sponsor, as amended from time to time; (vii) the Promissory Note dated May 31, 2022, between Slam and the Sponsor, as amended from time to time; (viii) the Promissory Note dated May 26, 2023, between Slam and the Sponsor, as amended from time to time; and (x) the Promissory Note dated November 30, 2021, between Slam and the Sponsor, as amended from time to time;

•        “Subscription Agreements” are to the subscription agreements, to be entered into by Slam and each of the PIPE Investors in connection with the PIPE Financing;

•        “Termination Date” are to February 25, 2024, provided that Slam may elect to extend the Termination Date on a monthly basis up to eleven times (or to up to December 25, 2024);

•        “Topco” are to Lynk Global, Holdings Inc., a Delaware corporation;

•        “Topco 2024 Equity Incentive Award Plan” are to the Topco 2024 Equity Incentive Award Plan;

•        “Topco Board” are to the board of directors of Topco;

•        “Topco Common Stock” are to Topco Series A Common Stock and Topco Series B Common Stock;

•        “Topco Converted Common Stock” are to the shares of Topco Converted Common Stock issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes;

•        “Topco Converted Common Stock Vesting Trigger” are to the fact that the Earnout Shares and Topco Converted Common Stock shall become subject to vesting, and shall vest if, and only if, during the Earnout Period the VWAP of the Topco Common Stock over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00;

•        “Topco Registration Rights Agreement” are to the agreement, substantially in the form attached to this proxy statement/prospectus as Annex H, to be entered into upon the consummation of the Business Combination, among Topco, the Sponsor, Antara, A-Rod, and the several parties thereto, pursuant to which the Holders will be entitled to certain piggyback registration rights and customary demand registration rights;

•        “Topco Series A Common Stock” are to the Series A Common Stock, par value $0.00001 per share, of Topco;

•        “Topco Series B Common Stock” are to the Series B Common Stock, par value $0.00001 per share, of Topco;

•        “Topco Securities” are to Topco Common Stock and Topco Warrants;

•        “Topco Warrants” are to the warrants of Topco;

•        “Transfer Agent” are to Continental Stock Transfer & Trust Company;

•        “Transaction Support Agreements” are to the Company Support Agreement entered into by and among Slam Corp. and Lynk Global, Inc. and the undersigned individuals therein and the Sponsor Letter Agreement entered into between Slam Sponsor, LLC, Lynk Global, Inc. and the undersigned individuals therein;

•        “Treasury Regulations” are to the Code, its legislative history, and final, temporary and proposed treasury regulations promulgated thereunder as then amended;

•        “Trust Account” are to the trust account established at the consummation of Slam’s IPO that holds the proceeds of the initial public offering and is maintained by Continental Stock Transfer & Trust Company, acting as trustee;

•        “Trust Amount” are to the aggregate cash proceeds available for release to Slam from the Trust Account in connection with the Business Combination (after, for the avoidance of doubt, reduction for the aggregate amount of payments required to be made in connection with all of the redemptions by Slam public shareholders);

•        “VWAP” are to, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Topco;

•        “Warrant Agent” are to Continental Stock Transfer & Trust Company;

•        “Warrant Agreement” are to the Warrant Agreement dated as of February 25, 2021, between Slam and Continental Stock Transfer & Trust Company, as warrant agent;

•        “Warrant Amendment” are to the amendment to the Warrant Agreement to convert the issued and outstanding Slam Warrants automatically into 0.25 newly issued Slam Class A Shares;

•        “Warrant Amendment Proposal” are to the proposal that the holders of Slam Public Warrants amend the terms of the Warrant Agreement;

•        “Warrant Conversion” are to conversion of each issued and outstanding Slam Warrant, immediately prior to or in connection with the Domestication, into 0.25 newly issued Class A Ordinary Shares;

•        “Warrant Holder Proposals” are to the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal;

•        “Warrant Holders Adjournment Proposal” are to the shareholder proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal;

•        “Warrant Holders Meeting” are to the special meeting of public warrant holders of Slam to be held at [•], Eastern Time, on [•], 2024, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•        “WithumSmith+Brown” are to WithumSmith+Brown, PC, Slam’s independent registered public accounting firm; and

•        “Working Capital Loans” are to the certain loans that may be made by the Sponsor or an affiliate of the Sponsor, or certain of Slam’s officers and directors in connection with the financing of a business combination.

Unless otherwise specified, the voting and economic interests of Slam shareholders set forth in this proxy statement/prospectus assume that (i) no Slam Public Shareholders elect to have their Public Shares redeemed and (ii) there are no other issuances of equity interests of Slam.

TRADEMARKS, TRADE NAMES AND OTHER SERVICE MARKS

Lynk, Topco, Slam and their respective subsidiaries and affiliates own or have rights to logos, trademarks, trade names and service marks that they use in connection with the operation of their respective businesses. Solely for convenience, some of the logos, trademarks, trade names and service marks, referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these logos, trademarks, trade names and service marks. This proxy statement/prospectus contains additional logos, trademarks, trade names and service marks of other entities. All logos, trademarks, trade names and service marks appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ logos, trademarks, trade names, service marks, or copyrights to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

The industry and market data relating to Lynk’s business included in this proxy statement/prospectus is based on publications, research, surveys and studies conducted by independent third parties not affiliated to Lynk, and in some case, on Lynk’s internal estimates and research. Industry publications, studies and surveys generally state that they were prepared based on sources believed to be reliable, although there is no guarantee of accuracy. While Lynk believes that each of these studies and publications is reliable, Lynk has not independently verified the market and industry data provided by third-party sources. In addition, while Lynk believes its internal research is reliable, such research has not been verified by any independent source. Lynk notes that assumptions underlying industry and market data are subject to risks and uncertainties, including those discussed under the sections “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” of this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide the respective current expectations or forecasts of future events of Topco, Lynk and Slam. Forward-looking statements include statements about Topco’s, Lynk’s and Slam’s respective expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding Lynk’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Lynk Global, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Slam’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Business of Slam and Certain Information About Slam” and “Business of Lynk and Certain Information About Lynk.” The risks and uncertainties include, but are not limited to:

•        Lynk’s history of losses and expectation to incur significant expenses and continuing losses for the foreseeable future;

•        Lynk’s ability to execute its business model, including market acceptance of its planned direct-to-unmodified-standard-phone connectivity service (“Sat2Phone Service”);

•        risks related to Lynk’s limited operating history, the rollout of its business and the timing of expected business milestones, including Lynk’s ability to scale the internal manufacturing of satellites of sufficient quality on schedule and on a large scale;

•        the risk that the Business Combination, increased costs or management’s attention to corporate governance related to being a public company disrupts current plans and operations of Lynk;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•        Lynk’s financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder proving inaccurate;

•        risks related to Lynk’s ability to continue as a going concern;

•        risks related to material weaknesses in internal control over financial reporting;

•        changes in Lynk’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        Lynk’s future capital requirements, expenses and capital expenditures being greater than expected;

•        Lynk’s ability to obtain funding in order to execute on current business plans may be available on unfavorable terms or not at all;

•        risks related to challenges Lynk faces as a pioneer in the highly-competitive and rapidly-evolving satellite communications industry;

•        risks related to MNOs being unwilling to participate in Lynk’s go-to-market business model;

•        risks related to potential delays in the design, manufacture, financing, regulatory approval, launch and delivery of Lynk’s satellites;

•        Lynk’s ability to obtain necessary regulatory approvals;

•        risks related to Lynk’s supply chain and service providers, including Lynk’s dependency on its existing suppliers and service providers and Lynk’s ability to source suppliers and service providers, in each case many of which are single-sourced or limited-source suppliers or service providers, for its launches and critical components such as microchips;

•        risks related to domestic and international political and macroeconomic uncertainty, including the Russia-Ukraine conflict and the Israel-Hamas war;

•        Lynk’s ability to attract and retain key personnel and to hire new employees to expand production capacity;

•        Lynk’s business, expansion plans and opportunities, including its ability to scale its operations and manage its future growth effectively;

•        Lynk’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        potential harm caused by misappropriation of Lynk’s data and compromises in cybersecurity;

•        changes in laws, regulatory requirements and governmental incentives;

•        the impact of health epidemics, including the COVID-19 pandemic, on Lynk’s business, the other risks it faces and the actions it may take in response thereto;

•        litigation, regulatory proceedings, complaints, product liability claims and/or adverse publicity;

•        the amount of redemption requests made by Slam’s Public Shareholders;

•        the ability of Slam or Topco to issue equity, if any, in connection with the Business Combination or to otherwise obtain financing in the future;

•        other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Topco, Lynk and Slam undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Topco and Slam describe in the reports they will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “Topco believes,” “Lynk believes” or “Slam believes” and similar statements reflect Topco’s, Lynk’s and Slam’s respective beliefs and opinions on the relevant subject. These statements are based on information available to them as of the date of this proxy statement/prospectus, and while Topco, Lynk and Slam respectively believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Topco’s, Lynk’s and Slam’s statements should not be read to indicate that they have respectively conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although Topco, Lynk and Slam respectively believe the expectations reflected in the forward-looking statements were reasonable at the time made, they cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Topco, Lynk nor Slam nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by Topco, Lynk, Slam or persons acting on their behalf.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Slam and Lynk, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Extraordinary General Meeting and Warrant Holders Meeting (as described below). Please see the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Slam Corp.

Slam is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. Slam was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Slam was established by baseball legend, investor and Chairman and Chief Executive Officer of A-Rod Corp., Alex Rodriguez, and Founder, Managing Partner and Chief Investment Officer of Antara Capital LP, Himanshu Gulati. Slam was formed to pursue investment opportunities with companies that have large and growing addressable markets, significant revenue growth, defensible business models and superior market share.

Lynk Global Holdings, Inc.

Topco is a Delaware corporation that was formed on January 16, 2024. The registered address of Topco is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

Lynk Global, Inc.

Lynk is working to connect everyone, everywhere by building, launching, and operating a constellation of ‘cell-tower-in-space’ satellites in low Earth orbit (LEO) that provide direct-to-unmodified-standard-phone connectivity with continuous global coverage. Lynk is a patented, proven, and commercially-licensed Sat2Phone system.

Lynk Merger Sub 1, LLC

Merger Sub 1 is a Delaware corporation and a wholly owned subsidiary of Topco that was formed for the sole purpose of effecting the Business Combination. The registered address of Merger Sub 1 is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

Lynk Merger Sub 2, LLC

Merger Sub 2 is a Delaware corporation and a wholly owned subsidiary of Topco that was formed for the sole purpose of effecting the Business Combination. The registered address of Merger Sub 2 is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

The Business Combination Agreement

On February 5, 2024, Slam, Lynk, the Sponsor, Topco, Merger Sub 1 and Merger Sub 2 (collectively, the “Parties” and each a “Party”) entered into a business combination agreement which is structured as a domestication followed by two mergers, which provides for, among other things, the following transactions in connection with the Closing, prior to or on the Closing Date:

•        One Business Day prior to the Closing Date and after the consummation of any applicable shareholder redemptions, Slam will deregister as an exempted company in the Cayman Islands and transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) under the DGCL and the Cayman Islands Companies Act. In connection with the Domestication, each Slam Class A Ordinary Share and each Slam Class B Ordinary

Share that is issued and outstanding immediately prior to the Domestication shall become one New Slam Share, and subject to the consummation of the Warrant Conversion, each Slam Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New Slam Warrant.

•        Following the Domestication, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company of the First Merger will be a wholly owned subsidiary of Topco, and as a result of the First Merger, each share New Slam Share that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one share of Topco Common Stock and, subject to the consummation of the Warrant Conversion, each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Warrant.

•        If the holders of the Slam Public Warrants approve the Warrant Conversion, then each Slam Public Warrant and each Private Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, without any action on the part of Slam, Lynk or the holder of any such Slam Warrant, shall be converted into 0.25 newly issued Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication. If the holders of the Slam Public Warrants do not approve the Warrant Conversion, then each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New Slam, Lynk or the holder of any such New Slam Warrant, shall be converted into one Topco Warrant at the First Effective Time.

•        Following the consummation of the First Merger, on the Closing Date, (i) Merger Sub 2 will convert into a corporation under the DGCL (the “Merger Sub 2 Conversion”) and (ii) following the Merger Sub 2 Conversion, Merger Sub 2 will merge with and into Lynk (the “Second Merger”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned subsidiary of Topco, subject to, among other things, the approval of the shareholders of Slam and Lynk, and as a result of the Second Merger, each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration (as defined in the Business Combination Agreement); provided, that the shares of Lynk Common Stock held by each of Lynk’s Chief Executive Officer, Chief Operating Officer and Chief Technical Officer (the “Lynk Founders”) immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into shares of Series B common stock of Topco, par value $0.00001, (the “Topco Series B Common Stock”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement in the amounts set forth on an allocation schedule to be delivered by Lynk to Slam prior to the Closing.

Dual-Class Structure

Following the completion of the transactions contemplated by the Business Combination Agreement, the issued and outstanding share capital of Topco will consist of shares of Series A common stock, par value $0.00001, (the “Topco Series A Common Stock”) and Topco Series B Common Stock. Immediately following the Second Effective Time, the Lynk Founders will beneficially own all of the issued and outstanding shares of Topco Series B Common Stock. Holders of Topco Series A Common Stock and Topco Series B Common Stock shall have the same rights except for voting and conversion rights. Each share of Topco Series A Common Stock is entitled to one (1) vote, and each share of Topco Series B Common Stock is entitled to ten (10) votes. At the option of the holder of the shares of Topco Series B Common Stock, each share of Topco Series B Common Stock is convertible into one share of Topco Series A Common Stock at any time. Shares of Topco Series A Common Stock are not convertible into shares of Topco Series B Common Stock under any circumstances.

Consideration to Lynk Equityholders in the Business Combination

Under the terms of the Business Combination Agreement, the aggregate consideration to be paid to Lynk shareholders in connection with the Business Combination is that number of Topco Common Stock equal to (a) the sum of (i) the amount by which the aggregate gross proceeds of the capital raised by the Lynk Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000 plus (ii) $800,000,000 plus (iii) the aggregate exercise price that would be paid to Lynk in respect of all unexercised Vested Company Options and Lynk Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Company Options and Lynk Warrants were so exercised in full immediately prior to the Second Effective Time divided by (b) $10.00.

Certain Agreements Related to the Business Combination

In connection with the Business Combination, certain related agreements have been, or will be entered into, on or prior to the closing of the Business Combination, including the Topco Registration Rights Agreement (included herein as Annex H), the Backstop Agreement (included herein as Annex L), the Backstop Agreement Side Letter (included herein as Annex M), the Lock-Up Agreement (included herein as Annex P), the Sponsor Letter Agreement (included herein as Annex N) and the Company Support Agreement(included herein as Annex O). See the section titled “The Business Combination Agreement — Certain Agreements Related to the Business Combination” of this proxy statement/prospectus for additional information.

The Proposals to be Submitted at the Extraordinary General Meeting and Special Meeting

The following is a summary of the Shareholder Proposals to be submitted to the Slam shareholders at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Required Shareholder Proposals are approved at the General Meeting.

Shareholder Proposals

Shareholder Proposal No. 1: The Business Combination Proposal

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to approve and adopt the Business Combination Agreement and approve the Business Combination. Slam shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “Shareholder Proposal No. 1: The Business Combination Agreement Proposal” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. Slam shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

The aggregate consideration to be paid in the Business Combination is derived from that number of Topco Common Stock equal to (a) the sum of (i) the amount by which the aggregate gross proceeds of the capital raised by the Lynk Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000 plus (ii) $800,000,000 plus (iii) the aggregate exercise price that would be paid to Lynk in respect of all unexercised Vested Company Options and Lynk Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Company Options and Lynk Warrants were so exercised in full immediately prior to the Second Effective Time divided by (b) $10.00. For further details, see “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.”

Shareholder Proposal No. 2: The Domestication Proposal

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. The Domestication Proposal, if approved, will approve a change of Slam’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Slam is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the effectiveness of the Domestication it will be governed by the DGCL. Topco is currently governed by the DGCL and, following the consummation of the Business Combination, will continue to be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate

Governance and Shareholder Rights.” The New Slam Organizational Documents differ in certain material respects from the Existing Organizational Documents, and we encourage shareholders to carefully consult the information set out in the Existing Organizational Documents, in Exhibits 3.5, 3.6 and 3.7 to this proxy statement/prospectus and the Proposed Topco Organizational Documents, attached hereto as Annex B and Annex C. Please read the section titled “Shareholder Proposal No. 2: The Domestication Proposal” for further details.

Shareholder Proposal No. 3: The Equity Plan Proposal

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to consider and vote upon the Equity Incentive Plan Proposal. The Slam Board intends to adopt and Slam shareholders are being asked to consider and vote upon, a proposal to approve and adopt by ordinary resolution the Topco 2024 Stock Option and Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F. The Equity Incentive Plan was adopted by the Slam Board prior to the Closing, subject to shareholder approval, and will become effective upon the date immediately prior to the Closing Date. The Equity Incentive Plan allows Topco to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Slam Board anticipates that providing such persons with a direct stake in Topco will assure a closer alignment of the interests of such individuals with those of Topco and its stockholders, thereby stimulating their efforts on Topco’s behalf and strengthening their desire to remain with Topco. Please read the section titled “Shareholder Proposal No. 3: Equity Incentive Plan Proposal” for further details.

Shareholder Proposal No. 4: The Employee Stock Purchase Plan Proposal

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to consider and vote upon the Employee Stock Purchase Plan Proposal, a copy of which is attached to this proxy statement/prospectus as Annex G. The Slam Board intends to adopt and Slam shareholders are being asked to consider and vote upon, the Topco 2024 Employee Stock Purchase Plan (the “ESPP”), which will become effective upon the date immediately prior to the Closing Date (the “ESPP Effective Date”). We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire shares of Topco Series A Common Stock and will enable us to attract, retain and motivate valued employees. Please read the section titled “Shareholder Proposal No. 4: Employee Stock Purchase Plan Proposal” for further details.

Shareholder Proposal No. 5: The Adjournment Proposal

As discussed in this proxy statement/prospectus, Slam is proposing the Adjournment Proposal to allow the Slam Board to adjourn the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus; (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants, if applicable, would not be approved for listing on the Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing; or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals. Please see the section titled “Shareholder Proposal No. 5: The Adjournment Proposal” for further details.

Slam reserves the right at any time to cancel the General Meeting (by means of adjourning the Shareholder Meeting sine die) and not to submit to its shareholders any of the proposals. In the event the General Meeting is cancelled, Slam will liquidate and dissolve in accordance with its Memorandum and Articles of Association.

Each of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is interdependent upon the other and each must be approved in order for Slam to complete the Business Combination contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Warrant Holder Proposals

Warrant Holder Proposal No. 1: Warrant Amendment Proposal

As discussed in this proxy statement/prospectus, holders of Slam Public Warrants are being asked to approve and consent to an amendment to the terms of the Warrant Agreement. The proposed Warrant Amendment intends to provide that immediately prior to or in connection with the Domestication, each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A Ordinary Shares. Assuming the registered holders of a majority of Slam Public Warrants vote in favor of the amended warrant terms, the Warrant Amendment will be effected by Slam’s execution and delivery of an Amended and Restated Warrant Agreement in the form attached as Annex I, which will be executed by Slam as soon as the required vote has been obtained and immediately prior to or in connection with the Domestication. Please see the section titled “Warrant Holder Proposal No. 1: Warrant Amendment Proposal” for further details.

Warrant Holder Proposal No. 2: Warrant Holders’ Meeting Adjournment Proposal

As discussed in this proxy statement/prospectus, Slam is proposing the Warrant Holders’ Meeting Adjournment Proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. In no event will Slam solicit proxies to adjourn the Warrant Holders Meeting or complete the business combination beyond the date by which it may properly do so. Please see the section titled “Warrant Holder Proposal No. 2: Warrant Holders’ Meeting Adjournment Proposal” for further details.

The Slam Board’s Reasons for the Approval of the Business Combination

In evaluating the Business Combination, the Slam Board consulted with its management, advisors and legal counsel as well as financial and other consultants, and considered and evaluated several factors. In particular, the Slam Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Agreement and transactions contemplated thereby:

•        Due Diligence.    The Slam Board reviewed and discussed in detail the results of the due diligence examination of Lynk conducted by Slam’s management team and Slam’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Lynk regarding Lynk’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts, Lynk’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence;

•        Vertical Integration Strategy in Expanding Growth Industry.    Lynk is working to connect everyone, everywhere by building, launching, and operating a constellation of ‘cell-tower-in-space’ satellites in LEO that have Sat2Phone connections with continuous global coverage. Lynk’s vertical integration strategy in its industry demonstrated several benefits including lower overall costs, faster manufacturing, easier ability to integrate changes and improvements to the spacecraft design, and reduced supply chain risks (dependency on outside suppliers).

•        Targeted Product Offering.    Lynk has a patented and proven satellite-direct-to-unmodified-standard-phone system, with a commercial authorization that delivers service through MNO partners. Lynk’s proven two-way SMS messaging and emergency alerts on all seven continents, and has received regulatory approval in at least 30 countries, and have independently demonstrated two-way real-time voice calls with multiple MNOs and government agencies. Lynk is also currently providing a beta service in at least seven countries. Lynk’s MNO partners will offer the Sat2Phone Service to their subscribers either as a premium service, or as part of their existing plans. Lynk believes the Sat2Phone Service will be highly attractive to MNOs as it will enable them to improve their service offering without any incremental capital investments by the MNO.

•        Anchored Technology.    Lynk’s ability to react to technological development changes in the Sat2Phone Service industry is an important factor in Lynk’s ability to execute its business plan. Lynk conducts a majority of its engineering development activities by utilizing its engineering team of space scientists and consultants to work with Lynk on various aspects of its satellite system development efforts. While Lynk designs, assembles and tests the full satellite, Lynk also utilizes third-party technology partners to assist in the development of many subsystems and parts of the satellite technology, including unique satellite mechanical and electronic subsystems. The Slam Board believes Lynk’s intellectual property portfolio provides a competitive advantage in this industry.

•        Favorable Technology and Trends.    The Slam Board believes that the satellite industry is at a narrow window of time where decreasing launch costs and increasing demand for always-on global connectivity create an opportunity to launch numerous competitive low-earth orbit constellations with different go-to-market strategies and customer bases.

•        Easy Commercial Integration.    As compared to some competitors, Lynk does not require any changes to the MNOs core network. Lynk provides this service through a simple roaming model, which requires no change to an MNO’s core network, significantly reducing engineering, operational, and contracting friction with prospective MNO customers. This is one reason that Lynk has already integrated its space network with the networks of eight MNOs and is already operational in at least seven countries in the world.

•        Capital-Light Satellite Business.    Because it uses MNO partner spectrum marketed through existing MNO customer relationships and billing systems, Lynk has fewer capital and operating expenditure requirements than its competitors. As compared to some companies, Lynk has intentionally started its Sat2Phone Service with smaller satellites, which lowers the cost and risk to its systems. The bill of materials for Lynk’s current Gen1 satellites is approximately $300,000. By leveraging small satellite technology, Lynk anticipates that it can build a LEO constellation that can provide global seamless coverage for messaging for about $200 million or even less. Meanwhile, certain competitors need to spend billions of dollars to get to a global commercial service.

•        Business Success Largely Dependent on Execution and Capital.    Many pre-revenue de-SPAC targets rely on advanced technologies that have not yet been tested out or are implausible / uneconomic at scale. In contrast, Lynk’s technology exists, works, is legally protected and has demonstrably functioned in the real world. Advancing Lynk’s capabilities from intermittent texting to real time texting to voice to broadband is a matter of adding new satellites. Initial satellites are expected to address niche use cases, but moderate technology advancements are expected to enable wide commercial feasibility;

•        Shareholder Liquidity.    The Slam Board believes that the obligation in the Business Combination Agreement to have Topco Shares issued as the Adjusted Transaction Share Consideration listed on a major U.S. stock exchange has the potential to offer Public Shareholders (other than Public Shareholders that properly tendered or delivered their Public Shares for redemption) enhanced liquidity as a result of increased trading volume;

•        Financial Condition.    The Slam Board also considered factors such as Lynk’s historical financial results, outlook, financial plan, debt structure and unit economics as well as mergers and acquisitions activity for companies in the satellite industry. In considering these factors, the Slam Board reviewed Lynk’s growing customer pipeline and its current prospects for growth if Lynk achieves its business plan and various historical and current balance sheet items of Lynk. In reviewing these factors, the Slam Board noted that Lynk will be well positioned to gain market share and expand its service and sales capabilities while continuing to improve its margins;

•        Experienced Management.    Lynk has a strong management team with significant operating experience. Charles Miller, Lynk’s Co-Founder and Chief Executive Officer, has over 30 years of leadership with breakthroughs in commercial space and previously served as Senior Advisor for Commercial Space for NASA. Margo Deckard, Lynk’s Co-Founder and Chief Operating Officer, has technology development and space policy experience and previously served as Senior Advisor and Director, Special Projects for NexGen Space, LLC. Tyghe Speidel, Lynk’s Co-Founder and Chief Technology Officer, previously served as the Principal Spacecraft Systems Engineer at NexGen, Inc. The senior management of Lynk intends to remain with Lynk in the capacity of officers and/or directors, and the Slam Board believes that the retention of such members of senior management will provide helpful continuity in advancing Lynk’s strategic and growth goals;

•        Lynk Stockholder Lock-Up.    Certain Lynk stockholders (including the Lynk Series B Preferred Holders) will agree to be subject to certain transfer restrictions in respect of their shares of Topco Common Stock subject to certain customary exceptions, which will provide important stability to the leadership and governance of Lynk. The Lynk Holders will agree to (a) a six-month lock-up on 30% of the shares of Topco Common Stock they hold following the consummation of the Business Combination and (b) a twelve-month lock-up on 70% of the shares of Topco Common Stock they hold following the consummation of the Business Combination. The Lynk Series B Preferred Holders will agree to (a) a six-month lock-up on 50% of the shares of Topco Common Stock they hold following the consummation of the Business Combination and (b) a twelve-month lock-up on 50% of the shares of Topco Common Stock they hold following the consummation of the Business Combination;

•        Sponsor Lock-Up.    The Sponsor Insiders will agree to be subject to certain transfer restrictions in respect of their shares of Topco Common Stock subject to certain customary exceptions. The Sponsor, A-Rod and Antara will agree to a six-month lock-up on all of the Topco Common Stock issued in exchange for Slam’s Private Placement Warrants in connection with the consummation of the Business Combination, assuming the approval of the Warrant Conversion by Slam’s Public Warrant holders. The Slam Insiders will agree to (a) a twelve-month lock-up on 50% of the shares of Topco Common Stock issued to the Slam Insiders in exchange for the Class B Ordinary Shares in connection with the consummation of the Business Combination and any shares of Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter and (b) an eighteen-month lock-up on 50% of the shares of Topco Common Stock issued to the Slam Insiders in exchange for the Class B Ordinary Shares in connection with the consummation of the Business Combination and any shares of Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter.

•        Financing.    The Investor agreed to provide the Backstop Commitment for the purchase of an aggregate of up to $25,000,000 of shares of Topco Common Stock, in accordance with and subject to the conditions of the Backstop Agreement. The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000;

•        PIPE Financing.    The parties expect to obtain commitments from the PIPE Investors to subscribe for an aggregate of 11,000,000 shares of Topco in a private placement in exchange for an aggregate of $110,000,000 to be consummated in connection with Closing.

•        Other Alternatives.    The Slam Board believes, after a thorough review of other business combination opportunities reasonably available to Slam, that the proposed Business Combination represents the best potential business combination for Slam and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets;

•        Negotiated Transaction.    The Slam Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Slam and Lynk to complete the Business Combination. The financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s length negotiations between Slam and Lynk; and

•        Fairness Opinion.    The Slam Board considered Houlihan’s fairness opinion, in which Houlihan opined that the consideration to be paid in the Business Combination is “fair” to unaffiliated shareholders of Slam from a financial perspective.

The Slam Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Business Plan and Projections May Not Be Achieved.    The risk that Lynk may not be able to execute on the business plan and realize the financial performance as set forth in the Lynk Projections, in each case, presented to Slam’s management team and the Slam Board;

•        Redemption Risk.    The potential that a significant number of Public Shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would potentially make the Business Combination more difficult to complete. However, even in the event that a significant number of Public Shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination;

•        Shareholder Vote.    The risk that Public Shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Closing Conditions.    The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. In particular, the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Slam’s control, including the receipt of certain required regulatory approvals and the satisfaction of the Minimum Cash Condition;

•        Litigation Related to the Business Combination.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing Lynk for the applicable disclosure and listing requirements to which Lynk will be subject as a publicly traded company in the United States;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Market Volatility.    The possibility that the market for the Public Shares experiences volatility and disruptions, causing deal disruption;

•        Liquidation of Slam.    The risks and costs to Slam if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Slam being unable to effect a business combination by the Termination Date;

•        Growth Initiatives May Not be Achieved.    The risk that Lynk’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•        Board and Independent Committees.    The risk that the board of directors of Topco and independent committees thereof do not possess adequate skill set within the context of Lynk operating as a public company;

•        Regulation.    The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination;

•        Interests of Certain Persons.    The Sponsor, Antara and Slam’s officers and directors may have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the Public Shareholders. See “Shareholder Proposal No. 1: The Business Combination Proposal —Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination”;

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination; and

•        Other Risks Factors.    Various other risk factors associated with the business of Lynk, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Slam Board concluded, in its business judgment, that the potential benefits that it expects Slam and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Slam Board determined that the Business Combination and the transactions contemplated by the Business Combination Agreement (including the Domestication and the Mergers) are fair and advisable to, and in the best interests of, Slam and its shareholders. The above discussion of the material factors considered by the Slam Board is not intended to be exhaustive but does set forth the principal factors considered by the Slam Board.

For more information about the Slam Board’s decision-making process concerning the Business Combination, please see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal—The Slam Board’s Reasons for Approval of the Business Combination.”

The Extraordinary General Meeting of Slam and Special Meeting of Warrant Holders of Slam

Date, Time and Place of the Extraordinary General Meeting

Slam’s General Meeting is to be held at [    ] a.m., Eastern Time, on [    ], 2024, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only shareholders who hold Ordinary Shares at the close of business on the record date will be entitled to notice of or vote at the General Meeting.

Date, Time and Place of the Warrant Holders Meeting

Slam’s Warrant Holders Meeting is to be held at [            ] a.m., Eastern Time, on [    ], 2024, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only shareholders who hold Slam Public Warrants at the close of business on the record date will be entitled to vote at the Warrant Holders Meeting.

Voting Power; Record Date for the Extraordinary General Meeting; Outstanding Shares; Shareholders Entitled to Vote

Slam Shareholders have a right to vote on certain matters affecting Slam. The proposals that will be presented at the General Meeting and upon which Slam Shareholders are being asked to vote are summarized above and fully set forth in this proxy statement. Slam Shareholders will be entitled to vote or direct votes to be cast at the General Meeting if they owned Ordinary Shares at the close of business on [•], 2024, which is the Record Date for the General Meeting. Shareholders are entitled to one vote for each Ordinary Share that they owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] issued and outstanding Ordinary Shares, of which [•] Class A Ordinary Shares are held by Public Shareholders and [•] Class B Ordinary Shares are held by the Class B Shareholders.

The Slam Insiders have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Transaction Support Agreements, and waive their redemption rights in connection with the closing of the Business Combination with respect to any Class A Ordinary Shares held by them. As of the date of this proxy statement/prospectus, the Class B Shareholders owned of record 14,375,000 Class B Ordinary Shares, representing approximately 61.3% of the issued and outstanding Ordinary Shares. As a result, no Public Shares are required to approve the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal and the approval of the Domestication Proposal would require the affirmative vote of 1,260,306 Public Shares, assuming all outstanding Ordinary Shares are present and voted at the General Meeting. The Slam Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price.

Voting Power; Record Date for the Warrant Holders Meeting; Outstanding Shares; Shareholders Entitled to Vote

Holders of Slam Public Warrants have a right to vote on certain matters affecting Slam. The proposals that will be presented at the Warrant Holders Meeting and upon which holders of Slam Public Warrants are being asked to vote are summarized above and fully set forth in this proxy statement. Holders of Slam Public Warrants will be entitled to vote or direct votes to be cast at the Warrant Holders Meeting if they owned Slam Public Warrants at the close of business on [•], 2024, which is the Record Date for the Warrant Holders Meeting. Holders of Slam Public Warrants are entitled to one vote for each Slam Public Warrant that they owned as of the close of business on the Record Date. If your Slam Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Slam Public Warrants you beneficially own are properly counted. On the Record Date, there were [•] Slam Public Warrants issued and outstanding.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

The presence (which would include presence at the virtual General Meeting), in person or by proxy, of shareholders holding a majority of the Ordinary Shares at the General Meeting constitutes a quorum at the General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. The Class B Shareholders, who own 61.3% of the issued and outstanding Ordinary Shares as of the Record Date, will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Class B Shareholders, no additional Ordinary Shares held by Public Shareholders would be required to be present at the General Meeting to achieve a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the General Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued Ordinary Shares who being present in person or by proxy and entitled to vote thereon, and who vote thereon, at the General Meeting.

Approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the Ordinary Shares who, being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting.

The Class B Shareholders intend to vote all of their Ordinary Shares in favor of the proposals being presented at the General Meeting. As of the date of this proxy statement, the Class B Shareholders own 61.3% of the issued and outstanding Ordinary Shares.

The following table reflects the number of additional Public Shares required to approve each proposal:

Number of Additional Public Shares Required To Approve Proposal
Proposal	Approval Standard	If Only Quorum is Present and All Present Shares Cast Votes	If All Shares Are Present and All Present Shares Cast Votes
Business Combination Proposal	Ordinary Resolution	—	—
Domestication Proposal	Special Resolution	—	1,260,306
Equity Incentive Plan Proposal	Ordinary Resolution	—	—
Employee Stock Purchase Plan Proposal	Ordinary Resolution	—	—
Adjournment Proposal	Ordinary Resolution	—	—

Quorum and Required Vote for Proposals for the Warrant Holders Meeting

The presence (which would include presence at the virtual Warrant Holders Meeting), in person or by proxy, of holders of Slam Public Warrants holding a majority of the Slam Public Warrants at the Warrant Holders Meeting constitutes a quorum at the Warrant Holders Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum.

The Warrant Amendment Proposal must be approved by 65% of the outstanding Slam Public Warrants (which represents at least 9,343,750 out of 14,375,000 outstanding Slam Public Warrants) and, solely with respect to the amendment to the terms of the Slam Private Placement Warrants or any provision of the Warrant Agreement with respect to the Slam Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Slam Private Placement Warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Slam Warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

As of the Record Date, there are [•] Slam Public Warrants issued and outstanding and [•] Slam Private Placement Warrants issued and outstanding. The Sponsor currently owns all of the Slam Private Placement Warrants and has agreed to approve the Warrant Amendment by written consent. The Sponsor does not own any Slam Public Warrants.

Recommendation of the Slam Board to Slam Shareholders and Slam Warrant Holders

Recommendation of the Slam Board to Slam Shareholders

The Slam Board believes that the Shareholder Proposals to be presented at the General Meeting are in the best interest of Slam and Slam’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented at the General Meeting.

In considering the recommendation of the Slam Board that shareholders vote in favor of approval of the Business Combination Proposal and other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the Slam Board and the executive officers of Slam have interests in such proposals and the Business Combination that are different from, or in addition to, those of Slam shareholders and holders of Slam Public Warrants generally. The Slam Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Slam’s shareholders and holders of Slam Public Warrants generally that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Slam’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Recommendation of the Slam Board to Slam Public Warrant Holders

The Slam Board believes that the Warrant Holder Proposals to be presented at the Warrant Holders Meeting are in the best interest of holders of Slam and Slam Public Warrants and unanimously recommends that the holders of Slam Public Warrants vote “FOR” the approval of the Warrant Amendment Proposal and “FOR” the approval of the Warrant Holders Adjournment Proposal, in each case, if presented at the Warrant Holders Meeting.

The Slam Board has unanimously approved each of the Shareholder Proposals. The Slam Board unanimously recommends that shareholders:

•        Vote “FOR” the Business Combination Proposal;

•        Vote “FOR” the Domestication Proposal;

•        Vote “FOR” the Equity Plan Proposal;

•        Vote “FOR” the Employee Stock Purchase Plan; and

•        Vote “FOR” the Adjournment Proposal.

The Slam Board has unanimously approved each of the Warrant Proposals. The Slam Board unanimously recommends that warrant holders:

•        Vote “FOR” the Warrant Amendment Proposal; and

•        Vote “FOR” the Warrant Holders’ Meeting Adjournment Proposal.

Redemption Rights

Pursuant to the Memorandum and Articles of Association, holders of Class A Ordinary Shares may seek to redeem all or a portion of their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal or any other Shareholder Proposal. As a holder of the Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:

1.      (i) (a) hold Class A Ordinary Shares;

2.      prior to 5:00 pm, Eastern Time on [•], 2024, (a) submit a written request to the Transfer Agent, in which you (i) request that Slam redeem all or a portion of your Slam Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and

3.      tender or deliver your Slam Class A Ordinary Shares (and share certificates (if any) and other redemption forms) to the Transfer Agent, physically or electronically through DTC.

Public Shareholders may seek to have their Class A Ordinary Shares redeemed by Slam, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Class A Ordinary Shares as of the record date or acquired them after the record date. Any Public Shareholder who holds Class A Ordinary Shares on or before [•], 2024 (two (2) business days before the General Meeting) will have the right to demand that his, her or their shares be redeemed for a pro rata portion of the funds deposited in the Trust Account less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $99,287,625 on February 9, 2024 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.94. A Public Shareholder who has properly tendered his, her or their Class A Ordinary Shares for redemption will be entitled to receive his, her or their pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled, and the tendered Class A Ordinary Shares will be returned to the relevant Public Shareholders as appropriate.

Public Shareholders who seek to redeem their Class A Ordinary Shares must complete the procedures for electing to redeem their Class A Ordinary Shares no later than 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Slam redeem such holder’s Class A Ordinary Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to the Slam Class A Ordinary Shares and (c) delivering their Slam Shares, either physically or electronically using DTC’s DWAC System, at the holder’s option, to the Transfer Agent prior to the General Meeting.

If a Public Shareholder holds the Class A Ordinary Shares in street name, such Public Shareholder will have to coordinate with his, her or its broker to have such Class A Ordinary Shares certificated or tendered/delivered electronically. Shares of Slam that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80, and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to Public Shareholders for the return of their shares.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares sold in the IPO, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Additionally, pursuant to the Sponsor Letter Agreement, the Sponsor and the Slam Insiders have, for no additional consideration, agreed to waive all of their redemption rights with respect to any Slam Shares owned by them, directly or indirectly. The Slam Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. The closing price of the Slam Class A Ordinary Shares on February 9, 2024 was $10.90. The cash held in the Trust Account as of February 9, 2024, was approximately $10.94 per Slam Class A Ordinary Share. Prior to exercising redemption rights, shareholders should verify the market price of Slam Class A Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Slam cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Shareholder who has properly tendered his, her or their Class A Ordinary Shares for redemption will be entitled to receive his, her or their pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed.

For more information, see the section titled “The Extraordinary General Meeting of Slam and Special Meeting of Warrant Holders of Slam — Redemption Rights.”

Appraisal Rights and Dissenters’ Rights

Slam’s shareholders have no appraisal rights in connection with the Business Combination, the Domestication, or the First Merger under the Cayman Islands Companies Act or under the DGCL.

Fairness Opinion of Houlihan

Slam retained Houlihan to evaluate the fairness, from a financial point of view, to Slam Public Shareholders of the consideration to be paid to such holders in the Business Combination. Houlihan’s Fairness Opinion, which is included as Annex K to this proxy statement/prospectus, was provided for the use and benefit of the Slam Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan provided its consent to the inclusion of the text of its Fairness Opinion as part of this proxy statement/prospectus).

Material Tax Consequences

For a detailed discussion of material U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Slam will be treated as the “acquired” company and Lynk as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Topco will represent a continuation of the financial statements of Lynk with the Business Combination treated as the equivalent of Lynk issuing shares for the net assets of Slam, accompanied by a recapitalization. The net assets of Slam will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Lynk in future reports of Topco.

Organizational Structure

Existing Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Slam and Lynk, respectively.

Slam Pre-Business Combination

Sponsor
(Cayman)
Public
14,375,000
Class B Ordinary
Shares (61%)
11,333,333
Private Warrants
9,077,959
Class A Ordinary
Shares (39%)
14,375,000
Public Warrants
Slam Corp.
(Cayman)

Lynk Pre-Business Combination

Lynk
Shareholders
Lynk Global, Inc.
(DE)
Lynk Global UK Ltd.

Organizational Structure Following the Business Combination

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Domestication and the Business Combination.

Qualified Series B Investor
Lynk Shareholders
Sponsor and/or its affiliate
Public
PIPE Investors
Common Stock
Common Stock
Common Stock
Common Stock
Common Stock
Topco
Lynk
SLAM Merger Sub
Lynk Global UK Ltd.

Regulatory Approvals Required

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On [•], Slam and Lynk filed the required notification under the HSR Act with respect to the Business Combination with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The required waiting period expired at 11:59 p.m. Eastern Time on [•].

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Slam and Lynk are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Slam has engaged Morrow to assist in the solicitation of proxies.

If a Slam shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A Slam shareholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Extraordinary General Meeting of Slam and Special Meeting of Warrant Holders of Slam — Revoking Your Proxy; Changing Your Vote.”

Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Slam Board to vote in favor of approval of the Required Shareholder Proposals, you should keep in mind that the Slam Insiders, including the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Slam shareholders and warrant holders generally. These interests include that the Slam Insiders will lose their entire investment in us if an initial business combination is not completed (other than with respect to Public Shares they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Slam. Further, the personal and financial interests of the Sponsor, as well as Slam’s executive officers and directors may have influenced their motivation in identifying and selecting Lynk as a business combination target and completing the Business Combination with Lynk. The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000. In considering the recommendations of the Slam Board to vote for the proposals, Slam shareholders should consider these interests, as well as, among other things, the interests listed below:

•        the fact that the Slam Insiders for no compensation, have agreed not to redeem any Slam Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination and the Slam Insiders are obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and excluding the 1,500,000 shares of Topco Series A Common Stock subject to the Earnout) and such shares would be worthless if the Business Combination or another business combination is not consummated by the Termination Date because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, and excluding the impact of the Warrant Conversion, assuming the Warrant Conversion is not approved, would be valued at approximately $76,300,000, based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024;

•        the fact that the Sponsor paid an aggregate of $15,500,000 for its private placement of 11,333,333 Slam Private Placement Warrants to purchase Class A Ordinary Shares and such Slam Private Placement Warrants will expire worthless if an initial business combination is not consummated by the Termination Date. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $2,380,000 based upon the closing price of $0.21 per Slam Public Warrant on the Nasdaq Capital Market on February 9, 2024;

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Slam Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that the Sponsor has agreed (a) if the Minimum Cash Condition is satisfied, (i) to convert any unpaid principal on outstanding promissory notes made by Slam into a number of Topco Common Stock equal to the unpaid principal amount divided by $10.00 per share (the “Topco Converted Common Stock”), (ii) to the Topco Converted Common Stock Vesting Trigger, (iii) that if the Topco Converted Common Stock Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Common Stock and (iv) in no event will Slam repay Sponsor the unpaid principal in cash, and (b) if the Minimum Cash Condition is not satisfied the unpaid principal will be automatically deemed canceled prior to the consummation of the Domestication;

•        the fact that Alexander Rodriguez, Chief Executive Officer and a director of Slam and Himanshu Gulati, chairman of Slam, are expected to be directors of Topco after the consummation of the Business Combination and that Slam, will have the right to nominate a replacement in case Alexander Rodriguez or Himanshu Gulati do not complete their initial term as directors. As such, in the future, Alexander Rodriguez or Himanshu Gulati or other current directors or officers of Slam may receive cash fees, stock options, stock awards or other remuneration that the Topco Board determines to pay to its directors;

•        the fact that on June 23, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $10,000,000 (the “First Antara SAFE”). On July 17, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $7,500,000 (the “Second Antara SAFE”, and together with the First Antara SAFE, the “Antara SAFEs”). The Antara SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 and at a 20% discount to the price of the preferred stock sold in such equity financing. Further, on June 23, 2023, Lynk also issued a warrant to Antara to purchase up to an aggregate of 2,145,802 shares of Lynk Common Stock, subject to certain adjustments for additional issuances of securities by Lynk, at an exercise price of $0.01 per share (the “Antara Warrant”). The Antara Warrant and the number of shares of Lynk Common Stock for which it may be exercised are subject to vesting based on satisfaction of certain funding milestones of Lynk. Moreover, Antara has a [•]% equity stake in Lynk prior to the consummation of the Business Combination, consisting of [•] warrants, which is expected to convert into a [•]% equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing” and “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”);

•        the fact that a representative of Antara has a personal de minimis equity stake in Lynk prior to the consummation of the Business Combination, which will convert into a personal de minimis equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing”);

•        the fact that Slam may designate two directors of Topco and if either does not serve a full term, Slam has the ability to nominate a replacement who will be subject to the subject to the customary independence and board requirements of the Topco Board and that Slam Shareholders may not be able to elect the directors that are nominated;

•        the fact that the Slam Insiders for no compensation, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Slam fails to complete an initial business combination by the Termination Date;

•        the fact that the Topco Registration Rights Agreement will be entered into by the Class B Shareholders;

•        the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Slam in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Slam Class A Ordinary Shares in connection with the consummation of the Business Combination;

•        the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Slam shareholders experience a negative rate of return including if the share price of Topco after the Closing falls as low as $2.44 per share, as the market value of the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount) would be approximately equal to their initial investment in Slam;

•        the fact that the Business Combination Agreement provides for the continued indemnification of Slam’s existing directors and officers and requires Topco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Slam directors and officers after the Business Combination;

•        the fact that Slam’s Memorandum and Articles of Association provides that Slam renounces its interest in any corporate opportunity offered to any director or officer of Slam. This waiver allows Slam’s directors and officers to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. The waiver of the corporate opportunities doctrine did not have an impact on Slam’s search for an acquisition target;

•        the fact that the Sponsor and Slam’s officers and directors will lose their entire investment in Slam and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on Slam’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated by the Termination Date. As of February 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus approximately $11,981,000 is outstanding under the Sponsor Promissory Notes, which will be converted into approximately 1,198,100 shares of Topco Converted Common Stock that shall become subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are not fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor. Further, as of February 9, 2024, pursuant to the Administrative Services Agreement between Slam and the Sponsor that was executed in connection with Slam’s initial public offering, Slam owes the Sponsor $160,000 in administrative services fees;

•        the fact that if the Trust Account is liquidated, including in the event Slam is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify Slam to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Slam has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Slam, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that following the completion of the Business Combination, the Slam Insiders and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Slam from time to time, made by the Sponsor or certain of Slam’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Slam fails to complete a business combination within the required period, the Sponsor and Slam’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement;

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that, pursuant to the Topco Registration Rights Agreement, the Sponsor and certain of Slam’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Topco Common Stock and Topco Warrants held by such parties;

•        the fact that the officers and directors of Slam do not work full-time at Slam. Each of Slam’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Slam’s directors and officers are not obligated to contribute any specific number of hours per week to Slam’s affairs. Slam’s independent directors also serve as officers and/or board members for other entities. If Slam’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Slam’s affairs and may influence their decision to proceed with the Business Combination;

•        the fact that Himanshu Gulati, a director of Lynk and an expected director of Topco, is also the Chairman of Slam and the Founder, Managing Partner and Chief Investment Officer of Antara. See “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”;

•        the fact that the Sponsor Letter Agreement was executed with the Slam Insiders, pursuant to which the Insiders, among other things, waive all adjustments to the conversion ratio set forth in the Certificate of Incorporation with respect to their Slam Class B Ordinary Shares, agree to be bound by certain transfer restrictions with respect to shares of Slam Common Stock prior to the consummation of the Business Combination, agree to forfeit 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and agree to approve the Warrant Amendment by written consent, in each case subject to the terms and conditions set forth therein; and

•        the fact that the Investor entered into a Backstop Agreement to purchase an aggregate of $25,000,000 of Topco Common Stock, subject to terms and conditions set forth therein. The Investor will not be obligated to fund the Backstop Amount if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Amount will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, in no event will the Backstop Commitment exceed $25,000,000.

The Slam Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and these interests are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Slam with any other target business or businesses, and (iii) the Slam Insiders will hold equity interests in Topco with value that, after the Closing, will be based on the future performance of Topco and Lynk, which may be affected by various other factors other than these interests. In addition, Slam’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in approving, as members of the Slam Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for additional information on interests of Slam’s directors and executive officers.

The personal and financial interests of the Slam Insiders may have influenced their motivation in identifying and selecting Lynk as business combination targets, completing a business combination with Lynk and influencing the operation of the business following the Business Combination. In addition, certain persons who are expected to become directors of Topco after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Slam shareholders. In considering the recommendations of the Slam Board to vote for the proposals, its shareholders should consider these interests.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares or Slam Public Warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Shareholder Proposals, or execute agreements to purchase such Public Shares or Slam Public Warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or Public Warrants or vote their Public Shares in favor of the Required Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder or warrant holder, although still the record or beneficial holder of our Public Shares or Slam Public Warrants, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of Public Shares that have been or may be submitted for redemption.

Entering into any such arrangements may have a depressive effect on the market price of Public Shares and Public Warrants. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Public Shares and Slam Public Warrants at a price lower than market and may therefore be more likely to sell the Public Shares and Slam Public Warrants he or she owns, either at or prior to the Business Combination.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of Public Shares or Slam Public Warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Required Shareholder Proposals, or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If any shares were so purchased, the purchaser would not vote any such shares in favor of approval of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

Any purchases by the Slam Insiders and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Slam Insiders and/or their respective affiliates will not make purchases of Public Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our sponsor, directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

Sponsor Group Ownership of Slam Prior to Closing

Insiders’ ownership of Slam’s securities and promissory notes prior to closing

	Securities Held by Insiders	Insiders’ Cost Prior to Execution of Business Combination Agreement at Slam’s Initial Public Offering
Founder Shares	14,375,000	$25,000
Slam Private Placement Warrants	11,333,333	$17,000,000
Total		$17,025,000

Sponsor Group Ownership of Topco Following the Closing

Insiders’ Ownership of Topco Following Closing

	Securities Held by Insiders		Value per Share ($)(1)	Total Value
Founder Shares	7,000,000	(2)	$10.90	$76,300,000
Topco Shares issued upon conversion of Slam Private Warrants	2,833,333	(3)	10.90	30,833,329
Topco Shares issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes	1,342,100	(4)	$10.90	$14,628,890
Total				$121,762,219

____________

(1)      Value per security is based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024.

(2)      Excludes (i) 5,875,000 Class B Ordinary Shares that shall automatically be forfeited and surrendered to Slam for no additional consideration under the Business Combination Agreement, assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount; (ii) 1,500,000 Sponsor Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.”

(3)      Assumes the Warrant Conversion is approved by the holders of the Slam Public Warrants, and that each issued and outstanding Slam Warrant converts into 0.25 newly issued Class A Ordinary Shares.

(4)      The 1,342,100 shares of Topco Converted Common Stock issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes are subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no redemptions of any Slam Class A Ordinary Shares and after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings.

Sources:		Uses:
($ in millions)
Lynk Equityholders	$800	Lynk Equityholders	$800
Proceeds from Trust Account	98.6	Net Cash on Balance Sheet	187.1
Proceeds from PIPE Financing	110	Transaction Expenses	21.5
Founder Shares	70	Founder Shares	70
Total Sources	$1,078.6	Total Sources	$1,078.6

The following table summarizes the sources and uses for funding the Business Combination assuming that $25 million is left in the Trust Account. This redemption scenario assumes the receipt of PIPE Financing proceeds less transaction expenses.

Sources:		Uses:
($ in millions)
Lynk Equityholders	$800	Lynk Equityholders	$800
Proceeds from Trust Account	25	Net Cash on Balance Sheet	113.5
Proceeds from PIPE Financing	110	Transaction Expenses	21.5
Founder Shares	70	Founder Shares	70
Total Sources	$1,005	Total Sources	$1,005

All of the sources and uses above are for illustrative purposes only. Where actual amounts are not known or knowable, the figures above represent Slam’s good faith estimate of such amounts.

Certain Other Interests in the Business Combination

In addition to the interests of the Slam Board and Slam’s executive officers in the Business Combination, shareholders should be aware that BTIG, LLC (“BTIG) has financial interests that are different from, or in addition to, the interests of Slam shareholders.

BTIG was a representative of the underwriters in the IPO, and upon consummation of the Business Combination, BTIG was entitled to a portion of the deferred underwriting commissions. On December 17, 2023, Lynk entered into an engagement letter with BTIG (the “BTIG Engagement Letter”), pursuant to which Lynk has engaged BTIG to act as its placement agent and capital markets advisor with respect to the Business Combination. Pursuant to the BTIG Engagement Letter, BTIG is entitled to receive (i) a placement agent fee of (x) five percent of the dollar amount of the gross consideration paid by investors (the “Investment Proceeds”) for Lynk securities issued in connection with one or more private placement transactions (the “Private Placement”) plus five percent of the dollar amount of any Slam Class A Ordinary Shares that are purchased by a prospective investor that enters into a non-redemption agreement (the “Trust Proceeds”), if the total Investment Proceeds from the capital raised in the Private Placement plus the Trust Proceeds is less than $175 million, or (y) seven percent of the Investment Proceeds from the capital raised in the Private Placement plus seven percent of the Trust Proceeds, if the total Investment Proceeds from the capital raised in the Private Placement plus the Trust Proceeds is equal to or greater than $175 million, and (ii) a capital markets advisory fee (such capital markets advisory fee, the “Advisory Fee”) of $2,000,000, subject to and contingent upon the earlier of (x) the closing of the Private Placement and/or execution of non-redemption agreements in which the dollar amount of the consideration paid by investors for Lynk’s securities issued in connection with the Private Placement plus the Trust Proceeds totals at least $32,500,000, or (y) the Closing Date. In connection with such engagement, BTIG agreed to waive its portion of the deferred underwriting fee, subject to the closing of the Business Combination and its receipt of the Advisory Fee.

In addition, under the terms of the Engagement Letter, Lynk agreed to reimburse BTIG for certain expenses, and to indemnify BTIG and certain related parties against liabilities, including liabilities under federal securities laws, in connection with, as a result of, or relating to its engagement. Lynk decided to retain BTIG based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions. BTIG therefore has an interest in Slam and Lynk completing the Business Combination that will result in the payment of certain advisory fees.

Risk Factor Summary

Below is a summary of some of the risks that we face. This summary is not complete, and should be read together with the entire “Risk Factors” section in this proxy statement/prospectus, as well as the other information in other filings that we make with the SEC:

Risks Related to Lynk

•        Our products in development may not be completed on time or at all and the cost associated with development, other expenses and capital expenditures may be greater than expected, preventing us from adequately forecasting or controlling our expenses.

•        The funds we will need to execute on our current business plans may not be available to us on favorable terms or at all.

•        We are an early-stage company with a history of losses and may never become profitable.

•        We have a limited operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

•        There is substantial doubt about our ability to continue as a going concern.

•        We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.

•        Our operations require regulatory approvals that are complex, expensive and time consuming to obtain and maintain, including with regard to scaling our internal manufacturing capabilities, our international operations, a possible commercial mobile radio service classification of our Sat2Phone Service and the frequencies on which we offer our service.

•        Our business is subject to extensive government regulation worldwide, which mandates how we may operate our business and may increase the cost of providing services and expanding into new markets or make it so we cannot provide service or expand at the pace we expect or at all.

•        Our ability to provide service to our customers and generate revenues could be harmed by adverse governmental regulatory actions or geopolitical events.

•        Our ability to successfully implement our business plan will depend on a number of factors outside of our control.

•        We are highly dependent on the service of a few key employees, and we will need to hire additional employees to expand our production capacity and our hiring plan could be delayed or lead to increased costs.

•        Rapid and significant technological changes could render the Sat2Phone Service obsolete and impair our ability to compete.

•        If we fail to manage our future growth effectively, our business, prospects, operating results, financial condition and cash flows may be materially adversely affected.

•        We could experience a decline in revenue due to competition from other companies or state-owned or subsidized entities, the wireless communication industry, wireless and other satellite operators, the extension of land and air-based communication options or new technology.

•        If we are unable to protect or are required to disclose our proprietary software due to our use of open-source software, the confidentiality of our trade secrets, our business and competitive position would be harmed.

•        We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

•        Our pending and future patent applications may not result in issued patents or may not be issued in a form that will provide us with adequate protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage.

•        We are dependent on third parties to market and sell our products and services.

•        Obtaining and maintaining our patent protection depends on compliance with various procedural, applications, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

•        Our commercial success depends on our ability to obtain, maintain and protect our patents and intellectual property, which may be difficult and costly, and we may not be able to ensure their adequate protection.

•        Supply chain disruptions or a lack of availability of components from the electronics industry could adversely affect our business.

•        We rely on third parties for the supply of equipment, satellite components and services, including launch providers, of which there are a limited number, long lead times on launch contracts and we rely on a single launch provider for service.

•        We and our suppliers rely on complex systems and components, which involves a significant degree of risk and uncertainty in terms of operational performance and costs and our customized hardware and software may be difficult and expensive to service, upgrade or replace.

•        Our development plans to scale internal manufacturing are complex, expensive and time consuming and we may fail to acquire the necessary permits and licenses from federal, state or local governments.

•        We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

•        The dual-class structure of Topco’s Common Stock will have the effect of concentrating voting control.

•        Our products and satellites could fail to perform or fail permanently, including during or after launch or during an emergency that overwhelms our Sat2phone Service.

•        Our estimates of the size of our addressable market may prove to be inaccurate.

•        Our networks and those of our third-party service providers and MNOs and information technology systems may be vulnerable to security risks or leaks, including through the use of espionage, threats to personnel, cyberattacks, jamming, direct ascent and in-orbit anti-satellite attacks and beamed energy attacks.

•        The collection, storage, transmission, use and disclosure of user data and personal information could give rise to liabilities or additional costs as a result of laws, governmental regulations, and evolving views of personal privacy rights and information security standards.

•        Artificial intelligence presents risks and challenges that can impact our business including by posing security risks to our confidential information, proprietary information and personal data.

Risks Related to the Business Combination and Slam

•        The Slam Insiders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

•        The market price of shares of Topco Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Public Stock.

•        Since the Slam Insiders have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Topco is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the Required Shareholder Proposals. Such interests include that the Slam Insiders will lose their entire investment in us if our initial business combination is not completed (other than with respect to Public Shares they may have acquired during or may acquire after the IPO), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Slam.

•        Slam and Lynk will incur significant transaction and transition costs in connection with the Business Combination.

•        Our ability to successfully effect the Business Combination will be dependent upon the efforts of key personnel of Topco, some of whom may be from Slam and Lynk, and some of whom may join Topco following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Topco.

•        The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

•        If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

•        Topco will be a holding company with no business operations of its own and will depend on cash flow from Lynk to meet its obligations.

•        The price of Topco Common Stock and Topco’s warrants, if outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, may be volatile.

•        A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Topco Common Stock to drop significantly, even if Topco’s business is doing well.

Comparative Per Share Information

Comparative Per Share Data of Slam

The following table sets forth the closing market prices per share of Slam’s Units, Public Shares and Public Warrants as reported by the Nasdaq Capital Market on February 2, 2024, the last trading day before the Business Combination was publicly announced.

Trading Date	Units (SLAMU)	Public Shares (SLAM)	Public Warrants (SLAMW)
February 2, 2024	$10.93	$10.88	$0.18

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Business Combination will not be adjusted for changes in the market prices of the public shares, the value of the consideration that the Slam Public Shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of Slam Public Shares on the date of the Business Combination Agreement, the date of this proxy statement/prospectus, and the date on which Slam Shareholders vote on the approval of the Slam Shareholder Proposals. Slam Shareholders are urged to obtain current market quotations for our securities before making their decision with respect to the approval of the Business Combination Agreement.

Comparative Per Share Data of Lynk

Historical market price information regarding Lynk is not provided because there is no public market for Lynk Common Stock.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS
AND WARRANT HOLDERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address certain commonly asked questions about the proposals to be presented at the General Meeting and the Warrant Holders Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. We urge shareholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the General Meeting and the Warrant Holders Meeting, which will be held at [•] a.m., Eastern Time, and [•] a.m., Eastern Time, respectively, on [•], 2024 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q.     Why am I receiving this proxy statement/prospectus?

A.     You are receiving this proxy statement/prospectus in connection with the General Meeting and the Warrant Holders Meeting. Slam is holding the General Meeting to consider and vote upon the Required Shareholder Proposals and the Warrant Holders Meeting to consider and vote upon the Warrant Holders Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Slam’s shareholders are being asked to consider and vote upon the Business Combination Proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby. The Business Combination Agreement provides that, among other things, [•]. Approval of the Business Combination Agreement and the transactions contemplated thereby by Slam’s shareholders is required by the Business Combination Agreement and the Existing Organizational Documents. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and Slam encourages its shareholders to read it in its entirety. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal.”

Slam’s shareholders are also being asked to consider and vote upon the Domestication Proposal to change the corporate structure and domicile of Slam by transfer by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware in accordance with Section 388 of the DGCL and the Cayman Islands Companies Act. At least one business day prior to the Closing Date, the Domestication will be effected, and prior to the Closing, on the Closing Date, the First Merger will occur in accordance with Section 251(g) of the DGCL, in which Slam will be merged with and into Merger Sub 1, with Merger Sub 1 as the surviving company and wholly-owned subsidiary of Topco, Merger Sub 2 will merge with and into Lynk, with Lynk as the surviving company and wholly-owned Subsidiary of Topco. The form of the Proposed Certificate of Incorporation and Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. See the section titled “Shareholder Proposal No. 2: The Domestication Proposal.” All outstanding securities of Slam will convert in the Business Combination to identical outstanding securities of Topco, as described in more detail in this proxy statement/prospectus.

Slam’s shareholders are also being asked to consider and vote upon the Equity Incentive Plan Proposal to approve the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F, to be effective upon approval by Slam’s shareholders. See the section titled “Shareholder Proposal No. 3: The Equity Incentive Plan Proposal.”

Slam’s shareholders are also being asked to consider and vote upon the Adjournment Proposal to adjourn the General Meeting to a later date or dates, including, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants would not be approved for listing on an Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals. See the section titled “Shareholder Proposal No. 5: The Adjournment Proposal.”

Slam reserves the right at any time to cancel the General Meeting (by means of adjourning the Shareholder Meeting sine die) and not to submit to its shareholders any of the proposals. In the event the General Meeting is cancelled, Slam will liquidate and dissolve in accordance with its Memorandum and Articles of Association.

The presence, in person or by proxy, at the General Meeting of Slam shareholders holding a majority of the issued and outstanding Ordinary Shares on the Record Date and entitled to vote on the Required Shareholder Proposals to be considered at the General Meeting will constitute a quorum for the General Meeting.

Slam’s warrant holders are being asked to consider and vote upon a proposal to amend the Warrant Agreement, as contemplated by the Business Combination Agreement, immediately prior to or in connection with the Domestication, so that each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A Ordinary Shares. See the section titled “Warrant Holder Proposal No. 1: The Warrant Amendment Proposal.”

Slam’s warrant holders are also being asked to consider and vote upon the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. See the section titled “Warrant Holder Proposal No. 2: The Warrant Holders Adjournment Proposal.”

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.     When and where will the General Meeting and the Warrant Holders Meeting be held?

A.     The General Meeting and the Warrant Holders Meeting will be held at [•] a.m., Eastern Time, and [•] a.m., Eastern Time, respectively, on [•], 2024, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only shareholders who hold Ordinary Shares at the close of business on the Record Date will be entitled to vote at the General Meeting. Only warrant holders who hold Slam Warrants at the close of business on the Record Date will be entitled to vote at the Warrant Holders Meeting.

Q.     What is being voted on at the General Meeting?

A.     At the General Meeting, the shareholders of Slam are being asked to vote on the following Shareholder Proposals:

(1)    Shareholder Proposal No. 1 — The Business Combination Proposal;

(2)    Shareholder Proposal No. 2 — The Domestication Proposal;

(3)    Shareholder Proposal No. 3 — The Equity Incentive Plan Proposal;

(4)    Shareholder Proposal No. 4 — The Employee Stock Purchase Plan Proposal; and

(5)    Shareholder Proposal No. 5 — The Adjournment Proposal.

Q.     What is being voted on at the Warrant Holders Meeting?

A.     At the Warrant Holders Meeting, the shareholders of Slam are being asked to vote on the following Warrant Holder Proposals:

(1)    Warrant Holder Proposal No. 1 — The Warrant Amendment Proposal; and

(2)    Warrant Holder Proposal No. 2 — The Warrant Holders Adjournment Proposal.

Q.     Are the Required Shareholder Proposals conditioned on one another?

A.     Each of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is interdependent upon the other and each must be approved in order for Slam to complete the Business Combination contemplated by the Business Combination Agreement. The Business Combination Proposal, the Equity Incentive Plan Proposal the Employee Stock

Purchase Plan Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of Ordinary Shares, who, being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. The Domestication Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the Ordinary Shares, who, being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting.

Q.     Are the Warrant Holder Proposals conditioned on one another?

A.     Neither of the Warrant Holders Proposals is conditioned upon the approval of the other Warrant Holder Proposal.

Q.     Is the Warrant Amendment Proposal conditioned on any of the Required Shareholder Proposals?

A.     Yes, the Warrant Amendment Proposal is dependent upon the Required Shareholder Proposals and the Required Shareholder Proposals must be approved in order for Slam to complete the Business Combination contemplated by the Business Combination Agreement. However, the Required Shareholder Proposals are not dependent on the Warrant Amendment Proposal and the Business Combination can be approved even if the Warrant Amendment Proposal is not approved.

Q.     How many votes do I have at the Warrant Holders Meeting?

A.     Slam warrant holders are entitled to one vote at the Warrant Holders Meeting for each Slam Public Warrant held of record as of the record date. As of the close of business on the Record Date, there were [•] outstanding Slam Public Warrants.

Q.     Must I pay a conversion price in connection with the Warrant Amendment?

A.     No. Slam warrant holders will not be required to pay a conversion price in connection with the Warrant Amendment.

Q.     If the Warrant Amendment Proposal is approved, what will I receive upon adoption of the Warrant Amendment?

A.     Immediately prior to or in connection with of the Domestication, you will receive 0.25 newly issued Slam Class A Ordinary Shares for each Slam Public Warrant you have.

Q.     Why is Slam proposing the Business Combination?

A.     Slam was incorporated to affect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Since Slam’s organization, the Slam Board has sought to identify suitable candidates in order to effect such a transaction, with a focus on identifying investment opportunities with companies that have large and growing addressable markets, significant revenue growth, defensible business models and superior market share for a business combination. In its review of Lynk, the Slam Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Slam Board has determined that the positive factors outweighed the negative factors and that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of Slam’s shareholders. The Slam Board believes that, based on its review and consideration, the Business Combination with Lynk presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Approval of the Business Combination by Slam’s shareholders is required by the Business Combination Agreement and the Existing Organizational Documents.

Q.     What will happen in the Business Combination?

A.     The Business Combination consists of a series of transactions pursuant to which is structured as a domestication followed by two mergers, which provides for, among other things, the following transactions in connection with the Closing, prior to or on the Closing Date:

•        One Business Day prior to the Closing Date and after the consummation of any applicable shareholder redemptions, Slam will deregister as an exempted company in the Cayman Islands and transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) under the DGCL and the Cayman Islands Companies Act. In connection with the Domestication, each Slam Class A Ordinary Share and each Slam Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one New Slam Share, and subject to the consummation of the Warrant Conversion, each Slam Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New Slam Warrant.

•        Following the Domestication, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company of the First Merger will be a wholly owned subsidiary of Topco, and as a result of the First Merger, each share New Slam Share that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one share of Topco Common Stock and, subject to the consummation of the Warrant Conversion, each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Warrant.

•        If the holders of the Slam Public Warrants approve the Warrant Conversion, then each Slam Public Warrant and each Private Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, without any action on the part of Slam, Lynk or the holder of any such Slam Warrant, shall be converted into 0.25 newly issued Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication. If the holders of the Slam Public Warrants do not approve the Warrant Conversion, then each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New Slam, Lynk or the holder of any such New Slam Warrant, shall be converted into one Topco Warrant at the First Effective Time.

•        Following the consummation of the First Merger, on the Closing Date, (i) Merger Sub 2 will convert into a corporation under the DGCL (the “Merger Sub 2 Conversion”) and (ii) following the Merger Sub 2 Conversion, Merger Sub 2 will merge with and into Lynk (the “Second Merger”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned subsidiary of Topco, subject to, among other things, the approval of the shareholders of Slam and Lynk, and as a result of the Second Merger, each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration (as defined in the Business Combination Agreement); provided, that the shares of Lynk Common Stock held by each of Lynk’s Chief Executive Officer, Chief Operating Officer and Chief Technical Officer (the “Lynk Founders”) immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into shares of Series B common stock of Topco, par value $0.00001, (the “Topco Series B Common Stock”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement in the amounts set forth on an allocation schedule to be delivered by Lynk to Slam prior to the Closing.

Q.     What is the expected per share value of the cash consideration to be received by Topco in the Business Combination?

A.     As described in “Summary — Sources and Uses of Funds for the Business Combination,” and “— What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” the net cash to the balance sheet of Topco and the total number of shares of Topco Common Stock will depend upon the extent to which Public Shareholders exercise their redemption rights. Although the parties to the Business Combination have deemed the value of the shares of Topco Common Stock to be equal to $10.00 per share for determining the number of shares of Topco Common Stock issuable to pre-Business Combination holders of shares of Slam Ordinary Shares, the cash value per share of Topco Common Stock and the trading price of Topco Common Stock following the Business Combination could be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per share of Topco Common Stock resulting from the proceeds of the Trust Account in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of February 9, 2024 of approximately $10.94 per share of Slam Class A Ordinary Shares (rounded to the nearest cent) and (ii) transaction expenses of $21,500,000. Such transaction expenses do not include the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because BTIG and Goldman, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions, and only with respect to BTIG, its waiver is subject to the closing of the Business Combination and BTIG’s receipt of the Advisory Fee. The calculations assume the Minimum Cash Condition is satisfied through the PIPE Financing in connection with the Closing.

	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 75% Redemption(3)	Assuming 100% Redemption(4)
Public Shares Not Redeemed	9,077,959	6,808,469	2,269,489	—
Gross Cash Proceeds of Trust Account	$98,558,243	$73,918,679	$24,639,552	—
Gross Cash Proceeds of Private Placement Net Financing Amount	$110,000,000	$110,000,000	$110,000,000	$110,000,000
Backstop Amount	—	—	—	$21,500,000
Estimated Transaction Expenses	$21,500,000	$21,500,000	$21,500,000	$21,500,000
Net Cash	$187,058,243	$162,418,680	$113,139,553	$110,000,000
Total Shares of Topco Common Stock Outstanding	108,877,959	106,608,469	102,069,489	101,950,000
Net Cash per Share of Topco Common Stock Outstanding	$1.718	$1.524	$1.108	$1.079

____________

(1)      This scenario assumes that no Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(2)      This scenario assumes that 2,269,489 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(3)      This scenario assumes that 6,808,469 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(4)      This scenario assumes that 9,077,959 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

Q.     What are the material U.S. federal income tax consequences of the Business Combination (including the Domestication) to holders of Slam Class A Ordinary Shares and Slam Public Warrants?

A.     Subject to the assumptions, limitations and qualifications described under the section titled “Material U.S. Federal Income Tax Considerations” below, the Warrant Conversion is intended to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(E) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(E) of the Code to a corporation holding only investment-type assets, such as Slam, and the transactions contemplated by the Business Combination this result is not entirely clear. Subject to the assumptions, limitations and qualifications described under the section titled “Material U.S. Federal Income Tax Considerations” below, each of the Domestication and the First Merger is intended to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets, such as Slam, this result is not entirely clear. In the case of an inbound transaction involving a foreign corporation, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) of Slam Class A Ordinary Shares will be subject to Section 367(b) of the Code and as a result:

•        a U.S. Holder whose Slam Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Ordinary Shares entitled to vote and less than 10% of the total value of all classes of Ordinary Shares, will generally not recognize any gain or loss on the exchange of Slam Class A Ordinary Shares for shares in New Slam and will generally not be required to include any part of Slam’s earnings in income pursuant to the Domestication;

•        a U.S. Holder whose Slam Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Ordinary Shares entitled to vote and less than 10% of the total value of all classes of Ordinary Shares will generally recognize gain (but not loss) on the exchange of Slam Class A Ordinary Shares for shares in New Slam pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to their Slam Class A Ordinary Shares, provided certain other requirements are satisfied. Slam does not expect to have significant accumulated earnings and profits on the date of the Domestication; and

•        a U.S. Holder who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Ordinary Shares entitled to vote or 10% or more of the total value of all classes of Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to its Slam Class A Ordinary Shares on the exchange of Slam Class A Ordinary Shares for shares in New Slam. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Slam does not expect to have significant accumulated earnings and profits on the date of the Domestication.

Furthermore, if the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Slam Class A Ordinary Shares or Slam Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Slam Class A Ordinary Shares or Slam Public Warrants for the common stock or warrants of New Slam pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Slam Public Warrants) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New Slam received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Slam Class A Ordinary Shares or Slam Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Slam is a blank check company with no current active business, we believe that Slam may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Class A Ordinary Shares or Slam Public Warrants to recognize gain on the exchange of such shares or Slam warrants for common stock or warrants of New Slam pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Slam Class A Ordinary Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s Slam Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Slam. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Warrant Conversion, Domestication and First Merger — PFIC Considerations.”

Additionally, the Business Combination may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Topco Common Stock after the First Merger.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. For a description of material U.S. federal income tax consequences of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 205.

The tax consequences of the Business Combination are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more discussion of the U.S. federal income tax considerations of the Business Combination, see “Material U.S. Federal Income Tax Considerations.”

Q.     What are the material U.S. federal income tax consequences to U.S. Holders of Slam Class A Ordinary Shares that exercise their Redemption Right?

A.     We expect a U.S. Holder that exercises its Redemption Right to receive cash in exchange for its Slam Class A Ordinary Shares will generally be treated as selling such Slam Class A Ordinary Shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of Slam Class A Ordinary Shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption.

For a description of the tax consequences for holders of Slam Class A Ordinary Shares exercising their Redemption Right in connection with the Business Combination, see the sections titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”

All holders of Slam Class A Ordinary Shares considering exercising their Redemption Right are urged to consult their tax advisors on the tax consequences to them of an exercise of their Redemption Right, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q.     What positive and negative factors did the Slam Board consider when determining whether to approve the Business Combination Agreement and the related transactions?

A.     In evaluating the Business Combination, the Slam Board consulted with its management, advisors and legal counsel as well as financial and other consultants, and considered and evaluated several factors. In particular, the Slam Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Agreement and transactions contemplated thereby:

•        The Slam Board reviewed and discussed in detail the results of the due diligence examination of Lynk conducted by Slam’s management team and Slam’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Lynk regarding Lynk’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts, Lynk’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence;

•        Lynk is working to connect everyone, everywhere by building, launching, and operating a constellation of ‘cell-tower-in-space’ satellites in LEO that have Sat2Phone connections with continuous global coverage. Lynk’s vertical integration strategy in its industry demonstrated several benefits including lower overall costs, faster manufacturing, easier ability to integrate changes and improvements to the spacecraft design, and reduced supply chain risks (dependency on outside suppliers).

•        Lynk has a patented and proven satellite-direct-to-unmodified-standard-phone system, with a commercial authorization that delivers service through MNO partners. Lynk’s proven two-way SMS messaging and emergency alerts on all seven continents, and has received regulatory approval in at least 30 countries, and have independently demonstrated two-way real-time voice calls with multiple MNOs and government agencies. Lynk is also currently providing a beta service in at least seven countries. Lynk’s MNO partners will offer the Sat2Phone Service to their subscribers either as a premium service, or as part of their existing plans. Lynk believes the Sat2Phone Service will be highly attractive to MNOs as it will enable them to improve their service offering without any incremental capital investments by the MNO.

•        Lynk’s ability to react to technological development changes in the Sat2Phone Service industry is an important factor in Lynk’s ability to execute its business plan. Lynk conducts a majority of its engineering development activities by utilizing its engineering team of space scientists and consultants to work with Lynk on various aspects of its satellite system development efforts. While Lynk designs, assembles and tests the full satellite, Lynk also utilizes third-party technology partners to assist in the development of many subsystems and parts of the satellite technology, including unique satellite mechanical and electronic subsystems. The Slam Board believes Lynk’s intellectual property portfolio provides a competitive advantage in this industry.

•        The Slam Board believes the satellite industry is at a narrow window of time where decreasing launch costs and increasing demand for always-on global connectivity create an opportunity to launch numerous competitive low-earth orbit constellations with different go-to-market strategies and customer bases.

•        As compared to some competitors, Lynk does not require any changes to the MNOs core network. Lynk provides this service through a simple roaming model, which requires no change to an MNO’s core network, significantly reducing engineering, operational, and contracting friction with prospective MNO customers. This is one reason that Lynk has already integrated its space network with the networks of eight MNOs and is already operational in at least seven countries in the world.

•        Because it uses MNO partner spectrum marketed through existing MNO customer relationships and billing systems, Lynk has fewer capital and operating expenditure requirements than its competitors. As compared to some companies, Lynk has intentionally started its Sat2Phone Service with smaller satellites, which lowers the cost and risk to its systems. The bill of materials for Lynk’s current Gen1 satellites is approximately $300,000. By leveraging small satellite technology, Lynk anticipates that it can build a LEO constellation that can provide global seamless coverage for messaging for about $200 million or even less. Meanwhile, certain competitors need to spend billions of dollars to get to a global commercial service;

•        Many pre-revenue de-SPAC targets rely on advanced technologies that have not yet been tested out or are implausible/uneconomic at scale. In contrast, Lynk’s technology exists, works, is legally protected and has demonstrably functioned in the real world. Advancing Lynk’s capabilities from intermittent texting to real time texting to voice to broadband is a matter of adding new satellites. Initial satellites are expected to address niche use cases, but moderate technology advancements are expected to enable wide commercial feasibility;

•        The Slam Board believes that the obligation in the Business Combination Agreement to have Topco Shares issued as the Adjusted Transaction Share Consideration listed on a major U.S. stock exchange has the potential to offer Public Shareholders (other than Public Shareholders that properly tendered or delivered their Public Shares for redemption) enhanced liquidity as a result of increased trading volume;

•        The Slam Board also considered factors such as Lynk’s historical financial results, outlook, financial plan, debt structure and unit economics as well as mergers and acquisitions activity for companies in the satellite industry. In considering these factors, the Slam Board reviewed Lynk’s growing customer pipeline and its current prospects for growth if Lynk achieves its business plan and various historical and current balance sheet items of Lynk. In reviewing these factors, the Slam Board noted that Lynk will be well positioned to gain market share and expand its service and sales capabilities while continuing to improve its margins;

•        Lynk has a strong management team with significant operating experience. Charles Miller, Lynk’s Co-Founder and Chief Executive Officer, has over 30 years of leadership with breakthroughs in commercial space and previously served as Senior Advisor for Commercial Space for NASA. Margo Deckard, Lynk’s Co-Founder and Chief Operating Officer, has technology development and space policy experience and previously served as Senior Advisor and Director, Special Projects for NexGen Space, LLC. Tyghe Speidel, Lynk’s Co-Founder and Chief Technology Officer, previously served as the Principal Spacecraft Systems Engineer at NexGen, Inc. The senior management of Lynk intends to remain with Lynk in the capacity of officers and/or directors, and the Slam Board believes that the retention of such members of senior management will provide helpful continuity in advancing Lynk’s strategic and growth goals;

•        Certain Lynk stockholders (including the Lynk Series B Preferred Holders) will agree to be subject to certain transfer restrictions in respect of their shares of Topco Common Stock subject to certain customary exceptions, which will provide important stability to the leadership and governance of Lynk. The Lynk Holders will agree to (a) a six-month lock-up on 30% of the shares of Topco Common Stock they hold following the consummation of the Business Combination and (b) a twelve-month lock-up on 70% of the shares of Topco Common Stock they hold following the consummation of the Business Combination. The Lynk Series B Preferred Holders will agree to (a) a six-month lock-up on 50% of the shares of Topco Common Stock they hold following the consummation of the Business Combination and (b) a twelve-month lock-up on 50% of the shares of Topco Common Stock they hold following the consummation of the Business Combination;

•        The Sponsor Insiders will agree to be subject to certain transfer restrictions in respect of their shares of Topco Common Stock subject to certain customary exceptions. The Sponsor, A-Rod and Antara will agree to a six-month lock-up on all of the Topco Common Stock issued in exchange for Slam’s Private Placement Warrants in connection with the consummation of the Business Combination, assuming the approval of the Warrant Conversion by Slam’s Public Warrant holders. The Slam Insiders will agree to (a) a twelve-month lock-up on 50% of the shares of Topco Common Stock issued to the Slam Insiders in exchange for the Class B Ordinary Shares in connection with the consummation of the Business Combination and any shares of Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter and (b) an eighteen-month lock-up on 50% of the shares of Topco Common Stock issued to the Slam Insiders in exchange for the Class B Ordinary Shares in connection with the consummation of the Business Combination and any shares of Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter.

•        The Investor agreed to provide the Backstop Commitment for the purchase of an aggregate of up to $25,000,000 of shares of Topco Common Stock, in accordance with and subject to the conditions of the Backstop Agreement. The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000;

•        The parties expect to obtain commitments from the PIPE Investors to subscribe for an aggregate of 11,000,000 shares of Topco in a private placement in exchange for an aggregate of $110,000,000 to be consummated in connection with Closing.

•        The Slam Board believes, after a thorough review of other business combination opportunities reasonably available to Slam, that the proposed Business Combination represents the best potential business combination for Slam and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets;

•        The Slam Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Slam and Lynk to complete the Business Combination. The financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s length negotiations between Slam and Lynk; and

•        The Slam Board considered Houlihan’s fairness opinion, in which Houlihan opined that the consideration to be paid in the Business Combination is “fair” to unaffiliated shareholders of Slam from a financial perspective.

The Slam Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        The risk that Lynk may not be able to execute on the business plan and realize the financial performance as set forth in the Lynk Projections, in each case, presented to Slam’s management team and the Slam Board;

•        The potential that a significant number of Public Shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would potentially make the Business Combination more difficult to complete. However, even in the event that a significant number of Public Shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination;

•        The risk that Public Shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•        The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. In particular, the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Slam’s control, including the receipt of certain required regulatory approvals and the satisfaction of the Minimum Cash Condition;

•        The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        The challenges associated with preparing Lynk for the applicable disclosure and listing requirements to which Lynk will be subject as a publicly traded company in the United States;

•        The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        The possibility that the market for the Public Shares experiences volatility and disruptions, causing deal disruption;

•        The risks and costs to Slam if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Slam being unable to effect a business combination by the Termination Date;

•        The risk that Lynk’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•        The risk that the board of directors of Topco and independent committees thereof do not possess adequate skill set within the context of Lynk operating as a public company;

•        The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination;

•        The Sponsor, Antara and Slam’s officers and directors may have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the Public Shareholders. See “Shareholder Proposal No. 1: The Business Combination Proposal —Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination”;

•        The fees and expenses associated with completing the Business Combination.

The Slam Board concluded, in its business judgment, that the potential benefits that it expects Slam and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Slam Board determined that the Business Combination and the transactions contemplated by the Business Combination Agreement (including the Domestication and the Mergers) are fair and advisable to, and in the best interests of, Slam and its shareholders. The above discussion of the material factors considered by the Slam Board is not intended to be exhaustive but does set forth the principal factors considered by the Slam Board. For additional information, see “Shareholder Proposal No. 1: The Business Combination Proposal—The Slam Board’s Reasons for Approval of the Business Combination.”

Q.     Why is Slam proposing the Domestication?

A.     The Slam Board believes that it would be in the best interests of Slam to affect the Domestication to enable Topco to avoid certain taxes that would be imposed on Topco if Topco were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Slam Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by Topco’s officers and directors following the Closing. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Slam is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Topco’s corporate legal affairs.

The Domestication will not occur unless the Slam shareholders have approved the Domestication Proposal, the Business Combination Proposal and the Equity Incentive Plan Proposal, and the Business Combination Agreement is in full force and effect prior to the Domestication. The Domestication will occur at least one business day prior to the Closing Date.

Q.     What is involved with the Domestication?

A.     The Domestication will require Slam to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be at least one business day prior to the Closing Date, Slam will cease to be an exempted company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, Topco will continue as a Delaware corporation. As a result, your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q.     When do you expect that the Domestication will be effective?

A.     The Domestication is expected to become effective at least one business day prior to the Closing Date.

Q.     How will the Domestication affect my securities of Slam?

A.     In connection with the Domestication, at least one business day prior to the Closing Date, (i) all outstanding Ordinary Shares will convert into shares of New Slam Common Stock, par value $0.0001 per share, (ii) each outstanding Slam Warrant will convert into a New Slam Warrant and (iii) each issued and outstanding Slam Unit that has not been previously separated into the underlying Class A Ordinary Share and underlying Slam Warrant upon the request of the holder thereof will be canceled and will entitle the holder thereof to one share of New Slam Common Stock and one-fourth of one New Slam Warrant. In the Business Combination, by operation of law and without further action on the part of Slam’s shareholders, each share of New Slam Common Stock will be converted on a one-for-one basis into Topco Common Stock. Each New Slam Warrant will convert into a Topco Warrant without further action on the part of Slam’s shareholders. Although it will not be necessary for you to exchange your certificates representing Ordinary Shares after the Domestication, Topco will, upon request, exchange your Slam Share certificates for the applicable number of Topco Common Stock, and all certificates for securities issued after the Merger will be certificates representing securities of Topco.

Q.     What equity stake will current Slam shareholders and the current Lynk stockholders hold in Topco immediately after the Closing?

A.     It is anticipated that, following the Closing, in a no redemption scenario: (i) the Public Shareholders will own approximately 8.3% of the outstanding shares of Topco Common Stock; (ii) the Sponsor Group will own approximately 6.4% of the outstanding shares of Topco Common Stock; and (iii) the Lynk shareholders will own approximately 75.1% of the outstanding shares of Topco Common Stock. These levels of ownership assume (A) that prior to the Closing no Slam Warrants will be exercised and (B) that at or after the Closing no Topco Warrants will be exercised. If all of the Private Placement Warrants and Topco Warrants were exercisable and immediately exercised upon completion of the Business Combination on a 1:1 basis for cash, Slam’s Public Shareholders would receive in aggregate approximately [•]% of the shares of Topco Common Stock on a fully diluted basis, and the Sponsor Group would receive in aggregate approximately [•]% of the shares of Topco Common Stock on a fully diluted basis assuming that the Sponsor Group does not transfer any of the Private Placement Warrants prior to the Closing or Private Placement Warrants at or after the Closing; however, the Private Placement Warrants and the shares of Topco Common Stock are subject to restrictions on the timing of their exercise and may also be exercisable on a cashless basis by reference to the fair market value of the shares of Topco Common Stock, and these percentages are therefore indicative only. Therefore, the voting rights of such shareholders will slightly differ from the indicated ownership percentages.

For more information, please see the sections titled “Beneficial Ownership of Securities” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     What vote is required to approve the Required Shareholder Proposals presented at the General Meeting of Slam’s shareholders?

A.     Approval of the Business Combination Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires the approval of an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of Ordinary Shares, who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

As of the Record Date, the Class B Shareholders owned of record an aggregate of [•] Class B Ordinary Shares and [•] Class A Ordinary Shares, representing approximately [•]% of the issued and outstanding Ordinary Shares. Assuming that all shareholders who are entitled to do so attend the General Meeting and vote, the affirmative vote of [•] of the Public Shares, in addition to the affirmative vote of the Slam Initial Shareholders, would be required to approve each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

Approval of the Domestication Proposal requires the approval of a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the Ordinary Shares who, being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Domestication Proposal.

As of the Record Date, the Slam Initial Shareholders owned of record an aggregate of [•] Class B Ordinary Shares and [•] Class A Ordinary Shares, representing approximately [•]% of the issued and outstanding Ordinary Shares. Assuming that all shareholders who are entitled to do so attend the General Meeting and vote, the affirmative vote of [•] of the Public Shares, in addition to the affirmative vote of the Slam Initial Shareholders, would be required to approve the Domestication Proposal.

Q.     What vote is required to approve the Warrant Holder Proposals presented at the Warrant Holders Meeting of Slam’s warrant holders?

A.     Approval of the Warrant Amendment Proposal must be approved by 65% of the outstanding Slam Public Warrants and, solely with respect to the amendment to the terms of the Slam Private Placement Warrants or any provision of the Warrant Agreement with respect to the Slam Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Slam Private Placement Warrants.

Assuming that all warrant holders who are entitled to do so attend the Warrant Holders Meeting and vote, the affirmative vote of 9,343,750 of the Warrants, would be required to approve the Warrant Amendment Proposal. As of the Record Date, the Sponsor owned of record an aggregate of [•] Private Placement Warrants, representing approximately [•]% of the issued and outstanding Private Placement Warrants.

Q.     If Slam obtains the required votes to amend the Warrant Agreement, but I don’t vote in favor of the Warrant Amendment Proposal, will the Warrant Amendment be binding on me, and will my Slam Public Warrants be subject to the automatic conversion?

A.     Yes. If the required votes are obtained and the Business Combination is consummated, the Warrant Amendment will be binding on all warrant holders, and the Slam Public Warrants held by you on the date of the Domestication will be automatically converted into 0.25 newly issued New Slam Shares, whether or not you voted to approve the Warrant Amendment Proposal.

Q.     What interests do the current Slam Shareholders and Slam’s other current officers and directors have in the Business Combination?

A.     When you consider the recommendation of the Slam Board in favor of approval of the Required Shareholder Proposals, you should keep in mind that the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Slam shareholders and warrant holders generally. These interests include that the Sponsor as well as our executive officers and directors will lose their entire investment in us if our initial business combination is not completed (other than with respect to Public Shares they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Slam.

Additionally, among other things, these interests include the following:

•        the fact that the Slam Insiders, for no compensation, have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination and the Slam Insiders are obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and excluding the 1,500,000 shares of Topco Series A Common Stock subject to the Earnout) and such shares would be worthless if the Business Combination or another business combination is not consummated by the Termination Date because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, and excluding the impact of the Warrant Conversion, assuming the Warrant Conversion is not approved, would be valued at approximately $76,300,000, based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024;

•        the fact that the Sponsor paid an aggregate of $15,500,000 for its private placement of 11,333,333 Slam Private Placement Warrants to purchase Class A Ordinary Shares and such Slam Private Placement Warrants will expire worthless if an initial business combination is not consummated by the Termination Date. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $2,380,000 based upon the closing price of $0.21 per Slam Public Warrant on the Nasdaq Capital Market on February 9, 2024;

Insiders’ ownership of Slam’s securities and promissory notes prior to closing

	Securities Held by Insiders	Insiders’ Cost Prior to Execution of Business Combination Agreement at Slam’s Initial Public Offering
Founder Shares	14,375,000	$25,000
Slam Private Placement Warrants	11,333,333	$17,000,000
Total		$17,025,000

Insiders’ Ownership of Topco Following Closing

	Securities Held by Insiders		Value per Share ($)(1)	Total Value
Founder Shares	7,000,000	(2)	$10.90	$76,300,000
Topco Shares issued upon conversion of Slam Private Warrants	2,833,333	(3)	10.90	30,833,329
Topco Shares issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes	1,342,100	(4)	$10.90	$14,628,890
Total				$121,762,219

____________

(1)      Value per security is based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024.

(2)      Excludes (i) 5,875,000 Class B Ordinary Shares that shall automatically be forfeited and surrendered to Slam for no additional consideration under the Business Combination Agreement, assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount; (ii) 1,500,000 Sponsor Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.”

(3)      Assumes the Warrant Conversion is approved by the holders of the Slam Public Warrants, and that each issued and outstanding Slam Warrant converts into 0.25 newly issued Class A Ordinary Shares.

(4)      The 1,342,100 shares of Topco Converted Common Stock issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes are subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor.

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that the Sponsor has agreed (a) if the Minimum Cash Condition is satisfied, (i) to convert any unpaid principal on outstanding promissory notes made by Slam into a number of Topco Common Stock equal to the unpaid principal amount divided by $10.00 per share (the “Topco Converted Common Stock”), (ii) to the Topco Converted Common Stock Vesting Trigger, (iii) that if the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Common Stock and (iv) in no event will Slam repay Sponsor the unpaid principal in cash, and (b) if the Minimum Cash Condition is not satisfied the unpaid principal will be automatically deemed canceled prior to the consummation of the Domestication;

•        the fact that Alexander Rodriguez, Chief Executive Officer and a director of Slam and Himanshu Gulati, chairman of Slam, are expected to be directors of Topco after the consummation of the Business Combination and that Slam, will have the right to nominate a replacement in case Alexander Rodriguez or Himanshu Gulati do not complete their initial term as directors. As such, in the future, Alexander Rodriguez or Himanshu Gulati or other current directors or officers of Slam may receive cash fees, stock options, stock awards or other remuneration that the Topco Board determines to pay to its directors;

•        the fact that on June 23, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $10,000,000 (the “First Antara SAFE”). On July 17, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $7,500,000 (the “Second Antara SAFE”, and together with the First Antara SAFE, the “Antara SAFEs”). The Antara SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 and at a 20% discount to the price of the preferred stock sold in such equity financing. Further, on June 23, 2023, Lynk also issued a warrant to Antara to purchase up to an aggregate of 2,145,802 shares of Lynk Common Stock, subject to certain adjustments for additional issuances of securities by Lynk, at an exercise price of $0.01 per share (the “Antara Warrant”). The Antara Warrant and the number of shares of Lynk Common Stock for which it may be exercised are subject to vesting based on satisfaction of certain funding milestones of Lynk. Moreover, Antara has a [•]% equity stake in Lynk prior to the consummation of the Business Combination, consisting of [•] warrants, which is expected to convert into a [•]% equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing” and “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”);

•        the fact that a representative of Antara has a personal de minimis equity stake in Lynk prior to the consummation of the Business Combination, which will convert into a personal de minimis equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing”);

•        the fact that Slam may designate two directors of Topco and if either does not serve a full term, Slam has the ability to nominate a replacement who will be subject to the subject to the customary independence and board requirements of the Topco Board and that Slam Shareholders may not be able to elect the directors that are nominated;

•        the fact that the Slam Insiders, for no compensation, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Slam fails to complete an initial business combination by the Termination Date;

•        the fact that the Topco Registration Rights Agreement will be entered into by the Class B Shareholders;

•        the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Slam in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A Ordinary Shares in connection with the consummation of the Business Combination;

•        the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Slam shareholders experience a negative rate of return including if the share price of Topco after the Closing falls as low as $2.44 per share, as the market value of the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount) would be approximately equal to their initial investment in Slam;

•        the fact that the Business Combination Agreement provides for the continued indemnification of Slam’s existing directors and officers and requires Topco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Slam directors and officers after the Business Combination;

•        the fact that Slam’s Memorandum and Articles of Association provides that Slam renounces its interest in any corporate opportunity offered to any director or officer of Slam. This waiver allows Slam’s directors and officers to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. The waiver of the corporate opportunities doctrine did not have an impact on Slam’s search for an acquisition target;

•        the fact that the Sponsor and Slam’s officers and directors will lose their entire investment in Slam and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on Slam’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated by the Termination Date. As of February 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus approximately $11,981,000 is outstanding under the Sponsor Promissory Notes, which will be converted into approximately 1,198,000 shares of Topco Converted Common Stock that shall become subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are not fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor. Further, as of February 9, 2024, pursuant to the Administrative Services Agreement between Slam and the Sponsor that was executed in connection with Slam’s initial public offering, Slam owes the Sponsor $160,000 in administrative services fees;

•        the fact that if the Trust Account is liquidated, including in the event Slam is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify Slam to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Slam has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Slam, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that following the completion of the Business Combination, the Slam Insiders and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Slam from time to time, made by the Sponsor or certain of Slam’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Slam fails to complete a business combination within the required period, the Sponsor and Slam’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement;

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that, pursuant to the Topco Registration Rights Agreement, the Sponsor and certain of Slam’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Topco Common Stock and Topco Warrants held by such parties;

•        the fact that the officers and directors of Slam do not work full-time at Slam. Each of Slam’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Slam’s directors and officers are not obligated to contribute any specific number of hours per week to Slam’s affairs. Slam’s independent directors also serve as officers and/or board members for other entities. If Slam’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Slam’s affairs and may influence their decision to proceed with the Business Combination;

•        the fact that Himanshu Gulati, a director of Lynk and an expected director of Topco, is also the Chairman of Slam and the Founder, Managing Partner and Chief Investment Officer of Antara. See “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”;

•        the fact that the Sponsor Letter Agreement was executed with the Slam Insiders, pursuant to which the Insiders, among other things, waive all adjustments to the conversion ratio set forth in the Certificate of Incorporation with respect to their Slam Class B Ordinary Shares, agree to be bound by certain transfer restrictions with respect to shares of Slam Common Stock prior to the consummation of the Business Combination, agree to forfeit 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and agree to approve the Warrant Amendment by written consent, in each case subject to the terms and conditions set forth therein; and

•        the fact that the Investor entered into a Backstop Agreement to purchase an aggregate of $25,000,000 of Topco Common Stock, subject to terms and conditions set forth therein. The Investor will not be obligated to fund the Backstop Amount if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Amount will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000.

The Slam Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and these interests are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Slam with any other target business or businesses, and (iii) the Slam Insiders will hold equity interests in Topco with value that, after the Closing, will be based on the future performance of Topco and Lynk, which may be affected by various other factors other than these interests. In addition, Slam’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in approving, as members of the Slam Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for additional information on interests of Slam’s directors and executive officers.

The personal and financial interests of the Slam Insiders may have influenced their motivation in identifying and selecting Lynk as business combination targets, completing a business combination with Lynk and influencing the operation of the business following the Business Combination. In addition, certain persons who are expected to become directors of Topco after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Slam shareholders. In considering the recommendations of the Slam Board to vote for the proposals, its shareholders should consider these interests.

Q.     Did the Slam Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Slam retained Houlihan to evaluate the fairness, from a financial point of view, to Slam Public Shareholders of the consideration to be paid to such holders in the Business Combination.

On December 15, 2023, Houlihan rendered its oral opinion to the Slam Board, which opinion was subsequently confirmed by delivery of a written opinion dated December 15, 2023, and subject to the qualifications, assumptions, and limitations set forth in the Fairness Opinion, as of such date, the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the unaffiliated shareholders of Slam. On January 31, 2024 Houlihan again rendered its oral opinion to the Slam Board, which opinion was not modified from its previous delivery on December 15, 2023 and remained confirmed by the written opinion delivered on December 15, 2023, which remained subject to the same qualifications, assumptions, and limitations set forth in the Fairness Opinion, as of such date.

Houlihan’s Fairness Opinion was provided for the use and benefit of the Slam Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan provided its consent to the inclusion of the text of its Fairness Opinion as part of this proxy statement/prospectus). The full text of the Fairness Opinion delivered to the Slam Board, dated December 15, 2023, is attached as Annex K and incorporated by reference into this proxy statement/prospectus in its entirety. As described herein, the members of the Slam Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination, including, the fairness opinion obtained by the Slam Board from Houlihan. Houlihan’s only opinion is the formal written opinion Houlihan has expressed as to whether, as of the date of such opinion, the consideration to be issued or paid in the Business Combination is fair, from a financial point of view to Slam’s unaffiliated shareholders. The Fairness Opinion does not constitute a recommendation to proceed with the Business Combination. Houlihan’s Fairness Opinion did not address any other aspect or implications of the Business Combination and the Fairness Opinion does not constitute an opinion, advice or recommendation as to how any shareholder of Slam should vote at the General Meeting. In addition, the Fairness Opinion did not in any manner address the prices at which the securities of Topco would trade following the consummation of the Business Combination or at any time. Houlihan’s opinion was approved by a Houlihan fairness opinion committee. The summary of the Fairness Opinion set forth in this proxy solicitation/prospectus is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Annex K hereto.

For purposes of rendering the Fairness Opinion, Houlihan, among other things:

•        Held discussions with certain members of Slam’s management (“Slam Management”) regarding the Business Combination, the historical performance, the financial forecast of Lynk, and the future outlook for Lynk;

•        Reviewed information provided by Slam and Lynk including, but not limited to:

•        Unaudited financial statements for Lynk for the fiscal years ended December 31, 2021, and 2022;

•        Projected financial statements for Lynk for the fiscal years ended December 31, 2023, 2024, and 2025;

•        Draft Letter Of Intent (“LOI”), dated December 13, 2023;

•        Various Slam Presentations outlining Lynk partners and business lines;

•        Various Master Service Agreements between Lynk and MNO partners;

•        Documents describing Lynk’s customer pipeline;

•        An illustrative Sources and Uses table for the Business Combination;

•        An illustrative pro forma capitalization table for the Business Combination;

•        Reviewed the industry in which Lynk operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Lynk using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Lynk specific information.

In addition, Houlihan had discussions with Slam management and their respective advisors concerning the material terms of the Business Combination and Lynk’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan deemed relevant, necessary or appropriate.

In connection with its review, Houlihan relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Slam or Lynk, nor, except as stated herein, was it furnished with any such evaluation or appraisal. Houlihan further relied upon the assurances and representations from Slam Management that they are unaware of any facts that would make the information provided to Houlihan to be incomplete or misleading in any material respect for the purposes of the Fairness Opinion. Slam Management has represented: (1) that it directed Houlihan to rely on certain forecasted financial information prepared by Lynk’s management (the “Forecast”); (2) the Forecast represents Slam Management’s good faith estimate of the forecasted future financial performance of the Topco for the periods stated therein; (3) after conducting such due diligence as Slam Management has deemed necessary or appropriate, Slam Management has no reason to believe that Houlihan should not rely upon the Forecast, (4) Houlihan had no role whatsoever in the preparation of the Forecast; (5) Houlihan was not asked to provide an outside “reasonableness review” of the Forecast; (6) Slam did not engage Houlihan to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (7) that Houlihan accurately summarized and presented the Forecast. Houlihan has not assumed responsibility for any independent verification of this information, nor has it assumed any obligation to verify this information. Nothing came to Houlihan’s attention in the course of the engagement which would lead Houlihan to believe that (i) any information provided to Houlihan or assumptions made by Houlihan are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan to use and rely upon such information or make such assumptions. For the inherent risks associated with the Forecast, see “Risk Factors — Risks Related to the Business Combination and Slam — The fairness opinion delivered by Houlihan to the Slam Board will not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.”

For more information, please see “Shareholder Proposal No. 1: The Business Combination Proposal — Fairness Opinion of Houlihan — Fairness Opinion of Houlihan, as Financial Advisor to the Slam Board.”

Q.     By what date must Slam complete a business combination?

A.     Slam is a blank check company formed as a Delaware corporation for the purpose of effecting an initial business combination with one or more businesses. Slam originally had until February 25, 2023 to consummate an initial business combination pursuant to Slam’s Memorandum and Articles of Association.

On February 21, 2023, Slam held an extraordinary general meeting to approve an amendment to its Memorandum and Articles of Association to extend the date by which Slam had to consummate an initial business combination from February 25, 2023 to May 25, 2023 and to allow Slam, without another shareholder vote, to elect to extend the date by which Slam was required to consummate an initial business combination on a monthly basis up to nine times by an additional one month each time after May 25, 2023, by resolution of the Slam Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable expiration date, until February 25, 2024, unless the closing of a business combination shall have occurred prior thereto

(the “First Extension Meeting”). The shareholders of Slam approved such proposal with effect on February 21, 2023. In connection with the vote to approve the amendment to the Memorandum and Articles of Association, the holders of 32,164,837 Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $328,092,029. By November 25, 2023, the Slam Board had approved seven monthly extensions of the deadline to complete an initial business combination, extending the deadline through December 25, 2023, and had drawn an aggregate of $8,080,000 pursuant to an unsecured promissory note in the principal amount of $10,447,000 Slam previously issued to the Sponsor.

At an extraordinary general meeting held on December 22, 2023 (the “Second Extension Meeting” and together with the First Extension Meeting, the “Extension Meetings”), Slam’s shareholders approved, and Slam subsequently adopted, an amendment to the Memorandum and Articles of Association which (i) extended the date by which Slam has to complete an initial business combination from December 25, 2023 to January 25, 2024 and provided that Slam may elect to extend the Termination Date on a monthly basis up to eleven times (or to up to December 25, 2024) if such additional monthly extensions are approved thereafter by the Slam Board (the “Termination Date”). In connection with the shareholder vote at the Second Extension Meeting, holders of 16,257,204 Class A Ordinary Shares exercised their right to redeem their shares for cash at an approximate price of $10.85 per share, which resulted in an aggregate payment to such redeeming holders of approximately $176,359,122. As of February 9, 2024 (after the payment to the redeeming shareholders), the Trust Account balance was approximately $99,287,625.

Accordingly, Slam now has until up to December 25, 2024 to consummate an initial business combination.

Q.     How are the funds in the Trust Account currently being held?

A.     The Trust Account is located in the United States with Continental, acting as trustee, and, from the IPO until shortly following the First Extension Meeting, was invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by Slam. To mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), shortly following the Extension Meeting, Slam instructed Continental, the trustee managing the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account. Since liquidation, the funds in the Trust Account have been maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of a Business Combination and liquidation of Slam. Interest on such deposit account is currently approximately 3.85% per annum, but such deposit account carries a variable rate and Slam cannot assure you that such rate will not decrease or increase significantly.

Q.     What happens to the funds deposited in the Trust Account after completion of the Business Combination?

A.     After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of Public Shares who exercise redemption rights, with the balance being used for working capital of the combined company. On February 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the redemption price per share was approximately $10.94 (which is expected to be the same approximate amount two business days prior to the General Meeting), based on the aggregate amount on deposit in the Trust Account of approximately $99,287,625 as of February 9, 2024 (including interest not previously released to Slam but net of expected franchise and income taxes payable), divided by the total number of then outstanding Public Shares. The redemption price per share may increase between February 9, 2024 and the date that is two business days prior to the General Meeting due to any interest that accrues on the amount on deposit in the Trust Account prior to such date. These funds will not be released until the earlier of the completion of a business combination or Slam’s liquidation.

Q.     Who will have the right to nominate or appoint directors to the Topco Board after the consummation of the Business Combination?

A.     Subject to the Business Combination Agreement, each holder of shares of Topco Common Stock has the exclusive right to vote for the election of directors following the consummation of the Business Combination. In the case of election of directors, all matters to be voted on by shareholders must be approved by a plurality of the votes entitled to be cast by all shareholders being present in person or by proxy, voting together as a single class.

The Topco Board will be initially comprised of [•] board members nominated by the Lynk Equityholder, three of such board members being independent under the NYSE or Nasdaq listing standards and two of such independent board members being initially selected by Slam.

Slam shareholders are not being asked to vote on the election of directors at the General Meeting to which this proxy statement/prospectus relates.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.     Following the closing of the IPO on February 22, 2021, an amount equal to $575,000,000 ($10.00 per unit) from the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. At February 9, 2024, we had cash and investments held in the Trust Account of approximately $99,287,625. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, for the purposes of consummating an initial business combination (which will be the Business Combination should it occur). We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

If our initial business combination (which will be the Business Combination should it occur) is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination (which will be the Business Combination should it occur) or used for redemptions or purchases of the Public Shares, Topco may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of Topco, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary — Sources and Uses of Funds for the Business Combination.”

As representatives of the underwriters from Slam’s IPO, BTIG, LLC (“BTIG”) and Goldman Sachs & Co. LLC (“Goldman”) were entitled to deferred underwriting commission of approximately $6,037,500 and $14,087,500, respectively, which commission would have been waived by the underwriters in the event that Slam did not complete an initial business combination, subject to the terms of the underwriting agreement entered into in connection with Slam’s IPO (the “Underwriting Agreement”). The deferred fee is payable only if a business combination is consummated, without regard to the number of Slam Class A Ordinary Shares redeemed by Slam Public Shareholders in connection with a business combination. As described elsewhere in this proxy statement/prospectus, on November 2, 2022 and December 14, 2023, Slam received formal letters (the “Waivers”) from each of Goldman and BTIG, respectively, that each bank has agreed to waive its right to the deferred underwriting commission and did not receive any payment from Slam in connection with the fee waiver; provided, however, BTIG’s waiver is conditioned upon the consummation of the Business Combination and its receipt of a capital markets advisory fee from Lynk (see “Summary — Certain Other Interests in the Business Combination”). Slam has certain ongoing obligations to BTIG and Goldman pursuant to the Underwriting Agreement that have survived the Waivers. These provisions include customary obligations, such as indemnification and contribution. For example, Slam is obligated to indemnify and hold harmless each of BTIG and Goldman, its affiliates, directors, officers and employees and each person, if any, who controls BTIG and

Goldman within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact contained in Slam’s registration statement that was declared effective on February 22, 2021, including any of Slam’s preliminary prospectus or prospectus, any marketing materials or blue sky applications from Slam’s IPO. Additionally, for a period ending at least five years from the date of the consummation of the Business Combination, Slam is obligated to furnish to BTIG and Goldman, to the extent such information or documents are not otherwise publicly available, upon written request from BTIG and Goldman, (i) copies of financial statements and other periodic and special reports as Slam from time to time furnishes generally to holders of any class of securities, and (ii) any such additional documents and information with respect to Slam and the affairs of any future subsidiaries of Slam as BTIG and Goldman may from time to time reasonably request, all subject to the execution of a satisfactory confidentiality agreement. We do not expect any of these ongoing obligations from the Underwriting Agreement to give rise to any material obligations of Slam or the combined company. Goldman has not performed any additional services for Slam after the IPO for any contingent fees and is not expected to perform any additional services following the consummation of the Business Combination. Goldman has not assisted in preparation or review of any materials in the Business Combination with Lynk. BTIG is serving as a placement agent and capital markets advisor to Lynk in connection with the Business Combination. Each of BTIG and Goldman has performed all its obligations under the Underwriting Agreement to obtain its fee. Such a fee waiver for services already rendered is unusual. Slam provided to Goldman the disclosures in this proxy statement/prospectus pertaining to its waiver. Goldman did not provide a reason for waiving its deferred underwriting commission and did not provide a reason for choosing not to review the proxy statement/prospectus. Accordingly, no inference should be drawn that Goldman agrees with the disclosure regarding its waiver. The Slam Board does not expect that the waiver of the deferred underwriting commission will have any significant impact on the Business Combination other than reducing the amount of expenses associated with the Business Combination. Slam Public Shareholders should be aware that the withdrawal of Goldman indicates that they do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and Slam Public Shareholders should not place any reliance on the fact that Goldman was previously involved in the transaction.

Q.     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Our Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Regardless of the number of Ordinary Shares redeemed, the public warrant holders will retain the 14,375,000 Slam Public Warrants (including the Slam Public Warrants retained by Slam Public Shareholders who exercised their respective redemption rights in connection with the First Extension Meeting and Second Extension Meeting). Each of the retained outstanding Public Warrants (which will be Topco Public Warrants following the Closing if the Warrant Amendment Proposal is not approved) would each have a value of approximately $0.21 per warrant based on the closing price of the Slam Public Warrants on the Nasdaq Capital Market on February 9, 2024. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, but choose to exercise their retained warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Topco Common Stock are issued.

The Business Combination Agreement provides that Lynk’s obligation to consummate the Business Combination is conditioned on, among other things, the Minimum Cash Condition. The Minimum Cash Condition requires that the Company shall have Available Cash of at least $110,000,000 equal to the sum of (without duplication) (a) the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (net of the SPAC Share Redemption Amount), plus (b) the net amount of proceeds actually received or confirmed to be received by Topco pursuant to the PIPE Financing as of immediately prior to or concurrently with the Closing, plus (c) the amount of proceeds required to be funded to Topco pursuant to the Company Equityholder PIPE Financing, plus the portion of the Backstop actually required to be funded to Topco, in each case, by the Company Equityholder, minus the aggregate amount of all Transaction Expenses and SPAC Transaction Expenses. If the Minimum Cash Condition is not met, and such condition is not waived by Lynk, then the Business Combination Agreement may be terminated, and the proposed Business Combination may not be consummated.

Additionally, as a result of redemptions, the trading market for Topco Common Stock may be less liquid than the market for the Class A Ordinary Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards of an Approved Stock Exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Topco’s business will be reduced.

It is anticipated that, upon completion of the Business Combination, and assuming no holders of Public Shares exercise their redemption rights and excluding the impacts of the “Additional Dilution Sources” in the sensitivity table below: (i) Public Stockholders will retain an ownership interest of approximately 8.3% of the outstanding Lynk Common Stock; (ii) the Slam Insiders will own approximately 6.4% of the outstanding Lynk Common Stock; (iii) the PIPE Investors will own approximately 10.1% of the outstanding Lynk Common Stock; and (iv) the Lynk Equityholders will own approximately 75.1% of the outstanding Lynk Common Stock. Assuming 100% of the holders of Public Shares exercise their redemption rights and excluding the impacts of the “Additional Dilution Sources” in the sensitivity table below: (i) the Slam Insiders will own approximately 6.9% of the outstanding Lynk Common Stock; (ii) the PIPE Investors will own approximately 10.8% of the outstanding Lynk Common Stock; (iii) the Lynk Equityholders own approximately 80.2% of the outstanding Lynk Common Stock; and (iv) Antara will own approximately 2.1% of the outstanding Lynk Common Stock.

As discussed below under the heading “How do the Sponsor and Slam’s directors and officers intend to vote?”, the Slam Insiders, Lynk and/or their directors, officers, advisors or respective affiliates, may purchase shares of Public Stock from Public Stockholders in privately negotiated transactions or in the open market prior to or following the completion of the Business Combination. If such purchases are made, the public “float” of Public Shares (prior to the Closing) or the Lynk Common Stock (following the Closing) and the number of beneficial holders of shares of Public Shares (prior to the Closing) or the Lynk Common Stock (following the Closing) may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of such securities on an Approved Stock Exchange or reducing the liquidity of the trading market for such securities.

The below sensitivity table shows the potential impact of redemptions on the share ownership by non-redeeming stockholders in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and 100% redemption scenario. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because BTIG and Goldman, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions, and only with respect to BTIG, its waiver is subject to the closing of the Business Combination and BTIG’s receipt of the Advisory Fee. The information in the below sensitivity table has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below sensitivity table. In addition, certain percentages presented in the below sensitivity table reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming 100% Redemption(4)
Stockholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares		Equity %
Slam Public Shareholders	9,077,959	8.3%	6,808,469	6.4%	2,269,489	2.2%	—		—
Slam Insiders(5)	7,000,000	6.4%	7,000,000	6.6%	7,000,000	6.9%	7,000,000		6.9%
PIPE Investors(6)	11,000,000	10.1%	11,000,000	10.3%	11,000,000	10.8%	11,000,000		10.8%
Investor(7)	—	—	—	—	—	—	2,150,000	(8)	2.1%
Lynk Equityholders(9)	81,800,000	75.1%	81,800,000	76.7%	81,800,000	80.1%	81,800,000		80.2%
Total Shares Outstanding	108,877,959	100.0%	106,608,469	100.0%	102,069,489	100.0%	101,950,000		100.0%

	Assuming No Redemption(1)			Assuming 25% Redemption(2)			Assuming 75% Redemption(3)			Assuming 100% Redemption(4)
Additional Dilution Sources	Ownership in Shares	Equity %		Ownership in Shares	Equity %		Ownership in Shares	Equity %		Ownership in Shares	Equity %
Slam Public Warrant Holders(10)	3,593,737	[•]	%	3,593,737	[•]	%	3,593,737	[•]	%	3,593,737	[•]	%
Slam Private Warrant Holders(10)	2,833,333	[•]	%	2,833,333	[•]	%	2,833,333	[•]	%	2,833,333	[•]	%
Slam Insiders Earn-out Shares	1,500,000	[•]	%	1,500,000	[•]	%	1,500,000	[•]	%	1,500,000	[•]	%
Conversion of Sponsor Promissory Notes(11)	1,342,100	[•]	%	1,342,100	[•]	%	1,342,100	[•]	%	1,342,100	[•]	%
Lynk Global Equity Incentive Plan	1,572,114	[•]	%	1,572,114	[•]	%	1,572,114	[•]	%	1,572,114	[•]	%
New Equity Incentive Plan Pool	3,000,000	[•]	%	3,000,000	[•]	%	3,000,000	[•]	%	3,000,000	[•]	%
Lynk Warrants	[•]	[•]		[•]	[•]		[•]	[•]		[•]	[•]
Total Additional Dilution Sources(12)	[•]	[•]	%	[•]	[•]	%	[•]	[•]	%	[•]	[•]	%

____________

(1)      This scenario assumes that no Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(2)      This scenario assumes that 2,269,489 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(3)      This scenario assumes that 6,808,469 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(4)      This scenario assumes that 9,077,959 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(5)      Excludes (i) 5,875,000 Class B Ordinary Shares that shall automatically be forfeited and surrendered to Slam for no additional consideration under the Business Combination Agreement, assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings Amount; (ii) 1,500,000 Sponsor Earnout Shares1 subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.;” and (iii) 1,000,000 shares of Topco Converted Common Stock issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor.

(6)      Topco intends to enter into subscription agreements with PIPE Investors, pursuant to which the PIPE Investors will agree to subscribe for and purchase an aggregate of 11,000,000 shares of Topco Series A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $110,000,000.

(7)      Solely reflects shares of Topco Series A Common Stock issued pursuant to the Investor’s Backstop Commitment and excludes 5,000,000 shares of Topco Series A Common Stock issued pursuant to the Backstop Agreement Side Letter which are accounted for in the share counts of the Slam Insiders within the sensitivity table.

(8)      Assumes that, in the 100% redemption scenario, Topco issues 2,150,000 shares of Topco Series A Common Stock at $10.00 per share as required under the Backstop Agreement if the Minimum Cash Condition is not met.

(9)      Excludes 900,000 Lynk Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.” Shares issuable to the Lynk founders, Charles Miller, Margo Deckard and Tyghe Speidel, shall be issued in the form of Topco Series B Common Stock.

(10)    Assumes the Warrant Conversion is approved by the holders of the Slam Public Warrants, and that each issued and outstanding Slam Warrant converts into 0.25 newly issued Class A Ordinary Shares.

(11)    Assumes that 1,342,1000 shares of Topco Converted Common Stock are issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn and no additional promissory notes are entered into between Slam and the Sponsor.

(12)    The Equity % with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator, based on the stated assumptions. For example, in the 25% redemption scenario, the Equity % with respect to the Slam Public Warrant Holders would be calculated as follows: (a) 3,593,737 shares of Topco Common Stock issued as a result of the Warrant Conversion; divided by (b) (i) [•] shares of Topco Common Stock (the number of shares of Topco Common Stock outstanding excluding shares issued in connection with the Warrant Conversion) plus (ii) [•] shares of Topco Common Stock issued pursuant to the Additional Dilution Sources.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, the following without limitation: (a) the approval and adoption of each of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal by Slam shareholders and the transactions contemplated thereby; (b) the waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by the Business Combination Agreement shall have expired or been terminated; (c) there shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect preventing the consummation of the transactions contemplated thereby; (d) the shares of Topco Common Stock to be issued in connection with the Business Combination having been approved for listing on the NYSE; (e) since September 26, 2021, there shall not have occurred a Company Material Adverse Effect (as defined in the Business Combination Agreement), the material adverse effects of which are continuing; (f) the Minimum Cash Condition; and (g) this registration statement on Form S-4 shall have become effective under the Securities Act, no stop order shall have been issued by the SEC suspending the effectiveness of such registration statement and no proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending.

See the sections titled “The Business Combination Agreement” and “Shareholder Proposal No. 1: The Business Combination Proposal” for a summary of the terms of the Business Combination Agreement and additional information regarding the terms of the Business Combination Proposal.

Q.     When do you expect the Business Combination to be completed?

A.     It is currently expected that the Business Combination will be completed by the end of the second quarter of 2024.

This timing depends, among other things, on the approval of the Required Shareholder Proposals to be presented at the General Meeting. However, the General Meeting could be adjourned if the Adjournment Proposal is adopted at the General Meeting and Slam elects to adjourn the General Meeting to a later date or dates to permit further solicitation and vote of proxies as permitted by the Business Combination Agreement.

Q.     What happens if the Business Combination is not completed?

A.     If a shareholder has tendered shares to be redeemed but the Business Combination is not completed, the redemptions will be canceled, and the tendered shares will be returned to the relevant shareholders as appropriate. The current final deadline set forth in the Existing Organizational Documents for Slam to complete its initial business combination (which will be the Business Combination should it occur) is December 25, 2024 (if extended as permitted by the Slam Memorandum and Articles of Association).

Q.     What differences will there be between the current constitutional documents of Slam and the Proposed Certificate of Incorporation and the Proposed Bylaws following the Closing?

A.     The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Slam’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace our Existing Organizational Documents, in each case, under Cayman Islands law, with the New Slam Certificate of Incorporation and New Slam Bylaws. Following the Merger, the Proposed Topco Certificate of Incorporation and Proposed

Topco Bylaws, will be in effect. The Proposed Governing Documents differ materially from the Existing Organizational Documents, which will govern following the Domestication and the Merger. For additional information, see “Comparison of Corporate Governance and Shareholder Rights.”

Q.     Why is Slam proposing the Equity Incentive Plan Proposal?

A.     The purpose of the 2024 Equity Incentive Plan is to enable Topco to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and Topco’s stockholders. For more information, see the section titled “Shareholder Proposal No. 3: The Equity Incentive Plan Proposal.”

Q.     Why is Slam proposing the Employee Stock Purchase Plan Proposal?

A.     The purpose of the 2024 ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of Topco by purchasing Topco Common Stock from Topco on favorable terms and to pay for such purchases through payroll deductions. For more information, see the section titled “Shareholder Proposal No. 4: The Employee Stock Purchase Plan Proposal.”

Q.     Why is Slam proposing the Adjournment Proposal?

A.     Slam’s shareholders are also being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the General Meeting to a later date or dates, including, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus, (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants would not be approved for listing on an Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals. See the section titled “Shareholder Proposal No. 5: The Adjournment Proposal” for additional information.

Q.     Why is Slam proposing the Warrant Amendment Proposal?

A.     We are seeking approval of the Warrant Amendment Proposal, to provide that, immediately prior to or in connection with the Domestication, each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A Ordinary Shares.

Q.     Why is Slam proposing the Warrant Holders Adjournment Proposal?

A.     Slam is proposing the Warrant Holders Adjournment Proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

Q.     Who is entitled to vote at the General Meeting?

A.     Slam has fixed [•], 2024 as the Record Date. If you are a shareholder of Slam at the close of business on the Record Date, you are entitled to vote on matters that come before the General Meeting.

Q.     Who is entitled to vote at the Warrant Holder Meeting?

A.     Slam has fixed [•], 2024 as the Record Date. If you are a warrant holder of Slam at the close of business on the Record Date, you are entitled to vote on matters that come before the Warrant Holder Meeting.

Q.     How do I vote?

A.     If you are a record owner of your shares, there are two ways to vote your Ordinary Shares and Warrants at the General Meeting and your Warrants at the Warrant Holder Meeting:

You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares and/or warrants, your shares and/or warrants will be voted as recommended by the Slam Board “FOR” the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal (if presented) at the Shareholders Meeting and “FOR” the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal (if presented) at the Warrant Holders Meeting. Votes received after a matter has been voted upon at the General Meeting and the Warrant Holders Meeting will not be counted.

You Can Attend the General Meeting and the Warrant Holders Meeting, and Vote Virtually.    You will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares and/or warrants you beneficially own are properly counted. If you wish to attend the General Meeting and the Warrant Holders Meeting, and vote in person and your shares and warrants are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Slam can be sure that the broker, bank or nominee has not already voted your shares and/or warrants.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Slam or by voting online at the General Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of Nasdaq, brokers who hold shares and/or in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. The Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are “non-routine” matters and therefore, brokers are not permitted to exercise their voting discretion with respect to these proposals.

If you hold your shares of Slam in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the B Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal. Accordingly, your bank, broker, or other nominee can vote your shares on the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal at the General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares and/or warrants as soon as possible in accordance with directions you provide. If your broker does not vote, it will have the same effect as if you voted against the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, and no effect on the vote on the Adjournment Proposal.

Q.     If my Warrants are held in “street name,” will my broker, bank or nominee automatically vote my Warrants for me?

A.     If your Warrants are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your Warrants with instructions on how to vote your Warrants. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote Warrants held in “street name” by returning a proxy card directly to Slam or by voting online at the Warrant Holders Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of Nasdaq, brokers who hold Warrants and/or in “street name” for a beneficial owner of those Warrants typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. The Warrant Amendment Proposal and Warrant Holders Adjournment Proposal are “non-routine” matters and therefore, brokers are not permitted to exercise their voting discretion with respect to these proposals.

If you hold your Warrants of Slam in “street name” and you do not instruct your broker, bank or other nominee on how to vote your Warrants, your broker, bank or other nominee will not vote your Warrants on the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal. Accordingly, your bank, broker, or other nominee can vote your Warrants on the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal at the Warrant Holders Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares and/or warrants as soon as possible in accordance with directions you provide. If your broker does not vote, it will have the same effect as if you voted against the Warrant Amendment Proposal, and no effect on the vote on the Warrant Holders Adjournment Proposal.

Q.     How do I attend the virtual General Meeting?

A.     If you are a registered shareholder, you will receive a proxy card from Continental, acting as transfer agent. The form contains instructions on how to attend the virtual General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373, or via email at proxy@continentalstock.com.

You can pre-register to attend the virtual General Meeting starting [•], 2024, at 9:00 a.m., Eastern Time (two business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/[•], enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the General Meeting.

Shareholders who hold their investments through a bank or broker will need to contact Continental to receive a control number. If you plan to vote at the General Meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. In either case you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to Internet, you can listen only to the meeting by dialing [•] (or +1 [•] if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]. Please note that you will not be able to vote or ask questions at the General Meeting if you choose to participate telephonically.

Q.     What if I do not vote my Class A Ordinary Shares and Warrants or if I abstain from voting?

A.     The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of Ordinary Shares, who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. The Domestication Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the Class A Ordinary Shares, who, being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. Approval of the Warrant Holders Adjournment Proposal requires the vote of the holders of at least 65% of the then-outstanding Public Warrants in accordance with the terms of the Warrant Agreement. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and the Warrant Holders Meeting, and therefore will have no effect on the approval of each of the Required Shareholder Proposals.

Q.     What Shareholder Proposals must be passed in order for the Business Combination to be completed?

A.     The Business Combination will not be completed unless the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved. If Slam does not complete an initial business combination (which will be the Business Combination should it occur) by the Termination Date, Slam will be required to liquidate and dissolve itself and return the monies held within its Trust Account to its Public Shareholders unless Slam submits and its shareholders approve an extension.

Q.     How does the Slam Board recommend that I vote on the Required Shareholder Proposals?

A.     The Slam Board unanimously recommends that the holders of Ordinary Shares entitled to vote on the Required Shareholder Proposals, vote as follows:

“FOR” approval of the Business Combination Proposal;

“FOR” approval of the Domestication Proposal;

“FOR” approval of the Equity Incentive Plan Proposal;

“FOR” approval of the Employee Stock Purchase Plan Proposal; and

“FOR” approval of the Adjournment Proposal, if presented.

Q.     How does the Slam Board recommend that I vote on the Warrant Holder Shareholder Proposals?

A.     The Slam Board unanimously recommends that the holders of Warrants entitled to vote on the Warrant Holders Proposals, vote as follows:

“FOR” approval of the Warrant Amendment Proposal; and

“FOR” approval of the Warrant Holders Adjournment Proposal, if presented.

Q.     How do the Sponsor and Slam’s directors and officers intend to vote?

A.     The Sponsor and Slam’s directors and officers intend to vote any Ordinary Shares over which they have voting control in favor of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. However, any subsequent purchases of Class A Ordinary Shares prior to the Record Date by the Sponsor or Slam’s officers and directors in the aftermarket will make it more likely that the Required Shareholder Proposals will be approved as such shares would be voted in favor of the Required Shareholder Proposals. As of the Record Date, there were [•] Ordinary Shares outstanding.

The Class B Shareholders are entitled to redeem any Class A Ordinary Shares Stock held by it in connection with the Business Combination Proposal. On the Record Date, the Class B Shareholders beneficially owned and was entitled to vote an aggregate of 14,375,000 Class B Ordinary Shares, representing approximately [•]% of Slam’s issued and outstanding Ordinary Shares.

Q.     How many votes do I have?

A.     Slam shareholders have one vote per each Ordinary Share held by them on the Record Date for each of the Shareholder Proposals to be voted upon. Slam warrant holders have one vote per each Warrant held by them on the Record Date for each of the Warrant Holder Proposals to be voted upon.

Q.     What if I do not want to vote “FOR” the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal?

A.     If you do not want the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal to be approved, you may “ABSTAIN”, not vote, or vote “AGAINST” such proposal.

If you attend the General Meeting in person or by proxy, you may vote “AGAINST” the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal and your Ordinary Shares will be counted for the purposes of determining whether the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal (as the case may be) are approved.

However, if you fail to attend the General Meeting in person or by proxy, or if you do attend the General Meeting in person or by proxy but you “ABSTAIN” or otherwise fail to vote at the General Meeting, your Ordinary Shares will not be counted for the purposes of determining whether the Adjournment Proposal is approved, and your Ordinary Shares which are not voted at the General Meeting will have no effect on the outcome of such vote. If you “ABSTAIN” or otherwise fail to vote at the General Meeting, this will have no impact upon the outcome of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

The Adjournment Proposal will only be put forth for a vote if there are insufficient Ordinary Shares present at the General Meeting to constitute a quorum or there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal at the General Meeting or, if due to redemptions in connection with the Business Combination Proposal, shares of Topco Common Stock would not be approved for listing on an Approved Stock Exchange or, to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures required by law.

Q.     What happens if the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Proposal is not approved?

A.     If there are insufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, Slam may put the Adjournment Proposal to a vote in order to seek additional time to obtain sufficient votes in support of the Business Combination, the Domestication, the Equity Incentive Plan or the Employee Stock Purchase Plan.

If the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal is not approved at the General Meeting or at any adjournment thereof and a Business Combination is not completed, in each case on or before the Termination Date, then as contemplated by and in accordance with the Memorandum and Articles of Association, Slam will, promptly following the Termination Date: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest on the funds held in the Trust Account and not previously released to Slam (less taxes payable and up to $100,000 to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Slam Board in accordance with applicable law, liquidate and dissolve, subject in each case to Slam’s obligations under Cayman law to provide for claims of creditors and other requirements of applicable law.

The Class B Shareholders waived their rights to participate in any liquidation distribution with respect to the 14,375,000 Class B Ordinary Shares held by the Class B Shareholders. There will be no distribution from the Trust Account with respect to the Slam Private Placement Warrants, which will expire worthless in the event Slam dissolves and liquidates the Trust Account.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card to Slam Corp., 55 Hudson Yards, 47th Floor, Suite C, New York, NY 10001, so that it is received by Slam prior to the vote at the General Meeting (which is scheduled to take place on [•], 2024) or attend the virtual General Meeting and vote electronically. Shareholders also may revoke their proxy by sending a notice of revocation to Slam’s Chief Executive Officer, which must be received by Slam’s Chief Executive Officer prior to the vote at the General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.     How are votes counted?

A.     Votes will be counted by the inspector of election appointed for the General Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, if any. The approval of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Ordinary Shares who being present in person or by proxy and entitled to vote thereon at the General Meeting.

Shareholders who attend the General Meeting, either in person or by proxy, will be counted (and the number of Ordinary Shares held by such shareholders will be counted) for the purposes of determining whether a quorum is present at the General Meeting. The presence, in person or by proxy, of shareholders holding a majority of the Ordinary Shares entitled to vote at the General Meeting constitutes a quorum at the General Meeting.

With respect to the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will have no effect as a vote on any of the proposals. As these proposals are not a “routine” matter, brokers will not be permitted to exercise discretionary voting on these proposals. Any broker non-votes received on the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan will have the same effect as a vote against the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.

With respect to the Adjournment Proposal, abstentions will have no effect on the approval of the proposal. As this proposal is a “routine” matter, brokers will be permitted to exercise discretionary voting on this proposal. Any broker non-votes received on the Adjournment Proposal will not affect the outcome of the vote on the Adjournment Proposal.

Q.     Do I have appraisal rights if I object to the Business Combination Proposal?

A.     No. There are no appraisal rights available to Slam’s shareholders in connection with the Business Combination Proposal. However as described herein, you may exercise redemption rights in connection with the Business Combination Proposal.

Q.     Who is Slam’s Sponsor?

A.     Slam’s sponsor is Slam Sponsor, LLC, a Cayman Islands limited liability company. The Sponsor currently owns 14,211,000 Class B Ordinary Shares and 11,333,333 Private Placement Warrants. We do not believe that the Sponsor is “controlled” (as defined in 31 CFR 800.208) by one or more foreign persons, such that the Sponsor’s involvement in any business combination would likely be a “covered transaction” (as defined in 31 CFR 800.213). However, it is possible that non-U.S. persons could be involved in our business combination, which may increase the risk that our business combination becomes subject to regulatory review, including a potential mandatory or voluntary review by the Committee on Foreign Investment in the United States (“CFIUS”), and that restrictions, limitations or conditions will be imposed by CFIUS. If our business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If our potential business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with a business combination without notifying CFIUS and risk CFIUS intervention, before or after closing a business combination. CFIUS may decide to block or delay our business combination, impose conditions to mitigate national security concerns with respect to such business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete a business combination may be limited and we may be adversely affected in terms of competing with other SPACs which do not have similar foreign ownership issues. A failure to notify CFIUS of a transaction where such notification was required or otherwise warranted based on the national security considerations presented by an investment target may expose the Sponsor and/or the combined company to legal penalties, costs, and/or other adverse reputational and financial effects, thus potentially diminishing the value of the combined company. In addition, CFIUS is actively pursuing transactions that were not notified to it and may ask questions regarding, or impose restrictions or mitigation on, a business combination post-closing.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our business combination. If we cannot complete a business combination by February 25, 2024 (or up to December 25, 2024 if extended) because the transaction is still under review or because our business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, our public shareholders may only receive $10.83 per Public Share, and our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Q.     How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any holders of Topco Warrants following the Business Combination?

A.     The Private Placement Warrants are identical to the Public Warrants in all material respects, except that the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the initial business combination and they will not be redeemable by Topco, assuming the Warrant Conversion is not approved by the holders of the Slam Public Warrants, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Topco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

As a result, following the Business Combination, assuming the Warrant Conversion is not approved by the holders of the Slam Public Warrants, Topco may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Topco will have the ability to redeem outstanding Topco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Topco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. Topco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Topco Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Topco Common Stock is available throughout the 30-day redemption period. If and when the Topco Warrants become redeemable by Topco, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Topco Warrants could force you (i) to exercise your Topco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Topco Warrants at the then-current market price when you might otherwise wish to hold your Topco Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Topco Warrants are called for redemption, is likely to be substantially less than the market value of your Topco Warrants.

In addition, assuming the Warrant Conversion is not approved by the holders of the Slam Public Warrants, Topco will have the ability to redeem the outstanding Topco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Topco Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. In such a case, the holders will be able to exercise their Topco Warrants prior to redemption for a number of Topco Common Stock determined based on a table in which the number of Topco Common Stock is based on the redemption date and the fair market value of the Topco Common Stock. Recent trading prices for the Class A Ordinary Shares have not exceeded the $10.00 per share threshold at which the Topco Warrants would become redeemable. Please see the notes to Slam’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the Topco Warrants (1) may be less than the value the holders would have received if they had exercised their Topco Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Topco Warrants.

In each case, Topco may only call the Topco Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Topco Warrants prior to the time of redemption and, at Topco’s election, any such exercise may be required to be on a cashless basis.

Q.     Do I have redemption rights with respect to my Class A Ordinary Shares?

A.     Under Section 49.5 of the Existing Organizational Documents, prior to the completion of the Business Combination, Slam will provide all of the Public Shareholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable redemption price (as defined in the Existing Organizational Documents).

Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Class A Ordinary Shares as of the Record Date or acquired their shares after the Record Date. The redemptions will be effectuated in accordance with the Existing Organizational Documents and Cayman Islands law. Any Public Shareholder who holds Class A Ordinary Shares on or before [•], 2024 (two business days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such Public Shareholders follow the procedures provided for exercising such redemption as set forth in the Existing Organizational Documents, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising such redemption right, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of Class A Ordinary Shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “The Extraordinary General Meeting of Slam and Special Meeting of Warrant Holders of Slam — Redemption Rights.”

Q.     Can the Sponsor and the independent directors redeem their Founder Shares in connection with the consummation of the Business Combination?

A.     The Class B Shareholders have agreed, for no additional consideration, to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination.

Q.     May the Sponsor, Slam directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.     At any time prior to the General Meeting, during a period when they are not then aware of any material nonpublic information regarding Slam or its securities, the Class B Shareholders, Lynk and/or their respective affiliates may purchase Public Shares and/or Slam Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Ordinary Shares. In such transactions, the purchase price for the Ordinary Shares is not expected to exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons or entities described above would not vote on the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Slam will file with the SEC a Current Report on Form 8-K prior to the General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Slam has received redemption requests.

Q.     Is there a limit on the number of shares I may redeem?

A.     Each Public Shareholder, together with any affiliate or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking a redemption right with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Slam. Any Public Shareholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him, her or it redeemed for cash.

Q.     How do I exercise my redemption right?

A.     If you are a holder of Class A Ordinary Shares and wish to exercise your right to redeem your Slam Class A Ordinary Shares, you must:

I.       (a) hold Class A Ordinary Shares or (b) hold Class A Ordinary Shares through Units and elect to separate your Units into the underlying Class A Ordinary Shares and Public Warrants prior to exercising your redemption rights with respect to the Class A Ordinary Shares; and

II.     prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days prior to the initially scheduled date of the General Meeting) (a) submit a written request to the Transfer Agent that Slam redeem your Slam Class A Ordinary Shares for cash and (b) tender or deliver your Slam Class A Ordinary Shares (and share certificates (if any) and other redemption forms) to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” below.

Holders of Units must elect to separate the underlying Class A Ordinary Shares and Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Class A Ordinary Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

In connection with the approval of the Business Combination Proposal, any holder of Class A Ordinary Shares will be entitled to request that their Class A Ordinary Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the General Meeting, including interest earned on the funds held in the Trust Account and not previously released to Slam to pay its taxes, divided by the number of then-outstanding Class A Ordinary Shares. As of February 9, 2024, the most recent practicable date prior to the date of this proxy statement, this would have amounted to approximately $10.94 per Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. We anticipate that the funds to be distributed to public shareholders electing to redeem their Class A Ordinary Shares will be distributed promptly after the General Meeting.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part). If you tender or deliver your shares (and share certificates (if any) and other redemption forms) for redemption to the Transfer Agent and later decide prior to the General Meeting not to elect redemption, you may request that Slam instruct the Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with the consent of the Board. No request for redemption will be honored unless the holder’s shares (and share certificates (if any) and other redemption forms) have been tendered or delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the initially scheduled date of the General Meeting).

If a holder of Class A Ordinary Shares properly makes a request for redemption and the Class A Ordinary Shares (and share certificates (if any) and other redemption forms) are tendered or delivered as described above, then, Slam will redeem Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the General Meeting. If you are a holder of Class A Ordinary Shares and you exercise your redemption rights, it will not result in the loss of any Public Warrants that you may hold.

Q.     What should I do if I receive more than one set of voting materials for the General Meeting or the Warrant Holders Meeting?

A.     You may receive more than one set of voting materials for the General Meeting or the Warrant Holders Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the General Meeting or the Warrant Holders Meeting?

A.     Slam will pay the cost of soliciting proxies for the General Meeting or the Warrant Holders Meeting. Slam has engaged Morrow Sodali to assist in the solicitation of proxies for the General Meeting and will be paid a fee for such services. Slam will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. The directors, officers and employees of Slam may also solicit proxies by telephone, by facsimile, by mail or on the Internet but they will not be paid any additional amounts for soliciting proxies.

Q.     What do I need to do now?

A.     You are urged to read carefully and consider the information contained in this proxy statement/prospectus and to consider how the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee, and determine if you desire to exercise redemption rights in connection with the Business Combination Proposal.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: SLAM.info@investor.morrowsodali.com

You also may obtain additional information about Slam from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Public Stock and you intend to seek redemption of your shares, you will need to tender or deliver your shares of Public Stock (and share certificates (if any) and other redemption forms) (either physically or electronically) to Continental, acting as transfer agent, at the address below prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days prior to the date of the General Meeting). If you have questions regarding the certification of your position tendering or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

Q.     If I am a holder of Units, can I exercise redemption rights with respect to my Slam Units?

A.     No. Holders of issued and outstanding Slam Units must elect to separate the Slam Units into the underlying Public Shares and Public Warrants prior to exercising redemption right with respect to the Public Shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The redemption right includes the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the General Meeting) in order to exercise your redemption right with respect to your Public Shares.

Q.     If I am a holder of Slam Public Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. The holders of Slam Public Warrants have no redemption rights with respect to such warrants.

TICKER SYMBOLS AND DIVIDEND INFORMATION

Slam

Slam Units, Slam Class A Ordinary Shares and Slam Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “SLAMU,” “SLAM” and “SLAMW,” respectively. The Slam Units will automatically separate into their component securities following the Domestication and, as a result, will no longer trade as an independent security. Upon the Closing, the shares of Topco Common Stock and Topco Warrants, if applicable, will be listed on the Nasdaq Capital Market under the symbols “LYNK” and “LYNKW,” respectively.

The closing price of the Slam Units on February 2, 2024, Slam Class A Ordinary Shares on February 2, 2024, and Slam Public Warrants on February 2, 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.93, $10.88 and $0.18, respectively.

Holders of the Slam Units, Slam Class A Ordinary Shares and Slam Public Warrants should obtain current market quotations for their securities. The market price of Slam Securities could vary at any time before the Business Combination.

Holders

As of February 9, 2024, there was one holder of record of Slam Units, one holder of record of Slam Class A Ordinary Shares, 11 holders of record of Class B Ordinary Shares and two holders of record of Slam Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Slam Units, Slam Class A Ordinary Shares and Slam Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends

Slam

Slam has not paid any cash dividends on its securities to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Assuming the Business Combination is consummated, the payment of cash dividends in the future will be dependent, among other things, upon Topco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination as well as compliance with the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws (included as Annex B and Annex C to this proxy statement/prospectus, respectively) and Delaware law. The payment of any dividends following the Business Combination will be subject to the relevant provisions of the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws. See also “Description of Topco’s Securities — Topco Series A Common Stock and Topco Series B Common Stock — Dividend rights.” The ability of Topco to declare dividends may also be limited by the terms of financing or other agreements entered into by Topco from time to time.

Topco

Historical market price information for shares of Topco Common Stock is not provided because there is no public market for shares of Topco Common Stock. See “Lynk Global, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Lynk

Historical market price information for shares of Lynk Common Stock is not provided because there is no public market for shares of Lynk Common Stock. See “Lynk Global, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS

You should carefully consider all the following risk factors, together with all the other information in this proxy statement/prospectus, including the financial statements and notes to the financial statements herein and the matters addressed in the section titled “Cautionary Note Regarding Forward Looking Statements,” in evaluating the Business Combination and before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Lynk’s business, financial condition and results of operations. If any of the events described below occur, Topco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline in the trading price of Topco’s securities, which may be significant, and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Lynk and Slam. Lynk and Slam may face additional risks and uncertainties that are not presently known to such entities, or that are currently deemed immaterial, which may also impair their business, financial condition and results of operations.

Risks Related to Lynk

The following risk factors will apply to the business and operations of Lynk following the Closing. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition, results of operations and cash flows of Lynk. following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward Looking Statements,” before deciding how to vote your Slam Ordinary Shares. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may harm the business, cash flows, financial condition, results of operations and cash flows. Lynk may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair Lynk’s business, prospects, financial condition, results of operations and cash flows. The following discussion should be read in conjunction with the consolidated financial statements of Lynk, the financial statements of Slam and the notes thereto included elsewhere in this proxy statement/prospectus.

Unless the context requires otherwise, references to “Lynk,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Lynk prior to the Business Combination and the business and operations of Lynk as directly or indirectly affected by the Business Combination. The following risk factors apply to the business and operations of Lynk and will also apply to the business and operations of Lynk following the completion of the Business Combination.

Risks Related to Our Business and Industry

Our Sat2Phone Service and other offerings are currently in development and may not be completed on time or at all and the costs associated with them may be greater than expected.

Costs of the design, assembly, integration, testing and launch of satellites and related components and ground infrastructure, as well as operating costs, are substantial. There can be no assurance that we will deliver further Sat2Phone Service and related infrastructure, products and services on a timely basis, on budget or at all. Design, assembly and launch of satellite systems are highly complex and historically have been subject to frequent delays and cost over-runs. For example, the Company has had satellites damaged in transit in the past, requiring the satellites to re-complete acceptance testing and wait for the next launch availability, which has delayed the deployment schedule. These incidents are not uncommon and may result in development and launch delays in the future. Further development of the Sat2Phone Service, which is utilizing new technology, may continue to suffer from delays, interruptions, regulatory uncertainty or increased costs due to many factors, some of which may be beyond our control, including:

•        the failure of the Sat2Phone Service to work as expected as a result of technological or manufacturing and assembling difficulties, design issues or other unforeseen matters;

•        lower than anticipated demand and acceptance for the Sat2Phone Service and mobile satellite services in general;

•        the inability to obtain capital in the public and private markets to finance the Sat2Phone Service and related infrastructure, products and services on acceptable terms or at all;

•        engineering and/or manufacturing performance failing or falling below expected levels of output or efficiency;

•        prolonged or protracted rulemaking proceedings to adopt and implement rules and regulations permitting the use of terrestrial wireless spectrum for Sat2Phone Service or similar proceedings that result in regulatory uncertainty in each relevant market;

•        denial or delays in receipt of regulatory approvals or non-compliance with conditions imposed by regulatory authorities in each market where Sat2Phone Service is to be provided;

•        the breakdown or failure of equipment or systems;

•        the inability to reach commercially reasonable agreements with launch providers that accommodate the technical specifications of our satellites and required orbits and launch cadence;

•        launch costs which may exceed our estimates;

•        the lack of supply of affordable and reliable launch services or significant delays in access to affordable and reliable launch services;

•        manufacturing delays caused by issues in our supply chain;

•        non-performance or non-conforming performance by third-party contractors or suppliers;

•        the inability to develop or license necessary technology on commercially reasonable terms or at all;

•        launch delays, failures or anomalies, or deployment failures or in-orbit satellite failures once launched;

•        the inability to reach commercially reasonable agreements to license or lease terrestrial wireless spectrum from one or more MNOs in each relevant service market for use in the Sat2Phone Service;

•        labor disputes or disruptions in labor productivity or the unavailability of skilled labor;

•        increases in the costs of materials or services, including due to inflation;

•        changes in project scope;

•        increased competition including competitors who may have more resources than we do;

•        new technical or operational requirements imposed by changes in domestic or foreign laws or regulations;

•        geopolitical events, such as the outbreak of war or hostilities, as well as related sanctions and other trade restrictions;

•        pandemics and other public health events, including a resurgence of the COVID-19 pandemic; or

•        severe weather or catastrophic events such as fires, earthquakes, storms (including space storms and adverse weather in space) or explosions.

If any of the above events occur, they could have a material adverse effect on our ability to continue to develop the Sat2Phone Service and related infrastructure, products and services, which would materially adversely affect our business, financial condition and results of operations.

We will incur significant expenses and capital expenditures in the future to execute our business plan and further develop our Sat2Phone Service, and we may be unable to adequately forecast or control our expenses.

We will incur significant expenses and capital expenditures in the future to further our business plan and develop the Sat2Phone Service, including expenses to:

•        design, develop, assemble and launch our satellites;

•        design and develop the components of the Sat2Phone Service;

•        conduct research and development;

•        purchase raw materials and components;

•        launch and test our systems;

•        expand our design, development, maintenance, testing and operational capabilities;

•        acquire and maintain regulatory authority to provide Sat2Phone Service in relevant jurisdictions;

•        advocate and lobby for Sat2Phone legislation and regulations in key jurisdictions;

•        advocate and promote technology standardization and spectrum harmonization domestically and internationally;

•        protection of our intellectual property rights; and

•        increase our general and administrative functions to support our growing operations.

Because we will incur much of the costs and expenses from these efforts before we receive any revenues with respect thereto, our losses in future periods will be significant. Also, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. Our ability to become profitable in the future will not only depend on our ability to successfully launch satellites and build and maintain the Sat2Phone Service, but also to control costs. If we are unable to efficiently design, assemble, launch and operate our satellites or experience significant delays during such development and operations, our potential margins, potential profitability and prospects would be materially and adversely affected.

We will need to raise additional funds to execute on our current business plans. These funds may not be available to us when we need them on favorable terms or at all. If we cannot raise additional funds when needed, our operations and prospects could be negatively affected.

We expect to finance our operations and capital expenditures over the next twelve months primarily through existing cash balances, supplemented as necessary by funds that may become available through additional financing, including through capital raised as a result of the Business Combination and sale of our Series B preferred stock. The design, assembly, integration, testing and launch of satellites and related ground infrastructure is capital-intensive. We currently estimate we will need to raise significant additional capital to fund the operating expenses and capital expenditures necessary to generate revenue. The Company’s financial projections included in this proxy statement/prospectus are based on the assumption that the Company will complete a financing in the first quarter of 2024, will raise significant capital by April 2024 and will close the Business Combination by the end of the second quarter of 2024. See “Shareholder Proposal No. 1: The Business Combination Proposal — Certain Unaudited Lynk Prospective Financial Information.”

We intend to raise additional capital in connection with the Business Combination and through the issuance of equity, equity related or debt securities, secured loan facilities or through obtaining credit from government or financial institutions or commercial partners. Depending on the amount of capital raised in connection with this Business Combination, we may need to raise additional capital to design, assemble and launch any remaining Gen1 satellites needed to achieve continuous coverage of our Sat2Phone Service and for general corporate purposes.

We currently estimate that we will need to raise additional capital to fund our current business plans to operate a constellation of Gen2 satellites to provide broadband service and to continue to provide Sat2Phone Service. To the extent we seek to raise funds in the capital markets, our ability to do so will depend upon market conditions, and volatility in the capital markets. We cannot be certain that additional funds will be available to us on the timelines we may need, on favorable terms, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, cash flows, business and prospects could be materially adversely affected.

We are an early-stage company with a history of losses and may never become profitable.

We incurred a net loss of approximately $13.1 million for the nine months ended September 30, 2023 and have incurred net losses of approximately $89 million from our inception through September 30, 2023. To date, we have not generated substantial revenue from our Sat2Phone Service and may not generate revenue in future periods until we launch the Sat2Phone Service.

We may continue to incur operating and net losses as a result of planned launches of our commercial satellites and may continue to incur operating or net losses even after we begin generating substantial revenue. The likelihood of success of our business plan must be considered in light of the substantial challenges, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the competitive environment in which we operate. The development of a Sat2Phone Service network and related intellectual property is a speculative undertaking, involves a substantial degree of risk, is a capital-intensive business and may ultimately fail. If we cannot successfully execute our plan to develop a Sat2Phone network from LEO satellites, which is the Sat2Phone Service, our business will not succeed.

Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of Sat2Phone Service in new markets, which may not occur. Even if we are able to successfully expand our Sat2Phone Service, there can be no assurance that it will be commercially successful and become profitable on a sustained basis, if at all. We expect to have quarter-to-quarter fluctuations in revenues, expenses and capital expenditures, some of which could be significant, due to research, development, manufacturing and assembly expenses and the investments required to design, assemble and launch the Sat2Phone Service constellation satellites.

Our financial statements contain disclosure regarding the substantial doubt about our ability to continue as a going concern.

We have been focused on research and development activities with a view to developing our satellites and Sat2Phone Service. As of and for the nine months ended September 30, 2023, the Company had a stockholders’ deficit of approximately $89 million and a net loss of approximately $13 million. We do not know whether or when we will become profitable. Our annual and interim financial statements disclose and the report from our independent registered public accounting firm as of and for the years ended December 31, 2022 and 2021, includes an explanatory paragraph stating that the liquidity condition raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are not able to obtain sufficient funding, our business, prospects, financial condition and results of operations will be harmed, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed.

Because of the numerous risks and uncertainties associated with our business plan, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of Topco’s securities and could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations. A decline in the value of Topco’s securities could also cause you to lose all or part of your investment.

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2022 and 2021, and we may identify additional material weaknesses in the future. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

During the course of preparing our financial statements as of and for the years ended December 31, 2022 and 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

These material weaknesses related to the following:

•        We did not design and maintain formal accounting policies, processes and internal controls to analyze, account for and disclose certain complex transactions, including the determination of the fair values of convertible notes, SAFE notes and warrants. These deficiencies resulted in material adjustments to our consolidated financial statements.

•        We did not design and maintain formal accounting policies, procedures and internal controls, and did not have the necessary resources in place to achieve complete, accurate and timely financial accounting, reporting and disclosures, including as it relates to (1) revenue recognition and (2) controls to achieve the appropriate segregation of duties within its accounting and finance systems. These deficiencies resulted in material adjustments to our consolidated financial statements.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weaknesses. We intend to address these pervasive material weaknesses and expect to finalize and implement a remediation plan, which we believe will address the underlying causes. We have engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing the control environment and expect to further engage these external advisors to provide assistance with all elements of the internal controls over financial reporting program, including:

•        Expanding the accounting and finance functions of the Company by hiring additional employees within the accounting and finance department of the Company, which has not yet been initiated;

•        The engagement of a third-party firm to assist the Company in its debt and equity valuation methods and accounting processes;

•        The engagement of a third-party firm to assist the Company for its complex revenue and other transactions;

•        The implementation of additional controls relating to its revenue recognition and impairment process on a go forward basis; and

•        The development and implementation of formal duties, processes and responsibilities within the Company’s accounting and finance systems.

These remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources. We do not know the specific time frame needed to fully remediate the material weaknesses identified.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2022 and 2021, in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes Oxley Act after the completion of the Business Combination.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price.

We rely on MNOs and require regulatory approvals to access the spectrum to offer our Sat2Phone Service.

Unlike traditional mobile satellite services, the Sat2Phone Service does not deliver service over spectrum allocated for mobile satellite use. Rather, the Sat2Phone Service is being designed to deliver service over spectrum allocated for terrestrial mobile use. To do so, regulators in each country where we offer the Sat2Phone Service need to approve the Sat2Phone Service’s use of spectrum in this manner. In many countries, like the U.S., this will require the relevant regulator to undertake regulatory reforms to permit satellite networks to utilize mobile terrestrial spectrum on a “non-conforming” basis. We cannot be certain that, once available, these regulatory approvals will be forthcoming, or, if received, that they will be issued in a timely manner and on terms and conditions that will allow us to achieve our business plan. We will also need to enter into agreements with one or more MNOs in each market in which we seek to provide service, under which they will agree to provide us with access to their licensed spectrum on suitable terms and conditions, including clearing the spectrum of noise that could interfere with the Sat2Phone Service. We cannot be sure that such agreements can be reached with partners with sufficient spectrum holdings in a market or that the terms of such agreements will allow us to provide the Sat2Phone Service for a sufficient period of time or on terms and conditions that will allow us to meet our business plan, or that the MNOs will faithfully and fully execute their parts of the agreements.

We have a limited operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

Formed in 2017, we have a limited operating history in the satellite communications industry, which is rapidly evolving. As a result, there is limited information on which investors can base an evaluation of our business, strategy, operating plan, results and prospects. We intend to derive substantially all of our revenues from the Sat2Phone Service, which is still in the beginning stages of development and deployment. Our projected subscriber uptake rates and adoption rates are speculative and depend on the MNOs to market the service effectively to their subscribers. There are no assurances that we will be able to secure future business with the additional MNOs in our funnel, to persuade the MNOs who have signed contracts to fully roll out the Sat2phone Service to all their subscribers, or that MNOs will effectively market and sell the Sat2Phone Service to their existing customers as the end-user.

It is difficult to predict future revenues and appropriately budget for expenses, and we have limited insight into trends that may emerge and affect our business. We face substantial business and operational risks, including a relatively untested market strategy, all of which makes forecasting future business results particularly difficult and results in a significant level of execution risk.

Our ability to successfully implement our business plan will depend on a number of factors outside of our control.

Our ability to successfully implement our new business plan will depend on a number of factors outside of our control, including:

•        the ability to maintain the functionality, capacity and control of the Sat2Phone Service and satellite network once launched;

•        the ability to access MNO or other spectrum on terms suitable to us;

•        the level of market acceptance and demand for our products and services from MNOs and their end-user customers;

•        the ability to introduce products and services that satisfy market demand;

•        the ability to secure regulatory approval to provide Sat2Phone Services in the U.S. and in foreign jurisdictions;

•        the ability to comply with all applicable regulatory requirements in the countries in which we plan to operate;

•        the effectiveness of competitors in developing and offering similar services and products;

•        consumer acceptance of initial phases of the Sat2Phone Service which is not expected to provide continuous service or provide the same level of performance or reliability even after it is launched to provide continuous service that customers may be used to;

•        the ability to secure operational launch providers with sufficient capacity to successfully launch our satellites on time and on budget; and

•        the ability to maintain competitive prices for our products and services and to control our expenses.

Also, if the experience of the Sat2Phone Service’s end-users is not reasonably equivalent to the experience they have using a terrestrial network, we may not achieve widespread consumer acceptance. If we are unable to successfully implement our business plan, or we do not achieve widespread consumer acceptance, our business, results of operations and financial condition could be adversely affected.

We are highly dependent on the services of Charles Miller, Margo Deckard, and Tyghe Speidel, our co-founders, Chief Executive Officer, Chief Operations Officer, and Chief Technology Officer, respectively, and if we are unable to retain them, attract and retain key employees and hire qualified management, technical and engineering personnel, our ability to compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. We are highly dependent on the services of Charles Miller, Margo Deckard, and Tyghe Speidel, our co-founders, Chief Executive Officer, Chief Operations Officer, and Chief Technology Officer, respectively. If any of Charles Miller, Margo Deckard, or Tyghe Speidel were to discontinue their employment with the Company due to death, disability or any other reason, we would be significantly disadvantaged. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.

Experienced and highly skilled key employees are in high demand, competition for these key employees can be intense and there may be concerns regarding unauthorized disclosure of competitors’ trade secrets, and our ability to hire, attract and retain key employees depends on our ability to provide competitive compensation. Because our satellite development, assembly and testing processes are different than traditional LEO satellites, key employees with sufficient training in our technology may not be available to hire, and as a result, we may need to expend significant time and expense training the key employees we do hire. We may not be able to attract, assimilate, develop or retain qualified key employees in the future, and our failure to do so could adversely affect our business, including the execution of our business strategy. Any failure by our management team and our key employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

The existence of a family relationship between Charles Miller, as our Chief Executive Officer, and Margo Deckard, as our Chief Operations Officer, and both of them as Directors of the Board, may result in a conflict of interest in connection with a decision to be made by us through our Board, standing committees thereof, and management and what they each may believe is best for themselves or their family members in connection with the same decision.

Charles Miller is married to Margo Deckard. In their positions as directors of our Board, and in their positions as our Chief Executive Officer, and Chief Operations Officer, respectively, Charles Miller and Margo Deckard both owe a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of the stockholders. Nevertheless, the existence of this family relationship may result in a conflict of interest on the part of such persons between what they may believe is in our best interests and the best interests of our stockholders and what they may believe is best for themselves or their family members in connection with a business opportunity or other matter to be decided by us through our board of directors, standing committees thereof, and management. Moreover, even if such a family relationship does not create an actual conflict, the perception of a conflict in the press or the financial or business community generally could create negative publicity or another reaction with respect to the business opportunity or other matters to be decided by us through our board of directors, standing committees thereof, and management, which could adversely affect the business generated by us and our relationships with our existing customers and other counterparties, impact the behavior of third-party participants or other persons in the proposed business opportunity or other matter to be decided, otherwise negatively impact our business prospects related to this matter, or negatively impact the trading market for Topco’s securities.

We will need to hire additional employees to expand our production capacity. In an increasingly competitive labor market, execution of our hiring plan could be delayed or lead to increased costs.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop additional employees and highly qualified personnel, in particular radio frequency engineers, network engineers, software engineers, firmware engineers, mechanical engineers, electrical engineers, satellite operations engineers, IT professionals, and manufacturing personnel (from senior manufacturing executives to experienced technicians). Labor generally, and experienced and highly skilled employees specifically, is in high demand, competition for employees can be intense, and our ability to hire, attract and retain additional personnel depends on our ability to provide competitive compensation and benefits. Additionally, individuals with sufficient training in manufacturing our technology may not be available to hire, and as a result, we may need to expend significant time and expense training the employees we do hire. We may not be able to attract, assimilate, develop or retain qualified personnel in the future or to meet the needs of any expansion, and our failure to do so could adversely affect our business, including the execution of our business strategy. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

Rapid and significant technological changes could render the Sat2Phone Service obsolete and impair our ability to compete.

The satellite communications industry is subject to rapid advances and innovations in technology. We may face competition in the future from companies using new technologies and new satellite systems, including competitors who may have more resources than we do. New technology could render the planned Sat2Phone Service obsolete or less competitive by satisfying customer demand in more attractive ways or through the introduction of incompatible standards. Particular technological developments that could adversely affect the business plan may include our competitor’s deployment of new satellites at lower cost or with greater power, flexibility, efficiency or capabilities than ours, as well as continuing improvements in terrestrial wireless technologies. To keep pace with technological changes and remain competitive, we may need to make significant capital expenditures, to design and launch new products and services. Customer acceptance of the products and services that we offer may be affected continually by technology-based differences in product and service offerings compared to those of competitors. New technologies may also be protected by patents or other intellectual property laws and therefore may not be available. Any failure to implement new technology within our Sat2Phone Service may compromise our ability to compete.

If we fail to manage our future growth effectively, our business, prospects, operating results, financial condition and cash flows may be materially adversely affected.

We intend to expand our operations significantly as we develop the Sat2Phone Service and commence commercial operations. To properly manage our growth, we will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include:

•        hiring and training new personnel;

•        assembling, operating and servicing the satellite network;

•        assembling, operating and servicing the ground network;

•        establishing manufacturing capabilities;

•        developing new technologies;

•        developing, demonstrating, integrating and launching larger and more capable satellites;

•        controlling expenses and investments in anticipation of expanded operations;

•        upgrading existing operational management and financial reporting systems to comply with requirements as a public company; and

•        implementing and enhancing administrative infrastructure, systems and processes.

Failure to manage growth effectively could have a material adverse effect on the execution of our business plan, our ability to attract and retain professionals, as well as our business, financial condition, results of operations and cash flows.

Also, as we introduce new services or enter into new markets, we may face technological, operational, compliance and administrative risks and challenges, including risks and challenges unfamiliar to us. We may not be able to mitigate these risks and challenges to achieve our anticipated growth or successfully execute large and complex projects, which could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.

We could experience a decline in revenue, as a result of increasing competition from companies in the wireless communications industry, including wireless and other satellite operators, and from the extension of land-based and air-based communications services or new technologies.

We may face increased competition from new competitors, new technologies or new equipment, including new LEO constellations and expansion of existing geostationary or mid-Earth orbit (MEO) satellite systems, aerial based wireless systems that use balloons or airplane technologies, or a combination of these and ground-based systems that use mesh networking technologies. These new technologies could reduce the need for a satellite system or redeployment of existing technologies to serve the direct to cellular handset market. Satellite service providers or others that rely on satellites for their business purposes and end markets, including us, face a challenging industry as evidenced by the recent bankruptcies of OneWeb and Intelsat. The provision of satellite-based services and products is subject to downward price pressure when capacity exceeds demand. In addition to satellite-based competitors, terrestrial voice and data service providers, both wireline and wireless, could further expand into rural and remote areas and provide the same general types of services and products that we intend to provide. Although satellite communications services and terrestrial communications services are not perfect substitutes, the two compete in some markets and for some services and this competition may increase if the Sat2Phone Service proves successful. Consumers generally perceive terrestrial wireless voice communication products and services as less expensive and more convenient than those that are satellite-based. As a result of competition, we may not be able to successfully launch our Sat2Phone Service or products, retain our customers and attract new customers.

Our business operates in an especially competitive and evolving industry. We face competition from existing and potential competitors in the telecommunications industry, including terrestrial and satellite-based network systems.

The mobile satellite services industry at-large is highly competitive, and we currently face substantial general competition from other service providers that offer a range of mobile and fixed communications options. There are also a number of competitors working to develop innovative solutions to compete in this industry. Also, while we view our services as largely complementary to terrestrial wireline and wireless communications networks through our MNO partnerships, we also compete with these terrestrial networks indirectly.

We face competition from other service providers that offer a range of mobile and fixed communications options, such as Viasat, Globalstar, ORBCOMM, Yahsat//Thuraya Telecommunications Co. Iridium Communications, SkyLo, Apple, Ligado, Omnispace, Echostar-Dish, Huawei, and Galaxy Space. Also, we face competition from companies developing new satellite networks such as SpaceX’s Starlink, AST SpaceMobile, OneWeb, Amazon’s Kuiper, Telesat Lightspeed, Rivada Space Networks, Iridium, Viasat, Omnispace, GalaxySpace, and Globalstar. A continuing trend toward consolidation and strategic alliances in the telecommunications industry, as well as the potential development of new satellite constellations, could give rise to significant new competitors. For example, in 2022, Apple introduced a new service supported by Globalstar which provides text-based SOS Emergency Service capabilities to its latest generation iPhones. In September 2022, SpaceX and T-Mobile US announced that they plan to offer a text-based service from its second generation satellite network that is in the midst of deployment, including the launch of six test satellites in 2024. In February 2023, Viasat announced they are exploring partnerships for LEO direct-to-phone. In November 2023, Galaxy Space (a Chinese company) announced they were developing satellites to connect directly to phones.

We also compete with regional mobile satellite communications services in several geographic markets. In these cases, our competitors’ customers may only require regional low-data rate mobile services, not global higher data rate, mobile voice and data services, so competitors may present a viable alternative for users who only want limited messaging or very low data rate services. These regional competitors operate or plan to operate geostationary satellites that can connect to phones at lower data rates. Additionally, we compete directly or indirectly with very small aperture terminal (“VSAT”) operators that offer communications services through private networks using VSAT or hybrid systems to target business users, or more generally offer WiFi services that are connected to satellites through VSAT for backhaul and with terrestrial wireline and wireless communications networks. To the extent that terrestrial communications companies invest in underdeveloped areas, we may face increased competition in those areas. Furthermore, both U.S. and foreign competitors may benefit from government subsidies to extend network coverage in rural areas, and foreign competitors may benefit from other protective measures, afforded by their home countries that may not be available in a similar fashion to U.S. companies.

Some of these competitors, as well as other existing companies that may seek to enter the markets we serve, may have larger amounts of capital and other resources, have access to financing and capital resources on more advantageous terms, and may provide more efficient products or services than we will be able to provide, any of which could reduce our market share and adversely affect our revenues and business. For example, China’s belt and road initiative, and in particular its “digital silk road” programs, may be used to provide major subsidies to their domestic industries that could be used to reduce our market share and adversely affect our revenues and business.

We may also face competition and pricing pressures from state-owned or state-subsidized entities, thereby limiting our competitiveness.

Some competitors may have larger amounts of capital, or capital on more advantageous terms, or other resources in the form of state subsidies, preferences, protectionist policies, as well as international subsidies, any of which could reduce our market share and adversely affect our revenues and business. China’s belt and road initiative and “digital silk road” programs, may be used to provide major subsidies to their domestic industries or to international countries to encourage them to buy Chinese services. For example, China could provide subsidies to large domestic firms like Huawei or China Aerospace Science and Industry Corp (a state-owned corporation), or smaller emerging firms like GalaxySpace. Europe and India also have policies of significant state subsidies and protectionist policies to benefit their domestic space industries.

We are dependent on third parties to market and sell our products and services.

We rely on MNOs to market and sell our products and services to end users and to determine the prices end users pay. As a result of these arrangements, we are dependent on the performance of our commercial partners to generate most of our revenue. Such commercial partners operate independently of us, which exposes us to significant risks. Commercial partners may not commit the necessary resources to market and sell our products and services and may also market and sell competitive products and services. Also, such commercial partners may not comply with the laws and regulatory requirements in their local jurisdictions, which could limit their ability to market or sell our products and services.

We are currently party to dozens of full commercial contracts with MNOs, in addition to many more preliminary agreements, including for limited testing purposes. However, before we can offer commercial Sat2Phone Service to the parties we have preliminary agreements with, we will need to negotiate definitive commercial agreements, which would supersede these preliminary agreements and understandings. There can be no assurance that we will be able to negotiate such definitive commercial agreements on terms acceptable to us. Also, many of these agreements will need to be renewed over the life of service. If current or future commercial partners do not perform adequately or agree to commercially reasonable terms acceptable to us, we may be unable to achieve our targeted revenue in these markets or enter new markets, and we may not realize our expected growth, and our brand image and reputation could be damaged.

We rely on third parties for the supply of equipment, satellite components and services, including launch providers, of which there are a limited number, long lead times on launch contracts and we currently rely on a single launch provider for service.

While we explore launch services from several different providers, we currently rely upon a single provider, who is also a direct competitor in the satellite-direct-to-phone market, to meet our satellite launch needs. If that provider ceases or delays their launch services, increases prices, or otherwise is unable or unwilling to satisfy our launch needs, it may be difficult to quickly switch to alternate providers or such providers may be unable to quickly accommodate our prior launch schedule, and our ability to expand our service may be adversely affected. These issues could harm our business or financial performance.

In addition, our business depends in large part on our ability to execute our plans to assemble, integrate and test our satellites and components. We rely on multiple suppliers to supply and produce certain highly-technical components. Any failure of these suppliers or others to perform could require us to seek alternative suppliers or to expand our production capabilities, which could incur additional costs and have a negative impact on our cost or supply of components. Also, production or logistics in supply or production areas or transit to final destinations can be disrupted for a variety of reasons including, but not limited to, natural and man-made disasters, information technology system failures, transportation difficulties, commercial disputes, pandemics, military actions, terrorism, economic, business, labor, environmental, public health or political issues or international trade disputes. If any of our suppliers terminate their relationships with us, fail to provide equipment or services on a timely basis, or fail to meet performance expectations, we may be unable to provide products or services to customers in a competitive manner, which could in turn negatively affect our financial results and reputation.

Our continued development of our Sat2Phone Service is and will be subject to risks, including with respect to:

•        securing necessary components on acceptable terms and in a timely manner;

•        delays in delivery of final component designs to our suppliers;

•        our ability to attract, recruit, hire and train skilled employees;

•        our ability to establish manufacturing facilities and assembly integration and test facilities;

•        quality controls;

•        legal or regulatory limitations placed on our launch providers, including as a result of geopolitical actions or otherwise;

•        damage to satellites during testing, transport or integration;

•        satellite launch or deployment failures;

•        satellite on-orbit failures;

•        collisions with other satellites or debris;

•        negotiation of agreements with launch providers;

•        delays or disruptions in supply chain; and

•        other delays and cost overruns.

Certain aspects of our business and ability to grow are seasonal and cyclical, which may cause our current business plans to change and our operating results and revenues to fluctuate. As a result, we may fail to meet the expectations of securities analysts and investors, which could cause Topco’s stock price to decline.

Our operating results, revenues and our ability to grow may fluctuate on a seasonal or cyclical basis and from quarter to quarter and year to year, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations. If our operating results do not meet the expectations of securities analysts or investors, who may derive their expectations by extrapolating data from recent historical operating results, the market price of the Topco Common stock will likely decline. Fluctuations in our growth, operating results, revenues or stock price may be due to a number of factors, including, but not limited to, those listed below and those identified throughout this “Risk Factors” section and:

•        an inability to launch new satellites during certain times of the year due to weather, which may delay launch;

•        the overall cyclicality and changing economic, political and market conditions, including related to the microchip industry and wireless communications markets;

•        changes in accounting rules that require financial results to be reported differently from quarter to quarter or year to year;

•        our ability to respond to changes in demand for our existing services or regulatory changes;

•        the availability and pricing of raw materials;

•        our ability to timely and accurately predict market requirements and evolving industry standards and to identify;

•        and capitalize upon opportunities in new markets; and

•        the effects of public health emergencies, natural disasters, terrorist activities, international conflicts and other events beyond our control.

Our development plans require us to scale our internal manufacturing capabilities. Building and validating larger satellite manufacturing facilities and processes to mass produce satellites at higher rates, as well as mass production of larger satellites at these higher rates, recruiting and training qualified personnel, procuring all the necessary equipment required and obtaining necessary regulatory approvals will be complex, expensive and time consuming. We may encounter challenges in identifying suitable manufacturing locations, or acquiring necessary equipment or personnel, or in acquiring necessary permits and licenses from federal, state or local governments.

We do not know whether we will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply — in a timely or cost-effective manner — to enable us to successfully and competitively operate our Sat2Phone Service. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, financial condition and operating results.

We and our suppliers rely on complex systems and components, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We and our suppliers rely on complex systems and components for the operation and assembly of our satellites, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. These components may suffer unexpected malfunctions from time to time and may require repairs and spare parts to resume operations, which may not be readily available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, both on Earth as well as in orbit (e.g. solar storms, space radiation and atomic oxygen, orbital debris), difficulty or delays in obtaining governmental permits or regulatory licenses, damages or defects in various components, industrial accidents, cyberattacks, terrorist attacks, strikes, fire, seismic activity and other natural disasters (on Earth as well as in space). Should operational risks materialize, it may result in monetary losses, delays, unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all of which could have a material adverse effect on our business, prospects, financial condition or operating results.

We face substantial risks associated with international operations, including the need for regulatory approvals in any foreign market where we wish to provide services through an MNO relationship or otherwise.

We offer our Sat2Phone Service in international markets and intend to collaborate with a number of foreign MNOs. We also source supplies from international suppliers. Operating in foreign countries poses substantial risks, including:

•        difficulties in developing products and services that are tailored to the needs of local customers;

•        unavailability of, or difficulties in establishing, relationships with local MNOs;

•        instability of international economies and governments, including geo-political conflicts; such as the recent conflicts in Ukraine, the Middle East (Israel-Gaza and Yemen), and in Africa (Central African Republic, Niger, Somalia, Sudan and South Sudan) and resulting economic sanctions;

•        changes in laws and policies affecting trade and investment in other jurisdictions,

•        exposure to varying legal standards, including data privacy, security and intellectual property protection in other jurisdictions;

•        absence of or uncertain domestic regulatory regimes to permit the use of terrestrial wireless frequencies by satellite networks on a “non-conforming” basis;

•        difficulties in, or prohibitions on, obtaining required regulatory authorizations;

•        difficulties in enforcing legal rights in other jurisdictions;

•        local domestic ownership requirements;

•        requirements that certain operational activities be performed in-country;

•        changing and conflicting national and local regulatory requirements;

•        foreign currency exchange rates and exchange controls; and

•        ongoing compliance with the FCPA, U.S. export controls, anti-money laundering and trade sanction laws, and similar anti-corruption and international trade laws in other countries.

Our partnerships with MNOs, suppliers and vendors expose us to currency exchange risk, and we cannot predict the effect of future exchange rate fluctuations on our business and operating results.

Our international operations are sensitive to currency exchange risks. We anticipate having currency exposure arising from both sales and purchases denominated in foreign currencies, as well as intercompany transactions. Significant changes in exchange rates between foreign currencies in which we anticipate transacting business, and the U.S. dollar may adversely affect our results of operations and financial condition.

We may be negatively affected by global economic conditions.

Our operations and performance depend significantly on worldwide economic conditions. Uncertainty about global economic conditions poses a risk as individual consumers, businesses and governments may postpone spending in response to tighter credit, negative financial news, declines in income or asset values, or budgetary constraints. Reduced demand could cause a significant delay in the launch of new satellites or the expansion of the Sat2Phone Service which in turn could cause a decline in our anticipated future revenue and make it more difficult to operate profitably in the future, potentially compromising our ability to pursue our business plan. We expect our future growth rate will be affected by the condition of the global economy, increased competition, maturation of the satellite communications industry, and the difficulty in sustaining high growth rates as we increase in size.

Pursuing strategic transactions may cause us to incur additional risks. From time to time we may evaluate, and potentially consummate, acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may pursue acquisitions, joint ventures or other strategic transactions from time to time. We may face costs and risks arising from any such transactions, including integrating a new business into our business or managing a joint venture. These risks may include adverse legal, organizational and financial consequences, loss of key customers and distributors, and diversion of management’s time.

Also, any major business combination or similar strategic transaction may require significant additional financing. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, in acceptable amounts, or at appropriate times to implement any such transaction.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the post-combination company to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that the post-combination company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will be subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the exchange on which our Common Stock is listed, which we were not required to comply with as a private company. As a newly public company as a result of the Business Combination, complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we will have to institute a more comprehensive compliance function, comply with rules promulgated by the Approved Stock Exchange, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, and establish new internal policies, such as those relating to insider trading. We will also have to retain and rely on outside counsel, accountants and third-party advisors to a greater degree in these activities. In addition, being subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.

The dual-class structure of Topco’s Common Stock as contained in the Topco amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our capital stock prior to the contemplated transaction, including our directors, executive officers and their respective affiliates.

Topco’s Series A Common Stock will have one vote per share and Topco Series B Common Stock will have 10 votes per share. Stockholders who will hold shares of Topco Series B Common Stock, including our founders, together hold a substantial majority of the voting power of our outstanding capital stock. Because of the ten-to-one voting ratio between Topco Series B Common Stock and Topco Series A Common Stock, the holders of Topco

Series B Common Stock will collectively control a majority of the combined voting power of our common stock and therefore are able to control all matters submitted to Topco’s stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Transfers by holders of Topco Series B Common Stock will generally result in those shares automatically converting to Topco Series A Common Stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Topco Series B Common Stock to Topco Series A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Topco Series B Common Stock who retain their shares of Topco Series B Common Stock.

Our estimates of the size of our addressable market may prove to be inaccurate.

It is difficult to accurately estimate the size of the Sat2phone market and predict with certainty the rate at which the market for our products will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. These estimates and assumptions are subject to various factors beyond our control. Actual results may differ materially from our expectations.

We operate in a rapidly changing and competitive industry, and our projections and calculations of key operating metrics are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, as well as our ability to attract MNO partners and achieve scale, while generating sustained revenues through our commercial agreements with MNOs. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause our operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, we may fall materially short of our forecasts and expectations, including with respect to our key operating metrics, which could cause our stock price to decline and investors to lose confidence in us and our business, financial condition, and results of operations could be materially and adversely affected.

Our business may be materially adversely affected by Respiratory Syncytial Virus (“RSV”), Flu, disease outbreak, COVID-19 pandemic or a similar global pandemic and the effects of such outbreak on debt and equity markets.

The COVID-19 pandemic negatively impacted the global economy, disrupted global supply chains, including the supply chain for computer chips, and created significant volatility and disruption in the financial and capital markets. We are unable to accurately predict the full impact that RSV or that any flu, disease outbreak or global pandemic, might have on our planned development of the Sat2Phone Service, our financial condition, and operational activities due to numerous factors that are not within our control, including the duration and severity of the outbreak, stay-at-home orders, business closures, governmental efforts to distribute vaccines and overall vaccination rates, travel restrictions, supply chain disruptions and employee illness or quarantines, which could result in disruptions to our operations and adversely impact our operations and financial condition. If our access to capital is restricted or associated borrowing costs increase as a result of developments in financial markets relating to the COVID-19 pandemic, or any similar global pandemic, our operations and financial condition could be adversely impacted.

Supply chain disruptions or a lack of availability of components from the electronics industry could adversely affect our business.

Supply chain dislocations, generally, or resulting from global geopolitical and public health issues and other causes may have a material adverse impact on our business and results of operations. Such disruptions may increase our costs of doing business, including through significant increases in the price of our products and their components and materials and the related costs of shipment. In addition, we rely upon the availability of components, materials, and component parts from the electronics industry.

There is a global microchip shortage, with a significant portion of available microchips being acquired by companies with substantial resources. Microchips are utilized in various devices and products and are a crucial component of LEO satellites; supply chain constraints coupled with increasing demand has led to increased pricing and limited availability for microchips. Prices have been on the rise and these supply constraints are expected to continue for the foreseeable future. In addition, China has seen production slowdowns in the past and could again. Should similar outbreaks or other disruptions to the China-based global supply chain occur, we may not be able to obtain adequate components on a timely basis, if at all, or we may only be able to acquire microchips at premium prices. Such events could have a material adverse effect on our ability to pursue our strategy, which could have a material adverse effect on our business and the value of its securities. Furthermore, some components we require for our hardware may use certain rare earths and other minerals, the supplies of which can be constrained or limited by nation-states where such minerals are mined.

In addition, the electronics industry is subject to occasional shortages in parts availability generally, depending on fluctuation in supply and demand. Industry shortages may result in delayed shipments of materials or increased prices, or both. As a consequence, manufacturing and production of our satellites could be subject to disruptions, cost increases or both. Recent disruptions in the global supply chain have limited our ability to procure parts timely and at reasonable prices. During 2023, supply chain disruptions and production issues negatively impacted our ability to manufacture and produce our satellites. Delays in our ability to meet our obligations as a result of supply chain issues or a lack of availability of components from the electronics industry may negatively affect our reputation, our relationships with customers and our ability to manufacture satellites and deliver services.

The Company’s prospective financial information and projections are based on assumptions that may not prove to be accurate and may cause the Company or the combined company’s results to differ substantially. The unaudited pro forma financial information, Company financial information and other projections included herein may not be indicative of what the combined company’s actual financial position or results of operations will be.

The Company’s prospective financial information and projections included in this proxy statement/prospectus are based on assumptions and estimates that may not prove to be accurate and may cause the Company or the combined company’s results to differ substantially. For example, the Company’s financial projections are based on the assumption that the Company will complete a financing in the first quarter of 2024 and close the Business Combination by the end of the second quarter of 2024.

Financial projections, estimates and targets are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies. While all financial projections, estimates and targets are necessarily speculative, the Company believes that the preparation of prospective or illustrative financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets should not be regarded as an indication that the Company considers the financial projections, estimates or targets to be reliable predictions of future events. The financial projections are not based on Lynk’s historical financial results or operational history. To date, Lynk has not generated substantial revenue from its Sat2Phone Service.

In addition, the unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the combined company’s results if the Business Combination is completed. The Company and Slam currently operate as separate companies and have had no prior history as a combined entity and have not previously been managed on a combined basis. The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined

Financial Information” has been derived from the Company and Slam’s historical financial statements and certain adjustments and assumptions have been made after giving effect to the Business Combination. There may be differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting, which could result in material differences from the unaudited pro forma condensed combined financial information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the combined company.

In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and other factors may affect the combined company’s financial condition or results of operations following the closing of the Business Combination. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Risks Related to Our Satellites and Planned Sat2Phone Service

We may not be able to launch or deploy new satellites successfully. Loss of a satellite during launch, or failure to deploy a satellite after a successful launch, could delay or impair our ability to offer our services or reduce our expected potential revenues.

We rely on third parties to launch our satellites. If we fail to find third parties to launch our satellites or if the third parties fail to perform or delay their performance, the Sat2Phone Service may not be made operational in the anticipated timeframe or at all. There are a limited number of third parties with the capabilities to launch our satellites, some of which are exploring services that could compete with the Sat2Phone Service. If the satellites are delayed, damaged in transport or otherwise fail to be delivered to a launch service provider in time or in suitable condition for launch integration, we may incur additional costs associated with the launch or may be remanifested to a later launch date when the provider has availability. This could result in increased storage costs, lost revenues and harm to our business and financial condition, in addition to the penalties assessed by the provider.

Also, we may not be able to operate our satellites successfully due to mechanical deployment failures after launch or problems occurring during the deployment once in space. In addition, we may not achieve the desired altitudes, orbital inclinations, ascending nodes, true anomalies, positions, velocities, or attitudes/orientations required to optimally operate our satellites which could result in a failure of our satellites to operate as planned.

The Company does not plan to purchase insurance covering the launch or deployment of satellites. Even if the Company changes plans, launch insurance, even if it is available, will not fully cover this risk.

We do not intend to purchase traditional launch or satellite operations insurance. Instead, we plan to mitigate against the risk of failed launches or failed satellites by building a proliferated constellation of many satellites using many different launches over time. We will mitigate these risks by diversifying our launches, which exposes us to the direct financial risks that any launch may fail. We also do not intend to insure our satellites once they are launched for their remaining in-orbit operational lives. Again, we plan to diversify our risk against the consequences of on-orbit failures by having many dozens and eventually hundreds and thousands of satellites in orbit. It is certain that we will have on-orbit failures of some satellites.

We may choose to use newer (and less proven) launch vehicles in the future, in which case we may choose to insure against the failure of those launches. If we do decide to buy insurance at some point, we estimate launch insurance costs to be approximately 10% to 20% of the insured value of the satellite (including launch costs) but will vary depending on market conditions and the safety record of the launch vehicle. We may choose to only partially insure some or all launches. Even if a lost satellite is fully insured, producing and delivering a replacement satellite to orbit may be difficult and time consuming. Furthermore, the insurance will not cover lost revenue.

We expect any launch failure insurance policies that we would obtain to include specified exclusions, deductibles and material change limitations. Typically, these insurance policies exclude coverage for damage arising from acts of war, jamming, cyber-attacks, beamed energy or laser attacks, and other similar potential risks for which exclusions are customary in the industry at the time the policy is written.

Launch insurance rates can rise substantially based on the supply and demand for insurance, and recent launch and satellite failures in the industry, which would increase any insurance costs. Even if we do at some point obtain insurance, in light of increasing costs, the scope of insurance exclusions and limitations on the nature of the losses for which we can obtain insurance or for other business reasons, we may conclude that it no longer makes business sense to obtain third-party insurance and may decide to pursue other strategies for mitigating the risk of a satellite launch failure, such as obtaining relaunch guaranties from the launch provider. It is also possible that insurance could become unavailable, either generally or for a specific launch vehicle, or that new insurance could be subject to broader exclusions on coverage, in which event we would bear the risk of launch failures.

Our satellites may experience operational problems, which could affect our ability to provide an acceptable level of service to the end-user customers.

We may experience intermittent signal disruptions, dropped connections, call initiation failures, data transmission disruptions, or outages. Some of these outages may be intended, and others may not. If the magnitude or frequency of such problems, particularly where unintended, occur repeatedly, we may no longer able to provide a commercially acceptable level of service, our business and financial results and reputation would be harmed and our ability to pursue our business plan would be compromised. Also, failure to provide an acceptable level of service could cause MNOs to seek other solutions for their customers.

From time to time, we may reposition our satellites within the constellation to optimize service, which could result in degraded service during the repositioning period. Repositioning may also result in failure or collision of satellites with other satellites or debris. Although we have some ability to remedy certain types of problems affecting the performance of satellites remotely from the ground, the physical repair of our satellites in space is not economically or technically feasible at this time.

Globally, regulators, including the Federal Communications Commission in the U.S., are considering the implications of space-to-phone services for the provision of 9-1-1. Any such regulation in the U.S. or in other jurisdictions will likely impose baseline service level obligations as a condition of any future license grant.

Our Sat2Phone Service could become overwhelmed by too many users attempting to access the service in a condensed area, causing delays or interruptions of service, especially during an emergency where many users may try to access the network at the same time. This could cause us to experience lawsuits, suffer reputational damage or suffer financial losses.

Too many users attempting to access Sat2phone Service in a condensed geographic area could cause overload to the system and prevent users from being able to access service, cause calls to drop, result in significant delays or an overall system failure. During emergencies, many users tend to attempt to access call services, which could affect all users in the area trying to access Sat2phone Service. While we endeavor to provide for failures in the network by providing back-up systems and procedures, we cannot guarantee that these back-up systems and procedures will operate satisfactorily in an emergency. Any disruption, delay or system failure could result in lawsuits, reputational damage or financial losses.

Our products could fail to perform or could perform at reduced levels of service because of technological malfunctions or deficiencies, regulatory compliance issues, or events outside of our control, which would harm our business and reputation.

Our products and services are subject to the risks inherent in a global, complex telecommunications system employing advanced technology and heavily regulated by, among others, the FCC and similar authorities internationally. Any disruption to our satellites, services, information systems or telecommunications infrastructure, or regulatory compliance issues, could result in the inability or reduced ability of end-user customers to receive services for an indeterminate period of time. These customers may include government agencies conducting mission-critical work throughout the world, as well as consumers and businesses located in remote areas of the world and operating under harsh environmental conditions where traditional telecommunications services may not be readily available. Any disruption to the Sat2Phone Service or extended periods of reduced levels of service could cause us to lose customers or revenue, result in delays or cancellations of future implementations of our products and services, result in failure to attract customers, or result in litigation, customer service or repair work that would involve substantial costs and distract management from operating our business. The failure of any of the diverse elements of the planned Sat2Phone Service, including our satellites, to function as required could render the Sat2Phone Service unable to perform at the quality and capacity levels required for success. Any system failures, repeated product failures or shortened product life, or extended reduced levels of service could reduce our expected sales, increase costs, or result in warranty or liability claims or litigation, and harm our business.

Our satellites have a limited life and may fail prematurely, which would cause our network to be compromised and materially and adversely affect our business, prospects and potential profitability.

We may experience in-orbit malfunctions of our satellites once launched, which could adversely affect the reliability of their service or result in total failure of the satellite. In fact, some failures are inevitable. In-orbit failure of a satellite may result from various causes, including deployment error, component failure, loss of power or propellant, inability to control positioning or pointing of the satellite, solar or other astronomical events, including solar radiation, solar wind and flares, atmospheric ballooning, atomic oxygen, and space debris. Other factors that could affect the useful lives of our satellites include the quality of construction, gradual degradation of solar panels or batteries, electrical arcing or shorts, and the durability of any of hundreds of components. Radiation-induced failure of satellite components may result in damage to, or loss of, a satellite before the end of its expected life. Although we do not expect to incur any direct cash costs related to the failure of a satellite, if a satellite fails, we would expect to record an impairment charge in our statement of operations to reduce the remaining net book value of that satellite to zero, and any such impairment charges could depress our net income for the period in which the failure occurs. Further, governments are discussing new orbital debris rules, and may potentially require, companies to pay for the clean-up and disposal of failed satellites.

Our satellites may collide with space debris or another spacecraft, or vice versa (unintentionally or intentionally), which could adversely affect the performance of our Sat2Phone Service.

Although we expect to comply with best practices, as well as U.S. and international orbital debris mitigation requirements, and will actively maneuver our satellites to avoid potential collisions with space debris or other spacecraft using onboard propulsion systems and altitude and orbit control systems, these abilities are limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of, and predicted collisions with, debris objects tracked and cataloged by governments or other entities. Additionally, some space debris is too small to be tracked and therefore its orbital location is unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of our satellites should a collision occur. If our satellites collide with space debris or other spacecraft, our Sat2Phone Service could be impaired. Some of our many satellites will die in orbit, after which they will have no ability to maneuver, and for a time limited period they will become an orbital debris hazard until the orbit of the satellite naturally decays and the satellite re-enters. Upon full authorization of the satellite system, our authorization may include a condition similar to other large non-geostationary systems that multiple spacecraft losses within a short period of time could result in a suspension of deployment authorization pending review by the regulator.

In the occurrence of ballistic, or similar (e.g., ASAT), event our satellites could be exploded into many pieces and scattered about wide variances in orbit altitude, inclination, eccentricity, ascending node, true anomaly, velocity, position, and angular rate of rotation.

Risks Related to Our Intellectual Property and Cybersecurity

Our commercial success depends on our ability to obtain, maintain and protect our intellectual property, which may be difficult and costly, and we may not be able to ensure their adequate protection.

Our commercial success may depend in large part on obtaining and maintaining patent, trademark, trade secret and other intellectual property protection of our proprietary technology, as well as successfully defending our patents and other intellectual property rights against third-party challenges. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing competitive products is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar services and products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property and to keep our use of exclusive licenses. To accomplish this, we rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights is important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        any patent applications we submit might not result in the issuance of patents;

•        we might pursue patent applications but later decide not to pursue patent protection, incurring lost costs and possibly forgoing patent rights;

•        in selecting which jurisdictions to file patents, we might not file in jurisdictions that are, or later become, important to our intellectual property rights;

•        the scope of our issued patents, including our patent claims, may not be broad enough to protect our proprietary rights;

•        our issued patents may be challenged or invalidated by our competitors or third-parties;

•        infringers may intentionally ignore our patent rights and launch similar services that knowingly violate our patent rights and launch similar services that knowingly violate our patent rights and we may not be able to defend our exclusive rights to our intellectual property without incurring considerable expense and management focus;

•        in the U.S., and other countries, our patent rights might be limited by march-in rights of governments or limits imposed on patent rights when a government awards government contracts;

•        our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;

•        third parties may independently develop technologies that are the same or similar to ours that are not covered by our patent rights;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

•        current and future competitors may circumvent our intellectual property.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the U.S. Also, we may have difficulty enforcing our rights against a competitor where an infringement occurs in outer space.

We might not be able to file and prosecute all necessary or desirable patent applications to protect against others using our proprietary rights and technology at a reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets, and it is possible that we will fail to identify patentable aspects of our research and development activities before it is too late to obtain patent protection.

The patenting process is expensive and time-consuming, and we might not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development activities before it is too late to obtain patent protection. Patent filings have time constraints and bar dates that prevent obtaining patent rights if filings are not timely filed or diligently pursued. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we may license from or license to third parties and may be reliant on our licensors or licensees to do so.

Our pending and future patent applications may not result in issued patents. If patent applications issue as patents, they may not issue in a form that will provide us with adequate protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage.

In patent prosecution, a patent examiner might demand narrowing of claims and such narrowing of claims might result in less scope of protection that we might have otherwise obtained. Thus, considerable expenses could be incurred and resulting patent rights being too narrow to provide adequate protection against infringers.

From time to time, we may be party to intellectual property-related litigation and proceedings that are expensive and time consuming to defend, and, if resolved adversely, could materially adversely impact our business, financial condition and results of operations.

We operate in an industry that is susceptible to significant intellectual property litigation. The defense of intellectual property suits is both costly and time-consuming, even if ultimately successful, and may divert management’s attention from other business concerns. An adverse determination in litigation to which we may become a party could, among other things:

•        subject us to significant liabilities to third parties, including lost profit and treble damages that are not covered by insurance;

•        require disputed rights to be licensed from a third party for royalties that may be substantial;

•        require us to cease using technology that is important to our business; or

•        prohibit us from using some or all of our devices or offering some or all of our services.

There may be intellectual property held by others that covers significant aspects of our products and services, and we cannot be sure that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future.

We cannot be assured that there are no applicable patents that are in force or that we are aware of all relevant patents. Thus, we could be faced with defending a patent litigation suit involving a patent we had no advance knowledge of and might not be able to sufficiently redesign our products and services to avoid infringement without incurring significant costs.

Non-practicing entities, or entities that acquires a patent or patent right, but do not participate in the patent invention or that do not intend on developing technology or products based on the patent or patent right held, might assert patents against us that might not relate to our business, but we could incur costs of defending the Company nonetheless.

Intellectual property litigation can be expensive and even where there is no infringement of a valid patent claim, there are no assurances that such a conclusion can be reached in litigation without incurring significant defense costs and the Company might determine that paying to resolve such litigation is a prudent action even if there is no infringement of a valid patent claim.

If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our business.

If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. Third parties may knowingly or unknowingly infringe our trademarks and third parties may challenge registrations of our trademarks. Our trademark applications might not be approved, and we might not be able to prevent trademark infringement without incurring substantial expense.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, we rely upon know-how and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants and third-parties, to protect our confidential and proprietary information, especially where we do not believe patent protection is appropriate or obtainable. While it is our policy to require our employees, consultants, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us, that does not guarantee that trade secrets will remain secret. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite our efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and any recourse we might take against this type of misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent us from receiving legal recourse. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, such as through a data breach, or if any of that information was independently developed by a competitor, our competitive position could be harmed. Additionally, certain trade secret and proprietary information may be required to be disclosed in submissions to regulatory authorities. If such authorities do not maintain the confidential basis of such information or disclose it as part of the basis of regulatory approval, our competitive position could be adversely affected.

Our use of open-source software could subject our proprietary software to disclosure requirements, which could adversely affect our ability to maintain trade secrets.

Some of products and services might rely on open-source software, which can impose obligations on us related to such use. Failure to comply with the terms of open-source licenses for that open-source software could negatively affect our business and some of the terms might conflict with our business strategies. Some open-source licenses might require that we disclose and freely distribute software that we developed that derives from the open-source software. As many instances of open-source software can be obtained without a formal procurement process, it is possible that employees or others within the Company will use open-source software without Company oversight and this could lead to liability on the part of the Company. Further, there is a risk that licenses to open-source software could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our products and services. In addition to risks related to license requirements, usage of open-source software can lead to other risks than, as open-source software often is provided without warranty or controls on the origin of the software.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We may employ individuals who were previously employed at other companies, including our competitors or potential competitors. We may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the United States Patent and Trademark Office (the “U.S.P.T.O.”) and foreign patent agencies in several stages over the lifetime of the patent. The U.S.P.T.O. and various foreign patent agencies also require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable laws and rules, there are situations in which noncompliance can result in irrevocable abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. Were a noncompliance event to occur, our competitors might be able to enter the market, which would have a material adverse effect on our business financial condition, results of operations and prospects.

Our customized hardware and software may be difficult and expensive to service, upgrade or replace.

Some of the hardware and software we use in operating our Sat2Phone Service is significantly customized and tailored to meet our requirements and specifications and could be difficult and expensive to service, upgrade or replace. Although we expect to maintain inventories of some spare parts, it nonetheless may be difficult, expensive or impossible to obtain replacement parts for the hardware due to a limited number of those parts being manufactured to our requirements and specifications. Also, our business plan contemplates updating or replacing some of the hardware and software in our network as technology advances, but the complexity of our requirements and specifications may present us with technical and operational challenges that complicate or otherwise make it expensive or infeasible to carry out such upgrades and replacements. As technology advances, some parts or components in our software or hardware may become obsolete or unavailable. If we are not able to suitably service, upgrade or replace our equipment, our ability to provide our services and therefore to generate revenue could be harmed.

Our networks and those of our third-party service providers and MNOs may be vulnerable to security risks, including through the use of espionage, threats to personnel, cyberattacks, jamming, direct ascent and in-orbit anti-satellite attacks, and beamed energy attacks.

Given the recently demonstrated importance of LEO satellite communications in conflicts (e.g., Ukraine), we expect that our satellite technology will be targeted by corporations and nation-states in many different ways, including stealing technology, denying or blocking the use of our technology, or destroying or degrading our Sat2Phone system and services. Given that our company has acquired contracts from the U.S. government, including the U.S. Defense Information Systems Agency in 2023, our satellites and services are likely to be attractive targets for attacks at some time in the future by other nation-states by the means described herein, or by other means. The U.S. government reported on attempts to jam U.S. satellite systems during the conflict in Ukraine. The U.S. government has publicly reported on the development of systems that use direct-ascent, in-orbit, and beamed energy weapons to attack U.S. satellites. Multiple nation-states have invested significant capital to develop systems and capabilities to deny, degrade or destroy satellite communications systems.

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our ability to compete for business, manage our risks, and protect our customers and our reputation. Our network and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer attacks, viruses and other security vulnerabilities or problems. Persons who circumvent security measures could wrongfully access and obtain or use information on our network or cause service interruptions, delays or malfunctions in our devices, services or operations, any of which could harm our reputation, cause demand for our products and services to fall, compromise our ability to pursue our business plan and lead to regulatory, contractual or other liabilities. Recently, there have been reported a number of significant, widespread security attacks and breaches that have compromised network integrity for many companies and governmental agencies, in some cases reportedly originating from outside the U.S. Also, there are reportedly private products available in the market today which may attempt to unlawfully intercept communications made using communication networks such as our network. We may be required to expend significant resources to respond to, contain, remediate, and protect against these attacks and threats, including compliance with applicable data breach and security laws and regulations, and to alleviate problems, including reputational harm and litigation, caused by these security incidents. In the event of such a security incident, our customer contracts may not adequately protect us against liability to third parties with whom our customers conduct business. Although we have implemented and intend to continue to implement security measures, these measures may prove to be inadequate. These security incidents could have a significant effect on our systems, devices and services, including system failures and delays that could limit network availability, which could harm our business and our reputation and result in substantial liability.

Both satellite and communications technologies are priority targets for espionage, including both corporate espionage and by nation-states. It is possible to jam Sat2phone systems by intentionally introducing and directing radio-frequency signals to the satellites, or at mobile phones, in the same frequencies used by the Sat2phone system.

We are increasingly dependent on information technology systems, and our systems and infrastructure face certain risks, including from cyber security breaches and data leakage.

We increasingly rely upon technology systems and infrastructure, including support provided by our partners and third parties, to support our business. For example, we routinely rely on our technology systems and infrastructure to aid us in the collection, use, storage, transfer, disclosure, and other processing of data (including confidential, business, personal, and other sensitive information). We also rely on systems for manufacturing, regulatory compliance, and various other matters.

The increasing use and evolution of technology, including cloud-based computing, and reliance on third parties creates additional opportunities for the unintentional, intentional and/or unauthorized exposure, dissemination and/or destruction of confidential information stored in our technology systems, infrastructure, and products. Our computer systems, servers, and other technology systems (and those of third parties that we use) are vulnerable to breakdown, interruption, cyber and other security attacks, system malfunction, unauthorized access, and other events. Security threats, including cyber and other attacks, are becoming increasingly sophisticated, frequent, and adaptive. Any such attack could compromise our technology systems and infrastructure and could expose personal and/or proprietary information to unauthorized third parties and/or cause permanent loss of such data. Further, some cyber security incidents may be very difficult to prevent. For example, supply chain incidents involving previously unknown vulnerabilities in widely-used software are becoming increasingly common. Any significant disruption in the availability of our information technology and other internal infrastructure systems could cause interruptions in our operations, collaborations with our partners and delays in our research and development work.

While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent breakdowns, breaches of our systems, or other incidents. We could also suffer strained relationships, increased costs (for security measures, remediation or otherwise), litigation (including class actions and stockholder derivative actions), government inquiries and regulatory actions or fines, or other negative consequences from breaches, industrial espionage, ransomware, email or phishing scams, malware, alleged noncompliance with applicable information security requirements or other cyber incidents, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers or other business partners.

We may be exposed to cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) and other cybersecurity threats that may impact our networks or systems.

Cyberattacks, including through the use of malware, computer viruses, distributed denial of services attacks, ransomware attacks, credential harvesting, social engineering and other means for obtaining unauthorized access to or disrupting the operation of our networks and systems could have a material adverse effect on our operations. Cyberattacks can cause equipment or network failures, loss or corruption of information, including personal information or our customers’ proprietary information, as well as disruption to our operations, which could result in significant expenses, potential investigations and legal liability, and reputational damage. The development and maintenance of systems to prevent such attacks is costly and requires ongoing monitoring, updating and personnel.

While, to date, we have not knowingly been subject to cyberattacks that, individually or in aggregate, have been material to our operations or financial condition, the preventive actions we take to reduce the risks associated with cyberattacks may be insufficient to repel or mitigate the effects of a major cyberattack in the future.

Risks Related to Our Legal and Regulatory Matters

Our business is subject to extensive government regulation worldwide, which mandates how we may operate our business and may increase the cost of providing services and expansion into new markets.

Our ownership and operation of a satellite communications system and the sale of services from such system are subject to significant regulation in the U.S., including by the FCC, the U.S. Department of State, the U.S. Department of Energy, the U.S. Department of Commerce and others, as well as international treaty and law, and in foreign jurisdictions by similar local authorities.

In the U.S. commercial use of radio-frequency spectrum is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (Communications Act). The FCC is responsible for authorizing the operation of commercial spacecraft, and also authorizes non-U.S. licensed spacecraft to be used to serve the U.S. The FCC also licenses the operation of satellite earth stations and regulates the technical and other aspects of the operation of these facilities. The Lynk service is subject to application and approval by the FCC’s Space Bureau and the Officer of Engineering and Technology, and because the Sat2Phone Service uses satellites transmitting on spectrum traditionally licensed to MNOs, we also will need the approval of the Wireless Telecommunications Bureau, which handles terrestrial wireless licensing. The operation of space and earth stations are subject to various license conditions, as well as the technical and operational requirements of the FCC’s rules and regulations. Any changes to the applications or authorizations obtained from the FCC require approval of the FCC.

The FCC is currently in the process of updating its rules regarding the use of terrestrial wireless spectrum by satellite systems on a “non-conforming” basis. Regulators in other jurisdictions have indicated similar intents and are paying close attention to the outcome of the U.S. proceeding. We therefore anticipate that the rules and regulations of U.S. and foreign authorities may change, and such authorities may adopt regulations that limit or restrict our operations as presently conducted or currently contemplated. Such authorities may also make changes to the licenses of our partners or competitors that affect their spectrum, and may, in turn, significantly affect our business. Further, because regulations in each country are different, we may not be aware if some of our partners or persons with whom we do business do not hold the requisite licenses and approvals. Our failure to provide services in accordance with the terms of our licenses or our failure to operate our satellites or ground stations as required by our licenses and applicable laws and government regulations could result in the imposition of government sanctions and/or monetary fines, including the suspension or cancellation of our licenses.

Our license is currently limited to the provision of Sat2Phone Service outside of the U.S. using a subset of our planned satellite system. This initial license is for a fixed term, on a non-renewable basis. This is part of an incremental licensing plan developed in conjunction with our principal regulator, the FCC. It does, however, present a risk that we will not receive or may be delayed in receiving authorization for additional satellites or services in accordance with our business plan. We must also acquire similar authorization or an express statement of “no objection” in every jurisdiction in which we intend to provide Sat2Phone Service.

Government regulators, including the FCC, have adopted expansive views of the scope of their regulatory authority over carriers providing mobile services and are increasingly focused on the quality of service, customer disclosures, customer privacy, and the customer support that wireless carriers provide. These include, but are not limited to, common carrier obligations; universal service obligations; rules governing billing and the pass through of third party charges, regulations governing subscriber privacy and customer proprietary network information; access to E-911 and location accuracy requirements; roaming obligations; rules that require wireless service providers to configure their networks to facilitate electronic surveillance by law enforcement officials; emergency warning requirements; rules governing spam; telemarketing and truth-in-billing; outage reporting; open internet and net neutrality requirements; cybersecurity and rules requiring the offering of equipment and services that are accessible to and usable by persons with disabilities; among others. Depending on the outcome of current and future proceedings contemplated by telecommunications regulators, we may be subject to all or some of these obligations as well.

Direct-to-device service is also currently subject to study at the International Telecommunication Union (the “ITU”), for consideration as an allocated service in the future. If the studies are unable to demonstrate the ability of direct-to-device services to protect mobile terrestrial services in their spectrum, we may be unable to gain sufficient government support for our service globally in the long term and MNOs may be less willing to partner with us to provide this service.

Our ability to provide service to our customers and generate revenues could be harmed by adverse governmental regulatory actions.

Our business is subject to extensive government regulation. Our ability to secure all requisite governmental approvals is not assured, and the process of obtaining governmental authorizations and permits can be very time-consuming and time-sensitive and require compliance with a wide array of administrative and procedural rules.

Our requests for regulatory approvals may be subject to challenges by adverse parties and these challenges may delay or prevent favorable action. We will require FCC approval to operate feeder links at fixed location on Ka-band frequencies in the U.S., which could receive opposition by multiple competitors in the satellite mobile and terrestrial wireless businesses. Once submitted, we have no assurances whether, and when, the requested authority will be forthcoming or what conditions the FCC might impose on a grant. Multiple parties also have objected to both the process by which we propose to request authority to use spectrum generally allocated for terrestrial mobile services and to the substance of that forthcoming request. We have no assurance regarding the outcome of these objections. Currently we are only authorized to provide Sat2Phone Service outside of the U.S. We have not yet filed a request with the FCC for direct to handset market access. A failure by us to obtain required approvals could compromise our ability to generate revenue or conduct our business in one or more countries. Furthermore, regulatory approvals can be issued subject to conditions that have an adverse effect on our ability to implement our business plan.

The early deployments of the system are subject to a fixed term FCC license regime with no renewal expectation. We plan to obtain a Part 25 authorization for the full NGSO system, which includes a renewal provision, but renewal is not guaranteed nor is the duration of the renewal term. All approvals also are subject to revocation or suspension, and we may be subject to fines, forfeitures, penalties or other sanctions if any issuing authority were to find that we are not in compliance with the applicable rules, regulations or policies. The regulatory obligations we must meet are complex, vary greatly from country to country, and are subject to interpretation. We cannot give any assurance that the governments will agree with or accept our compliance efforts.

The regulations we and our competitors must adhere to are subject to change by the issuing governmental authorities and there is no guarantee that changes will not be made that are adverse to our business. Regulatory changes, such as those resulting from judicial decisions or the adoption of new treaties, legislation or regulations in countries where we operate or intend to operate may also significantly affect our business. The international regulatory structure is subject to significant change by other individual governments, by groups or blocks of governments in a region cooperating and coordinating their actions and collectively all government coordinating rules and regulations via the ITU. The company has no control over the regulatory decisions of any of these parties.

Our ability to offer one or more services in important countries or regions of the world may be limited due to regulatory requirements or geopolitical events.

Our ability to provide Sat2Phone Service may be limited in some jurisdictions by local regulations. For example, some countries have local domestic ownership requirements, or requirements for physical facilities or gateways within their jurisdictions, that may be difficult for us to satisfy. In some countries, we may not be able to reach a commercially viable agreement with an MNO that will enable us to access the spectrum needed to deliver the Sat2Phone Service. Also, geopolitical events, such as the outbreak of war or hostilities, as well as related sanctions and other trade restrictions, could impair our ability to provide services in important areas. The inability to offer or provide the Sat2Phone Service in certain markets could impair us from achieving our revenue and growth plans.

We plan to provide our Sat2Phone Service in the U.S. and elsewhere on frequencies not regularly allocated for mobile-satellite service, which requires regulatory approval, and there can be no assurance that we will receive or be able to maintain such approval.

The initial Sat2Phone Service utilizes end-user frequencies that are not currently allocated to satellite services. Instead, the initial Sat2Phone Service is delivered to end-user customers over frequencies generally allocated for terrestrial mobile services. The Sat2Phone Service’s use of spectrum generally allocated for terrestrial broadband mobile services, and our ability to access the U.S. market, will need approval by the FCC. If the FCC does not provide approval, our business will be significantly, adversely affected, and the provision of the Sat2Phone Service could be delayed or diminished, which could have a material adverse effect on our business, financial condition and results of operations. Our access to these spectrum frequencies are subject to approval by or notification to the regulatory licensing authority, and any such approval or notification may be delayed or rejected, which may substantially affect our business. Under such arrangements, we will not be the license holder for the spectrum, and our continued access to and use of the frequencies is subject to the on-going consent of the MNO, and to the terms and conditions of our commercial agreement with such MNO. There can be no assurance that we can reach suitable cooperative agreements with MNOs or that such agreements will continue for the life of the Sat2Phone Service.

The shared use of the terrestrial mobile spectrum by us and the MNO requires the implementation of procedures and safeguards to avoid interference to other users. While we believe our Sat2Phone Service is able to avoid such interference through our patented technology, however because the Sat2Phone Service is a new and innovative service, the nature, extent and effectiveness of these interference avoidance techniques, and their effect on the service we deliver, remains to be fully determined. If the Sat2Phone Service causes or receives harmful interference, it could have a material adverse effect on our business, financial condition and results of operations.

The Sat2Phone Service may qualify as a commercial mobile radio service which will subject us to a variety of ongoing regulatory requirements.

Government regulators have adopted a broad array of regulations governing the terms and conditions of wireless service designed to protect consumers and the public interest. While our arrangements with the MNOs addresses some of these requirements, these regulatory obligations may prove burdensome and could have an adverse effect on our business. If we fail to comply in any material respect with any of these regulatory requirements, we could be subject to financial penalties or enforcement action, including the loss of authority to provide service.

The collection, storage, transmission, use and disclosure of user data and personal information could give rise to liabilities or additional costs as a result of laws, governmental regulations, and evolving views of personal privacy rights and information security standards.

We transmit, process, and in some cases store in the normal course of our business, personal information. Personal privacy and data security have become significant issues in the United States, Europe and in many other jurisdictions where we offer our solutions. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. As the regulatory focus on privacy issues continues to increase and worldwide laws and regulations concerning the handling of personal data expand and become more complex (including in relation to privacy, the development and use of artificial intelligence, the operation of digital platforms, and provision of digital services), we expect that potential risks related to data collection and use within the business may intensify. In addition, new laws or regulations governing privacy, security, the use of AI, the provision of digital services, and data protection may be introduced which could apply in the future. The nature and extent of such additions and changes in data protection laws or regulations, and the application to, or impact they may have on, the Company, is uncertain.

In the United States, there are currently numerous laws and legislative and regulatory initiatives at both the federal and state levels addressing privacy and security concerns. For example, California enacted the California Consumer Privacy Act (the “CCPA”) which creates individual privacy rights for California residents and places increased privacy and security obligations on entities handling personal information about residents of California. The CCPA requires covered companies to provide certain disclosures to consumers about its data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. Additionally, the CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation.

Additionally, the CCPA was amended by a California ballot initiative, the California Privacy Rights Act (the “CPRA”), which became effective on January 1, 2023. The amendments introduced by the CPRA modified the CCPA in a number of significant ways, including by imposing additional obligations on companies covered by the legislation, expanding consumers’ rights with respect to certain sensitive personal information, and creating a new state agency that is vested with authority to implement and enforce the CCPA. The effects of the CCPA (as modified by the CPRA) are potentially significant, may increase our potential exposure to regulatory enforcement and/or litigation, and may require us to modify our data collection or processing practices and policies and incur substantial costs and expenses in an effort to comply.

Certain other state laws impose similar privacy obligations, and we anticipate that more states may enact legislation similar to the CCPA. Already, similar laws have entered into force in several additional states outside of California and will be entering into force in additional states in the coming years. Further, the CCPA and similar state laws have prompted other proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data, and could result in increased compliance costs and/or changes in business practices and policies.

In Europe, data collection and use is governed by restrictive regulations, including, in relation to the European Union, the General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”). Following the withdrawal of the United Kingdom from the European Union (“Brexit”), the EU GDPR has been incorporated into United Kingdom’s laws (the “UK GDPR”). The EU GDPR and UK GDPR, among other obligations and requirements: (i) impose requirements relating to how an organization can collect and rely upon consent obtained from an individual to process their personal data; (ii) impose obligations in relation to the provision of information to individuals relating to the processing of their personal data; (iii) require organizations to notify personal data breaches to competent data protection authorities and/or individuals; and (iv) impose additional requirements in relation to the processing of certain categories of data (i.e. “sensitive information” or special category data), which includes health data, data revealing racial or ethnic origin, and genetic data. The EU GDPR and UK GDPR also grant individuals certain rights, subject to certain limitations, including the rights to request and access a copy of the personal data processed by an organization, to have inaccurate personal data rectified or completed if incomplete, to object to or restrict the processing of their personal data, and to request deletion of personal data.

The EU GDPR and UK GDPR, and other applicable data protection laws, also impose restrictions in relation to the international transfer of personal data. For example, in order to transfer data outside of the European Economic Area or the United Kingdom to a non-adequate country, the EU GDPR and UK GDPR (as applicable) requires us to enter into an appropriate transfer mechanism and may require us to take additional steps to ensure an essentially equivalent level of data protection. These transfer mechanisms are subject to change, and implementing new or revised transfer mechanisms or ensuring an essentially equivalent protection may involve additional expense and potentially increased compliance risk. Such restrictions may increase our obligations in relation to carrying out international transfers of personal data and cause us to incur additional expense and increased regulatory liabilities.

Despite Brexit, the EU and UK GDPR remain largely aligned. Currently, the most impactful point of divergence between the EU GDPR and the UK GDPR relates to these transfer mechanisms as explained above. There may be further divergence in the future, including with regard to administrative burdens. The United Kingdom has announced plans to reform the country’s data protection legal framework in its Data Reform Bill, which will introduce significant changes from the EU GDPR. This may lead to additional compliance costs and could increase our overall risk exposure as we may no longer be able to take a unified approach across the European Union and the United Kingdom, and we will need to amend our processes and procedures to align with the new framework.

Non-compliance with certain obligations under the EU GDPR and UK GDPR may result in monetary penalties of up to the greater of 4 percent of the Company’ s worldwide turnover in the preceding financial year or €20 million (under EU GDPR) or £17.5 million (under UK GDPR) as applicable, whichever is higher. The EU GDPR and UK GDPR also confer a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations. The EU GDPR and UK GDPR, and other changes in laws or regulations associated with the enhanced protection of personal data, mean that the size of potential fines related to data protection and our costs of providing products and services, could result in changes to our business practices, and could prevent us from offering certain services in jurisdictions in which we operate.

In addition, the interpretation of privacy and data protection laws and regulations regarding the collection, storage, transmission, use and disclosure of such information in some jurisdictions remains unclear. These laws may be interpreted, applied and enforced in conflicting ways from country to country and in a manner that is not consistent with our current business practices. Complying with these varying privacy and data security legal requirements could cause us to incur additional costs and change our business practices. Further, our services are accessible in many foreign jurisdictions, and some of these jurisdictions may claim that we are required to comply with their laws, even where we have no operating entity, employees or infrastructure located in that jurisdiction.

Artificial intelligence presents risks and challenges that can impact our business including by posing security risks to our confidential information, proprietary information, and personal data.

Issues in the development and use of artificial intelligence, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations. We may adopt and integrate artificial intelligence tools into our systems for specific use cases reviewed by legal and information security. Our vendors may incorporate artificial intelligence tools into their offerings without disclosing this use to us, and the providers of these artificial intelligence tools may not meet existing or rapidly evolving regulatory, contractual or industry standards with respect to privacy, data protection and data usage rights, and may inhibit our or our vendors’ ability to maintain an adequate level of service and experience. If we, our vendors, or our third-party partners experience an actual or perceived breach or privacy or security incident or misuse of data because of the use of artificial intelligence, we may lose valuable intellectual property, data and confidential information, and our reputation and the public perception of the effectiveness of our security measures could be harmed. Further, bad actors around the world use increasingly sophisticated methods, including the use of artificial intelligence, to engage in illegal activities involving the theft and misuse of personal information, confidential information, and intellectual property. Any of these outcomes could damage our reputation, result in the loss of valuable property and information, and adversely impact our business.

Risks Related to the Business Combination and Slam

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Slam,” “we,” “us” or “our” refers to Slam prior to the Business Combination and to Topco following the Business Combination.

The Slam Insiders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

The Slam Insiders, pursuant to the Sponsor Letter Agreement, have, subject to applicable securities laws, agreed, among other things, to vote all of their Public Shares and Class B Ordinary Shares in favor of all the proposals being presented at the General Meeting, including the Business Combination Proposal and the transactions contemplated thereby.

As of the record date, the Class B Shareholders owned [•] Class B Ordinary Shares, representing approximately [•]% of the issued and outstanding Slam Shares, and will be able to vote all of such shares at the General Meeting, and accordingly, the affirmative vote of any Public Shares will not be needed to approve the Business Combination Proposal.

The market price of shares of Topco Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Public Stock.

Upon completion of the Business Combination, holders of securities of Slam will become holders of Topco securities. Prior to the Business Combination, Slam’s operations have been limited to the identification of a suitable target for a business combination. Upon completion of the Business Combination, Topco’s results of operations will depend upon the performance of Topco’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Slam.

Since the Slam Insiders have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Topco is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the Required Shareholder Proposals. Such interests include that the Slam Insiders will lose their entire investment in us if our initial business combination is not completed (other than with respect to Public Shares they may have acquired during or may acquire after the IPO), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Slam.

When you consider the recommendation of the Slam Board to vote in favor of approval of the Required Shareholder Proposals, you should keep in mind that the Slam Insiders, including the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Slam shareholders and warrant holders generally. These interests include that the Slam Insiders will lose their entire investment in us if an initial business combination is not completed (other than with respect to Public Shares they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Slam. Further, the personal and financial interests of the Sponsor, as well as Slam’s executive officers and directors may have influenced their motivation in identifying and selecting Lynk as a business combination target and completing the Business Combination with Lynk. The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000. In considering the recommendations of the Slam Board to vote for the proposals, Slam shareholders should consider these interests, as well as, among other things, the interests listed below:

•        the fact that the Slam Insiders for no compensation, have agreed not to redeem any Slam Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination and the Slam Insiders are obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and excluding the 1,500,000 shares of Topco Series A Common Stock subject to the Earnout) and such shares would be worthless if the Business Combination or another business combination is not consummated by the Termination Deadline because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, and excluding the impact of the Warrant Conversion, assuming the Warrant Conversion is not approved, would be valued at approximately $76,300,000, based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024;

•        the fact that the Sponsor paid an aggregate of $15,500,000 for its private placement of 11,333,333 Slam Private Placement Warrants to purchase Class A Ordinary Shares and such Slam Private Placement Warrants will expire worthless if an initial business combination is not consummated by the Termination Date. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $2,380,000 based upon the closing price of $0.21 per Slam Public Warrant on the Nasdaq Capital Market on February 9, 2024;

Insiders’ ownership of Slam’s securities and promissory notes prior to closing

	Securities Held by Insiders	Insiders’ Cost Prior to Execution of Business Combination Agreement at Slam’s Initial Public Offering
Founder Shares	14,375,000	$25,000
Slam Private Placement Warrants	11,333,333	$17,000,000
Total		$17,025,000

Insiders’ Ownership of Topco Following Closing

	Securities Held by Insiders		Value per Share ($)(1)	Total Value
Founder Shares	7,000,000	(2)	$10.90	$76,300,000
Topco Shares issued upon conversion of Slam Private Warrants	2,833,333	(3)	10.90	30,833,329
Topco Shares issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes	1,342,100	(4)	$10.90	$14,628,890
Total				$121,762,219

____________

(1)      Value per security is based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024.

(2)      Excludes (i) 5,875,000 Class B Ordinary Shares that shall automatically be forfeited and surrendered to Slam for no additional consideration under the Business Combination Agreement, assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount; (ii) 1,500,000 Sponsor Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.”

(3)      Assumes the Warrant Conversion is approved by the holders of the Slam Public Warrants, and that each issued and outstanding Slam Warrant converts into 0.25 newly issued Class A Ordinary Shares.

(4)      The 1,342,100 shares of Topco Converted Common Stock issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes are subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, Sponsor Promissory Notes are fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor.

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Slam Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that the Sponsor has agreed (a) if the Minimum Cash Condition is satisfied, (i) to convert any unpaid principal on outstanding promissory notes made by Slam into a number of Topco Common Stock equal to the unpaid principal amount divided by $10.00 per share (the “Topco Converted Common

Stock”), (ii) to the Topco Converted Common Stock Vesting Trigger, (iii) that if the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Common Stock and (iv) in no event will Slam repay Sponsor the unpaid principal in cash, and (b) if the Minimum Cash Condition is not satisfied the unpaid principal will be automatically deemed canceled prior to the consummation of the Domestication;

•        the fact that Alexander Rodriguez, Chief Executive Officer and a director of Slam and Himanshu Gulati, chairman of Slam, are expected to be directors of Topco after the consummation of the Business Combination and that Slam, will have the right to nominate a replacement in case Alexander Rodriguez or Himanshu Gulati do not complete their initial term as directors. As such, in the future, Alexander Rodriguez or Himanshu Gulati or other current directors or officers of Slam may receive cash fees, stock options, stock awards or other remuneration that the Topco Board determines to pay to its directors;

•        the fact that on June 23, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $10,000,000 (the “First Antara SAFE”). On July 17, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $7,500,000 (the “Second Antara SAFE”, and together with the First Antara SAFE, the “Antara SAFEs”). The Antara SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 and at a 20% discount to the price of the preferred stock sold in such equity financing. Further, on June 23, 2023, Lynk also issued a warrant to Antara to purchase up to an aggregate of 2,145,802 shares of Lynk Common Stock, subject to certain adjustments for additional issuances of securities by Lynk, at an exercise price of $0.01 per share (the “Antara Warrant”). The Antara Warrant and the number of shares of Lynk Common Stock for which it may be exercised are subject to vesting based on satisfaction of certain funding milestones of Lynk. Moreover, Antara has a [•]% equity stake in Lynk prior to the consummation of the Business Combination, consisting of [•] warrants, which is expected to convert into a [•]% equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing” and “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”);

•        the fact that a representative of Antara has a personal de minimis equity stake in Lynk prior to the consummation of the Business Combination, which will convert into a personal de minimis equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing”);

•        the fact that Slam may designate two directors of Topco and if either does not serve a full term, Slam has the ability to nominate a replacement who will be subject to the subject to the customary independence and board requirements of the Topco Board and that Slam Shareholders may not be able to elect the directors that are nominated;

•        the fact that the Slam Insiders for no compensation, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Slam fails to complete an initial business combination by the Termination Date;

•        the fact that the Topco Registration Rights Agreement will be entered into by the Class B Shareholders;

•        the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Slam in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Slam Class A Ordinary Shares in connection with the consummation of the Business Combination;

•        the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Slam shareholders experience a negative rate of return including if the share price of Topco after the Closing falls as low as $2.44 per share, as the market value of the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount) would be approximately equal to their initial investment in Slam;

•        the fact that the Business Combination Agreement provides for the continued indemnification of Slam’s existing directors and officers and requires Topco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Slam directors and officers after the Business Combination;

•        the fact that Slam’s Memorandum and Articles of Association provides that Slam renounces its interest in any corporate opportunity offered to any director or officer of Slam. This waiver allows Slam’s directors and officers to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. The waiver of the corporate opportunities doctrine did not have an impact on Slam’s search for an acquisition target;

•        the fact that the Sponsor and Slam’s officers and directors will lose their entire investment in Slam and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on Slam’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated by the Termination Date. As of February 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus approximately $11,981,000 is outstanding under the Sponsor Promissory Notes, which will be converted into approximately 1,198,100 shares of Topco Converted Common Stock that shall become subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are not fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor. Further, as of February 9, 2024, pursuant to the Administrative Services Agreement between Slam and the Sponsor that was executed in connection with Slam’s initial public offering, Slam owes the Sponsor $160,000 in administrative services fees;

•        the fact that if the Trust Account is liquidated, including in the event Slam is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify Slam to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Slam has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Slam, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that following the completion of the Business Combination, the Slam Insiders and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Slam from time to time, made by the Sponsor or certain of Slam’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Slam fails to complete a business combination within the required period, the Sponsor and Slam’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement;

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that, pursuant to the Topco Registration Rights Agreement, the Sponsor and certain of Slam’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Topco Common Stock and Topco Warrants held by such parties;

•        the fact that the officers and directors of Slam do not work full-time at Slam. Each of Slam’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Slam’s directors and officers are not obligated to contribute any specific number of hours per week to Slam’s affairs. Slam’s independent directors also serve as officers and/or board members for other entities. If Slam’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Slam’s affairs and may influence their decision to proceed with the Business Combination;

•        the fact that Himanshu Gulati, a director of Lynk and an expected director of Topco, is also the Chairman of Slam and the Founder, Managing Partner and Chief Investment Officer of Antara. See “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”;

•        The fact that the Sponsor Letter Agreement was executed with the Slam Insiders, pursuant to which the Insiders, among other things, waive all adjustments to the conversion ratio set forth in the Certificate of Incorporation with respect to their Slam Class B Ordinary Shares, agree to be bound by certain transfer restrictions with respect to shares of Slam Common Stock prior to the consummation of the Business Combination, agree to forfeit 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and agree to approve the Warrant Amendment by written consent, in each case subject to the terms and conditions set forth therein; and

•        the fact that the Investor entered into a Backstop Agreement to purchase an aggregate of $25,000,000 of Topco Common Stock, subject to terms and conditions set forth therein. The Investor will not be obligated to fund the Backstop Amount if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Amount will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000.

The Slam Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and these interests are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Slam with any other target business or businesses, and (iii) the Slam Insiders will hold equity interests in Topco with value that, after the Closing, will be based on the future performance of Topco and Lynk, which may be affected by various other factors other than these interests. In addition, Slam’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in approving, as members of the Slam Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for additional information on interests of Slam’s directors and executive officers.

The personal and financial interests of the Slam Insiders may have influenced their motivation in identifying and selecting Lynk as business combination targets, completing a business combination with Lynk and influencing the operation of the business following the Business Combination. In addition, certain persons who are expected to become directors of Topco after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Slam shareholders. In considering the recommendations of the Slam Board to vote for the proposals, its shareholders should consider these interests.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares or Slam Public Warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Shareholder Proposals, or execute agreements to purchase such Public Shares or Slam Public Warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or Public Warrants or vote their Public Shares in favor of the Required Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder or warrant holder, although still the record or beneficial holder of our Public Shares or Slam Public Warrants, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of Public Shares that have been or may be submitted for redemption.

Entering into any such arrangements may have a depressive effect on the market price of Public Shares and Public Warrants. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Public Shares and Slam Public Warrants at a price lower than market and may therefore be more likely to sell the Public Shares and Slam Public Warrants he or she owns, either at or prior to the Business Combination.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of Public Shares or Slam Public Warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Required Shareholder Proposals, or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If any shares were so purchased, the purchaser would not vote any such shares in favor of approval of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

Any purchases by the Slam Insiders and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Slam Insiders and/or their respective affiliates will not make purchases of Public Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our sponsor, directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

Because we offered our Units to the public at a price per unit of $10.00 in the IPO, and our Trust Account initially contained $10.00 per Public Share and as of February 9, 2024, the Trust Account contained approximately $10.94 per Slam Public Share, Slam Public Shareholders may be incentivized to redeem their shares at the time of the Business Combination.

We offered our Units to the public at a price per unit of $10.00 in the IPO, and our Trust Account contained $10.00 per share of Slam Class A Common Stock at the closing of the IPO. In addition, the Trust Account has generated more interest than originally assumed due to rising interest rates in 2023 and contributions by the Sponsor to the Trust Account in connection with the extension’ of Slam’s time to complete a business combination, and as a result, as of February 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Trust Account contained approximately $10.94 per Slam Public Share. As a result of the additional funds that could be available to Public Shareholders upon redemption of Slam Class A Common Stock, our Public Shareholders may be more incentivized to redeem their Public Shares and not to hold their shares through the Business Combination. A higher percentage of redemptions by Slam Public Shareholders will decrease the public float of Topco.

The exercise of Slam’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Slam’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Slam to agree to amend the Business Combination Agreement, to consent to certain actions taken by Lynk or to waive rights that Slam is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Lynk’s business, a request by Lynk to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Lynk’s business and would entitle Slam to terminate the Business Combination Agreement. In any of such circumstances, it would be at Slam’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more members of the Slam Board result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Slam and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Slam does not believe there will be any changes or waivers that Slam’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Slam intends to circulate a new or amended proxy statement/prospectus and resolicit Slam’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

If the Private Placement Financing is not identified by Slam and sufficient shareholders exercise their redemption rights in connection with the Business Combination, Slam may have less funds than anticipated by the Business Combination Agreement and may be unable to satisfy the Minimum Cash Condition.

A Private Placement Financing may not be identified by Slam or may not close in connection with the Business Combination. The Private Placement Financing is currently contemplated to consist of an issuance of Topco Common Stock; however, there can be no assurances that the Private Placement Financing will be consummated on such terms. Slam and Topco will update this proxy statement/prospectus with additional information following the entry into any subscription agreements for the Private Placement Financing. Furthermore, the Private Placement Financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Further, if a larger number of shares are submitted for redemption than Slam currently expects, Slam may lack sufficient funds to consummate the Business Combination. In addition, to the extent a larger number of shares are submitted for redemption or Slam does not raise sufficient funds in the Private Placement Financing, Slam may fail to satisfy the Minimum Cash Condition. If, and only if, the Minimum Cash Condition is not satisfied, the Investor will be obligated to make the Backstop Commitment which consists of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000.

Past performance by Slam’s management team or their affiliates, including Antara or A-Rod, may not be indicative of future performance of an investment in Slam or Topco.

Past performance by Slam’s management team or their affiliates, including Antara or A-Rod, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of our management team or their affiliates, including Antara or A-Rod as indicative of the future performance of an investment in Slam or Topco or the returns Slam or Topco will, or is likely to, generate going forward.

Slam will not have any right to make damage claims against Lynk for the breach of any representation, warranty or covenant made by Lynk in the Business Combination Agreement after the Closing of the Business Combination.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, Slam will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Lynk at the time of the Business Combination.

The Business Combination may be completed even though material adverse effects may result from the public announcement or completion of the proposed Business Combination, general business or economic conditions, industry-wide changes, and other causes.

In general, either Slam or Lynk can refuse to complete the Business Combination if there is a material adverse effect, event, change or occurrence affecting the other party between the signing date of the Business Combination Agreement and the planned closing of the Business Combination. However, certain types of changes, events, effects or occurrences do not permit either party to refuse to complete the Business Combination under the terms of the Business Combination Agreement, even if such change could be said to have a material adverse effect on the relevant party, including, but not limited to, changes, events, effects or occurrences resulting from the following:

•        any change, development, condition or event generally affecting the industries or markets in which Lynk operates;

•        general business or economic conditions;

•        any outbreak or escalation of war or hostilities, any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof;

•        changes in the financial, banking, capital or securities markets generally;

•        changes or proposed changes in, or changes or proposed changes in the interpretation of, applicable laws, regulatory framework, or GAAP;

•        the negotiation, execution or delivery of the Business Combination Agreement, public announcement of the Business Combination Agreement or the pendency or consummation of the Business Combination;

•        failure to meet any internal or published budgets, projections, forecasts, estimates or predictions;

•        any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wildfires, acts of God or other natural disasters or comparable events; or

•        any epidemics, pandemics, disease outbreaks or quarantines, including the resurgence of new variants of COVID-19.

•        Furthermore, Slam or Lynk may waive the occurrence of any material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Topco’s financial condition and results of operations may be adversely affected.

The Lynk Equityholders will have significant influence over us after completion of the Business Combination.

Based on the assumptions discussed in “Unaudited Pro Forma Condensed Combined Financial Information — Pro Forma Ownership,” upon the completion of the Business Combination, the Lynk Equityholders, will own, collectively, approximately 75.1% of the outstanding Lynk Common Stock, assuming that none of the outstanding Public Shares are redeemed in connection with the Business Combination, or approximately 80.2% of the outstanding Lynk Common Stock, assuming that all of the outstanding Public Shares are redeemed in connection with the Business Combination. Some of these persons or entities may have interests different than yours. For example, because the Lynk Founders may have obtained their shares of Lynk Common Stock at prices substantially below the price at which shares are being valued in this transaction and have held their shares for a longer period, they may be more interested in selling Topco to an acquirer than other investors or they may want Topco to pursue strategies that deviate from the interests of other stockholders. The Lynk Founders will hold [•] shares of Topco Series B Common Stock, which have a voting ratio of 10:1 and, as such, have significant voting rights in Lynk.

Slam and Lynk will incur significant transaction and transition costs in connection with the Business Combination.

Slam and Lynk have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Slam and Lynk may also incur unanticipated costs associated with the Business Combination, including costs driven by Lynk’s becoming a public company and the listing on an Approved Stock Exchange of the shares of Topco Common Stock, and these unanticipated costs may have an adverse impact on the results of operations of Lynk following the effectiveness of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, (x) in the case the Business Combination is consummated, will be for the account of the combined company or (y) in the case the Business Combination is not consummated, will be for the account of the party incurring such fees, expenses and costs, in each case subject to the terms of the Business Combination Agreement.

Slam and Lynk cannot provide assurance that the benefits of the Business Combination will offset the incremental transaction costs in the near term, if at all. Additionally, the costs related to the Business Combination could be significantly higher than anticipated, which could impact the benefits of the Business Combination.

The Business Combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

Certain investments that involve the acquisition of, or investment in, a “U.S. business” by a non-U.S. individual or entity (a “foreign person”) may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest, and the nature of any information or governance rights involved.

For example, transactions that result in “control” of a U.S. business by a foreign person are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-“control” transactions that afford a foreign person certain information, governance, and/or access rights in a U.S. business that has a qualifying nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” as those terms are defined in the CFIUS regulations. Foreign investments in U.S. businesses that deal in “critical technology” or that involve certain foreign government interests may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to significant civil fine. The parties believe that Slam is not a “foreign person” as defined in 31 C.F.R. § 800.224, that Lynk does not operate a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and that CFIUS filing is neither required nor warranted. Nevertheless, CFIUS may take a different view, and determine that it has jurisdiction over the Business Combination.

CFIUS may decide to investigate, delay, or block the Business Combination, or impose conditions with respect to it, which may delay or prevent the parties from consummating the Business Combination. Because we have only a limited time to complete our initial business combination, our failure to obtain any approvals within the requisite time period may require us to liquidate. In such event, our shareholders will miss the opportunity to benefit from the Business Combination and the potential appreciation in value of such investment and our warrants will become worthless.

The Business Combination may be subject to antitrust laws and regulations, which may adversely affect our business and results of operations.

The completion of the Business Combination may be subject to, among other things, the clearance by antitrust and competition authorities pursuant to applicable antitrust laws and regulations. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. The governmental agencies from which the parties may seek certain of these approvals and consents have broad discretion in administering the governing laws and regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Business Combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Topco’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. If Slam and Lynk agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on Topco’s business and results of operations.

At any time before or after consummation of the Business Combination, applicable authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances. We cannot assure you that the any government authority will not attempt to challenge the Business Combination on antitrust, and, if such a challenge is made, we cannot assure you as to its result.

Subsequent to the consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Lynk has identified all material issues or risks associated with Lynk, its business or the industry in which it competes, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Lynk’s control and outside of our control will not later arise. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Topco. Accordingly, any shareholders of Slam who choose to remain Topco stockholders following the Business Combination could suffer a reduction in the value of their investment. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

In the event that a significant number of shares of Public Stock are redeemed, Topco securities may become less liquid following the Business Combination.

Pursuant to the redemptions in connection with the Extension Meetings, on February 21, 2023 and December 22, 2023, holders of 32,164,837 and 16,257,204 Public Shares, respectively already exercised their right to redeem their shares for cash. Following the Business Combination, as a result of potential additional redemptions, Slam may be left with a significantly smaller number of shareholders. As a result, trading in the shares of Topco Common Stock may be limited, and your ability to sell your shares in the market could be adversely affected. Topco intends to apply to list the Topco Common Stock on an Approved Stock Exchange and an Approved Stock Exchange may not list Topco securities, which could limit investors’ ability to engage in transactions in Slam’s securities and subject Slam to additional trading restrictions. See “— An Approved Stock Exchange may not list Topco’s securities on its exchange, which could limit investors’ ability to engage in transactions in Topco’s securities and subject Topco to additional trading restrictions.”

Topco’s stockholders may not have the same benefits as an investor in an underwritten public offering.

Topco will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Topco’s securities and differ from an underwritten initial public offering in several significant ways.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence typically performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering creates statutory liability on the underwriters for material misstatements or omissions contained in the registration statement pursuant to which an issuer sells securities unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. Going public via a business combination with a SPAC does not involve any underwriters who would engage in the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering. Moreover, the Slam Insiders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate. Therefore, there could be a heightened risk of an incorrect valuation of Topco’s business, which could cause potential harm to investors.

In connection with this proxy statement/prospectus, no parties other than Slam and Lynk have conducted an investigation of the disclosures contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, Slam or Lynk beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

Because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the Approved Stock Exchange on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the Approved Stock Exchange. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Topco Common Stock on the Approved Stock Exchange will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. In the case of a transaction with a SPAC, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, PIPE investors who agree to purchase shares at the time of the Business Combination. There was not any PIPE financing committed prior to the execution and announcement of the Business Combination Agreement. The process of establishing the value of a company in a business combination with a SPAC may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Topco Common Stock or helping to stabilize, maintain or affect the public price of the Topco Common Stock following the Closing. Moreover, Slam will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Topco Common Stock that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of Topco’s securities could result in a more volatile price for the Topco Common Stock.

Further, there will not be a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Topco Common Stock on the Approved Stock Exchange. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Topco Common Stock or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the Topco Common Stock.

In addition, the Slam Insiders, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Lynk’s securities. Such interests may have influenced the Slam Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— Since the Slam Insiders have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Topco is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the Required Shareholder

Proposals. Such interests include that the Slam Insiders will lose their entire investment in us if our initial business combination is not completed (other than with respect to Public Shares they may have acquired during or may acquire after the IPO), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Slam.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Lynk became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination will be dependent upon the efforts of key personnel of Topco, some of whom may be from Slam and Lynk, and some of whom may join Topco following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Topco.

Our ability to successfully effect the Business Combination will be dependent upon the efforts of our key personnel. Although some of Slam’s key personnel may remain with the target business in senior management or advisory positions following our Business Combination, we expect Topco’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Since the Business Combination Agreement requires us to meet the Minimum Cash Condition at Closing, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account.

If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Topco’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Lynk being considered the accounting acquirer in the Business Combination, the debt obligations and the cash of Lynk at the Closing and the number of Public Shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited pro forma condensed combined financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our unaudited pro forma condensed combined results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final reverse recapitalization accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Slam Public Shareholders who redeem their Public Shares may continue to hold any warrants they own, which results in additional dilution to non-redeeming Slam Public Shareholders upon exercise of the warrants or conversion if the Warrant Amendment Proposal is approved and the Warrant Amendment is consummated.

Slam Public Shareholders that redeem their Public Shares may continue to hold any warrants they owned prior to redemption, which results in additional dilution to non-redeeming Slam Public Shareholders upon exercise of such warrants. Assuming all redeeming Slam Public Shareholders acquired Units in the IPO and continue to hold the warrants that were included in the Units, the redeeming Slam Public Shareholders would recoup their entire investment and continue to hold warrants with an aggregate market value of $[•] (based on the market price of $[•] of the Slam Public Warrants as of February 9, 2024), while non-redeeming Slam Public Shareholders would suffer additional dilution in their percentage ownership and voting interest in Topco upon exercise of the warrants held by redeeming Slam Public Shareholders. Pursuant to the redemptions in connection with the Extension Amendment, on February 21, 2023 and December 22, 2023, holders of 32,164,837 and 16,257,204 Public Shares, respectively already exercised their right to redeem their shares for cash.

During the pendency of the Business Combination, Slam and Lynk are prohibited from entering into certain transactions that might otherwise be beneficial to Slam, Lynk or their respective shareholders because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede the ability of Slam to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Slam may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither Slam nor Lynk may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination with any third party, even though any such alternative acquisition could be more favorable to Slam’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Slam and Lynk are subject to certain limitations on the operations of their businesses, as summarized under the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Covenants of the

Parties”. The limitations on Slam’s and Lynk’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Slam has a limited ability to assess the management of Lynk’s business and, as a result, cannot assure you that Lynk’s management has all the skills, qualifications, or abilities to manage a public company.

Slam’s ability to assess Lynk’s management may be limited due to a lack of time, resources, or information. Slam’s assessment of the capabilities of Lynk’s management, therefore, may prove to be incorrect, and Lynk management may lack the skills, qualifications, or abilities that Slam believed Lynk management had. Should Lynk’s management not possess the skills, qualifications, or abilities necessary to manage a public company, the operations and profitability of Topco may be negatively impacted.

Uncertainties about the Business Combination during the pre-Closing period may cause third parties to delay or defer decisions concerning Lynk or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Lynk, which could negatively affect Lynk’s business. Third parties may seek to change existing agreements with Lynk as a result of the Business Combination for these or other reasons.

The announcement and pendency of the Business Combination could adversely affect Lynk’s business, prospects, financial condition or operating results.

The announcement and pendency of the Business Combination could cause disruptions to and create uncertainty surrounding Lynk’s business, including with respect to Lynk’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Lynk’s business, prospects, financial condition or operating results, irrespective of whether the Business Combination is completed. The business relationships of Lynk may be subject to disruption as customers, suppliers and other persons with whom Lynk has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the Business Combination.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of Slam, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Shareholder Proposal No. 1: Business Combination Proposal — Conditions to Closing of the Business Combination.” Slam and Lynk may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Slam and Lynk to each lose some or all of the intended benefits of the Business Combination.

If the Business Combination is not completed, potential alternative target businesses may have leverage over us in negotiating an initial business combination and our ability to conduct due diligence on a business combination as we approach our dissolution deadline may decrease, which could undermine our ability to complete an initial business combination on terms that would produce value for our shareholders.

Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination within forty-six (46) months from the closing of the IPO. Consequently, a potential target may obtain leverage over us in negotiating a business combination, knowing that we may be unable to complete a business combination with another target business by the Termination Date. This risk will increase as we get closer to the time frame described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.

Because Slam is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because Slam is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Slam is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Slam’s directors or executive officers, or enforce judgments obtained in the United States courts against Slam’s directors or officers.

Until the Domestication is affected, Slam’s corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Slam under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Slam’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Slam judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Slam predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Slam Board or controlling shareholders than they would as Public Shareholders of a United States company.

The ability of Slam’s shareholders to exercise redemption rights with respect to Slam’s Public Shares may prevent Slam from completing the Business Combination or optimizing its capital structure.

Slam does not know how many shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on Slam’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than Slam initially expected, Slam may need to seek to arrange for additional third-party financing to be able to satisfy the Minimum Cash Condition (or such lower amount designated by Lynk if Lynk waives the condition).

If too many Public Shareholders elect to redeem their shares and additional third-party financing is not available to Slam, Slam may not be able to complete the Business Combination. Even if such third-party financing is available, Slam’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and Slam.”

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per Public Share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to consummate our Business Combination by the Termination Date, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the letter agreement, to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return to our Public Shareholders $10.00 per share (which was the offering price in our initial public offering).

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance for a variety of reasons, for example, if the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.00 per Public Share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our executive officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our executive officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, in the event we are unable to consummate the Business Combination, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, in the event we are unable to consummate the Business Combination, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our Public Shareholders in the event we are unable to consummate the Business Combination, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders in the event we are unable to consummate the Business Combination, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Topco will be a holding company with no business operations of its own and will depend on cash flow from Lynk to meet its obligations.

Following the Business Combination, Topco will be a holding company with no business operations of its own or material assets other than the stock of its subsidiaries. All of its operations will be conducted by its subsidiary, Lynk, and its subsidiaries. As a holding company, Topco will require dividends and other payments from its subsidiaries to meet cash requirements. The terms of any credit facility may restrict Topco’s subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of Topco’s subsidiaries, Topco’s stockholders may have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before Topco, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Lynk is unable to pay dividends or make other payments to Topco when needed, Topco will be unable to satisfy its obligations.

Topco does not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes-Oxley Act.

Topco does not have experience operating as a public company subject to U.S. federal securities laws. Additionally, Lynk’s officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. Topco’s failure to comply with all applicable laws, rules and regulations could subject Topco to U.S. regulatory scrutiny or sanction, which could harm its reputation and share price.

Neither Topco nor Lynk have previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. They have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. Topco may experience errors, mistakes and lapses in processes and controls, resulting in a failure to meet requisite U.S. standards.

As a public company subject to U.S. federal securities laws, Topco will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If it fails to adequately implement the required governance and control framework, Topco may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm Topco’s reputation, and cause the market price of Lynk Common Stock to decline.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to Topco’s reputation, business, financial condition, operating results and stock price.

Anti-takeover provisions in the Proposed Topco Organizational Documents could delay or prevent a change of control.

Certain provisions of the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by Topco’s stockholders.

These provisions provide for, among other things:

•        the ability of the Topco Board following the Closing to issue one or more series of preferred stock;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at Topco’s annual meetings;

•        certain limitations on convening special stockholder meetings;

•        certain limitations on the ability of stockholders to act by written consent; and

•        the express authority of the Topco Board to make, alter or repeal the proposed bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire Topco, even if the third party’s offer may be considered beneficial by many of Topco’s stockholders. As a result, Topco’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause Topco to take other corporate actions you desire. For more information, refer to the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws attached hereto as Annex B and Annex C, respectively.

Since the completion of Slam’s IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. Accordingly, securities of companies such as ours or the securities of Topco following the Business Combination may be more volatile than other securities and may involve special risks.

Since the completion of Slam’s IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2023, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, the Topco securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float for the shares of Topco Common Stock following the Closing, which may cause further volatility in the price of Topco securities and adversely impact Topco’s ability to secure financing following the closing of the Business Combination.

The SEC has recently issued final rules relating to certain activities of SPACs. Certain of the procedures that we, Lynk, or others may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective no sooner than 125 days following the publication of the 2024 SPAC Rules in the Federal Register, that formally adopted some of the SEC’s proposed rules for SPACs that were released on March 30, 2022. The 2024 SPAC Rules, among other items, impose additional disclosure requirements in initial public offerings by SPACs and business combination transactions involving SPACs and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, including requiring disclosure of all material bases of the projections and all material assumptions underlying the projections; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. In the event that the Business Combination has not been consummated by the time the 2024 SPAC Rules become effective, such rules may materially adversely affect our business, including our ability to complete, and the costs associated with, the Business Combination, and results of operations.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. By having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Our initial public offering was not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of our initial business combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we have not consummated our initial business combination within the completion window or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination before the Termination Date, our return of the funds held in the Trust Account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, such assets, other than cash, are “securities” for purposes of the Investment Company Act and, therefore, there is a risk that we could be deemed an investment company and subject to the Investment Company Act.

In the adopting release for the 2024 SPAC Rules (as defined below), the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If we were deemed to be subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. Unless we are able to modify our activities so that we would not be deemed an investment company, we would either register as an investment company or wind down and abandon our efforts to complete the Business Combination and instead liquidate Slam. As a result, Slam Public Shareholders may receive only approximately $10.94 per public share, or less in certain circumstances, on the liquidation of our Trust Account and would be unable to realize the potential benefits of the Business Combination, including the possible appreciation of Topco’s securities.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we have liquidated the investments held in the Trust Account and instead the funds are held in the Trust Account in cash items until the earlier of the consummation of our initial Business Combination or our liquidation. Following the liquidation of investments in the Trust Account, we have received minimal interest on the funds held in the Trust Account, which has reduced the dollar amount our Public Shareholders would receive upon any redemption or liquidation of Slam.

Initially, the funds in the Trust Account had, since our initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we liquidated the U.S. government treasury obligations or money market funds held in the Trust Account and instructed Continental (as defined below), the trustee with respect to the

Trust Account, to maintain the funds in the Trust Account in cash in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or the liquidation of Slam. Interest on such deposit account is currently approximately 3.85% per annum, but such deposit account carries a variable rate and Slam cannot assure you that such rate will not decrease or increase significantly. Following such liquidation, we have received minimal interest on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any. As a result, the decision to hold all funds in the Trust Account in cash items has reduced the dollar amount our Public Shareholders would receive upon any redemption or liquidation of Slam.

In the adopting release for the 2024 SPAC Rules, the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If we were deemed to be subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. Unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate Slam.

In addition, the longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate Slam. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in as cash items which would further reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of Slam. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to consummate the Business Combination, and results of operations.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, if the public warrants are outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement;

(ii) if we have so elected and the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the volume-weighted average price of the Class A common stock as reported during the ten (10) trading day period immediately following the date that notice of exercise is received by the warrant agent from the holder of such warrants or its securities broker or intermediary, or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Slam Class A Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

On the Closing Date, the trading price per share value of Topco Common Stock may be less than the per share value of the Trust Account.

Although the parties to the Business Combination have agreed the relative consideration to be provided to Lynk stockholders and Slam shareholders on the basis that Topco Common Stock is valued at $10.00 per share, the cash backed value per share of Topco Common Stock following the Business Combination is expected to be substantially less than $10.00 per share. See “Questions and Answers about the Proposals for Shareholders and Warrant Holders.” The cash held in the Trust Account as of February 9, 2024 was approximately $10.94 per Slam Public Share. Accordingly, Slam Public Shareholders who do not exercise redemption rights will receive Topco Common Stock that will have a value to them ascribed by their trading price as of two business days prior to the General Meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. In particular, the shares of most companies that are the result of a recently completed business combinations between a SPAC and an operating company have traded at prices substantially below $10.00 per share. As such, Slam Public Shareholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the SEC released a public statement highlighting the potential accounting implications of certain terms of warrants issued by SPACs (the “Public Statement”). The terms described in the Public Statement are common in SPACs and are similar to the terms contained in the Warrant Agreement governing our warrants. In response to the Public Statement, we reevaluated the accounting treatment of our Public Warrants and Private Placement Warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on our balance sheet as of September 30, 2023 and December 31, 2022 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC Topic 815, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting related to the accounting of complex financial instruments. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

We have identified a material weakness in our internal control over financial reporting related to the accounting of complex financial instruments including our accounting classification of Slam Class A Ordinary Shares subject to redemption issued as part of the units sold in our IPO on February 25, 2021. Our management and our audit committee concluded that it was appropriate to restate previously issued financial statements for the Affected Periods, respectively, to classify all Slam Class A Ordinary Shares subject to possible redemption as temporary equity.

As a result of this material weakness, our management has concluded that our internal control over financial reporting was not effective as of March 31, 2021, June 30, 2021 and September 30, 2021. This material weakness could result in a misstatement of the warrant liability, shares of Slam Class A Ordinary Shares and related accounts and disclosures that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We will continue to devote significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to further enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting issues. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which the Slam Shares are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

For the period from December 18, 2020 (inception) through December 31, 2020 and the years ended December 31, 2022 and 2021, our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in our annual report, as filed on March 29, 2023.

Our reports from our independent registered public accounting firm for the period from December 18, 2020 (inception) through December 31, 2020 and the years ended December 31, 2022 and 2021, includes an explanatory paragraph stating that the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If a business combination is not consummated and we are not able to obtain sufficient funding, our business, prospects, financial condition and results of operations will be harmed, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about its ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed.

The price of Topco Common Stock and Topco’s warrants, if outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, may be volatile.

Upon consummation of the Business Combination, the price of Topco Common Stock and Topco’s warrants, if outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, may fluctuate due to a variety of factors, including:

•        changes in the industries in which Topco and its customers operate;

•        variations in its operating performance and the performance of its competitors in general;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        actual or anticipated fluctuations in Topco’s quarterly or annual operating results;

•        publication of research reports by securities analysts about Topco or its competitors or its industry;

•        the public’s reaction to Topco’s press releases, its other public announcements and its filings with the SEC;

•        Topco’s failure or the failure of its competitors to meet analysts’ projections or guidance that Topco or its competitors may give to the market;

•        additions and departures of key personnel;

•        changes in laws and regulations affecting its business;

•        failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the Approved Stock Exchange;

•        actual, potential or perceived control, accounting or reporting problems;

•        commencement of, or involvement in, litigation involving Topco;

•        changes in Topco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Topco Common Stock available for public sale; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Topco Common Stock and Topco’s warrants regardless of the operating performance of Topco.

Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, Slam issued Class A ordinary shares as part of units for $10.00 per unit upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of Slam reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account. Following Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

An Approved Stock Exchange may not list Topco’s securities on its exchange, which could limit investors’ ability to engage in transactions in Topco’s securities and subject Topco to additional trading restrictions.

An active trading market for Topco’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on an Approved Stock Exchange, we will be required to demonstrate compliance with the Exchange’s listing requirements. We will apply to have Topco’s securities listed on an Approved Stock Exchange upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if Topco’s securities are listed on an Approved Stock Exchange, Topco may be unable to maintain the listing of its securities in the future.

If Topco fails to meet the listing requirements and an Approved Stock Exchange does not list its securities on its exchange, Lynk would not be required to consummate the Business Combination. In the event that Lynk elected to waive this condition, and the Business Combination was consummated without Topco’s securities being listed on an Approved Stock Exchange or on another national securities exchange, Topco could face significant material adverse consequences, including:

•        a limited availability of market quotations for Topco’s securities;

•        reduced liquidity for Topco’s securities;

•        a determination that Topco Common Stock is a “penny stock” which will require brokers trading in Topco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Topco’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If Topco’s securities were not listed on an Approved Stock Exchange, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Topco Common Stock to drop significantly, even if Topco’s business is doing well.

Sales of a substantial number of shares of Topco Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Topco Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the Lynk Stockholders will own, collectively, approximately 81,800,000 of the outstanding Topco Common Stock, (ii) Slam’s Public Shareholders will own approximately 9,077,959 of the outstanding Topco Common Stock and (iii) the PIPE Investors will own approximately 11,000,000 of the outstanding Topco Common Stock, assuming that none of Slam’s outstanding Public Shares are redeemed in connection with the Business Combination, or approximately 75.1%, 8.3% and 10.1%, respectively, assuming that all of Slam’s outstanding Public Shares are redeemed in connection with the Business Combination. These percentages: (i) assume that 108,877,959 shares of Topco Common Stock are issued to the holders of shares of common stock of Lynk at Closing (including the holders of Lynk warrants that will settle and terminate pursuant to their terms prior to completion of the Business Combination and the holders of preferred stock of Lynk that will convert to shares of common stock of Lynk pursuant to their terms prior to completion of the Business Combination), which would be the number of shares of Topco Common Stock issued to these holders if Closing were to occur on February 9, 2024; (ii) are based on 11,000,000 shares of Topco Common Stock to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase Topco Common Stock that will be outstanding immediately following Closing; (iv) do not take into account any shares of Topco Common Stock underlying vested and unvested options that will be held by equityholders of Lynk immediately following Closing; (v) do not take into account any exercise of Lynk Warrants (other than those that will settle and terminate pursuant to their terms prior to completion of the Business Combination) that will be outstanding immediately following Closing and (vi) do not take into account shares of Topco Common Stock underlying Convertible Notes that will be outstanding immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in Topco will be different.

We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Topco Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time: (i) outstanding shares and options of Lynk will be exchanged for shares of Topco Common Stock or comparable options that are exercisable for shares of Topco Common Stock, as applicable, based on an implied equity value of Lynk of $800,000,000 and per share value between $8.94 and $11.98; (ii) outstanding Lynk Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of Topco Common Stock based on the number of shares of Topco Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of Topco Common Stock in accordance with their terms.

The issuance of additional shares of Lynk Common Stock, if additional financing is obtained before the consummation of the Business Combination Agreement, will significantly dilute the equity interests of existing holders of Slam securities, and may adversely affect prevailing market prices for the Topco Common Stock and/or the Topco warrants. The Public Shareholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. Additionally, Topco following the Closing may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue more of Lynk Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of shares of Lynk Common Stock (or other equity securities of equal or senior rank) could have the following effects for holders of Public Shares who elect not to redeem their shares:

•        your proportionate ownership interest in Topco following the Closing will decrease;

•        the relative voting strength of each previously outstanding share of Lynk Common Stock following the Business Combination will be diminished; or

•        the market price of Lynk Common Stock may decline.

It is anticipated that, upon completion of the Business Combination, and assuming no holders of Public Shares exercise their redemption rights and excluding the impacts of the “Additional Dilution Sources” in the sensitivity table below: (i) Public Stockholders will retain an ownership interest of approximately 8.3% of the outstanding Lynk Common Stock; (ii) the Slam Insiders will own approximately 6.4% of the outstanding Lynk Common Stock; (iii) the PIPE Investors will own approximately 10.1% of the outstanding Lynk Common Stock; and (iv) the Lynk Equityholders will own approximately 75.1% of the outstanding Lynk Common Stock. Assuming 100% of the holders of Public Shares exercise their redemption rights and excluding the impacts of the “Additional Dilution Sources” in the sensitivity table below: (i) the Slam Insiders will own approximately 6.9% of the outstanding Lynk Common Stock; (ii) the PIPE Investors will own approximately 10.8% of the outstanding Lynk Common Stock; (iii) the Lynk Equityholders own approximately 80.2% of the outstanding Lynk Common Stock; and (iv) Antara will own approximately 2.1% of the outstanding Lynk Common Stock. As discussed below under the heading “How do the Sponsor and Slam’s directors and officers intend to vote?”, the Slam Insiders, Lynk and/or their directors, officers, advisors or respective affiliates, may purchase shares of Public Stock from Public Stockholders in privately negotiated transactions or in the open market prior to or following the completion of the Business Combination. If such purchases are made, the public “float” of Public Shares (prior to the Closing) or the Lynk Common Stock (following the Closing) and the number of beneficial holders of shares of Public Shares (prior to the Closing) or the Lynk Common Stock (following the Closing) may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of such securities on an Approved Stock Exchange or reducing the liquidity of the trading market for such securities.

The below sensitivity table shows the potential impact of redemptions on the share ownership by non-redeeming stockholders in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and 100% redemption scenario. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because BTIG and Goldman, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions, and only with respect to BTIG, its waiver is subject to the closing of the Business Combination and BTIG's receipt of the Advisory Fee. The information in the below sensitivity table has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below sensitivity table. In addition, certain percentages presented in the below sensitivity table reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming 100% Redemption(4)
Stockholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares		Equity %
Slam Public Shareholders	9,077,959	8.3%	6,808,469	6.4%	2,269,489	2.2%	—		—
Slam Insiders(5)	7,000,000	6.4%	7,000,000	6.6%	7,000,000	6.9%	7,000,000		6.9%
PIPE Investors(6)	11,000,000	10.1%	11,000,000	10.3%	11,000,000	10.8%	11,000,000		10.8%
Investor(7)	—	—	—	—	—	—	2,150,000	(8)	2.1%
Lynk Equityholders(9)	81,800,000	75.1%	81,800,000	76.7%	81,800,000	80.1%	81,800,000		80.2%
Total Shares Outstanding	108,877,959	100.0%	106,608,469	100.0%	102,069,489	100.0%	101,950,000		100.0%
	Assuming No Redemption(1)			Assuming 25% Redemption(2)			Assuming 75% Redemption(3)			Assuming 100% Redemption(4)
Additional Dilution Sources	Ownership in Shares	Equity %		Ownership in Shares	Equity %		Ownership in Shares	Equity %		Ownership in Shares	Equity %
Slam Public Warrant Holders(10)	3,593,737	[•]	%	3,593,737	[•]	%	3,593,737	[•]	%	3,593,737	[•]	%
Slam Private Warrant Holders(10)	2,833,333	[•]	%	2,833,333	[•]	%	2,833,333	[•]	%	2,833,333	[•]	%
Slam Insiders Earn-out Shares	1,500,000	[•]		1,500,000	[•]		1,500,000	[•]		1,500,000	[•]
Conversion of Sponsor Promissory Notes	1,342,100	[•]		1,342,100	[•]		1,342,100	[•]		1,342,100	[•]
Lynk Global Equity Incentive Plan	1,572,114	[•]	%	1,572,114	[•]	%	1,572,114	[•]	%	1,572,114	[•]	%
New Equity Incentive Plan Pool	3,000,000	[•]	%	3,000,000	[•]	%	3,000,000	[•]	%	3,000,000	[•]	%
Lynk Warrants	[•]	[•]		[•]	[•]		[•]	[•]		[•]	[•]
Total Additional Dilution Sources(11)	[•]	[•]	%	[•]	[•]	%	[•]	[•]	%	[•]	[•]	%

____________

(1)      This scenario assumes that no Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(2)      This scenario assumes that 2,269,489 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(3)      This scenario assumes that 6,808,469 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(4)      This scenario assumes that 9,077,959 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(5)      Excludes (i) 5,875,000 Class B Ordinary Shares that shall automatically be forfeited and surrendered to Slam for no additional consideration under the Business Combination Agreement, assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings Amount; (ii) 1,500,000 Sponsor Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination;” and (iii) 1,342,100 shares of Topco Converted Common Stock issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor.

(6)      Topco intends to enter into subscription agreements with PIPE Investors, pursuant to which the PIPE Investors will agree to subscribe for and purchase an aggregate of 11,000,000 shares of Topco Series A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $110,000,000.

(7)      Solely reflects shares of Topco Series A Common Stock issued pursuant to the Investor’s Backstop Commitment and excludes 5,000,000 shares of Topco Series A Common Stock issued pursuant to the Backstop Agreement Side Letter which are accounted for in the Slam Insiders share counts within the sensitivity table.

(8)      Assumes that, in the 100% redemption scenario, Topco issues 2,150,000 shares of Topco Series A Common Stock at $10.00 per share as required under the Backstop Agreement if the Minimum Cash Condition is not met.

(9)      Excludes 900,000 Lynk Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.” Shares issuable to the Lynk founders, Charles Miller, Margo Deckard and Tyghe Speidel, shall be issued in the form of Topco Series B Common Stock.

(10)    Assumes the Warrant Conversion is approved by the holders of the Slam Public Warrants, and that each issued and outstanding Slam Warrant converts into 0.25 newly issued Class A Ordinary Shares.

(11)    Assumes that 1,342,1000 shares of Topco Converted Common Stock are issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn and no additional promissory notes are entered into between Slam and the Sponsor.

(12)    The Equity % with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator, based on the stated assumptions. For example, in the 25% redemption scenario, the Equity % with respect to the Slam Public Warrant Holders would be calculated as follows: (a) 3,593,737 shares of Topco Common Stock issued as a result of the Warrant Conversion; divided by (b) (i) [•] shares of Topco Common Stock (the number of shares of Topco Common Stock outstanding excluding shares issued in connection with the Warrant Conversion) plus (ii) [•] shares of Topco Common Stock issued pursuant to the Additional Dilution Sources.

If the Warrant Amendment Proposal is not approved, warrants will become exercisable for Topco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 14,375,000 shares of Topco Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Topco Common Stock will be issued, which will result in dilution to the holders of Topco Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Topco Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The provisions of the amended and restated memorandum and articles of association that relate to our pre-business combination activity and the rights of holders of our Slam Class A Ordinary Shares (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of a special resolution which requires the approval of the holders of a majority of at least two-thirds of our Ordinary Shares who attend and vote at a shareholder meeting of the company, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend our amended and restated memorandum and articles of association to facilitate the completion of an initial business combination that some of our shareholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s shareholders, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. Our amended and restated memorandum and articles of association provide that any of its provisions related to the rights of holders of our Slam Class A Ordinary

Shares (including the requirement to deposit proceeds of our IPO and the private placement of warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to Public Shareholders as described herein) may be amended if approved by special resolution, meaning holders of a majority of at least two-thirds of our Ordinary Shares who attend and vote at a shareholder meeting of the company, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of at least 65% of our Ordinary Shares; provided that the provisions of our amended and restated memorandum and articles of association governing the appointment or removal of directors prior to the Business Combination may only be amended by a special resolution passed by not less than two-thirds of our Ordinary Shares who attend and vote at our shareholder meeting which shall include the affirmative vote of a simple majority of our Class B Ordinary Shares. Our Class B Shareholders and their permitted transferees, if any, who collectively beneficially own, on an as-converted basis, 20% of our Slam Class A Ordinary Shares upon the closing of our IPO, will participate in any vote to amend our amended and restated memorandum and articles of association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of our amended and restated memorandum and articles of association which govern our pre-business combination behavior more easily than some other blank check companies, and this may increase our ability to complete the Business Combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of our amended and restated memorandum and articles of association.

Our Sponsor, executive officers, directors, and special advisor have agreed, pursuant to agreements with us, that they will not propose any amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Slam Class A Ordinary Shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by the Termination Date or (B) with respect to any other provision relating to the rights of holders of our Slam Class A Ordinary Shares, unless we provide our Public Shareholders with the opportunity to redeem their Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding Public Shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, do not have the ability to pursue remedies against our Sponsor, executive officers, directors, or special advisor for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then-outstanding Slam Public Warrants approve of such amendment, and Slam intends to seek Slam Public Warrant Holder Approval to amend the Warrant Agreement to cancel all outstanding warrants at Closing in exchange for a lesser number of shares of Class A Common Stock than the number of shares for which the warrants are currently exercisable.

The Slam Public Warrants were issued in registered form under the Warrant Agreement between Continental and Slam. The Warrant Agreement provides that the terms of the Slam Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the prospectus associated with our IPO, or defective provision, (ii) amending the provisions relating to cash dividends on Public Shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding Slam Public Warrants is required to make any change that adversely affects the interests of the registered holders of Slam Public Warrants. Accordingly, Slam may amend the terms of the Slam Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Slam Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Slam Private Placement Warrants or any provision of the Warrant Agreement with respect to the Slam Private Placement Warrants, 65% of the number of the then outstanding Slam Private Placement Warrants. At the Warrant Holders Meeting, Slam is seeking approval to amend the Warrant Agreement to provide that, immediately prior to or in connection with the Domestication, each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A Ordinary Shares. The closing price of the Slam Public Warrants on the Nasdaq Capital Market on February 9, 2024 was $0.21.

Following the Business Combination, if the Warrant Amendment Proposal is not approved and Slam Warrants are not converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, Topco may redeem your Topco Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.

Topco will have the ability to redeem outstanding Topco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of Topco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant-holders.

Topco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Topco Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Topco Common Stock is available throughout the 30-day redemption period. If and when the Topco Warrants become redeemable by Topco, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Topco Warrants could force you (i) to exercise your Topco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Topco Warrants at the then-current market price when you might otherwise wish to hold your Topco Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Topco Warrants are called for redemption, is likely to be substantially less than the market value of your Topco Warrants.

In addition, Topco will have the ability to redeem the outstanding Topco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the shares of Topco Common Stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. In such a case, the holders will be able to exercise their Topco Warrants prior to redemption for a number of shares of Topco Common Stock determined based on a table in which the number of shares of Topco Common Stock is based on the redemption date and the fair market value of the shares of Topco Common Stock.

The value received upon exercise of the Topco Warrants (1) may be less than the value the holders would have received if they had exercised their Topco Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Topco Warrants.

Even if Slam consummates the Business Combination, there is no guarantee that the Topco Public Warrants, if outstanding because the Warrant Amendment Proposal is not approved, will ever be in the money, and they may expire worthless.

The exercise price for the Slam Public Warrants is $11.50 per share of Slam Class A Common Stock and, if the Business Combination is consummated, the Slam Public Warrants, if outstanding because the Warrant Amendment Proposal is not approved, will be exchanged for Topco Public Warrants. There is no guarantee that the Topco Public Warrants will ever be in the money prior to their expiration and, as such, the Topco Public Warrants may expire worthless.

If the Warrant Amendment Proposal is not approved and Slam Warrants are not converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, we may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Once the public warrants become exercisable, we will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Slam Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to

(i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, once the public warrants become exercisable, we will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Slam Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Slam Class A Ordinary Shares determined based on the redemption date and the fair market value of our Slam Class A Ordinary Shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of Ordinary Shares received is capped at 0.361 Slam Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

None of the Slam Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

We have not registered the Slam Class A Ordinary Shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, if outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the Slam Class A Ordinary Shares issuable upon exercise of the warrants issued in our IPO under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Slam Class A Ordinary Shares until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants issued in our IPO are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the number of Slam Class A Ordinary Shares that you will receive upon cashless exercise will be based on a formula subject to a maximum number of shares equal to 0.361 Slam Class A Ordinary Shares per warrant (subject to adjustment).

However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Slam Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Exercising the warrants on a cashless basis could have the effect of reducing the potential “upside” of the holder’s investment in our company because the warrant holder will hold a smaller number of Slam Class A Ordinary Shares upon a cashless exercise of the warrants they hold. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available.

If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the Slam Class A Ordinary Shares included in the units. There may be a circumstance where an exemption from registration exists for holders of our Private Placement Warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants included as part of units sold in our IPO. In such an instance, our Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the Ordinary Shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying Ordinary Shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying Slam Class A Ordinary Shares for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

Our warrants may have an adverse effect on the market price of our Slam Class A Ordinary Shares and make it more difficult to effectuate the Business Combination.

We issued warrants to purchase 14,375,000 Slam Class A Ordinary Shares as part of the units sold in our IPO and, simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 11,333,333 Slam Private Placement Warrants, each exercisable to purchase one Slam Class A Ordinary Share at $11.50 per share, subject to adjustment. In addition, if our Sponsor, its affiliates or a member of our management team makes any working capital loans, it may convert up to $1,500,000 of such loans into up to an additional 1,000,000 Slam Private Placement Warrants, at the price of $1.50 per warrant. As of September 30, 2023 and December 31, 2022 there were $1,474,000 such loan amounts outstanding, respectively. We may also issue Slam Class A Ordinary Shares in connection with our redemption of our warrants.

Such warrants, if outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, when exercised, will increase the number of issued and outstanding Slam Class A Ordinary Shares and reduce the value of the Slam Class A Ordinary Shares issued to complete the business transaction. Therefore, our warrants may make it more difficult to effectuate a business transaction or increase the cost of the Business Combination.

A provision of our Warrant Agreement may make it more difficult for us to consummate the Business Combination.

Unlike most blank check companies, if (i) we issue additional Slam Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price of less than $9.20 per Ordinary Share, (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (iii) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate the Business Combination.

The Business Combination will result in changes to the composition of the board of directors of Slam and Lynk, which may affect the strategy of Topco.

Upon the consummation of the Business Combination, the composition of the Topco Board will change from the current boards of directors of Slam and Lynk. This new composition of the Topco Board may affect Topco’s business strategy and operating decisions upon the completion of the Business Combination.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Ordinary Shares.

Securities research analysts may establish and publish their own periodic projections for Topco following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our Ordinary Shares could be adversely affected.

The fairness opinion delivered by Houlihan to the Slam Board will not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.

The opinion delivered by Houlihan, Slam’s financial advisor, to the Slam Board addresses the fairness of the consideration in the Business Combination from a financial point of view to the Slam Board. The Slam Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus and Slam does not expect to receive an updated fairness opinion prior to the Closing. Changes in the operations and prospects of Lynk or Slam, general market and economic conditions and other factors that may be beyond their control, and on which the fairness opinion was based, may alter the value of Slam or Lynk or the prices of Public Shares or Lynk Common Stock by the time the Business Combination is completed. The opinion did not speak as of the time the transaction will be completed or as of any date other than the date of such opinion. The Slam Board’s recommendation that Slam’s shareholders vote “FOR” approval of the Business Combination Proposal, however, is made as of the date of this proxy statement/prospectus.

The opinion delivered by Houlihan is included as Annex K to this proxy statement/prospectus. For a description of the opinion and a summary of the material financial analysis performed in connection with rendering such opinion, please refer to “Shareholder Proposal No. 1: The Business Combination Proposal — Fairness Opinion of Houlihan.”

The waiver of deferred underwriting commission by Goldman despite performing all of its obligations under the Underwriting Agreement may indicate that Goldman may be unwilling to be associated with the disclosure in this proxy statement/prospectus.

Slam provided to Goldman, a representative of the underwriters in Slam’s IPO, the disclosures in this proxy statement/prospectus pertaining to its waiver. Goldman did not provide a reason for waiving its deferred underwriting commission and did not provide a reason for choosing not to review the proxy statement/prospectus. Accordingly, no inference should be drawn that Goldman agrees with the disclosure regarding its waiver. Because Goldman has not been involved in the preparation and review of this proxy statement/prospectus, Slam’s investors will not have the benefit of their independent review and investigation of the disclosures provided in this proxy statement/prospectus.

In addition, BTIG was a representative of the underwriters in the IPO, and upon consummation of the Business Combination, BTIG was entitled to a portion of the deferred underwriting commissions. On December 17, 2023, Lynk entered into an engagement letter with BTIG (the “BTIG Engagement Letter”), pursuant to which Lynk has engaged BTIG to act as its placement agent and capital markets advisor with respect to the Business Combination. Pursuant to the BTIG Engagement Letter, BTIG is entitled to receive (i) a placement agent fee of (x) five percent of the dollar amount of the gross consideration paid by investors (the “Investment Proceeds”) for Lynk securities issued in connection with one or more private placement transactions (the “Private Placement”) plus five percent of the dollar amount of any Slam Class A Ordinary Shares that are purchased by a prospective investor that enters into a non-redemption agreement (the “Trust Proceeds”), if the total Investment Proceeds from the capital raised in the Private Placement plus the Trust Proceeds is less than $175 million, or (y) seven percent of the Investment Proceeds from the capital raised in the Private Placement plus seven percent of the Trust Proceeds, if the total Investment Proceeds from the capital raised in the Private Placement plus the Trust Proceeds is equal to or greater than $175 million, and (ii) a capital markets advisory fee (such capital markets advisory fee, the “Advisory Fee”) of $2,000,000, subject to and contingent upon the earlier of (x) the closing of the Private Placement and/or execution of non-redemption agreements in which the dollar amount of the consideration paid by investors for Lynk’s securities issued in connection with the Private Placement plus the Trust Proceeds totals at least $32,500,000, or (y) the Closing Date. In connection with such engagement, BTIG agreed to waive its portion of the deferred underwriting fee, subject to the closing of the Business Combination and its receipt of the Advisory Fee.

Further, under the terms of the Engagement Letter, Lynk agreed to reimburse BTIG for certain expenses, and to indemnify BTIG and certain related parties against liabilities, including liabilities under federal securities laws, in connection with, as a result of, or relating to its engagement. Lynk decided to retain BTIG based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions. BTIG therefore has an interest in Slam and Lynk completing the Business Combination that will result in the payment of certain advisory fees.

Each of BTIG and Goldman has performed all its obligations under the Underwriting Agreement to obtain its fee. While Goldman did not participate in any aspect of the proposed Business Combination and Slam has no other contractual relationship with Goldman, investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for Slam to complete the Business Combination.

Our ability to successfully consummate the Business Combination, may be materially adversely affected by the geopolitical conditions resulting from the invasion of Ukraine by Russia and the Israel-Hamas war, subsequent sanctions against related individuals and entities and the status of debt and equity markets, as well as protectionist legislation in our target markets.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions, the invasion of Ukraine by Russia in February 2022 and the Israel-Hamas war. In response to the invasion of Ukraine by Russia, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and Israel during the ongoing military conflicts, increasing geopolitical tensions. The invasion of Ukraine by Russia, the Israel-Hamas war and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine and Israel is highly unpredictable, the conflicts could lead to market disruptions, including significant volatility in energy and other commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, these and any other military actions and any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas war, and subsequent sanctions, could adversely affect the Business Combination and the operations of our target business. The extent and duration of the Russian invasion of Ukraine, the Israel-Hamas war, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described elsewhere in this “Risk

Factors” section, such as those related to the market for our securities. If these disruptions or other matters of global concern continue for an extensive period of time, the consummation of the Business Combination may be prevented, delayed or become more costly.

COVID-19 and any future widespread public health crisis could negatively affect various aspects of our business, our ability to consummate the Business Combination and make it more difficult for us to meet our obligations to our future customers.

Examples of how COVID-19 and any future widespread public health crisis may impact our business, results of operations and the price of our securities in the future include, but are not limited to:

•        such event may interfere with our ability or the ability of our employees to perform our respective responsibilities and obligations relative to the conduct of our business; and

•        such event and related government responses to address any such event may cause sudden and extreme changes in the price of our securities.

New variants of COVID-19 and other future public health crises and pandemics may affect our operating and financial results in a manner that is not presently known to us or not presently considered to be a significant risk to our operations. Furthermore, our limited operating history combined with the uncertainty created by the COVID-19 pandemic significantly increases the difficulty of forecasting operating results and of strategic planning. If we are unable to effectively predict and manage the impact of the COVID-19 pandemic and other future public health crises on our business, our results of operations and financial condition may be negatively impacted. Future public health crises and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) could also adversely affect, the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Topco following the Business Combination could be materially and adversely affected.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

Topco depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, Topco’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on Topco’s business and lead to financial loss.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Slam prior to the Business Combination and to Topco following the Business Combination.

The Warrant Conversion, Domestication and First Merger and may result in adverse U.S. federal income tax consequences for holders of Slam Class A Ordinary Shares and Slam Public Warrants.

Subject to the assumptions, limitations and qualifications described under the section titled “Material U.S. Federal Income Tax Considerations” below, the Warrant Conversion is intended to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(E) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(E) of the Code to a corporation holding only investment-type assets, such as Slam, and the transactions contemplated by the Business Combination this result is not entirely clear. If the Warrant Conversion does not qualify as a reorganization under Section 368(a) then the exchange of Slam Public Warrants for newly issued Slam Class A Ordinary Shares would not qualify for tax-deferred treatment and would be taxable as further described in “Material U.S. Federal Income Tax Considerations — U.S. Holders.”

Subject to the assumptions, limitations and qualifications described under the section titled “Material U.S. Federal Income Tax Considerations” below, each of the Domestication and the First Merger is intended to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets, such as Slam, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication or First Merger fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as that term is defined in the section titled “Material U.S. Federal Income Tax Considerations”) of Slam Class A Ordinary Shares or New Slam Common Stock, as applicable, generally would recognize a gain or loss with respect to its Slam Class A Ordinary Shares or New Slam Common Stock, as applicable, in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of New Slam or Topco, as applicable, received in the Domestication or First Merger, as applicable, and the U.S. Holder’s adjusted tax basis in its stock surrendered.

In the case of an inbound transaction involving a foreign corporation, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, U.S. Holders of Slam Class A Ordinary Shares will be subject to Section 367(b) of the Code and as a result:

•        a U.S. Holder whose Slam Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Ordinary Shares entitled to vote and less than 10% of the total value of all classes of Ordinary Shares, will generally not recognize any gain or loss on the exchange of Slam Class A Ordinary Shares for shares in New Slam and will generally not be required to include any part of Slam’s earnings in income pursuant to the Domestication;

•        a U.S. Holder whose Slam Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Ordinary Shares entitled to vote and less than 10% of the total value of all classes of Ordinary Shares will generally recognize gain (but not loss) on the exchange of Slam Class A Ordinary Shares for shares in New Slam pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to their Slam Class A Ordinary Shares, provided certain other requirements are satisfied. Slam does not expect to have significant accumulated earnings and profits on the date of the Domestication; and

•        a U.S. Holder who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Ordinary Shares entitled to vote or 10% or more of the total value of all classes of Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to its Slam Class A Ordinary Shares on the exchange of Slam Class A Ordinary Shares for shares in New Slam. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Slam does not expect to have significant accumulated earnings and profits on the date of the Domestication.

Furthermore, if the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Slam Class A Ordinary Shares or Slam Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Slam Class A Ordinary Shares or Slam Public Warrants for the common stock or warrants of New Slam pursuant to the Domestication under the “passive foreign investment company,” or “PFIC”, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Slam Public Warrants) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New Slam received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Slam Class A Ordinary Shares or Slam Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Slam is a blank check company with no current active business, we believe that Slam may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Slam Class A Ordinary Shares or Slam Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New Slam pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Slam Class A Ordinary Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s Slam Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Slam. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a further discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Warrant Conversion, Domestication and First Merger — PFIC Considerations.”

Additionally, the Business Combination may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Topco Common Stock after the First Merger.

The tax consequences of the Business Combination are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more discussion of the U.S. federal income tax considerations of the Business Combination, see “Material U.S. Federal Income Tax Considerations.”

We may have been a “passive foreign investment company,” or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

Because Slam is a blank check company with no current active operating business, we believe that Slam may be classified as a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Slam Class A Ordinary Shares or Slam Public Warrants that is a “U.S. Holder” as that term is defined in the section titled “Material U.S. Federal Tax Federal Income Tax Considerations” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, Slam will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to Slam Public Warrants in all cases. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor regarding the application and effect of the PFIC rules, including as a result of the Domestication, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a further discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section titled “Material U.S. Federal Tax Federal Income Tax Considerations.”

Changes in tax laws or regulations that are applied adversely to us or our customers may materially adversely affect our business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulation or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us or our customers, any of which could adversely affect our business, prospects, financial performance and operating results. In particular, presidential, congressional, state and local elections in the United States could result in significant changes in, and uncertainty with respect to, tax legislation, regulation and government policy directly affecting our business or indirectly affecting us because of impacts on our customers, suppliers and manufacturers. For example, the United States government has, from time to time, proposed and may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate and the imposition of minimum taxes or surtaxes on certain types of income. The likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us, our suppliers, manufacturers or our customers, including as a result of related uncertainty, these changes may materially and adversely affect our business, prospects, financial condition and operating results.

A new 1% U.S. federal excise tax is expected to be imposed on us in connection with redemptions of New Slam Common Stock or Topco Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., United States) corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”). The excise tax applies to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, only limited guidance has been issued to date.

The 1% excise tax is not expected to apply to redemptions of Slam Class A Ordinary Shares to the extent such redemptions occur prior to the Domestication (absent any regulations and other additional guidance that may be issued in the future with retroactive effect). However, absent any additional guidance, if we domesticate and continue as a Delaware corporation prior to any redemptions, and because our securities are trading on the NYSE, we currently expect that New Slam or Topco will be subject to the excise tax with respect to any redemptions of its stock that are treated as repurchases for this purpose. Furthermore, we currently expect that Topco will generally be subject to the excise tax with respect to any other future redemptions of its Topco Common Stock (other than, pursuant to recently issued guidance from the U.S. Department of the Treasury, redemptions in complete liquidation of Topco). In all cases, the extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the Topco Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other additional guidance from the U.S. Department of the Treasury that may be issued and applicable to the redemptions. Issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased. Prior to the consummation of the Business Combination, funds in the Trust Account, including any interest thereon, will not be used to pay for any excise tax. If we consummate the Business Combination, any excise tax from redemption of Topco Common Stock would reduce the funds available to Topco.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

Upon consummation of the Business Combination, the rights of holders of Topco Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Slam Class A Ordinary Shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Topco Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Organizational Documents and Cayman Islands law and, therefore, some rights of holders of Topco Common Stock could differ from the rights that holders of Slam Class A Ordinary Shares currently possess. For instance, while class actions generally are not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that Topco becomes involved in costly litigation, which could have a material adverse effect on Topco.

In addition, there are differences between the Proposed Organizational Documents of Topco and the current constitutional documents of Slam. For a more detailed description of the rights of holders of Topco Common Stock and how they may differ from the rights of holders of Slam Class A Ordinary Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Topco are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and Topco’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Topco Board and therefore depress the trading price of Topco Common Stock. These provisions also could make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Topco board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•        the ability of the Topco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, Topco’s directors and officers;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by a majority of the entire Topco Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the ability of the Topco Board to amend the bylaws, which may allow the Topco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Topco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Topco Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Topco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Topco Board or management.

Topco’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between Topco and its stockholders, which could limit Topco’s stockholders’ ability to obtain a favorable judicial forum for disputes with Topco or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless Topco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of Topco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Topco to Topco or Topco’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or Proposed Bylaws or (v) any action asserting a claim against Topco governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Topco or any of Topco’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, Topco may incur additional costs associated with resolving such action in other jurisdictions, which could harm Topco’s business, results of operations and financial condition.

Following the completion of the Business Combination, certain significant Topco stockholders whose interests may differ from those of public stockholders following the Business Combination will have the ability to significantly influence Topco’s business and management.

Pursuant to the Business Combination Agreement, the members of our board of directors immediately following the Closing Date will be [•], [•] individuals identified by Lynk and individuals identified by Topco, in consultation with our Sponsor. Accordingly, Lynk will be able to significantly influence the approval of actions requiring board of director approval through their voting power. Such stockholders will retain significant influence with respect to Topco’s management, business plans and policies, including the appointment and removal of its officers. In particular, Lynk could influence whether acquisitions, dispositions and other change of control transactions are approved.

The Slam Insiders and their affiliates may elect to purchase Public Shares or Slam Public Warrants from public shareholders, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the General Meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares or Slam Public Warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Shareholder Proposals, or execute agreements to purchase such Public Shares or Slam Public Warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or Public Warrants or vote their Public Shares in favor of the Required Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder or warrant holder, although still the record or beneficial holder of our Public Shares or Slam Public Warrants, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. Any such price per share may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with the Business Combination; however, in such transactions, the purchase price for the Slam Ordinary Shares will not exceed the redemption price. The purpose of such share purchases and other transactions would be to decrease the number of Public Shares that have been or may be submitted for redemption.

Entering into any such arrangements may have a depressive effect on the market price of Public Shares and Public Warrants. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Public Shares and Slam Public Warrants at a price lower than market and may therefore be more likely to sell the Public Shares and Slam Public Warrants he or she owns, either at or prior to the Business Combination.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of Public Shares or Slam Public Warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. If such arrangements or agreements are entered into, Slam will file with the SEC a Current Report on Form 8-K prior to the General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Slam has received redemption requests.

If any shares were so purchased, the purchaser would not vote any such shares in favor of approval of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Any purchases by the Slam Insiders and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Slam Insiders and/or their respective affiliates will not make purchases of Public Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our sponsor, directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

Topco’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause Topco to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Topco’s Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert managements and board of directors’ attention and resources from Topco’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to Topco’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Topco may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Slam prior to the Business Combination and to Topco following the Business Combination.

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder: (i)(a) holds Public Shares, or (b) if the Public Shareholder holds Public Shares through units, the Public Shareholder elects to separate its units into the underlying Public Shares and public warrants prior to exercising its redemption rights with respect to the Public Shares; (ii) submits a written request to Continental, Slam’s transfer agent, in which it (a) requests that Topco redeem all or a portion of its Public Shares for cash and (b) identifies itself as a beneficial holder of the Public Shares and provides its legal name, phone number and address; and (iii) delivers its Public Shares to Continental, Slam’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the General Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Slam’s transfer agent, will need to act to facilitate this request. It is Slam’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Slam does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Slam’s transfer agent, Topco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Extraordinary General Meeting of Slam and Special Meeting of Warrant Holders of Slam — Redemption Rights” for additional information on how to exercise your redemption rights.

If a Public Shareholder fails to receive notice of Slam’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Slam’s compliance with the proxy rules, a Public Shareholder fails to receive Slam’s proxy materials, such Public Shareholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that Slam is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section titled “Extraordinary General Meeting of Slam and Special Meeting of Warrant Holders of Slam — Redemption Rights” for additional information on how to exercise your redemption rights.

If the Minimum Cash Condition is waived, Slam does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of Slam’s shareholders do not agree.

The Existing Organizational Documents do not provide a specified maximum redemption threshold. As a result, Slam may be able to complete the Business Combination even though a substantial portion of Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by Slam or the persons described above have been entered into with any such investor or holder. Slam will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. For more information, also see “— The Slam Insiders and their affiliates may elect to purchase Public Shares or Slam Public Warrants from public shareholders, which may influence the vote on the Business Combination and reduce the public “float” of our securities.”

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Slam will require each Public Shareholder seeking to exercise redemption rights to certify to Slam whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Slam at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Slam makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Slam’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Slam if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Slam consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Slam cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Slam’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Slam’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Slam can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Slam share price and may result in a lower value realized now than a shareholder of Slam might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Slam Board will not have the ability to adjourn the General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Slam Board is seeking approval to adjourn the General Meeting to a later date or dates, if necessary or appropriate, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus, (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants would not be approved for listing on an Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals. If the Adjournment Proposal is not approved, the Slam Board will not have the ability to adjourn the General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Required Shareholder Proposals. In such events, the Business Combination would not be completed.

If the Warrant Holders Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the Warrant Agreement Amendment, the Slam Board will not have the ability to adjourn the Warrant Holders Meeting to a later date or dates in order to solicit further votes, and, therefore, the Warrant Agreement Amendment will not be approved, and the Warrant Amendment may not be consummated.

The Slam Board is seeking approval to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. If the Warrant Holders Adjournment Proposal is not approved, Slam will not have the ability to adjourn the Warrant Holders Meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the Warrant Amendment Proposal. In such events, the Warrant Amendment may not be completed.

Risks if the Domestication and the Business Combination Are Not Consummated

References in this section to “we,” “us” and “our” refer to Slam.

If we are not able to complete the Business Combination with Lynk nor able to complete another business combination by the Termination Date, in each case, as such date may be extended pursuant to our Existing Organizational Documents, we would cease all operations except for the purpose of winding up and we would redeem our Slam Class A Ordinary Shares and liquidate the Trust Account, in which case our Public Shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Lynk nor able to complete another business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our Public Shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Slam Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or public warrants, potentially at a loss.

Slam Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Slam Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly submitted for redemption in connection with a shareholder vote to amend the Existing Organizational Documents (A) to modify the substance or timing of our obligation to provide holders of our Slam Class A Ordinary Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by the Termination Date or (B) with respect to any other provision relating to the rights of holders of our Slam Class A Ordinary Shares; and (iii) the redemption of our Public Shares if we have not consummated an initial business combination by the Termination Date, subject to applicable law and as further described herein. Public shareholders who redeem their Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by the Termination Date, with respect to such Public Shares so redeemed. Pursuant to the redemptions in connection with the Extension Amendment, on February 21, 2023 and December 22, 2023, holders of 32,164,837 and 16,257,204 Public Shares, respectively already exercised their right to redeem their shares for cash at an approximate price of $10.20 and $10.85, respectively, for an aggregate redemption amount of approximately $504,451,151. In no other circumstances will a Slam Public Shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by the Termination Date, our Public Shareholders may be forced to wait until after the Termination Date before redemption from the Trust Account.

If we are unable to consummate our initial business combination by the Termination Date, we will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of Public Shareholders from the Trust Account shall be affected automatically by function of the Existing Organizational Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond the Termination Date, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Organizational Documents, and only then in cases where investors have sought to redeem their Public Shares. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Organizational Documents. Our Existing Organizational Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the Trust Account are insufficient to allow us to operate through the Termination Date, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our Public Shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2023, we had cash of approximately $3,338 held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2023, we had total current liabilities of approximately $1,765,392. The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until the Termination Date, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our Public Shareholders may only receive approximately $10.00 per share on our redemption of the Public Shares and the public warrants will expire worthless.

Risks Related to Legal and Regulatory Matters

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We may be subject to taxes by U.S. federal, state, local and foreign tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        allocation of expenses to and among different jurisdictions;

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, tax treaties, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state, and local and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

EXTRAORDINARY GENERAL MEETING OF SLAM shareholders AND
SPECIAL MEETING OF WARRANT HOLDERS OF SLAM

Slam is furnishing this proxy statement/prospectus to its shareholders and holders of Slam Public Warrants as part of the solicitation of proxies by Slam’s board of directors for use at the General Meeting of Slam shareholders and at the Warrant Holders Meeting, each to be held on [•], 2024 and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Slam’s shareholders and holders of Slam Public Warrants on or about [•], 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the General Meeting and/or at the Warrant Holders Meeting.

Date, Time and Place of General Meeting

The General Meeting will be held on [•], 2024 at [•] a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Shareholders may attend the General Meeting in person. However, we encourage you to attend the General Meeting virtually. If you wish to attend the General Meeting in person, you must reserve your attendance at least two business days in advance of the General Meeting by contacting Slam’s Chief Financial Officer at rbright@slamcorp.com by [•] a.m., Eastern Time, on [•], 2024 (two business days prior to the initially scheduled meeting date).

You can pre-register to attend the virtual General Meeting starting [•], 2024 at [•] a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/[•], enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the General Meeting.

Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the General Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing [•] (or +1[•] if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]. Please note that you will not be able to vote or ask questions at the General Meeting if you choose to participate telephonically.

Date, Time and Place of Warrant Holders Meeting

The Warrant Holders Meeting will be held on [•], 2024 at [•] a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Warrant Holders may attend the Warrant Holders Meeting in person. However, we encourage you to attend the Warrant Holders Meeting virtually. If you wish to attend the Warrant Holders Meeting in person, you must reserve your attendance at least two business days in advance of the Warrant Holders Meeting by contacting Slam’s Chief Financial Officer at rbright@slamcorp.com by [•] a.m., Eastern Time, on [•], 2024 (two business days prior to the initially scheduled meeting date).

You can pre-register to attend the virtual Warrant Holders Meeting starting [•], 2024 at [•] a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/[•], enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Warrant Holders Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Warrant Holders Meeting.

Warrant Holders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Warrant Holders Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing [•] (or +1[•] if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]. Please note that you will not be able to vote or ask questions at the Warrant Holders Meeting if you choose to participate telephonically.

Purpose of the General Meeting

At the General Meeting, Slam shareholders will consider and vote on the following proposals:

1.       Shareholder Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement, dated as of February 4, 2024 (as it may be amended from time to time), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among Slam Corp. (“Slam”), Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Global, Inc., a Delaware corporation (“Lynk”), Slam Sponsor LLC (the “Sponsor”), a Cayman Islands limited liability company, Lynk Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 1”) and Lynk Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 2”), and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects (the “Business Combination” and such proposal, the “Business Combination Proposal”).

2.      Shareholder Proposal No. 2 — Domestication Proposal — To consider and vote upon a proposal by special resolution to approve that on the business day immediately prior to the Closing Date (as defined in the Business Combination Agreement), Slam be deregistered as an exempted company in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (the “Domestication” and such proposal, the “Domestication Proposal”).

3.      Shareholder Proposal No. 3 — Equity Incentive Plan Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Topco 2024 Equity Incentive Award Plan (the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex F), to be effective upon approval by Slam’s shareholders (the “Equity Incentive Plan Proposal”).

4.       Shareholder Proposal No. 4 — The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Topco 2024 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan,” a copy of which is attached to this proxy statement/prospectus as Annex G), to be effective upon approval by Slam’s shareholders (the “Employee Stock Purchase Plan Proposal”).

5.      Shareholder Proposal No. 5 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to approve the adjournment of the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus, (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants, if the Warrant Amendment Proposal is not approved and Slam’s Warrants are not converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, would not be approved for listing on an Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”).

Purpose of the Warrant Holders Meeting

At the Warrant Holders Meeting, warrant holders of Slam will consider and vote on the following proposals:

1.      Warrant Holder Proposal No. 1 — Warrant Amendment Proposal — To consider and vote upon a proposal to amend the Warrant Agreement, dated as of February 25, 2021 (the “Warrant Agreement”), between Slam and Continental Stock Transfer & Trust Company, as warrant agent, to provide that, as contemplated in the Business Combination Agreement, immediately prior to or in connection with the Domestication, each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A Ordinary Shares (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”).

2.      Warrant Holder Proposal No. 2 — Warrant Holders Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”, and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

Recommendation of the Slam Board to Slam Shareholders

The Slam Board believes that the Shareholder Proposals to be presented at the General Meeting are in the best interest of Slam and Slam’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the General Meeting.

In considering the recommendation of the Slam Board vote in favor of approval of the Business Combination Proposal and other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the Slam Board and the executive officers of Slam have interests in such proposals and the Business Combination that are different from, or in addition to, those of Slam shareholders and holders of Slam Public Warrants generally. The Slam Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Slam shareholders and holders of Slam Public Warrants generally that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Slam’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Recommendation of the Slam Board to Slam Public Warrant Holders

The Slam Board believes that the Warrant Holder Proposals to be presented at the Warrant Holders Meeting are in the best interest of Slam and holders of Slam Public Warrants and unanimously recommends that the holders of Slam Public Warrants vote “FOR” the approval of the Warrant Amendment Proposal and “FOR” the approval of the Warrant Holders Adjournment Proposal, in each case, if presented at the Warrant Holders Meeting.

Voting Power; Record Date for the General Meeting; Outstanding Shares; Shareholders Entitled to Vote

Slam Shareholders have a right to vote on certain matters affecting Slam. The proposals that will be presented at the General Meeting and upon which Slam Shareholders are being asked to vote are summarized above and fully set forth in this proxy statement. Slam Shareholders will be entitled to vote or direct votes to be cast at the General Meeting if they owned Ordinary Shares at the close of business on [•], 2024, which is the Record Date for the General Meeting. Shareholders are entitled to one vote for each Ordinary Share that they owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] issued and outstanding Ordinary Shares, of which [•] Slam Class A Ordinary Shares are held by Slam Public Shareholders and [•] Class B Ordinary Shares are held by the Class B Shareholders.

The Sponsor, the members of the Slam Board and the executive officers of Slam have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Transaction Support Agreements, and waive their redemption rights in connection with the closing of the Business Combination with respect to any Slam Shares held by them. As of the date of this proxy statement/prospectus, the Class B Shareholders owned of record 14,375,000 Class B Ordinary Shares, representing approximately 61.3% of the issued and outstanding Slam Shares. As a result, no Public Shares are required to approve the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal and the approval of the Domestication Proposal would require the affirmative vote of 1,260,306 Public Shares. The Slam Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price.

Voting Power; Record Date for the Warrant Holders Meeting; Outstanding Shares; Warrant Holders Entitled to Vote

Holders of Slam Public Warrants have a right to vote on certain matters affecting Slam. The proposals that will be presented at the Warrant Holders Meeting and upon which holders of Slam Public Warrants are being asked to vote are summarized above and fully set forth in this proxy statement. Holders of Slam Public Warrants will be entitled to vote or direct votes to be cast at the Warrant Holders Meeting if they owned Slam Public Warrants at the close of business on [•], 2024, which is the Record Date for the Warrant Holders Meeting. Holders of Slam Public Warrants are entitled to one vote for each Slam Public Warrant that they owned as of the close of business on the Record Date. If your Slam Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Slam Public Warrants you beneficially own are properly counted. On the Record Date, there were [•] Slam Public Warrants issued and outstanding.

Quorum and Required Vote for Proposals for the General Meeting

The presence (which would include presence at the virtual General Meeting), in person or by proxy, of shareholders holding a majority of the Ordinary Shares at the General Meeting constitutes a quorum at the General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Shareholder Proposals. The Class B Shareholders, who own [•]% of the issued and outstanding Ordinary Shares as of the Record Date, will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Class B Shareholders, no additional Ordinary Shares held by Slam Public Shareholders would be required to be present at the General Meeting to achieve a quorum.

The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Ordinary Shares who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting.

Approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the Ordinary Shares, who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting.

The Class B Shareholders intend to vote all of their Ordinary Shares in favor of the proposals being presented at the General Meeting. As of the date of this proxy statement, the Class B Shareholders own 61.3% of the issued and outstanding Ordinary Shares.

The following table reflects the number of additional Public Shares required to approve each proposal:

Number of Additional Public Shares Required To Approve Proposal
Proposal	Approval Standard	If Only Quorum is Present and All Present Shares Cast Votes	If All Shares Are Present and All Present Shares Cast Votes
Business Combination Proposal	Ordinary Resolution	—	—
Domestication Proposal	Special Resolution	—	1,260,306
Equity Incentive Plan Proposal	Ordinary Resolution	—	—
Employee Stock Purchase Plan Proposal	Ordinary Resolution	—	—
Adjournment Proposal	Ordinary Resolution	—	—

Quorum and Required Vote for Proposals for the Warrant Holders Meeting

The presence (which would include presence at the virtual Warrant Holders Meeting), in person or by proxy, of holders of Slam Public Warrants holding a majority of the Slam Public Warrants at the Warrant Holders Meeting constitutes a quorum at the Warrant Holders Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum.

The Warrant Amendment Proposal must be approved by 65% of the outstanding Slam Public Warrants (which represents at least 9,343,750 out of 14,375,000 outstanding Slam Public Warrants) and, solely with respect to the amendment to the terms of the Slam Private Placement Warrants or any provision of the Warrant Agreement with respect to the Slam Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Slam Private Placement Warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Slam Warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

As of the record date, there are [•] Slam Public Warrants issued and outstanding and [•] Slam Private Placement Warrants issued and outstanding. Sponsor currently owns all of the Slam Private Placement Warrants and has agreed to approve the Warrant Amendment by written consent. Sponsor does not own any Slam Public Warrants.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the General Meeting and Warrant Holders Meeting and therefore will have no effect on the approval of any of the proposals voted upon at the General Meeting and Warrant Holders Meeting.

Under the Nasdaq Capital Market rules, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.

We believe that all of the proposals to be voted on at the General Meeting and Warrant Holders Meeting will be considered non-routine matters. As a result, if you hold your shares or Slam Public Warrants in street name, your bank, brokerage firm or other nominee cannot vote your shares or Slam Public Warrants on any of the proposals to be voted on at the General Meeting and Warrant Holders Meeting without your instruction.

Because all of the proposals to be voted on at the General Meeting and Warrant Holders Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so Slam does not expect there to be any broker non-votes at the General Meeting and Warrant Holders Meeting.

Voting Your Shares at the General Meeting of Slam Shareholders

If you were a holder of record of Ordinary Shares as of the close of business on [•], 2024, the Record Date for the General Meeting, you may vote with respect to the proposals in person or virtually at the General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are three ways to vote your Ordinary Shares at the General Meeting:

Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on [•], 2024.

Voting in Person at the Meeting.    If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

Voting Electronically.    You may attend, vote and examine the list of shareholders entitled to vote at the General Meeting by visiting https://www.cstproxy.com/[•] and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Voting Your Warrants at the Warrant Holders Meeting

If you were a holder of record of Slam Public Warrants as of the close of business on [•], 2024, the Record Date for the Warrant Holders Meeting, you may vote with respect to the proposals in person or virtually at the Warrant Holders Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of Slam Public Warrants that you own. If your Slam Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the warrants you beneficially own are properly counted.

There are three ways to vote your Slam Public Warrants at the Warrant Holders Meeting:

Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Warrant Holders Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Warrant Holders Meeting so that your shares will be voted if you are unable to attend the Warrant Holders Meeting. If you receive more than one proxy card, it is an indication that your Slam Public Warrants are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your Slam Public Warrants are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on [•], 2024.

Voting in Person at the Meeting.    If you attend the Warrant Holders Meeting and plan to vote in person, you will be provided with a ballot at the Warrant Holders Meeting. If your Slam Public Warrants are registered directly in your name, you are considered the holder of record and you have the right to vote in person at the Warrant Holders Meeting. If you hold your Slam Public Warrants in “street name,” which means your Slam Public Warrants are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the Slam Public Warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your Slam Public Warrants with instructions on how to vote your

Slam Public Warrants or, if you wish to attend the Warrant Holders Meeting and vote in person, you will need to bring to the Warrant Holders Meeting a legal proxy from your broker, bank or nominee authorizing you to vote the Slam Public Warrants.

Voting Electronically.    You may attend, vote and examine the list of holders entitled to vote at the Warrant Holders Meeting by visiting https://www.cstproxy.com/[•] and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy; Changing Your Vote

If you give a proxy, you may revoke it at any time before the General Meeting and/or the Warrant Holders Meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Slam’s Chief Executive Officer in writing to Slam Corp., 500 Fifth Avenue, 55 Hudson Yards, 47th Floor, Suite C, New York, NY 10001, before the general meeting and/or the Warrant Holders Meeting that you have revoked your proxy; or

•        you may attend the General Meeting and/or the Warrant Holders Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May be Presented at the General Meeting and the Warrant Holders Meeting

The General Meeting has been called to consider only the approval of the Business Combination Proposal, the Domestication Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. The Warrant Holders Meeting has been called to consider only the approval of the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal. Under Slam’s amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the General Meeting of Slam’s shareholders and/or the Warrant Holders Meeting, no other matters may be considered at the General Meeting of Slam’s shareholders and/or the Warrant Holders Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the General Meeting and the Warrant Holders Meeting.

Who Can Answer Your Questions about Voting Your Shares or Warrants

If you are a shareholder or warrant holder and have any questions about how to vote or direct a vote in respect of your Slam Shares or Slam Public Warrants, you may call Morrow Sodali LLC by calling (800) 662-5200 (toll-free in North America), or +1 (203) 658-9400 (outside of North America), or by email at SLAM.info@investor.morrowsodali.com

Redemption Rights

Pursuant to the Memorandum and Articles of Association, holders of Slam Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal or any other Shareholder Proposal. In connection with the approval of the Business Combination Proposal, any shareholder holding Slam Class A Ordinary Shares may demand that Slam redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $10.94 per share as of February 9, 2024, the most recent practicable date prior to the date of this proxy statement), calculated as of two business days prior to the General Meeting. If a holder properly seeks redemption as described in this section, Slam will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the General Meeting.

As a holder of Slam Class A Ordinary Shares, you will be entitled to receive cash for any Slam Class A Ordinary Shares to be redeemed only if you:

(i)     hold Slam Class A Ordinary Shares;

(ii)    submit a written request to Continental, Slam’s transfer agent, in which you (i) request that Slam redeem all or a portion of your Slam Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Slam Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)   tender or deliver your Slam Class A Ordinary Shares (and share certificates (if any) and other redemption forms) to Continental, Slam’s transfer agent, physically or electronically through DTC.

Shareholders must complete the procedures for electing to redeem their Slam Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the initially scheduled date of the General Meeting) (the “Redemption Deadline”) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

If you hold your shares in “street name,” you will have to coordinate with your broker to have your shares certificated or tendered/delivered electronically. Shares of Slam that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering/delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80, and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder.

Any request for redemption, once made by a holder of Slam Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, Slam’s transfer agent, at least two business days prior to the initially scheduled date of the General Meeting. No request for redemption will be honored unless the holder’s Slam Class A Ordinary Shares (and share certificates (if any) and other redemption forms) have been tendered or delivered (either physically or electronically) to Continental, Slam’s transfer agent, prior to 5:00 p.m., Eastern Time, on [•], 2024 (two business days before the initially scheduled date of the General Meeting).

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Slam Class A Ordinary Shares with respect to more than an aggregate of 15% of the Slam Class A Ordinary Shares sold in the Initial Public Offering, without our prior consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Slam Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The closing price of Slam Class A Ordinary Shares on February 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.90 per share. The cash held in the Trust Account on such date was approximately $99,287,625 (including interest not previously released to Slam to pay its taxes) (approximately $10.94 per Slam Class A Ordinary Share). The Redemption price per share will be calculated based on the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Slam to pay its taxes two business days prior to the initially scheduled date of the General Meeting. Prior to exercising redemption rights, shareholders should verify the market price of Slam Class A Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Slam cannot assure its shareholders that they will be able to sell their Slam Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Slam Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Slam Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by tendering or delivering your shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to Slam’s transfer agent two business days prior to the initially scheduled date of the General Meeting.

For a discussion of certain material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights.”

The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Holders of Slam Public Warrants will not have redemption rights with respect to such warrants.

Appraisal Rights and Dissenters’ Rights

There are no appraisal rights available to Slam’s shareholders or holders of Slam Public Warrants in connection with the Business Combination Proposal. There are no dissenters’ rights available to Slam’s shareholders or holders of Slam Public Warrants in connection with the Business Combination Proposal under Cayman Islands law. However, holders of Public Shares may elect to have their shares redeemed in connection with the adoption of the Business Combination, as described under “Redemption Rights” above.

Proxy Solicitation Costs

Slam is soliciting proxies on behalf of the Slam Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Slam has engaged Morrow Sodali to assist in the solicitation of proxies for the General Meeting and Warrant Holders Meeting. Slam and its directors, officers and employees may also solicit proxies in person. Slam will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Slam will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement and the related proxy materials. Slam will pay Morrow Sodali a fee of $15,000 for the General Meeting and $10,000 for the Warrant Holders Meeting, plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as Slam’s proxy solicitor. Slam will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement and the related proxy materials to Slam shareholders. Directors, officers and employees of Slam who solicit proxies will not be paid any additional compensation for soliciting.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the General Meeting, during a period when they are not then aware of any material nonpublic information regarding Slam or its securities, the Slam Initial Shareholders, Lynk and/or their respective affiliates may purchase Public Shares and/or Slam Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Ordinary Shares. In such transactions, the purchase price for the Ordinary Shares is not expected to exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons or entities described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Slam will file with the SEC a Current Report on Form 8-K prior to the General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Slam has received redemption requests.

SHAREHOLDER PROPOSAL NO. 1: THE BUSINESS COMBINATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to adopt the Business Combination Agreement and approve the Business Combination. Slam shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “The Business Combination Agreement — Certain Agreements Related to the Business Combination” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. Slam shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Background of the Business Combination

Slam is a blank check company formed as an exempted company in the Cayman Islands on December 18, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of a targeted search for a potential transaction, whereby Slam evaluated hundreds of potential targets utilizing Slam’s management team and the investing, operating, and transaction experience of Sponsor, its operating partners and the Slam Board. The terms of the Business Combination Agreement, together with the Ancillary Documents, are the result of arm’s-length negotiations between representatives of Slam and representatives of Lynk, over the course of seven (7) months.

In December 2020, Slam issued 14,375,000 Class B Ordinary Shares to Sponsor in exchange for $25,000 in cash. Of these Slam Class B Ordinary Shares, 1,875,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full. In January 2021, Sponsor transferred 30,000 Slam Class B Ordinary Shares to each of Barbara Byrne, Desiree Gruber, Reggie Hudlin, Jagdeep Singh, Kelly Laferriere and Marc Lore, for approximately $0.002 per share. On February 25, 2021, Goldman and BTIG, as representatives of the underwriters of the IPO, elected to fully exercise the over-allotment option. As a result, the 1,875,000 shares of Slam Class B Common Stock were no longer subject to forfeiture.

On February 25, 2021, Slam completed the IPO of 57,500,000 Units at a price of $10.00 per Unit generating gross proceeds of approximately $575,000,000. Concurrently with the closing of its IPO, Slam completed the private placement of 11,333,333 Private Placement Warrants at a purchase price of $1.50 per warrant. The material terms of the Private Placement Warrants are substantially identical to those of the Public Warrants, except that, so long as they are held by the Sponsor, the IPO Underwriters or their permitted transferees: (1) they will not be redeemable by Slam (except as set forth under “— Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00”); (2) neither the Private Placement Warrants nor the shares of Slam Class A Common Stock underlying these warrants may be transferred, assigned, or sold until 30 days after the completion of Slam’s initial business combination, subject to certain limited exceptions; and (3) the Private Placement Warrants may be exercised on a cashless basis.

Goldman and BTIG, as representatives of the underwriters of the IPO, became entitled to deferred underwriting commissions in connection with the consummation of Slam’s initial business combination. On November 2, 2022 and December 14, 2023, Slam received the Waivers from each of Goldman and BTIG, respectively, advising, among other things, that each bank has agreed to waive its right to the deferred underwriting commission, and did not receive any payment from Slam in connection with the fee waiver provided, however, BTIG’s waiver is conditioned upon the consummation of the Business Combination and its receipt of a capital markets advisory fee from Lynk. See “Summary — Certain Other Interests in the Business Combination”.

Prior to the completion of the IPO, neither Slam, nor anyone on its behalf, identified any specific target business or initiated any substantive discussions, directly or indirectly, with any target business with respect to a transaction with Slam.

Following the completion of the IPO, at the direction of the Slam Board, Slam’s management team commenced an active search for prospective businesses and/or assets to acquire, with a focus on identifying a transaction in the sports, media, entertainment, health and wellness or consumer technology sectors. In evaluation potential transactions, Slam, together with the Slam Board and Slam’s advisors generally surveyed the landscape of potential opportunities based on their knowledge of, and familiarity with, the relevant sectors. In general, Slam looked for potential transactions involving businesses with the following key characteristics: (a) large and growing addressable markets; (b) significant revenue growth; (c) defensible business markets; (d) superior market share; (e) anchored technology; and (f) an established customer base. However, Slam was not limited by these target characteristics, nor is this list of criteria exhaustive. Rather, evaluations relating to the merits of each potential opportunity were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that the Slam Board, Slam’s management and Slam’s advisors deemed relevant.

From the completion of the IPO through December 2023, Slam’s management team considered over 400 potential business combination targets in various industries, including businesses operating in the gaming and technology sectors, held initial meetings or conversations with financial advisors regarding 75 of such potential targets, and entered into form non-disclosure agreements with approximately 36 of such potential targets (including Lynk). The terms of these non-disclosure agreements did not include standstill provisions. Of the potential targets with which Slam entered into non-disclosure agreements, Slam’s management team ultimately identified five potential business combination targets (including Lynk) that Slam believed could satisfy one or more of its key criteria for a business combination target, engaged in varying levels of due diligence, and evaluated and analyzed each potential business combination target based on, among other things, publicly available information, market research available to Slam’s management team and the Slam Board, and the Slam management team’s existing knowledge of the potential targets as a result of their network or existing relationships

One of the potential targets (“Company A”) was an international sports collectibles company based in Europe. In May 2021, Slam executed a non-disclosure agreement and had an initial introductory meeting with Company A. From March through May 2021, members of Slam’s management team engaged in discussions with representatives of Company A regarding a potential business combination. In June 2021, Slam’s management team presented the potential business opportunity with Company A to the Slam Board. With the Slam Board’s approval, Slam provided a bid letter to Company A in June 2021 and began conducting more detailed due diligence on Company A. In the second quarter of 2021, Slam entered into a one-way exclusivity contract with Company A, pursuant to which Slam retained its rights to work with other potential business combination targets. Between June and October 2021, Slam held a number of meetings with Company A’s management, hired third-party advisors, including Kirkland Ellis LLP (“K&E”) as a legal advisor, to conduct industry, tax and legal diligence on Company A and continued to conduct more detailed due diligence on Company A. In August 2021, Slam’s management team presented (a) revenue and EBITDA projections from Company A’s Management and (b) a projected timeline to public announcement of the potential business combination with Company A to the Slam Board. Due to uncertainty regarding Company A’s future business and future valuation resulting from its loss of its rights to use key commercial licenses to a competitor, the Slam Board determined a potential transaction with Company A was not in the best interest of Slam or its shareholders and decided not to enter into a letter of intent regarding a potential transaction with Company A in October 2021.

A second potential target (“Company B”) was a high-growth tech company. In March 2021, Slam executed a non-disclosure agreement with Company C. From November 2021 through February 2022, members of Slam’s management team engaged in discussions with representatives of Company B ahead of a bid submission. In February 2022, Slam submitted a bid for Company B. Company B selected another bidder.

A third potential target (“Company C”) was a hospitality provider in the gaming and e-sports industries based in the United States. In November 2021, Slam executed a non-disclosure agreement and had an initial introductory meeting with Company C. Thereafter, members of Slam’s management team engaged in discussions with representatives of Company C and started a preliminary assessment of its business performance. In December 2021, Slam’s management team presented the business opportunity with Company C to the Board and informed the Board of its intent to submit a bid for Company, which, if accepted, would result in a mutual exclusivity agreement by and between Slam and Company C. In February 2022, Slam and Company C met in person and signed a mutual exclusivity agreement. In the second quarter of 2022, Slam and Company C extended the exclusivity period. From February through November 2022], Slam started the due diligence process (including legal, financial and tax diligence) and engaged in discussions with Company C’s management and investment banker regarding strategy, business plan, valuation, capital raising and other key considerations. In November 2022, Slam’s management team informed the Board of, and the Slam Board approved, its decision not to pursue a potential business combination with Company C any longer due to concerns related to (a) Company C’s financial performance, (b) uncertainty around key terms of a potential business combination and (c) Company C’s readiness to become a public company.

A fourth potential target (“Company D”) was an infrastructure business. In the third quarter of 2022, Slam executed a non-disclosure agreement with Company D. From November 2022 through January 2023, members of Slam’s management team engaged in discussions with representatives of Company D regarding a potential business combination and conducted significant diligence on Company D’s business. In February 2023, Slam opted to abandon the potential business combination with Company D due to uncertainty surrounding the timeline for its receipt of key governmental approvals and permits.

On February 15, 2022, Jagdeep Singh resigned from the Slam Board. Mr. Singh’s resignation was not the result of any disagreement with Slam. On March 11, 2022, in connection with Mr. Singh’s resignation, the Sponsor exercised its option to repurchase all of Mr. Singh’s 30,000 Slam Class B Ordinary Shares at the original purchase price. In addition, on March 11, 2022, Slam appointed Ann Berry as a new director of Slam. On March 11, 2022, the Sponsor sold 10,000 Class B Ordinary Shares for $10,000, or $1.00 per share to Ms. Berry in connection with her appointment to the Slam Board.

On November 29, 2022, Lynk and Antara held preliminary meetings with respect to a potential investment in Lynk. During this preliminary meeting Antara noted the possibility of a De-SPAC transaction for Lynk after it received further investment.

In the first quarter of 2023, Moelis provided Slam and Antara a presentation of potential opportunities in the satellite space, which included a potential business combination with Lynk. In early February 2023, Slam began to conduct preliminary diligence on Lynk.

On February 2, 2023, Barbara Byrne notified Slam of her decision to resign as a member of the Slam Board, effective as of February 2, 2023, Ms. Byrne’s resignation was not the result of any disagreement with Slam. In connection with Ms. Byrne’s resignation, the Sponsor exercised its option to repurchase 21,000 of Ms. Byrne’s 30,000 Class B Ordinary Shares at the original purchase price of approximately $0.002 per share. In addition, on February 2, 2023, Slam appointed Alex Zyngier as a new director of Slam. On February 2, 2023, the Sponsor sold 10,000 Class B Ordinary Shares for $10,000, or $1.00 per share to Alex Zyngier in connection with his appointment to the Slam Board. The price per share from the sale increased from $0.002 per share to $1.00 per share to reflect the increased fair market value of the Class B Ordinary Shares from initial issuance prior to the closing of the IPO and the date of sale, which occurred following the closing of the IPO.

On February 21, 2023, Slam held an extraordinary general meeting of shareholders to approve certain amendments to its Memorandum and Articles of Association (the “First Extension Meeting”). In particular, shareholders considered whether to: (1) extend the date by which Slam had to consummate an initial business combination from February 25, 2023 to May 25, 2023; and (2) allow Slam, subject to certain conditions and without holding another shareholder vote, to extend the date on which it was required to close an initial business combination from May 25, 2023 through February 25, 2024. The shareholders of Slam approved the amendments February 21, 2023, and Slam filed the requisite amendment to its Memorandum and Articles of Association with the Cayman Registrar on February 21, 2023. In connection with the vote to approve the amendment to the Memorandum and Articles of Association, the holders of 32,164,837 Slam Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $328,092,029. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination.”

From late February through March 2023, Himanshu Galatu, Chetan Bansal and Charles Miller met in person and virtually on several occasions to discuss terms of a potential investment. Slam began to conduct industry, financial, legal, regulatory and patent diligence on Lynk concurrently. In the second quarter of 2023, Slam retained HWG LLP to conduct diligence regarding Lynk’s filings with the Federal Communications Commission (“FCC”). In the second quarter of 2023, Slam retained Professor Doug Lichtman to conduct diligence regarding Lynk’s licenses and patents. Following further discussions in May 2023, Lynk, Antara and Slam developed a framework to create a path toward a potential business combination.

On April 25, 2023, Ann Berry notified Slam of her decision to resign as a member of the Slam Board, effective as of April 25, 2023, Ms. Berry’s resignation was not the result of any disagreement with Slam. In connection with Ms. Berry’s resignation, the Sponsor exercised its option to repurchase 5,000 of Ms. Berry’s 10,000 Class B Ordinary Shares at the original purchase price of $1.00 per share. In addition, on April 25, 2023, Lisa Hatton Harrington was appointed to the Slam Board. On April 25, 2023, the Sponsor sold 10,000 Class B Ordinary Shares for $10,000, or $1.00 per share to Ms. Harrington in connection with her appointment to the Slam Board.

In June 2023, Slam’s management team presented the following to the Slam Board: (a) a sequence of transactions that, if consummated, would result in a business combination between Slam and Lynk, beginning with up to a $17.5 million investment in Lynk by Antara via an existing Simple Agreement for Future Equity (SAFE) note and related warrant; (b) key reasons for and risks around pursuing the business combination with Lynk; (c) an overview of the satellite industry (including geostationary, medium earth orbit and low earth orbit satellite systems) and emerging growth areas therein; (d) an overview of Lynk’s current and prospective offerings from store-and-forward texting to real-time texting and voice; (e) an overview of Lynk’s significant customer contracts; (f) a summary of its cash flow projection model for Lynk and a comparison with Lynk’s projections; (g) a comparative summary of data transmission using terrestrial wireless as compared to satellite infrastructure; and (h) the results of the FCC regulatory and intellectual property diligence review it had commissioned. Following this presentation, the Slam Board approved the submission of a non-binding indication of intent and a two-way exclusivity agreement between Slam and Lynk.

Between June and August 2023, representatives of Slam and Lynk met virtually and in person to discuss the potential business combination.

On June 22, 2023, Slam, Antara Capital Master Fund LP, an affiliate of Antara, and Lynk entered into an Investment Side Letter, (the “Investment Letter”), pursuant to which, among other things, (i) Antara Capital made an initial investment structured as a SAFE note in Lynk in an amount of $10,000,000, (ii) Antara obtained a seat on the Lynk board of directors and certain other investor rights, and (iii) Lynk and Slam entered into a two-way exclusivity period to pursue a potential business combination expire on the earlier of (a) January 31, 2024, (b) the date by which Slam is eligible to complete the Business Combination, (c) written notice from Slam or Antara that it is no longer actively pursuing a business combination and (d) failure of Slam and Antara to actively engage with Lynk in pursuit of a business combination for a period of ten consecutive business days following receipt of written notice from Lynk that they have failed to so engage.

On June 23, 2023, Lynk issued to Antara the First Antara SAFE in the aggregate principal amount of $10,000,000. On July 17, 2023, Lynk issued to Antara the Second Antara SAFE in the aggregate principal amount of $7,500,000. The Antara SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 and at a 20% discount to the price of the preferred stock sold in such equity financing.

On June 23, 2023, Lynk also issued to Antara the Antara Warrant to purchase up to an aggregate of 2,145,802 shares of Lynk Common Stock, subject to certain adjustments for additional issuances of securities by Lynk, at an exercise price of $0.01 per share. The Antara Warrant and the number of shares of Lynk Common Stock for which it may be exercised are subject to vesting based on satisfaction of certain funding milestones of Lynk.

Between July and August 2023, Antara, in coordination with Slam’s management team, discussed the opportunity to invest in a Lynk Series B financing round with several investors and focused its efforts on a lead anchor. In early September 2023, Slam’s management team and Antara as the lead anchor investor agreed on the general terms for a Series B investment (the “Series B financing”), resulting in the execution of a term sheet for the Series B investment in August 2023. After the principal Series B financing terms were agreed, Antara, in coordination with Slam continued to discuss the Series B financing with potential investors. In light of follow-up inquiries and feedback from potential investors, including whether Lynk was considering going public, Antara recommended that Lynk engage BTIG as placement agent for purposes of the Series B financing and Slam and Antara asked that Lynk formally commence a letter of intent process in order to consummate a business combination via de-SPAC.

In August and September 2023, as part of Lynk’s investment bank review process, Lynk was introduced to several investment banking team candidates. Lynk ultimately entered into discussions with Jones Trading (which was referred by Antara) to engage Jones Trading as its financial advisor in connection with the potential business combination, which culminated in the engagement of Jones Trading by Lynk effective October 31, 2023.

On September 30, 2023, Joseph Taeid notified Slam of his decision to resign as Chief Financial Officer of Slam, effective as of September 30, 2023, Mr. Taeid resignation was not the result of any disagreement with Slam. On October 4, 2023, Slam appointed Ryan Bright as the new Chief Financial Officer of Slam effective as of the same date. On October 13, 2023, the Sponsor sold 5,000 Class B Ordinary Shares for $5,000, or $1.00 per share to Mr. Bright in connection with his appointment to the Slam Board.

In November 2, 2023, after the approval of the Slam Board, K&E delivered an initial draft of a non-binding letter of intent (the “Lynk LOI”) outlining the proposed business combination between Slam and Lynk to Goodwin Procter LLP, counsel to Lynk (“Goodwin”), which set forth, among other things, that: (i) Lynk’s valuation would be the higher of (x) a 30% discount to the market capitalization of a similarly situated industry comparable market cap based on the VWAP of its shares over the 20 trading-day period prior to execution of the Business Combination Agreement and (y) $600,000,000, (ii) Lynk and Slam would cooperate to pursue one or more financing options to maximize the amount of cash available to Lynk in conjunction with the contemplated transactions, (iii) certain parties would receive registration rights and be subject to certain lock-up periods after the closing of the Business Combination, (iv) Slam would have the right to appoint two of the seven members of the board of directors of the combined company and (v) certain other customary terms for transactions of this type.

On November 7, 2023, Goodwin communicated threshold issues with respect to the Lynk LOI, including capital raising arrangements, expenses and post-closing governance terms.

On November 9, 2023, Desiree Gruber notified Slam of her decision to resign as a member of the Slam Board, effective November 9, 2023, Ms. Gruber’s resignation was not the result of any disagreement with Slam. On December 4, 2023, Slam appointed Julian Nemirovsky as a new director. On December 14, 2023, the Sponsor then sold 5,000 Class B Ordinary Shares for $5,000, or $1.00 per share to Mr. Nemirovsky in connection with his appointment to the Slam Board.

By November 25, 2023, the Slam Board had approved seven monthly extensions of the deadline to complete an initial business combination, extending the deadline through December 25, 2023, and had drawn an aggregate of $8,000,000 pursuant to an unsecured promissory note in the principal amount of $10,447,000 Slam previously issued to the Sponsor.

On December 1, 2023, the Company formed a special transaction committee (the “Lynk TC”) with respect to the potential business combination and related transactions.

On December 4, 2023, Goodwin circulated an updated draft of the Lynk LOI to K&E, which, among other things, (i) raised the minimum valuation of Lynk to $800,000,000, (ii) included revised terms related to expenses and forfeiture of Slam’s Class B Shares held by the Sponsor, (iii) expanded the terms related to the proposed financing options, (iv) proposed a minimum cash condition of $135,000,000 and (v) increased the proposed size of the board of directors of the combined company from seven members to nine.

On December 6, 2023, the Slam Board held a virtual meeting to discuss the status of the negotiations with Lynk and approved the engagement of Houlihan Capital, LLC (“Houlihan”), as an independent advisor to provide an opinion to the Slam Board as to the fairness to unaffiliated shareholders of Slam of the consideration to be paid in the Business Combination.

On December 10, 2023, Slam’s management team, the Lynk Board, and their respective financial and legal advisors met virtually to discuss and finalize the terms of the Lynk LOI (the “Lynk LOI Call”).

On December 11, 2023, following the Lynk LOI Call, K&E circulated an updated draft of the LYNK LOI to reflect the agreements made between the parties on the Lynk LOI Call. Later that day, Goodwin circulated a revised draft of the LYNK LOI to K&E that included certain clarifications of the terms previously agreed.

On December 12, 2023 and December 13, 2023, Slam and Lynk, with assistance from K&E and Goodwin, respectively, further modified the Lynk LOI. On December 14, 2023, Slam and Lynk agreed on the final terms the Lynk LOI. The Lynk LOI, among other things, contemplated an equity value equal to the greater of (i) a 30% discount to a similarly situated industry comparable market cap measured based on the VWAP over the 20 trading days prior to the signing of the Business Combination Agreement and (ii) $800,000,000 and an amendment of the Slam public warrants to provide that each Slam public warrant will convert into 0.25 Topco common shares at closing (subject to public warrant holder approval). In addition, Slam and Lynk agreed to work together to pursue one or more financing options to to maximize cash in conjunction with the Business Combination, which may include a private placement of convertible debt or preferred or common equity with one of more investors. The Lynk LOI also provided for entry into a backstop agreement, lock-up agreements, a registration rights agreement, restrictive covenant agreements and a new employee compensation plan.

Additionally, the Lynk LOI provided that with respect to the Topco Shares issuable to Sponsor and its affiliates in respect of the Slam Class B shares not forfeited at the Closing, (i) 50% would be subject to a 12-month lockup and (ii) 50% would be subject to an 18-month lockup, in each case, from the consummation of the Business Combination. With respect to the Slam Class B shares issuable to Sponsor upon conversion or exercise of the Private Placement Warrants, the Lynk LOI provided such shares would be subject to a six-month lockup from the consummation of the Business Combination. With respect to holders of Lynk equity securities other than Series B preferred shares receiving registration rights, the Lynk LOI provided that such holders would be subject to (i) a six-month lockup with respect to 30% of such shares or any other equity or equity linked securities of Topco issued to such shareholders and (ii) a 12-month lockup with respect to 70% of such shares and other equity or equity linked securities, in each case, from the consummation of the Business Combination. With respect to holders of Lynk Series B preferred shares receiving registration rights, the Lynk LOI provided such holders would be subject to (i) a six-month lockup with respect to 50% of such shares or any other equity or equity linked securities of Topco issued to such shareholders and (ii) a 12-month lockup with respect to 50% of such shares and other equity or equity linked securities, in each case, from the consummation of the Business Combination.

On December 14, 2023, Slam and Lynk also executed a form non-disclosure agreement in order to facilitate the evaluation and review of Lynk by Slam and its representatives and advisors in connection with a proposed business combination, which did not include a standstill provision. On that same day, Lynk provided representatives of Slam access to an online data room for purposes of conducting further business, financial, operational, accounting, legal, tax, intellectual property and other due diligence with respect to Lynk, so that Slam could further evaluate the Lynk business.

On December 14 ,2023, on behalf of Slam, K&E distributed an initial draft of the Business Combination Agreement reflecting the terms of the Lynk LOI to Goodwin. Representatives of Goodwin and Kirkland discussed and agreed to a change in the structure of the Business Combination, resulting in Topco as the combined company at the consummation of the Business Combination.

Between December 14, 2023 and January 5, 2024, K&E conducted legal due diligence with respect to Lynk, based on, among other things, information available in the online data room, including governing documents, commercial contracts, and other key legal diligence materials.

On December 15, 2023 , the Slam Board held a virtual meeting during which (i) Chetan Bansal summarized Antara’s existing interest in Lynk, including a Series A investment (structured as a SAFE note), common warrants, a Series B investment commitment for a total of 13.46% of Lynk’s outstanding equity post-Series B, (ii) the Slam management team summarized key terms of the finalized Lynk LOI, including capital raising and governance arrangements, (iii) K&E discussed the timeline and process for a public announcement of the letter of intent and (iv) Houlihan presented the Lynk Projections (as defined below) and analysis underlying the fairness opinion it rendered to the Board and stated the consideration to be paid in the Business Combination was fair to unaffiliated shareholders of Slam. For more information, see “— Opinion of Houlihan Capital, LLC”. Himanshu Gulati recused himself from the Slam Board’s discussions and votes related to the Lynk LOI. All of the independent members of the Slam Board subsequently voted in favor of moving forward with the Lynk LOI and Slam and Lynk entered into the Lynk LOI on December 15, 2023.

On December 15, 2023, BTIG sent an initial draft of an investor deck to Lynk which outlined the potential terms of the Business Combination and included information regarding Lynk. This investor presentation was subsequently refined throughout the negotiation and execution of the Business Combination Agreement by Lynk, Slam, and their respective representatives and advisors.

On December 17, 2023, Charles Miller and Alex Rodriguez, with assistance from other Slam and Lynk representatives and team members, prepared for a television broadcast announcing the Lynk LOI.

On December 17, 2023, Lynk engaged BTIG, after being introduced by Antara, to act as a placement agent in connection with one or more private placements, and as capital markets advisor.

On December 21, 2023, K&E, Goodwin, Lynk, and Slam participated in a due diligence management call focused on legal due diligence of Lynk and its operations.

On December 22, 2023, Slam held an extraordinary general meeting of shareholders, to approve an amendment to its Memorandum and Articles of Association to (i) extend the date by which Slam has to complete an initial business combination from December 25, 2023 to January 25, 2024 and provided that Slam may elect to extend the Termination Date on a monthly basis up to eleven times (or to up to December 25, 2024) if such additional monthly extensions are approved thereafter by the Slam Board (the “Second Extension Meeting”). In connection with the shareholder vote at the Second Extension Meeting, holders of 16,257,204 Slam Class A Ordinary Shares exercised their right to redeem their shares for cash at an approximate price of $10.85 per share, which resulted in an aggregate payment to such redeeming holders of approximately $176,359,122. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination.”

On December 22, 2023, on behalf of Lynk, Goodwin distributed a revised draft of the Business Combination Agreement to K&E. This draft, among other things, (a) proposed an adjustment upwards of the Equity Value by the amount, if any, that the Series B financing exceeds $32.5M; (b) specified that the Series B financing will exclude the exchange or conversion of any SAFEs or convertible notes outstanding as of signing; (c) inserted a consent requirement regarding all the terms of the PIPE in the interim period, including review of and comment on any Subscription Agreement to be entered into in connection therewith; (d) proposed making the conversion of private warrants to 0.25 New Slam Shares contingent on approval by the public warrant holders of Slam of the conversion of the public warrants to 0.25 New Slam Shares; (e) added a covenant in respect of HSR clearance; (f) added a consent requirement regarding any replacement Slam appointees to the Topco Board in the event Mr. Gulati and Mr. Rodriguez are not able to serve on the Topco Board prior to the mailing of the registration statement, (g) proposed a new employee stock purchase plan of 1% of shares of Topco Common Stock in addition to the management equity compensation plan of 10% of shares of Topco Common Stock and (h) added representations and warranties in respect of Slam’s directors interactions with government actors and Slam’s employee benefit plans.

On December 27, 2023, K&E delivered initial drafts of the Backstop Agreement and the Sponsor Letter Agreement to Goodwin. Under the initial draft of the Backstop Agreement, the Investor would not have been obligated to make the Backstop Commitment if the Minimum Cash Condition (as defined in the Business Combination Agreement) was satisfied, and if the Minimum Cash Condition was not satisfied, the Backstop Commitment would consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event would the Backstop Commitment exceed $25,000,000.

On January 3, 2024, on behalf of Slam, K&E distributed a further revised draft of the Business Combination Agreement to Goodwin. This draft, among other things, (a) revised the steps of the Business Combination to reflect an updated structure, pursuant to which (i) representatives of LYNK form Topco and the Merger Subs prior to the execution of the Business Combination Agreement, (ii) the Qualified Series B Investor(s) are to make an aggregate new cash investment into LYNK of $32,500,00 in exchange for preferred stock of LYNK after the execution of the Business Combination Agreement, (iii) in connection with the shareholder vote to approve the Business Combination, Slam is to simultaneously solicit the consent from the Slam warrantholders to approve an amendment to the applicable warrant agreements such that each public and private warrant is automatically canceled and exchanged for 0.25 newly issued Slam Class A shares effective immediately prior to closing, and (iv) one day prior to the Domestication, (A) the Sponsor will forfeit a number of its Slam Class B shares and immediately following such forfeiture, the remaining Slam Class B Shares will convert into Slam Class A shares and (B) any Slam public shareholders that have elected to be redeemed in connection with the Business Combination will be redeemed and paid from the trust account and (v) on the Closing Date, (A) Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company of the First Merger will be a wholly owned subsidiary of Topco, and as a result of the First Merger, each New SLAM Share that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Share and, subject to the consummation of the Warrant Conversion, each New SLAM Warrant that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Warrant and (B) following the consummation of the First Merger, on the Closing Date, (1) Merger Sub 2 will convert into a corporation under the DGCL (the “Merger Sub 2 Conversion”) and (2) following the Merger Sub 2 Conversion, Merger Sub 2 will merge with and into Lynk (the “Second Merger,” and together with the First Merger, collectively, the “Mergers”), with LYNK as the surviving company in the Second Merger and, after giving effect to the Second Merger, LYNK will be a wholly owned subsidiary of Topco, subject to, among other things, the approval of the shareholders of Slam and LYNK, and as a result of the Second Merger, each Company Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration; (b) proposed that (i) the form of lock-up agreement, (ii) the form of New Slam Certificate of Incorporation and (iii) the Form of New Slam Bylaws be finalized or executed, as applicable, at or prior to the Closing; (c) added LYNK’s representations and warranties regarding its capitalization to the Company Fundamental Representations; (d) refined and expanded LYNK’s interim operating covenants with respect to the employment/compensation of certain senior-level employees and the maintenance of its intellectual property rights, trade secrets and IT/data privacy systems and, in connection with the Slam Shareholder Meeting and created an additional covenant requiring Lynk to provide to Slam all cooperation reasonably requested by Slam in the preparation of marketing materials regarding the Company and in the participation of Lynk representatives of appropriate seniority and expertise in a reasonable number of meetings or presentations; (e) refined and expanded Slam’s interim operating covenant with respect to assumption of indebtedness to provide that Slam will be permitted to incur such indebtedness as is necessary to meet its reasonable capital requirements; (f) created a mutual covenant to deliver to K&E customary tax representation letters dated and executed as of such date as determined reasonably necessary by counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement; (g) introduced conditions to Closing of (i) Slam warrantholder approval and (ii) the conversion of certain Company promissory notes into Company Shares pursuant to the terms thereof; and (h) removed conditions to Closing of (i) New Slam having at least $5,000,0001 of net tangible assets, (ii) the delivery of any required Lynk third party consents and (iii) the Amended and Restated Sponsor Promissory Note being in full force and effect.

On January 3, 2024, Goodwin delivered a revised draft of the Sponsor Letter Agreement to K&E.

On January 4, 2024, Goodwin delivered revised drafts of (i) the Backstop Agreement, which revised Antara’s Backstop Commitment to be independent of the satisfaction of the Minimum Cash Condition, and (ii) the Sponsor Letter Agreement, which included only minor drafting comments but no substantive changes, to K&E.

On January 5, 2024, K&E delivered a further revised draft of the Backstop Agreement to Goodwin, which rejected all of Lynk’s previous substantive changes to the initial draft that K&E had delivered on December 27, 2023. On that same day, K&E delivered an email to Goodwin indicating that Slam had accepted the draft of the Sponsor Letter Agreement that Goodwin had delivered to K&E on January 4, 2024.

On January 10, 2024, Goodwin delivered a further revised draft of the Backstop Agreement to K&E, which reverted back to the terms of the draft that Goodwin previously sent to K&E on January 4 with respect to Antara’s commitment to offset redemptions of Slam’s Class A Shares.

On January 11, 2024, K&E delivered initial drafts of (i) the Form of Registration Rights Agreement, which revised the amount of shelf registration statement takedown requests for the Sponsor, Antara and A-Rod and proposed new terms regarding which takedown requests for the Holders (as defined in the Registration Rights Agreement) would be subject to any cut-back provisions and (ii) the Form of Lock-Up Agreement to Goodwin. The Registration Rights Agreement included customary registration rights, and also included shelf registration statement takedown requests for the Sponsor, Antara and A-Rod, not subject to cut-back provisions. The Form of Lock-Up Agreement contained lock-up provisions consistent with the Lynk LOI.

On January 18, 2024, Goodwin delivered a revised draft of the Business Combination Agreement to K&E. This draft, among other things, (a) revised Lynk’s interim operating covenants with respect to Lynk’s ability to make certain acquisitions, borrow money in the ordinary course to support operations, make employment decisions and sell or license assets or intellectual property in the ordinary course, assumption of indebtedness to provide that Slam will be permitted to incur such indebtedness as is necessary to meet its reasonable capital requirements and (b) removed Lynk’s consent right in the event Slam replaces one of the initial Slam Designees with another individual in the event such Designee is unwilling or unable to serve on the TopCo Board.

On that same day, Goodwin delivered revised drafts to K&E of (i) the Form of Registration Rights Agreement, and (ii) the Form of Lock-Up Agreement, which removed certain carve-outs to the lock-up restrictions.

On January 19, 2024, K&E delivered updated drafts of the Backstop Agreement to Goodwin, which reverted to the original terms proposed by K&E on Backstop Commitment conditionality and the parties then agreed would be the final form of the Backstop Agreement, and (ii) the Business Combination Agreement, which (a) reinstated Lynk’s representations and warranties regarding its capital structure from the Company Fundamental Representations, (b) revised the terms pursuant to which Lynk would be permitted to raise new cash investments prior to the closing of the Business Combination (the “Company Financing”), but outside the Series B financing and (c) revised certain materiality thresholds and interim operating covenants.

On January 22, 2024, K&E delivered revised drafts of (i) the Form of Registration Rights Agreement, which proposed one shelf registration statement takedown request for the Sponsor Holders, with the consent of both Antara and A-Rod and (ii) the Form of Lock-Up Agreement, which removed certain carve-outs to the expiration of the Lock-Up Period to Goodwin. On that same day, Goodwin delivered a further revised draft of the Business Combination Agreement to K&E, which, among other things, set the limit of permitted Company Financings at up to $125,000,000 and modified certain of Lynk’s representations and warranties and interim operating covenants.

On January 24, 2024, K&E sent Goodwin an email setting forth certain proposed revisions to the Business Combination Agreement and other Ancillary Documents, including: (i) limiting the aggregate amount of Company Financings not requiring separate Slam approval to up to $75,000,000 in new cash investments (x) after the Series B financing and (y) prior to the closing of the Business Combination , (ii) revising the terms of Antara’s anti-dilution protection, (iii) giving Slam a consent right to the terms of any Company Financing, (iv) revising the proposed registration rights of the parties to the Business Combination Agreement and (v) revising the election process for members of the Topco Board.

On January 25, 2024, Goodwin sent K&E an email accepting certain of Slam’s proposals from K&E’s January 24 email and proposing certain other revisions to the terms of Slam’s proposals, including with respect to the proposed Company Financing, Antara’s anti-dilution protection and Slam’s proposed registration rights.

On January 29, 2024, K&E sent an email to Goodwin agreeing to all of Lynk’s proposals set forth in Goodwin’s January 25 email other than with respect to Slam’s registration rights and attaching a revised draft of the Business Combination Agreement to reflect the parties’ agreement on all other relevant terms.

On January 31, 2024, Goodwin sent an email to K&E (i) indicating that Lynk had agreed to all of the substantive terms set forth in the draft of the Business Combination Agreement circulated by K&E on January 29 and (ii) attaching a revised draft of the Business Combination Agreement to reflect certain clarifications of previously agreed terms. On that same day, the Slam Board held a special meeting at which all of its members approved of the terms of the Business Combination Agreement and authorized the independent members of the Slam Board to approve the final drafts of the Business Combination Agreement and the Ancillary Documents. On that same day, Goodwin delivered updated drafts of (i) the Form of Registration Rights Agreement and (ii) the Form of Lock-Up Agreement to K&E. The Form of Registration Rights Agreement draft contained the ability to make one shelf registration statement takedown request after the eighteen-month anniversary of the date of the Registration Rights Agreement, not subject to cut-back provisions, with respect to the Sponsor, Antara and A-Rod for 75% of the Maximum Threshold (as defined in the Registration Rights Agreement) and with respect to the Holders for 25% of the Maximum Threshold. The Lock-Up Agreement draft included the requested carve-outs to the lock-up restrictions with some modifications, including requiring a broker representation letter for any transfers to a brokerage account.

Between January 31, 2024 and February 3, 2024, Goodwin and K&E cooperated to finalize the remaining legal points in the Business Combination Agreement and the Ancillary Documents. On February 2, 2024, K&E circulated a draft of the Backstop Agreement Side Letter to Goodwin, in which Topco agreed to issue to the Investor, at the Closing, contingent upon the completion of each element of the Transaction, 5,000,000 shares of Topco Series A Common Stock. Between February 2 and February 4, 2024, Goodwin and K&E confirmed the structure of such issuance of shares pursuant to the Backstop Agreement Side Letter with their respective tax teams, and a final draft was agreed to on February 4, 2024. On February 2, 2024, K&E sent an email to Goodwin indicating that the drafts of (i) the Form of Registration Rights Agreement and (ii) the Form of Lock-Up Agreement Goodwin had circulated on January 31, 2024 were in agreed form. On January 31, 2023, the Slam Board held a special meeting by videoconference to review whether the transaction as contemplated in the Business Combination Agreement was advisable, fair to and in the best interests of Slam and its shareholders. During the meeting of the Slam Board, Mr. Benjamin Chuchla discussed the key terms of the transactions contemplated by the Business Combination Agreement and noted those terms were substantially similar to the terms of the Lynk LOI. Mr. Bansal acknowledged the conflict of interest resulting from Sponsor’s interest in Slam’s Class B shares and noted Sponsor would forfeit approximately 3 million shares in connection with the consummation of the Business Combination Agreement. K&E then discussed the S-4 filing and the proxy statement/prospectus to be completed after the Business Combination Agreement is approved and executed. Houlihan presented updates to the conclusions of the fairness opinion it had previously delivered to the Slam Board and reaffirmed the transaction was fair to the unaffiliated shareholders of Slam. Maples Group, Slam’s Cayman counsel, discussed and provided advice on the fiduciary duties of the directors with regard to the transactions contemplated by the Business Combination Agreement under Cayman law. At the conclusion of the meeting, the Slam Board moved to form an ad hoc committee of its independent directors Reginald Hudlin, Lisa Harrington, Alexander Zyngier and Julian Nemirovsky (the “Ad Hoc Committee”) and authorized the Ad Hoc Committee to review and approve the final terms of the Business Combination Agreement and the Ancillary Documents. Between February 3 and February 4, 2024, the Ad Hoc Committee approved the final drafts of the Business Combination Agreement and the other Ancillary Documents by email to K&E, and the parties entered into the Business Combination Agreement on February 4, 2024.

The Slam Board’s Reasons for Approval of the Business Combination

The Slam Board, in evaluating the Business Combination, consulted with Slam’s management team and its financial and legal advisors. In reaching its resolution (a) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of Slam and (b) to recommend that the Slam shareholders adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the Slam Board (i) consulted with Slam’s legal and financial advisors in connection with its evaluation of the Business Combination Agreement and the Business Combination, (ii) reviewed the results of due diligence conducted by Slam’s management team, together with its legal and financial advisors and (iii) considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Slam Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Slam Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In approving the Business Combination, the Slam Board determined to obtain a fairness opinion. In addition, the officers and directors of Slam have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Slam’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Furthermore, Slam’s officers and directors and Slam’s advisors have substantial experience with mergers and acquisitions.

In evaluating the Business Combination, the Slam Board consulted with its management, advisors and legal counsel as well as financial and other consultants, and considered and evaluated several factors. In particular, the Slam Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Agreement and transactions contemplated thereby:

•        Due Diligence.    The Slam Board reviewed and discussed in detail the results of the due diligence examination of Lynk conducted by Slam’s management team and Slam’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Lynk regarding Lynk’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts, Lynk’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence;

•        Vertical Integration Strategy in Expanding Growth Industry.    Lynk is working to connect everyone, everywhere by building, launching, and operating a constellation of ‘cell-tower-in-space’ satellites in LEO that have Sat2Phone connections with continuous global coverage. Lynk’s vertical integration strategy in its industry demonstrated several benefits including lower overall costs, faster manufacturing, easier ability to integrate changes and improvements to the spacecraft design, and reduced supply chain risks (dependency on outside suppliers).

•        Targeted Product Offering.    Lynk has a patented and proven satellite-direct-to-unmodified-standard-phone system, with a commercial authorization that delivers service through MNO partners. Lynk’s proven two-way SMS messaging and emergency alerts on all seven continents, and has received regulatory approval in at least 30 countries, and have independently demonstrated two-way real-time voice calls with multiple MNOs and government agencies. Lynk is also currently providing a beta service in at least seven countries. Lynk’s MNO partners will offer the Sat2Phone Service to their subscribers either as a premium service, or as part of their existing plans. Lynk believes the Sat2Phone Service will be highly attractive to MNOs as it will enable them to improve their service offering without any incremental capital investments by the MNO.

•        Anchored Technology.    Lynk’s ability to react to technological development changes in the Sat2Phone Service industry is an important factor in Lynk’s ability to execute its business plan. Lynk conducts a majority of its engineering development activities by utilizing its engineering team of space scientists and consultants to work with Lynk on various aspects of its satellite system development efforts. While Lynk designs, assembles and tests the full satellite, Lynk also utilizes third-party technology partners to assist in the development of many subsystems and parts of the satellite technology, including unique satellite mechanical and electronic subsystems. The Slam Board believes Lynk’s intellectual property portfolio provides a competitive advantage in this industry.

•        Favorable Technology and Trends.    The Slam Board believes the satellite industry is at a narrow window of time where decreasing launch costs and increasing demand for always-on global connectivity create an opportunity to launch numerous competitive low-earth orbit constellations with different go-to-market strategies and customer bases.

•        Easy Commercial Integration.    As compared to some competitors, Lynk does not require any changes to the MNOs core network. Lynk provides this service through a simple roaming model, which requires no change to an MNO’s core network, significantly reducing engineering, operational, and contracting friction with prospective MNO customers. This is one reason that Lynk has already integrated its space network with the networks of eight MNOs and is already operational in at least seven countries in the world.

•        Capital-Light Satellite Business.    Because it uses MNO partner spectrum marketed through existing MNO customer relationships and billing systems, Lynk has fewer capital and operating expenditure requirements than its competitors. As compared to some companies, Lynk has intentionally started its Sat2Phone Service with smaller satellites, which lowers the cost and risk to its systems. The bill of materials for Lynk’s current Gen1 satellites is approximately $300,000. By leveraging small satellite technology, Lynk anticipates that it can build a LEO constellation that can provide global seamless coverage for messaging for about $200 million or even less. Meanwhile, certain competitors need to spend billions of dollars to get to a global commercial service.

•        Business Success Largely Dependent on Execution and Capital.    Many pre-revenue de-SPAC targets rely on advanced technologies that have not yet been tested out or are implausible/uneconomic at scale. In contrast, Lynk’s technology exists, works, is legally protected and has demonstrably functioned in the real world. Advancing Lynk’s capabilities from intermittent texting to real time texting to voice to broadband is a matter of adding new satellites. Initial satellites are expected to address niche use cases, but moderate technology advancements are expected to enable wide commercial feasibility;

•        Shareholder Liquidity.    The Slam Board believes that the obligation in the Business Combination Agreement to have Topco Shares issued as the Adjusted Transaction Share Consideration listed on a major U.S. stock exchange has the potential to offer Public Shareholders (other than Public Shareholders that properly tendered or delivered their Public Shares for redemption) enhanced liquidity as a result of increased trading volume;

•        Financial Condition.    The Slam Board also considered factors such as Lynk’s historical financial results, outlook, financial plan, debt structure and unit economics as well as mergers and acquisitions activity for companies in the satellite industry. In considering these factors, the Slam Board reviewed Lynk’s growing customer pipeline and its current prospects for growth if Lynk achieves its business plan and various historical and current balance sheet items of Lynk. In reviewing these factors, the Slam Board noted that Lynk will be well positioned to gain market share and expand its service and sales capabilities while continuing to improve its margins;

•        Experienced Management.    Lynk has a strong management team with significant operating experience. Charles Miller, Lynk’s Co-Founder and Chief Executive Officer, has over 30 years of leadership with breakthroughs in commercial space and previously served as Senior Advisor for Commercial Space for NASA. Margo Deckard, Lynk’s Co-Founder and Chief Operating Officer, has technology development and space policy experience and previously served as Senior Advisor and Director, Special Projects for NexGen Space, LLC. Tyghe Speidel, Lynk’s Co-Founder and Chief Technology Officer, previously served as the Principal Spacecraft Systems Engineer at NexGen, Inc. The senior management of Lynk intends to remain with Lynk in the capacity of officers and/or directors, and the Slam Board believes that the retention of such members of senior management will provide helpful continuity in advancing Lynk’s strategic and growth goals;

•        Lynk Stockholder Lock-Up.    Certain Lynk stockholders (including the Lynk Series B Preferred Holders) will agree to be subject to certain transfer restrictions in respect of their shares of Topco Common Stock subject to certain customary exceptions, which will provide important stability to the leadership and governance of Lynk. The Lynk Holders will agree to (a) a six-month lock-up on 30% of the shares of Topco Common Stock they hold following the consummation of the Business Combination and (b) a twelve-month lock-up on 70% of the shares of Topco Common Stock they hold following the consummation of the Business Combination. The Lynk Series B Preferred Holders will agree to (a) a six-month lock-up on 50% of the shares of Topco Common Stock they hold following the consummation of the Business Combination and (b) a twelve-month lock-up on 50% of the shares of Topco Common Stock they hold following the consummation of the Business Combination;

•        Sponsor Lock-Up.    The Sponsor Insiders will agree to be subject to certain transfer restrictions in respect of their shares of Topco Common Stock subject to certain customary exceptions. The Sponsor, A-Rod and Antara will agree to a six-month lock-up on all of the Topco Common Stock issued in exchange for Slam’s Private Placement Warrants in connection with the consummation of the Business Combination, assuming the approval of the Warrant Conversion by Slam’s Public Warrant holders. The Slam Insiders will agree to (a) a twelve-month lock-up on 50% of the shares of Topco Common Stock issued to the Slam Insiders in exchange for the Class B Ordinary Shares in connection with the consummation of the Business Combination and any shares of Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter and (b) an eighteen-month lock-up on 50% of the shares of Topco Common Stock issued to the Slam Insiders in exchange for the Class B Ordinary Shares in connection with the consummation of the Business Combination and any shares of Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter.

•        Financing.    The Investor agreed to provide the Backstop Commitment for the purchase of an aggregate of up to $25,000,000 of shares of Topco Common Stock, in accordance with and subject to the conditions of the Backstop Agreement. The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000;

•        PIPE Financing.    The parties expect to obtain commitments from the PIPE Investors to subscribe for an aggregate of 11,000,000 shares of Topco in a private placement in exchange for an aggregate of $110,000,000 to be consummated in connection with Closing.

•        Other Alternatives.    The Slam Board believes, after a thorough review of other business combination opportunities reasonably available to Slam, that the proposed Business Combination represents the best potential business combination for Slam and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets;

•        Negotiated Transaction.    The Slam Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Slam and Lynk to complete the Business Combination. The financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s length negotiations between Slam and Lynk; and

•        Fairness Opinion.    The Slam Board considered Houlihan’s fairness opinion, in which Houlihan opined that the consideration to be paid in the Business Combination is “fair” to unaffiliated shareholders of Slam from a financial perspective.

The Slam Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Business Plan and Projections May Not Be Achieved.    The risk that Lynk may not be able to execute on the business plan and realize the financial performance as set forth in the Lynk Projections, in each case, presented to Slam’s management team and the Slam Board;

•        Redemption Risk.    The potential that a significant number of Public Shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would potentially make the Business Combination more difficult to complete. However, even in the event that a significant number of Public Shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination;

•        Shareholder Vote.    The risk that Public Shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Closing Conditions.    The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. In particular, the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Slam’s control, including the receipt of certain required regulatory approvals and the satisfaction of the Minimum Cash Condition;

•        Litigation Related to the Business Combination.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing Lynk for the applicable disclosure and listing requirements to which Lynk will be subject as a publicly traded company in the United States;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Market Volatility.    The possibility that the market for the Public Shares experiences volatility and disruptions, causing deal disruption;

•        Liquidation of Slam.    The risks and costs to Slam if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Slam being unable to effect a business combination by the Termination Date;

•        Growth Initiatives May Not be Achieved.    The risk that Lynk’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•        Board and Independent Committees.    The risk that the board of directors of Topco and independent committees thereof do not possess adequate skill set within the context of Lynk operating as a public company;

•        Regulation.    The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination;

•        Interests of Certain Persons.    The Sponsor, Antara and Slam’s officers and directors may have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the Public Shareholders. See “—Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination”;

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination; and

•        Other Risks Factors.    Various other risk factors associated with the business of Lynk, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Slam Board concluded, in its business judgment, that the potential benefits that it expects Slam and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Slam Board determined that the Business Combination and the transactions contemplated by the Business Combination Agreement (including the Domestication and the Mergers) are fair and advisable to, and in the best interests of, Slam and its shareholders. The above discussion of the material factors considered by the Slam Board is not intended to be exhaustive but does set forth the principal factors considered by the Slam Board.

This explanation of Slam’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Slam Board to vote in favor of approval of the Required Shareholder Proposals, you should keep in mind that the Slam Insiders, including the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Slam shareholders and warrant holders generally. These interests include that the Slam Insiders will lose their entire investment in us if an initial business combination is not completed (other than with respect to Public Shares they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Slam. Further, the personal and financial interests of the Sponsor, as well as Slam’s executive officers and directors may have influenced their motivation in identifying and selecting Lynk as a business combination target and completing the Business Combination with Lynk. The Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, but in no event will the Backstop Commitment exceed $25,000,000. In considering the recommendations of the Slam Board to vote for the proposals, Slam shareholders should consider these interests, as well as, among other things, the interests listed below:

•        the fact that the Slam Insiders for no compensation, have agreed not to redeem any Slam Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination and the Slam Insiders are obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and excluding the 1,500,000 shares of Topco Series A Common Stock subject to the Earnout) and such shares would be worthless if the Business Combination or another business combination is not consummated by the Termination Date because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, and excluding the impact of the Warrant Conversion, assuming the Warrant Conversion is not approved, would be valued at approximately $76,300,000, based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024;

•        the fact that the Sponsor paid an aggregate of $15,500,000 for its private placement of 11,333,333 Slam Private Placement Warrants to purchase Class A Ordinary Shares and such Slam Private Placement Warrants will expire worthless if an initial business combination is not consummated by the Termination Date. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $2,380,000 based upon the closing price of $0.21 per Slam Public Warrant on the Nasdaq Capital Market on February 9, 2024;

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Slam Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that the Sponsor has agreed (a) if the Minimum Cash Condition is satisfied, (i) to convert any unpaid principal on outstanding promissory notes made by Slam into a number of Topco Common Stock equal to the unpaid principal amount divided by $10.00 per share (the “Topco Converted Common Stock”), (ii) to the Topco Converted Common Stock Vesting Trigger, (iii) that if the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Common Stock and (iv) in no event will Slam repay Sponsor the unpaid principal in cash, and (b) if the Minimum Cash Condition is not satisfied the unpaid principal will be automatically deemed canceled prior to the consummation of the Domestication;

•        the fact that Alexander Rodriguez, Chief Executive Officer and a director of Slam and Himanshu Gulati, chairman of Slam, are expected to be directors of Topco after the consummation of the Business Combination and that Slam, will have the right to nominate a replacement in case Alexander Rodriguez or Himanshu Gulati do not complete their initial term as directors. As such, in the future, Alexander Rodriguez or Himanshu Gulati or other current directors or officers of Slam may receive cash fees, stock options, stock awards or other remuneration that the Topco Board determines to pay to its directors;

•        the fact that on June 23, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $10,000,000 (the “First Antara SAFE”). On July 17, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $7,500,000 (the “Second Antara SAFE”, and together with the First Antara SAFE, the “Antara SAFEs”). The Antara SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 and at a 20% discount to the price of the preferred stock sold in such equity financing. Further, on June 23, 2023, Lynk also issued a warrant to Antara to purchase up to an aggregate of 2,145,802 shares of Lynk Common Stock, subject to certain adjustments for additional issuances of securities by Lynk, at an exercise price of $0.01 per share (the “Antara Warrant”). The Antara Warrant and the number of shares of Lynk Common Stock for which it may be exercised are subject to vesting based on satisfaction of certain funding milestones of Lynk. Moreover, Antara has a [•]% equity stake in Lynk prior to the consummation of the Business Combination, consisting of [•] warrants, which is expected to convert into a [•]% equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing” and “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”);

•        the fact that a representative of Antara has a personal de minimis equity stake in Lynk prior to the consummation of the Business Combination, which will convert into a personal de minimis equity stake in Topco in connection with the Business Combination (assuming a no redemption scenario; see the assumptions underlying such ownership percentage described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors — Risks Related to the Business Combination and Slam — The Public Shareholders will experience immediate dilution as a consequence of the Business Combination and in the PIPE Financing”);

•        the fact that Slam may designate two directors of Topco and if either does not serve a full term, Slam has the ability to nominate a replacement who will be subject to the subject to the customary independence and board requirements of the Topco Board and that Slam Shareholders may not be able to elect the directors that are nominated;

•        the fact that the Slam Insiders for no compensation, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Slam fails to complete an initial business combination by the Termination Date;

•        the fact that the Topco Registration Rights Agreement will be entered into by the Class B Shareholders;

•        the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Slam in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Slam Class A Ordinary Shares in connection with the consummation of the Business Combination;

•        the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Slam shareholders experience a negative rate of return including if the share price of Topco after the Closing falls as low as $2.44 per share, as the market value of the 7,000,000 Class B Ordinary Shares currently owned by the Class B Shareholders (after giving effect to the forfeiture of 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount) would be approximately equal to their initial investment in Slam;

•        the fact that the Business Combination Agreement provides for the continued indemnification of Slam’s existing directors and officers and requires Topco to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Slam directors and officers after the Business Combination;

•        the fact that Slam’s Memorandum and Articles of Association provides that Slam renounces its interest in any corporate opportunity offered to any director or officer of Slam. This waiver allows Slam’s directors and officers to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. The waiver of the corporate opportunities doctrine did not have an impact on Slam’s search for an acquisition target;

•        the fact that the Sponsor and Slam’s officers and directors will lose their entire investment in Slam and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on Slam’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Business Combination is not consummated by the Termination Date. As of February 9, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus approximately $11,981,000 is outstanding under the Sponsor Promissory Notes, which will be converted into approximately 1,198,100 shares of Topco Converted Common Stock that shall become subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are not fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor. Further, as of February 9, 2024, pursuant to the Administrative Services Agreement between Slam and the Sponsor that was executed in connection with Slam’s initial public offering, Slam owes the Sponsor $160,000 in administrative services fees;

•        the fact that if the Trust Account is liquidated, including in the event Slam is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify Slam to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Slam has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Slam, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that following the completion of the Business Combination, the Slam Insiders and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Slam from time to time, made by the Sponsor or certain of Slam’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Slam fails to complete a business combination within the required period, the Sponsor and Slam’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•        the fact that if the Business Combination or another business combination is not consummated by the Termination Date, Slam will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Slam Board, dissolving and liquidating;

•        the fact that, pursuant to the Topco Registration Rights Agreement, the Sponsor and certain of Slam’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Topco Common Stock and Topco Warrants held by such parties;

•        the fact that the officers and directors of Slam do not work full-time at Slam. Each of Slam’s directors and officers is engaged in several other business endeavors for which such director or officer may be entitled to substantial compensation, and Slam’s directors and officers are not obligated to contribute any specific number of hours per week to Slam’s affairs. Slam’s independent directors also serve as officers and/or board members for other entities. If Slam’s directors’ and officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Slam’s affairs and may influence their decision to proceed with the Business Combination;

•        the fact that Himanshu Gulati, a director of Lynk and an expected director of Topco, is also the Chairman of Slam and the Founder, Managing Partner and Chief Investment Officer of Antara. See “Certain Relationships and Related Person Transactions — Lynk Relationships and Related Party Transactions”;

•        The fact that the Sponsor Letter Agreement was executed with the Slam Insiders, pursuant to which the Insiders, among other things, waive all adjustments to the conversion ratio set forth in the Certificate of Incorporation with respect to their Slam Class B Ordinary Shares, agree to be bound by certain transfer restrictions with respect to shares of Slam Common Stock prior to the consummation of the Business Combination, agree to forfeit 5,875,000 Founder Shares pursuant to the terms of the Business Combination Agreement assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount and agree to approve the Warrant Amendment by written consent, in each case subject to the terms and conditions set forth therein; and

•        the fact that the Investor entered into a Backstop Agreement to purchase an aggregate of $25,000,000 of Topco Common Stock, subject to terms and conditions set forth therein. The Investor will not be obligated to fund the Backstop Amount if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Amount will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, in no event will the Backstop Commitment exceed $25,000,000.

The Slam Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and these interests are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Slam with any other target business or businesses, and (iii) the Slam Insiders will hold equity interests in Topco with value that, after the Closing, will be based on the future performance of Topco and Lynk, which may be affected by various other factors other than these interests. In addition, Slam’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in approving, as members of the Slam Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for additional information on interests of Slam’s directors and executive officers.

The personal and financial interests of the Slam Insiders may have influenced their motivation in identifying and selecting Lynk as business combination targets, completing a business combination with Lynk and influencing the operation of the business following the Business Combination. In addition, certain persons who are expected to become directors of Topco after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Slam shareholders. In considering the recommendations of the Slam Board to vote for the proposals, its shareholders should consider these interests.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares or Slam Public Warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Shareholder Proposals, or execute agreements to purchase such Public Shares or Slam Public Warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or Public Warrants or vote their Public Shares in favor of the Required Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder or warrant holder, although still the record or beneficial holder of our Public Shares or Slam Public Warrants, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Slam Insiders, Lynk, Topco and/or their respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to decrease the number of Public Shares that have been or may be submitted for redemption.

Entering into any such arrangements may have a depressive effect on the market price of Public Shares and Public Warrants. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Public Shares and Slam Public Warrants at a price lower than market and may therefore be more likely to sell the Public Shares and Slam Public Warrants he or she owns, either at or prior to the Business Combination.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of Public Shares or Slam Public Warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Required Shareholder Proposals, or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If any shares were so purchased, the purchaser would not vote any such shares in favor of approval of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

Any purchases by the Slam Insiders and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Slam Insiders and/or their respective affiliates will not make purchases of Public Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our sponsor, directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

Sponsor Group Ownership of Slam Prior to Closing

Insiders’ ownership of Slam’s securities and promissory notes prior to closing

	Securities Held by Insiders	Insiders’ Cost Prior to Execution of Business Combination Agreement at Slam’s Initial Public Offering
Founder Shares	14,375,000	$25,000
Slam Private Placement Warrants	11,333,333	$17,000,000
Total		$17,025,000

Sponsor Group Ownership of Topco Following the Closing

Insiders’ Ownership of Topco Following Closing

	Securities Held by Insiders		Value per Share ($)(1)	Total Value
Founder Shares	7,000,000	(2)	$10.90	$76,300,000
Topco Shares issued upon conversion of Slam Private Warrants	2,833,333	(3)	10.90	30,833,329
Topco Shares issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes	1,342,100	(4)	$10.90	$14,628,890
Total				$121,762,219

____________

(1)      Value per security is based upon the closing price of $10.90 per Class A Ordinary Share on the Nasdaq Capital Market on February 9, 2024.

(2)      Excludes (i) 5,875,000 Class B Ordinary Shares that shall automatically be forfeited and surrendered to Slam for no additional consideration under the Business Combination Agreement, assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Lynk Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Lynk Permitted Financings amount; (ii) 1,500,000 Sponsor Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.”

(3)      Assumes the Warrant Conversion is approved by the holders of the Slam Public Warrants, and that each issued and outstanding Slam Warrant converts into 0.25 newly issued Class A Ordinary Shares.

(4)      The 1,342,100 shares of Topco Converted Common Stock issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes are subject to vesting, and shall vest only upon the occurrence of the Topco Converted Common Stock Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor.

Satisfaction of 80% Test

It is a requirement under the Memorandum and Articles of Association that any business acquired by Slam have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding deferred underwriting discounts and commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis Slam generally used to approve the transaction, the Slam Board determined that this requirement was met. The Slam Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of Slam and its stockholders and appropriately reflected the value of Lynk and its subsidiaries. In reaching this determination, the Slam Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical expertise, as well as quantitative factors such as the strong growth prospects of Lynk and its subsidiaries and Lynk’s industry, and Lynk’s potential for future growth in revenue and profits. The Slam Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Lynk and its subsidiaries met this requirement and make the other determinations regarding the transaction.

Certain Other Interests in the Business Combination

In addition to the interests of the Slam Board and Slam’s executive officers in the Business Combination, shareholders should be aware that BTIG, LLC (“BTIG”) has financial interests that are different from, or in addition to, the interests of Slam shareholders.

BTIG was a representative of the underwriters in the IPO, and upon consummation of the Business Combination, BTIG was entitled to a portion of the deferred underwriting commissions. On December 17, 2023, Lynk entered into an engagement letter with BTIG (the “BTIG Engagement Letter”), pursuant to which Lynk has engaged BTIG to act as its placement agent and capital markets advisor with respect to the Business Combination. Pursuant to the BTIG Engagement Letter, BTIG is entitled to receive (i) a placement agent fee of (x) five percent of the dollar amount of the gross consideration paid by investors (the “Investment Proceeds”) for Lynk securities issued in connection with one or more private placement transactions (the “Private Placement”) plus five percent of the dollar amount of any Slam Class A Ordinary Shares that are purchased by a prospective investor that enters into a non-redemption agreement (the “Trust Proceeds”), if the total Investment Proceeds from the capital raised in the Private Placement plus the Trust Proceeds is less than $175 million, or (y) seven percent of the Investment Proceeds from the capital raised in the Private Placement plus seven percent of the Trust Proceeds, if the total Investment Proceeds from the capital raised in the Private Placement plus the Trust Proceeds is equal to or greater than $175 million, and (ii) a capital markets advisory fee (such capital markets advisory fee, the “Advisory Fee”) of $2,000,000, subject to and contingent upon the earlier of (x) the closing of the Private Placement and/or execution of non-redemption agreements in which the dollar amount of the consideration paid by investors for Lynk’s securities issued in connection with the Private Placement plus the Trust Proceeds totals at least $32,500,000, or (y) the Closing Date. In connection with such engagement, BTIG agreed to waive its portion of the deferred underwriting fee, subject to the closing of the Business Combination and its receipt of the Advisory Fee.

In addition, under the terms of the Engagement Letter, Lynk agreed to reimburse BTIG for certain expenses, and to indemnify BTIG and certain related parties against liabilities, including liabilities under federal securities laws, in connection with, as a result of, or relating to its engagement. Lynk decided to retain BTIG based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions. BTIG therefore has an interest in Slam and Lynk completing the Business Combination that will result in the payment of certain advisory fees.

Structure of the Business Combination

On February 5, 2024, Slam, Lynk, the Sponsor, Topco, Merger Sub 1 and Merger Sub 2 (collectively, the “Parties” and each a “Party”) entered into a business combination agreement which is structured as a domestication followed by two mergers, which provides for, among other things, the following transactions in connection with the Closing, prior to or on the Closing Date:

•        One Business Day prior to the Closing Date and after the consummation of any applicable shareholder redemptions, Slam will transfer by way of continuance from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) under the DGCL and the Cayman Islands Companies Act. In connection with the Domestication, each Slam Class A Ordinary Share and each Slam Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one New Slam Share, and subject to the consummation of the Warrant Conversion, each Slam Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New Slam Warrant.

•        Following the Domestication, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company of the First Merger will be a wholly owned subsidiary of Topco, and as a result of the First Merger, each New Slam Share that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one share of Topco Common Stock and, subject to the consummation of the Warrant Conversion, each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Warrant.

•        If the holders of the Slam Public Warrants approve the Warrant Conversion, then each Slam Public Warrant and each Slam Private Placement Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, without any action on the part of Slam, Lynk or the holder of any such Slam Warrant, shall be converted into 0.25 newly issued Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication. If the holders of the Slam Public Warrants do not approve the Warrant Conversion, then each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New Slam, Lynk or the holder of any such New Slam Warrant, shall be converted into one Topco Warrant at the First Effective Time.

•        Following the consummation of the First Merger, on the Closing Date, (i) Merger Sub 2 will convert into a corporation under the DGCL (the “Merger Sub 2 Conversion”) and (ii) following the Merger Sub 2 Conversion, Merger Sub 2 will merge with and into Lynk (the “Second Merger”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned subsidiary of Topco, subject to, among other things, the approval of the shareholders of Slam and Lynk, and as a result of the Second Merger, each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration (as defined in the Business Combination Agreement); provided, that the shares of Lynk Common Stock held by each of Lynk’s Chief Executive Officer, Chief Operating Officer and Chief Technical Officer (the “Lynk Founders”) immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into shares of Series B common stock of Topco, par value $0.00001, (the “Topco Series B Common Stock”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement in the amounts set forth on an allocation schedule to be delivered by Lynk to Slam prior to the Closing.

Dual-Class Structure

Following the completion of the transactions contemplated by the Business Combination Agreement, the issued and outstanding share capital of Topco will consist of shares of Series A common stock, par value $0.00001, (the “Topco Series A Common Stock”) and Topco Series B Common Stock. Immediately following the Second Effective Time, the Lynk Founders will beneficially own all of the issued and outstanding shares of Topco Series B Common Stock. Holders of Topco Series A Common Stock and Topco Series B Common Stock shall have the same rights except for voting and conversion rights. Each share of Topco Series A Common Stock is entitled to one (1) vote, and each shares of Topco Series B Common Stock is entitled to ten (10) votes. At the option of the holder of the share of Topco Series B Common Stock, each share of Topco Series B Common Stock is convertible into one share of Topco Series A Common Stock at any time. Shares of Topco Series A Common Stock are not convertible into shares of Topco Series B Common Stock under any circumstances.

Consideration to Lynk Equityholders in the Business Combination

Under the terms of the Business Combination Agreement, the aggregate consideration to be paid to Lynk shareholders in connection with the Business Combination is that number of Topco Common Stock equal to (a) the sum of (i) the amount by which the aggregate gross proceeds of the capital raised by the Lynk Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000 plus (ii) $800,000,000 plus (iii) the aggregate exercise price that would be paid to Lynk in respect of all unexercised Vested Company Options and Lynk Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Lynk Options and Lynk Warrants were so exercised in full immediately prior to the Second Effective Time divided by (b) $10.00.

Closing and Effective Time of the Business Combination

The Closing of the Business Combination Agreement shall take place electronically by exchange of the closing deliverables on the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions set forth in Article 6 of the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date or time as Slam and Lynk may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The obligation of Slam and Lynk to consummate the Business Combination is subject to the satisfaction or waiver by Slam and Lynk of the following closing conditions:

(a)     the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (if applicable),

(b)     the absence of any law or governmental order or other legal restraint or prohibition preventing the consummation of the Business Combination or the transactions contemplated thereby,

(c)     the registration statement on Form S-4 (the “Registration Statement”) being declared effective under the Securities Act,

(d)     the adoption and approval by Lynk’s shareholders by written consent of the Business Combination Agreement and the transactions contemplated thereby,

(e)     the approval and adoption by Slam’s shareholders of the Business Combination Agreement and the transactions contemplated thereby, and

(f)     the consent of the FCC to the transfer of control of Lynk’s FCC licenses in connection with the Business Combination having been obtained.

Conditions to Slam’s Obligations

The obligation of Slam to consummate the Business Combination is subject to the satisfaction or waiver by Slam of the following conditions:

(a)     the accuracy of the representations and warranties of Lynk as determined in accordance with the Business Combination Agreement,

(b)     Lynk shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Lynk under the Business Combination Agreement at or prior to the Closing,

(c)     since the date of Business Combination Agreement, no Material Adverse Effect shall have occurred and be continuing,

(d)     Lynk having delivered to Slam a customary officer’s certificate, dated as of the Closing Date,

(e)     the Topco Registration Rights Agreement having been duly executed by Topco,

(f)     the Slam Designees shall have been appointed to the Topco Board in accordance with the Business Combination Agreement, and

(g)     certain SAFEs and convertible notes of Lynk shall have been exchanged for or converted into Lynk Common Stock.

Conditions to Lynk’s Obligations

The obligation of Lynk to consummate the Business Combination is subject to the satisfaction or waiver by Lynk of the following conditions:

(a)     the accuracy of the representations and warranties of Slam as determined in accordance with the Business Combination Agreement,

(b)     Slam shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Slam under the Business Combination Agreement at or prior to the Closing,

(c)     Topco Common Stock to be issued in connection with the Business Combination having been approved for listing on an Approved Stock Exchange,

(d)     the Qualified Series B Financing shall have been consummated,

(e)     each of the underwriters of Slam’s IPO shall have waived, in writing, all of its deferred underwriting fee,

(f)     the Investor shall have entered into a commercial contract with Lynk, pursuant to which the Investor shall have committed to pay Lynk at least $10,000,000, and the Investor shall not be in breach of such contract,

(g)     at or prior to the Closing, Slam shall have delivered, or caused to be delivered, the following documents to Lynk:

i.       a customary officer’s certificate, dated as of the Closing Date,

ii.      the Topco Registration Rights Agreement duly executed by Topco, the Sponsor and the Class B Shareholders; and

iii.     the Lockup Agreements duly executed by the Sponsor, the Employee Holders and the Other RRA Parties,

(h)     the Minimum Cash Condition shall be satisfied; and

(i)      the Lynk Designees shall have been appointed to the Topco Board in accordance with the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Lynk, Topco, the Merger Subs, Slam and the Sponsor, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure schedules delivered by the parties to the Business Combination Agreement. See “— Material Adverse Effect” below.

In the Business Combination Agreement, Slam made customary representations and warranties regarding itself, including in relation to: its corporate organization, due authorization, non-contravention, litigation and proceedings, governmental authorities and required consents, Trust Account matters, real property and personal property, intellectual property, brokers’ fees, SEC filings and financial statements and liabilities relating thereto and undisclosed liabilities, compliance with law, internal controls, business activities, taxes, employee benefit plans, material contracts, capitalization, its listing on Nasdaq, related party transactions, its classification under the Investment Company Act and status as an emerging growth company, the absence of certain changes, restrictions on business activities and information supplied with respect to this proxy statement/prospectus.

In the Business Combination Agreement, each of Lynk, Topco and the Merger Subs made representations and warranties regarding itself and its subsidiaries (including the Merger Subs where applicable), including in relation to: its corporate organization, its subsidiaries, due authorization, non-contravention, governmental authorities and required consents, capitalization, capitalization of subsidiaries, financial statements, the absence of certain changes, undisclosed liabilities, internal controls, litigation and proceedings, compliance with law, permits, material contracts and no contractual defaults, employee benefit plans, labor matters, taxes, insurance, real property, intellectual property and IT security, environmental matters, the Federal Communications Commission, brokers’ fees, related party transactions, international trade and anti-corruption matters, personal property, restrictions on business activities, and information supplied with respect to this proxy statement/prospectus.

In the Business Combination Agreement, the Sponsor made representations and warranties regarding itself, including in relation to: its corporate organization, due authorization, non-contravention, its capitalization and brokers’ fees.

Material Adverse Effect

In the Business Combination Agreement, certain representations and warranties of Lynk, Topco and the Merger Subs are qualified in whole or in part by a “material adverse effect standard” for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of Lynk, or (b) the ability of Lynk to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Lynk operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Lynk with employees, contractors, customers, investors, lenders, payors, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 8.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties, (vii) any failure by Lynk to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Lynk relative to other participants operating in the industries or markets in which Lynk operates.

In the Business Combination Agreement, certain representations and warranties of Slam are qualified in whole or in part by a “material adverse effect standard” for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Slam Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of Slam, taken as a whole, or (b) the ability of Slam to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Slam Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Slam operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Slam with investors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 8.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties, (vii) any failure by Slam to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a Slam Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Slam, taken as a whole, relative to other “SPACs” operating in the industries in which Slam operates.

Covenants of the Parties

Lynk Covenants

From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Lynk and its subsidiaries agreed to, and Lynk agreed to cause its subsidiaries to, except as expressly contemplated by the Business Combination Agreement, as required by applicable law, as necessary or advisable in connection with a Company Financing or as consented to in writing by Slam (which consent will not be unreasonably conditioned, withheld or delayed) (i) operate their business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties, key employees, key suppliers and material business relations of Lynk.

Additionally, from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Lynk and its subsidiaries agreed not to, and Lynk agreed to cause its subsidiaries not to, except as expressly contemplated by the Business Combination Agreement, as required by applicable law, as necessary or advisable in connection with a Company Financing or as consented to in writing by Slam (which consent will not be unreasonably conditioned, withheld or delayed):

(a)     adopt any amendments, supplements, restatements or modifications to Lynk’s governing documents;

(b)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Lynk or repurchase any outstanding Equity Securities of Lynk, other than dividends or distributions, declared, set aside or paid by any of the Lynk’s subsidiaries to Lynk or any subsidiary that is, directly or indirectly, wholly owned by Lynk;

(c)     (A) merge, consolidate, combine or amalgamate Lynk with any other entity or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any other business entity or organization or division thereof, so long as such acquisition does not result in any required changes to certain required Lynk financial statements;

(d)    transfer, issue, sell, grant (other than as permitted by the Business Combination Agreement) or otherwise directly or indirectly dispose of, or subject to a lien, (A) any equity securities of Lynk or (B) any options to certain senior executives of Lynk, other rights or agreements obligating Lynk to issue, deliver or sell any equity securities of Lynk, other than the issuance of common stock upon the exercise of any equity securities under Lynk’s equity plan outstanding on the date of the Business Combination Agreement (or issued after the date hereof in compliance with this Agreement);

(e)     incur, create or assume any indebtedness, other than indebtedness in the ordinary course, greater than $10,000,000;

(f)     cancel or forgive any indebtedness in excess of $1,000,000 owed to Lynk;

(g)    make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any other entity, other than (A) intercompany loans or capital contributions between Lynk and any of its wholly owned subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(h)    except as required by applicable law or under the terms of any employee benefit plan of Lynk, (A) establish, adopt, materially modify, materially amend, terminate or materially increase the coverage of benefits available under any employee benefit plan of Lynk, (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to certain senior executives of Lynk (or any of them) except as permitted by the Business Combination Agreement, (C) announce, grant, or promise to grant, any compensation or benefits to certain senior executives of Lynk except as permitted by the Business Combination Agreement, (D) materially increase the compensation or benefits provided to any current or former director or any of certain senior executives of Lynk other than (x) annual salary increases in the ordinary course of business, which are consistent with past practices and (y) as permitted by the Business Combination Agreement, or (E) hire, engage, terminate (without cause), furlough, or temporarily lay off any of certain senior executives of Lynk;

(i)     negotiate, enter into, modify, terminate, or extend any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or employee representative as the bargaining representative for any employee;

(j)     waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, nondisparagement, noninterference or other restrictive covenant obligation of any of certain senior executives of Lynk;

(k)    implement any employee layoff, plant closing, reduction in force, work schedule charges, or other such action that implicates WARN;

(l)     (A) make (other than in the ordinary course of business consistent with past practice), change, or revoke any material tax election; (B) enter into any settlement or compromise with any tax authority relating to any tax matter; (C) abandon or fail to conduct any audit, examination, or other action in respect of a tax or tax return; (D) file any amended tax return; (E) consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return; (F) enter into any tax sharing agreement; (G) adopt or change a method of tax accounting with respect to material taxes; (H) change an accounting period with respect to taxes or (I) take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the transactions contemplated by the Business Combination Agreement from qualifying for the tax treatment contemplated thereby;

(m)   enter into any settlement, conciliation or similar contract the performance of which would involve the payment by Lynk in excess of $5,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Lynk (or Topco or any of its affiliates after the Closing);

(n)    authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Lynk;

(o)    make any change in Lynk’s accounting methodology, practice or policy in any material respect, other than changes required by GAAP or applicable law;

(p)    other than in the ordinary course of business, amend, modify or terminate any material contract in a manner that is materially adverse to the interests of Lynk (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

(q)    enter into, amend, modify, or waive any material benefit to or material right of Lynk with respect to any related party transaction; or

(r)     enter into any contract to take, or cause to be taken, any of the actions set forth above.

Slam Covenants

•        From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Slam agreed not to, except as expressly contemplated by the Business Combination Agreement, as required by applicable law, or as consented to in writing by Lynk (which consent will not be unreasonably conditioned, withheld or delayed):

•        adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or Slam’s governing documents;

•        declare, set aside, make or pay any dividends on, or make any other distribution or payment in respect of, any equity securities of Slam, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Slam;

•        other than pursuant to Slam’s governing documents, split, combine or reclassify any of its capital stock or other securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•        incur, create or assume any indebtedness or other liability or amend, modify, or waive any indebtedness owed to the Sponsor, provided that Slam shall be permitted only to make further drawdowns on any existing indebtedness owed to the Sponsor and to increase any amounts that may be drawn down under any existing indebtedness owed to the Sponsor;

•        make any loans or advances to, or capital contributions in, any other person or entity;

•        issue any equity securities or grant any additional options, warrants or stock appreciation rights with respect to any of Slam’s equity securities;

•        enter into, or permit any of the assets owned or used by Slam to become bound by, any contract, other than as expressly required in connection with, or in the ordinary course related to, the transactions contemplated under the Business Combination Agreement;

•        enter into, renew, modify or revise any transaction with any affiliate of Slam;

•        (A) make (other than in the ordinary course of business consistent with past practice), change, or revoke any material tax election; (B) enter into any settlement or compromise (including any closing agreement or other written agreement) with any tax authority relating to any tax matter; (C) abandon or fail to conduct any audit, examination, or other action in respect of a tax or tax return; (D) file any amended tax return; (E) consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return; (F) enter into any tax sharing agreement; (G) adopt or change a method of tax accounting with respect to taxes; (H) change any accounting period with respect to taxes or (I) take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the transactions contemplated under the Business Combination Agreement from qualifying for the tax treatment intended thereunder;

•        enter into any settlement, conciliation or similar contract that by its terms will impose any material obligations on Topco or any of its affiliates after the Closing;

•        engage in any activities or business, other than activities or business (i) in connection with or incident or related to Slam’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•        enter into any contract with any broker, finder, investment banker or other person or entity under which such person or entity is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; or

•        enter into any contract or other agreement to take, or cause to be taken, any of the actions set forth above.

Mutual Covenants of the Parties

Lynk and Slam (and the Merger Subs where applicable) have agreed to certain additional mutual covenants under the Business Combination Agreement, including, among others, to:

•        use their reasonable best efforts to consummate the transactions contemplated under the Business Combination Agreement in the most expeditious manner practicable (including executing and delivering the documents that are necessary for the consummation of the transactions contemplated under the Business Combination Agreement);

•        use their reasonable best efforts to make any filings with any governmental authority required in order to consummate the transactions contemplated by the Business Combination Agreement, and give one another a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental authority relating to the transactions contemplated by the Business Combination Agreement;

•        not participate in any substantive meeting or discussion, either in person or by telephone with any governmental authority in connection with the transactions contemplated by the Business Combination Agreement unless it consults with the other party in advance and, to the extent not prohibited by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion;

•        not (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to any alternative transaction to the transactions contemplated under the Business Combination Agreement or (ii) furnish or disclose any non-public information to any person or entity in connection with, or that could reasonably be expected to lead to, any alternative transaction to the transactions contemplated under the Business Combination Agreement;

•        cooperate with each other to prepare and make certain SEC filings, including this proxy statement/prospectus and any amendments or supplements hereto;

•        keep certain information confidential in accordance with the existing confidentiality agreement;

•        cooperate in connection with certain tax matters and filings; and

•        cooperate in connection with completing any Company Financing.

Survival of Representations, Warranties and Covenants

None of the representation, warranties, covenants and agreements in the Business Combination Agreement will survive Closing, except in the case of claims for fraud and for those covenants and agreements that, by their terms, contemplate performance after Closing.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing under certain customary and limited circumstances, including, among other circumstances, (a) by mutual written consent of Slam and Lynk, (b) by either Slam or Lynk (i) in the event Slam’s shareholder approval has not been obtained at the General Meeting held to approve the Business Combination and matters related thereto (including any adjournment or postponement thereof) or (ii) in the event the Closing has not occurred on or prior to August 31, 2024, provided that such right to terminate is not available to any party if such exercising party’s breach of its covenants or obligations under the Business Combination Agreement has proximately caused the failure to consummate the Business Combination on or prior to August 31, 2024, (c) by Slam at any time prior to the delivery of the Lynk Shareholder Written Consent in the event Lynk does not deliver the Lynk Shareholder Written Consent to Slam in accordance with the Business Combination Agreement on or prior to the Lynk Shareholder Written Consent Deadline, (d) by Lynk in the event the Slam Board or Slam withdraws or modifies the Slam Board Recommendation or any other recommendation by the Slam Board or Slam with respect to the Transaction Proposals (as defined in the Business Combination Agreement) set forth in the proxy statement/prospectus, and (e) by Lynk (i) in the event the Qualified Series B Financing is not consummated by March 15, 2024, (ii) in the event Slam has not entered into binding subscription agreements representing an aggregate private placement of at least the difference between (i) $85,000,000 minus (ii) the Lynk Permitted Financings Amount, by May 31, 2024 or (iii) at 5:00 on the day after the Approved Stock Exchange provides notice to Slam, Topco or Lynk that, immediately following the Closing, Topco will not satisfy the listing requirements of such Approved Stock Exchange.

Expenses

Except as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Business Combination Agreement is terminated in accordance with its terms, Lynk shall pay, or cause to be paid, all unpaid Lynk expenses and Slam shall pay, or cause to be paid, all unpaid Slam expenses and (b) if the Closing occurs, then Topco shall pay, or cause to be paid, all unpaid Lynk expenses and all unpaid Slam expenses.

Governing Law

The Business Combination Agreement, the rights of the Parties thereto arising out of or related to the Business Combination Agreement and all disputes or controversies arising out of or relating to the Business Combination Agreement, the transactions contemplated thereby and the negotiation, interpretation, construction, validity or enforcement thereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction, including any applicable statute of limitations, other than the State of Delaware (except that the Cayman Islands Companies Act shall also apply to the Domestication).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (a) Slam and Lynk prior to the Closing and (b) Topco and the Sponsor after the Closing. The Business Combination Agreement may not be amended or modified except as provided in the immediately preceding sentence and any purported amendment or modification by any Party or Parties effected in a manner which does not comply with Section 10.3 of the Business Combination Agreement shall be void, ab initio.

The foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Combination Agreement, a copy of which is included as Annex A to this proxy statement/prospectus.

Certain Agreements Related to the Business Combination

Topco Registration Rights Agreement

At the Closing of the Business Combination, Topco, the Slam Insiders, the Sponsor and the Other RRA Parties will enter into a Registration Rights Agreement (the “Topco Registration Rights Agreement”), a form of which is attached to the Business Combination Agreement, pursuant to which, among other things, Slam will agree to undertake certain shelf registration obligations in accordance with the Securities Act, and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents.

The foregoing description of the Topco Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Topco Registration Rights Agreement, which is attached as Annex H to this proxy statement/prospectus.

Backstop Agreement

Concurrently with the Parties entering into the Business Combination Agreement, Slam and Topco entered into a Backstop Agreement with Antara (in such capacity, the “Investor”) pursuant to which, in the event that the Minimum Cash Condition is not met, the Investor has agreed, subject to the other terms and conditions included therein, concurrently with the Closing, to offset any redemptions made by holders of Slam’s Class A Ordinary Shares in connection with the Business Combination pursuant to Slam’s Existing Organizational Documents through an investment of up to 2,500,000 shares of Topco Common Stock, for an aggregate amount of up to $25,000,000 at a purchase price of $10.00 per share.

The foregoing description of the Backstop Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Backstop Agreement a copy of which is included as Annex L to this proxy statement/prospectus.

Backstop Agreement Side Letter

In connection with the execution of the Backstop Agreement, Investor entered into a side letter with Topco, Lynk and the Sponsor (the “Backstop Agreement Side Letter”), pursuant to which the Sponsor agreed to forfeit 5,000,000 SLAM Class B Ordinary Shares, one Business Day before the Domestication, and Topco agreed to issue 5,000,000 shares of Topco Common Stock to the Investor, at the Closing, contingent upon the completion of each element of the Transaction, subject to the conditions set forth in the Backstop Agreement and the Backstop Agreement Side Letter.

The foregoing description of the Backstop Agreement Side Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Backstop Agreement Side Letter a copy of which is included as Annex M to this proxy statement/prospectus.

Lock-Up Agreement

Prior to Closing, Topco will enter into a customary lock-up agreement (the “Lock-up Agreement”), a form of which is attached to the Business Combination Agreement, with the Slam Insiders, the Lynk Holders party thereto (each, a “Lynk Holder”) and the Lynk Series B Preferred Holders party thereto (each a “Lynk Series B Preferred Holder”), pursuant to which, among other things, certain Topco Common Stock, held by such shareholders will be locked-up and subject to certain transfer restrictions, subject to certain exceptions. Pursuant to the Lock-up Agreement,

(i)     the Sponsor, A-Rod Slam LLC, Antara and the Slam Parties will agree to be subject to:

(a)     only with respect to the Sponsor, A-Rod Slam LLC and Antara, a six-month lock-up on all of the Topco Common Stock issued in exchange for Slam’s Private Placement Warrants in connection with the consummation of the Business Combination, assuming the approval of the Warrant Conversion by Slam’s Public Warrant holders,

(b)     a twelve-month lock-up on 50% of the Topco Common Stock issued to each of the Sponsor and the Slam Insiders in exchange for the Slam Class B Ordinary Shares, in connection with the consummation of the Business Combination and any Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter and

(c)     an eighteen-month lock-up on 50% of the Topco Common Stock issued to each of the Sponsor and the Slam Insiders in exchange for the Slam Class B Ordinary Shares in connection with the consummation of the Business Combination and any Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter;

(ii)    each Lynk Holder will agree to be subject to:

(a)     a six-month lock-up on 30% of the Topco Common Stock they hold following the consummation of the Business Combination and

(b)    a twelve-month lock-up on 70% of the Topco Common Stock they hold following the consummation of the Business Combination; and

(iii)   each Lynk Series B Preferred Holder will agree to be subject to:

(a)     a six-month lock-up on 50% of the Topco Common Stock they hold following the consummation of the Business Combination and

(b)     a twelve-month lock-up on 50% of the Topco Common Stock they hold following the consummation of the Business Combination.

The foregoing description of the Lock-up Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Lock-up Agreement, which is attached to the Business Combination Agreement in Annex A to this proxy statement/prospectus.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Reginald Hudlin, Alexandre Zyngier, Lisa Harrington and Julian Nemirovsky (collectively, the “Independent Directors”) and Alex Rodriguez, Chetan Bansal, Himanshu Gulati, Kelly Laferriere, Marc Lore, Desiree Gruber, Ann Berry and Ryan Bright (collectively, the “Class B Shareholders” and together with Sponsor and the Independent Directors, the “Slam Insiders” and each, a “Slam Insider”), Slam, Lynk, Topco, Merger Sub 1 and Merger Sub 2 entered into a (the “Sponsor Letter Agreement”), pursuant to which the Slam Insiders have agreed to take, or not take, certain actions during the period between the execution of the and the consummation of the Business Combination, including, (i) to vote any Ordinary Shares of Slam owned by such Slam Insider (all such shares, the “Covered Shares”) in favor of the Business Combination and other related proposals at Slam’s General Meeting, and any other special meeting of Slam’s shareholders called for the purpose of soliciting shareholder approval in connection with the consummation of the Business Combination, (ii) to vote any warrants of Slam owned by such Slam Insider (all such warrants, the “Covered Warrants”) in favor of the Warrant Conversion and other related proposals at Slam’s Warrant Holder Meeting, and any other special meeting of Slam’s Warrant Holders called for the purpose of soliciting Warrant Holder approval in connection with the consummation of the Warrant Conversion, (iii) to waive the anti-dilution rights or similar protections with respect to Slam Class B Ordinary Shares owned by such party as set forth in the governing documents of Slam, or otherwise, and (iv) not to redeem any Covered Shares owned by such Slam Insider.

The foregoing description of the Sponsor Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Letter Agreement, a copy of which is included as Annex N to this proxy statement/prospectus.

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain individual holders of company shares (collectively, the “Lynk Insiders”), Slam and Lynk, entered into a Company Support Agreement, pursuant to which the Lynk Insiders, each agreed, among other things to (i) agree to vote (or cause to be voted) at any meeting (regular or special) of the stockholders of Lynk, or in any action by written resolution of the stockholders of Lynk, all of their company shares in favor of approving the Business Combination Agreement, (ii) not to take any actions that would influence any persons to vote against the approval of the Business Combination Agreement, the Ancillary Documents and the Transactions, and (iii) not to take any actions that would challenge the validity of the Company Support Agreement, the Business Combination Agreement, the Ancillary Documents and the Transactions.

The foregoing description of the Company Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Company Support Agreement, a copy of which is included as Annex O to this proxy statement/prospectus.

Fairness Opinion of Houlihan

Description of Process/Qualifications

Pursuant to an engagement letter dated December 8, 2023, the Slam Board retained Houlihan to act as its financial advisor in connection with the Business Combination. Slam selected Houlihan to act as its financial advisor based on Houlihan’s qualifications, expertise and reputation, its knowledge of, and involvement in, similar transactions and its knowledge of Slam’s business and affairs as a SPAC.

Fairness Opinion of Houlihan, as Financial Advisor to the Slam Board

On December 15, 2023 Houlihan rendered its oral opinion to the Slam Board, which opinion was subsequently confirmed by delivery of a written opinion dated December 15, 2023, and subject to the qualifications, assumptions, and limitations set forth in the Fairness Opinion, as of such date, the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the unaffiliated shareholders of Slam. On January 31, 2024 Houlihan again rendered its oral opinion to the Slam Board, which opinion was not modified from its previous delivery on December 15, 2023 and remained confirmed by the written opinion delivered on December 15, 2023, which remained subject to the same qualifications, assumptions, and limitations set forth in the Fairness Opinion, as of such date.

Slam retained Houlihan to evaluate the fairness, from a financial point of view, to Slam Public Shareholders of the consideration to be paid to such holders in the Business Combination. Houlihan’s Fairness Opinion was provided for the use and benefit of the Slam Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan provided its consent to the inclusion of the text of its Fairness Opinion as part of this proxy statement/prospectus). The full text of the Fairness Opinion delivered to the Slam Board, dated December 15, 2023, is attached as Annex K and incorporated by reference into this proxy statement/prospectus in its entirety. As described herein, the members of the Slam Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination, including, the fairness opinion obtained by the Slam Board from Houlihan. Houlihan’s only opinion is the formal written opinion Houlihan has expressed as to whether, as of the date of such opinion, the consideration to be issued or paid in the Business Combination is fair, from a financial point of view to Slam’s unaffiliated shareholders. The Fairness Opinion does not constitute a recommendation to proceed with the Business Combination. Houlihan’s Fairness Opinion did not address any other aspect or implications of the Business Combination and the Fairness Opinion does not constitute an opinion, advice or recommendation as to how any shareholder of Slam. should vote at the General Meeting. In addition, the Fairness Opinion did not in any manner address the prices at which the securities of Topco would trade following the consummation of the Business Combination or at any time. Houlihan’s opinion was approved by a Houlihan fairness opinion committee. The summary of the Fairness Opinion set forth in this proxy solicitation/prospectus is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Annex K hereto.

For purposes of rendering the Fairness Opinion, Houlihan, among other things:

•        Held discussions with certain members of Slam Management regarding the Business Combination, the historical performance, the financial forecast of Lynk, and the future outlook for Lynk;

•        Reviewed information provided by Slam and Lynk including, but not limited to:

•        Unaudited financial statements for Lynk for the fiscal years ended December 31, 2021, and 2022;

•        Projected financial statements for Lynk for the fiscal years ended December 31, 2023, 2024, and 2025;

•        Draft LOI, dated December 13, 2023;

•        Various Slam Presentations outlining Lynk partners and business lines;

•        Various Master Service Agreements between Lynk and MNO partners;

•        Documents describing Lynk’s customer pipeline;

•        An illustrative Sources and Uses table for the Business Combination;

•        An illustrative pro forma capitalization table for the Business Combination;

•        Reviewed the industry in which Lynk operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Lynk using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Lynk specific information.

In addition, Houlihan had discussions with Slam management and their respective advisors concerning the material terms of the Business Combination and Lynk’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan deemed relevant, necessary or appropriate.

In connection with its review, Houlihan relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan did not make any independent evaluation or appraisal of any of the assets or liabilities

(contingent or otherwise) of Slam or Lynk, nor, except as stated herein, was it furnished with any such evaluation or appraisal. Houlihan further relied upon the assurances and representations from Slam Management that they are unaware of any facts that would make the information provided to Houlihan to be incomplete or misleading in any material respect for the purposes of the Fairness Opinion. Slam Management has represented: (1) that it directed Houlihan to rely on certain forecasted financial information prepared by Lynk’s management (the “Forecast”); (2) the Forecast represents Slam Management’s good faith estimate of the forecasted future financial performance of the Topco for the periods stated therein; (3) after conducting such due diligence as Slam Management has deemed necessary or appropriate, Slam Management has no reason to believe that Houlihan should not rely upon the Forecast, (4) Houlihan had no role whatsoever in the preparation of the Forecast; (5) Houlihan was not asked to provide an outside “reasonableness review” of the Forecast; (6) Slam did not engage Houlihan to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (7) that Houlihan accurately summarized and presented the Forecast. Houlihan has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information. Nothing came to Houlihan’s attention in the course of the engagement which would lead Houlihan to believe that (i) any information provided to Houlihan or assumptions made by Houlihan are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan to use and rely upon such information or make such assumptions. For the inherent risks associated with the Forecast, see “Risk Factors — Risks Related to the Business Combination and Slam — The fairness opinion delivered by Houlihan to the Slam Board will not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.”

Houlihan expressed no opinion as to the market price or value of Topco Common Stock after the announcement or consummation of the Business Combination. Houlihan did not express any opinion as to the value or the solvency of Topco following the closing of the Business Combination. In rendering its Fairness Opinion, Houlihan assumed that the final executed form of the Business Combination Agreement would not differ in any material respect from the applicable drafts that it reviewed, that the Business Combination would be consummated in accordance with the terms of the Business Combination Agreement without any waiver or modification that could be material to Houlihan’s analysis, and that the parties to the Business Combination Agreement would comply with all the material terms of the Business Combination Agreement. Houlihan assumed, with Slam Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that it could not be material to its analysis. Houlihan also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, Slam Board imposed no other instructions or limitations on Houlihan with respect to the investigations made or procedures followed by Houlihan in rendering its opinion.

In connection with the preparation of the Fairness Opinion, Houlihan made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination. Houlihan’s Fairness Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Fairness Opinion. Houlihan is under no obligation to update, revise, reaffirm or withdraw the Fairness Opinion, or otherwise comment on or consider events occurring after the date of the Fairness Opinion.

The following is a summary of the material financial and comparative analyses presented by Houlihan to the Slam Board at its meeting held on December 15, 2023 and January 31, 2024, in connection with Houlihan’s Fairness Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan’s financial analyses described below is not a complete description of the analyses underlying its Fairness Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Several analytical methodologies were employed by Houlihan in its Fairness Opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Fairness Opinion, Houlihan did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by Houlihan and in the context of the circumstances of the Business Combination. Accordingly, Houlihan believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan as support for, the conclusion set forth in the Fairness Opinion.

The conclusions Houlihan has reached are based on all the analyses and factors presented in the Fairness Opinion taken as a whole and also on application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. Houlihan therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Summary of Financial Analyses

In assessing whether the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the unaffiliated shareholders of Slam, Houlihan compared the price per share at which the unaffiliated shareholders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan. If the fair market value per share pro forma for the Business Combination exceeds the redemption value ($10.76 per share), then the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the unaffiliated shareholders of Slam.

Houlihan concluded that the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the unaffiliated shareholders of Slam.

Lynk’s Financial Projections and Analytical Methodologies

There are three primary approaches that have traditionally been used to estimate fair market value: the adjusted book value approach, the market approach (which includes the guideline public company method and the comparable transactions method), and the income approach, each as briefly described below.

Adjusted Book Value Approach.    The adjusted book value approach estimates fair market value based on the principle of substitution, assuming that a prudent investor would pay no more for an asset than the amount for which the asset or property could be reproduced or replaced, less depreciation from physical deterioration and functional and economic obsolescence, if present and measurable. This approach is typically considered appropriate for capital-intensive businesses, real estate holding companies, or other types of holding companies where the value of the entity is derived primarily from the underlying assets held by the entity and not from additional value added from labor or profitable use of the assets owned. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because Lynk operates as a going concern business and is not asset intensive, Houlihan did not utilize the adjusted book value approach in support of the Fairness Opinion.

Market Approach.    The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., Revenue, EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics.

The Guideline Public Company Method is a valuation method within the Market Approach that involves identifying and selecting guideline public companies with financial and operating characteristics similar to the enterprise being valued. Once publicly traded peer group companies are identified, valuation multiples can be derived from the publicly traded market transaction data (stock prices), adjusted for comparability, and then applied to the financial metrics of the subject enterprise to estimate the value of the subject enterprise’s equity, total invested capital, or enterprise value (total invested capital less cash and cash equivalents). Houlihan was able to identify a sufficiently robust set of guideline public companies similar to Lynk. Therefore, Houlihan utilized the Guideline Public Company Method of the Market Approach to support the Fairness Opinion.

The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method. Houlihan was unable to identify a sufficiently robust set of transactions involving target companies considered reasonably similar to Lynk for which publicly disclosed data was available to calculate and adjust valuation multiples. Therefore, Houlihan did not utilize the Comparable Transactions Method of the Market Approach in support of the Fairness Opinion.

The Prior Transaction Method is a valuation method under the Market Approach that can be utilized when recent third-party arm’s-length transactions have occurred for ownership interests in the subject company being valued. This valuation methodology involves determining the implied value of the subject company, or its securities, based on these precedent transactions’ indicated values and the ownership interest(s) sold. Houlihan is not aware of any recent transactions involving Lynk that would be indicative of its fair market value as of the date of the Fairness Opinion. Therefore, Houlihan did not utilize the Prior Transactions Method of the Market Approach in support of the Fairness Opinion. Houlihan noted, however, that Company Management indicated that Lynk entered into an LOI in 2023 to raise a minimum of $32.5 million through a Series B round (“Series B Round”) at a valuation of approximately $382.5 million (“Series B Round Valuation”). Participants of the Series B Round include some existing investors and a strategic investor. As a result, the lack of an arms-length indication makes it unreliable for Houlihan’s purposes. In addition, subsequent to valuation discussions around this Series B Round, Lynk obtained a significant government approval allowing it to sell its services into the entire defense establishment, which further validates the technology of Lynk to a large extent. As a result, Houlihan believes that the Series B Round Valuation does not fully reflect Lynk’s fair market value as of the date of the Fairness Opinion.

Income Approach.    The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. Houlihan was provided with a three-year forecast for Lynk through 2025. Given the short projection timeframe and high growth period, Houlihan did not utilize the income approach in support of the Fairness Opinion.

Guideline Public Company Analysis

Houlihan searched the universe of publicly traded companies for companies with operations that are similar to Lynk and identified six (6) reasonably similar companies. In selecting these guideline public companies, Houlihan searched for companies with similar business operations, size, prospects for growth, profitability and risk. Among other things, Lynk’s business model, product/service lines, geography, market position and growth profile make it unique such that there are no perfectly comparable companies. The guideline public companies relied upon by Houlihan therefore includes companies that individually exhibit some of the traits of Lynk and collectively encapsulate most of the factors that make Lynk unique. In addition, conversations with Slam Management indicated that AST SpaceMobile (“ASTS”) was considered the most comparable market player to Lynk.

The guideline public company peer group relied upon by Houlihan is presented in the table below.

Ticker	Name
NasdaqGS:ASTS	AST SpaceMobile, Inc.
NYSEAM:GSAT	Globalstar, Inc.
NasdaqGS:IRDM	Iridium Communications, Inc.
NasdaqGS:VSAT	Viasat, Inc.
TSX:TSAT	Telesat Corporation
ADX:YAHSAT	Al Yah Satellite Communication Company PJSC

Houlihan considered applying multiples of Lynk’s revenues, EBITDA, net income, and book value; however, based on Lynk’s and the peer group’s business model and Lynk’s historical and projected negative profit margins until the third quarter of 2025, Houlihan concluded that multiples of revenue were the most applicable in this instance.

Houlihan applied multiples of an annual revenue run-rate (“ARR”) calculated based on the forecasted Q4 2025 revenue of Lynk. Based on discussions with Slam Management, companies like Lynk are scalable and have highly recurring revenues. As a result, Slam Management believes that it is more reasonable to estimate Lynk’s revenue on a run-rate basis.

In selecting multiples applied to Lynk, Houlihan reviewed the growth expectations (as presented in the forecast provided by Slam Management), risk and, with respect to the peer companies incorporated in Houlihan’s analysis, profit margins (as captured by EBITDA margin) of the guideline public companies identified by Houlihan. In addition, Houlihan analyzed the similarities and differences between Lynk and ASTS. Aside from ASTS, the guideline public companies are either in a different stage of development than Lynk or employ different business models. As a result, Houlihan gave outsized consideration to the revenue multiple indicated by ASTS in determining the appropriate multiples for Lynk.

Based on this information and other factors, Houlihan used professional judgment to select multiples that Houlihan believes reflect the relative comparability of Lynk to the guideline public companies. Certain factors suggest that Lynk would trade at a premium to the guideline public companies, and other factors indicate it would trade at a discount. Ultimately, Houlihan placed significant weight on the multiple indicated by ASTS and the growth trajectory of Lynk. As of December 13, 2023, the Enterprise Value to calendar year 2025 revenue multiples of the guideline public companies ranged from 1.80x to 11.40x. Ultimately, Houlihan applied an Enterprise Value to ARR multiple of 5.0x to 7.0x for its valuation.

Based on the analyses described above, Houlihan calculated an indicated enterprise value range for Lynk of between $874.9 million and approximately $1,224.8 million.

After making such adjustments as Houlihan deemed necessary and consistent with the terms of the proposed Business Combination, the combined entity’s estimated equity value range translated to indicated per-share consideration of between $8.94 and $11.98.

Fairness Opinion Conclusion

Houlihan concluded that, as of the date of the Fairness Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Fairness Opinion, the consideration to be issued or paid in the Business Combination is fair from a financial point of view to Slam’s unaffiliated shareholders. The fairness opinion was reviewed and unanimously approved by Houlihan’s fairness opinion committee.

Houlihan Conflict Disclosure and Fees

Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Business Combination Agreement or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Business Combination Agreement or any of their affiliates. There is no current agreement between Houlihan, its principals, or affiliates and any party to the Business Combination Agreement or any of their affiliates providing for the provision of future services by Houlihan, its principals, or any of its affiliates to or for the benefit of any party to the Business Combination Agreement or any of their affiliates. Houlihan was engaged on a fixed fee basis. Houlihan’s fees to Slam for services in connection with issuing the Fairness Opinion were $200,000.

Certain Unaudited Lynk Prospective Financial Information

In connection with its consideration of the Business Combination, the Slam Board was provided with financial projections for Lynk for the calendar years 2024 through 2025, prepared by the management of Lynk, which are summarized below (the “Lynk Projections”).

The Lynk Projections are included in this proxy statement/prospectus solely to provide Slam’s shareholders access to information made available in connection with the Slam Board’s consideration of the Business Combination. The Lynk Projections should not be viewed as public guidance. When relying on the Lynk Projections in making a decision regarding the Business Combination, you are cautioned to consider that the projections may be materially different than actual results. Furthermore, the Lynk Projections do not take into account any circumstances or events occurring after the date of their preparation. See “Risk Factors — Our projections are subject to significant risks, assumptions, estimates and uncertainties. These estimates and assumptions are subject to various factors beyond our control. Actual results may differ materially from our expectations.”

The Lynk Projections were not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to projected financial information. The Lynk Projections included in this proxy statement/prospectus have been prepared by, and is the responsibility of, Lynk’s management. RSM and WithumSmith+Brown have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Lynk Projections and, accordingly, RSM and Withum do not express an opinion or any other form of assurance with respect thereto. The RSM report included in this document relates to the Lynk’s previously issued financial statements. The Withum report included in this document relates to Slam’s previously issued financial statements. Such reports do not extend to the Lynk Projections and should not be read to do so.

The Lynk Projections included in this proxy statement/prospectus were prepared in good faith by Lynk’s management based on estimates and assumptions it believed to be reasonable with respect to the expected future financial performance of Lynk at the time the Lynk Projections were prepared and speak only as of that time. The Lynk Projections reflect Lynk’s management current view on future performance as of the date of this proxy statement/prospectus. While the Lynk Projections reflect Lynk management’s current view on future performance, Lynk’s unaudited prospective financial information of Lynk is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented with numerical specificity, the Lynk Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Lynk, all of which are difficult to predict and many of which are beyond the preparing parties’ control, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward Looking Statements,” “Risk Factors” and “Lynk’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Lynk has not warranted the accuracy, reliability, appropriateness or completeness of the Lynk Projections to anyone, including Slam. Neither Lynk’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Lynk relative to the Lynk Projections. The Lynk Projections are not fact nor a guarantee of actual future performance. The future financial results of Lynk may differ materially from those reflected in the Lynk Projections due to factors beyond Lynk’s or Slam’s ability to control or predict. See “Risk Factors — Risks Relating to the Business Combination — Our projections are subject to significant risks, assumptions, estimates and uncertainties. These estimates and assumptions are subject to various factors beyond our control. Actual results may differ materially from our expectations.”

The Lynk Projections contain certain adjusted financial measures that Lynk management believes are helpful in understanding Lynk’s past financial performance and future results. Lynk management uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable GAAP measures. While Lynk believes these adjusted financial measures provide meaningful information to help investors understand the operating results and to analyze Lynk’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with GAAP, are not reported by all of Lynk’s competitors and may not be directly comparable to similarly titled measures of Lynk’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to party or its financial advisor in connection with a proposed business combination such as the Business Combination if the disclosure is included in a document such as this proxy statement/prospectus. In addition, reconciliations of adjusted financial measures were not relied upon by Slam or its financial advisors in connection with their respective evaluation of the Business Combination. Accordingly, Lynk has not provided a reconciliation of the adjusted financial measures included in the Lynk Projections to the relevant GAAP financial measures.

The following financial projections are not based on Lynk’s historical financial results or operational history. To date, Lynk has not generated any revenue from its Sat2Phone Service. The financial projections are based on assumptions set forth below, all of which are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the aforementioned financial projections.

The key elements of the Lynk Projections provided to Slam and relied upon by Slam in its valuation of Lynk are set forth in the table below:

Lynk Consolidated 2-Year Projected Financials(1)

	1Q24E	2Q24E	3Q24E	4Q24E	1Q25E	2Q25E	3Q25E	4Q25E
Satellites in Orbit	3	5	5	21	38	38	74	74

Revenue	$0.0	$0.0	$0.0	$0.0	$0.1	$10.3	$21.3	$41.3
Expenses
Technology Research & Development & Operations	$(3.7)	$(4.4)	$(4.5)	$(5.0)	$(5.3)	$(5.6)	$(5.7)	$(5.9)
General & Administrative	$(3.0)	$(3.2)	$(2.2)	$(2.4)	$(2.5)	$(2.5)	$(2.6)	$(2.6)
Sales & Marketing	$(0.6)	$(0.4)	$(0.4)	$(0.4)	$(0.4)	$(0.4)	$(0.4)	$(0.5)
EBITDA(2)	$(7.4)	$(8.0)	$(7.1)	$(7.7)	$(8.1)	$1.8	$12.5	$32.3
Capital Expenditures	$(11.9)	$(18.5)	$(33.6)	$(20.3)	$(7.1)	—	$(26.7)	$(46.0)
Unlevered Cash Flow (Before Any Financings)(3)	$(19.3)	$(26.4)	$(40.7)	$(27.9)	$(15.2)	$1.8	$(14.1)	$(13.6)
Cumulative	$(19.3)	$(45.7)	$(86.4)	$(114.4)	$(129.5)	$(127.7)	$(141.9)	$(155.5)
Beginning Cash Balance	$10.1	$23.3	$171.8	$131.1	$103.2	$88.0	$89.8	$75.7
Financings (Net of Fees)	$32.5	$175.0	—	—	—	—	—	—
Ending Cash Balance	$23.3	$171.9	$131.1	$103.2	$88.0	$89.8	$75.7	$62.1

____________

(1)      Figures in millions, except for number of satellites in orbit. Capital expenditures are given one decimal place precision in these projected financials compared to the whole number rounded figures used in previous graphs.

(2)      In projecting EBITDA, Lynk management excludes from net income (loss) certain items that Lynk management believes are not reflective of its ongoing business and exclusion of these items allows it to provide additional analysis of the financial components of the day-to-day operation of Lynk’s business. EBITDA is defined as net income (loss) before interest expense, income tax expense and depletion, depreciation and amortization.

(3)      Unlevered Cash Flow is defined as EBITDA, less capital expenditures.

The material assumptions underlying the Lynk Projections include the following:

•        Revenue:    All revenue projections are dependent on a certain number of serviceable satellites in orbit and the number of subscribers able to access the satellites in any given country. Therefore, satellites in orbit drive revenue and are a meaningful measure of Lynk’s performance. In 3Q25 and thereafter, projected revenue assumes the satellite constellation has developed enough to support seamless messaging services in several high latitude countries. In 3Q25 and thereafter, projected revenue assumes the satellite constellation has developed enough to support seamless messaging services in several high latitude countries and that MNO payments are received at time-of-service provision. In 2Q25, projected revenue includes a one-time proof-of-concept project.

•        Expenses:    Lynk’s operating expenses are segmented as follows: “Operations/Technology Research & Development”, “General & Administrative” and “Sales & Marketing.” “Operations/Technology Research & Development” includes satellite build labor and assumes the forecasted hiring of sufficient headcount for all technology development projects. “General & Administrative” includes development of a $2 million manufacturing space fit-out expense during 1Q24 and 2Q24 but does not include impact of transaction expenses related to the financings, business combination and ongoing public company costs. Sales & Marketing projections assume a low operating expenses-cost, wholesale-only “carrier’s carrier” business model with no retail end-user obligations.

•        Capital Expenditures:    Assumes (i) per satellite bill of materials (“BOM”) costs (8-month lead time spend) in the range of $300,000 to $400,000; (ii) launch spend (9-month lead time spend) in the range of $600,000 to $815,000; (iii) that the minimum cash condition of $110 million is met in connection with the closing of the Business Combination in 2Q24; (iv) at least $107.5 million of additional funding by April 2024 (of which $32.5 million will be from the Series B financing) to fund additional satellites and reserve future launch service commitments, and (v) up to an additional $100 million (but not less than $35 million) at the closure of the business combination. The company intends to pursue additional funding via debt or equity financings prior to 4Q25. 1H26 build/launch long lead spend items are included in the capital expenditures for 4Q25.

THE Lynk PROJECTIONS ARE NOT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IN ORDER TO INDUCE ANY Slam SHAREHOLDERS TO VOTE IN FAVOR OF ANY OF THE PROPOSALS AT THE SPECIAL MEETING.

We encourage you to review the financial statements of Lynk included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

NONE OF Slam, Lynk AND ANY OF THEIR RESPECTIVE AFFILIATES INTENDS TO, AND, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, EACH EXPRESSLY DISCLAIMS ANY OBLIGATION TO, UPDATE, REVISE OR CORRECT THE Lynk PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE SUCH Lynk PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE Lynk PROJECTIONS ARE SHOWN TO BE INAPPROPRIATE OR ANY OF THE Lynk PROJECTIONS OTHERWISE WOULD NOT BE REALIZED.

Material Tax Consequences

For a detailed discussion of material U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Slam will be treated as the “acquired” company and Lynk as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Topco will represent a continuation of the financial statements of Lynk with the Business Combination treated as the equivalent of Lynk issuing shares for the net assets of Slam, accompanied by a recapitalization. The net assets of Slam will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Lynk in future reports of Topco.

Regulatory Approvals Required

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On [•], Slam and Lynk filed the required notification under the HSR Act with respect to the Business Combination with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The required waiting period expired at 11:59 p.m. Eastern Time on [•].

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Slam and Lynk are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Appraisal Rights

Slam’s shareholders have no appraisal rights in connection with the Business Combination, the Domestication, or the First Merger under the Cayman Islands Companies Act or under the DGCL.

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the Slam Ordinary Shares, who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Business Combination Agreement, dated as of February 4, 2024 (as may be amended from time to time, the “Business Combination Agreement”), by and among Slam Corp., a Cayman Islands exempted company, (ii) Lynk Global Holdings, Inc., a Delaware corporation, (iii) Lynk Merger Sub 1, LLC, a Delaware limited liability company, (iv) Lynk Merger Sub 2, LLC, a Delaware limited liability company, (v) Slam Sponsor, LLC and (iv) Lynk Global, Inc., a Delaware corporation and Slam’s entry into the Business Combination Agreement and the transactions contemplated thereby be confirmed, ratified and approved in all respects.”

Recommendation of the Slam Board

THE SLAM BOARD UNANIMOUSLY RECOMMENDS THAT SLAM SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Slam and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections titled “— Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination,” and “Beneficial Ownership of Securities” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 2: THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Slam Board has unanimously approved, and Slam shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Slam’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Slam will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Slam will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, at least one business day prior to the Closing Date, (i) each outstanding Slam Share will convert into a share of New Slam Common Stock; (ii) each outstanding Slam Warrant will convert into a New Slam Warrant; and (iii) each issued and outstanding unit of Slam that has not been previously separated into the underlying Slam Class A Ordinary Share and underlying Slam Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Slam Common Stock and one-fourth of one New Slam Warrant.

The Domestication Proposal, if approved, will approve a change of Slam’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Slam is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the effectiveness of the Domestication it will be governed by the DGCL. Topco is currently governed by the DGCL and, following the consummation of the Business Combination, will continue to be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” The New Slam Organizational Documents differ in certain material respects from the Existing Organizational Documents, and we encourage shareholders to carefully consult the information set out in the Existing Organizational Documents, in Exhibits 3.5, 3.6 and 3.7 to this proxy statement/prospectus and the Proposed Topco Organizational Documents, attached hereto as Annex B and Annex C.

Reasons for the Domestication

The Slam Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Slam Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Slam Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Slam and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers and stockholders alike. Our incorporation in Delaware may make us more attractive to future candidates for the Topco Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The Slam Board therefore believes that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

•        The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the Ordinary Shares who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Domestication Proposal as a matter of Cayman Islands law.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Required Shareholder Proposals.

As of the date of this proxy statement/prospectus, the Slam Initial Shareholders have agreed to vote any Slam Shares owned by them in favor of the Domestication Proposal. As of the date hereof, the Slam Initial Shareholders, collectively own 61.3% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares but may do so at any time.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Slam be de-registered in the Cayman Islands pursuant to article 47 of the Amended and Restated Memorandum and Articles of Association of Slam and Part XII of the Companies Act (As Revised) of the Cayman Islands and transfer by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware as a corporation under the laws of the state of Delaware.”

Recommendation of the Slam Board

THE SLAM BOARD UNANIMOUSLY RECOMMENDS THAT SLAM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Slam and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination,” and “Beneficial Ownership of Securities” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 3: EQUITY INCENTIVE PLAN PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to consider and vote upon a proposal to approve and adopt by ordinary resolution the Topco 2024 Stock Option and Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex F (such proposal, the “Equity Incentive Plan Proposal”).

A total of [            ] shares of Topco Class A Common Stock will be reserved for issuance under the Equity Incentive Plan. As of February 9, 2024, the closing price on the Nasdaq Capital Market per Slam Class A Ordinary Share, each of which shall be converted to one share of Topco Class A Common Stock, was $10.90. Based upon a price per share of $10.00, the maximum aggregate market value of the Topco Class A Common Stock that could potentially be issued under the Equity Incentive Plan at Closing is [$            ]. The Slam Board approved the Equity Incentive Plan on [            ], subject to approval by Slam’s shareholders. If the Equity Incentive Plan is approved by our shareholders, then the Equity Incentive Plan will be effective upon the date immediately preceding the date of the Closing.

The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex F to this proxy statement/prospectus.

Summary of the Topco 2024 Stock Option and Incentive Plan

The Equity Incentive Plan was adopted by the Slam Board prior to the Closing, subject to stockholder approval, and will become effective upon the date immediately prior to the Closing Date (the “Equity Incentive Plan Effective Date”). The Equity Incentive Plan allows Topco to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Slam Board anticipates that providing such persons with a direct stake in Topco will assure a closer alignment of the interests of such individuals with those of Topco and its stockholders, thereby stimulating their efforts on Topco’s behalf and strengthening their desire to remain with Topco.

Slam has initially reserved [            ] shares of Topco Class A Common Stock for the issuance of awards under the Equity Incentive Plan (the “Initial Limit”). The Equity Incentive Plan provides that the number of shares reserved and available for issuance under the Equity Incentive Plan will automatically increase each January 1, beginning on January 1, 2025, by [            ]% of the outstanding number of shares of Topco Class A and Class B Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in Topco’s capitalization. The maximum aggregate number of shares of Topco Class A Common Stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2025 and on each January 1 thereafter by the lesser of the Annual Increase or [            ] shares of Topco Class A Common Stock. Shares underlying any awards under the Equity Incentive Plan and the shares of Class A Common Stock underlying Lynk’s 2017 Equity Incentive Plan (as amended, the “2017 Plan”) that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by Topco prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) shall be added back to the shares available for issuance under the Equity Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.

The Equity Incentive Plan contains a limitation whereby the value of all awards under the Equity Incentive Plan and all other cash compensation paid by Topco to any non-employee director for services as a non-employee director may not exceed $[            ] in any calendar year; provided, however, that such amount will be [$            ] for the first calendar year a non-employee director is initially appointed to the Topco Board.

The Equity Incentive Plan will be administered by the compensation committee of the Topco Board, the Topco Board or such other similar committee pursuant to the terms of the Equity Incentive Plan. The plan administrator, which initially will be the compensation committee of the Topco Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The plan administrator may delegate to a committee consisting of one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines set forth in the Equity Incentive Plan.

Persons eligible to participate in the Equity Incentive Plan will be officers, employees, non-employee directors and consultants of Topco as selected from time to time by the plan administrator in its discretion. As of [            2024], approximately [            ] individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately [            ], [            ] non-employee directors and [            ] consultant.

The Equity Incentive Plan permits the granting of both options to purchase Topco Class A Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Topco and certain subsidiaries in accordance with the Code. Non-qualified options may be granted to any persons eligible to awards under the Equity Incentive Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the Topco Class A Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of Topco Class A Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Topco Class A Common Stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Topco Class A Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

The plan administrator may award restricted shares of Topco Class A Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant shares of Topco Class A Common Stock that are free from any restrictions under the Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Topco Class A Common Stock.

The plan administrator may grant cash-based awards under the Equity Incentive Plan to participants.

The Equity Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of Topco Class A Common Stock that are subject to the Equity Incentive Plan, to certain limits in the Equity Incentive Plan, and to any outstanding awards, in each case, to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

The Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the Equity Incentive Plan. To the extent that awards granted under the Equity Incentive Plan are not assumed or continued or substituted by the successor entity, all awards granted under the Equity Incentive Plan shall terminate and, in such case, except as may be otherwise provided in the relevant award agreement, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.

Participants in the Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that Topco is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of Topco to be satisfied, in whole or in part, by Topco withholding from shares of Topco Class A Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Topco to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Topco in an amount that would satisfy the withholding amount due.

The Equity Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members or to partnerships in which such family members are the only partners.

The plan administrator may amend or discontinue the Equity Incentive Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan require the approval of Topco’s stockholders. The plan administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights, effect the repricing of such awards through cancellation and re-grants or cancel such awards in exchange for cash or other Awards.

No awards may be granted under the Equity Incentive Plan after the date that is ten years from the Equity Incentive Plan Effective Date. No awards under the Equity Incentive Plan have been made prior to the date hereof.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Topco Class A Common Stock issuable under the Equity Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Equity Incentive Plan. It does not describe all U.S. federal tax consequences under the Equity Incentive Plan, nor does it describe state or local tax consequences.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Topco Class A Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) Topco will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Topco Class A Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Topco Class A Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Topco Class A Common Stock) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Topco Class A Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-qualified Stock Options.    No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Topco Class A Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Topco Class A Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Topco Class A Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

For all other awards under the Equity Incentive Plan, Topco generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

New Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the Ordinary Shares who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the annual general meeting, and otherwise will have no effect on the proposal.

The Equity Incentive Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Employee Stock Purchase Plan Proposal and the Domestication Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Topco 2024 Stock Option and Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex F, be adopted and approved.”

Recommendation of the Slam Board

THE SLAM BOARD UNANIMOUSLY RECOMMENDS THAT SLAM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Slam’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Slam and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Slam’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 4: EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Slam is asking its shareholders to consider and vote upon, the Topco 2024 Employee Stock Purchase Plan (the “ESPP”), which will become effective upon the date immediately prior to the Closing Date (the “ESPP Effective Date”). We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire shares of Topco Class A Common Stock and will enable us to attract, retain and motivate valued employees.

A total of [            ] shares of Topco Class A Common Stock will be reserved and authorized for issuance under the ESPP. As of February 9, 2024, the closing price on the Nasdaq Capital Market per Slam Class A ordinary share, each of which shall be converted to one share of Topco Class A Common Stock, was $10.90. Based upon a price per share of $10.00, the maximum aggregate market value of the Topco Class A Common Stock that could potentially be issued under the ESPP at Closing is [$            ].

Summary of the Material Provisions of the ESPP

The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex G. The ESPP includes two components, a Code Section 423 component and a non-Code Section 423 component; the Code Section 423 component is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

An aggregate of [            ] shares will be reserved and available for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2025, by the least of [            ] shares of Topco Class A Common Stock, [            ]% of the outstanding number of shares of Topco Class A and Class B Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

The ESPP will be administered by the person or persons appointed by the Topco Board. Initially, the compensation committee of the Topco Board will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.

Any employee of Topco or one of its subsidiaries that has been designated to participate in the ESPP is eligible to participate in the ESPP so long as the employee is customarily employed for more than 20 hours a week and has been employed for at least 30 days on the first day of the applicable offering period. No person who owns or holds, or as a result of participation in the ESPP would own or hold, Topco Class A Common Stock or options to purchase Topco Class A Common Stock, that together equal to 5% or more of total combined voting power or value of all classes of stock of Topco or any parent or subsidiary is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase Topco Class A Common Stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of [            ], there were currently approximately [            ] employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases.

Unless otherwise determined by the plan administrator of the Topco Board, we will make one or more offerings, consisting of one or more purchase periods, each year to our employees to purchase shares under the ESPP, which we refer to as an “offering period.” Shares are purchased on the last business day of each purchase period or if such purchase period is the last purchase period of the offering period, the last business day of such offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the ESPP.

On the first day of an offering period, we will grant to employees participating in that offering period an option to purchase shares of Topco Class A Common Stock. On the exercise date of each purchase period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) a number of shares of Topco Class A Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) a number of shares determined by dividing $25,000 by the fair market value of a share of Topco Class A Common Stock on the offering date for such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of Topco Class A Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of Topco Class A Common Stock on the exercise date. The maximum number of shares of Topco Class A Common Stock that may be issued to any employee under the ESPP in a calendar year is a number of shares of Topco Class A Common Stock determined by dividing $25,000, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

To the extent permitted by applicable laws, if the fair market value of Topco Class A Common Stock on any exercise date in an offering period is lower than the fair market value of the Topco Class A Common Stock on the first day of such offering, then all participants in such offering will be automatically withdrawn from such offering immediately after the exercise of their option on such exercise date and will be automatically re-enrolled in the immediately following offering as of the first day thereof.

Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the beginning of the next business day immediately following the date that the plan administrator receives the employee’s written notice of withdrawal under the ESPP.

In the case of and subject to the consummation of a “sale event,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions under the ESPP or with respect to any right under the ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of Topco Class A Common Stock (or other securities or property) subject to outstanding options under the ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The ESPP will automatically terminate on the 10-year anniversary of the ESPP Effective Date. The Topco Board may, in its discretion, at any time, terminate or amend the ESPP.

New Plan Benefits

Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the ESPP.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the U.S. federal income tax laws and regulations upon an employee and us with respect to an employee’s participation in the Section 423 component of the ESPP. This summary does not purport to be a complete description of all U.S. federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

The Section 423 component of the ESPP is intended to comply with Section 423 of the Internal Revenue Code. Under the applicable Code provisions, a participant in the ESPP generally recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of Topco Class A Common Stock under the terms of the ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the Topco Class A Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the Ordinary Shares being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the annual general meeting, and otherwise will have no effect on the proposal.

The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal and the Equity Incentive Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Topco 2024 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex G, be adopted and approved.”

Recommendation of the Slam Board

THE SLAM BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Slam’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Slam and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Slam’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 5: THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the Slam Board to adjourn the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus; (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants, if applicable, would not be approved for listing on the Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Slam’s shareholders, the Board may not be able to adjourn the General Meeting to a later date in the event, based on the tabulated votes, there are insufficient votes to approve the Required Shareholder Proposals or to allow public shareholders time to reverse their redemption requests in connection with the Business Combination Proposal. In such events, the Business Combination, the Domestication and the Equity Incentive Plan would not be implemented.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Ordinary Shares, who being present in person or by proxy and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions, and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the General Meeting and therefore will have no effect on the approval of the Adjournment Proposal.

As of the date of this proxy statement/prospectus, the Slam Initial Shareholders have agreed to vote any Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the Slam Initial Shareholders own 61.3% of the issued and outstanding Ordinary Shares and have not purchased any public shares but may do so at any time. As a result, in addition to the Slam Initial Shareholders, approval of the Adjournment Proposal will not require the affirmative vote of any Ordinary Shares held by public shareholders if all Ordinary Shares are represented at the General Meeting and cast votes, and the affirmative vote of none of the Ordinary Shares held by public shareholders if only such shares as are required to establish a quorum are represented at the General Meeting and cast votes.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Shareholder Proposals; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus; (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the shares of Topco Common Stock and Topco Warrants would not be approved for listing on another Approved Stock Exchange or (b) the Minimum Cash Condition would not be satisfied at Closing or (v) if the Slam Board determines before the General Meeting that it is not necessary or no longer desirable to proceed with the proposals.”

Recommendation of the Slam Board

THE SLAM BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Slam and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections titled “Shareholder Proposal No 1: The Business Combination Proposal — Interests of Certain Persons, the Sponsor, and Slam’s Directors and Executive Officers in the Business Combination,” and “Beneficial Ownership of Securities” for a further discussion of these considerations.

WARRANT HOLDER PROPOSAL NO. 1: WARRANT AMENDMENT PROPOSAL

This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Amended and Restated Warrant Agreement, a copy of which is attached as Annex I hereto. You are urged to read the Warrant Amendment in its entirety before voting on this proposal.

Overview

In connection with the Business Combination, holders of Slam Public Warrants are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the Warrant Agreement (the “Warrant Amendment Proposal”). As of February 9, 2024, there are 14,375,000 Slam Public Warrants issued (including those Slam Public Warrants held as a constituent part of Slam Units) and outstanding and 11,333,333 Slam Private Placement Warrants issued and outstanding. As a holder of all of the Slam Private Placement Warrants, Sponsor has agreed to approve the Warrant Amendment by written consent. The proposed Warrant Amendment intends to provide that immediately prior to or in connection with the Domestication, each of the issued and outstanding Slam Warrants automatically will convert into 0.25 newly issued Slam Class A Ordinary Shares. Assuming the registered holders of a majority of Slam Public Warrants vote in favor of the amended warrant terms, the Warrant Amendment will be effected by Slam’s execution and delivery of an Amended and Restated Warrant Agreement (the “New Warrant Agreement”) in the form attached as Annex J, which will be executed by Slam as soon as the required vote has been obtained and immediately prior to or in connection with the Domestication.

Following the execution of the New Warrant Agreement, the proposed amendments will be binding on all holders of Slam Public Warrants and their successors and transferees, whether or not such holders voted to approve the proposed amendments.

A copy of the New Warrant Agreement is attached hereto as Annex I. We urge that you carefully read the Warrant Amendment in its entirety.

Proposed Warrant Amendment

As of the record date, there were [•] Slam Public Warrants (including those Slam Public Warrants held as a constituent part of Slam Units) and [•] Slam Private Placement Warrants outstanding. Slam Public Warrant Holders are being asked to consider and vote on the Warrant Agreement Amendment, which provides that, upon Closing, the then outstanding Slam Public Warrants will be converted into 3,593,750 shares of Slam Class A Ordinary Shares (i.e., approximately 0.25 shares of Slam Class A Ordinary Shares for each public warrant) and the then outstanding Slam Private Placement Warrants will be converted into 2,833,333 shares of Slam Class A Ordinary Shares (i.e., approximately 0.25 shares of Slam Class A Ordinary Shares for each private placement warrant).

Vote Required for Approval

Pursuant to the terms of the Warrant Agreement, the Warrant Amendment requires the vote of holders of at least 65% of the outstanding Slam Public Warrants (which represents at least 9,343,750 out of 14,375,000 outstanding Slam Public Warrants) and, solely with respect to the amendments in the Warrant Amendment to the terms of the Slam Private Placement Warrants or any provision of the Warrant Agreement with respect to the Slam Private Placement Warrants, 65% of the outstanding Slam Private Placement Warrants. Effectiveness of the Warrant Amendment is conditioned upon consummation of the business combination. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Warrant Holders Meeting and will have the same effect as a vote against the Warrant Amendment Proposal. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the holders of Slam Warrants will be considered nondiscretionary or count as a vote cast at the Warrant Holders Meeting.

As of February 9, 2024 there are 14,375,000 Slam Public Warrants issued and outstanding and 11,333,333 Slam Private Placement Warrants issued and outstanding. The Sponsor currently holds all of the Slam Private Placement Warrants and has agreed in the Business Combination Agreement to use commercially reasonable efforts to revise the terms of the Warrants such that the Slam Public Warrants (including those Slam Public Warrants held as a constituent part of Slam Units) be converted into 3,593,750 shares of Slam Class A Ordinary Shares (i.e., approximately 0.25 shares of Slam Class A Ordinary Shares for each public warrant), including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Slam Private Placement Warrants, the Sponsor has agreed to approve the Warrant Amendment by written consent.

The Warrant Amendment Proposal is conditioned on the approval of each of the Required Shareholder Proposals and the consummation of the Business Combination. Therefore, if any of the Required Shareholder Proposals is not approved, the Warrant Amendment Proposal will have no effect, even if approved by the holders of Slam Public Warrants.

Recommendation of the Slam Board

THE SLAM BOARD UNANIMOUSLY RECOMMENDS THAT WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

WARRANT HOLDER PROPOSAL NO. 2: WARRANT HOLDERS’ MEETING
ADJOURNMENT PROPOSAL

Overview

At the Warrant Holders Meeting, Slam will ask its holders of Public Warrants to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. In no event will Slam solicit proxies to adjourn the Warrant Holders Meeting or complete the business combination beyond the date by which it may properly do so.

Consequences if the Warrant Holders Adjournment Proposal is Not Approved

If the Warrant Holders Adjournment Proposal is not approved by the holders of Public Warrants, Slam’s board of directors may not be able to adjourn the Warrant Holders Meeting to a later date, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

Vote Required for Approval

The Warrant Holders Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the Public Warrants present and entitled to vote at the Warrant Holders Meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Warrant Holders Meeting and will have no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the holders of Public Warrants will be considered non-discretionary or count as a vote cast at the Warrant Holders Meeting.

The Warrant Holders Adjournment Proposal will not be presented if the Warrant Amendment Proposal is approved. The Warrant Holders Adjournment Proposal is not conditioned upon any other proposal.

Recommendation of the Slam Board

THE SLAM BOARD UNANIMOUSLY RECOMMENDS THAT WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT HOLDERS ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences (i) to the U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of Slam Class A Ordinary Shares and Slam Public Warrants (A) of the Warrant Conversion, (B) of the Domestication, (C) of the First Merger, and (D) that elect to have their Slam Class A Ordinary Shares redeemed for cash if the Business Combination is completed and (ii) to the Non-U.S. Holders of owning and disposing of Topco Securities after the First Merger. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), and published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Stock or Topco Warrants, as the case may be, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        S corporations, partnerships or other pass-through entities;

•        pension plans or tax-exempt organizations (including private foundations);

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired Slam Class A Ordinary Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Stock or Topco Warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons required to accelerate the recognition of any item of gross income with respect to Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Stock or Topco Warrants as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5 percent or more of the shares of Slam or Topco by vote or value (except as specifically provided below);

•        foreign corporations with respect to which there are one or more U.S. shareholders within the meaning of Treasury Regulations Section 1.367(b)-3(b)(1)(ii);

•        persons that exercise appraisal rights in connection with the Business Combination; or

•        the Sponsor or its affiliates, officers, directors or other holders of Slam Class B Ordinary Shares or Slam Private Warrants.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except to the extent specifically discussed herein, any tax reporting obligations of a holder. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Stock or Topco Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Stock or Topco Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partner and such partnership and certain determinations made at the partner level. If you are a partner in a partnership holding Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Stock or Topco Warrants, you are urged to consult your tax advisor regarding the specific tax consequences of (i) the Business Combination, (ii) the redemption of Slam Class A Ordinary Shares and (iii) the ownership and disposition of Topco Common Stock or Topco Warrants acquired pursuant to the Business Combination. This discussion also assumes that any distribution made (or deemed made) on Slam Class A Ordinary Shares or Slam Public Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Stock or Topco Warrants will be in U.S. dollars.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF SLAM CLASS A ORDINARY SHARES AND SLAM PUBLIC WARRANTS OR TOPCO COMMON STOCK AND TOPCO WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF SLAM CLASS A ORDINARY SHARES AND SLAM PUBLIC WARRANTS OR TOPCO COMMON STOCK AND TOPCO WARRANTS TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF TOPCO COMMON STOCK AND TOPCO WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

For purposes of this discussion, because any unit of Slam consisting of one Slam Class A Ordinary Share and one-fourth of a Slam Public Warrant is separable at the option of the holder, Slam is treating any Slam Class A Ordinary Share and one-fourth of a Slam Public Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of Slam in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of Slam Class A Ordinary Shares and Slam Public Warrants are urged to consult their tax advisor concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption) with respect to any Slam Class A Ordinary Shares and Slam Public Warrants held through a unit of Slam (including alternative characterizations of a unit of Slam).

U.S. Holders

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Slam Class A Ordinary Shares or Slam Public Warrants that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Tax Consequences of the Warrant Conversion, Domestication and First Merger

The U.S. federal income tax consequences of the Warrant Conversion, Domestication and First Merger will depend primarily upon whether the transactions qualify as “reorganizations” within the meaning of Section 368(a) of the Code.

Subject to the limitations set forth herein under this section entitled “Material U.S. Federal Income Tax Considerations” and based upon customary assumptions and representations made by Slam, as well as certain covenants and undertakings of Slam, it is the opinion of [•] that the Warrant Conversion should qualify as a “reorganization” described in Section 368(a)(1)€ of the Code (the “Recapitalization Opinion”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(E) of the Code to a corporation holding only investment-type assets, such as Slam, and the transactions contemplated by the Business Combination this result is not entirely clear.

Subject to the limitations set forth herein under this section entitled “Material U.S. Federal Income Tax Considerations” and based upon customary assumptions and representations made by Slam and Topco, as well as certain covenants and undertakings of Slam and Topco, it is the opinion of [•] that each of the Domestication and First Merger should qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code (an “F Reorganization,” each opinion the “F Reorganization Opinion”). Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected”. With respect to the Domestication, on the business day immediately prior to the Closing Date, Slam will be transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Island Companies Act. With respect to the First Merger, New Slam will merge with and into Merger Sub 1, with Merger Sub 1 surviving such merger as a wholly-owned direct subsidiary of Topco and each share of New Slam shall automatically convert into one share of Topco Common Stock. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets, such as Slam, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that each of the Warrant Conversion, Domestication and First Merger will qualify as a reorganization under Section 368(a) of the Code (or any other tax-deferral provision of the Code), and none of the parties intend to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification for such treatment or that a court will not sustain such a challenge by the IRS. Both the F Reorganization Opinions and Recapitalization Opinion are given only as of the date set forth in Exhibit 8.1. If any of the facts, covenants or undertakings by Slam or Topco is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions may be affected, and the U.S. federal income tax consequences of the Business Combination could differ from those described herein.

Although this disclosure assumes that the Warrant Conversion, Domestication and First Merger will so qualify, this treatment is not entirely free from doubt, and the IRS or a court could take a different position. U.S. Holders of Slam Class A Ordinary Shares and Slam Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of such transactions, including with respect to their qualifications as a “reorganization” under Section 368(a) of the Code.

Notwithstanding the foregoing, there is a risk that a holder of Slam Class A Ordinary Shares will be taxed at ordinary income rates to the extent the stockholder is deemed to receive Slam Class A Ordinary Shares other than as consideration for the stockholder’s Slam Class A Ordinary Shares surrendered in the Domestication. In this regard, in IRS Revenue Ruling 73-233, 1973-1 C.B. 179, the IRS ruled that certain stockholders of an acquired company recognized ordinary income upon the receipt of merger consideration in excess of their pro rata share of the aggregate consideration paid by the acquiring corporation in a circumstance where the excess consideration was paid to such stockholders to induce them to vote for the transaction. The Sponsor will forfeit a portion of their Slam Class B Ordinary Shares pursuant to the Business Combination Agreement, and the public Slam shareholders will receive a larger portion of the New Slam Common Stock than they would if the New Slam Common Stock were issued to Slam stockholders in proportion to their current ownership of Slam Class A Ordinary Shares. On this basis, the IRS may seek to treat a portion of the New Slam Common Stock received by the public Slam stockholders as ordinary income taxable to the public Slam stockholders. Slam and New Slam intend to treat all of the New Slam Common Stock as received by the public Slam stockholders as consideration for their Class A Ordinary Shares surrendered in the Domestication, giving rise to the income tax consequences described above. However, the scope of IRS Revenue Ruling 73-233, 1973-1 C.B. 179 is uncertain and there is a lack of other definitive authority. Slam has not received an opinion regarding the issues described in this paragraph and there can be no assurance that the IRS will not seek to challenge Slam’s position. Holders of Slam Class A Ordinary Shares are urged to consult with their tax advisors regarding these issues.

Effects of the Warrant Conversion on U.S. Holders

The consequences to a U.S. Holder that exchanges Slam Public Warrants for Public Shares in the Warrant Conversion depends on whether the Warrant Conversion qualifies as a reorganization described in Section 368(a) of the Code for U.S. federal income tax purposes. If the Warrant Conversion so qualifies, then no gain or loss would be recognized by the U.S. Holder that exchanges Slam Public Warrants for Public Shares, and accordingly, the adjusted tax basis of the Public Shares received by such U.S. Holder would be the same as the adjusted tax basis of the Slam Public Warrants surrendered in exchange therefor. In addition, the holding period of the Public Shares received in the Warrant Conversion by such a U.S. Holder of Slam Public Warrants would include the period during which the U.S. Holder held such Slam Public Warrants through the date of the Warrant Conversion.

If the Warrant Conversion does not qualify as a “reorganization,” the treatment of a U.S. Holder’s exchange of Slam Public Warrants for Public Shares should be treated for U.S. federal income tax purposes as having been “exchanged” by the holders of such warrants for Public Shares. In such case, a U.S. Holder would be required to recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of the Public Shares held by such U.S. Holder immediately following the Warrant Conversion and the adjusted tax basis of the Slam Public Warrants held by such U.S. Holder immediately prior to the Warrant Conversion. Any such gain should generally be long-term capital gain if the U.S. Holder’s holding period for the Public Shares and Public Warrants was more than one year at the time of the Warrant Conversion. It is unclear whether certain redemption rights (described above) may have suspended the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. The U.S. Holder’s tax basis in the new Public Shares treated as having been received in the exchange would be equal to the fair market value of such new Public Shares at the time of the Warrant Conversion, and such U.S. Holder’s holding period in such Public Shares would begin the day after the Warrant Conversion.

As discussed in this proxy statement/prospectus, the Warrant Conversion is subject to shareholder approval. The remained of this discussion assumes that the Warrant Conversion is not approved.

Effects of the Domestication on U.S. Holders

In General

In the case of a transaction, such as the Domestication, that qualifies as an F Reorganization, U.S. Holders of Public Shares or Slam Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes, except as provided under “— Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations” below, and the Domestication should be treated for U.S. federal income tax purposes as if the Cayman entity (i) transferred all of its assets and liabilities to the newly formed Delaware corporation in exchange for all of the outstanding common stock and warrants of such newly formed Delaware corporation; and then (ii) distributed the common stock and warrants of the newly formed Delaware corporation to the shareholders and warrant holders of the Cayman entity in liquidation of the Cayman entity. The taxable year of the Cayman entity for U.S. federal income tax purposes should end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization, (i) a U.S. Holder’s tax basis in a share of New Slam Common Stock or New Slam Warrant, as applicable, received in the Domestication should be the same as its tax basis in the corresponding Public Share or Slam Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Slam Common Stock or New Slam Warrant, as applicable, should include such U.S. Holder’s holding period for the corresponding Public Share or Slam Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder may recognize gain or loss with respect to a Public Share or Slam Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Slam Common Stock or New Slam Warrant received in the Domestication over the U.S. Holder’s adjusted tax basis in its Public Share or Slam Public Warrant, as applicable, surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Slam Common Stock or New Slam Warrant would be equal to the fair market value of that share of New Slam Common Stock or New Slam Warrant on the date of the Domestication, and such U.S. Holder’s holding period for the New Slam Common Stock or New Slam Warrant would begin on the day following the date of the Domestication.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a tax-deferred “reorganization” within the meaning of Section 368 of the Code, such as an F Reorganization. Assuming the Domestication qualifies as an F Reorganization, Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

U.S. Holders that Hold 10 Percent or More (by Vote or Value) of Slam

A U.S. Holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all Slam shares entitled to vote or 10% or more of the total value of all Slam shares (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Slam shares it directly owns, within the meaning of the Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of Slam Public Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisor with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of Slam (as determined under the Treasury Regulations under Section 367 of the Code) attributable to such Public Shares (as determined under the Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Public Shares. Treasury Regulations under Section 367 provide that all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general,

Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in the Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Slam does not expect to have significant accumulated earnings and profits through the date of the Domestication. If Slam’s accumulated earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. If Slam’s accumulated net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by Slam under the Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may, under certain circumstances, effectively be exempt from U.S. federal income taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their tax advisors as to the applicability of Section 245A of the Code to their particular circumstances. We may in our discretion provide to a U.S. Holder required to include the “all earnings and profits amount” in gross income with respect to its Public Shares information regarding Slam’s earnings and profits upon written request.

U.S. Holders that Own Less than 10 Percent (by Vote and Value) of Slam

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Public Shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s Public Shares as described below.

Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Public Shares received in the Domestication in an amount equal to the excess of the fair market value of such Public Shares over the U.S. Holder’s adjusted tax basis in the shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•        a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•        a complete description of the Domestication;

•        a description of any stock, securities or other consideration transferred or received in the Domestication;

•        a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•        a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from Slam establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares and (B) a representation that the U.S. Holder has notified Slam that the U.S. Holder is making the election; and

•        certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Slam no later than the date such tax return is filed. In connection with this election, we may in our discretion provide to a U.S. Holder eligible to make such an election information regarding Slam’s earnings and profits upon written request.

Slam does not expect to have significant accumulated earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Slam had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by Slam under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own Public Shares with a Fair Market Value of Less than $50,000

A U.S. Holder that, on the date of the Domestication is not a U.S. Shareholder (as defined above) and, beneficially owns (actually and constructively) Public Shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Slam Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of Slam Public Warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to the PFIC rules, a U.S. Holder of Slam Public Warrants should not be subject to U.S. federal income tax with respect to the deemed exchange of Slam Public Warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion above under “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to Slam prior to the Domestication, interest income earned by Slam would be considered passive income and cash held by Slam would be considered a passive asset.

PFIC Status of Slam

Because Slam is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Slam believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2023 and likely will be considered a PFIC for its current taxable year which will end as a result of the Domestication.

Effect of PFIC Rules on the Domestication

As discussed above, Slam believes that it is likely classified as a PFIC for U.S. federal income tax purposes.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Public Shares and Slam Public Warrants upon the Domestication if (i) Slam were classified as a PFIC at any time during such U.S. Holder’s holding period for such Public Shares or Slam Public Warrants; and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such Public Shares or in which Slam was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such Slam. Neither election is available with respect to the Slam Public Warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Public Shares or Slam Public Warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Slam was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Slam is a PFIC, U.S. Holders of Public Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of Slam Public Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their Public Shares or Slam Public Warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Public Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Slam, whether or not such amounts are actually distributed to such shareholders in any taxable year.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Public Shares would depend on whether the U.S. Holder makes a timely and effective election to treat Slam as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Public Shares during which Slam qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Slam is contingent upon, among other things, the provision by Slam of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to Slam Public Warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of Public Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC, including NYSE, or a non-U.S. exchange or market that meets certain criteria (a “mark-to-market election”). No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed above. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. Currently, a mark-to-market election is not available with respect to Slam Public Warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects of the First Merger on U.S. Holders

In the case of a transaction, such as the First Merger, that qualify as an F Reorganization, U.S. Holders of New Slam Common Stock or New Slam Warrants generally should not recognize gain or loss for U.S. federal income tax purposes. Assuming the First Merger qualifies as an F Reorganization, (i) a U.S. Holder’s tax basis in a share of Topco Common Stock or Topco Warrant, as applicable, received in the First Merger should be the same as its tax basis in the corresponding New Slam Common Stock or New Slam Warrants surrendered in exchange therefor and (ii) the holding period for a share of Topco Common Stock or Topco Warrant, as applicable, should include such U.S. Holder’s holding period for the corresponding New Slam Common Stock or New Slam Warrants surrendered in exchange therefor.

If the First Merger fails to qualify as an F Reorganization, a U.S. Holder may recognize gain or loss with respect to a New Slam Common Stock or New Slam Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding share of Topco Common Stock or Topco Warrant received in the First Merger and the U.S. Holder’s adjusted tax basis in its Domesticated Common Stock or New Slam Warrants, as applicable, surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of Topco Common Stock or Topco Warrant would be equal to the fair market value of that share of Topco Common Stock or Topco Warrant on the date of the First Merger, and such U.S. Holder’s holding period for the Topco Common Stock or Topco Warrant would begin on the day following the date of the First Merger.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of Public Shares that exercises its redemption rights will depend on when the redemption occurs and whether the redemption qualifies as a sale of under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale.” If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of Slam stock treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning Public Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of Slam outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Slam or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of Public Warrants (or New Slam Warrants, as the case may be). Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Slam’s (outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than 80% of the percentage of Slam’s (outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the other stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest in Slam if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning Public Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Slam. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Slam will depend on the particular facts and circumstances of such redemption. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Slam stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants (or New Slam Warrants, as the case may be) or possibly in other Slam stock constructively owned by it.

We intend for the Domestication to occur after the redemption of U.S. Holders that exercise redemption rights. However, if the Domestication were to occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication

(discussed further above). Even if the Domestication were to occur after the redemption such that a U.S. Holder is treated as redeeming Public Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and mark-to-market election described above under the section entitled “— PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its Public Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its Public Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed in the Code.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Slam’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of Slam’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale.”

As discussed above, even if the Domestication were to occur after the redemption such that a U.S. Holder is treated as redeeming Public Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and mark-to-market election described above under the section entitled “— PFIC Considerations” with respect to any corporate distributions deemed received on its Public Shares (if the redemption were treated as a corporate distribution).

Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

As discussed above, even if the Domestication were to occur after the redemption such that a U.S. Holder is treated as redeeming Public Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and mark-to-market election described above under the section entitled “— PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its Public Shares (if the redemption were treated as a sale of shares).

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of Public Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR COMPANY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

A “Non-U.S. Holder” means a beneficial owner of Slam Class A Ordinary Shares or Slam Public Warrants or Topco Common Shares or Topco Warrants, as the case may be, that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

Tax Consequences of the Warrant Conversion and Domestication to Non-U.S. Holders

The Warrant Conversion and Domestication are not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder, unless such transactions fail to qualify as reorganizations within the meaning of Section 368(a) of the Code and such Non-U.S. Holder holds its Public Shares or Slam Public Warrants in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). In such case, unless an applicable treaty provides otherwise, any gain will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any such gains of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate).

Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., New Slam, rather than a non-U.S. corporation, i.e., Slam, after the Domestication.

Tax Consequences of the First Merger to Non-U.S. Holders

The First Merger is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder unless the First Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and such Non-U.S. Holder holds its Slam Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). In such case, unless an applicable treaty provides otherwise, any gain will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any such gains of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate).

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder that exercises its redemption rights will depend on when the redemption occurs and whether the redemption qualifies as a sale of shares redeemed, as described above under “U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights — Generally.” If the redemption occurs prior to the Domestication, regardless of whether it is treated as a sale of Public Shares or as a corporate distribution on the Public Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such Public Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). If the redemption occurs after the Domestication and qualifies as a sale of New Slam Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “—Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Topco Securities — Sale, Taxable Exchange or Other Taxable Disposition of Topco Securities.” If the redemption occurs after the Domestication and does not qualify as a sale of New Slam Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “—Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Topco Securities — Taxation of Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, if the redemption were to occur after the Domestication, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Slam Common Stock, unless (a) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (b) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights — Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Topco Securities

Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Topco stock or rights to acquire Topco stock) made to a Non-U.S. Holder of shares of Topco Common Stock, to the extent paid out of Topco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Topco will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Topco Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Topco Common Stock, which will be treated as described below under the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition of Topco Securities.” If Topco determines that it is likely to be classified as a “U.S. real property holding corporation” (see the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition of Topco Securities” below), the applicable withholding agent may withhold 15% of any distribution that exceeds Topco’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Sale, Taxable Exchange or Other Taxable Disposition of Topco Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Topco Securities, including an expiration or redemption of the Topco Warrants as described below under the section entitled “— Exercise, Lapse or Redemption of Topco Warrants,” or a redemption of Topco Common Stock that is treated as a sale of shares as described above under the section entitled “— Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights,” unless:

(a)     the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

(b)    such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

(c)     Topco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Topco Security being disposed of.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established market, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. A buyer of such Topco Security or Topco may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition or redemption. Based on the nature of the business and activities of Topco and its subsidiaries, it generally is not expected that Topco would be a U.S. real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, neither Slam nor Lynk has undertaken a formal analysis of Topco’s possible status as a U.S. real property holding corporation. Such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether Topco would be treated as a U.S. real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Topco Securities.

Exercise, Lapse or Redemption of Topco Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Topco Common Stock upon exercise of Topco Warrants for cash. The Non-U.S. Holder’s tax basis in the share of Topco Common Stock received upon exercise of Topco Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such Topco Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Topco Common Stock received upon exercise of the Topco Warrants will begin on the date following the date of exercise or on the date of exercise of the Topco Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Topco Warrants. If any Topco Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Topco Warrants and generally will be taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of Topco Securities.”

Consistent with the Slam Public Warrants, the Topco Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Topco Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the Topco Common Stock received would equal the Non-U.S. Holder’s tax basis in the Topco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Topco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Topco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Topco Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Topco Common Stock would include the holding period of the Topco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of Topco Warrants equal to the number of shares of Topco Common Stock having a value equal to the exercise price for the total number of Topco Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the Topco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Topco Common Stock that would have been received in a regular exercise of the Topco

Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the Topco Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— Sale, Taxable Exchange or Other Taxable Disposition of Topco Securities.” It is unclear whether a Non-U.S. Holder’s holding period for the Topco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Topco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Topco Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Topco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Topco redeems Topco Warrants for cash or if Topco purchases Topco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of Topco Securities.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of Topco Warrants.

Possible Constructive Distributions

Similar with the Slam Public Warrants, the terms of each Topco Warrant will provide for an adjustment to the number of shares of Topco Common Stock for which the Topco Warrant may be exercised or to the exercise price of the Topco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the Topco Warrants would, however, be treated as receiving a constructive distribution from Topco if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in Topco’s assets or earnings and profits (for example, through an increase in the number of shares of Topco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Topco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Topco stock, or as a result of the issuance of a stock dividend to holders of shares of Topco stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Topco equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Topco Securities — Taxation of Distributions.”

Information Reporting and Backup Withholding

Payments of distributions and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Foreign Account Tax Compliance Act Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on Topco Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding at the rate of 30% under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisor regarding the effects of FATCA on their ownership and disposition of Topco Securities.

THE BUSINESS COMBINATION AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules of Lynk (referred to herein as the “Lynk Disclosure Schedules”), which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Topco, Slam and Lynk do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Topco, Slam or Lynk or any other matter.

Structure of the Business Combination

On February 5, 2024, Slam, Lynk, the Sponsor, Topco, Merger Sub 1 and Merger Sub 2 (collectively, the “Parties” and each a “Party”) entered into a business combination agreement which is structured as a domestication followed by two mergers, which provides for, among other things, the following transactions in connection with the Closing, prior to or on the Closing Date:

•        One Business Day prior to the Closing Date and after the consummation of any applicable shareholder redemptions, Slam will transfer by way of continuance from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) under the DGCL and the Cayman Islands Companies Act. In connection with the Domestication, each Slam Class A Ordinary Share and each Slam Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one New Slam Share, and subject to the consummation of the Warrant Conversion, each Slam Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New Slam Warrant.

•        Following the Domestication, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company of the First Merger will be a wholly owned subsidiary of Topco, and as a result of the First Merger, each New Slam Share that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one share of Topco Common Stock and, subject to the consummation of the Warrant Conversion, each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Warrant.

•        If the holders of the Slam Public Warrants approve the Warrant Conversion, then each Slam Public Warrant and each Slam Private Placement Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, without any action on the part of Slam, Lynk or the holder of any such Slam Warrant, shall be converted into 0.25 newly issued Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication. If the holders of the Slam Public Warrants do not approve the Warrant Conversion, then each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New Slam, Lynk or the holder of any such New Slam Warrant, shall be converted into one Topco Warrant at the First Effective Time.

•        Following the consummation of the First Merger, on the Closing Date, (i) Merger Sub 2 will convert into a corporation under the DGCL (the “Merger Sub 2 Conversion”) and (ii) following the Merger Sub 2 Conversion, Merger Sub 2 will merge with and into Lynk (the “Second Merger”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned subsidiary of Topco, subject to, among other things, the approval of the shareholders of Slam and Lynk, and as a result of the Second Merger, each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration (as defined in the Business Combination Agreement); provided, that the shares of Lynk Common Stock held by each of Lynk’s Chief Executive Officer, Chief Operating Officer and Chief Technical Officer (the “Lynk Founders”) immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into shares of Series B common stock of Topco, par value $0.00001, (the “Topco Series B Common Stock”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement in the amounts set forth on an allocation schedule to be delivered by Lynk to Slam prior to the Closing.

Dual-Class Structure

Following the completion of the transactions contemplated by the Business Combination Agreement, the issued and outstanding share capital of Topco will consist of shares of Series A common stock, par value $0.00001, (the “Topco Series A Common Stock”) and Topco Series B Common Stock. Immediately following the Second Effective Time, the Lynk Founders will beneficially own all of the issued and outstanding shares of Topco Series B Common Stock. Holders of Topco Series A Common Stock and Topco Series B Common Stock shall have the same rights except for voting and conversion rights. Each share of Topco Series A Common Stock is entitled to one (1) vote, and each share of Topco Series B Common Stock is entitled to ten (10) votes. At the option of the holder of the shares of Topco Series B Common Stock, each share of Topco Series B Common Stock is convertible into one share of Topco Series A Common Stock at any time. Shares of Topco Series A Common Stock are not convertible into shares of Topco Series B Common Stock under any circumstances.

Consideration to Lynk Equityholders in the Business Combination

Under the terms of the Business Combination Agreement, the aggregate consideration to be paid to Lynk shareholders in connection with the Business Combination is that number of Topco Common Stock equal to (a) the sum of (i) the amount by which the aggregate gross proceeds of the capital raised by the Lynk Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000 plus (ii) $800,000,000 plus (iii) the aggregate exercise price that would be paid to Lynk in respect of all unexercised Vested Company Options and Lynk Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Lynk Options and Lynk Warrants were so exercised in full immediately prior to the Second Effective Time divided by (b) $10.00.

Closing and Effective Time of the Business Combination

The Closing of the Business Combination Agreement shall take place electronically by exchange of the closing deliverables on the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions set forth in Article 6 of the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date or time as Slam and Lynk may agree in writing.

Aggregate Transaction Proceeds

Under the terms of the Business Combination Agreement, the aggregate consideration to be paid to Lynk shareholders in connection with the Business Combination is that number of Topco Common Stock equal to (a) the sum of (i) the amount by which the aggregate gross proceeds of the capital raised by the Company Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000 plus (ii) $800,000,000 plus (iii) the aggregate exercise price that would be paid to the Company in respect of all unexercised Vested Company Options and Company Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Company Options and Company Warrants were so exercised in full immediately prior to the Second Effective Time divided by (b) $10.00.

Conditions to the Closing of the Business Combination

Conditions to Each Party’s Obligations

The obligation of Slam and Lynk to consummate the Business Combination is subject to the satisfaction or waiver by Slam and Lynk of the following closing conditions:

(a)     the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (if applicable),

(b)    the absence of any law or governmental order or other legal restraint or prohibition preventing the consummation of the Business Combination or the transactions contemplated thereby,

(c)     the registration statement on Form S-4 (the “Registration Statement”) being declared effective under the Securities Act,

(d)    the adoption and approval by Lynk’s shareholders by written consent of the Business Combination Agreement and the transactions contemplated thereby,

(e)     the approval and adoption by Slam’s shareholders of the Business Combination Agreement and the transactions contemplated thereby, and

(f)     the consent of the FCC to the transfer of control of Lynk’s FCC licenses in connection with the Business Combination having been obtained.

Conditions to Slam’s Obligations

The obligation of Slam to consummate the Business Combination is subject to the satisfaction or waiver by Slam of the following conditions:

(a)     the accuracy of the representations and warranties of Lynk as determined in accordance with the Business Combination Agreement,

(b)    Lynk shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Lynk under the Business Combination Agreement at or prior to the Closing,

(c)     since the date of Business Combination Agreement, no Material Adverse Effect shall have occurred and be continuing,

(d)    Lynk having delivered to Slam a customary officer’s certificate, dated as of the Closing Date,

(e)     the Topco Registration Rights Agreement having been duly executed by Topco,

(f)     the Slam Designees shall have been appointed to the Topco Board in accordance with the Business Combination Agreement, and

(g)    certain SAFEs and convertible notes of Lynk shall have been exchanged for or converted into Topco Common Stock.

Conditions to Lynk’s Obligations

The obligation of Lynk to consummate the Business Combination is subject to the satisfaction or waiver by Lynk of the following conditions:

(a)     the accuracy of the representations and warranties of Slam as determined in accordance with the Business Combination Agreement,

(b)    Slam shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Slam under the Business Combination Agreement at or prior to the Closing,

(c)     Topco Common Stock to be issued in connection with the Business Combination having been approved for listing on an Approved Stock Exchange,

(d)    the Qualified Series B Financing shall have been consummated,

(e)     each of the underwriters of Slam’s IPO shall have waived, in writing, all of its deferred underwriting fee,

(f)     the Investor shall have entered into a commercial contract with Lynk, pursuant to which the Investor shall have committed to pay Lynk at least $10,000,000, and the Investor shall not be in breach of such contract,

(g)    at or prior to the Closing, Slam shall have delivered, or caused to be delivered, the following documents to Lynk:

i.       a customary officer’s certificate, dated as of the Closing Date,

ii.      the Topco Registration Rights Agreement duly executed by Topco, the Sponsor and the Class B Shareholders; and

iii.     the Lockup Agreements duly executed by the Sponsor, the Employee Holders and the Other RRA Parties,

(h)    the Minimum Cash Condition shall be satisfied; and

(i)     the Lynk Designees shall have been appointed to the Topco Board in accordance with the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Lynk, Topco, the Merger Subs, Slam and the Sponsor, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure schedules delivered by the parties to the Business Combination Agreement. See “— Material Adverse Effect” below.

In the Business Combination Agreement, Slam made customary representations and warranties regarding itself, including in relation to: its corporate organization, due authorization, non-contravention, litigation and proceedings, governmental authorities and required consents, Trust Account matters, real property and personal property, intellectual property, brokers’ fees, SEC filings and financial statements and liabilities relating thereto and undisclosed liabilities, compliance with law, internal controls, business activities, taxes, employee benefit plans, material contracts, capitalization, its listing on Nasdaq, related party transactions, its classification under the Investment Company Act and status as an emerging growth company, the absence of certain changes, restrictions on business activities and information supplied with respect to this proxy statement/prospectus.

In the Business Combination Agreement, each of Lynk, Topco and the Merger Subs made representations and warranties regarding itself and its subsidiaries (including the Merger Subs where applicable), including in relation to: its corporate organization, its subsidiaries, due authorization, non-contravention, governmental authorities and required consents, capitalization, capitalization of subsidiaries, financial statements, the absence of certain changes, undisclosed liabilities, internal controls, litigation and proceedings, compliance with law, permits, material contracts and no contractual defaults, employee benefit plans, labor matters, taxes, insurance, real property, intellectual property and IT security, environmental matters, the Federal Communications Commission, brokers’ fees, related party transactions, international trade and anti-corruption matters, personal property, restrictions on business activities, and information supplied with respect to this proxy statement/prospectus.

In the Business Combination Agreement, the Sponsor made representations and warranties regarding itself, including in relation to: its corporate organization, due authorization, non-contravention, its capitalization and brokers’ fees.

Material Adverse Effect

In the Business Combination Agreement, certain representations and warranties of Lynk, Topco and the Merger Subs are qualified in whole or in part by a “material adverse effect standard” for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of Lynk, or (b) the ability of Lynk to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Lynk operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Lynk with employees, contractors, customers, investors, lenders, payors, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 8.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties, (vii) any failure by Lynk to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Lynk relative to other participants operating in the industries or markets in which Lynk operates.

In the Business Combination Agreement, certain representations and warranties of Slam are qualified in whole or in part by a “material adverse effect standard” for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Slam Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of Slam, taken as a whole, or (b) the ability of Slam to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Slam Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Slam operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Slam with investors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 8.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties, (vii) any failure by Slam to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a Slam Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Slam, taken as a whole, relative to other “SPACs” operating in the industries in which Slam operates.

Covenants of the Parties

Lynk Covenants

From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Lynk and its subsidiaries agreed to, and Lynk agreed to cause its subsidiaries to, except as expressly contemplated by the Business Combination Agreement, as required by applicable law, as necessary or advisable in connection with a Company Financing or as consented to in writing by Slam (which consent will not be unreasonably conditioned, withheld or delayed) (i) operate their business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties, key employees, key suppliers and material business relations of Lynk.

Additionally, from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Lynk and its subsidiaries agreed not to, and Lynk agreed to cause its subsidiaries not to, except as expressly contemplated by the Business Combination Agreement, as required by applicable law, as necessary or advisable in connection with a Company Financing or as consented to in writing by Slam (which consent will not be unreasonably conditioned, withheld or delayed):

•        adopt any amendments, supplements, restatements or modifications to Lynk’s governing documents;

•        (A) merge, consolidate, combine or amalgamate Lynk with any other entity or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any other business entity or organization or division thereof, so long as such acquisition does not result in any required changes to Lynk’s financial statements;

•        transfer, issue, sell, grant (other than as permitted by the Business Combination Agreement) or otherwise directly or indirectly dispose of, or subject to a lien, (A) any equity securities of Lynk or (B) any options to certain senior executives of Lynk, other rights or agreements obligating Lynk to issue, deliver or sell any equity securities of Lynk, other than the issuance of common stock upon the exercise of any equity securities under Lynk’s equity plan outstanding on the date of the Business Combination Agreement (or issued after the date hereof in compliance with this Agreement);

•        incur, create or assume any indebtedness, other than indebtedness in the ordinary course, greater than $10,000,000;

•        cancel or forgive any indebtedness in excess of $1,000,000 owed to Lynk;

•        make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any other entity, other than (A) intercompany loans or capital contributions between Lynk and any of its wholly owned subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

•        except as required by applicable law or under the terms of any employee benefit plan of Lynk, (A) establish, adopt, materially modify, materially amend, terminate or materially increase the coverage of benefits available under any employee benefit plan of Lynk, (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to certain senior executives of Lynk (or any of them) except as permitted by the Business Combination Agreement, (C) announce, grant, or promise to grant, any compensation or benefits to certain senior executives of Lynk except as permitted by the Business Combination Agreement, (D) materially increase the compensation or benefits provided to any current or former director or any of certain senior executives of Lynk other than (x) annual salary increases in the ordinary course of business, which are consistent with past practices and (y) as permitted by the Business Combination Agreement, or (E) hire, engage, terminate (without cause), furlough, or temporarily lay off any of certain senior executives of Lynk;

•        negotiate, enter into, modify, terminate, or extend any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or employee representative as the bargaining representative for any employee;

•        waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, nondisparagement, noninterference or other restrictive covenant obligation of any of certain senior executives of Lynk;

•        implement any employee layoff, plant closing, reduction in force, work schedule charges, or other such action that implicates WARN;

•        (A) make (other than in the ordinary course of business consistent with past practice), change, or revoke any material tax election; (B) enter into any settlement or compromise with any tax authority relating to any tax matter; (C) abandon or fail to conduct any audit, examination, or other action in respect of a tax or tax return; (D) file any amended tax return; (E) consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return; (F) enter into any tax sharing agreement; (G) adopt or change a method of tax accounting with respect to material taxes; (H) change an accounting period with respect to taxes or (I) take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the transactions contemplated by the Business Combination Agreement from qualifying for the tax treatment contemplated thereby;

•        enter into any settlement, conciliation or similar contract the performance of which would involve the payment by Lynk in excess of $5,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Lynk (or Topco or any of its affiliates after the Closing);

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Lynk;

•        make any change in Lynk’s accounting methodology, practice or policy in any material respect, other than changes required by GAAP or applicable law;

•        other than in the ordinary course of business, amend, modify or terminate any material contract in a manner that is materially adverse to the interests of Lynk (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

•        enter into, amend, modify, or waive any material benefit to or material right of Lynk with respect to any related party transaction; or

•        enter into any contract to take, or cause to be taken, any of the actions set forth above.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing under certain customary and limited circumstances, including, among other circumstances, (a) by mutual written consent of Slam and Lynk, (b) by either Slam or Lynk (i) in the event Slam’s shareholder approval has not been obtained at the General Meeting held to approve the Business Combination and matters related thereto (including any adjournment or postponement thereof) or (ii) in the event the Closing has not occurred on or prior to August 31, 2024, provided that such right to terminate is not available to any party if such exercising party’s breach of its covenants or obligations under the Business Combination Agreement has proximately caused the failure to consummate the Business Combination on or prior to August 31, 2024, (c) by Slam at any time prior to the delivery of the Lynk Shareholder Written Consent in the event Lynk does not deliver the Company Shareholder Written Consent to Slam in accordance with the Business Combination Agreement on or prior to the Lynk Shareholder Written Consent Deadline, (d) by Lynk in the event the Slam Board or Slam withdraws or modifies the Slam Board Recommendation or any other recommendation by the Slam Board or Slam with respect to the Transaction Proposals (as defined in the Business Combination Agreement) set forth in the proxy statement/prospectus, and (e) by Lynk (i) in the event the Qualified Series B Financing is not consummated by March 15, 2024, (ii) in the event Slam has not entered into binding subscription agreements representing an aggregate private placement of at least the difference between (i) $85,000,000 minus (ii) the Lynk Permitted Financings Amount, by May 31, 2024 or (iii) at 5:00 on the day after the Approved Stock Exchange provides notice to Slam, Topco or Lynk that, immediately following the Closing, Topco will not satisfy the listing requirements of such Approved Stock Exchange.

Expenses

Except as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Business Combination Agreement is terminated in accordance with its terms, Lynk shall pay, or cause to be paid, all unpaid Lynk expenses and Slam shall pay, or cause to be paid, all unpaid Slam expenses and (b) if the Closing occurs, then Topco shall pay, or cause to be paid, all unpaid Lynk expenses and all unpaid Slam expenses.

Governing Law

The Business Combination Agreement, the rights of the Parties thereto arising out of or related to the Business Combination Agreement and all disputes or controversies arising out of or relating to the Business Combination Agreement, the transactions contemplated thereby and the negotiation, interpretation, construction, validity or enforcement thereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction, including any applicable statute of limitations, other than the State of Delaware (except that the Cayman Islands Companies Act shall also apply to the Domestication).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (a) Slam and Lynk prior to the Closing and (b) Topco and the Sponsor after the Closing. The Business Combination Agreement may not be amended or modified except as provided in the immediately preceding sentence and any purported amendment or modification by any Party or Parties effected in a manner which does not comply with Section 10.3 of the Business Combination Agreement shall be void, ab initio.

The foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Combination Agreement, a copy of which is included as Annex A to this proxy statement/prospectus.

Certain Agreements Related to the Business Combination

Topco Registration Rights Agreement

At the Closing of the Business Combination, Topco, the Slam Insiders, and the Other RRA Parties will enter into the Topco Registration Rights Agreement, a form of which is attached to the Business Combination Agreement, pursuant to which, among other things, Slam will agree to undertake certain shelf registration obligations in accordance with the Securities Act, and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents.

The foregoing description of the Topco Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Topco Registration Rights Agreement, which is attached as Annex H to this proxy statement/prospectus.

Backstop Agreement

Concurrently with the Parties entering into the Business Combination Agreement, Slam and Topco entered into the Backstop Agreement with the Investor pursuant to which, in the event that the Minimum Cash Condition is not met, the Investor has agreed, subject to the other terms and conditions included therein, concurrently with the Closing, to offset any redemptions made by holders of Slam’s Class A Ordinary Shares in connection with the Business Combination pursuant to Slam’s Existing Organizational Documents through an investment of up to 2,500,000 shares of Topco Common Stock, for an aggregate amount of up to $25,000,000 at a purchase price of $10.00 per share.

The foregoing description of the Backstop Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Backstop Agreement, a copy of which is included as Annex L to this proxy statement/prospectus.

Backstop Agreement Side Letter

In connection with the execution of the Backstop Agreement, Investor entered into the Backstop Agreement Side Letter, pursuant to which the Sponsor agreed to forfeit 5,000,000 SLAM Class B Ordinary Shares, one Business Day before the Domestication, and Topco agreed to issue 5,000,000 shares of Topco Common Stock to the Investor, at the Closing, contingent upon the completion of each element of the Transaction, subject to the conditions set forth in the Backstop Agreement and the Backstop Agreement Side Letter.

The foregoing description of the Backstop Agreement Side Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Backstop Agreement Side Letter, a copy of which is included as Annex M to this proxy statement/prospectus.

Lock-Up Agreement

Prior to Closing, Topco will enter into the Lock-up Agreement, a form of which is attached to the Business Combination Agreement, with the Sponsor, A-Rod Slam LLC, Antara, the Slam Parties, the Lynk Holders party thereto and the Lynk Series B Preferred Holders party thereto, pursuant to which, among other things, certain Topco Common Stock, held by such shareholders will be locked-up and subject to certain transfer restrictions, subject to certain exceptions. Pursuant to the Lock-up Agreement,

(i)     the Sponsor, A-Rod Slam LLC, Antara and the Slam Parties will agree to be subject to:

(a)     only with respect to the Sponsor, A-Rod Slam LLC and Antara, a six-month lock-up on all of the Topco Common Stock issued in exchange for Slam’s Private Placement Warrants in connection with the consummation of the Business Combination, assuming the approval of the Warrant Conversion by Slam’s Public Warrant holders,

(b)    a twelve-month lock-up on 50% of the Topco Common Stock issued to each of the Sponsor and the Slam Insiders in exchange for the Slam Class B Ordinary Shares, in connection with the consummation of the Business Combination and any Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter (as defined below) and

(c)     an eighteen-month lock-up on 50% of the Topco Common Stock issued to each of the Sponsor and the Slam Insiders in exchange for the Slam Class B Ordinary Shares in connection with the consummation of the Business Combination and any Topco Common Stock issued to Investor pursuant to the Backstop Agreement Side Letter;

(ii)    each Lynk Holder will agree to be subject to:

(a)     a six-month lock-up on 30% of the Topco Common Stock they hold following the consummation of the Business Combination and

(b)    a twelve-month lock-up on 70% of the Topco Common Stock they hold following the consummation of the Business Combination; and

(iii)   each Lynk Series B Preferred Holder will agree to be subject to:

(a)     a six-month lock-up on 50% of the Topco Common Stock they hold following the consummation of the Business Combination and

(b)    a twelve-month lock-up on 50% of the Topco Common Stock they hold following the consummation of the Business Combination.

The foregoing description of the Lock-up Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Lock-up Agreement, which is attached to the Business Combination Agreement in Annex A to this proxy statement/prospectus.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Class B Shareholders, Slam, Lynk, Topco, Merger Sub 1 and Merger Sub 2 entered into the Sponsor Letter Agreement, pursuant to which the Slam Insiders have agreed to take, or not take, certain actions during the period between the execution of the and the consummation of the Business Combination, including, (i) to vote the Covered Shares in favor of the Business Combination and other related proposals at Slam’s General Meeting, and any other special meeting of Slam’s shareholders called for the purpose of soliciting shareholder approval in connection with the consummation of the Business Combination, (ii) to vote the Covered Warrants in favor of the Warrant Conversion and other related proposals at Slam’s Warrant Holder Meeting, and any other special meeting of Slam’s Warrant Holders called for the purpose of soliciting Warrant Holder approval in connection with the consummation of the Warrant Conversion, (iii) to waive the anti-dilution rights or similar protections with respect to Slam Class B Ordinary Shares owned by such party as set forth in the governing documents of Slam, or otherwise, and (iv) not to redeem any Covered Shares owned by such Slam Insider.

The foregoing description of the Sponsor Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Letter Agreement, a copy of which is included as Annex N to this proxy statement/prospectus.

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company Insiders, Slam and the Company, entered into a Company Support Agreement, pursuant to which the Company Insiders, each agreed, among other things to (i) agree to vote (or cause to be voted) at any meeting (regular or special) of the stockholders of the Company, or in any action by written resolution of the stockholders of the Company, all of their company shares in favor of approving the Business Combination Agreement, (ii) not to take any actions that would influence any persons to vote against the approval of the Business Combination Agreement, the Ancillary Documents and the Transactions, and (iii) not to take any actions that would challenge the validity of the Company Support Agreement, the Business Combination Agreement, the Ancillary Documents and the Transactions.

The foregoing description of the Company Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Company Support Agreement, a copy of which is included as Annex O to this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “Lynk,” or “our” refer to the business of Lynk Global, Inc. prior to the consummation of the Business Combination.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial data of Lynk and Slam adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives pro forma effect to the Business Combination and other transaction adjustments, as summarized below, as if each had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the periods ended September 30, 2023 and December 31, 2022 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2022. The historical condensed financial information of Slam was derived from the unaudited condensed financial statements of Slam as of and for the nine months ended September 30, 2023 and the audited financial statements for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical condensed consolidated financial information of Lynk was derived from the unaudited condensed consolidated financial statements of Lynk as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. This information should be read together with Lynk’s and Slam’s respective audited and unaudited financial statements and related notes, “Lynk Global, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Slam’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 has been prepared using the following:

•        Lynk’s unaudited historical condensed consolidated balance sheet as of September 30, 2023, as included elsewhere in this proxy statement/prospectus; and

•        Slam’s unaudited historical condensed balance sheet as of September 30, 2023, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 has been prepared using the following:

•        Lynk’s unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2023, as included elsewhere in this proxy statement/prospectus; and

•        Slam’s unaudited historical condensed statement of operations for the nine months ended September 30, 2023, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using the following:

•        Lynk’s audited historical consolidated statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus; and

•        Slam’s audited historical statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination and other transaction adjustments, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

Other Transaction Adjustments

The following assumes a capital raise of approximately $27.8 million (net of approximately $4.7 million of equity issuance costs) through the issuance of Lynk cumulative preferred stock prior to Closing (the “Pre-Closing Financing”). Included in this capital raise are proceeds of $2.2 million from a SAFE note in December 2023. Upon consummation of this Pre-Closing Financing, the Lynk warrants currently classified as liabilities will be classified as equity.

The following reflects a $176.4 million adjustment related to the December 22, 2023 Slam extension amendment proposal approval where holders of 16,257,204 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $176.4 million. In addition the following reflects interest earned of $4.0 million from September 30, 2023 to December 22, 2023. After the redemptions, the balance in the Trust Account was approximately $98.6 million. After this redemption, there were 9,077,959 Public Shares outstanding.

Description of the Business Combination

Structure of the Business Combination

The Business Combination is structured as a domestication followed by two mergers, resulting in the following:

(a)     One Business Day prior to the Closing Date and after the consummation of any applicable shareholder redemptions, Slam will transfer by way of continuance from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) under the DGCL and the Cayman Islands Companies Act. In connection with the Domestication, each Slam Class A Ordinary Share and each Slam Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication shall become one New Slam Share, and subject to the consummation of the Warrant Conversion, each Slam Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New Slam Warrant.

(b)     Following the Domestication, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company of the First Merger will be a wholly owned subsidiary of Topco, and as a result of the First Merger, each New Slam Share that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Share and, subject to the consummation of the Warrant Conversion, each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time will be automatically converted as of the First Effective Time into one Topco Warrant.

(c)     If the holders of the Public Slam Warrants approve the Warrant Conversion, then each Public Slam Warrant and each Private Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, without any action on the part of Slam, the Company or the holder of any such Slam Warrant, shall be converted into 0.25 newly issued Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication. If the holders of the Public Slam Warrants do not approve the Warrant Conversion, then each New Slam Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New Slam, the Company or the holder of any such New Slam Warrant, shall be converted into one Topco Warrant at the First Effective Time.

(d)     Following the consummation of the First Merger, on the Closing Date, (i) Merger Sub 2 will convert into a corporation under the DGCL (the “Merger Sub 2 Conversion”) and (ii) following the Merger Sub 2 Conversion, Merger Sub 2 will merge with and into Lynk (the “Second Merger,” and together with the First Merger, collectively, the “Mergers”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned subsidiary of Topco, subject to, among other things, the approval of the shareholders of Slam and the Company, and as a result of the Second Merger, each Company Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration; provided, that the shares of Company common stock held by each of the Company’s Chief Executive Officer, Chief Operating Officer and Chief Technical Officer (the “Lynk Founders”) immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into shares of Series B common stock of Topco, par value $0.0001, (the “Topco Series B Common Stock”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement in the amounts set forth on an allocation schedule to be delivered by the Company to Slam prior to the Closing.

Dual-Class Structure

Following the completion of the transactions contemplated by the Business Combination Agreement, the issued and outstanding share capital of Topco will consist of shares of Series A common stock of Topco, par value $0.0001, (the “Topco Series A Common Stock”) and Topco Series B Common Stock. Immediately following the Second Effective Time, the Founders will beneficially own all of the issued and outstanding shares of Topco Series B Common Stock. Holders of Topco Series A Common Stock and Topco Series B Common Stock shall have the same rights except for voting and conversion rights. Each share of Topco Series A Common Stock is entitled to one (1) vote, and each share of Topco Series B Common Stock is entitled to ten (10) votes. At the option of the holder of the shares of Topco Series B Common Stock, each share of Topco Series B Common Stock is convertible into one share of Topco Series A Common Stock at any time. Shares of Topco Series A Common Stock are not convertible into shares of Topco Series B Common Stock under any circumstances.

Consideration

Under the terms of the Business Combination Agreement, the aggregate consideration to be paid to Lynk shareholders in connection with the Business Combination is that number of Topco Common Stock equal to (a) the sum of (i) the amount by which the aggregate gross proceeds of the capital raised by the Company Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000 plus (ii) $800,000,000 plus (iii) the aggregate exercise price that would be paid to the Company in respect of all unexercised Vested Company Options and Company Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Company Options and Company Warrants were so exercised in full immediately prior to the Second Effective Time divided by (b) $10.00.

Topco intends to enter into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will agree to subscribe for and purchase an aggregate of 11,000,000 shares of Topco Series A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $110,000,000.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Slam will be treated as the “acquired” company for financial reporting purposes and Lynk will be treated as the accounting acquirer, even though Slam will acquire all of the outstanding interests in Lynk in the Business Combination. Lynk has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under all redemption scenarios:

•        The business of Lynk will comprise the ongoing operations of Lynk, and the business of Topco will continue to focus on the Lynk’s satellite services;

•        Lynk’s senior management will be the senior management of Topco;

•        The directors nominated by Lynk will represent the majority of Topco Board; and

•        Lynk’s existing stockholders will hold a majority voting interest in Topco.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Lynk is issuing stock for the net assets of Slam. The net assets of Slam will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lynk.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what Topco, Inc.’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated or for the periods presented. In addition, the summary of unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Topco, Inc. following the reverse recapitalization. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Lynk and Slam have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Management has made significant estimates and assumptions and has used methodologies that it believes are reasonable in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, this financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and other transaction adjustments taken place on the dates indicated, and the final amounts recorded are likely to differ and may differ materially from the information presented as additional information becomes available. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination and other transaction adjustment assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing that are related to the raise of capital are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction Topco’s additional paid-in capital, and the remaining transaction costs have been expensed. One-time direct and incremental transaction costs incurred in connection with the Business Combination allocated to the liability classified warrants are recorded as a charge to accumulated deficit.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has not identified any differences between the accounting policies of the two entities which, when conformed, would have a material impact on the financial statements of Topco, Inc.

The pro forma adjustments giving effect to the Business Combination and other transaction adjustments are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared after giving effect to the Business Combination as contemplated by the Business Combination Agreement assuming four scenarios with respect to the potential redemption into cash of Slam’s Class A common stock, as follows:

•        Assuming no redemptions for cash: This presentation assumes that no Slam shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination;

•        Assuming 25% redemptions or 2,269,489 Public Shares of Slam for cash at a redemption price of approximately [$10.85] per share upon consummation of the Business Combination;

•        Assuming 75% redemptions or 6,808,469 Public Shares of Slam for cash at a redemption price of approximately [$10.85] per share upon consummation of the Business Combination; and,

•        Assuming 100% redemptions or 9,077,959 Public Shares of Slam for cash at a redemption price of approximately [$10.85] per share upon consummation of the Business Combination. It also gives effect to an equity issuance of 2,150,000 shares of Topco Series A Common Stock to the Investor after giving effect to payments to redeeming shareholders as required under the Business Combination which is necessary to meet the minimum cash requirement and still be in compliance with the Business Combination Agreement.

The following summarizes the pro forma Topco Common Stock issued and outstanding (and not subject to vesting conditions or forfeitures) immediately after the Business Combination and after considering the redemption scenarios presented:

Pro Forma Ownership

Stockholders	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming 100% Redemption(4)
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares		Equity %
Slam Public Shareholders	9,077,959	8.3%	6,808,469	6.4%	2,269,489	2.2%	—		—
Slam Insiders(5)	7,000,000	6.4%	7,000,000	6.6%	7,000,000	6.9%	7,000,000		6.9%
PIPE Investors(6)	11,000,000	10.1%	11,000,000	10.3%	11,000,000	10.8%	11,000,000		10.8%
Investor(7)	—	—	—	—	—	—	2,150,000	(8)	2.1%
Lynk Equityholders(9)	81,800,000	75.1%	81,800,000	76.7%	81,800,000	80.1%	81,800,000		80.2%
Total Shares Outstanding	108,877,959	100.0%	106,608,469	100.0%	102,069,489	100.0%	101,950,000		100.0%

____________

(1)      This scenario assumes that no Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(2)      This scenario assumes that 2,269,489 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(3)      This scenario assumes that 6,808,469 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(4)      This scenario assumes that 9,077,959 Public Shares are redeemed by Slam Public Shareholders, after taking into account Public Shares redeemed by Slam Public Shareholders in connection with the Extension Meetings. See “Business of Slam and Certain Information About Slam — Extension of Time to Complete a Business Combination” for more information on the Extension Meetings.

(5)      Excludes (i) 5,875,000 Class B Ordinary Shares that shall automatically be forfeited and surrendered to Slam for no additional consideration under the Business Combination Agreement, assuming that at Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Company Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Company Permitted Financings Amount; (ii) 1,500,000 Sponsor Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination”; and (iii) 1,342,100 Topco Converted Shares issued upon conversion of the unpaid principal amount of the outstanding Sponsor Promissory Notes subject to vesting, and shall vest only upon the occurrence of the Vesting Trigger, assuming the Minimum Cash Condition is satisfied, the Sponsor Promissory Notes are fully drawn down and no additional promissory notes are entered into between Slam and the Sponsor.

(6)      Topco intends to enter into subscription agreements with PIPE Investors, pursuant to which the PIPE Investors will agree to subscribe for and purchase an aggregate of 11,000,000 shares of Topco Series A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $110,000,000.

(7)      Solely reflects shares of Topco Series A Common Stock issued pursuant to the Investor’s Backstop Commitment and excludes 5,000,000 shares of Topco Series A Common Stock issued pursuant to the Backstop Agreement Side Letter which are accounted for in the Slam Insiders share counts.

(8)      Assumes that, in the 100% redemption scenario, Topco issues 2,150,000 shares of Topco Series A Common Stock at $10.00 per share as required under the Backstop Agreement if the Minimum Cash Condition is not met.

(9)      Excludes 900,000 Lynk Earnout Shares subject to vesting conditions as described in “The Business Combination Agreement — Consideration to Lynk Equityholders in the Business Combination.” Shares issuable to the Lynk founders, Charles Miller, Margo Deckard and Tyghe Speidel, shall be issued in the form of Topco Series B Common Stock.

As a result of the Business Combination, assuming no Slam shareholders elect to redeem their shares for cash, Lynk will own approximately 75.1% of the Topco Common Stock to be outstanding immediately after the Business Combination and Slam shareholders will own approximately 14.8% of the Slam shares, based on the number of Slam shares outstanding as of September 30, 2023 (in each case, not giving effect to any shares issuable to them upon exercise of warrants). If 9,077,959 ordinary shares are redeemed for cash, which assumes the maximum redemption of Slam’s shares and providing for no cash after giving effect to payments to redeeming shareholders, Lynk will own approximately 80.2% and Slam will own approximately 6.9% of the Slam shares to be outstanding immediately after the Business Combination (in each case, not giving effect to any shares issuable to them upon exercise of warrants).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023

									Assuming No Redemptions into Cash			Assuming 25% Redemptions into Cash			Assuming 75% Redemptions into Cash			Assuming 100% Redemptions into Cash
	Lynk Global, Inc. (Historical)	Other Transaction Adjustments	Ref	Lynk Global, Inc. Adjusted	Slam Corp. (Historical)	Other Transaction Adjustment	Ref	Slam Corp. Adjusted	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet
Assets
Current assets
Cash	$13,425,781	$27,800,000	(aa)	$41,225,781	$3,338	$—		$3,338	$98,558,243	(a)	$226,525,970	$(24,639,561)	(j)	$201,886,409	$(73,918,682)	(k)	$152,607,288	$(98,558,243)	(l)	$149,467,727
									(1,761,392)	(e)								21,500,000	(m)
									(21,500,000)	(f)
									110,000,000	(i)
Prepaid launch costs.	1,260,000	—		1,260,000	—	—		—	—		1,260,000	—		1,260,000	—		1,260,000	—		1,260,000
Prepaid expenses	154,434	—		154,434	739,204	—		739,204	—		893,638	—		893,638	—		893,638	—		893,638
Total current assets.	14,840,215	27,800,000		42,640,215	742,542			742,542	185,296,851		228,679,608	(24,639,561)		204,040,047	(73,918,682)		154,760,926	(77,058,243)		151,621,365
Cash and investments held in Trust Account	—	—		—	270,949,514	(172,391,271)	(dd)	98,558,243	(98,558,243)	(a)	—	—		—	—		—	—		—
Property and equipment, net.	2,230,202	—		2,230,202	—	—		—	—		2,230,202	—		2,230,202	—		2,230,202	—		2,230,202
Right-of-use asset, net	163,457	—		163,457	—	—		—	—		163,457	—		163,457	—		163,457	—		163,457
Other assets.	30,000	—		30,000	—	—		—	—		30,000	—		30,000	—		30,000	—		30,000
Total assets.	$17,263,874	$27,800,000		$45,063,874	$271,692,056	$(172,391,271)		$99,300,785	$86,738,608		$231,103,267	$(24,639,561)		$206,463,706	$(73,918,682)		$157,184,585	$(77,058,243)		$154,045,024

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,455,981	$—		$1,455,981	$241,030	$—		$241,030	$(241,030)	(e)	$1,455,981	$—		$1,455,981	$—		$1,455,981	$—		$1,455,981
Accrued expenses	20,000	—		20,000	1,520,362	—		1,520,362	(1,520,362)	(e)	20,000	—		20,000	—		20,000	—		20,000
Accrued payroll	919,244	—		919,244	—	—		—	—		919,244	—		919,244	—		919,244	—		919,244
Operating lease liabilities	62,425	—		62,425	—	—		—	—		62,425	—		62,425	—		62,425	—		62,425
Total current liabilities	2,457,650	—		2,457,650	1,761,392	—		1,761,392	(1,761,392)		2,457,650	—		2,457,650	—		2,457,650	—		2,457,650
Operating lease liabilities, long term.	101,032	—		101,032	—	—		—	—		101,032	—		101,032	—		101,032	—		101,032
Convertible promissory notes	31,498,974	(31,498,974)	(cc)	—	—	—		—			—	—		—	—		—	—		—
SAFE notes	65,966,183	(65,966,183)	(cc)	—	—	—		—			—	—		—	—		—	—		—
Warrant liabilities.	5,261,389	(5,261,389)	(bb)	—	—	—		—	—		—	—		—	—		—	—		—
Promissory Note – related party	—	—		—	8,747,000	—		8,747,000	(8,747,000)	(c)	—	—		—	—		—	—		—
Working capital loan – related party	—	—		—	1,474,000	—		1,474,000	(1,474,000)	(c)	—	—		—	—		—	—		—
Derivative warrant liabilities.	—	—		—	3,226,393	—		3,226,393	—		3,226,393	—		3,226,393	—		3,226,393	—		3,226,393
Deferred underwriting commissions	—	—		—	20,125,000	—		20,125,000	(20,125,000)	(d)	—	—		—	—		—	—		—
Total liabilities	105,285,228	(102,726,546)		2,558,682	35,333,785	—		35,333,785	(32,107,392)		5,785,075	—		5,785,075	—		5,785,075	—		5,785,075

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF SEPTEMBER 30, 2023

									Assuming No Redemptions into Cash			Assuming 25% Redemptions into Cash			Assuming 75% Redemptions into Cash			Assuming 100% Redemptions into Cash
	Lynk Global, Inc. (Historical)	Other Transaction Adjustments	Ref	Lynk Global, Inc. Adjusted	Slam Corp. (Historical)	Other Transaction Adjustment	Ref	Slam Corp. Adjusted	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet
Commitments and Contingencies
Class A ordinary shares subject to redemption.	—	—		—	270,849,514	(172,391,271)	(dd)	98,458,243	(98,458,243)	(b)	—	—		—	—		—	—		—
Stockholders’ (deficit) equity
Common stock	—	—		—	—	—		—	—		—	—		—	—		—	—		—
Series A common stock	—	—		—	—	—		—	1,089	(b)	1,089	(23)	(j)	1,066	(68)	(k)	1,021	(69)	(l)	1,020
Series B common stock	—	—		—	—	—		—	—	(c)	—	—		—	—		—	—		—
Series A preferred stock		97,465,157	(cc)	97,465,157	—	—		—	(97,465,157)	(n)	—	—		—	—		—	—		—
Series B preferred stock	—	27,800,000	(aa)	27,800,000	—	—		—	(27,800,000)	(h)	—	—		—	—		—	—		—
Class A ordinary shares	—	—		—	—	—		—			—	—		—	—		—	—		—

Class B ordinary shares	—	—		—	1,438	—		1,438	(1,438)	(b)	—	—		—	—		—	—		—
Additional paid-in capital.	903,595	5,261,389	(bb)	6,164,984	—	—		—	98,458,592	(b)	314,242,052	(24,639,538)	(j)	289,602,514	(73,918,614)	(k)	240,323,438	(98,558,174)	(l)	237,183,878
									10,221,000	(c)								21,500,000	(m)
									20,125,000	(d)
									(34,492,681)	(g)
									27,800,000	(h)
									110,000,000	(i)
									(21,500,000)	(f)
									97,465,157	(n)
Accumulated deficit	(88,924,949)	—		(88,924,949)	(34,492,681)	—		(34,492,681)	34,492,681	(g)	(88,924,949)	—		(88,924,949)	—		(88,924,949)	—		(88,924,949)
Total stockholders’ (deficit) equity	(88,021,354)	130,526,546		42,505,192	(34,491,243)	—		(34,491,243)	217,304,243		225,318,192	(24,639,561)		200,678,631	(73,918,682)		151,399,510	(77,058,243)		148,259,949
Total liabilities and stockholders’ (deficit) equity	$17,263,874	$27,800,000		$45,063,874	$271,692,056	$(172,391,271)		$99,300,785	$86,738,608		$231,103,267	$(24,639,561)		$206,463,706	$(73,918,682)		$157,184,585	$(77,058,243)		$154,045,024

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

						Assuming No Redemptions into Cash			Assuming 25% Redemptions into Cash			Assuming 75% Redemptions into Cash			Assuming 100% Redemptions into Cash
	Lynk Global, Inc. (Historical)	Other Transaction Adjustments	Ref	Lynk Global, Inc. Adjusted	Slam Corp. (Historical)	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement
Revenues	$1,189,994	$—		$1,189,994	$—	$—		$1,189,994	$—		$1,189,994	$—		$1,189,994	$—		$1,189,994
Operating expenses
Research and development costs	5,214,490	—		5,214,490	—	—		5,214,490	—		5,214,490	—		5,214,490	—		5,214,490
General and administrative costs	5,851,508	—		5,851,508	2,680,294	(90,000)	(c)	8,441,802	—		8,441,802	—		8,441,802	—		8,441,802
Depreciation and amortization	186,775	—		186,775	—	—		186,775	—		186,775	—		186,775	—		186,775
Total operating expenses	11,252,773	—		11,252,773	2,680,294	(90,000)		13,843,067	—		13,843,067	—		13,843,067	—		13,843,067

Loss from operations	(10,062,779)	—		(10,062,779)	(2,680,294)	90,000		(12,653,073)	—		(12,653,073)	—		(12,653,073)	—		(12,653,073)

Other (income) expenses
Change in fair value of financial instruments	(2,789,755)	128,425	(bb)	—	912,643	—	(d)	912,643	—		912,643	—		912,643	—		912,643
		2,661,330	(cc)
Issuance of warrants in connection with SAFE notes	5,389,814	—		5,389,814	—	—		5,389,814	—		5,389,814	—		5,389,814	—		5,389,814
Interest expense (income)	422,967	(406,535)	(cc)	16,432	(9,181,474)	9,181,474	(a)	16,432	—		16,432	—		16,432	—		16,432

Other income, net	(548)	—		(548)	—	—		(548)	—		(548)	—		(548)	—		(548)
(Loss) income before income taxes	(13,085,257)	(2,383,220)		(15,468,477)	5,588,537	(9,091,474)		(18,971,414)	—		(18,971,414)	—		(18,971,414)	—		(18,971,414)
Income tax expense	—	—		—	—	—		—	—		—			—			—

Net (loss) income	$(13,085,257)	$(2,383,220)		$(15,468,477)	$5,588,537	$(9,091,474)		$(18,971,414)	$—		$(18,971,414)	$—		$(18,971,414)	$—		$(18,971,414)

Weighted average shares outstanding, basic and diluted	8,974,857			8,974,857		—	(e)
Basic and diluted net loss per share	$(1.46)			$(1.72)		$—
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	—				31,343,979	—		—	—		—	—		—	—		—
Basic and diluted net income per share, Class A ordinary shares	—				$0.12	—		—	—		—	—		—	—		—
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	—				14,375,000	—		—	—		—	—		—	—		—
Basic and diluted net income per share, Class B ordinary shares	—				$0.12	—		—	—		—	—		—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

						Assuming No Redemptions into Cash			Assuming 25% Redemptions into Cash			Assuming 75% Redemptions into Cash			Assuming 100% Redemptions into Cash
	Lynk Global, Inc. (Historical)	Other Transaction Adjustments	Ref	Lynk Global, Inc. Adjusted	Slam Corp. (Historical)	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement
Weighted average shares outstanding of Series A common stock, basic and diluted						—		107,077,959	(2,269,490)	(e)	104,808,469	(6,808,469)	(e)	100,269,490	(6,927,959)	(e)	100,150,000
Basic and diluted net income per share, Series A common stock						—		$(0.17)	$—		$(0.18)	$—		$(0.19)	$—		$(0.19)
Weighted average shares outstanding of Series B common stock, basic and diluted						—		1,800,000	—	(e)	1,800,000	—	(e)	1,800,000	—	(e)	1,800,000
Basic and diluted net income per share, Series B common stock						—		$(0.17)	$—		$(0.18)	$—		$(0.19)	$—		$(0.19)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2022

						Assuming No Redemptions into Cash			Assuming 25% Redemptions into Cash			Assuming 75% Redemptions into Cash			Assuming 100% Redemptions into Cash
	Lynk Global, Inc. (Historical)	Other Transaction Adjustments	Ref	Lynk Global, Inc. Adjusted	Slam Corp. (Historical)	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement
Revenues	$90,000	$—		$90,000	$—	$—		$90,000	$—		$90,000	$—		$90,000	$—		$90,000

Operating expenses
Research and development	6,830,655	—		6,830,655	—	—		6,830,655	—		6,830,655	—		6,830,655	—		6,830,655
General and administrative	4,121,431	—		4,121,431	3,367,553	(120,000)	(cc)	7,368,984	—		7,368,984	—		7,368,984	—		7,368,984
Depreciation and amortization	68,045	—		68,045	—	—		68,045	—		68,045	—		68,045	—		68,045
Total operating expenses	11,020,131	—		11,020,131	3,367,553	(120,000)		14,267,684	—		14,267,684	—		14,267,684	—		14,267,684

Loss from operations	(10,930,131)	—		(10,930,131)	(3,367,553)	120,000		(14,177,684)	—		(14,177,684)	—		(14,177,684)	—		(14,177,684)

Other expenses
Interest expense	294,559	(254,583)	(bb)	39,976	—	—		39,976	—		39,976	—		39,976	—		39,976
Change in fair value of financial instruments	23,911,316	(23,911,316)	(dd)	—	(13,625,420)	—		(13,625,420)	—		(13,625,420)	—		(13,625,420)	—		(13,625,420)
Income from investments held in Trust Account	—	—		—	(8,428,328)	8,428,328	(aa)	—	—		—	—		—	—		—
Other (income) expense	(2,989)	—		(2,989)	—	—		(2,989)	—		(2,989)	—		(2,989)	—		(2,989)
(Loss) income before income taxes	(35,133,017)	24,165,899		(10,967,118)	18,686,195	(8,308,328)		(589,251)	—		(589,251)	—		(589,251)	—		(589,251)
Income tax expense	—	—		—	—	—		—	—		—	—		—	—		—

Net (loss) income	$(35,133,017)	$24,165,899		$(10,967,118)	$18,686,195	$(8,308,328)		$(589,251)	$—		$(589,251)	$—		$(589,251)	$—		$(589,251)

Weighted average shares outstanding, basic and diluted	8,950,000			8,950,000		(17,900,000)	(ee)	—	—		—	—		—	—		—
Basic and diluted net loss per share	$(3.93)			$(1.23)		$0.46		—	—		—	—		—	—		—
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	—				57,500,000	—		—	—		—	—		—	—		—
Basic and diluted net income per share, Class A ordinary shares	—				$0.26	—		—	—		—	—		—	—		—
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	—				14,375,000	—		—	—		—	—		—	—		—
Basic and diluted net income per share, Class B ordinary shares	—				$0.26	—		—	—		—	—		—	—		—
Weighted average shares outstanding of Series A common stock, basic and diluted						—		107,077,959	(2,269,490)	(ee)	104,808,469	(6,808,469)	(ee)	100,269,490	(6,927,959)	(ee)	100,150,000
Basic and diluted net income per share, Series A common stock						—		$(0.01)	$—		$(0.01)			$(0.01)			$(0.01)
Weighted average shares outstanding of Series B common stock, basic and diluted						—		1,800,000	—	(ee)	1,800,000		(ee)	1,800,000		(ee)	1,800,000
Basic and diluted net income per share, Series B common stock						—		$(0.01)	$—		$(0.01)			$(0.01)			$(0.01)

1.      Basis of Pro Forma Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Slam will be treated as the “acquired” company and Lynk as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Topco will represent a continuation of the financial statements of Lynk with the Business Combination treated as the equivalent of Lynk issuing shares for the net assets of Slam, accompanied by a recapitalization. The net assets of Slam will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Lynk in future reports of Topco.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives pro forma effect to the Business Combination and the other events as if consummated on that date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 gives pro forma effect to the Business Combination and the other events as if consummated on January 1, 2022, the beginning of the earliest period presented. These periods are presented on the basis of Lynk as the accounting acquirer.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the historical unaudited condensed financial statements of Slam as of and for the nine months ended September 30, 2023 and the historical audited financial statements of Slam as of and for the year ended December 31, 2022; and,

•        the historical unaudited condensed consolidated financial statements of Lynk as of and for the nine months ended September 30, 2023 and the historical audited consolidated financial statements of Lynk as of and for the year ended December 31, 2022.

Management has made significant estimates and assumptions and has used methodologies that it believes are reasonable in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, this financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and other transaction adjustments taken place on the dates indicated, and the final amounts recorded are likely to differ and may differ materially from the information presented as additional information becomes available. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and other transaction adjustments based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing that are related to the raise of capital are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Topco’s additional paid-in capital, and the remaining transaction costs have been expensed. One-time direct and incremental transaction costs incurred in connection with the Business Combination allocated to the liability classified warrants are recorded as a charge to additional paid-in capital.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has not identified any differences between the accounting policies of the two entities which, when conformed, would have a material impact on the financial statements of Topco.

2.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Business Combination Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The pro forma condensed combined financial information does not include an income tax adjustment. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Topco filed consolidated income tax returns during the periods presented.

Other Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information of Lynk

The Other Transaction Adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the pro forma condensed combined statement of operations for the nine months ended September 30, 2023 reflect the subsequent events, which are not included in the historical financial statements of Lynk as of that date; however, the Other Transaction Adjustments are expected to occur prior to Business Combination and are therefore presented:

(aa)   To reflect $27.8 million (net of approximately $4.7 million in equity issuance costs) received in connection with the $32.5 million Pre-Closing Financing to be received prior to Closing in exchange for Series B cumulative preferred shares of Lynk. Included in this Pre-Closing Financing are the proceeds of a $2.2 million SAFE note in December 2023. Upon consummation of the Business Combination, these Lynk preferred shares will convert into Topco Series A Common Stock.

(bb)  To reflect the change in accounting treatment of the Lynk Warrants from liability classified to equity classified of $5.3 million on the unaudited pro forma condensed combined balance sheet and eliminate the fair value adjustment of $0.1 million on the unaudited pro forma condensed combined statement of operations. The number of shares issuable under the Lynk Warrants will become fixed concurrently with the share issuance of the Series B cumulative preferred shares of Lynk. The Company notes that there are no settlement features that otherwise preclude the Lynk Warrants from being considered fixed-for fixed under ASC 815-40-15 and being considered equity classified under ASC 815-40-25.

(cc)   To reflect the conversion of convertible promissory notes and SAFE notes into Series A preferred stock (not subject to redemption) with the issuance of the Series B cumulative preferred stock prior to the Business Combination and reverse any related interest expense and fair value adjustments.

Other Transaction Adjustment to the Unaudited Pro Forma Condensed Combined Balance Sheet of Slam

The Other Transaction Adjustment included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 reflect the subsequent events, which are not included in the historical financial statements of Slam as of that date; however, the Other Transaction Adjustment was completed prior to Business Combination and is therefore presented:

(dd)  To reflect the redemption, for $176.4 million in cash, of 16,257,204 Public Shares at a price of $10.85 per share resulting from the December 22, 2023 extension of Slam. In addition to reflect interest earned of $4.0 million from September 30, 2023 to December 22, 2023.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

This does not reflect the approval of the Warrant Conversion by the holders of the Slam Public Warrants, whereas each issued and outstanding Slam Warrant converts into 0.25 newly issued Class A Ordinary Shares. The pro forma adjustments included in the unaudited pro forma condensed combined Balance Sheet as of September 30, 2023 are as follows.:

(a)     To reflect the release of cash from marketable securities held in the trust account.

(b)    Assumes no Slam shareholders exercise their redemption rights, and that ordinary shares of Slam previously subject to redemption for cash amounting to $98.6 million would be converted to Topco Series A Common Stock and transferred to permanent equity, with an adjustment recorded to par value and additional paid in capital. Assumes Class B ordinary shares of Slam are transferred to permanent equity with an adjustment to par value and additional paid-in capital.

(c)     To reflect the conversion of the promissory note and working capital loan into Topco Series A Common Stock in connection with the Business Combination. These shares are subject to forfeiture if the Topco Common Stock share price does not meet or exceed $15 within 180 days of the transaction.

(d)    To reflect the waiver of the $20.1 million deferred underwriting commissions with Goldman and BTIG pursuant to the Underwriter Agreement Fee Waiver Letter Agreements dated November 2, 2022 and December 14, 2023, respectively.

(e)     To reflect the payment of the accounts payable and accrued expenses of Slam.

(f)     To reflect payments of approximately $21.5 million in transaction costs related to legal, financial advisory and other professional fees which are expected to be incurred in connection with the Business Combination and have not been reflected in the historical financial statements presented for Slam and Lynk as of September 30, 2023. Of the $21.5 million in transaction costs, approximately [$[•]] million has been determined to be directly attributable to the raise of capital and has been reflected as an adjustment to additional paid in capital and the remaining [$[•]] million has been expensed.

(g)    To reflect the recapitalization of Slam and elimination of outstanding accumulated deficit to additional paid in capital.

(h)    To reflect the recapitalization of Lynk and conversion of Lynk’s Series B preferred shares into Topco Common Stock.

(i)     To reflect the issuance of 11,000,000 shares in Topco Series A Common Stock at a price of $10.00 per share for aggregate proceeds of $110.0 million as part of the Business Combination.

(j)     Assumes that 2,269,489 Slam Class A Ordinary Shares are redeemed by Slam Public Shareholders at $10.85 per share for $24.6 million in cash.

(k)    Assumes that 6,808,469 Slam Class A Ordinary Shares are redeemed by Slam Public Shareholders at $10.85 per share for $73.9 million in cash.

(l)     Assumes that all 9,077,959 Slam Class A Ordinary Shares are redeemed by Slam Public Shareholders at $10.85 per share for $98.6 million in cash.

(m)   Assumes issuance of 2,150,000 shares of Topco Series A Common Stock at $10.00 per share as required under the Backstop Agreement should all Slam Public shareholders redeem and the minimum cash requirement under the Business Combination is not met and the transfer of 5,000,000 Topco Series A Common Stock pursuant to the Backstop Agreement Side Letter.

(n)    To reflect the conversion of the Series A preferred stock (not subject to redemption) into Topco Series A Common Stock with an adjustment to par value and additional paid-in capital.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined Statement of Operations for the nine months ended September 30, 2023 are as follows:

(a)     To reflect an adjustment to eliminate interest income on marketable securities held in the trust account.

(b)    To reflect an adjustment to eliminate interest expense on Lynk’s convertible promissory notes as these will be converted into Lynk Series A Preferred Stock with the issuance of shares of Lynk Series B Preferred Stock prior to the Business Combination.

(c)     To reflect the elimination of related party consulting expenses of Slam which will not continue upon consummation of the Business Combination.

(d)    To reflect the elimination of the fair value adjustments for Lynk’s convertible promissory notes and SAFE notes which will be converted to Lynk Series A Preferred Stock with the issuance of shares of Lynk Series B Preferred Stock prior to the Business Combination.

(e)     Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented.

The pro forma adjustments included in the unaudited pro forma condensed combined Statement of Operations for the year ended December 31, 2022 are as follows:

(aa)   To reflect an adjustment to eliminate interest income on marketable securities held in the trust account.

(bb)  To reflect an adjustment to eliminate interest expense on Lynk’s convertible promissory notes as these will be converted into Lynk Series A Preferred Stock with the issuance of shares of Lynk Series B Preferred Stock prior to the Business Combination.

(cc)   To reflect the elimination of related party consulting expenses of Slam which will not continue upon consummation of the Business Combination.

(dd)  To reflect the elimination of the fair value adjustments for Lynk’s convertible promissory notes and SAFE notes will be converted to Lynk Series A Preferred Stock with the issuance of shares of Lynk Series B Preferred Stock prior to the Business Combination.

(ee)   Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented.

3.      Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. For the no redemption and 100% redemption scenarios, this calculation is retroactively adjusted to eliminate such shares for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming four alternative levels of redemption for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

	Pro Forma Combined
	Assuming No Conversions into Cash	Assuming 25% Conversion into Cash	Assuming 75% Conversion into Cash	Assuming 100% Conversion into Cash
Nine Months Ended September 30, 2023
Net loss	$(14,184,055)	$(14,184,055)	$(14,184,055)	$(14,184,055)
Net loss per share	$(0.13)	$(0.13)	$(0.14)	$(0.14)
Weighted average shares outstanding – basic and diluted(1)	108,877,959	106,608,469	102,069,490	101,950,000
Excluded Securities:(2)
Public Warrants	11,333,333	11,333,333	11,333,333	11,333,333
Private Placement Warrants	2,325,803	2,325,803	2,325,803	2,325,803
Lynk Global Equity Incentive Plan	1,572,114	1,572,114	1,572,114	1,572,114
New Equity Incentive Plan Pool	3,000,000	3,000,000	3,000,000	3,000,000
	Pro Forma Combined
	Assuming No Conversions into Cash	Assuming 25% Conversion into Cash	Assuming 75% Conversion into Cash	Assuming 100% Conversion into Cash
Year Ended December 31, 2022
Net loss	$(589,251)	$(589,251)	$(589,251)	$(589,251)
Net loss per share	$(0.00)	$(0.01)	$(0.01)	$(0.01)
Weighted average shares outstanding – basic and diluted(1)	157,300,000	142,925,000	114,175,000	101,950,000
Excluded Securities:(2)
Public Warrants	11,333,333	11,333,333	11,333,333	11,333,333
Private Placement Warrants	2,325,803	2,325,803	2,325,803	2,325,803
Lynk Global Equity Incentive Plan	1,130,427	1,130,427	1,130,427	1,130,427
New Equity Incentive Plan Pool	3,000,000	3,000,000	3,000,000	3,000,000

____________

(1)      Diluted loss per share is the same as basic loss per share for all scenarios presented because the effects of potentially dilutive instruments were anti-dilutive as a result of the net loss.

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been antidilutive, or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

BUSINESS OF LYNK AND CERTAIN INFORMATION ABOUT LYNK

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us,” “our” or “Lynk” refers to Lynk Global, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. Some of the information contained in this section or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.

Company Overview

Lynk is working to connect everyone, everywhere by building, launching, and operating a constellation of ‘cell-tower-in-space’ satellites in LEO that Sat2Phone connections with continuous global coverage. We have a patented and proven satellite-direct-to-unmodified-standard-phone system, with a commercial authorization, that delivers service through our MNO partners. We have proven two-way SMS messaging and emergency alerts on all seven continents, and has received regulatory approval in at least 30 countries, and have independently demonstrated two-way real-time voice calls with multiple MNOs and government agencies. We are currently providing a beta service in at least seven countries.

Our plan is to start commercial service with messaging and emergency alerts, and to roll-out voice and broadband data services at a later date. Our satellite network is designed to be used by standard, unmodified, off-the-shelf mobile phones or 2G/4G LTE/5G devices, initially using low band ultra-high frequency (“UHF”) and later using middle band (L, S and/or C-band) spectrum. The mobile traffic captured by our Sat2Phone constellation will be transmitted to Earth and linked to conventional cellular networks via high-throughput Ka-band ground stations that are located in many different countries. We anticipate that end users will eventually be able to access and utilize every mobile phone service on their phone, and believe that our Sat2phone service (the “Sat2Phone Service”) will become so frictionless, and so similar to service from ground-based cell towers, that many users will not know they are connected via satellite.

Our MNO partners will offer the Sat2Phone Service to their subscribers either as a premium service, or as part of their existing plans. To this end, we have signed more than 35 full commercial contracts with MNOs, covering more than 50 countries. We have signed two different types of commercial contracts with MNOs, 1) “revenue share” where the MNO charges their subscribers for a new or premium service and we split the revenue, and 2) “usage based” in which the MNO pays us based on the usage of the subscriber.

We believe the Sat2Phone Service will be highly attractive to MNOs as it will enable them to improve their service offering without any incremental capital investments by the MNO. The Sat2Phone Service is expected to enable MNOs to augment and extend their coverage without building towers or other land-based or air-based infrastructure, which can be economically cost-prohibitive, such as in rural or remote communities, or physically difficult due to geographical challenges, such as in the mountains, or on the oceans. Historically, having better geographic coverage has been a major reason for mobile subscribers to switch their MNO provider. As a result of the extension of coverage created by our planned Sat2Phone Service, we believe that our MNO partners will be able to increase subscribers’ average revenue per unit (“ARPU”), acquire new subscribers, and reduce subscriber churn.

Since the creation of the Company, we have reached a series of milestones, including many firsts:

(1)    In 2017, we submitted patent applications of the fundamental core technologies that allow standard unmodified phones to stay connected via satellite. We invented a method for compensating, at the satellite, for “doppler shift” and for the “extended range time delays” such that the phone on the ground connects to our satellite as if it is connecting to a standard mobile tower on the ground. We believe these patents are fundamental for any company wanting to use satellites to connect unmodified standard mobile phones here on Earth. This technology is currently either patented, or patent pending, in at least 55 countries;

(2)    In February 2020, we became the first company to send a text message from a satellite in space to a standard unmodified mobile phone on Earth;

(3)    In the Fall 2021, we became the first company to create a successful two-way connection between a satellite cell-tower in space and a standard unmodified (“3GPP”) mobile device on Earth;

(4)    In April 2022, we launched the world’s first commercial cell-tower-in-space (called “Lynk Tower 1”);

(5)    In September 2022, we were the first satellite direct-to-mobile company ever to receive FCC approval for commercial service; and

(6)     In January 2023, we launched our second and third commercial satellite-cell-towers (“Lynk Towers 3 & 4”).

As of February 14, 2024, we are scheduled to launch Lynk Towers 5 & 6 in the first quarter of 2024 on SpaceX’s Transporter 10 mission.

We operate from our 12,133 square foot corporate headquarters in Virginia.

Competitive Advantage

We believe our planned Sat2Phone Service will have the following competitive advantages:

Proven & Operational Technology:    We have proven our ability to send and receive SMS and emergency alerts on all seven continents and have proven two-way real-time voice calls with multiple independent MNOs, and with multiple agencies of the U.S. government. As of February 9, 2024 the Sat2Phone Service is operational in seven countries.

Small Low-cost Satellites:    As compared to some companies, Lynk has intentionally started our Sat2Phone Service with smaller satellites, which lowers the cost and risk to our systems. The bill of materials for Lynk’s current Gen1 satellites is approximately $300,000. By leveraging small satellite technology, we anticipate that we can build a LEO constellation that can provide global seamless coverage for messaging for about $200 million. Meanwhile, certain competitors need to spend billions of dollars to get to a global commercial service.

Vertical Integration:    In 2017, after considering alternatives, the Company intentionally adopted a vertical integration strategy for satellite production and operations. This is a fundamental restructuring of the traditional satellite industry, in which satellite operators purchase full satellite systems from satellite manufacturers. Vertical integration has several benefits, including lower overall costs, faster manufacturing, easier ability to integrate changes and improvements to the spacecraft design, and reduced supply chain risks (dependency on outside suppliers). Many new competitors that might consider entering the Sat2Phone business will have to choose between paying a satellite manufacture to design and manufacture a satellite that is optimized for Sat2Phone or investing in developing new in-house capabilities to design and manufacture Sat2Phone optimized satellites. In either case, we anticipate this additional barrier will increase the costs and risks of new competitors entering the Sat2Phone market.

Commercial Contracts:    Lynk has signed more than 35 commercial contracts with MNOs and mobile virtual network operators (“MVNOs”). Many other companies have only entered into memorandums of understanding or testing agreements, which are far short of a full commercial contract. Achieving full commercial contracts with MNOs around the world is a significant barrier.

Easy Commercial Integration:    As compared to some competitors, the Company does not require any changes to the MNO’s network. The Company provides this service through a simple roaming model, which requires no change to an MNO’s core network, significantly reducing engineering, operational, and contracting friction with prospective MNO customers. This is one reason that the Company has already integrated its space network with the networks of eight MNOs and is already operational in at least seven countries in the world.

Mobile Network Operators:    MNOs have over five billion existing customers, significant spectrum holdings, and close relationships with regulators across the world. By adopting a wholesale partnership model with MNOs, the Company aligns its interests with the interests of MNOs. By partnering with MNOs, we have immediate access to the subscribers of MNOs and to MNO spectrum, for our service. Anybody contemplating going around the MNOs will need to pursue regulatory overhaul in each target market to access terrestrial spectrum from space, acquire their own spectrum in each such country, and invest significant capital in persuading subscribers to leave MNOs and switch to the Sat2Phone provider. MNOs are a significant barrier to entry to new entrants.

Regulatory:    Regulatory approval is a major barrier to the entry for any Sat2Phone competitor. Currently, global regulators are in the process of studying the use of terrestrial spectrum by satellite networks to provide direct-to-device services, such as Sat2Phone. The FCC, which is leading the world in proposing a regulatory framework for direct-to-device services, has progressed to the initial stage of the regulatory process (proposing rules) and must still determine whether and how to proceed with a licensing framework.

Under the existing regulations, we worked with the FCC to obtain the first commercial authorization for direct-to-device service by the U.S. regulator, subject to certain conditions. We have also acquired licenses from several other regulatory authorities to begin commercial service (seven countries) and conduct testing (approximately 30 countries). As we continue to expand, we will need to obtain regulatory approvals in each country before we can begin testing or commercial service.

The Gen1 satellites make up the first tranche of the Lynk system. We are designing and assembling our Gen1 satellites in-house at our headquarters in Virginia. The exact timing of launches is contingent on a number of factors, including grant of additional commercial authorizations, launch provider availability and satisfactory launch opportunities, satisfactory and timely completion of assembly and testing of our Gen1 satellites and other factors, including some which may be beyond our control. Leveraging the launch and deployment of additional Gen1 satellites, we plan to expand our limited, periodic Sat2Phone Service to solicit customer uptake and generate revenue from such service.

We believe the successful deployment of our first three commercial Gen1 satellites has begun to demonstrate the advantages of the Sat2Phone Service in the marketplace. Building on this initial success, we have developed a phased satellite deployment and corresponding Sat2Phone Service commercial service roll-out initially targeted at geographical areas with a greater need for the space-based service, and which are located in regions with supportive regulators that can facilitate access to regulatory approvals. We will continually improve the service over time with the steady launch and operation of the first tranche of Lynk satellites. Additional satellites beyond the initial tranche of Gen1 satellites may be deployed to further enhance coverage and system capacity in response to market demand.

We do not anticipate that ubiquitous coverage will be available at all times in the areas served by the initial tranche of satellites due to numerous factors, including the number of active satellites in the sky overhead, latitude of the geographic area, orbital inclination of the satellites, spacing of the satellites in orbit, etc. The timeline for the deployment of our Gen1 satellites has been, and continues to be, subject to numerous uncertainties, many of which are beyond our control, including grant of additional commercial authorizations, satisfactory and timely delivery of satellite components, satisfactory and timely assembly and testing of the satellites, availability of launch opportunities by the launch providers, our ability to raise capital, launch costs, ability to enter into definitive agreements with MNOs, other regulatory approvals, and other factors. Accordingly, we may adopt a deployment and commercialization strategy, including the nature and type of services offered and the geographic areas where we may launch such services, that may differ materially from our previous and/or current plans. Also, we need to obtain regulatory approval in each new jurisdiction where we wish to provide the Sat2Phone Services and our inability to obtain such approval on a timely basis, or at all, could impact our commercial launch plans.

In the future, we plan to leverage the skills, know-how and technological expertise derived from the design and assembly of our Gen1 satellites in the development of our Gen2 satellites.

Customers

We have developed relationships with over 35 MNOs and MVNOs and with others that have innovative technologies and products, skilled personnel, and potential end-user customers that complement our strategy. We believe our business model is attractive to MNOs who will be able to augment and extend their mobile coverage to customers without having to build additional towers, infrastructure, or purchase additional spectrum. In addition, we believe that the Sat2Phone Service will provide MNOs the opportunity to increase monthly ARPU through the sales of additional services, or by increasing the value of their existing service plans.

Service Offering

While we expect that the majority of our Sat2Phone Service revenue will be generated through revenue-sharing or data usage arrangements with MNOs, the ultimate offerings and pricing will be subject to mutual agreement with the MNOs and there can be no assurance as to what model any MNO ultimately offers its customers and the level of customer acceptance of these models.

Manufacturing, Assembly and Launch

Our strategy is to manufacture satellite components and assemble, integrate and test our satellites in our facilities in Virginia. Our plan is to make additional investments to be able to produce additional satellites per month to meet our future commercial launch and planned deployment strategy. Our future plans include building in-house manufacturing facilities for assembly and testing of our satellites, as well as for assembly and testing of avionics components and electronic components, and co-located engineering. We will need to make significant capital investments in buildings and equipment to expand our facilities to manufacture certain satellite components at our facilities, to assemble, integrate our Gen1 satellites, and to conduct various tests of satellites including vibration and environmental testing at our facilities.

We currently utilize a range of domestic and international contract manufacturers and vendors to manufacture specific components, subsystems, software and other electronic components used in our Gen1 satellites. Some components, subsystems and services necessary for the assembly of our satellites are obtained from a limited group of suppliers.

We have previously entered into, and plan to enter into, additional Launch Services Agreements with SpaceX or other third-party providers relating to the launch of our Gen1 satellites. The exact timing of the launches will be contingent on a number of factors, including satisfactory and timely completion of production and testing of Gen1 satellites, availability of launch opportunities on SpaceX or other launchers, and other factors beyond our control. We are also actively engaged in discussions with other launch providers for launch of our Gen1 satellites.

Satellite Technology Development

The industry in which we compete is subject to rapid technological developments, evolving standards and regulatory requirements, changes in customer requirements and continuing developments in the communications and networking environment area. We believe our ability to adapt to these changes, and to develop the Sat2Phone Service and the related components will be an important factor in our ability to execute our business plan.

We conduct a majority of our engineering development activities by utilizing our engineering team of space scientists and consultants to work with us on various aspects of our satellite system development efforts. Our engineering development activities primarily take place at our Virginia facility. While we design, assemble and test the full satellite, we utilize third-party technology partners to assist in the development of many subsystems and parts of our satellite technology, including unique satellite mechanical and electronic subsystems.

Government Regulations

We provide services that rely on the use of radio-frequency spectrum, and the provision of such services is highly regulated at both the domestic and international levels. We are required to comply with the laws and regulations of the national, and sometimes local, authorities of each country we seek to provide service in, including obtaining regulatory approvals in connection with our services. In addition to domestic regulations our satellites must be operated in accordance with the regulations and procedures of the ITU, a specialized agency of the United Nations, including the coordination of satellite systems and the avoidance of harmful interference among different users of the same radio-frequency spectrum.

As a U.S.-licensed satellite network, our business is subject to the extensive rules, regulations, statutes, orders and policies adopted by the U.S. Government. For example, in the U.S., commercial use of radio-frequency spectrum is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended, and no company or person may transmit signals within or into the United States without an authorization issued pursuant to that authority. To that end, the FCC is responsible for authorizing the construction, launch, and operation of commercial satellite networks, as well as granting authorization for non-U.S. licensed spacecraft to be used to serve the U.S. market. The FCC also licenses the operation of satellite earth stations and regulates the technical and other aspects of the operation of these facilities.

In March 2023, the FCC adopted a Notice of Proposed Rulemaking seeking comment on a new regulatory framework for Supplemental Coverage from Space (“SCS”), which would allow satellite operators to collaborate with terrestrial service providers to extend the reach of terrestrial mobile networks through the use of terrestrial spectrum over satellite networks. After receiving initial comments from stakeholders, the FCC is currently considering next steps, including a report and order and further notices of proposed rulemaking (such as on E911 obligations). While no action has yet been taken, the overall approach proposed by the FCC, if approved in its current form with some modifications, could provide a favorable regulatory framework for the satellite-to-device services industry. In the interim, the FCC issues licenses to direct-to-device operators, like the Company, on a case-by-case basis pursuant to existing rules and waivers thereof.

The Company received an initial grant of authority from the FCC to operate a commercial satellite network to provide Sat2Phone Service outside the U.S. The license grants the Company authority to utilize up to 10 satellites at an approximate altitude of 500-550 kilometers to provide direct-to-device service in countries that authorize the service. Our license is subject to routine conditions, including launch and operation milestones, that we must comply with. Any material changes to the operational parameters of our satellites, as currently described in our license, will require prior approval from the FCC before the Company may undertake such changes. If we do not meet the launch and operation milestones set out in our grant, we risk losing our surety bond and having the size of our network reduced. We anticipate meeting our milestone requirements with the launch of Lynk Towers 5 and 6, thereby releasing us from our bond obligation. Our current license is for six years and is non-renewable. We must file applications for authority to construct, launch, and operate the remaining tranches of satellites in our Gen1 system. We anticipate augmenting our existing grant of authority with an application for a fifteen-year renewable license coupled with additional six-year non-renewable licenses, which will help us ensure we can meet the expeditious deployment objectives of our Gen1 tranche.

In the U.S. we also need the approval of the FCC’s Wireless Telecommunications Bureau, which handles terrestrial wireless licensing, because the Sat2Phone Service communicates with end user devices using satellites transmitting on spectrum traditionally licensed to MNOs. In accordance with the FCC’s proposed regulatory regime for SCS, we plan to seek this approval through a terrestrial MNO with whom we have a cooperative arrangement.

We also plan to apply for FCC authority for the U.S. portion of the Sat2Phone Service ground segment, consisting of approximately three fixed earth stations located in the United States. Earth station licenses generally are granted for fifteen-year terms, and typically are renewed in the ordinary course. As with the satellite authorizations, material changes in earth station operations would require prior approval by the FCC. The operation of our earth stations is subject to various license conditions, as well as the technical and operational requirements of the FCC’s rules and regulations, including coordination with terrestrial operators in the same radio-frequency spectrum.

We are also seeking regulatory approval for fixed earth stations in other jurisdictions, as well as regulatory approval to permit the commercial operation of our satellites using Ka-band frequencies in those jurisdictions where we intend to operate. If we are unable to obtain such regulatory approvals, we would not be able to operate in those jurisdictions. We intend to contract with third parties for the usage of UHF and S-band frequencies in jurisdictions outside of the United States in connection with the commercial operation of the Sat2Phone Service.

Government regulators, including the FCC, have adopted expansive views of the scope of their regulatory authority over common carriers and are increasingly focused on the quality of service, customer disclosures, customer privacy, and the customer support that wireless carriers provide. Although we are not currently subject to common carrier obligations and regulations, Sat2Phone’s MNO partners may be subject to the conditions described above and the FCC is currently considering how some of these obligations — particularly E911 — may be adapted to apply to satellite operators providing SCS. Other common carrier obligations include, but are not limited to: universal service obligations; rules governing billing and the pass through of third party charges, regulations governing subscriber privacy and customer proprietary network information; access to E911 and location accuracy requirements; roaming obligations; rules that require wireless service providers to configure their networks to facilitate electronic surveillance by law enforcement officials; emergency warning requirements; rules governing spam, telemarketing and truth-in-billing; outage reporting; open Internet and Net Neutrality requirements; cybersecurity and rules requiring the offering of equipment and services that are accessible to and usable by persons with disabilities, among others.

Intellectual Property

Our intellectual property (“IP”) portfolio is expansive and technologically diverse, containing numerous and various innovations of the direct-to-cell satellite ecosystem from space to Earth. Our IP portfolio comprises approximately 11 patent families worldwide. To date, we have secured 12 granted United States patents and at least one United States patent application that has been indicated as allowable and ready for issue pending completion of patent office formalities. We also have approximately 12 currently pending United States patent applications. Moreover, we have secured 22 granted international patents providing protection in 16 different countries, including Europe, Australia, Japan, and South Korea, and patent applications that have been indicated as allowable and ready for issue pending completion of patent office formalities. We have approximately 21 pending international patent applications in various countries as well as Patent Cooperation Treaty patent applications. In total, as of February 1, 2024, we will have more than 500 patent and patent pending claims in the U.S. and more worldwide, of which approximately 360 have been officially granted or allowed in the U.S.

We seek to establish and maintain our proprietary rights in our technology and products through a combination of patents, copyrights, trademarks, trade secrets and contractual rights. We also seek to maintain our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures. We have filed or registered a number of patents and trademarks in the United States and in other countries and have a number of patent filings pending. There can be no assurance, however, that these rights can be successfully enforced against competitors or competitive products in any particular jurisdiction. Although we believe the protection afforded by our patents, copyrights, trademarks, trade secrets and contracts has incredible value, the rapidly changing technology in the satellite and wireless communications industries and uncertainties in the legal process make our future success dependent on the innovative skills, technological expertise and management abilities of our employees.

Certain of our products include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all.

The industry in which we compete is characterized by rapidly changing technology, a large number of patents, and related litigation regarding patent and other intellectual property rights. We cannot assure you that our patents and other proprietary rights will not be challenged, invalidated or circumvented, that others will not assert intellectual property rights to technologies that are relevant, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States.

Competition

The mobile satellite services industry at-large is highly competitive but has significant barriers to entry, including the cost and difficulty associated with successfully developing, building and launching a satellite network and obtaining various governmental and regulatory approvals. In addition to cost, there is a significant amount of lead time associated with obtaining the required licenses, designing, building and launching the satellite constellation, and developing and deploying the ground network technology. We currently face substantial competition from other service providers that offer a range of mobile and fixed communications options. There are also a number of competitors working to develop innovative solutions to compete in this industry, many of which are more established providers or have significantly greater resources than we do. In addition, while we view our services as largely complementary to terrestrial wireline and wireless communications networks through our MNO partnerships, we also compete with them indirectly.

We face competition from existing and emerging satellite direct to device service providers such as SpaceX, AST Space Mobile, Viasat, Globalstar, Ligado, Omnispace, SkyLo, ORBCOMM, Thuraya Telecommunications Co. and Iridium Communications that offer a range of mobile and fixed communications options. In addition, we face competition from companies developing extended range direct to device coverage from high-altitude platforms, using airplanes and/or balloons, including Aalto, Avealto, Aerostar, AeroVironment, SCeye, Airbus, Hapsmobile (a division of Softbank), Meta, Google, Boeing, Lockheed, BAE Systems, Aurora Flight Sciences, Scaled Composites, Stratospheric Platforms, and companies in China and Russia. In 2023, Apple introduced a new service supported by Globalstar which provides SOS Emergency Service capabilities to its latest generation iPhones. In September 2022, SpaceX and T-Mobile US announced that they plan to offer a text based service. SpaceX launched their first 6 test satellites for “direct to cell” in January 2024, and has demonstrated the ability to send and receive text messages from space. We believe the planned Sat2Phone Service will compete with the direct to device segment of the mobile satellite service sector by providing the ability to utilize existing unmodified handsets and serve virtually all of the handsets used by subscribers today.

We also compete with regional mobile satellite communications services in several geographic markets that use satellites in Geosynchronous Orbit (“GEO”). In some cases, the majority of our competitors’ customers require regional low-data rate services, not global, mobile voice and data services, so GEO satellite competitors may present a viable substitute for some features in the Sat2Phone Service. As examples, companies such as Viasat, Ligado, EchoStar, SkyLo, Bullet, and Yahsat/Thuraya have announced plans for using GEO satellites to send low-data-rate messages and alerts to standard devices. In some markets, we compete directly or indirectly with very small aperture terminal (VSAT) operators that offer communications services, such as Wi-Fi, using VSATs to provide the backhaul or hybrid systems to target users. We also compete indirectly with terrestrial wireline and wireless communications networks and to the extent that terrestrial communications companies invest in underdeveloped areas, we may face increased competition in those areas.

Environmental, Health and Safety

We are subject to various laws and regulations relating to the protection of the environment and human health and safety, including those governing the management, storage and disposal of hazardous materials, such as fuels and batteries, which may contain hazardous materials. Certain environmental laws, such as the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), impose joint and several liability, without regard to fault, for cleanup costs on persons who disposed of or released hazardous substances into the environment, including at third-party sites or offsite disposal locations, or those who currently own or operate (or formerly owned or operated) sites where such a release occurred. In addition to clean-up actions brought by federal, state, local and foreign governmental entities, private parties could raise personal injury or other claims against us due to the presence of, or exposure to, hazardous materials on, from or otherwise relating to such a property.

Also, our operation of satellites will be regulated by various jurisdictions over which our satellites will travel, as well as those jurisdictions in which we enter or return to the Earth’s atmosphere and land (including through unintentional landings), though complete destructive of each satellite is anticipated in the atmosphere after re-entry. We could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or in connection with liabilities under environmental laws and regulations.

Human Capital Management

As of February 9, 2024, we had approximately 55 employees and contractors in the U.S. We view the strength of our leadership team and our talented colleagues as a critical component of our future success. None of our U.S. employees are subject to any collective bargaining agreement. Generally, each employee is required to sign a confidentiality, assignment, non-disclosure and non-compete agreement with us. We have not experienced any work stoppages and consider our relations with our employees to be good.

We consider our talent to be very important to our operations and execution of our business strategy as well as the overall success of our business and is critical to achieving our mission. Our key human capital objectives in managing our business include attracting, developing and retaining top talent, while integrating to include integrating talent into our core values using Lynk’s leadership principles. We invest significant management attention, time and resources to attract, engage, develop and retain our talent. Our talent strategy focuses on our employee training and development in the Lynk leadership principles and the overall well-being and safety of our talent. We are a mission-oriented company, and generally focus on attracting talent that desires to have a large, significant, and positive impact on the world, in addition to compensation.

We have ongoing training and development programs to enable employees to further refine and develop their skills. We provide access and make training and development programs available to our employees which include technical programs, regulatory and compliance, business communications and leadership development.

We seek to attract a diverse population of employees by using a wide variety of recruiting platforms, such as online job portals (including portals targeted to diverse communities), recruiters, local university career fairs, and employee referrals. We encourage training and development of our employees and provide on-the-job training and online platforms.

Our success depends, in part, on our continuing ability to identify, hire, attract, train, develop, and maintain our employees’ well-being. Our ability to hire, attract and retain employees depends on our ability to provide competitive total compensation. Our compensation and benefit packages are designed to attract and retain employees and align the employees’ interests with our long-term success. We generally make available the following benefits for our employees, including, but not limited to, stock options, health insurance, dental and vision insurance, 401k, short-term disability, paid vacation, paid time off for holidays, sick time, and parental leave.

We are committed to ensuring a safe working environment for our employees. Our engineering and manufacturing facilities have injury prevention programs, and our procedures emphasize the need for the cause of injuries to be investigated and for action plans to be implemented to mitigate potential recurrence.

EXECUTIVE AND DIRECTOR COMPENSATION OF LYNK

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Lynk,” “the Company”, “we,” “us” or “our” refers to Lynk and its consolidated subsidiaries prior to the consummation of the Business Combination and to Topco and its consolidated subsidiaries following the Business Combination. Slam currently qualifies, and Topco will qualify, as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer, its two most highly compensated executive officers (other than the principal executive officer) and up to two additional persons who served as executive officers during the fiscal year but were no longer serving in such capacity as of the end of the fiscal year if their total compensation is higher than any of the two most highly compensated executive officers.

Executive Compensation Prior to the Business Combination

This section discusses the material components of the executive compensation program offered to the executive officers of Lynk who would have been “named executive officers” for 2023 and who will serve as executive officers of Lynk following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our “NEOs”:

•        Charles Miller, our Chief Executive Officer;

•        Daniel Dooley, our Chief Compliance Officer; and

•        Margo Deckard, our Chief Operations Officer

Each of our NEOs will serve us in the same capacities after the consummation of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the consummation of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2023 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Lynk’s NEOs for services during 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Plan Compensation(1) ($)	Total ($)
Charles Miller, Chief Executive Officer	2023	240,000	—	—	—	240,000
Daniel Dooley, Chief Commercial Officer	2023	286,538	—	—	537,000	823,538
Margo Deckard, Chief Operating Officer	2023	191,538	—	—	67,500	259,038

____________

(1)      The amounts reported represent incentive bonuses earned for 2023 based upon the achievement of certain performance metrics.

Narrative Disclosure to the Summary Compensation Table

2023 Base Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Miller’s annual base salary during fiscal year 2023 was $240,000. During fiscal year 2023, Mr. Dooley’s annual base salary was $275,000 until July 16, 2023 and effective July 17, 2023, increased to $300,000. During fiscal year 2023, Ms. Deckard’s annual base salary was $150,000 until July 16, 2023 and effective July 17, 2023, increased to $240,000.

2023 Annual Bonuses

During the year ended December 31, 2023, both Mr. Dooley and Ms. Deckard were eligible to receive cash bonuses based upon the achievement of certain performance milestones. Mr. Dooley’s cash bonuses were earned based upon the Company entering into commercial contracts with certain MNOs and Ms. Deckard’s bonus was paid by the Company in 2023 upon the completion of the Company’s SAFE financing in 2023.

Equity Incentive Compensation

In November 2017 our board of directors adopted the 2017 Plan, which has been amended from time to time. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity awards provide our executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity awards promote executive retention because this feature incentivizes our executive officers to remain in our employment during the applicable vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our NEOs and from time to time may grant equity incentive awards to them. We did not grant equity awards to our NEOs in 2023. For additional information regarding outstanding equity awards held by our NEOs as of December 31, 2023, see the “Outstanding Equity Awards at 2023 Fiscal Year End” table below.

Perquisites

We generally do not provide perquisites or personal benefits to our employees, including our NEOs.

Offer Letters and Employment Agreements with Lynk’s Named Executive Officers

We have entered into an offer letter with Mr. Dooley on March 6, 2021 (the “Dooley Offer Letter”). The Dooley Offer Letter provides for ‘at will’ employment and sets forth the terms of Mr. Dooley’s employment, including his positions and duties, initial annual base salary, and initial equity grants. Mr. Dooley’s current annual base salary is $300,000 and he is eligible to receive an uncapped amount of cash bonuses per year, as well as certain option grants, based on the number and type of commercial contracts entered into by the Company with certain mobile network operators.

As founders of Lynk, neither Mr. Miller nor Ms. Deckard have entered into offer letters with Lynk.

All NEOs are eligible to participate in the employee benefit plans available to our employees, subject to the terms of such plans.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of the NEOs as of December 31, 2023.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Charles Miller	—		—		—	—
Daniel Dooley	33,000	(2)	15,000	(2)	1.32	6/17/2031
	90,000	(3)	90,000	(3)	1.32	6/17/2031
Margo Deckard	—		—		—	—

____________

(1)      Each equity award is subject to the terms of our 2017 Plan.

(2)      The shares underlying this option vest as follows: 25 percent of the shares vest on the one-year anniversary of March 9, 2021, and 1/48th of the shares vest on a monthly basis thereafter, in each case subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(3)      The shares underlying this option were 50 percent vested as of December 31, 2023, with another 25 percent to vest on March 9, 2024, and the remaining 25 percent to vest on March 9, 2025.

Employee Benefit and Equity Compensation Plans and Arrangements

2017 Equity Incentive Plan

The 2017 Plan allows for the grant of incentive stock options to our employees and any of our subsidiary corporations’ employees, and for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units awards and other awards to our employees, directors and consultants.

Under the 2017 Plan, Lynk has reserved for issuance an aggregate of 1,865,000 shares of Class A common stock. The number of shares of Class A common stock reserved for issuance is subject to adjustment in the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure that constitutes an equity restructuring and no more than 5,595,000 shares may be issued pursuant to incentive stock options.

The 2017 Plan is administered by the Company’s board of directors or a committee appointed by it (the “plan administrator”). The plan administrator has full power to, among other things, select from among the individuals eligible for awards, the individuals to whom awards will be granted, to accelerate the time at which a stock award may be exercised or vest, to amend the 2017 Plan and to determine the specific terms and conditions of each award, subject to the provisions of the 2017 Plan. Additionally, the plan administrator may delegate to a committee comprised of one or more other officer(s) of Lynk, the power to designate non-officer employees to be recipients of stock options and stock appreciation rights under the 2017 Plan and to determine the number of shares subject to such stock awards to be received by such employee, pursuant to the terms and limitations as provided in the 2017 Plan.

The plan administrator may exercise its discretion to reduce the exercise or purchase price of outstanding stock awards under the 2017 Plan or effect repricing through cancellation of such outstanding and by granting such holders new awards in replacement of the cancelled options in accordance with the terms of the 2017 Plan.

Stock options may be granted under our 2017 Plan. The exercise price per share of all stock options must equal at least 100% of the fair market value per share of our Class A common stock on the date of grant. The term of a stock option may not exceed ten years. An incentive stock option granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock on the date of grant, or any subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of our Class A common stock on the date of grant. The plan administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or certain other property or other consideration acceptable to the plan administrator. After a participant’s termination of service, the participant generally may exercise his or her stock options, to the extent vested as of such date of termination, during a period of three months after termination of service. If a termination of service is due to death, the option generally will remain exercisable, to the extent vested as of such date of termination, until 18 months following the date of termination of service and if a termination of service is due to disability, the option generally will remain exercisable, to the extent vested as of such date of termination, until the 12 months following the date of termination of service. However, in no event may an option be exercised later than the expiration of its term. If a termination of service is for cause (as defined in an applicable award agreement), the stock option automatically expires upon the date of the termination of service.

Restricted shares may be granted under our 2017 Plan, subject to such conditions and restrictions as the plan administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.

The 2017 Plan generally does not allow for the transfer or assignment of awards, other than, at the discretion of the plan administration in a manner that is not prohibited by applicable tax and securities laws.

In the event of certain changes in our capitalization, the exercise prices of and the number of shares subject to outstanding stock awards, and the purchase price of and the numbers of shares subject to outstanding stock awards will be proportionately adjusted, subject to any required action by our board of directors or stockholders.

The 2017 Plan provides that upon the effectiveness of a “corporate transaction,” as defined in the 2017 Plan, our board of directors may (i) arrange for the surviving corporation or acquiring corporation to assume, continue or to substitute similar stock awards for the outstanding stock awards under the 2017 Plan, (ii) arrange for the assignment of any reacquisition or repurchase rights held by us in respect of Class A common stock issued pursuant to the stock award to the surviving corporation or acquiring corporation, (iii) accelerate the vesting of the stock awards to a date prior to the effective time of the corporate transaction, (iv) arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award, (v) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for cash consideration as the board may deem appropriate, or (vi) make a payment equal to the excess of (a) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the corporate transaction over (B) any exercise price payable by such participant in connection with such exercise.

The 2017 Plan will be terminated in connection with the Closing of the Business Combination, and accordingly, no shares will be available for future issuance under the 2017 Plan following the Closing Date. The 2017 Plan will continue to govern outstanding awards granted thereunder.

As of December 31, 2023, options to purchase up to [            ] shares of our Class A common stock were outstanding under the 2017 Plan. Additionally, as of December 31, 2023, [            ] restricted stock awards were outstanding under the 2017 Plan.

2024 Stock Option and Incentive Plan

The Equity Incentive Plan was adopted by the Slam board of directors on [            ] and is subject to the approval of Slam shareholders as described in the “Equity Incentive Plan Proposal.” Under the Equity Incentive Plan, we have initially reserved for issuance an aggregate of [            ] shares of our Class A common stock. The terms, eligibility and administration of our Equity Incentive Plan is described in further detail in the section titled “Equity Incentive Plan Proposal.”

Following the consummation of the Business Combination, we expect to make future grants of equity incentive awards under the Equity Incentive Plan.

2024 Employee Stock Purchase Plan

The ESPP was adopted by the Slam board of directors on [            ] and is subject to the approval of Slam shareholders as described in “Employee Stock Purchase Plan Proposal.” Under the ESPP, we have initially reserved for issuance an aggregate of [            ] shares of our Class A common stock. The terms, eligibility and administration of our ESPP is described in further detail in the section titled “Employee Stock Purchase Plan Proposal.”

Executive Compensation

Following the Closing, Topco intends to develop an executive compensation program that is designed to align compensation with Topco’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. The executive compensation program may include an executive compensation plan for which the combined company may seek stockholder approval following the Closing. Decisions on the executive compensation program will be made by the compensation committee of the Topco Board.

Non-Employee Director Compensation

Prior to Closing, we did not have a formal non-employee director compensation policy.

The following table presents the total compensation for each person who served as a non-employee director of our board of directors during 2023. Other than as set forth in the table and described more above, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2023. We reimburse non-employee members of our board of directors for reasonable travel and out-of-pocket expenses incurred in attending meetings of our board of directors and committees of our board of directors. Mr. Miller, who is our Chief Executive Officer, Ms. Deckard, who is our Chief Operations Officer, and Tyghe Speidel, who is our Chief Technology Officer, also served as members of our board of directors, and were not separately compensated for their services as members of the board of directors. The compensation paid to Mr. Miller and Ms. Deckard, as our NEOs, are reported in the “Executive and Director Compensation of Lynk — 2023 Summary Compensation Table” above. Mr. Speidel is an executive officer but is not an NEO.

Name	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Hoyt Davidson(1)	—	—	$8,150	$8,150
Mark Foster(2)	—	—
Himanshu Gulati(2)	—	—
Malon Wilkus(2)	—	—

____________

(1)      During fiscal year 2023, Near Earth LLC, of which Hoyt Davidson is a partner, received $8,150 in consulting fees pursuant to a consulting agreement entered into with the Company on March 23, 2020. Near Earth LLC’s consulting agreement sets forth the general terms of its consulting services with the Company, including cash consulting fees based upon achievement of certain performance metrics, hourly fee, and initial equity grant. As of December 31, 2023, Mr. Davidson, through Near Earth, LLC, beneficially held options to purchase an aggregate of 71,005 shares of our Class A common stock.

(2)      As of December 31, 2023, Messrs. Foster, Gulati and Wilkus did not hold any equity awards.

Non-Employee Director Compensation Policy

In connection with the Closing, Topco intends to adopt a new non-employee director compensation policy that will become effective as of the Closing and will be designed to enable us to attract and retain, on a long term basis, highly qualified non-employee directors. Under the policy, Topco’s non-employee directors will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors:	$	[ __ ]
Additional retainer for annual service as Non-executive Chairperson:	$	[ __ ]
Additional Annual Retainer for Committee Membership
Audit Committee Chairperson:	$	[ ]
Audit Committee member (other than Chairperson):	$	[ ]
Compensation Committee Chairperson:	$	[ ]
Compensation Committee member (other than Chairperson):	$	[ ]
Nominating and Corporate Governance Committee Chairperson:	$	[ ]
Nominating and Corporate Governance Committee member (other than Chairperson):	$	[ ]

In addition, the policy will provide that, upon initial election or appointment to our board of directors, each new non-employee director will be granted a one-time grant of a non-statutory stock option to purchase shares of Topco Common Stock equivalent to $[            ] in value on the date of such director’s election or appointment to the board of directors, or the Director Initial Grant. The Director Initial Grant will vest [in substantially equal annual installments over three years, subject to the non-employee director’s continued services to Topco]. On the date of each annual meeting of stockholders of Topco following the completion of the Business Combination, each non-employee director who has served as a director for[ at least 6 months prior] to the annual meeting and will continue as a non-employee director following such meeting will be granted an annual award of a non-statutory stock option to purchase shares of Topco Common Stock equivalent to $[            ] in value, or the Director Annual Grant. The Director Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next annual meeting of stockholders, subject to the non-employee director’s continued services to Topco. Such awards are subject to full acceleration vesting upon the sale of Topco.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period will not exceed $[            ] in the first calendar year such individual becomes a non-employee director and $[            ] in any other calendar year.

Topco will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Employee directors will receive no additional compensation for their service as a director.

LYNK GLOBAL, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “Company,” “Lynk Global,” “Lynk” or “Lynk Global, Inc.” refers to Lynk Global, Inc. and its consolidated subsidiaries. The following discussion and analysis of financial condition and results of operations of Lynk Global Inc. should be read together with Lynk’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Such discussion and analysis reflects the historical results of operations and financial position of Lynk Global, Inc. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements” and elsewhere in this proxy statement/prospectus.

Overview

Lynk is working to connect everyone, everywhere by building, launching, and operating a constellation of ‘cell-tower-in-space’ satellites in LEO that provide Sat2Phone connections with continuous global coverage. We have a patented and proven satellite-direct-to-unmodified-standard-phone system, with a commercial authorization, that delivers service through our MNO partners. We have proven two-way SMS messaging and emergency alerts on all seven continents, and in at least 30 countries, and have independently demonstrated two-way real-time voice calls with multiple MNOs and government agencies. We are currently providing a beta service in at least seven countries.

Our plan is to start commercial service with messaging and emergency alerts, and to roll-out voice and broadband data services at a later date. Our satellite network is designed to be used by standard, unmodified, off-the-shelf mobile phones or 2G/4G LTE/5G devices, initially using low band ultra-high frequency (“UHF”) and later using middle band (L, S and/or C-band) spectrum. The mobile traffic captured by our Sat2Phone constellation will be transmitted to Earth and linked to conventional cellular networks via high-throughput Ka-band ground stations that are located in many different countries. We anticipate that end users will eventually be able to access and utilize every mobile phone service on their phone, and believe that our Sat2phone service (the “Sat2Phone Service”) will become so frictionless, and so similar to service from ground-based cell towers, that many users will not know they are connected via satellite.

Our MNO partners will offer the Sat2Phone Service to their subscribers either as a premium service, or as part of their existing plans. To this end, we have signed more than 35 full commercial contracts with MNOs, covering more than 50 countries. We have signed two different types of commercial contracts with MNOs, 1) “revenue share” where the MNO charges their subscribers for a new or premium service and we split the revenue, and 2) “usage based” in which the MNO pays us based on the usage of the subscriber.

We believe the Sat2Phone Service will be highly attractive to MNOs as it will enable them to improve their service offering without any incremental capital investments by the MNO. The Sat2Phone Service is expected to enable MNOs to augment and extend their coverage without building towers or other land-based or air-based infrastructure, which can be economically cost-prohibitive, such as in rural or remote communities, or physically difficult due to geographical challenges, such as in the mountains, or on the oceans. Historically, having better geographic coverage has been a major reason for mobile subscribers to switch their MNO provider. As a result of the extension of coverage created by our planned Sat2Phone Service, we believe that our MNO partners will be able to increase subscribers’ average revenue per unit (“ARPU”), acquire new subscribers, and reduce subscriber churn.

Since the creation of the Company, we have reached a series of milestones, including many firsts:

(1)     In 2017, we submitted patent applications of the fundamental core technologies that allow standard unmodified phones to stay connected via satellite. We invented a method for compensating, at the satellite, for “doppler shift” and for the “extended range time delays” such that the phone on the ground connects to our satellite as if it is connecting to a standard mobile tower on the ground. We believe these patents are fundamental for any company wanting to use satellites to connect unmodified standard mobile phones here on Earth. This technology is currently either patented, or patent pending, in at least 55 countries;

(2)     In February 2020, we became the first company to send a text message from a satellite in space to a standard unmodified mobile phone on Earth;

(3)     In the Fall 2021, we became the first company to create a successful two-way connection between a satellite cell-tower in space and a standard unmodified (“3GPP”) mobile device on Earth;

(4)     In April 2022, we launched the world’s first commercial cell-tower-in-space (called “Lynk Tower 1”);

(5)     In September 2022, we were the first satellite direct-to-mobile company ever to receive FCC approval for commercial service; and

(6)     In January 2023, we launched our second and third commercial satellite-cell-towers (“Lynk Towers 3 & 4”).

As of February 9, 2024, we are scheduled to launch Lynk Towers 5 & 6 in the first quarter of 2024 on SpaceX’s Transporter 10 mission.

Recent Trends and Key Factors Affecting our Results of Operations

Impact of COVID-19, Global Macroeconomic and Geopolitical Conflicts

We continue to closely monitor the impact of COVID-19 and macroeconomic conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policies, higher interest rates, volatility in the capital markets, supply chain challenges, and geopolitical conflicts on all aspects of our business across geographies, including how it has and may continue to impact our operations, workforce, suppliers, and our ability to raise additional capital to fund operating and capital expenditures.

Changes in the prices of satellite materials due to inflation, supply chain challenges, and other macroeconomic factors may affect our capital costs estimates to build and launch the satellite constellation and adversely affect our financial condition, results of operations and cash flows. The extent of impact of these factors on our business will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time. To date, these factors have not had a material impact to our technology development efforts or results of our operations. However, if macroeconomic conditions deteriorate or there are unforeseen developments, our results of operations and financial condition, results of operations and cash flows may be adversely affected.

Components of Results of Operations

Revenues

For the years ended December 31, 2022 and 2021, our revenue was approximately $90 thousand and $1.8 million, respectively. To date, we have not generated any revenues from our Sat2Phone Service. All revenues for the nine months ended September 30, 2023 and 2022 and the years ended December 31, 2022 and 2021 were generated from government grants and consulting projects. We currently plan to initiate a limited, noncontinuous service in targeted geographical areas utilizing existing MNO agreements and regulatory approvals and seek to generate revenue from such service. We also will seek to generate project revenue from the sale of research and development services to commercial and governmental customers.

Research and Development Costs

Research and development costs consist principally of non-recurring development efforts in which the Company typically engages third-party vendors, including design and development of the electronic componentry, software, and mechanical deployment systems to be used in the satellites, materials and supplies, license costs, contract services, and other outside expenses. The Company expenses costs related to the construction and the launch of satellites which are prototypes and used as proofs of concept. Research and development costs are expected to fluctuate period over period depending on the achievement of milestones.

General and Administrative Costs

General and administrative costs include the costs of insurance, cost of non-engineering personnel and personnel related expenses, software licensing and subscriptions, office and facilities expenses, investor relations, and professional services, including public relations, accounting and legal fees.

Depreciation and Amortization

Depreciation and amortization expense includes depreciation expense related to property and equipment and amortization expense related to leasehold improvements.

Change in Fair Value of Financial Instruments

Convertible promissory notes payable, SAFE notes and certain warrants issued by us are accounted for as liability-classified instruments at their initial fair value on the date of issuance. They are remeasured on each balance sheet date and changes in the estimated fair value are recognized as change in fair value of financial instruments in the consolidated statements of operations.

Other Expense (Income), Net

Warrants issued in 2023 by us are accounted for as liability-classified instruments at their initial fair value on the date of issuance. They are remeasured on each balance sheet date and changes in the estimated fair value are recognized and recorded in other expense (income), net in the unaudited condensed consolidated statements of operations. Interest expense consists primarily of paid-in-kind interest recognized on the outstanding convertible promissory notes payable. Other income (expense), net also consists of interest earned on cash held by us in interest bearing demand deposit accounts.

Results of Operations

Nine Months Ended September 30, 2023 Compared with the Nine Months Ended September 30, 2022

The results for the periods shown below should be reviewed in conjunction with Lynk Global Inc.’s unaudited consolidated financial statements and notes for the nine months ended September 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus.

	For the Nine Months Ended September 30, (unaudited)
	2023	2022	$ Change	% Change
Revenues	$1,189,994	$50,000	$1,139,994	2,280%
Operating expenses
Research and development costs	5,214,490	5,543,544	(329,054)	(6)%
General and administrative costs	5,851,508	3,124,828	2,726,680	87%
Depreciation and amortization	186,775	49,029	137,746	281%
Total operating expenses	11,252,773	8,717,401	2,535,372	29%

Loss from operations	(10,062,779)	(8,667,401)	(1,395,378)	16%

Other (income) expenses
Change in fair value of financial instruments	(2,789,755)	18,505,577	(21,295,332)	(115)%
Issuance of warrants in connection with SAFE notes	5,389,814	—	5,389,814	NM
Interest expense	422,967	199,644	223,323	112%
Other expense, net	(548)	(2,989)	2,441	(82)%
Loss before income taxes	(13,085,257)	(27,369,633)	14,284,376	(52)%

Income tax expense	—	—	—	NM

Net loss	$(13,085,257)	$(27,369,633)	$14,284,376	(52)%

Comparison of the Nine Months Ended September 30, 2023 and 2022

Revenues

Revenues increased by approximately $1.1 million, or 2,280%, to approximately $1.2 million for the nine months ended September 30, 2023 as compared to approximately $50 thousand for the nine months ended September 30, 2022. This increase is primarily due to revenue from three new contracts in 2023.

Research and Development Costs

Research and development costs decreased by approximately $(0.3) million, or (6)%, to approximately $5.2 million for the nine months ended September 30, 2023 as compared to approximately $5.5 million for the nine months ended September 30, 2022. The decrease is primarily related to capitalization of construction in progress costs totaling $1.7 million associated with our satellite builds which offset the increased personnel-related costs of $0.8 million. Research and development costs in future periods will be driven by the remaining development programs and are expected to fluctuate quarter over quarter depending on the completion of milestones.

General and Administrative Costs

General and administrative costs increased by approximately $2.7 million, or 87%, to approximately $5.9 million for the nine months ended September 30, 2023 as compared to approximately $3.1 million for the nine months ended September 30, 2022. This increase is primarily due to increased spending on professional fees of approximately $2.3 million and employee hiring of approximately $0.6 million to support the growth of our business, offset by the warrant expense of $0.3 million during the nine months ended September 30, 2022.

Interest Expense

Interest expense increased by approximately $223 thousand, or 112%, to approximately $423 thousand for the nine months ended September 30, 2023 as compared to approximately $200 thousand for the nine months ended September 30, 2022. The increase is primarily due to the increase in the outstanding principal and accrued interest for convertible promissory notes.

Change in Fair Value of Financial Instruments

The unrealized gain related to the change in fair value of financial instruments was an unrealized gain of approximately $2.8 million for the nine months ended September 30, 2023 as compared to an unrealized loss related to the change in the fair value of financial instruments of approximately $18.5 million for the nine months ended September 30, 2022 due to the remeasurement of the value of the SAFE notes and convertible promissory notes.

Issuance of Warrants in Connection with SAFE Notes

During the nine months ended September 30, 2023, in connection with the issuance of SAFE notes the Company issued warrants to purchase common stock of the Company that will vest in three tranches based on the occurrence of certain events. The Company accounted for these warrants as liabilities at their fair value. The fair value of these warrants as of the issuance date was approximately $5.4 million, which was recorded to issuance of warrants in connection with SAFE notes in the Company’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023.

Income Tax Expense

As of September 30, 2023 and 2022, the Company had net deferred tax assets which were subject to a full valuation allowance. For the nine months ended September 30, 2023 and 2022, we recorded no income tax expense, resulting in an effective tax rate of 0%. The effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of the valuation allowance against our deferred tax assets.

Net Loss

Net loss for the nine months ended September 30, 2023 was approximately $13.1 million compared to approximately $27.4 million for the nine months ended September 30, 2022. Net loss decreased for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 due primarily to change in the fair value of financial instruments.

For the Year Ended December 31, 2022 Compared with the Year Ended December 31, 2021

The audited results for the periods shown below should be reviewed in conjunction with Lynk Global Inc.’s audited consolidated financial statements and notes as of and for the years ended December 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus.

	For the Years Ended December 31,
	2022	2021	$ Change	% Change
Revenues	$90,000	$1,760,000	$(1,670,000)	(95)%

Operating expenses
Research and development costs	6,830,655	5,390,603	1,440,052	27%
General and administrative costs	4,121,431	3,931,485	189,946	5%
Depreciation and amortization	68,045	27,238	40,807	150%
Total operating expenses	11,020,131	9,349,326	1,670,805	18%

Loss from operations	(10,930,131)	(7,589,326)	(3,340,805)	44%

Other expense (income), net
Interest expense	294,559	206,045	88,514	43%
Change in fair value of financial instruments	23,911,316	6,621,469	17,289,847	261%
Other income, net	(2,989)	—	(2,989)	NM
Loss before income taxes	(35,133,017)	(14,416,840)	(20,716,177)	144%

Income tax expense	—	—	—	NM

Net loss	$(35,133,017)	$(14,416,840)	$(20,716,177)	144%

Revenues

Revenues decreased by approximately $1.7 million, or 95%, to $90 thousand for the year ended December 31, 2022 as compared to approximately $1.8 million for the year ended December 31, 2021. This decrease is primarily due to the completion of a government contract in 2021.

Research and Development Costs

Research and development costs increased by approximately $1.4 million, or 27%, to approximately $6.8 million for the year ended December 31, 2022 as compared to approximately $5.4 million for the year ended December 31, 2021. The increase is primarily related to hiring of employees and the use of consultants to support the ongoing design and development of prototype satellites and underlying technology as we move towards commercial readiness. Research and development costs in the future periods will be driven by the remaining development programs and are expected to fluctuate period over period depending on the completion of milestones.

General and Administrative Costs

General and administrative costs increased by approximately $190 thousand, or 5%, to approximately $4.1 million for the year ended December 31, 2022 as compared to approximately $3.9 million for the year ended December 31, 2021. This increase is primarily due to increased spending on professional fees to support the financing and growth of our business.

Interest Expense

Interest expense increased by approximately $89 thousand, or 43%, to approximately $295 thousand for the year ended December 31, 2022 as compared to approximately $206 thousand for the year ended December 31, 2021. The increase is primarily due to the increase in the outstanding principal and accrued interest for the convertible promissory notes.

Change in Fair Value of Financial Instruments

The unrealized loss related to the change in fair value of financial instruments increased by approximately $17.3 million, or 261%, to approximately $23.9 million for the year ended December 31, 2022 as compared to an unrealized loss of approximately $6.6 million for the year ended December 31, 2021 due to the remeasurement of the fair value of the SAFE notes and convertible promissory notes.

Income Tax Expense

As of December 31, 2022 and 2021, the Company had net deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity and U.S. deferred taxes which were subject to a full valuation allowance. For the years ended December 31, 2022 and 2021, we recorded income tax expense resulting in an effective tax rate of 0%.

Net Loss

Net loss for the year ended December 31, 2022 was approximately $35.1 million compared to approximately $14.4 million for the year ended December 31, 2021. Net loss increased for the year ended December 31, 2022 as compared to the year ended December 31, 2021 due primarily to the unrealized loss on the change in fair value of financial instruments.

Liquidity and Capital Resources

Our primary cash needs are for working capital and capital expenditures. We fund these requirements from cash received through the issuance of convertible promissory notes and SAFE notes. As of September 30, 2023, we had approximately $13.4 million in cash compared to approximately $1.4 million as of December 31, 2022.

We do not expect to generate revenue in future periods until we launch our service. Accordingly, our current sources of liquidity are cash on hand, and from convertible promissory notes and SAFE notes as, and if, available to us. As of September 30, 2023, we had approximately $56.0 million of outstanding principal and interest related to the convertible promissory notes and SAFE notes compared to approximately $33.0 million of outstanding principal and interest related to the convertible promissory notes and SAFE notes as of December 31, 2022.

We expect to finance our operations and capital expenditures over the next twelve months primarily through existing cash balances, supplemented as necessary by funds that may become available through additional financing, including through capital raised as a result of the Business Combination and sale of our Series B preferred stock as well as through consulting project revenue. The design, assembly, integration, testing and launch of satellites and related ground infrastructure is capital-intensive. We currently estimate we will need to raise significant additional capital to fund the operating expenses and capital expenditures necessary to generate revenue.

We require capital to fund our operating expenses and capital expenditures. The Company’s financial information and projections included in this proxy statement/prospectus are based on assumptions and estimates that may not prove to be accurate. The Company’s financial projections are based on the assumption that the Company will complete a financing in the first quarter of 2024, will raise significant capital by April 2024 and will close the Business Combination by the end of the second quarter of 2024. We are seeking to raise this capital through the issuance of equity, equity-linked securities, debt securities, secured loan facilities and debt financing or a combination of methods from commercial partners and/or financial institutions.

Additional capital is necessary to fund ongoing operations, continue research, development and design efforts, improve infrastructure, and launch satellites. Our ability to access the capital markets and develop commercial revenues will influence the rate at which we deploy capital and pursue the development of our service. Future capital requirements will depend on many factors, including:

•        Seeking and obtaining market access approvals;

•        Establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support our satellite development;

•        Addressing any competing technological and market developments;

•        Technological or manufacturing difficulties, design issues or other unforeseen matters;

•        Negotiation of launch agreements, launch delays or failures or deployment failures or in-orbit satellite failures; and

•        Attracting, hiring, and retaining qualified personnel.

If we successfully raise additional capital, we may accelerate certain development programs and other investments. There can be no assurance that additional funds will be available to us on favorable terms or at all. If we cannot raise additional funds this will lead us to delay or reduce or stop certain development activities and pursue the reduction of certain components of our operating expenses. If we cannot raise additional funds when needed, our financial condition, results of operations, and cash flows, business and prospects may be materially and adversely affected. Based on our recurring losses from operations since inception and the need to raise additional capital to finance our future operations, as of February 14, 2024, the issuance date of the consolidated financial statements for the year ended December 31, 2022, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued.

The net cash flows (used in) provided by operating, investing and financing activities for the periods below were as follows:

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Net cash (used in) provided by:
Operating activities	$(8,996,312)	$(7,544,259)
Investing activities	$(1,688,989)	$(69,321)
Financing activities	$22,716,713	$4,196,264
Net increase (decrease) in cash	$12,031,412	$(3,417,316)

Cash Used in Operating Activities

Net cash used in operating activities was approximately $9.0 million for the nine months ended September 30, 2023 as compared to net cash used in operating activities of approximately $7.5 million for nine months ended September 30, 2022. The increase in net cash used in operating activities is due to increased spending on research and development costs and general and administrative costs.

Cash Used in Investing Activities

Net cash used in investing activities was approximately $1.7 million for the nine months ended September 30, 2023 as compared to net cash used in investing activities of approximately $69 thousand for nine months ended September 30, 2022. The increase in net cash used in investing activities is due to increased spending on property and equipment to support our continued investment in our infrastructure and technology to support commercial satellite launches.

Cash Provided by Financing Activities

Net cash provided by financing activities was approximately $22.7 million for the nine months ended September 30, 2023 as compared to net cash provided by financing activities of approximately $4.2 million for nine months ended September 30, 2022. The increase in net cash provided by financing activities is due to the increase in proceeds from the issuance of SAFE notes for the nine months ended September 30, 2023.

The net cash (used in) provided by operating, investing and financing activities for the periods below were as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Net cash (used in) provided by:
Operating activities	$(10,447,588)	$(7,653,147)
Investing activities	$(480,255)	$(148,092)
Financing activities	$8,390,719	$6,801,015
Net decrease in cash	$(2,537,124)	$(1,000,224)

Cash Used in Operating Activities

Net cash used in operating activities was approximately $10.4 million for the year ended December 31, 2022 as compared to net cash used in operating activities of approximately $7.7 million for year ended December 31, 2021. The increase in net cash used is due to increased spending on research and development costs and general and administrative costs. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Cash Used in Investing Activities

Net cash used in investing activities was approximately $480 thousand for the year ended December 31, 2022 as compared to net cash used in investing activities of approximately $148 thousand for the year ended December 31, 2021. The increase in cash used is due to increased spending on property and equipment to support our commercial satellite launches.

Cash Provided by Financing Activities

Net cash provided by financing activities was approximately $8.4 million for the year ended December 31, 2022, as compared to approximately $6.8 million for the year ended December 31, 2021. The increase in net cash provided by financing activities is the result of an approximately $3.0 million increase in proceeds from the issuance of convertible promissory notes, offset by a decrease of approximately $1.3 million in proceeds from the issuance of SAFE notes.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets, or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. To the extent that there are material differences between these estimates and actual results, our financial condition or operating results would be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below. Our significant accounting policies are described in Note 2, Summary of Significant Accounting Policies in our audited consolidated financial statements. The following describes certain of our significant accounting policies that involve more subjective and complex judgments where the effect on our consolidated financial position and results of operations could be material. The following are the accounting policies that we believe are most important to the portrayal of our results of operations and financial condition and require our most difficult, subjective or complex judgments.

SAFE Notes

We account for SAFE notes in accordance Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). ASC 825-10, Financial Instruments (“ASC 825”), allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). We have elected the option under ASC 825 to measure the SAFE notes at fair value. Accordingly, we recorded a liability under ASC 480 and re-measures the SAFE notes to fair value at the end of each reporting period, with changes in fair value reported in operations.

Convertible Debt

We account for convertible instruments in accordance with ASC 480. ASC 825 allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for such instrument should be reported in operations at each subsequent reporting date. We have elected the option under ASC 825 to measure the convertible debt at fair value. Accordingly, we recorded a liability under ASC 480 and re-measures the convertible debt to fair value at the end of each reporting period, with changes in fair value reported in operations.

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815 - Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants (1) are freestanding financial instruments pursuant to ASC 480, (2) meet the definition of a liability pursuant to ASC 480, and (3) meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting date while the warrants are outstanding.

Fair Value of Financial Instruments

We measure certain liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, we use a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash, other receivables, accounts payable, accrued expenses and other current liabilities, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

SLAM previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, we will be an emerging growth company and will take advantage of the benefits of the extended transition period that the emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SLAM’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Upon consummation of the Business Combination, it is anticipated that the Topco Board will adopt a written Related Person Transactions Policy that sets forth Topco’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of Topco’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Topco or any of its subsidiaries are participants involving an amount that exceeds $[•], in which any “related person” has a material interest.

Transactions involving compensation for services provided to Topco as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director or nominee to become a director or a holder of more than [•] of any class of Topco’s voting securities (including Topco’s Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than [•] of any class of Topco’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to Topco’s audit committee (or, where review by Topco’s audit committee would be inappropriate, to another independent body of the Topco Board) for review. To identify related person transactions in advance, Topco will rely on information supplied by Topco’s executive officers, directors and certain significant stockholders. In considering related person transactions, Topco’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the risks, costs and benefits to Topco;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

Topco’s audit committee will approve only those transactions that it determines are fair to us and in Topco’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Slam Relationships and Related Party Transactions

Founder Shares

On December 31, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of Slam in exchange for issuance of 14,375,000 Class B ordinary shares (the “Founder Shares”). In January 2021, the Sponsor transferred an aggregate of 120,000 Founder Shares to the independent directors, 30,000 Founder Shares to an officer of Slam and 30,000 Founder Shares to Slam’s special advisor. The Sponsor agreed to forfeit up to an aggregate of 1,875,000 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of Slam’s issued and outstanding shares after the Initial Public Offering. On February 25, 2021, the underwriters fully exercised their over-allotment option; thus, these 1,875,000 Founder Shares were no longer subject to forfeiture.

The Slam Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business

Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Slam Class A Ordinary Shares for cash, securities or other property.

On February 2, 2023, pursuant to the Securities Assignment Agreement, the Sponsor repurchased 21,000 Founder Shares, at a price of $0.002, which were previously sold to Barbara Byrne pursuant to that certain Securities Assignment Agreement dated January 31, 2021, among the Sponsor and Barbara Byrne, which provided the Sponsor with an option to repurchase Founder Shares upon Barbara Byrne’s resignation from the board of directors prior to vesting, at the original purchase price (approximately $0.002 per share) paid by Barbara Byrne. The Sponsor subsequently sold 10,000 Founder Shares, at a price of $1.00 per share, to Alex Zyngier in connection with Mr. Zyngier’s appointment to the board or $10,000 (the “Purchase Price”).

On April 25, 2023, pursuant to the Securities Assignment Agreement, the Sponsor repurchased 5,000 Founder Shares, at a price of $1.00, which were previously sold to Ann Berry pursuant to that certain Securities Assignment Agreement dated March 11, 2022, among the Sponsor and Ann Berry, which provided the Sponsor with an option to repurchase Founder Shares upon Ann Berry’s resignation from the board of directors prior to vesting, at the original purchase price (approximately $1.00 per share) paid by Ann Berry. The Sponsor subsequently sold 10,000 Founder Shares, at a price of $1.00 per share, to Lisa Harrington in connection with Mrs. Harrington’s appointment to the board for the Purchase Price.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, Slam consummated the Private Placement of 11,333,333 Slam Private Placement Warrants, at a price of $1.50 per Slam Private Placement Warrant with the Sponsor, generating gross proceeds of $17.0 million.

Each whole Slam Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Slam Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Slam Private Placement Warrants will expire worthless. The Slam Private Placement Warrants will be non-redeemable except as described below in Note 7 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor, subject to limited exceptions, has agreed not to transfer, assign or sell any of their Slam Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Promissory Notes

On December 31, 2020, the Sponsor agreed to loan Slam up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “December 2020 Note”). The December 2020 Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. Slam borrowed approximately $196,000 under the December 2020 Note and repaid the December 2020 Note in full on February 25, 2021. Subsequent to the repayment, the facility was no longer available to Slam.

On February 21, 2023, the Company issued an additional promissory note in the total principal amount of up to $10,447,000 to the Sponsor (the “Extension Note”). The Sponsor funded the initial principal amount of $3,247,000 on February 23, 2023. The Sponsor funded an additional amount of $800,000 on May 23, 2023, June 22, 2023, July 21, 2023, August 22, 2023, and September 21, 2023 into the Trust Account. The extension on September 21, 2023 is the fifth of nine one-month extensions permitted under Slam’s amended and restated memorandum and articles of association. The Extension Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that Slam does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any. The Extension Note was issued in connection with advances the payee has made, and may make in the future, to Slam for expenses incurred by Slam and reasonably related to working capital purposes. The Extension Note bears no interest and is due and payable upon the consummation of Slam’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving Slam and one or more businesses. In the event that

Slam does not consummate a Business Combination, the Extension Note will be repaid only from amounts, if any, remaining outside of the Trust Account established in connection with the initial public offering of Slam’s securities. As of September 30, 2023, there was $7,247,000 outstanding under the Extension Note.

On May 26, 2023, Slam issued an additional promissory note in the principal amount of $700,000 (the “May 2023 Note”). The May 2023 Note does not bear interest and is repayable in full upon consummation of Slam’s initial Business Combination. If Slam does not complete a Business Combination, the May 2023 Note shall not be repaid, and all amounts owed under it will be forgiven. The May 2023 Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the May 2023 Note and all other sums payable with regard to the May 2023 Note becoming immediately due and payable. As of September 30, 2023 and December 31, 2022, there were amounts of $700,000 and $0, respectively, outstanding under the May 2023 Note.

On August 18, 2023, Slam issued an unsecured promissory note in the principal amount of $800,000 (the “August 2023 Note”). The August 2023 Note does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. As of September 30, 2023 and December 31, 2022, there were amounts of $800,000 and $0, respectively, outstanding under the August 2023 Note.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Slam’s officers and directors may, but are not obligated to, loan Slam Working Capital Loans. If Slam completes a Business Combination, Slam may repay the Working Capital Loans out of the proceeds of the Trust Account released to Slam. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, Slam may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Slam Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On November 30, 2021, April 6, 2022, May 31, 2022, August 31, 2022, and December 28, 2022, the Sponsor agreed to loan Slam $400,000, $150,000, $120,000, $150,000 and $654,000, respectively, in Working Capital Loans. As of September 30, 2023 and December 31, 2022, Slam had borrowed $1,474,000 under the Working Capital Loans.

Registration and Shareholders Rights

Pursuant to the Slam Registration and Shareholder Rights Agreement entered into on February 25, 2021, the holders of the Founder Shares, Slam Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Slam Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short-form demands, that Slam register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the Slam Registration and Shareholders Rights Agreement provides that Slam will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the Insider Letter Agreement, as amended, and (ii) in the case of shares issued pursuant to the Slam Private Placement Warrants, 30 days after the completion of our initial business combination. The Slam Registration and Shareholders Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering Slam’s securities. Slam will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the Slam Registration and Shareholder Rights Agreement will terminate upon the execution of the Topco Registration Rights Agreement. See the section titled “The Business Combination Agreement — Certain Agreements Related to the Business Combination — Topco Registration Rights

Agreement.” Pursuant to the Topco Registration Rights Agreement, certain holders of shares of Topco Common Stock will be entitled to certain registration rights. For more information about the Topco Registration Rights Agreement, please see the section titled “The Business Combination Agreement — Certain Agreements Related to the Business Combinations — Topco Registration Rights Agreement.”

Administrative Services Agreement

Slam entered into an agreement, commencing on February 25, 2021, to pay the Sponsor, or an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, Slam will cease paying these monthly fees. For the three and nine months ended September 30, 2023, the Company incurred $30,000 and $90,000 under this agreement, respectively. For the three and nine months ended September 30, 2022, the Company incurred expenses of $30,000 and $90,000 under this agreement, respectively. As of September 30, 2023 and December 31, 2022, the Company had a $120,000 and $30,000 balance outstanding for services in connection with such agreement on the accompanying condensed balance sheets, respectively.

Due to Related Party

As of September 30, 2023, the Sponsor paid $12,500 on behalf of Slam to pay for operating costs and is recorded in accounts payable in the accompanying unaudited condensed balance sheet.

Lynk Relationships and Related Party Transactions

Throughout this section, unless otherwise noted, “Lynk,” “Company,” “we,” “us,” “our” and similar terms refer to Lynk Global, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Lynk 2018 Convertible Promissory Notes

On November 15, 2017, Lynk issued to Charles Miller a convertible unsecured promissory note in the principal amount of $72,968 (“Miller Note”). Lynk also issued to Blazar UC LLC (together with its affiliated entities, “Blazar”) a convertible unsecured promissory note in the principal amount of $175,000 on November 15, 2017 (the “First Blazar 2018 Note”), a second convertible unsecured promissory note in the principal amount of $425,000 on April 16, 2018 (the “Second Blazar 2018 Note”) and a third convertible unsecured promissory note in the principal amount of $40,000 on June 15, 2018 (the “Third Blazar 2018 Note”, and together with the First Blazar Note and the Second Blazar Note, the “Blazar 2018 Notes”). Mark Foster, a director of Lynk, is General Partner of Blazar.

In addition, on November 15, 2017, Lynk issued a convertible unsecured promissory note to Keith Speidel in the principal amount of $100,000 (the “Speidel Note” and together with the Miller Note, and the Blazar Notes, the “Lynk 2018 Notes”). Keith Speidel is the father of Tyghe Speidel, a Lynk director and officer and a future officer of Topco.

The Lynk 2018 Notes accrue interest at a rate equal to 8.0% per annum. If there is a qualified financing before the expiration or termination of the Lynk 2018 Notes, the principal and unpaid accrued interest on the Lynk 2018 Notes will be automatically converted into shares of stock of Lynk upon the closing of a qualified financing. The number of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the outstanding principal and unpaid accrued interest on the Lynk 2018 Notes on the date of conversion by (b) the conversion price. A qualified financing is defined as a sale of equity securities where Lynk receives proceeds in excess of $3 million. The Lynk 2018 Notes are convertible into preferred stock at a twenty percent discount rate but are subject to a valuation cap. As of January 31, 2024, there was an outstanding balance (inclusive of principal and unpaid accrued interest) of $117,768 under the Miller Note, an aggregate outstanding balance (inclusive of principal and unpaid accrued interest) of $1,008,487 under the Blazar 2018 Notes, and an outstanding balance (inclusive of principal and unpaid accrued interest) of $161,366 under the Speidel Note.

Blazar 2022 Convertible Promissory Note

On November 20, 2022, Lynk issued to Blazar a convertible unsecured promissory note in the principal amount of $3,000,000 (“Blazar 2022 Note”). The Blazar 2022 Note accrues interest at a rate equal to 10.0% per annum. If there is a qualified financing before the expiration or termination of the Blazar 2022 Note, the principal and unpaid accrued interest on the Blazar 2022 Note will be automatically converted into shares of stock of Lynk upon the closing of such qualified financing. The number of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the outstanding principal and unpaid accrued interest on the Blazar 2022 Note on the date of conversion by (b) the conversion price. A qualified financing is defined as a sale of equity securities where Lynk receives proceeds in excess of $50,000,000. The Blazar 2022 Note are convertible into preferred stock at a twenty percent discount rate. As of January 31, 2024, there was an outstanding balance (inclusive of principal and unpaid accrued interest) of $3,365,096 under the Blazar 2022 Note.

Speidel SAFEs

On December 18, 2018, Lynk issued a simple agreement for future equity to Keith Speidel and Ann Fondi in the aggregate principal amount of $100,000 (the “Speidel 2018 SAFE”). The Speidel 2018 SAFE automatically converts into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $17,500,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion. On November 23, 2021, Lynk issued a simple agreement for future equity to Keith Speidel and Ann Fondi in the aggregate principal amount of $100,000 (the “Speidel 2021 SAFE”). The Speidel 2021 SAFE automatically converts into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion. Keith Speidel and Ann Fondi are the parents of Tyghe Speidel, a Lynk director and officer and a future officer of Topco.

Blazar SAFEs

On December 21, 2018, Lynk issued a simple agreement for future equity to Blazar in the aggregate principal amount of $640,000, and on May 30, 2019, Lynk issued a simple agreement for future equity to Blazar in the aggregate principal amount of $2,750,000 (collectively, the “Blazar 2018-19 SAFEs”). The Blazar 2018-19 SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $17,500,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion.

On September 22, 2020, Lynk issued a simple agreement for future equity to Blazar in the aggregate principal amount of $2,300,000 (the “Blazar 2020 SAFE”). The Blazar 2020 SAFE automatically converts into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $60,000,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion.

On January 15, 2021, Lynk issued a simple agreement for future equity to Blazar in the aggregate principal amount of $1,000,000 (the “Blazar 2021 SAFE”). The Blazar 2021 SAFE automatically converts into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $60,000,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion.

On November 29, 2021, Lynk issued a simple agreement for future equity to Blazar in the aggregate principal amount of $3,000,000, and on April 21, 2022, Lynk issued a simple agreement for future equity to Blazar in the aggregate principal amount of $100,000 (collectively, the “Blazar 2021-22 SAFEs”). The Blazar 2021-22 SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion.

Blazar Warrant

April 18, 2022, Lynk also issued a warrant to Blazar to purchase up to 180,000 shares of Lynk Common Stock, subject to certain adjustments for additional issuances of securities by Lynk, at an exercise price of $3.96 per share (the “Blazar Warrant”). The Blazar warrant expires upon the earlier of the closing and effective date of a transaction resulting in a change of control.

Near Earth SAFE

On September 22, 2020, Lynk issued a simple agreement for future equity to Near Earth LLC (“Near Earth”) in the aggregate principal amount of $50,000 (the “Near Earth SAFE”). The Near Earth SAFE automatically converts into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $60,000,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion. Hoyt Davidson, a director of Lynk, is Managing Member of Near Earth.

Near Earth Consulting Agreements

In June 2017, January 2018 and March 2020, Lynk entered into consulting agreements with Near Earth, pursuant to which Hoyt Davidson provided management, technology development and financial consulting services to Lynk. Near Earth received cash fees and equity compensation in the form of options to purchase Lynk Common Stock.

Antara SAFE and Warrant

On June 23, 2023, Lynk issued a simple agreement for future equity to Antara in the aggregate principal amount of $10,000,000 (the “First Antara SAFE”). On July 17, 2023, Lynk issued a simple agreement for future equity to Antara Capital Master Fund LP 55 Hu, an affiliate of Antara, in the aggregate principal amount of $7,500,000 (the “Second Antara SAFE”, and together with the First Antara SAFE, the “Antara SAFEs”). The Antara SAFEs automatically convert into shares of Lynk Preferred Stock in an equity financing based on a valuation cap of $115,000,000 or at a 20% discount to the price of the preferred stock sold in such equity financing, whichever results in the greatest number of shares upon conversion.

On June 23, 2023, in connection with the Antara SAFEs, Antara, Slam and Lynk entered into an Investment Side Letter (the “Antara Side Letter”), pursuant to which, among other things, Antara received the right to designate a member of the Lynk Board and certain board observer and management consultation rights.

On June 23, 2023, Lynk also issued a warrant to Antara to purchase up to an aggregate of 2,145,802 shares of Lynk Common Stock, subject to certain adjustments for additional issuances of securities by Lynk, at an exercise price of $0.01 per share (the “Antara Warrant”). The Antara Warrant and the number of shares of Lynk Common Stock for which it may be exercised are subject to vesting based on satisfaction of certain funding milestones of Lynk. Himanshu Gulati, a director of Lynk and a future director of Topco, is Founder, Managing Partner and Chief Investment Officer of Antara.

Lynk and Antara have a verbal understanding that Antara will agree to waive certain anti-dilution rights that it has with respect to only $7,500,000 of the proceeds to Lynk of a Qualified Series B Financing with such proceeds to occur in between $32,500,000 and $40,000,000 of the Qualified Series B Financing. Antara will retain such anti-dilution rights for the first $32,500,000 proceeds to Lynk of a Qualified Series B Financing, and Antara will also retain such anti-dilution rights for any total proceeds to Lynk of a Qualified Series B Financing above $40,000,000.

BUSINESS OF SLAM AND CERTAIN INFORMATION ABOUT SLAM

Unless the context otherwise requires, all references in this Section to the “Company,” “we,” “us” or “our” refer to Slam.

Overview

We are a blank check company incorporated on December 18, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business and entered into the Business Combination Agreement on February 4, 2024.

Slam is an early-stage and emerging growth company and, as such, Slam is subject to all the risks associated with early-stage and emerging growth companies.

IPO and Private Placement

On February 25, 2021, we consummated an initial public offering of 57,500,000 units at an offering price of $10.00 per unit and a private placement with our Sponsor of 11,333,333 private placement warrants at an offering price of $1.50 per warrant. Each Slam Unit or Private Placement Warrant sold in the IPO and Private Placement consists of one Class A Ordinary Share and one-fourth of one Public Warrant.

Following the closing of our IPO and the Private Placement approximately $575.0 million of the net proceeds from our IPO and the sale of the Private Placement Warrants were placed in the Trust Account, and invested in U.S. government securities, within the meaning set forth in the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act. On February 17, 2023, Slam liquidated the U.S. government treasury obligations or money market funds held in the Trust Account, placed the funds in the Trust Account in an interest-bearing demand deposit account at a bank and intends to keep the funds there except for the withdrawal of interest to pay taxes, if any, until the earlier of the completion of our initial business combination or our liquidation. Interest on such demand deposit account is currently approximately 3.85% per annum, but such deposit account carries a variable rate, and we cannot assure you that such rate will not decrease or increase significantly.

The Slam Units, Public Shares and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “SLAMU,” “SLAM” and “SLAMW,” respectively.

Financial Position

With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Slam’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination of consideration to be paid to the target business.

Extension of Time to Complete a Business Combination

On February 21, 2023, Slam held an extraordinary general meeting to approve an amendment to its Memorandum and Articles of Association to extend the date by which Slam had to consummate an initial business combination from February 25, 2023 to May 25, 2023 and to allow Slam, without another shareholder vote, to elect to extend the date by which Slam was required to consummate an initial business combination on a monthly basis up to nine times by an additional one month each time after May 25, 2023, by resolution of the Slam Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable expiration date, until February 25, 2024, unless the closing of a business combination shall have occurred prior thereto (the “First Extension Meeting”). The shareholders of Slam approved such proposal and on February 21, 2023, Slam filed the requisite amendment to its Memorandum and Articles of Association with the Cayman Registrar. In connection with the vote to approve the amendment to the Memorandum and Articles of Association, the holders of 32,164,837 Slam Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of $328,092,029. By November 25, 2023, the Slam Board had approved seven monthly extensions of the deadline to complete an initial business combination, extending the deadline through December 25, 2023, and had drawn an aggregate of $8,080,000 pursuant to an unsecured promissory note in the principal amount of $10,447,000 Slam previously issued to the Sponsor.

At an extraordinary general meeting held on December 22, 2023 (the “Second Extension Meeting” and together with the First Extension Meeting, the “Extension Meetings”), Slam’s shareholders approved, and Slam subsequently adopted, an amendment to the Memorandum and Articles of Association which (i) extended the date by which Slam has to complete an initial business combination from December 25, 2023 to January 25, 2024 and provided that Slam may elect to extend the Termination Date on a monthly basis up to eleven times (or to up to December 25, 2024) if such additional monthly extensions are approved thereafter by the Slam Board (the “Termination Date”). In connection with the shareholder vote at the Second Extension Meeting, holders of 16,257,204 Slam Class A Ordinary Shares exercised their right to redeem their shares for cash at an approximate price of $10.85 per share, which resulted in an aggregate payment to such redeeming holders of approximately $176,359,122. As of February 9, 2024 (after the payment to the redeeming shareholders), the Trust Account balance was approximately $99,287,625.

Effecting Our Business Combination

Fair Market Value of Target Business

Nasdaq listing standards require that our business combination be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the deposit account (our Trust Account) excluding any deferred underwriters fees and taxes payable on the income earned on the deposit account at the time of the agreement to enter our initial business combination. The fair market value of Lynk was determined by the Slam Board in connection with its evaluation of the proposed business combination in reliance, in part, on the opinion of Houlihan described elsewhere in this proxy statement/prospectus. Our shareholders will be relying on the business judgment of the Slam Board and Houlihan in determining the value of Lynk. As discussed in the section titled “Shareholder Proposal No. 1: The Business Combination Proposal — Satisfaction of 80% Test,” the Slam Board determined that this test was satisfied in connection with the proposed business combination.

Submission of Slam’s Initial Business Combination to a Shareholder Vote

The General Meeting to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination. The Public Shareholders may exercise Redemption Rights whether they vote for, against or abstain from voting on the Business Combination. If the Business Combination is not completed, then Public Shareholders electing to exercise Redemption Rights will not be entitled to receive such payments. The Class B Shareholders, have agreed to vote any Class B Ordinary Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination.

At any time prior to the General Meeting, during a period when they are not then aware of any material nonpublic information regarding Slam or its securities, the Slam Initial Shareholders, Lynk and/or their respective affiliates may purchase Public Shares and/or Slam Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Ordinary Shares. In such transactions, the purchase price for the Ordinary Shares is not expected to exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons or entities described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible.

As of the date of this proxy statement/ prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Slam will file with the SEC a Current Report on Form 8-K prior to the General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Slam has received redemption requests.

If any shares were so purchased, the purchaser would not vote any such shares in favor of the Business Combination Proposal. Additionally, the purchaser would waive any redemption rights with respect to any securities so purchased.

Any purchases by the Sponsor and Slam’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with for the safe harbor to be available to the purchaser. The Sponsor and Slam’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor or our directors, officers, advisors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act.

Redemption of Public Shares and Liquidation if No Business Combination

We are providing our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our Business Combination at a per-share redemption price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.00 per public share. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our IPO, such fees also having been waived by BTIG and Goldman. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent to validly redeem its shares. There will be no redemption rights upon the completion of our Business Combination with respect to the Slam Warrants. Further, we will not redeem our Public Shares, even if a Public Shareholder has properly elected to redeem his, her or its shares, if the Business Combination does not close. The redemptions referred to herein shall take effect as repurchases under the Existing Organizational Documents.

We have until the Termination Date to consummate a business combination. If we are unable to consummate an initial business combination by the Termination Date, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Slam Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Slam Warrants, which will expire worthless if we fail to consummate an initial business combination by the Termination Date.

The Class B Shareholders have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Warrants they hold if we fail to consummate an initial business combination by the Termination Date. However, if the Class B Shareholders or any of their respective affiliates acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination by the Termination Date. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account and such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distributions, it is possible that the per share value of the assets remaining available for distribution will be less that the IPO price of $10.00 per Slam Unit.

The Class B Shareholders have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Memorandum and Articles of Association to (A) modify the substance or timing of Slam’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if we do not consummate our initial business combination by the Termination Date or (B) with respect to any other provision relating to the rights of holders of our Slam Class A Ordinary Shares, unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval or effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $96,932 held outside the Trust Account (as of February 9, 2024) plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all the net proceeds of our IPO and the Private Placement, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. See “Risk Factors — Risks Related to the Business Combination and Slam — If, after we distribute the proceeds in the Trust Account to our Public Shareholders, in the event we are unable to consummate the Business Combination, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.” We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. If an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. Based upon the amount in the Trust Account as of February 9, 2024, we anticipate that the per-share price at which Public Shares will be redeemed from cash held in the Trust Account will be approximately $10.94. Nevertheless, Slam cannot assure you that the per share distribution from the Trust Account, if Slam liquidates, will not be less than $10.00, due to unforeseen creditor claims. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share. See “Risk Factors — Risks Related to the Business Combination and Slam — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per Public Share.” and other risk factors described above.

On February 9, 2024, we had access to approximately $96,932 from the proceeds held outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). If we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder. If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per public share to our Public Shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the Slam Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and Slam — If, after we distribute the proceeds in the Trust Account to our Public Shareholders, in the event we are unable to consummate the Business Combination, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Limitations on Redemptions

Notwithstanding the foregoing, the Existing Organizational Documents provide that any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, will be restricted from seeking

Redemption Rights with respect to Public Shares held in excess of 15% of the total public shares issued as part of the units sold in our IPO (“Excess Shares”). However, we have not restricted Public Shareholders’ ability to vote all of their shares, including Excess Shares, for or against a business combination. Our Sponsor and our officers and directors have, pursuant to a letter agreement with us, waived their right to have any Founder Shares or Public Shares held by them redeemed in connection with a business combination. Unless any of our other affiliates acquires Founder Shares through a permitted transfer from the Sponsor and officers and directors have, and thereby becomes subject to the letter agreement, no such affiliate is subject to this waiver. However, to the extent any such affiliate acquires Public Shares, such affiliate would be a public shareholder and restricted from seeking Redemption Rights with respect to any Excess Shares.

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Business Combination. The amount of time they devote in any period varies based on the stage of the initial business combination that Slam is in.

Properties

We currently maintain our executive offices at 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001. The cost for our use of this space is included in the $10,000 per month fee we pay to our Sponsor or an affiliate of our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Competition

If we succeed in effecting the Business Combination with Lynk, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

Slam has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Alex Rodriguez	48	Chief Executive Officer and Director
Himanshu Gulati	44	Chairman and Director
Kelly Laferriere	50	President
Chetan Bansal	50	Chief Development Officer
Ryan Bright	47	Chief Financial Officer
Lisa Harrington	55	Director
Reggie Hudlin	62	Director
Julian Nemirovsky	40	Director
Alexandre Zyngier	54	Director

Alex Rodriguez, our Chief Executive Officer and member of the Slam Board, founded A-Rod Corp in 2003, purchasing a duplex apartment building on the theory that investing his MLB earnings wisely would protect him from the kinds of financial struggles that afflict too many professional athletes. While best known during his baseball career as one of the world’s greatest athletes (a 14-time MLB All-Star and a 2009 World Series Champion with the New York Yankees), Mr. Rodriguez now leads a team of experts who aim to build high-growth businesses and enhance the value of more than 30 companies in the A-Rod Corp portfolio. Mr. Rodriguez invests in world-class startups and partners with leading global companies in a variety of industries. While he racked up extraordinary statistics on the field, Mr. Rodriguez simultaneously assembled an impressive team at A-Rod Corp, bought apartment units across the southeastern United States, and built a fully integrated real estate and development company. Following his success in real estate, Mr. Rodriguez has invested in a variety of sectors where he has expertise, including sports, wellness, media and entertainment and technology. He looks for long-term opportunities to not only provide financial capital but also employ his operational expertise and unique global perspective. Mr. Rodriguez is an Emmy Award-winning MLB analyst for Fox Sports and ESPN. Mr. Rodriguez has been a judge and investor on ABC’s Shark Tank, mentored financially distressed ex-athletes on CNBC’s Back in the Game, and currently co-hosts the podcast The Corp with Barstool Sports’ Dan Katz, interviewing chief executive officers, entrepreneurs and sports legends. Committed to creating opportunities for young people to succeed, Mr. Rodriguez serves on the Board of Directors of the Boys and Girls Clubs of Miami-Dade and the Boards of Trustees of the University of Miami and The Paley Center for Media.

We believe Mr. Rodriguez’s broad investment experience make him well-qualified to serve as a member of our board of directors.

Himanshu Gulati, our Chairman and member of the Slam Board, founded Antara in March 2018 and serves as Managing Partner and Chief Investment Officer. Prior to Antara, from February 2015 to January 2018, Mr. Gulati was the Head of U.S. Distressed Credit and Special Situations at Man GLG where he launched the GLG Select Opportunities Strategy in February 2015. During his tenure at Man GLG, Mr. Gulati was also a member of the GLG Risk Committee. Before joining Man Group, Mr. Gulati spent nine years at Perry Capital from April 2006 to January 2015, most recently as Managing Partner responsible for distressed securities and event/catalyst equities. Prior to his tenure at Perry Capital, from July 2005 to March 2006, Mr. Gulati was a distressed credit analyst at Rockview Capital, a credit hedge fund. Prior to his time at Rockview Capital, Mr. Gulati worked in investment banking within leveraged finance at Merrill Lynch from September 2003 to June 2005 and began his career in the accounting division of Goldman Sachs from July 2001 to August 2003. Mr. Gulati earned a Bachelor of Science in Finance from Binghamton University.

We believe Mr. Gulati’s broad investment experience makes him well-qualified to serve as a member of our board of directors.

Kelly Laferriere, our President, is the Chief Business Officer at A-Rod Corp, joining in June 2020 and working closely with Mr. Rodriguez to craft and execute the investment and multimedia content strategy at A-Rod Corp. Ms. Laferriere is a business and brand builder with operational experience in both large companies and startups. She has played a pivotal role in the emergence of a number of global entertainment brands, most notably as part of the senior management team at ESPN and Six Flags. Ms. Laferriere has worked in sports, media, and entertainment for more than two decades. Her career began as a Producer at Disney’s ABC Television Group (“ABC”) from 1995 to 1999. Ms. Laferriere then worked at ESPN as Vice President of Programming and Acquisitions from 1999 to 2005, and at Six Flags as Regional Vice President of Park Strategy and Management from 2006 to 2010. During Ms. Laferriere’s tenure at ESPN, Ms. Laferriere helped lead the team that acquired and managed the multimedia rights to a number of professional sports leagues, including the NFL, NBA, and NHL. In the same period, ESPN experienced considerable ratings growth, a merger with ABC Sports, and network expansion with the launch of ESPNews, ESPN Classic, and ESPN U. Ms. Laferriere departed ESPN in 2006 to join Six Flags, the world’s largest regional theme park company. She revamped the Six Flags’ east coast parks performance and was responsible for a significant part of the overall operating revenues of the company. Ms. Laferriere’s executive experience at ABC, ESPN, and Six Flags built her foundation in the sports, media and entertainment sector. Thereafter, she became an independent consultant to a number of global brands, served as the Chief Operating Officer of In Order to Succeed from 2015 to 2017, and Senior Vice President of Content Strategy and Business Development at SellersEaston Media from 2016 to 2020. Ms. Laferriere earned a Bachelor of Arts from Georgetown University.

Chetan Bansal, our Chief Development Officer, has served as Partner and Co-Head of Investment Research at Antara since March 2020. Mr. Bansal has 25 years of experience as a private market investor. Mr. Bansal specializes in providing capital and advice to early-stage, hyper-growth companies in varying capacities, including as a board member, minority owner and strategic investor. In addition, Mr. Bansal has significant experience investing in public market special situations, bankruptcies, stressed high-yield credit and levered equities. Prior to Antara, Mr. Bansal was Managing Director and Head of Illiquid Credit Solutions Group at BTIG from January 2019 to February 2020. Before joining BTIG, Mr. Bansal managed his family office from December 2017 to December 2018. Prior to that, Mr. Bansal co-managed a proprietary investment portfolio at Jefferies from January 2015 to September 2017. Prior to Jefferies, Mr. Bansal was a Director of Research at Citigroup, in its Distressed Debt Trading Group, from August 2008 to April 2012. Prior to Citigroup, Mr. Bansal spent six years in Silicon Valley, including four years at Cisco Systems in the Business Development Group from September 2001 to 2005, where he was charged with venture investments and strategic acquisitions. During his time at Crown Capital Partners from 1997 to 1999, Mr. Bansal wrote the business plan for Fresh Direct, a successful online grocer based in New York City, and sat on the boards of Cisco Systems Strategic India Counsel from 2003 to 2004, and board observer seats at Plaxo Inc from 2004 to 2005, which was acquired in 2008 by Comcast and CXO Systems from 2003 to 2004, which was acquired in 2004 by Cisco Systems. Mr. Bansal’s growth-stage equity investments include Via-On-Demand-Transit, an advanced micro-mobility company and SentinelOne, a cyber-security technology company. Mr. Bansal earned a Masters in Business Administration from the University of Chicago, Booth School of Business and a Bachelor of Arts in Computer Science from Northwestern University.

Ryan Bright, our Chief Financial Officer, has served as a Special Advisor for Direct Selling Acquisition Corp. since February 2021 and co-founded Direct Selling Capital Advisors in May 2019. Prior to Direct Selling Capital Advisors, Mr. Bright served as the President and Managing Partner of Lucidus Capital, LLC, a boutique transaction advisory firm. Earlier in his career, as a Managing Director, Mr. Bright was responsible for the Dallas office of an international investor relations firm focused on representing companies listed on both the Nasdaq and the New York Stock exchanges. From 2003 to 2007, Mr. Bright operated Fiducia Capital Management, LP, a registered investment advisory firm that he co-founded. Fiducia focused on managing portfolios of publicly traded equities for a number of private investment partnerships. Mr. Bright began his career in finance sourcing private equity transactions for a large Dallas, Texas-based family office and also served as a key investment advisor to one of the largest private family foundations in the State of Texas.

Lisa Harrington serves on the Slam Board. Ms. Harrington has served as a director of Iron Horse Acquisitions Company since November 23, 2021. She previously served as the Chief Legal Officer and Corporate Secretary at Viant Technology (Nasdaq: DSP) until 2022, General Counsel and Corporate Secretary at ChromaDex Corp. (Nasdaq: CDXC) until 2021 and Special Counsel at Cooley LLP from 2018 until 2020. In addition, her prior experience includes General Counsel and Secretary positions with ASICS, Surf Airlines, NBCUniversal/Comcast, and UNUM Insurance. Ms. Harrington holds a B.A. in Political Science from UCLA and a J.D. from the University of Southern California Gould School of Law.

Reggie Hudlin serves on the Slam Board. Mr. Hudlin founded Hudlin Entertainment in 1997, where he currently serves as President. While Mr. Hudlin is best known for his creative involvement as a director, producer or screenwriter in Django Unchained, Marshall, Safety and Sidney and the writer behind the Black Panther comic book series, Mr. Hudlin has become a prominent businessman in the entertainment industry. In 2005, Mr. Hudlin became the first President of Entertainment for Black Entertainment Television until his departure in 2008. Mr. Hudlin is currently a co-owner of Milestone Media, which was founded in 1993. Committed to creating opportunities for the youth and underprivileged communities, Mr. Hudlin sits on the board of the UCLA School of Theater, Film and Television and has been honored by the NAACP, The American Civil Liberties Union, The United Negro College Fund, The African American Film Critics Association, and many more venerable organizations. Mr. Hudlin is a graduate of Harvard College.

We believe Mr. Hudlin’s broad executive experience makes him well-qualified to serve as a member of our board of directors.

Julian Nemirovsky serves on the Slam Board. Mr. Nemirovsky is the Founder and President of Long Castle Advisors, Corp., offering capital structure and related consulting services to operationally challenged and liquidity constrained businesses. He was formerly Head of Capital Markets at MacAndrews & Forbes, where he was responsible for managing all capital-structure matters relating to the firm’s portfolio companies and new investments. Prior to joining MacAndrews in 2020, he spent 8 years at MidOcean Credit Partners, where he held the title of Principal and Portfolio Manager. Prior to joining MidOcean in 2011, he was an Associate at Union Capital, a lower-middle market private equity firm. He began his career in 2006 as an Analyst in Goldman Sachs’ Leveraged Finance group within the Investment Banking division. Mr. Nemirovsky is currently a director of SIGA Technologies serving on the audit committee and compensation committee. Mr. Nemirovsky holds a BBA from Baruch College and an MBA from the Tuck School of Business (Dartmouth).

We believe Mr. Nemirovsky’s business and investment experience makes him well qualified to serve as a member of our board of directors.

Alexandre Zyngier serves on the Slam Board. Mr. Zyngier has been the Managing Director of Batuta Advisors, a firm that pursues high return investment and advisory opportunities in the distressed and turnaround sectors, since founding it in August 2013. Mr. Zyngier has over 25 years of investment, strategy, and operating experience. He is currently Chairman of the Board of EVO Transportation & Energy Services, Inc., a Director of Atari SA, COFINA Corporation, Schmitt Industries Inc. and of certain other private entities. Before starting Batuta Advisors, Mr. Zyngier was a portfolio manager at Alden Global Capital, investing in public and private opportunities. Mr. Zyngier has also worked as a portfolio manager at Goldman Sachs & Co. and Deutsche Bank Co. Additionally, Mr. Zyngier was a strategy consultant at McKinsey & Company and a technical brand manager at Procter & Gamble. Mr. Zyngier holds an MBA in Finance and Accounting from the University of Chicago and a BS in Chemical Engineering from UNICAMP in Brazil.

We believe Mr. Zyngier’s broad investment experience makes him well qualified to serve as a member of our board of directors.

Number and Terms of Office of Officers and Directors

The Slam Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. The term of office of the first class of directors, consisting of Himanshu Gulati and Alex Rodriguez, will expire at our 2026 annual meeting. The term of office of the second class of directors, consisting of Julian Nemirovsky, will expire at our second annual meeting. The term of office of the third class of directors, consisting of Reggie Hudlin, Alexandre Zyngier and Lisa Harrington will expire at our third annual meeting.

Prior to the completion of an initial business combination, any vacancy on the Slam Board may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the Slam Board for any reason.

Pursuant to an agreement entered into upon the closing of our IPO, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to the Slam Board, as long as the Sponsor holds any securities covered by the Registration and Shareholder Rights Agreement.

Our officers are appointed by and serve at the discretion of the Slam Board rather than for specific terms of office. The Slam Board is authorized to appoint persons to the offices set forth in our Existing Organizational Documents as it deems appropriate. Our Existing Organizational Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Slam Board.

Director Independence

The Nasdaq listing standards require that a majority of the Slam Board be independent. An “Independent Director” means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Slam Board has determined that Lisa Harrington, Reggie Hudlin, Julian Nemirovsky and Alexandre Zyngier are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

The Slam Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the Nasdaq listing standards and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the Nasdaq listing standards require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Alexandre Zyngier, Lisa Harrington and Julian Nemirovsky serve on our audit committee. The Slam Board has determined that Alexandre Zyngier, Lisa Harrington and Julian Nemirovsky are independent under the Nasdaq listing standards and applicable SEC rules. Alexandre Zyngier serves as the chairman of the audit committee.

Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate, and the Slam Board determined that Alexandre Zyngier qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of our IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our IPO; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee is reviewed and approved by the Slam Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We have established a nominating committee of the Slam Board. The members of our nominating committee are Reggie Hudlin and Julian Nemirovsky, and Reggie Hudlin serves as chairman of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. The Slam Board determined that Reggie Hudlin and Julian Nemirovsky are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Slam Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which is specified in a charter adopted by us, generally provides that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the Slam Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific needs of the board of directors that arise from time to time and also considers the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We have established a compensation committee of the Slam Board. The members of our compensation committee are Reggie Hudlin and Lisa Harrington and Lisa Harrington serves as chairperson of the compensation committee.

Under the Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. The Slam Board has determined that Reggie Hudlin and Lisa Harrington are independent.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s and Chief Financial Officer’s and President’s, evaluating our Chief Executive Officer’s and Chief Financial Officer’s and President’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer and Chief Financial Officer and President based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and/or annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement, to the extent required; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee considers the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Slam Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by Slam’s shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles of Association or alternatively by shareholder approval at a shareholder meeting.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, including special purpose acquisition companies. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our Existing Organizational Documents provide that we renounce our interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Slam and it is an opportunity that we are able to complete on a reasonable basis.

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses, on the other hand. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he or she is entitled to substantial compensation and has substantial time commitments, and our executive officers and directors are not obligated to contribute any specific number of hours per week to our affairs.

•        Our Sponsor subscribed for Founder Shares prior to the closing of our IPO and purchased Private Placements Warrants in a transaction that closed simultaneously with the closing of our IPO.

•        Our Initial Shareholders have entered into an agreement with us, pursuant to which they have agreed to waive their Redemption Rights with respect to any Founder Shares and any Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Memorandum and Articles of Association (A) that would modify the substance or timing of our obligation to provide holders of our Slam Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by the Termination Date or (B) with respect to any other provision relating to the rights of holders of our Slam Class A Ordinary Shares. With certain limited exceptions, the Private Placement Warrants and the Class A Ordinary Shares underlying such warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers, directors, director nominees and special advisor will own Ordinary Shares or Slam Warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Founding Partners, our special advisor, sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Founding Partners, our special advisor, our sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our sponsor or any of our existing officers or directors or our special advisor, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on February 23, 2021, the date our securities were first listed on the Nasdaq Capital Market, we also reimbursed our sponsor or an affiliate of our sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. In such case, our sponsor, our special advisor and each member of our management team have agreed to vote their Founder Shares and Public Shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Memorandum and Articles of Association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

SLAM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Slam,” “we,” “us” or “our” refer to Slam prior to the consummation of the Business Combination. The following discussion and analysis of Slam’s financial condition and results of operations should be read in conjunction with Slam’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on December 18, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We are an emerging growth company, and as such, we are subject to all of the risks associated with emerging growth companies.

The issuance of additional shares in a business combination:

•        may significantly dilute the equity interest of investors in our IPO, which dilution would increase if the anti-dilution provisions in the Class B Ordinary Shares resulted in the issuance of Slam Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the Class B Ordinary Shares;

•        may subordinate the rights of holders of Slam Class A Ordinary Shares if preference shares are issued with rights senior to those afforded our Slam Class A Ordinary Shares;

•        could cause a change in control if a substantial number of our Slam Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•        may adversely affect prevailing market prices for the Slam Units, Slam Class A Ordinary Shares and/or Slam Warrants; and

•        may not result in adjustment to the exercise price of the Slam Warrants.

Similarly, if we issue debt or otherwise incur significant debt, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•        our inability to pay dividends on our Slam Class A Ordinary Shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Slam Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying unaudited condensed financial statements, as of September 30, 2023, we had approximately $3,000 in our operating bank account. Further, we expect to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete the Business Combination (as discussed below under “Proposed Business Combination”) will be successful.

Slam’s Sponsor is Slam Sponsor, LLC, a Cayman Islands limited liability company. The registration statement for the IPO was declared effective on February 22, 2021. On February 25, 2021, Slam consummated its IPO of 57,500,000 units, including 7,500,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.5 million, of which approximately $20.1 million was for deferred underwriting commissions.

Simultaneously with the closing of the IPO, Slam consummated the Private Placement of 11,333,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $17.0 million.

Upon the closing of IPO and the Private Placement, $575.0 million ($10.00 per Slam Unit) of the net proceeds of the IPO, and certain of the proceeds of the Private Placement were placed in the Trust Account and were invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below. On February 17, 2023, Slam liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of an initial business combination and liquidation. Interest on such deposit account is currently approximately 3.85% per annum, but such deposit account carries a variable rate, and Slam cannot provide any assurance that such rate will not decrease or increase significantly.

Slam’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all the net proceeds are intended to be applied generally toward consummating a business combination.

Our Existing Organizational Documents provide that we have only forty-six (46) months from the closing of our IPO, or until December 25, 2024 to consummate an initial business combination. If Slam is unable to complete an initial business combination within forty-six (46) months from the closing of our IPO, Slam will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Slam (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Slam Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. There will be no Redemption Rights or liquidating distributions with respect to Slam’s Warrants, which will expire worthless if Slam fails to consummate an initial business combination by the Termination Date.

Proposed Business Combination

On February 4, 2024, Slam entered into the Business Combination Agreement. In connection with the Business Combination, Slam also entered into the Sponsor Letter Agreement, the Backstop Agreement, the Backstop Side Letter Agreement and the Company Support Agreement, as further described in “The Business Combination Agreement — Certain Agreements Related to the Business Combination.” The consideration to be paid to Lynk Equityholders, Slam’s shareholders and Topco in connection with the Business Combination will include stock consideration and is based on an enterprise value of $800 million of Lynk (excluding the value of any earn-out).

Results of Operations

Slam’s entire activity since inception up to September 30, 2023 was in preparation for an IPO, and since its IPO, its activity has been limited to the search for a prospective initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination, at the earliest. Slam expects to continue to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the three months ended September 30, 2023, we had net income of approximately $3.7 million, which consisted of approximately $2.9 million of income from investments and cash held in the Trust Account and $1.4 million in non-operating gain resulting from the change in fair value of derivative warrant liabilities, offset by approximately $0.6 million in general and administrative expenses.

For the three months ended September 30, 2022, we had net income of approximately $5.2 million, which consisted of approximately $2.6 million of income from investments held in the Trust Account and approximately $3.3 million non-operating gain resulting from the change in fair value of derivative warrant liabilities, offset by approximately $665,000 in general and administrative expenses.

For the nine months ended September 30, 2023, we had net income of approximately $5.6 million, which consisted of approximately $9.2 million of income from investments and cash held in the Trust Account and approximately $0.9 million in non-operating loss resulting from the change in fair value of derivative warrant liabilities, offset by approximately $2.7 million in general and administrative expenses.

For the nine months ended September 30, 2022, we had net income of approximately $14.9 million, which consisted of approximately $3.5 million of income from investments held in the Trust Account and approximately $14.1 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities, offset by approximately $2.7 million in general and administrative expenses.

Liquidity and Capital Resources

As of September 30, 2023, we had approximately $3,338 in our operating bank account and a working capital deficit of approximately $1.0 million.

Slam’s liquidity needs through September 30, 2023 were satisfied through a contribution of $25,000 from the Sponsor to purchase Founder Shares, the loan of approximately $196,000 from the Sponsor (the “Note”) and the proceeds from the consummation of the Private Placement not held in the Trust Account. Slam repaid the Note in full on February 25, 2021. In addition, to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Slam’s officers and directors may, but are not obligated to, provide Working Capital Loans to Slam. As of September 30, 2023 and December 31, 2022, there was $1,474,000 outstanding under the Working Capital Loans.

On February 21, 2023, Slam issued an unsecured promissory note in the total principal amount of up to $10,447,000 (the “New Note”) to the Sponsor. The Sponsor funded the initial principal amount of $3,247,000 on February 23, 2023. The Sponsor funded an additional amount of $800,000 on May 23, 2023, June 22, 2023, July 21, 2023, August 22, 2023, September 21, 2023 and October 21, 2023. The New Note does not bear interest and matures upon closing of Slam’s initial business combination. As of September 30, 2023 and December 31, 2022, there were amounts of $7,247,000 and $0, respectively, outstanding under the New Note.

On May 26, 2023, Slam issued an unsecured promissory note in the principal amount of $700,000 (the “May 2023 Note”). The May 2023 Note does not bear interest and is repayable in full upon consummation of Slam’s initial business combination. As of September 30, 2023 and December 31, 2022, there were amounts of $700,000 and $0, respectively, outstanding under the May 2023 Note.

On August 18, 2023, Slam issued an unsecured promissory note in the principal amount of $800,000 (the “August 2023 Note”). The August 2023 Note does not bear interest and is repayable in full upon consummation of Slam’s initial business combination. As of September 30, 2023 and December 31, 2022, there were amounts of $800,000 and $0, respectively, outstanding under the August 2023 Note.

Going Concern

In connection with Slam’s assessment of going concern considerations in accordance with FASB’s ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution related to the Termination Date described above raises substantial doubt about Slam’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Slam be required to liquidate after December 25, 2024.

Controls and Procedures

We are not required to comply with Section 404(b) of the Sarbanes Oxley Act which requires companies to provide an auditor’s report on internal controls and financial reporting because we are an emerging growth company. Section 404 of the Sarbanes-Oxley Act requires that our management perform an assessment of our system of internal control over financial reporting. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirements on our internal control over financial reporting.

Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

We intend to assess the internal controls of our target business or businesses prior to the completion of the Business Combination and, if necessary, to implement and test additional controls as we may determine are necessary to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small- and mid-sized target businesses we have considered or may consider for our initial business combination may have internal controls that need improvement in areas such as:

•        staffing for financial, accounting and external reporting areas, including segregation of duties;

•        reconciliation of accounts;

•        proper recording of expenses and liabilities in the period to which they relate;

•        evidence of internal review and approval of accounting transactions;

•        documentation of processes, assumptions and conclusions underlying significant estimates; and

•        documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent auditors may identify additional issues concerning a target business’ internal controls while performing their audit of internal control over financial reporting.

Contractual Obligations

Administrative Services Agreement

Commencing on the date that Slam’s securities were first listed on the Nasdaq Capital Market through the earlier of Slam’s consummation of an initial business combination and Slam’s liquidation, Slam agreed to pay the Sponsor or an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial, administrative and shared personnel support services provided to us pursuant to the Administrative Services Agreement. For the three and nine months ended September 30, 2023, Slam incurred expenses of $30,000 and $90,000 under this agreement, respectively. For the three and nine months ended September 30, 2022, Slam incurred expenses of $30,000 and $90,000 under this agreement, respectively. As of September 30, 2023 and December 31, 2022, Slam had a $120,000 and $30,000 balance outstanding for services in connection with such agreement on the accompanying condensed balance sheets, respectively.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Slam’s behalf such as identifying potential target businesses and performing due diligence on suitable business combination targets. Slam’s audit committee will review on a quarterly basis all payments that were made by Slam to the Sponsor, officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. As of September 30, 2023, the Sponsor paid $12,500 on behalf of Slam to pay for operating costs which is recorded in accounts payable in the accompanying unaudited condensed balance sheet.

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants that may be issued upon conversion of the Working Capital Loans (and any Slam Class A Ordinary Shares issuable upon the exercise of the Public Warrants) will be entitled to registration rights pursuant to a registration and shareholder rights agreement signed at the time of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Slam register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Slam’s completion of its initial business combination. Slam will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Slam granted the underwriters in the IPO a 45-day option from the date of the prospectus to purchase up to 7,500,000 additional units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 25, 2021, the underwriters in the IPO fully exercised their over-allotment option.

The underwriters in the IPO were entitled to an underwriting discount of $0.20 per unit, or approximately $11.5 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per unit, or approximately $20.1 million in the aggregate will be payable to the underwriters in the IPO for deferred underwriting commissions. The deferred fee will become payable to the underwriters in the IPO from the amounts held in the Trust Account solely in the event that Slam completes an initial business combination, subject to the terms of the underwriting agreement. Waiver of the deferred underwriting fees by the underwriters is a condition to the Closing of the Business Combination, and BTIG and Goldman, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions , and only with respect to BTIG, its waiver is subject to the closing of the Business Combination and BTIG’s receipt of the Advisory Fee.

Consulting Agreements

Subsequent to the IPO, the Sponsor entered into consulting agreements with three consultants to assist Slam in connection with the consummation of an initial business combination. In March 2022, the Company terminated the agreement with two of the consultants, and in September 2022, the Company terminated the agreement with the remaining consultant. For the nine months ended September 30, 2023 and 2022, Slam recorded approximately $0 and $389,000 in expenses under these consulting agreements, respectively. As of September 30, 2023 and December 31, 2022, Slam recorded payables of approximately $0 and $500 outstanding under these consulting agreements, respectively.

Critical Accounting Estimates

Slam Class A Ordinary Shares Subject to Possible Redemption

Slam accounts for its Slam Class A Ordinary Shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Slam Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Slam Class A Ordinary Shares (including Slam Class A Ordinary Shares that feature Redemption Rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Slam’s control) are classified as temporary equity. At all other times, Slam Class A Ordinary Shares are classified as shareholders’ equity. Slam’s Class A Ordinary Shares feature certain Redemption Rights that are outside of Slam’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2023, and December 31, 2022, 25,335,163 and 57,500,000 Slam Class A Ordinary Shares subject to possible Redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of Slam’s balance sheet.

Net Income per Ordinary Shares

Slam complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Slam has two classes of shares, which are referred to as Slam Class A Ordinary Shares and Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the IPO (including the consummation of the over-allotment) and the Private Placement Warrants to purchase an aggregate of 25,708,333 Slam Class A Ordinary Shares in the calculation of diluted income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the three and nine months ended September 30, 2023 and 2022. Accretion associated with the redeemable Slam Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 and FASB ASC Topic 815, “Derivatives and Hedging.” The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Slam Warrants are recognized as derivative liabilities in accordance with FASB ASC Topic 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly. The estimated fair value of the Public Warrants, at issuance, was measured at fair value using a Black-Scholes option pricing model and is subsequently valued using the observable listed prices for such warrants. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, Slam determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. The fair value of the Slam Warrants as of September 30, 2023 and December 31, 2022, is based on observable listed prices for such Slam Warrants.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for Slam in fiscal years beginning after December 15, 2023 and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. We are still evaluating the impact of this pronouncement on our financial statements.

Our management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. As of September 30, 2023, we were not subject to any market or interest rate risk. The net proceeds of the IPO and the Private Placement Warrants held in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of an initial business combination and liquidation. Interest on such deposit account is currently approximately 3.85% per annum, but such deposit account carries a variable rate, and Slam cannot provide any assurance that such rate will not decrease or increase significantly.

We have not engaged in any hedging activities since our inception, and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Off-Balance-Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of September 30, 2023 and December 31, 2022, we did not have any off-balance-sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Slam qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies.

Slam is electing to delay the adoption of new or revised accounting standards, and as a result, Slam may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, Slam is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Slam chooses to rely on such exemptions Slam may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until Slam is no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT OF TOPCO FOLLOWING THE BUSINESS COMBINATION

The following information concerning the management of Topco is based on the provisions of the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws, the forms of which are attached as Annex B and Annex C to this document, respectively, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws may be changed at any time prior to consummation of the Business Combination by mutual agreement of Slam and Lynk or after consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws are amended, the below summary may cease to accurately reflect the Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws as so amended. References in this section to “we,” “our,” “us” and the “Company” generally refer to Lynk and its consolidated subsidiaries, after giving effect to the Business Combination.

Information about Executive Officers and Directors of the Combined Company

Upon the consummation of the Business Combination, the business and affairs of Topco will be managed by or under the direction of the Topco Board. The following table sets forth certain information, including ages as of February 9, 2024, regarding the persons who are expected to serve as executive officers and directors of Topco upon the consummation of the Business Combination:

Name	Age	Position
Charles Miller	60	Chief Executive Officer and Director
Margo Deckard	53	Chief Operating Officer
Tyghe Speidel	32	Chief Technology Officer
Daniel Dooley	58	Chief Commercial Officer
[•]	[•]	[•]
Himanshu Gulati	44	Director
Alex Rodriguez	48	Director
[•]	[•]	Director
[•]	[•]	Director
[•]	[•]	Director
[•]	[•]	Director

Biographical Information Concerning the Directors and Officers Listed Above is Set Forth Below

Charles Miller

Charles Miller will be appointed as Topco’s Chief Executive Officer and to Topco’s board of directors upon the closing of the Business Combination. Mr. Miller is currently Lynk’s co-founder and has served as Lynk’s Chief Executive Officer since January 2017. Mr. Miller previously served as President of NexGen Space, LLC from 2012 to 2017, where he managed their consulting services at the intersection of commercial, civil and national security space, and public policy. Prior to that, Charles served as the National Aeronautics and Space Agency’s (“NASA”) Senior Advisor for Commercial Space from 2009-2012, where he advised NASA leadership on commercial public private partnerships and managed U.S. Government teams that developed strategies for commercial development of reusable launch vehicles, on-orbit satellite servicing, orbital debris removal, microgravity applications, lunar development, space communications, and space solar power. Mr. Miller received his B.S. in Finance from California State University of Chico.

Margo Deckard

Margo Deckard will be appointed as Topco’s Chief Operating Officer and to Topco’s board of directors upon the closing of the Business Combination. Ms. Deckard has served as the co-founder and Chief Operating Officer of Lynk since January 2017. Her career spans more than 3 decades of technology development and space policy. She previously served as the Senior Advisor and Director, Special Projects for NexGen Space, LLC from January 2013 to January 2017. Prior to that, she served as the Program and Contracts Manager for Space Policy Consulting from August 1998 to March 2009. Ms. Deckard has a B.S. in Genetic Engineering from Purdue University, a Paramedic Certificate from Sinclair Community College, and an M.S. in Systems Engineering from Wright State University.

Alex Rodriguez

Alex Rodriguez will be appointed as Director of Topco. Mr. Rodriguez founded A-Rod Corp in 2003, purchasing a duplex apartment building on the theory that investing his MLB earnings wisely would protect him from the kinds of financial struggles that afflict too many professional athletes. While best known during his baseball career as one of the world’s greatest athletes (a 14-time MLB All-Star and a 2009 World Series Champion with the New York Yankees), Mr. Rodriguez now leads a team of experts who aim to build high-growth businesses and enhance the value of more than 30 companies in the A-Rod Corp portfolio. Mr. Rodriguez invests in world-class startups and partners with leading global companies in a variety of industries. While he racked up extraordinary statistics on the field, Mr. Rodriguez simultaneously assembled an impressive team at A-Rod Corp, bought apartment units across the southeastern United States, and built a fully integrated real estate and development company. Following his success in real estate, Mr. Rodriguez has invested in a variety of sectors where he has expertise, including sports, wellness, media and entertainment and technology. He looks for long-term opportunities to not only provide financial capital but also employ his operational expertise and unique global perspective. Mr. Rodriguez is an Emmy Award-winning MLB analyst for Fox Sports and ESPN. Mr. Rodriguez has been a judge and investor on ABC’s Shark Tank, mentored financially distressed ex-athletes on CNBC’s Back in the Game, and currently co-hosts the podcast The Corp with Barstool Sports’ Dan Katz, interviewing chief executive officers, entrepreneurs and sports legends. Committed to creating opportunities for young people to succeed, Mr. Rodriguez serves on the Board of Directors of the Boys and Girls Clubs of Miami-Dade and the Boards of Trustees of the University of Miami and The Paley Center for Media.

We believe Mr. Rodriguez’s broad investment experience make him well-qualified to serve as a member of our board of directors.

Himanshu Gulati

Himanshu Gulati will be appointed as Director of Topco. Mr. Gulati founded Antara in March 2018 and serves as Managing Partner and Chief Investment Officer. Prior to Antara, from February 2015 to January 2018, Mr. Gulati was the Head of U.S. Distressed Credit and Special Situations at Man GLG where he launched the GLG Select Opportunities Strategy in February 2015. During his tenure at Man GLG, Mr. Gulati was also a member of the GLG Risk Committee. Before joining Man Group, Mr. Gulati spent nine years at Perry Capital from April 2006 to January 2015, most recently as Managing Partner responsible for distressed securities and event/catalyst equities. Prior to his tenure at Perry Capital, from July 2005 to March 2006, Mr. Gulati was a distressed credit analyst at Rockview Capital, a credit hedge fund. Prior to his time at Rockview Capital, Mr. Gulati worked in investment banking within leveraged finance at Merrill Lynch from September 2003 to June 2005 and began his career in the accounting division of Goldman Sachs from July 2001 to August 2003. Mr. Gulati earned a Bachelor of Science in Finance from Binghamton University.

We believe Mr. Gulati’s broad investment experience makes him well-qualified to serve as a member of our board of directors.

Biographical Information Concerning Non-Director Executive Officers is Set Forth Below

Tyghe Speidel

Tyghe Speidel will be appointed as Topco’s Chief Technology Officer upon the closing of the Business Combination. Mr. Speidel has served as the co-founder and Chief Technology Officer of Lynk since January 2017. Prior to Lynk, Mr. Speidel was the Principal Spacecraft Systems Engineer at NexGen, Inc. from January 2014 to January 2018, where he was responsible for system design and technology application on NexGen Space technical projects. Before that, Mr. Speidel worked as a Management Consultant for Accenture from 2014 to 2016, developing supply chain analytics and simulation capabilities for the Department of Defense. Earlier in his career, Tyghe served as a mechanical engineer at NASA’s Jet Propulsion Laboratory, working on terrestrial satellites and a Mars rover. Mr. Speidel holds a B.S. and M. Eng. in Mechanical & Aerospace Engineering from Cornell University.

Daniel Dooley

Daniel Dooley will be appointed as Topco’s Chief Commercial Officer upon the closing of the Business Combination. Mr. Dooley has served as Chief Commercial Officer of Lynk since July 2021. During his 30+year tenure as an executive, Mr. Dooley has worked at both public and privately owned companies of all sizes across the globe. He previously served as Chief Revenue Officer of TOMIA, A Vista Equity Partner Company, from January 2019 to July 2021, and as Chief Revenue Officer of Telarix, A Vista Equity Partners Company from 2016 to 2018. Prior to that, Mr. Dooley served as the co-founder of TruMobility, a U.S.-based MVNO from 2012 to 2016, and before that, he was President and General Manager of Transaction Network Services from 2010 to 2012, leading their Telecommunications Service Division focused on Roaming. Earlier in his career, Mr. Dooley served at Sprint/Nextel as President leading their Wholesale, Wireline, and International Business Units. Prior to Sprint Nextel, Mr. Dooley began his career with AT&T, starting in Finance and culminating with an expatriate assignment in Brussels Belgium as Managing Director of AT&T’s Europe, Middle East, and Africa Division. Mr. Dooley received his MBA from Fairleigh Dickinson University and B.S. from the Kelley School of Business at Indiana University-Bloomington.

Family Relationships

Charles Miller, who will be the Chief Executive Officer and a director of Topco, is married to Margo Deckard, who will be the Chief Operating Officer and a director of Topco. There are no other familial relationships among the Topco directors and executive officers.

Independence of Directors

Upon the consummation of the Business Combination, the Topco Board anticipates that each member of the Topco Board, other than Charles Miller, Margo Deckard and [•] will qualify as independent, as defined under the listing rules of the Approved Stock Exchange. In addition, the post-combination company will be subject to the rules of the SEC and the Approved Stock Exchange relating to the memberships, qualifications, and operations of the audit committee. Upon the consummation of the Business Combination, one of the key functions of the Topco Board will be informed oversight of the post-combination company’s risk management process.

Board Leadership Structure and Role in Risk Oversight

Upon the consummation of the Business Combination, the Topco Board will oversee the risk management activities designed and implemented by its management. The Topco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Topco Board as a whole, as well as through various standing committees of the Topco Board that address risks inherent in their respective areas of oversight. For example, the post-combination company audit committee will be responsible for overseeing the management of risks associated with the post-combination company’s financial reporting, accounting, and auditing matters, and the post-combination company’s compensation committee will oversee the management of risks associated with Topco’s compensation policies and programs. The Topco Board also will consider specific risk topics, including risks associated with Topco’s strategic initiatives, business plans and capital structure. It is anticipated that Topco’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of the company and provide appropriate updates to the Topco Board and the Audit and Finance Committee. The Topco Board anticipates delegating to the Audit and Finance Committee oversight of its risk management process, and Topco’s other board committees also will consider risks as they perform their respective committee responsibilities. All board committees will report to the Topco Board as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk.

Board Committees of the Combined Company’s Board of Directors

Upon the consummation of the Business Combination, the Topco Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The Topco Board may establish other committees to facilitate the management of the post-combination company’s business. The Topco Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Topco Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Topco Board. Each member of each committee of the Topco Board is expected to qualify as an independent director in accordance with the listing standards of the Approved Stock Exchange. Each committee of the Topco Board will have a written charter approved by the Topco Board. Upon the consummation of the Business Combination, copies of each charter will be posted on Topco’s website at [investors.lynk.world]. The inclusion of the post-combination company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Topco’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the Topco Board.

Audit Committee Information

Upon the consummation of the Business Combination, the members of Topco’s audit committee will be [•], [•] and [•], each of whom can read and understand fundamental financial statements. Each of [•], [•] and [•] is independent under the rules and regulations of the SEC and the listing standards of the Approved Stock Exchange applicable to audit committee members. [•] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Approved Stock Exchange.

Topco’s audit committee will assist the Topco Board with its oversight of the following: the integrity of Topco’s financial statements; Topco’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of Topco’s internal audit function and risk assessment and risk management. Among other things, Topco’s audit committee will be responsible for reviewing and discussing with Topco’s management the adequacy and effectiveness of Topco’s disclosure controls and procedures. The audit committee will also discuss with Topco’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of Topco’s financial statements, and the results of the audit, and quarterly reviews of Topco’s financial statements and, as appropriate, will initiate inquiries into certain aspects of Topco’s financial affairs. Topco’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, as well as for the confidential and anonymous submissions by Topco’s employees of concerns regarding questionable accounting or auditing matters. In addition, Topco’s audit committee will have direct responsibility for the appointment, compensation, retention, and oversight of the work of Topco’s independent registered public accounting firm. Topco’s audit committee will have sole authority to approve the hiring and discharging of Topco’s independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. Topco’s audit committee will review and oversee all related-person transactions in accordance with Topco’s policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of Topco’s compensation committee will be [•], [•] and [•]. [•] will be the chair of the compensation committee. Each member of Topco’s compensation committee will be considered independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members.

Topco’s compensation committee will assist the Topco Board in discharging certain of Topco’s responsibilities with respect to compensating its executive officers, and the administration and review of its incentive plans for employees and other service providers, including its equity incentive plans, and certain other matters related to Topco’s compensation programs.

Nominating and Corporate Governance Committee Information

Upon the consummation of the Business Combination, the members of Topco’s nominating and corporate governance committee will be [•], [•] and [•]. [•] will be the chair of the nominating and corporate governance committee.

Topco’s nominating and corporate governance committee will assist the Topco Board with its oversight of and identification of individuals qualified to become members of the Topco Board, consistent with criteria approved by the Topco Board, and will select, or recommend that the Topco Board selects, director nominees. The nominating and governance committee will also develop and recommend to the Topco Board a set of corporate governance guidelines and oversee the evaluation of the Topco Board.

Code of Conduct

Upon the consummation of the Business Combination, the Topco Board will adopt a Code of Conduct. The Code of Conduct will apply to all of Topco’s employees, officers, and directors, as well as all of Topco’s contractors, consultants, suppliers, and agents in connection with their work for Topco. Upon the consummation of the Business Combination, the full text of Topco’s Code of Conduct will be posted on Topco’s website at [investors.lynk.world]. Topco intends to disclose future amendments to, or waivers of, its Code of Conduct, as and to the extent required by SEC regulations, at the same location on its website identified above or in public filings. Information contained on Topco’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on Topco’s website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

[None of the intended members of Topco’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Topco Board or compensation committee.]

Stockholder and Interested Party Communications

Stockholders and interested parties may communicate with the Slam Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Slam Corp., 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001. Following the Business Combination, such communications should be sent in care of Lynk Global Holdings, Inc., 510 N Washington Street, Suite 2, Falls Church, Virginia 22046. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of Topco Securities

The following table sets forth information known to Slam and Topco regarding the beneficial ownership of Ordinary Shares as of February 9, 2024 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of Topco Common Stock by the persons set forth below, assuming (i) no Slam Class A Ordinary Shares are redeemed and (ii) the maximum number of Slam Class A Ordinary Shares are redeemed:

•        each person known by Topco to be the beneficial owner of more than 5% of the outstanding Ordinary Shares either on February 9, 2024 (pre-Business Combination) or of shares of Topco Common Stock outstanding after the consummation of the Business Combination (post-Business Combination);

•        each of Slam’s current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or director of Topco upon consummation of the Business Combination;

•        all executive officers and directors of Slam as a group prior to the consummation of the Business Combination; and

•        all executive officers and directors of Topco as a group after consummation of the Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of Ordinary Shares pre-Business Combination is based on [•] Ordinary Shares issued and outstanding as of [•], 2024. As of the Record Date, the Slam Initial Shareholders owned of record an aggregate of [•] Slam Class B Ordinary Shares and [•] Slam Class A Ordinary Shares, representing approximately [•]% of the issued and outstanding Ordinary Shares. The expected beneficial ownership of shares of Topco Common Stock post-Business Combination, assuming none of the Public Shares are redeemed, has been determined based upon the following: [•]

The expected beneficial ownership of shares of Topco Common Stock post-Business Combination, assuming the maximum number of Slam Class A Ordinary Shares have been redeemed has been determined based on the following assumptions: [•]

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

The expected beneficial ownership of shares of Topco Common Stock post-Business Combination is provided for illustrative purposes only, as actual outcomes may prove different from the assumptions. In particular, the actual number of Public Shareholders of Slam who will exercise their redemption rights is uncertain.

Name and Address of Beneficial Owners	Slam Before the Business Combination(1)		Topco After the Business Combination
			Assuming No Redemption(2)		Assuming Contractual Maximum Redemption(3)
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of Slam(4)
Alex Rodriguez(5)	—	—	—	—	—	—
Himanshu Gulati(5)	—	—	—	—	—	—
Kelly Laferriere(6)	30,000	*	30,000	*	30,000	*
Chetan Bansal(5)	—	—	—	—	—	—
Joseph Taeid(5)(7)	—	—	—	—	—	—
Reggie Hudlin(8)	30,000	*	30,000	*	30,000	*
Desiree Gruber(9)	30,000	*	30,000	*	30,000	*
Alexander Zyngier(10)	10,000	*	10,000	*	10,000	*
Lisa Harrington(11)	10,000	*	10,000	*	10,000	*
Barbara Byrne(12)	9,000	*	9,000	*	9,000	*
Ann Berry(13)	5,000	*	5,000	*	5,000	*
Ryan Bright(14)	5,000	*	5,000	*	5,000	*
Julian Nemirovsky	5,000	*	5,000	*	5,000	*
All directors and executive officers as a group (nine individuals)	90,000	*	90,000	*	90,000	*
Five Percent Holders of Slam
Slam Sponsor LLC(15)(16)	14,211,000	60.6%	14,211,000	6.43%	14,211,000	6.87%
Glazer Capital, LLC(17)	5,704,548	24.3%	5,704,548	[•]	—	—
First Trust Merger Arbitrage Fund(18)	3,992,210	17.0%	3,992,210	[•]	—	—
Corbin Capital Partners L.P.(19)	2,220,000	9.47%	2,220,000	[•]	—	—
The Toronto-Dominion Bank(20)	1,598,999	6.82	1,598,999	[•]	—	—
Directors and Executive Officers of Topco After Consummation of the Business Combination
Charles Miller	[•]	[•]	[•]	[•]	[•]	[•]
Margo Deckard	[•]	[•]	[•]	[•]	[•]	[•]
Tyghe Speidel	[•]	[•]	[•]	[•]	[•]	[•]
Daniel Dooley	[•]	[•]	[•]	[•]	[•]	[•]
Alex Rodriguez	—	—	—	—	—	—
Himanshu Gulati	—	—	—	—	—	—
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
All directors and executive officers as a group ([•] individuals)	[•]	[•]	[•]	[•]	[•]	[•]
Five Percent Holders of Topco
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]

____________

*        Less than one percent.

(1)      The pre-Business Combination percentage of beneficial ownership in the table below is calculated based on 23,452,959 Ordinary Shares outstanding as of the Record Date. Unless otherwise indicated, Slam believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them prior to the Business Combination.

(2)      The post-Business Combination percentage of beneficial ownership is calculated based on [•] shares of Topco Common Stock outstanding. Such amount assumes that no Public Shareholders have redeemed their Slam Class A Ordinary Shares. Unless otherwise indicated, Topco believes that all persons named in the table have sole voting and investment power with respect to all shares of Topco Common Stock beneficially owned by them prior to the Business Combination.

(3)      The post-Business Combination percentage of beneficial ownership is calculated based on [•] shares of Topco Common Stock outstanding. Such amount assumes that the contractual maximum number of Slam Class A Ordinary Shares have been redeemed, while still satisfying the Minimum Cash Condition, and all of the Backstop has been subscribed for. Unless otherwise indicated, Topco believes that all persons named in the table have sole voting and investment power with respect to all shares of Topco Common Stock beneficially owned by them prior to the Business Combination.

(4)      Unless otherwise noted, the business address of each of the following directors and executive officers is c/o 55 Hudson Yards, 47th Floor, Suite C, New York, NY 10001.

(5)      Does not include any shares indirectly owned by this individual as a result of his or her partnership interest in the Sponsor or its affiliates.

(6)      Includes 30,000 Class B Ordinary Shares beneficially owned directly by Ms. Laferriere.

(7)      Mr. Taeid tendered his resignation on September 30, 2023.

(8)      Includes 30,000 Class B Ordinary Shares beneficially owned directly by Mr. Hudlin.

(9)      Includes 30,000 Class B Ordinary Shares beneficially owned directly by Ms. Gruber. Ms. Gruber tendered her resignation on November 9, 2023.

(10)    Includes 10,000 Class B Ordinary Shares beneficially owned directly by Mr. Zyngier.

(11)    Includes 10,000 Class B Ordinary Shares beneficially owned directly by Ms. Harrington.

(12)    Includes 9,000 Class B Ordinary Shares beneficially owned directly by Ms. Byrne. Ms. Byrne tendered her resignation on February 2, 2023. Also on February 2, 2023, in connection with Ms. Byrne’s resignation, the Sponsor exercised its option to repurchase 21,000 Class B ordinary shares previously sold by the Sponsor to Ms. Byrne pursuant to the Securities Assignment Agreement dated January 31, 2021, among the Sponsor, the Company and Ms. Byrne, which provided the Sponsor with an option to repurchase the Class B ordinary shares upon Ms. Byrne’s resignation from the Company’s board of directors prior to vesting, at the original purchase price.

(13)    Includes 5,000 Class B Ordinary Shares beneficially owned directly by Ms. Berry. Ms. Berry tendered her resignation on April 25, 2023. Also on April 25, 2023, in connection with Ms. Berry’s resignation, the Sponsor exercised its option to repurchase 5,000 Class B ordinary shares previously sold by the Sponsor to Ms. Berry pursuant to the Securities Assignment Agreement dated March 11, 2022, among the Sponsor, the Company and Ms. Berry, which provided the Sponsor with an option to repurchase the Class B ordinary shares upon Ms. Berry’s resignation from the Company’s board of directors prior to vesting, at the original purchase price.

(14)    Includes 5,000 Class B Ordinary Shares beneficially owned directly by Mr. Bright.

(15)    Interests shown consist solely of founder shares, classified as Class B Ordinary Shares. Such shares will automatically convert into Slam Class A Ordinary Shares at the time of our initial business combination.

(16)    There are four managers of the Sponsor’s board of managers. Each manager has one vote, and the approval of a majority is required to approve an action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(17)    Based on information reported on a Schedule 13G/A filed on February 14, 2023 by Glazer Capital, LLC, a Delaware limited liability company, and Mr. Paul J. Glazer who serves as the Managing Member of Glazer. The business address of Glazer Capital, LLC is 250 West 55th Street, Suite 30A, New York, New York 10019.

(18)    Based on information reported on a Schedule 13G/A filed on April 10, 2023 by First Trust Merger Arbitrage Fund (“VARBX”), a series of Investment Managers Series Trust II which is an investment company registered under the Investment Company Act of 1940, First Trust Capital Management L.P. (“FTCM”), an investment adviser registered with the SEC that provides investment advisory services to, among others, (i) series of Investment Managers Services Trust II, an investment company registered under the Investment Company Act of 1940, specifically First Trust Multi-Strategy Fund and VARBX, and (ii) Highland Capital Management Institutional Fund II, LLC, a Delaware limited liability company, First Trust Capital Solutions L.P., a Delaware limited partnership and control person of FTCM, and FTCS Sub GP LLC, a Delaware limited liability company and control person of FTCM. The principal business address of First Trust Merger Arbitrage Fund is 235 West Galena Street, Milwaukee, WI 53212.

(19)    Based on information reported on a Form 13F filed on November 14, 2023 by Corbin Capital Partners, L.P., a Delaware limited partnership and Corbin Capital Partners GP, LLC, a Delaware limited liability company. Corbin Capital Partners GP, LLC is the general partner of Corbin Capital Partners, L.P. The business address of each such entities is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(20)    Based on information reported on a Schedule 13G filed on July 19, 2023 by Cowen and Company, LLC, a Delaware single member limited liability corporation, Cowen Financial Products LLC, a Delaware single member limited liability corporation, Toronto Dominion Holdings (U.S.A.), Inc., a Delaware corporation, TD Group US Holdings LLC, a Delaware limited liability company, and The Toronto-Dominion Bank, a Canadian chartered bank (“TD Bank”). The business address of TD Bank is Toronto-Dominion Centre, P.O. Box 1, Toronto, Ontario, Canada M5K 1A2.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Slam is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Organizational Documents differ in certain material respects from the Proposed Topco Organizational Documents. As a result, when you become a stockholder of Topco, your rights will differ in some regards as compared to when you were a shareholder of Slam.

Below are summary charts outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Slam and Topco according to applicable law and the organizational documents of Slam and Topco. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Slam’s Articles of Incorporation and Bylaws the Proposed Topco Certificate of Incorporation, attached to this proxy statement/prospectus as Annex B, and the Proposed Topco Bylaws, attached to this proxy statement/prospectus as Annex C, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Slam and Topco.

Comparison of Shareholder Rights Under Applicable Corporate Law

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers that require a vote of stockholders require approval by a majority of all outstanding shares entitled to vote on the matter. Mergers in which the corporation’s certificate of incorporation is not amended, the corporation’s stock remains outstanding as an identical share of the surviving corporation, and any new securities issued in the merger do not exceed 20% of shares outstanding before the merger do not require approval of stockholders. Mergers that contemplate a qualifying holding company reorganization do not require approval of stockholders of the corporation that is the parent prior to the merger. Mergers in which the target is widely traded, the acquirer consummates a qualifying tender offer, and a sufficient number of target stockholders tender do not require approval of target stockholders. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters

Approval of routine corporate matters other than director elections that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Director elections require a plurality vote.

Under Cayman Islands law and the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights and Dissenters’ Rights

A stockholder of a publicly traded corporation has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder, upon written demand stating the purpose thereof, inspect the corporation’s stock ledger and other books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit by or in the right of the corporation subject to statutory pleading requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors owe fiduciary duties of care and loyalty to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends or improper personal benefit.

Liability of directors may be unlimited, except with regard to their own fraud or willful default.

Comparison of Shareholder Rights Under the Applicable Organizational Documents

When the Domestication is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Company board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of Topco as “shareholders.”

	Existing Organizational Documents	Proposed Topco Organizational Documents
Authorized Shares

The Existing Organizational Documents authorize 555,000,000 shares, consisting of 500,000,000 Slam Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares.

See paragraph 5 of our Existing Organizational Documents.

The Proposed Topco Organizational Documents authorize [•] shares, consisting of [•] shares of Topco Common Stock and [•] shares of preferred stock.

See Article IV of the Proposed Topco Certificate of Incorporation.

Voting

The Existing Organizational Documents provide that holders of Slam Class A Ordinary Shares and Slam Class B Ordinary Shares will vote together as a single class on all matters submitted to the shareholders for their vote or approval, except as required by applicable law or the Existing Organizational Documents, and that shareholders are entitled to one vote per share on all matters submitted to the shareholders for their vote or approval.

Holders of Topco Series A Common Stock will be entitled to cast one vote per share, while holders of Topco Series B Common Stock will be entitled to cast 10 votes per share. Except as otherwise required by law or the Proposed Topco Certificate of Incorporation, holders of all classes of Topco Common Stock vote together as a single class, while directors are elected by a plurality of the votes cast in contested elections.

Except as otherwise required by applicable law, holders of Topco Series A Common Stock and Topco Series B Common Stock will not be entitled to vote on any amendment to the Proposed Topco Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Topco preferred stock if the holders of such affected series of Topco preferred stock are exclusively entitled to vote thereon pursuant to the Proposed Topco Certificate of Incorporation or applicable law.

Authorize the Company to Make Issuances of Preferred Stock Without Stockholder Consent

The Existing Organizational Documents authorize the issuance of 5,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the Slam Board is empowered under the Existing Organizational Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares.

See Article 3.1 of our Existing Organizational Documents.

The Proposed Topco Organizational Documents authorize the Topco Board to make issuances of all or any shares of preferred stock in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the Topco Board and as may be permitted by the DGCL.

See Article IV, subsection C of the Proposed Topco Certificate of Incorporation.

	Existing Organizational Documents	Proposed Topco Organizational Documents
Shareholder/Stockholder Written Consent in Lieu of a Meeting

The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Article 22 of our Existing Organizational Documents.

The Proposed Topco Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

Classified Board

The Existing Organizational Documents provide that the Slam Board will be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.

See Article 27.2 of our Existing Organizational Documents.

The Proposed Topco Organizational Documents provide that the Topco Board will be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.

See Article VII of the Proposed Topco Certificate of Incorporation.

Corporate Name	The Existing Organizational Documents provide the name of the company is “Slam Corp.” See paragraph 1 of our Existing Organizational Documents.	The Proposed Topco Organizational Documents will provide that the name of the Topco will be “Lynk Global Holdings, Inc.” See Article I of the Proposed Topco Certificate of Incorporation.
Perpetual Existence

The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by January 25, 2024 (or December 25, 2024 if extended) Slam shall cease all operations except for the purposes of winding up and shall redeem the shares issued in the IPO and liquidate our Trust Account.

See Article 49.7 of our Existing Organizational Documents.

Topco’s existence will be perpetual pursuant to the default rule under the DGCL.
Takeovers by Interested Stockholders	The Existing Organizational Documents do not provide restrictions on takeovers of Slam by a related shareholder, following a business combination.

The Proposed Topco Organizational Documents will provide certain restrictions regarding takeovers by interested stockholders.

See the description of such restrictions in the subsection titled “— Anti-Takeover Provisions” in the section titled “Description of Topco’s Securities” below.

	Existing Organizational Documents	Proposed Topco Organizational Documents
Provisions Related to Status as Blank Check Company

The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of our Existing Organizational Documents.

The Proposed Topco Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon the Closing, as we will cease to be a blank check company at such time.

DESCRIPTION OF TOPCO’S SECURITIES

The following summary of the material terms of Topco’s securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters that are summarized in this section titled “Description of Securities,” you should refer to our amended and restated Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws and the Topco Registration Rights Agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws in their entirety for a complete description of the rights and preferences of the Topco Securities following the Closing. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Topco.

General

The following description summarizes the most important terms of Topco’s capital stock, as they are expected to be in effect upon the completion of the Business Combination. Topco plans to adopt the Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws in the form attached as Annex B and Annex C, which will become effective immediately following the effectiveness of the registration statement of which this prospectus forms a part, and this description summarizes the provisions that are included in those documents. Immediately following the completion of the Business Combination, our authorized capital stock will consist of [•] shares of Topco Series A Common Stock, $0.00001 par value per share, [•] shares of Topco Series B Common Stock, $0.00001 par value per share, and [•] shares of undesignated preferred stock, $0.00001 par value per share.

As of [•], 2024, there were [•] outstanding shares of Topco Series A Common Stock and [•] shares of Topco Series B Common Stock outstanding, held by [•] stockholders of record, and no shares of preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by the Proposed Topco Certificate of Incorporation and the listing standards of the Approved Stock Exchange, to issue additional shares of Topco’s capital stock.

Topco Series A Common Stock and Topco Series B Common Stock

Upon the completion of the Business Combination, Topco will have authorized a series of Topco Series A Common Stock and a series of Topco Series B Common Stock. All outstanding shares of existing Topco Common Stock will be reclassified into shares of new Topco Series A Common Stock or Topco Series B Common Stock. In addition, any options to purchase shares of our capital stock or RSUs outstanding prior to the completion of the Business Combination will become eligible to be settled in or exercisable for shares of new Topco Series A Common Stock. Other than as described below under the subsections titled “— Voting Rights” and “— Conversion”, the rights of Topco Series A and Topco Series B stock are identical.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Topco Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of Topco Series A Common Stock are entitled to one vote for each share, and holders of Topco Series B Common Stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of Topco Series A Common Stock and Topco Series B Common Stock will generally vote together as a single class on all matters submitted to a vote of Topco stockholders, unless otherwise required by Delaware law or the Proposed Topco Certificate of Incorporation. If Topco were to seek to amend the Proposed Topco Certificate of Incorporation in a manner that alters or changes the powers, preferences or special rights of a series of a class of

Topco’s capital stock in a manner that affected its holders adversely, but does not affect the entire class, Delaware law would require either holders of Topco Series A Common Stock or Topco Series B Common Stock to vote separately as a single class to approve the proposed amendment.

The Proposed Topco Certificate of Incorporation will not provide for cumulative voting for the election of directors. The Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of Topco’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Conversion

Each outstanding share of Topco Series B Common Stock will be convertible at any time at the option of the holder into one share of Topco Series A Common Stock. In addition, each share of Topco Series B Common Stock will convert automatically into one share of Topco Series A Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described in the Proposed Topco Certificate of Incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations and other entities exclusively owned by the stockholder or their permitted transferees.

Each outstanding share of Topco Series B Common Stock will convert automatically into one share of Topco Series A Common Stock upon the election of the holders of at least 66 2/3% of the outstanding shares of Topco Series B Common Stock, voting as a single class.

Following such conversion, each share of Topco Common Stock will have one vote per share and the rights of the holders of all outstanding Topco Common Stock will be identical. See the section titled “Risk Factors — Risks Related to Our Business and Industry.” The dual-series structure of Topco Common Stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the Business Combination, including our directors, executive officers, and their respective affiliates. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval, and that may depress the trading price of the Topco Series A Common Stock.

No Preemptive or Similar Rights

Topco Series A Common Stock and Topco Series B Common Stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If Topco becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Topco Series A Common Stock and Topco Series B Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our Topco Series B Common Stock are, and the shares of our Topco Series A Common Stock to be issued pursuant to the Business Combination will be, fully paid and non-assessable.

Preferred Stock

Following the Business Combination, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Topco Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of Topco Series A Common Stock and the voting and other rights of the holders of Topco Series A Common Stock and Topco Series B Common Stock. We have no current plan to issue any shares of preferred stock.

Options

As of [•], 2024, Lynk had outstanding options to purchase an aggregate of [•] shares of Lynk Common Stock, with a weighted-average exercise price of $[•] pursuant to the 2017 Plan, which was adopted in November 2017 and most recently amended by Lynk’s board of directors in September 2021.

Warrants

Effective upon the consummation of the Business Combination, if the Slam Warrants are outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication then each Slam Warrant outstanding for the purchase of one Class A Ordinary Share prior to the consummation of the Business Combination will be exercisable for one share of Topco Series A Common Stock, with all other terms of such warrants remaining unchanged. The following is a description of the Topco Warrants.

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Topco Series A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of this offering and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Topco Series A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Notwithstanding the foregoing, Topco may lower the warrant exercise price or extend the duration of the exercise period of the warrants without the consent of the registered holders of the warrants.

Topco will not be obligated to deliver any shares of Topco Series A Common Stocks pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Topco Series A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Topco satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and Topco will not be obligated to issue a share of Topco Series A Common Stock upon exercise of a warrant unless the share of Topco Series A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Topco be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Topco Series A Common Stock underlying such unit.

Topco has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, Topco will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Topco Series A Common Stock issuable upon exercise of the warrants, and Topco will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Topco Series A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of Topco Series A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Topco may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Topco so elects, Topco will not be required to file or maintain in effect a registration statement, but Topco will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Topco Series A Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Topco will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but Topco will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Topco Series A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Topco Series A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Topco Series A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, Topco may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the shares of Topco Series A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before Topco sends the notice of redemption to the warrant holders.

Topco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Topco Series A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Topco Series A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Topco, Topco may exercise its redemption right even if Topco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Topco has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Topco issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Topco Series A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, Topco may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of shares of Topco Series A Common Stock except as otherwise described below;

•        if, and only if, the closing price of our shares of Topco Series A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before Topco sends the notice of redemption to the warrant holders; and

•        if the closing price of the shares of Topco Series A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Topco sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Topco Series A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Topco pursuant to this redemption feature, based on the “fair market value” of shares of Topco Series A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of Topco Series A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Topco will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and

(b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Slam Class A Ordinary Shares
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Topco Series A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of shares of Topco Series A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Topco Series A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our shares of Topco Series A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Topco Series A Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Topco Series A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Topco Series A Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Topco Series A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Topco Series A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of Topco Series A Common Stock is below the exercise price of the warrants. Topco has established this redemption feature to provide the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under

“— Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides Topco with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to Topco’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Topco will be required to pay the applicable redemption price to warrant holders if Topco choose to exercise this redemption right and it will allow Topco to quickly proceed with a redemption of the warrants if Topco determine it is in its best interest to do so. As such, Topco would redeem the warrants in this manner when Topco believes it is in its best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, Topco can redeem the warrants when the shares of Topco Series A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Topco chooses to redeem the warrants when the shares of Topco Series A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Topco Series A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Topco Series A Common Stock if and when such shares of Topco Series A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Topco Series A Common Stock will be issued upon exercise.

If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Topco will round down to the nearest whole number of the number of shares of Topco Series A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Topco Series A Common Stock pursuant to the warrant agreement (for instance, if Topco are not the surviving company in the Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Topco Series A Common Stock, Topco (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.

A holder of a warrant may notify Topco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Topco Series A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.

If the number of outstanding shares of Topco Series A Common Stock is increased by a capitalization or share dividend paid in shares of Topco Series A Common Stock to all or substantially all holders of shares of Topco Series A Common Stock, or by a subdivision of shares of Topco Series A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, subdivision or similar event, the number of shares of Topco Series A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Topco Series A Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of Topco Series A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Topco Series A Common Stock equal to the product of (i) the number of shares of Topco Series A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Topco Series A Common Stock) and (ii) one minus the quotient of (x) the price per share of Topco Series A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Topco Series A Common Stock, in determining the price payable for shares of Topco Series A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Topco Series A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Topco Series A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Topco, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Topco Series A Common Stock on account of such shares of Topco Series A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Topco Series A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Topco Series A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of Topco Series A Common Stock in connection with a proposed Business Combination, (d) to satisfy the redemption rights of the holders of shares of Topco Series A Common Stock in connection with a shareholder vote to amend Topco’s amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of shares of Topco Series A Common Stock the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of our public shares if Topco do not complete the Business Combination within 24 months from the closing of the initial public offering of Slam Class A ordinary shares or (B) with respect to any other provision relating to the rights of holders of our shares of Topco Series A Common Stock, (e) as a result of the repurchase of shares of Topco Series A Common Stock by Topco if a proposed Business Combination is presented to our shareholders for approval, or (f) in connection with the redemption of our public shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Topco Series A Common Stock in respect of such event.

If the number of outstanding shares of Topco Series A Common Stock is decreased by a consolidation, combination, reverse share subdivision or reclassification of shares of Topco Series A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of shares of Topco Series A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Topco Series A Common Stock.

Whenever the number of shares of Topco Series A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Topco Series A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Topco Series A Common Stock so purchasable immediately thereafter.

In addition, if (x) Topco issues additional shares of Topco Series A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by Topco’s board of directors and, in the case of any such issuance to Slam’s sponsor or its affiliates, without taking into account any founder shares held by Slam’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of our shares of Topco Series A Common Stock during the 20 trading day period starting on the trading day prior to the day on which Topco consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Topco Series A Common Stock (other than those described above or that solely affects the par value of such shares of Topco Series A Common Stock), or in the case of any merger or consolidation of Topco with or into another corporation (other than a consolidation or merger in which Topco are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Topco Series A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which Topco are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Topco Series A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Topco Series A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Topco Series A Common Stock, the holder of a warrant will be entitled to receive (upon exercise of the warrant) the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Topco Series A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Topco Series A Common Stock in such a transaction is payable in the form of shares of Topco Series A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Topco. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of Topco Series A Common Stock. After the issuance of shares of Topco Series A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Topco will, upon exercise, round down to the nearest whole number the number of shares of Topco Series A Common Stock to be issued to the warrant holder.

Topco has agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Topco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. The private placement warrants (including the shares of Topco Series A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions as described under “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to Slam’s officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by Topco (except as described under “— Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Topco in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

Except as described above under “— Public Shareholders’ Warrants — Redemption of warrants when the price per share of Topco Series A Common Stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Topco Series A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Topco Series A Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Topco Series A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Topco has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with Topco following a business combination. If they remain affiliated with Topco, their ability to sell our securities in the open market will be significantly limited. Topco expect to have policies in place that restrict insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Topco’s securities, an insider cannot trade in its securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the shares of Topco Series A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Topco believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Slam’s officers and directors may, but are not obligated to, loan funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of Topco at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Registration Rights

After the completion of the Business Combination, certain holders of our Topco Series A Common Stock will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in the Topco Registration Rights Agreement, as described in the section titled “The Business Combination Agreement — Certain Agreements Related to the Business Combinations — Topco Registration Rights Agreement.” We, along with certain holders of Topco Common Stock, are parties to the Topco Registration Rights Agreement. The registration rights set forth in the Topco Registration Rights Agreement will terminate in accordance with the terms specified therein. We will pay the registration expenses (other than underwriting discounts, selling commissions, and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

The Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•        Dual-Series Stock.    As described above in the subsection titled “Topco Series A Common Stock and Topco Series B Common Stock — Voting Rights,” the Proposed Topco Certificate of Incorporation will provide for a dual-series common stock structure, which will provide our founders, current investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.

•        Board of Directors Vacancies.    The Proposed Topco Certificate of Incorporation and Proposed Topco Bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. These provisions will make it more difficult to change the composition of our board of directors and promote continuity of management.

•        Classified Board.    The Proposed Topco Certificate of Incorporation and the Proposed Topco Bylaws will provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Comparison of Corporate Governance and Shareholder Rights.”

•        Stockholder Action; Special Meeting of Stockholders.    The Proposed Topco Certificate of Incorporation will provide that Topco’s stockholders may not take action by written consent but may only take action at annual or special meetings of Topco’s stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Proposed Topco Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Proposed Topco Bylaws. The Proposed Topco Bylaws will further provide that special meeting of our stockholders may be called only by our board of directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    The Proposed Topco Bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. The Proposed Topco Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Topco.

•        No Cumulative Voting.    The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Topco Certificate of Incorporation will not provide for cumulative voting.

•        Directors Removed Only for Cause.    The Proposed Topco Certificate of Incorporation will provide that stockholders may remove directors only for cause and with a super-majority of the voting power of the outstanding shares of capital stock then entitled to vote at an election of directors.

•        Issuance of Undesignated Preferred Stock.    Our board of directors will have the authority, without further action by the stockholders, to issue up to [•] shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

After the consummation of the Business Combination, the transfer agent and registrar for the Topco Series A Common Stock and Topco Series B Common Stock will be Continental Stock Transfer & Trust Company and, if the Slam Warrants are outstanding due to the Warrant Amendment Proposal not being approved and Slam’s Warrants not being converted into Slam Class A Ordinary Shares immediately prior to or in connection with the Domestication, the warrant agent for the Topco Public Warrants will be Continental Stock Transfer & Trust Company. Continental Stock Transfer & Trust Company’s address is 1 State Street 30th Floor, New York, NY 10004.

Listing

Upon the Closing, the shares of Topco Common Stock and Topco Warrants, if applicable, are expected to be listed on the Nasdaq Capital Market under the symbols “LYNK” and “LYNKW,” respectively.

SHARES ELIGIBLE FOR FUTURE SALE AND SECURITIES ACT RESTRICTIONS ON RESALE OF TOPCO COMMON STOCK

Pursuant to Rule 144, a person who has beneficially owned restricted Topco Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Topco at the time of, or at any time during the three months preceding, a sale and (ii) Topco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Topco was required to file reports) preceding the sale.

Persons who have beneficially owned shares of restricted Topco Common Stock for at least six months but who are affiliates of Topco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Topco Series A Common Stock then outstanding; or

•        the average weekly reported trading volume of the Topco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Topco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Topco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although Topco will be a new registrant, shares of Topco Common Stock and Topco Warrants may not be eligible for sale pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, Topco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

LEGAL MATTERS

Goodwin Procter LLP, New York, NY, has passed upon the validity of the securities of Topco offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Slam Corp. as of December 31, 2022 and 2021 and for years then ended have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph regarding Slam Corp.’s ability to continue as a going concern) and included in this proxy statements/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Lynk Global, Inc. as of December 31, 2022 and 2021 and for the years then ended have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Lynk Global, Inc.’s ability to continue as a going concern) and included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless Slam has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Slam believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Slam shareholders will be householding this proxy statement/prospectus. Slam shareholders who participate in householding will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•        If the shares are registered in the name of the shareholder, the shareholder should contact Slam at its offices at Slam Corp., 55 Hudson Yards, 47th Floor, New York, New York 10001 or by telephone at (646) 762-8580, to inform Slam of his, her or their request; or

•        If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Ordinary Shares is Continental Stock Transfer & Trust Company.

The transfer agent for Topco Securities following the Business Combination will be Continental Stock Transfer & Trust Company.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Topco Organizational Documents establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Topco Organizational Documents provide that nominations of persons or election to the Topco Board and the proposal of other business to be considered by the stockholders may be brought before an annual meeting (a) by or at the direction of the Topco Board or (b) otherwise by any stockholder of Topco who was a stockholder of record at the time of giving of notice of the annual meeting provided for in the Proposed Topco Organizational Documents, who (A)(1) is entitled to vote at the meeting, (2) is present (in person or by proxy) at the meeting and (3) complies with the notice procedures set forth in the Proposed Topco Organizational Documents as to such nomination or business or (B) properly makes such proposal in accordance with Rule 14a-8 (or a successor rule) under the Exchange Act. To be timely for Topco’s annual meeting of stockholders, a stockholder’s notice must be received by the Secretary of Topco at Topco’s principal executive offices:

•        not less than the 90 days; and

•        not more than the 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date and if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made by Topco. Nominations and proposals also must satisfy other requirements set forth in the Proposed Topco Organizational Documents. The presiding person at an annual meeting or a special meeting, as applicable, may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the Proposed Topco Organizational Documents, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Topco begins to print and send out its proxy materials for such 2024 annual meeting (and Topco will publicly disclose such date when it is known).

Stockholder Director Nominees

The Proposed Topco Organizational Documents permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Topco Organizational Documents. In addition, the stockholder must give timely notice to Topco’s secretary in accordance with the Proposed Topco Organizational Documents, which, in general, require that the notice be received by Topco’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Slam Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Slam Corp., 55 Hudson Yards, 47th Floor, New York, New York 10001. Following the Business Combination, such communications should be sent in care of Lynk Global Holdings, Inc., 510 N Washington St Ste 2, Falls Church, VA 22046. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

Slam files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Slam’s public filings are also available to the public from the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or Slam’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the General Meeting or the Warrant Holder Proposals presented at the Warrant Holders Meeting, you should contact Slam at the following address and telephone number:

Slam Corp.
55 Hudson Yards, 47th Floor

New York, New York 10001

(646) 762-8580

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Slam’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage firms, please call: (203) 658-9400
Email: SLAM.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Slam shareholder and/or a holder of Slam Public Warrants and would like to request documents, please do so by [•], 2024, or five business days prior to the General Meeting and/or Warrant Holders Meeting, in order to receive them before the General Meeting and/or Warrant Holders Meeting. If you request any documents from Slam, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Topco and Slam in addition to being a proxy statement of Slam for the General Meeting and the Warrant Holders Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Slam has been supplied by Slam, all such information relating to Topco has been supplied by Topco, and all such information relating to Lynk has been supplied by Lynk. Information provided by either Slam, Topco, or Lynk does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Slam for the General Meeting and the Warrant Holders Meeting. Slam has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Slam, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Audited Financial Statements

Lynk Global, Inc.

Unaudited Financial Statements

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022	F-45
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2023 and 2022	F-46
Unaudited Condensed Consolidated Statements of Stockholder’s Deficit for the nine months ended September 30, 2023 and 2022	F-47
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	F-48
Notes to Unaudited Condensed Consolidated Financial Statements	F-49

Audited Financial Statements

SLAM CORP.
CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$3,338	$119,463
Prepaid expenses	739,204	305,545
Total current assets	742,542	425,008
Cash and investments held in Trust Account	270,949,514	583,460,070
Total Assets	$271,692,056	$583,885,078
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$241,030	$34,090
Accrued expenses	1,520,362	1,076,474
Total current liabilities	1,761,392	1,110,564
Promissory Note – related party	8,747,000	—
Working capital loan – related party	1,474,000	1,474,000
Derivative warrant liabilities	3,226,393	2,313,750
Deferred underwriting commissions	20,125,000	20,125,000
Total liabilities	35,333,785	25,023,314
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 25,335,163 shares and 57,500,000 shares at redemption value of $10.69 and $10.15 per share as of September 30, 2023 and December 31, 2022, respectively	270,849,514	583,360,070
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 14,375,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022	1,438	1,438
Additional paid-in capital	—	—
Accumulated deficit	(34,492,681)	(24,499,744)
Total shareholders’ deficit	(34,491,243)	(24,498,306)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$271,692,056	$583,885,078

The accompanying notes are an integral part of these unaudited condensed financial statements.

SLAM CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
General and administrative expenses	$602,220	$634,704	$2,590,294	$2,593,637
General and administrative expenses – related party	30,000	30,000	90,000	90,000
Total operating expenses	(632,220)	(664,704)	(2,680,294)	(2,683,637)
Other income:
Change in fair value of derivative warrant liabilities	1,403,675	3,290,670	(912,643)	14,139,590
Income from cash and investments held in Trust Account	2,893,416	2,600,114	9,181,474	3,463,746
Net income	$3,664,871	$5,226,080	$5,588,537	$14,919,699
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	25,335,163	57,500,000	31,343,979	57,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.09	$0.07	$0.12	$0.21
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	14,375,000	14,375,000	14,375,000	14,375,000
Basic and diluted net income per share, Class B ordinary shares	$0.09	$0.07	$0.12	$0.21

The accompanying notes are an integral part of these unaudited condensed financial statements.

SLAM CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	14,375,000	$1,438	$—	$(24,499,744)	$(24,498,306)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(6,641,206)	(6,641,206)
Net loss	—	—	—	—	—	(712,950)	(712,950)
Balance – March 31, 2023 (unaudited)	—	—	14,375,000	1,438	—	(31,853,900)	(31,852,462)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(3,646,852)	(3,646,852)
Net income	—	—	—	—	—	2,636,616	2,636,616
Balance – June 30, 2023 (unaudited)	—	$—	14,375,000	$1,438	$—	$(32,864,136)	$(32,862,698)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(5,293,416)	(5,293,416)
Net income	—	—	—	—	—	3,664,871	3,664,871
Balance – September 30, 2023 (unaudited)	—	$—	14,375,000	$1,438	$—	$(34,492,681)	$(34,491,243)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	14,375,000	$1,438	$—	$(34,825,869)	$(34,824,431)
Net income	—	—	—	—	—	4,266,373	4,266,373
Balance – March 31, 2022 (unaudited)	—	—	14,375,000	1,438	—	(30,559,496)	(30,558,058)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(795,374)	(795,374)
Net income	—	—	—	—	—	5,427,246	5,427,246
Balance – June 30, 2022 (unaudited)	—	—	14,375,000	1,438	—	(25,927,624)	(25,926,186)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(2,600,115)	(2,600,115)
Net income	—	—	—	—	—	5,226,080	5,226,080
Balance – September 30, 2022 (unaudited)	—	$—	14,375,000	$1,438	$—	$(23,301,659)	$(23,300,221)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SLAM CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$5,588,537	$14,919,699
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	912,643	(14,139,590)
Income from cash and investments held in Trust Account	(9,181,474)	(3,463,746)
Changes in operating assets and liabilities:
Prepaid expenses	(433,659)	1,187,408
Accounts payable	206,940	16,441
Accrued expenses	443,888	671,847
Net cash used in operating activities	(2,463,125)	(807,941)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(6,400,000)	—
Cash withdrawn for redemptions	328,092,030	—
Net cash provided by investing activities	321,692,030	—
Cash Flows from Financing Activities:
Proceeds received from promissory note – related party	8,747,000	—
Redemption of Public Shares	(328,092,030)	—
Proceeds received from working capital loan – related party	—	420,000
Net cash (used in) provided by financing activities	(319,345,030)	420,000
Net change in cash	(116,125)	(387,941)
Cash – beginning of the period	119,463	471,352
Cash – end of the period	$3,338	$83,411

The accompanying notes are an integral part of these unaudited condensed financial statements.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Slam Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Business Combination”).

As of September 30, 2023, the Company had not yet commenced operations. All activity for the period from December 18, 2020 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and after the Initial Public Offering, the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 22, 2021. On February 25, 2021, the Company consummated its Initial Public Offering of 57,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 7,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.5 million, of which approximately $20.1 million was for deferred underwriting commissions (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 11,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $17.0 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $575.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and will be invested in United States “government securities” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. On February 17, 2023, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of an initial Business Combination and liquidation. Interest on such deposit account is currently approximately 2.5 – 3.0% per annum, but such deposit account carries a variable rate, and the Company cannot provide any assurance that such rate will not decrease or increase significantly.

The Company’s management team (“Management”) has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers, directors and special advisor agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provisions relating to shareholders’ rights, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

On February 2, 2023, Barbara Byrne notified the Company of her decision to resign as a member of the Board of Directors, effective as of February 2, 2023. Also on February 2, 2023, the Company announced the appointment of Alex Zyngier as a new director of the Company. Mr. Zyngier has been appointed to serve on the audit committee of the Company, with such appointment effective upon his becoming a director of the Company. On April 25, 2023, Ann Berry notified the company of her decision to resign as a member of the Board of Directors, effective as of April 25, 2023. Also on April 25, 2023, the Company announced the appointment of Lisa Harrington as a new director of the Company. Ms. Harrington has been appointed to serve on the compensation committee and audit committee of the Company, with such appointment effective upon her becoming a director of the Company.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

On September 30, 2023, Joseph Taeid notified the Company of his decision to resign as Chief Financial Officer of the Company, effective as of September 30, 2023. On October 4, 2023, the Company appointed Ryan Bright as the new Chief Financial Officer of the Company. The appointment was effective October 4, 2023.

If the Company is unable to complete a Business Combination within 30 months from the closing of the Initial Public Offering, or November 25, 2023 (or up to February 25, 2024 if extended) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

On February 21, 2023, the Company held an extraordinary general meeting of shareholders (the “Extension Meeting”) to (i) amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles Amendment”) to extend the date by which the Company has to consummate a Business Combination from February 25, 2023 to May 25, 2023 (such proposal, the “Extension Amendment Proposal”) and (ii) remove the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g) (1) of the Securities Exchange Act of 1934, as amended, of less than $5,000,001 (the “Redemption Limitation Amendment Proposal”). The shareholders of the Company approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the Extension Meeting and on February 21, 2023, the Company filed the Articles Amendment with the Cayman Islands Registrar of Companies.

On May 26, 2023, June 22, 2023, July 21, 2023, August 22, 2023 and September 21, 2023 the Board approved an extension of the Termination Date from May 25, 2023 to June 25, 2023, from June 25, 2023 to July 25, 2023, from July 25, 2023 to August 25, 2023, from August 25, 2023 to September 25, 2023, and from September 25, 2023 to October 25, 2023 and drew an additional $4,000,000 pursuant to the New Note (as defined below). The extension on September 25, 2023 was the fifth of nine one-month extensions permitted under the Company’s amended and restated memorandum and articles of association. As of September 30, 2023, there was $7,247,000 outstanding under the New Note.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 32,164,837 Class A ordinary shares, par value $0.0001 per share, of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $328,092,030.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. In October 2023, Israel and Hamas began an armed conflict in the Gaza Strip and surrounding areas. The impact of these ongoing conflicts, and related sanctions, on the world economy is not determinable as of the date of these unaudited condensed financial statements, and the specific impact on the Company’s financial position, results of its operations, and/or search for a target company is also not determinable as of the date of these unaudited condensed financial statements.

Liquidity and Going Concern Considerations

As of September 30, 2023, the Company had approximately $3,338 in its operating bank account and working capital deficit of approximately $1.0 million.

The Company’s liquidity needs through September 30, 2023 were satisfied through a contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 4), the loan of approximately $196,000 from the Sponsor under the Note (as defined in Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on February 25, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of September 30, 2023 and December 31, 2022, there was $1,474,000 outstanding under the Working Capital Loans.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

On February 21, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $10,447,000 (the “New Note”) to the Sponsor. The Sponsor funded the initial principal amount of $3,247,000 on February 23, 2023. The Sponsor funded an additional amount of $800,000 on May 23, 2023, June 22, 2023, July 21, 2023, August 22, 2023 and September 21, 2023. The New Note does not bear interest and matures upon closing of the Company’s initial Business Combination. As of September 30, 2023 and December 31, 2022, there were amounts of $7,247,000 and $0, respectively, outstanding under the New Note.

On May 26, 2023, the Company issued an unsecured promissory note in the principal amount of $700,000 (the “May 2023 Note”). The May 2023 Note does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. As of September 30, 2023 and December 31, 2022, there were amounts of $700,000 and $0, respectively, outstanding under the May 2023 Note.

On August 18, 2023, the Company issued an unsecured promissory note in the principal amount of $800,000 (the “August 2023 Note”). The August 2023 Note does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. As of September 30, 2023 and December 31, 2022, there were amounts of $800,000 and $0, respectively, outstanding under the August 2023 Note.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”)2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, the date of mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 25, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to complete a Business Combination prior to the mandatory liquidation date.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected through December 31, 2023, or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 29, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 29, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Actual results could differ from those estimates and the reported amounts of income and expenses during the reporting period. Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2023 and December 31, 2022.

Cash and Investments Held in the Trust Account

On February 17, 2023, the Company liquidated the U.S. government treasury obligations and money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the Company’s initial Business Combination or liquidation. Prior to February 17, 2023, the Company’s portfolio of investments held in the Trust Account were comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value or a combination thereof. When the Company’s investments were held in the Trust Account comprised of U.S. government securities, the investments were classified as trading securities. When the Company’s investments held in the Trust Account were comprised

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds are presented on the unaudited condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed balance sheets, except for the derivative warrant liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritize the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 and FASB ASC Topic 815, “Derivatives and Hedging.” The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with FASB ASC Topic 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statements of operations. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly. The estimated fair value of the Public Warrants, at issuance, was measured at fair value using a Black-Scholes option pricing model and is subsequently valued using the observable listed prices for such warrants. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. The fair value of the Warrants as of September 30, 2023 and December 31, 2022, is based on observable listed prices for such warrants.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the unaudited condensed statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2023 and December 31, 2022, 25,335,163 and 57,500,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes.” FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 or December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 25,708,333 Class A ordinary shares in the calculation of diluted income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the three and nine months ended September 30, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following tables present a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	For the Three Months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income, basic and diluted	$2,338,195	$1,326,676	$4,180,864	$1,045,216
Denominator:
Basic and diluted weighted average ordinary shares outstanding	25,335,163	14,375,000	57,500,000	14,375,000
Basic and diluted net income per ordinary share	$0.09	$0.09	$0.07	$0.07
	For the Nine Months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income, basic and diluted	$3,831,384	$1,757,153	$11,935,759	$2,983,940
Denominator:
Basic and diluted weighted average ordinary shares outstanding	31,343,979	14,375,000	57,500,000	14,375,000
Basic and diluted net income per ordinary share	$0.12	$0.12	$0.21	$0.21

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023 and interim periods

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the unaudited condensed financial statements.

The Company’s Management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

On February 25, 2021, the Company consummated its Initial Public Offering of 57,500,000 Units, including 7,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.5 million, of which approximately $20.1 million was for deferred underwriting commissions. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Related Party Transactions

Founder Shares

On December 31, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 Class B ordinary shares (the “Founder Shares”). In January 2021, the Sponsor transferred an aggregate of 120,000 Founder Shares to the independent directors, 30,000 Founder Shares to an officer of the Company and 30,000 Founder Shares to the Company’s special advisor. The Sponsor agreed to forfeit up to an aggregate of 1,875,000 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 25, 2021, the underwriters fully exercised their over-allotment option; thus, these 1,875,000 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

On February 2, 2023, pursuant to Section 1 of the Securities Assignment Agreement, the Sponsor repurchased 21,000 Founder Shares, at a price of $0.002, which were previously sold to Barbara Byrne pursuant to that certain Securities Assignment Agreement dated January 31, 2021, among the Sponsor and Barbara Byrne, which provided the Sponsor with an option to repurchase Founder Shares upon Barbara Byrne’s resignation from the board of directors prior to vesting, at the original purchase price (approximately $0.002 per share) paid by Barbara Byrne. The Sponsor subsequently sold 10,000 Founder Shares, at a price of $1.00 per share, to Alex Zyngier in connection with Mr. Zyngier’s appointment to the board or $10,000 (the “Purchase Price”).

On April 25, 2023, pursuant to Section 1 of the Securities Assignment Agreement, the Sponsor repurchased 5,000 Founder Shares, at a price of $1.00, which were previously sold to Ann Berry pursuant to that certain Securities Assignment Agreement dated March 11, 2022, among the Sponsor and Ann Berry, which provided the Sponsor with an option to repurchase Founder Shares upon Ann Berry’s resignation from the board of directors prior to vesting, at the original purchase price (approximately $1.00 per share) paid by Ann Berry. The Sponsor subsequently sold 10,000 Founder Shares, at a price of $1.00 per share, to Lisa Harrington in connection with Mrs. Harrington’s appointment to the board, or $10,000(the “Purchase Price”).

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

The sale of Founders Shares to an independent director, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were effectively transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A Business Combination is not probable until it is completed. Share-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the Purchase Price initially received for the purchase of the Founders Shares. As of September 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no share-based compensation expense has been recognized.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,333,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $17.0 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 7 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor, subject to limited exceptions, has agreed not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Promissory Notes

On December 31, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $196,000 under the Note and repaid the Note in full on February 25, 2021. Subsequent to the repayment, the facility was no longer available to the Company.

On February 21, 2023, the Company issued the New Note in the total principal amount of up to $10,447,000 to the Sponsor. The Sponsor funded the initial principal amount of $3,247,000 on February 23, 2023. The Sponsor funded an additional amount of $800,000 on May 23, 2023, June 22, 2023, July 21, 2023, August 22, 2023, and September 21, 2023 into the Trust Account. The extension on September 21, 2023 is the fifth of nine one-month extensions permitted under the Company’s amended and restated memorandum and articles of association. The New Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the New Note will be repaid only from amounts remaining outside of the Trust Account, if any. The New Note was issued in connection with advances the payee has made, and may make in the future, to the Company for expenses incurred by the Company and reasonably related to working capital purposes. The New Note bears no interest and is due and payable upon the consummation of the Company’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses. In the event that the Company does not consummate a Business Combination, the New Note will be repaid only from amounts, if any, remaining outside of the Trust Account established in connection with the initial public offering of the Company’s securities. As of September 30, 2023, there was $7,247,000 outstanding under the New Note.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

On May 26, 2023, the Company issued the May 2023 Note in the principal amount of $700,000. The May 2023 Note does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. If the Company does not complete a Business Combination, the May 2023 Note shall not be repaid and all amounts owed under it will be forgiven. The May 2023 Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the May 2023 Note and all other sums payable with regard to the May 2023 Note becoming immediately due and payable. As of September 30, 2023 and December 31, 2022, there were amounts of $700,000 and $0, respectively, outstanding under the May 2023 Note.

On August 18, 2023, the Company issued an unsecured promissory note in the principal amount of $800,000 (the “August 2023 Note”). The August 2023 Note does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. As of September 30, 2023 and December 31, 2022, there were amounts of $800,000 and $0, respectively, outstanding under the August 2023 Note.

Working Capital Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On November 30, 2021, April 6, 2022, May 31, 2022, August 31, 2022, and December 28, 2022, the Sponsor agreed to loan the Company $400,000, $150,000, $120,000, $150,000 and $654,000, respectively, in Working Capital Loans. As of September 30, 2023 and December 31, 2022, the Company had borrowed $1,474,000 under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor or an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial, administrative and shared personnel support services provided to members of the Management, pursuant to an administrative support agreement. For the three and nine months ended September 30, 2023, the Company incurred expenses of $30,000 and $90,000 under this agreement, respectively. For the three and nine months ended September 30, 2022, the Company incurred expenses of $30,000 and $90,000 under this agreement, respectively. As of September 30, 2023 and December 31, 2022, the Company had a $120,000 and $30,000 balance outstanding for services in connection with such agreement on the accompanying condensed balance sheets, respectively.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Due to Related Party

As of September 30, 2023, the Sponsor paid $12,500 on behalf of the Company to pay for operating costs and is recorded in accounts payable in the accompanying unaudited condensed balance sheet.

Note 5 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 7,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 25, 2021, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $20.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Consulting Agreements

Subsequent to the Initial Public Offering, the Sponsor entered into consulting agreements with three consultants to assist the Company in connection with the consummation of the initial Business Combination. In March 2022, the Company terminated the agreement with two of the consultants, and in September 2022, the Company terminated the agreement with the remaining consultant. For the nine months ended September 30, 2023 and 2022, the Company had recorded approximately $0 and $389,000 in expenses under these consulting agreements, respectively. As of September 30, 2023 and December 31, 2022, the Company had recorded payables of approximately $0 and $500 outstanding under these consulting agreements, respectively.

Note 6 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 25,335,163 and 57,500,000 Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets, respectively.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Class A Ordinary Shares Subject to Possible Redemption (cont.)

The Class A ordinary shares subject to possible redemption reflected on the condensed balance sheets are reconciled on the following table:

Class A ordinary shares subject to possible redemption at December 31, 2022	$583,360,070
Redemption of Public Shares	(328,092,030)
Deposit in connection with Extension Amendment Proposal	2,400,000
Increase in redemption value of Class A ordinary shares subject to possible redemption	4,241,206
Class A ordinary shares subject to possible redemption at March 31, 2023	261,909,246
Deposit in connection with Extension Amendment Proposal	1,600,000
Increase in redemption value of Class A ordinary shares subject to possible redemption	2,046,852
Class A ordinary shares subject to possible redemption at June 30, 2023	265,556,098
Deposit in connection with Extension Amendment Proposal	2,400,000
Increase in redemption value of Class A ordinary shares subject to possible redemption	2,893,416
Class A ordinary shares subject to possible redemption at September 30, 2023	$270,849,514

Note 7 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 25,335,163 and 57,500,000 Class A ordinary shares issued and outstanding, respectively. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 6).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 14,375,000 shares of Class B ordinary shares issued and outstanding (see Note 4). Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Derivative Warrant Liabilities

As of September 30, 2023 and December 31, 2022, the Company had 14,375,000 Public Warrants and 11,333,333 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Derivative Warrant Liabilities (cont.)

transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Derivative Warrant Liabilities (cont.)

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

At September 30, 2023, assets held in the Trust Account were comprised of $270,949,514 in cash and $0 in U.S. Treasury securities or Money Market Funds. Through September 30, 2023, the trustee withdrew $328,092,030 of the Trust Account in connection with the redemption. At December 31, 2022, assets held in the Trust Account were comprised of $583,460,070 in U.S. Treasury securities or money market funds.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

September 30, 2023
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities-Public warrants	$1,804,063	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$1,422,330	$—
December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account-Money market funds	$583,460,070	$—	$—
Liabilities:
Derivative warrant liabilities-Public warrants	$1,293,750	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$1,020,000	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement when the Public Warrants were separately listed and traded in April 2021. Accordingly, the estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a Level 2 because Private Placement Warrants are economically equivalent to the Public warrants, based on the terms of the Private Warrant agreement, and as such their value is principally derived by the value of the Public Warrants.

Level 1 assets include investments in mutual funds invested in U.S. government securities and Level 1 liabilities include derivative warrant liabilities-Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

SLAM CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

For periods where no observable traded price is available, the fair value of the Public and Private Placement Warrants has been estimated using a Black-Scholes option pricing model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The fair value of the Public Warrants as of September 30, 2023 and December 31, 2022, is based on observable listed prices for such warrants. The estimated fair value of the Private Placement Warrants is equivalent to Public Warrants due to Private Placement Warrants having substantially the same terms as the Public Warrants.

For the three and nine months ended September 30, 2023, the Company recognized a gain of approximately $1.4 million and a loss of $0.9 million, respectively, presented as change in fair value of derivative warrant liabilities in the accompanying unaudited condensed statements of operations. For the three and nine months ended September 30, 2022, the Company recognized a gain of approximately $3.3 million and $14.1 million, respectively, presented as change in fair value of derivative warrant liabilities in the accompanying unaudited condensed statements of operations.

Note 10 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred up to the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than described below, that would have required adjustment or disclosure in the unaudited condensed financial statements.

On October 4, 2023, the Company appointed Ryan Bright as the new Chief Financial Officer of the Company. The appointment was effective October 4, 2023. On October 9, 2023, the Sponsor sold 5,000 Founder Shares, at a price of $1.00 per share, to Mr. Bright in connection with Mr. Bright’s appointment as Chief Financial Officer, or $5,000 (the “Purchase Price”).

On October 21, 2023, the Board approved an extension of the Termination Date from October 25, 2023 to November 25, 2023 and drew an additional $800,000 pursuant to the New Note. This extension is the sixth of nine one-month extensions permitted under the Company’s amended and restated memorandum and articles of association. As of November 9, 2023, there was $8,047,000 outstanding under the New Note.

Report of Independent Registered Public Accounting Firm

The Shareholders and the Board of Directors of
Slam Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Slam Corp (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 25, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York
March 29, 2023

PCAOB ID Number 100

SLAM CORP.
BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$119,463	$471,352
Prepaid expenses	305,545	1,884,303
Total current assets	425,008	2,355,655
Investments held in Trust Account	583,460,070	575,031,742
Total Assets	$583,885,078	$577,387,397
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$34,090	$20,615
Accrued expenses	1,076,474	727,043
Total current liabilities	1,110,564	747,658
Working capital loan – related party	1,474,000	400,000
Derivative warrant liabilities	2,313,750	15,939,170
Deferred underwriting commissions	20,125,000	20,125,000
Total liabilities	25,023,314	37,211,828
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 57,500,000 shares at redemption value of approximately $10.15 and $10.00 per share as of December 31, 2022 and 2021, respectively	583,360,070	575,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued and outstanding as of December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 14,375,000 shares issued and outstanding as of December 31, 2022 and 2021	1,438	1,438
Additional paid-in capital	—	—
Accumulated deficit	(24,499,744)	(34,825,869)
Total shareholders’ deficit	(24,498,306)	(34,824,431)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$583,885,078	$577,387,397

The accompanying notes are an integral part of these financial statements.

SLAM CORP.
STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2022	2021
General and administrative expenses	$3,247,553	$3,304,066
General and administrative expenses – related party	120,000	100,000
Total operating expenses	(3,367,553)	(3,404,066)
Other income (expenses):
Change in fair value of derivative warrant liabilities	13,625,420	31,535,830
Offering costs – derivative warrant liabilities	—	(1,766,912)
Income from investments held in Trust Account	8,428,328	31,742
Net income	$18,686,195	$26,396,594
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	57,500,000	48,835,616
Basic and diluted net income per share, Class A ordinary shares	$0.26	$0.42
Weighted average shares outstanding of Class B ordinary shares, basic	14,375,000	14,092,466
Basic net income per share, Class B ordinary shares	$0.26	$0.42
Weighted average shares outstanding of Class B ordinary shares, diluted	14,375,000	14,375,000
Diluted net income per share, Class B ordinary shares	$0.26	$0.42

The accompanying notes are an integral part of these financial statements.

SLAM CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	14,375,000	$1,438	$23,562	$(13,167)	$11,833
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	(23,562)	(61,209,296)	(61,232,858)
Net income	—	—	—	—	—	26,396,594	26,396,594
Balance – December 31, 2021	—	—	14,375,000	1,438	—	(34,825,869)	(34,824,431)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(8,360,070)	(8,360,070)
Net income	—	—	—	—	—	18,686,195	18,686,195
Balance – December 31, 2022	—	$—	14,375,000	$1,438	$—	$(24,499,744)	$(24,498,306)

The accompanying notes are an integral part of these financial statements.

SLAM CORP.
STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$18,686,195	$26,396,594
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(13,625,420)	(31,535,830)
Offering costs – derivative warrant liabilities	—	1,766,912
Income from investments held in Trust Account	(8,428,328)	(31,742)
General and administrative expenses paid by related party under promissory note	—	15,590
Changes in operating assets and liabilities:
Prepaid expenses	1,578,758	(1,872,470)
Accounts payable	13,475	20,617
Accrued expenses	349,431	657,043
Net cash used in operating activities	(1,425,889)	(4,583,286)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(575,000,000)
Net cash used in investing activities	—	(575,000,000)
Cash Flows from Financing Activities:
Repayment of note payable to related party	—	(196,322)
Proceeds received from initial public offering, gross	—	575,000,000
Proceeds received from private placement	—	17,000,000
Proceeds received from working capital loan – related party	1,074,000	400,000
Offering costs paid	—	(12,149,040)
Net cash provided by financing activities	1,074,000	580,054,638
Net change in cash	(351,889)	471,352
Cash – beginning of the period	471,352	—
Cash – end of the period	$119,463	$471,352
Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$—	$11,978
Offering costs paid by related party under promissory note	$—	$180,730
Deferred underwriting commissions	$—	$20,125,000

The accompanying notes are an integral part of these financial statements.

SLAM CORP.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations

Slam Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Business Combination”).

As of December 31, 2022, the Company had not yet commenced operations. All activity for the period from December 18, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and after the Initial Public Offering, the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 22, 2021. On February 25, 2021, the Company consummated its Initial Public Offering of 57,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 7,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.5 million, of which approximately $20.1 million was for deferred underwriting commissions (See Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 11,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $17.0 million (See Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $575.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and will be invested in United States “government securities” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management team (“Management”) has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released

SLAM CORP.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers, directors and special advisor agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 27 months from the closing of the Initial Public Offering or (B) with respect to any other provisions relating to shareholders’ rights, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 27 months from the closing of the Initial Public Offering, or May 25, 2023 (or up to February 25, 2024 if extended) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

SLAM CORP.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements.

Liquidity and Going Concern Considerations

As of December 31, 2022, the Company had approximately $119,000 in the operating bank account and working capital deficit of approximately $686,000.

SLAM CORP.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s liquidity needs through December 31, 2022 were satisfied through a contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note), the loan of approximately $196,000 from the Sponsor under the Note (as defined in Note), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on February 25, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note). As of December 31, 2022 and 2021, there were $1,474,000 and $400,000 outstanding under the Working Capital Loans, respectively.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, the date of mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 25, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to complete a Business Combination prior to the mandatory liquidation date.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

SLAM CORP.
Notes to Financial Statements

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates, and the reported amounts of income and expenses during the reporting period. Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, except for the derivative warrant liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

SLAM CORP.
Notes to Financial Statements

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 and FASB ASC Topic 815, “Derivatives and Hedging”. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with FASB ASC Topic 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. The estimated fair value of the Public Warrants, at issuance, was measured at fair value using a Black-Scholes option pricing model and is subsequently valued using the observable listed prices for such warrants. The estimated fair value of the Private Placement Warrants was, and continues to be, measured at fair value using a Black-Scholes option pricing model, using directly or indirectly observable significant inputs from the listed Public Warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely

SLAM CORP.
Notes to Financial Statements

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 57,500,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes”. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and the private placement warrants to purchase an aggregate of 25,708,333 Class A ordinary shares in the calculation of diluted income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the years ended December 31, 2022 and 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The Company has considered the effect of Class B ordinary shares that were excluded from the basic weighted average number of shares as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, the Company included these shares in the weighted average number as of the beginning of the interim period in which the contingency was satisfied to determine the dilutive impact of these shares.

SLAM CORP.
Notes to Financial Statements

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	For The Years Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income, basic	$14,948,956	$3,737,239	$20,485,193	$5,911,401
Allocation of net income, diluted	$14,948,956	$3,737,239	$20,393,630	$6,002,964
Denominator:
Basic weighted average ordinary shares outstanding	57,500,000	14,375,000	48,835,616	14,092,466
Diluted weighted average ordinary shares outstanding	57,500,000	14,375,000	48,835,616	14,375,000
Basic net income per ordinary share	$0.26	$0.26	$0.42	$0.42
Diluted net income per ordinary share	$0.26	$0.26	$0.42	$0.42

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

The Company’s Management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On February 25, 2021, the Company consummated its Initial Public Offering of 57,500,000 Units, including 7,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.5 million, of which approximately $20.1 million was for deferred underwriting commissions. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Related Party Transactions

Founder Shares

On December 31, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 Class B ordinary shares (the “Founder Shares”). In January 2021, the Sponsor transferred an aggregate of 120,000 Founder Shares to the independent directors, 30,000 Founder Shares to an officer of the company and 30,000 Founder Shares to the Company’s special advisor. The Sponsor agreed to forfeit up to an aggregate of 1,875,000 Founder Shares to the extent that the option to purchase additional Units was

SLAM CORP.
Notes to Financial Statements

Note 4 — Related Party Transactions (cont.)

not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 25, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,875,000 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,333,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $17.0 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor, subject to limited exceptions, has agreed not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 31, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $196,000 under the Note and repaid the Note in full on February 25, 2021. Subsequent to the repayment, the facility was no longer available to the Company.

On April 6, 2022, May 31, 2022, August 31, 2022, and December 28, 2022, the Sponsor agreed to loan the Company $150,000, $120,000, $150,000 and $654,000, respectively, for working capital purposes (“Convertible Notes”). Each Convertible Note is non-interest bearing, unsecured and due upon the closing of the initial Business Combination. The Sponsor has the option to convert the loan amount into warrants at the time of the Business Combination.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’

SLAM CORP.
Notes to Financial Statements

Note 4 — Related Party Transactions (cont.)

discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had borrowed $1,474,000 and $400,000 under the Working Capital Loans, respectively.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor or an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial and administrative and shared personnel support services provided to members of the Management, pursuant to an administrative support agreement. For the years ended December 31, 2022 and 2021, the Company incurred expenses of $120,000 and $100,000 under this agreement, respectively. As of December 31, 2022 and 2021, the Company had a $10,000 balance outstanding for services in connection with such agreement on the accompanying balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

Note 5 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 7,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 25, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $20.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

SLAM CORP.
Notes to Financial Statements

Note 5 — Commitments and Contingencies (cont.)

Consulting Agreements

Subsequent to the Initial Public Offering, the Sponsor entered into consulting agreements with three consultants to assist the Company in connection with the consummation of the initial Business Combination. As part of the agreements, the Sponsor will pay an aggregate amount of $682,000 per annum to the consultants. As of December 31, 2022 and 2021, the Company had recorded approximately $350,000 and $469,000 in expenses under these consulting agreements, respectively. As of December 31, 2022 and 2021, the Company had recorded payables of approximately $500 and $0 outstanding under these consulting agreements, respectively.

Note 6 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 57,500,000 Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Gross proceeds	$575,000,000
Less:
Fair value of Public Warrants at issuance	(30,475,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(30,757,858)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	61,232,858
Class A ordinary shares subject to possible redemption at December 31, 2021	575,000,000
Increase in redemption value of Class A ordinary shares subject to possible redemption	8,360,070
Class A ordinary shares subject to possible redemption at December 31, 2022	$583,360,070

Note 7 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 57,500,000 Class A ordinary shares issued and outstanding. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 6).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 14,375,000 shares of Class B ordinary shares issued and outstanding (see Note 4). Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in

SLAM CORP.
Notes to Financial Statements

Note 7 — Shareholders’ Deficit (cont.)

connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 8 — Derivative Warrant Liabilities

As of December 31, 2022 and 2021, the Company had 14,375,000 Public Warrants and 11,333,333 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below

SLAM CORP.
Notes to Financial Statements

Note 8 — Derivative Warrant Liabilities (cont.)

$9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

SLAM CORP.
Notes to Financial Statements

Note 8 — Derivative Warrant Liabilities (cont.)

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account-Money market funds	$583,460,070	$—	$—
Liabilities:
Derivative warrant liabilities-Public warrants	$1,293,750	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$1,020,000	$—

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account-Money market funds	$575,031,742	$—	$—
Liabilities:
Derivative warrant liabilities-Public warrants	$8,912,500	$—	$—
Derivative warrant liabilities-Private placement warrants	$—	$7,026,670	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in April 2021. The estimated fair value of the Private Placement

SLAM CORP.
Notes to Financial Statements

Note 9 — Fair Value Measurements (cont.)

Warrants was transferred from a Level 3 measurement to a Level 2 measurement in April 2021, as all of the significant inputs to the valuation model used to estimate the fair value of the Private Placement Warrants became directly or indirectly observable from the listed Public Warrants.

Level 1 assets include investments in mutual funds invested in US government securities and Level 1 liabilities include derivative warrant liabilities — Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

For periods where no observable traded price is available, the fair value of the Public and Private Placement Warrants has been estimated using a Black-Scholes option pricing model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The fair value of the Public Warrants as of December 31, 2022 and 2021 is based on observable listed prices for such warrants. The estimated fair value of the Public and Private Placement Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a Black Scholes model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares Warrants based on implied volatility from the Company’s traded Warrants and from historical volatility of select peer company’s ordinary shares or ordinary shares, as applicable, that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly. The primary significant unobservable input used in the fair value measurement of the Company’s private warrants is the expected volatility of the ordinary shares. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.

For the years ended December 31, 2022 and 2021, the Company recognized a gain in the statements of operations resulting from a decrease in fair value of the derivative warrant liabilities of approximately $13.6 million and $31.5 million, respectively, presented as change in fair value of derivative warrant liabilities in the accompanying statements of operations.

The change in the fair value of the derivative warrant liabilities, measured with Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Placement Warrants	59,715,000
Change in fair value of derivative warrant liabilities	(25,519,580)
Transfer of Public Warrants to Level 1	(27,168,750)
Transfer of Private Warrants to Level 2	(7,026,670)
Derivative warrant liabilities at December 31, 2021	$—

Note 10 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than the below, that would have required adjustment or disclosure in the financial statements.

On February 2, 2023, Barbara Byrne notified the Company of her decision to resign as a member of the Board of Directors, effective as of February 2, 2023. Also on February 2, 2023, the Company announced the appointment of Alex Zyngier as a new director of the Company. Mr. Zyngier has been appointed to serve on the audit committee of the Company, with such appointment effective upon his becoming a director of the Company.

SLAM CORP.
Notes to Financial Statements

Note 10 — Subsequent Events (cont.)

On February 21, 2023, the Company held an extraordinary general meeting of shareholders (the “Extension Meeting”), to (i) amend the Company’s amended and restated memorandum and articles of association (the “Articles Amendment”) to extend the date by which the Company has to consummate a business combination from February 25, 2023 to May 25, 2023 (or up to (such proposal, the “Extension Amendment Proposal”) and (ii) remove the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended, of less than $5,000,001 (the “Redemption Limitation Amendment Proposal”). The shareholders of the Company approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the Extension Meeting and on February 21, 2023, the Company filed the Articles Amendment with the Cayman Islands Registrar of Companies.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 32,164,837 Class A ordinary shares, par value $0.0001 per share, of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $328,092,029.60.

On February 21, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $10,447,000 (the “New Note”) to the Sponsor. The Sponsor funded the initial principal amount of $3,247,000 on February 23, 2023. The New Note does not bear interest and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate a business combination, the New Note will be repaid only from amounts remaining outside of the Trust Account, if any. $2,400,000 of the initial principal amount of the New Note has been deposited in the Trust Account. The New Note was issued in connection with advances the payee has made, and may make in the future, to the Company for expenses incurred by the Company and reasonably related to working capital purposes. The New Note bears no interest and is due and payable upon the consummation of the Company’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses. In the event that the Company does not consummate a Business Combination, the New Note will be repaid only from amounts, if any, remaining outside of the Trust Account established in connection with the initial public offering of the Company’s securities.

LYNK GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash	$13,425,781	$1,394,369
Other receivables	—	125,000
Prepaid launch costs	1,260,000	1,550,376
Prepaid expenses and other current assets	154,434	89,767
Total current assets	14,840,215	3,159,512

Property and equipment, net	2,230,202	727,988
Right-of-use assets, net	163,457	137,596
Other assets	30,000	—
Total assets	$17,263,874	$4,025,096

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$1,455,981	$707,478
Accrued expenses	20,000	279,206
Accrued payroll	919,244	487,559
Deferred revenue	—	300,000
Operating lease liabilities	62,425	138,383
Finance lease liability	—	15,225
Total current liabilities	2,457,650	1,927,851

Operating lease liabilities, long term	101,032	—
Convertible promissory notes (includes related party balances of $15,047,860 and $15,396,654 as of September 30, 2023 and December 31, 2022, respectively)	31,498,974	32,810,325
SAFE notes (includes related party balances of $32,278,748 and $14,966,389 as of September 30, 2023 and December 31, 2022, respectively)	65,966,183	44,327,812
Warrant liabilities	5,261,389	—
Total liabilities	105,285,228	79,065,988

Commitments and contingencies (Note 8)
Stockholders’ deficit
Common stock $0.00000001 par value, shares authorized – 100,000,000 shares issued and outstanding – 9,067,000 and 8,950,000 as of September 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	903,595	798,800
Accumulated deficit	(88,924,949)	(75,839,692)
Total stockholders’ deficit	(88,021,354)	(75,040,892)
Total liabilities and stockholders’ deficit	$17,263,874	$4,025,096

See accompanying notes to the unaudited condensed consolidated financial statements.

LYNK GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Revenues	$1,189,994	$50,000

Operating expenses
Research and development costs	5,214,490	5,543,544
General and administrative costs	5,851,508	3,124,828
Depreciation and amortization	186,775	49,029
Total operating expenses	11,252,773	8,717,401

Loss from operations	(10,062,779)	(8,667,401)

Other (income) expenses
Change in fair value of financial instruments	(2,789,755)	18,505,577
Issuance of warrants in connection with SAFE notes	5,389,814	—
Interest expense	422,967	199,644
Other income, net	(548)	(2,989)
Loss before income taxes	(13,085,257)	(27,369,633)

Income tax expense	—	—

Net loss	$(13,085,257)	$(27,369,633)

Loss per share – basic and diluted	$(1.46)	$(3.06)
Weighted average shares outstanding – basic and diluted	8,974,857	8,950,000

See accompanying notes to the unaudited condensed consolidated financial statements.

LYNK GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders’ deficit
	Shares	Amount
Balance as of December 31, 2022	8,950,000	$—	$798,800	$(75,839,692)	$(75,040,892)
Stock-based compensation	—	—	79,056	—	79,056
Exercise of stock options	117,000	—	25,739	—	25,739
Net loss	—	—	—	(13,085,257)	(13,085,257)
Balance as of September 30, 2023	9,067,000	$—	$903,595	$(88,924,949)	$(88,021,354)
	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders’ deficit
	Shares	Amount
Balance as of December 31, 2021	8,950,000	$—	$374,362	$(40,706,675)	$(40,332,313)
Stock-based compensation	—	—	134,427	—	134,427
Issuance of warrants for consulting services rendered	—	—	250,370	—	250,370
Net loss	—	—	—	(27,369,633)	(27,369,633)
Balance as of September 30, 2022	8,950,000	$—	$759,159	$(68,076,308)	$(67,317,149)

See accompanying notes to the unaudited condensed consolidated financial statements.

LYNK GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Operating activities
Net loss	$(13,085,257)	$(27,369,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of financial instruments	(2,789,755)	18,505,577
Depreciation and amortization	186,775	49,029
Paid-in-kind interest	406,535	166,439
Stock-based compensation	79,056	134,427
Non-cash lease expense	171,584	151,995
Issuance of warrants in connection with SAFE notes	5,389,814	—
Issuance of warrants for consulting services	—	250,370
Changes in operating assets and liabilities:
Prepaid expenses and other assets	195,709	(128,248)
Accounts payable	748,503	477,733
Accrued expenses	(259,206)	(136,029)
Accrued payroll and related	431,685	192,308
Deferred revenue	(300,000)	300,000
Operating lease liabilities	(171,755)	(138,227)
Net cash used in operating activities	(8,996,312)	(7,544,259)
Investing activities
Purchases of property and equipment	(1,688,989)	(69,321)
Net cash used in investing activities	(1,688,989)	(69,321)

Financing activities
Proceeds received from the issuance of SAFE notes	22,706,815	4,255,869
Proceeds from exercise of stock options	25,739	—
Payments made on finance lease liability	(15,841)	(59,605)
Net cash provided by financing activities	22,716,713	4,196,264

Net increase/(decrease) in cash	12,031,412	(3,417,316)

Cash at beginning of period	1,394,369	3,931,493
Cash at end of period	$13,425,781	$514,177

Supplemental disclosure:
Cash paid for interest	$616	$12,687

Significant noncash investing and financing activities
Purchases of property and equipment in accounts payable and accrued expenses on the consolidated balance sheets	$208,378	$—

Issuance of SAFE notes in exchange for other receivables	$—	$1,095,000

Right-of-use assets obtained in exchange for lease obligations	$196,829	$85,150

See accompanying notes to the unaudited condensed consolidated financial statements.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

1.      Organization and Nature of Operations

Lynk Global, Inc., collectively with its subsidiary (“Lynk” or the “Company”) is currently designing, developing and deploying a constellation of satellites in advance of launching its planned space-based “Satellite-to-Phone” network distributed through an expanding constellation of Low Earth Orbit satellites. The satellite constellation is designed to provide text messaging initially and ultimately voice and broadband internet connectivity directly to standard, unmodified, off-the-shelf mobile phones (the “Lynk Service”). As the constellation’s operating capabilities expand to a sufficient scale, the Company will initiate and thereafter expand the offering of the Lynk Service on a wholesale basis to mobile network operators worldwide who will in turn offer the Lynk Service to their existing retail cellular subscribers. The Company operates from its corporate headquarters and 9,338 square feet satellite assembly, integrating and testing facilities in Falls Church, Virginia.

2.      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and the requirements of the Securities and Exchange Commission. In the opinion of management, the information furnished in this report reflects all adjustments necessary for a fair statement of the financial position and results of operations for the interim periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Results for interim periods should not be considered indicative of results for the full year.

The unaudited condensed consolidated financial statements presented herein have been prepared by the Company in accordance with the accounting policies described in its December 31, 2022 Consolidated Financial Statements and should be read in conjunction with the Notes to Consolidated Financial Statements which appear in that report. The unaudited condensed consolidated financial statements include the accounts of the Company and its UK subsidiary. As of and for the nine months ended September 30, 2023 and the year ended December 31, 2022, the UK subsidiary had de-minimis activity. Intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience when available and on other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives assigned to property and equipment, the fair values of Simple Accounting For Equity notes (“SAFE notes”) and convertible debt, valuation and potential impairment of long-lived assets, stock-based compensation expense and warrant liability. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates due to risks and uncertainties, including the continued uncertainty surrounding rapidly changing market and economic conditions, geopolitical conflicts, and recent higher inflation and interest rates.

Going Concern

For all annual and interim periods, management assesses going concern uncertainty in the Company’s consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to meet its obligations for a period of at least one year from the date the consolidated financial statements are issued. As part of this assessment, based on conditions that are known and reasonably knowable to management, management considers various scenarios, forecasts, projections and estimates and makes certain key assumptions. These assumptions include, among other factors, its ability to raise additional

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

capital, if necessary, the expected timing and nature of the Company’s programs and projected cash expenditures and its ability to delay or curtail these programs or expenditures to the extent management has the proper authority to do so and considers it probable that those assumptions can be achieved within the one year period from the date of the financial statements.

The Company has generated losses since its inception and has relied on cash on hand, and debt financings to support cash flows used in operations. The Company attributes losses to non-capital expenditures related to the scaling of existing products, development of new products and service offerings and marketing efforts associated with these products and services. As of and for the nine months ended September 30, 2023, the Company had a stockholders’ deficit of $88,021,354 and a net loss of $13,085,257.

The Company’s cash increased by $12,031,412 for the nine months ended September 30, 2023 primarily due to proceeds of $22,706,815 from the issuance of SAFE notes, offset by the loss from operations of $10,062,779. See Note 6 — Debt for details on the debt issuances.

The Company’s ability to generate positive operating results and complete the execution of its business strategy will depend on (i) its ability to grow its technology business, (ii) the continued performance of its contractors, subcontractors and vendors, (iii) its ability to maintain and build good relationships with its lenders and financial intermediaries, (iv) its ability to timely collect from customers, and (v) the stability of the world economy and global financial markets. To the extent that events outside of the Company’s control have a significant negative impact on economic and/or market conditions, they could affect payments from customers, services and supplies from vendors, the ability to continue to secure and implement new business, raise capital, and otherwise, depending on the severity of such impact, materially adversely affect the Company’s financial position, results of operations and cash flows.

The Company is actively monitoring its operations, cash on hand and working capital. The Company will continue to evaluate the most sensible external financing options in order to sustain its operations. If additional financing is not available, the Company may be required to further reduce or defer expenses and cash outlays. Based on the Company’s current business plan assumptions and the expected cash burn rate, without an external funding event, the Company believes that the existing cash is not sufficient to meet its obligations for a period of a year from the issuance of these consolidated financial statements. As a result of these factors, there is substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year from the issuance of these consolidated financial statements. These consolidated financial statements do not include any adjustments on the recoverability and classification of assets and liabilities and reported expenses that may result if the Company is not able to continue as a going concern. See Note 15 — Subsequent Events for the most recent financing transactions by the Company and the Company entering into a Business Combination Agreement.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer (“CEO”). The Company has determined that it operates in one operating segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Prepaid Launch Costs

The Company records payments made to launch vendors in advance of satellite launches as prepaid launch costs. Where advance payments were made for launches planned within a year from the consolidated balance sheet date, the Company recorded these costs as current assets within the balance sheet. When the planned launch date is more than one year from the consolidated balance sheet date, the Company would classify these costs as long-term assets within the balance sheet.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Assets that potentially subject the Company to significant concentration of credit risk consist primarily of cash. The Company maintains its cash in accounts at financial institutions that the Company believes are of high credit quality. At times, the cash balance may exceed federally insured limits. Cash as of September 30, 2023 and December 31, 2022 is subject to minimal credit risk.

For each of the periods presented, the Company derived its revenue from various customers for projects unrelated to its core business purposes. Four customers accounted for all of the Company’s revenue for the nine months ended September 30, 2023 and there were no accounts receivable from these customers outstanding as of September 30, 2023. One customer accounted for the Company’s revenue for the nine months ended September 30, 2022 and there were no accounts receivable from any customers outstanding as of December 31, 2022. The Company manages credit risk and monitors its exposure to credit losses by reviewing the counterparties’ credit at least quarterly, and maintained allowances for credit losses and anticipated losses, if necessary. The Company’s methodology to measure the provision for credit losses considers all relevant information including information about historical collectability, current conditions and reasonable and supportable forecasts of future economic conditions.

The Company did not record an allowance for credit losses as of September 30, 2023 and December 31, 2022 as there were no outstanding accounts receivable.

Other Receivables

Other receivables as of December 31, 2022 consist of amounts due from SAFE noteholders upon the issuance of SAFE notes for which the cash proceeds were received subsequent to the execution of the corresponding SAFE agreements and after December 31, 2022. These receivables were collected in the nine months ended September 30, 2023.

Property and Equipment

The Company records property and equipment at cost. Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets, including the satellites, consists of materials and direct labor, and any other costs directly attributable to bringing the asset to a working condition and desired location for the intended use. During their construction, items of property and equipment are classified as Construction in Progress (“CIP”). The materials to be used in construction of satellites are classified as CIP. When the asset is available for use, it is transferred from CIP to the appropriate category of property and equipment and depreciation of the asset commences. Repairs and maintenance costs that do not extend the useful life or enhance the productive capacity of an asset are expensed as incurred and recorded as part of general and administrative operating expenses in the accompanying consolidated statements of operations. Upon retirement or disposal of property and equipment, the Company derecognizes the cost and accumulated depreciation and amortization balance associated with the asset, with a resulting gain or loss from disposal included in the determination of net income or loss. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives which the Company has assigned to its underlying asset classes, which are as follows:

Estimated Useful Life
Computers, software, and equipment	5 years
Leasehold improvements	Shorter of estimated useful life or lease term
Lab, assembly, and integration equipment	5 years

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

SAFE Notes

The Company accounts for SAFE notes in accordance Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). ASC 825-10, Financial Instruments (“ASC 825”), allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for such instrument should be reported in operations at each subsequent reporting date. The Company has elected the option under ASC 825 to measure the SAFE notes at fair value. The fair value option allows the Company to carry the SAFE notes at fair value, which is more consistent with management’s view of the underlying economics. Accordingly, the Company recorded a liability under ASC 480 and re-measures the SAFE notes to fair value at the end of each reporting period, with changes in fair value reported in operations.

Convertible Debt

The Company accounts for convertible instruments in accordance Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). ASC 825-10, Financial Instruments (“ASC 825”), allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for such instrument should be reported in operations at each subsequent reporting date. The Company has elected the option under ASC 825 to measure the convertible debt at fair value. The fair value option allows the Company to carry the convertible promissory notes at fair value, which is more consistent with management’s view of the underlying economics. Accordingly, the Company recorded a liability under ASC 480 and re-measures the convertible debt to fair value at the end of each reporting period, with changes in fair value reported in operations.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815 - Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants (1) are freestanding financial instruments pursuant to ASC 480, (2) meet the definition of a liability pursuant to ASC 480, and (3) meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting date while the warrants are outstanding.

Issued or modified warrants that meet all of the criteria for equity classification are recorded as a component of additional paid-in capital at the time of issuance. Issued or modified warrants that do not meet all the criteria for equity classification are recorded as a liability at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as an unrealized gain or loss in the consolidated statements of operations. There were 180,000 warrants outstanding as of September 30, 2023 and December 31, 2022 that are convertible into shares of the Company’s common stock at an exercise price of $3.96. These warrants have been accounted for as equity, as the warrants cannot be settled in cash, there is no put option and they are not mandatorily redeemable.

The Company issued warrants to purchase common stock of the Company that will vest in three tranches based on the occurrence of certain events. The first tranche under the warrant totaling 858,321 shares of common stock vested during fiscal year 2023 on the receipt of $10.0 million related to the SAFE notes disclosed above. The second tranche of the warrant totaling 643,741 shares of common stock vested during fiscal year 2023 on receipt of $7.5 million related to the issuance of SAFE notes. The final tranche of the warrant will vest upon receipt of

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

$7.5 million of investment related to a preferred stock offering. The number of shares of the final tranche of the warrant is variable and will be equal to the greater of 643,741 or the number of shares that immediately following the issuance of the shares will cause the holder to own an aggregate of 13.5% of the Company on a fully diluted basis. The Company accounted for these warrants issued as liabilities at their fair value. The fair value of these warrants as of the issuance date was $5,389,814 which was record to other expense — issuance of warrants in connection with SAFE notes in the Company’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized as a gain or loss in other expense, net in the Company’s unaudited condensed consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures certain liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting through other (income) expense — change in fair value of financial instruments in the Company’s unaudited condensed consolidated statements of operations. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be settled, nor does the fair value amount consider the tax consequences of settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash, other receivables, accounts payable, accrued expenses and other current liabilities, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Revenue Recognition

Upon executing a revenue generating arrangement, the Company assesses whether it is probable the Company will collect consideration in exchange for the good or service it transfers to the customer. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), it performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. The Company must develop assumptions that require significant judgment to determine the stand-alone selling price for each performance obligation identified in the contract. The assumptions that are used to determine the stand-alone selling price may include forecasted revenues, development timelines, reimbursement rates for personnel costs, discount rates and probabilities of technical and regulatory success.

The Company generates revenue from research and development grants under contracts with third parties that do not create customer-vendor relationships. The Company applied for and received a contract of up to $2,250,000 from the United States Air Force. The Company’s research and development grants are non-exchange transactions and are not within the scope of ASC 606. The Company accounts for government contracts in which the resource provider is not receiving commensurate value as a government grant through analogy to International Accounting Standards 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance and ASC 958-605 — Not-for-Profit Entities — Revenue Recognition (“ASC 958”). Funds to be received under a government grant are presented as revenue if the grant is providing support for the Company’s ongoing major and central, revenue-generating activities. Revenue is recognized as the related reimbursable expenses are incurred and both of the following conditions are met: (1) the Company is able to comply with the relevant conditions of the grant and (2) the grant will be received. Revenue is presented gross of the related reimbursable expenses in the Company’s consolidated statements of operations; the related reimbursable expenses are expensed as incurred and presented separately as cost of revenue. See Note 7 for further discussion on government grants.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

Costs to obtain and fulfill the Company’s contracts such as sales commissions did not qualify to be capitalized as of September 30, 2023 and December 31, 2022 and were expensed as incurred.

The timing of revenue recognition, invoicing, and cash collection results in accounts receivable, unbilled receivables (a contract asset) and deferred revenue (a contract liability) in the consolidated balance sheets. Accounts receivable are recorded when there is an executed customer contract and the Company has fulfilled its performance obligation or met the relevant milestone. An allowance is recorded to reflect expected losses at the time the receivable is recorded. The collectability of outstanding receivables is evaluated regularly by the Company to determine if additional allowances are needed. Unbilled receivables are created when the Company has fulfilled its performance obligation or met the relevant milestone prior to the customer being billed. Deferred revenue is recorded when customers are billed or cash is collected in advance of the Company fulfilling its performance obligations or meeting the relevant milestone.

Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development costs consist principally of non-recurring development efforts in which the Company typically engages third-party vendors, including design and development of the electronic componentry, software, and mechanical deployment systems to be used in the satellites, materials and supplies, license costs, contract services, and other outside expenses. The Company incurred costs related to the construction and the launch of satellites which were prototypes and used as proofs of concept. These costs were expensed as incurred. Costs for certain research and development activities are recognized in line with the completion of specific tasks using information from the Company’s vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and reflected in the financial statements as prepaid or accrued expenses.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740 — Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. As of September 30, 2023 and December 31, 2022, the Company had a net deferred tax assets of $10,505,618 and $7,909,503, which were subject to a full valuation allowance.

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

ASC 740 prescribes a recognition threshold and a measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not (i.e., a likelihood of more than 50%) to be sustained upon examination by taxing authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes accrued interest and penalties related to uncertain tax positions as income tax expense. There were no uncertain tax positions and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. See Note 11 for additional information on income taxes.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

Loss per Share

The Company determines and discloses earnings (loss) per share in accordance with ASC 260-10, Earnings Per Share, which requires presentation of basic and diluted earnings (loss) per share (“EPS”) on the face of the consolidated statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

The Company calculated basic and diluted loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities.

Under the two-class method, basic loss per share was calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, convertible debt, stock options and warrants were considered potentially dilutive securities, but have been excluded from the calculation of diluted loss per share as their effects were anti-dilutive. In periods in which the Company reports a net loss attributable to all classes of common stockholders, diluted loss per share is the same as basic loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported net losses for the nine months ended September 30, 2023 and 2022.

Recently Adopted Accounting Pronouncements

In July 2023, the FASB issued ASU 2023-02, Presentation of Financial Statements (Topic 205), Income Statement — Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation — Stock Compensation, which amends or supersedes various SEC paragraphs within the codification to conform to past announcements and guidance issued by the SEC. The amendments in this ASU reflect alignment to Staff Accounting Bulletin No. 120 (“SAB 120”) that was issued by the SEC in November 2021. SAB 120 provides guidance to entities issuing share-based awards shortly before announcing material, nonpublic information. The guidance indicates that entities should consider such material nonpublic information to adjust the observable market if the effect of the release of the material nonpublic information is expected to affect the share price and the share-based awards are non-routine in nature. This ASU is effective immediately and did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

All other new accounting pronouncements issued, but not yet effective or adopted, have been deemed to be not relevant to the Company and, accordingly, are not expected to have a material impact once adopted.

3.      Fair Value Measurements

The fair value of the Company’s financial liabilities reflects management’s estimate of amounts that the Company would have paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price liabilities). The following fair value hierarchy is used to classify liabilities based on the observable inputs and unobservable inputs used in order to value the liabilities:

•        Level 1: Quoted prices in active markets for identical liabilities. An active market for a liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•        Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical liabilities in markets that are not active.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

3.      Fair Value Measurements (cont.)

•        Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the liability.

The Company’s financial liabilities measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, were as follows:

	September 30, 2023
	Level 1	Level 2	Level 3
Liabilities:
Convertible promissory notes	$—	$—	$31,498,974
SAFE notes	—	—	65,966,183
Warrants	—	—	5,261,389
Total liabilities measured at fair value	$—	$—	$102,726,546
	December 31, 2022
	Level 1	Level 2	Level 3
Liabilities:
Convertible promissory notes	$—	$—	$32,810,325
SAFE notes	—	—	44,327,812
Total liabilities measured at fair value	$—	$—	$77,138,137

The following table sets forth the Company’s financial instruments, measured at fair value using Level 3 inputs on a recurring basis and changes therein as of and for the nine months ended September 30, 2023 and 2022:

	SAFE Notes	Convertible Notes	Warrants	Total
Balance at December 31, 2022	$44,327,812	$32,810,325	$—	$77,138,137
Cash received	22,706,815	—	—	22,706,815
Other receivables	(125,000)			(125,000)
Issuance of warrants in connection with SAFE notes	—	—	5,389,814	5,389,814
Paid-in-kind interest		406,535	—	406,535
Changes in fair value included in operations	(943,444)	(1,717,886)	(128,425)	(2,789,755)
Balance at September 30, 2023	$65,966,183	$31,498,974	$5,261,389	$102,726,546
	SAFE Notes	Convertible Notes	Warrants	Total
Balance at December 31, 2021	$28,631,405	$15,739,964	$—	$44,371,369
Cash received	4,255,869	—	—	4,255,869
Other receivables	1,095,000	—	—	1,095,000
Paid-in-kind interest	—	166,439	—	166,439
Changes in fair value included in operations	8,332,261	10,173,316	—	18,505,577
Balance at September 30, 2022	$42,314,535	$26,079,719	$—	$68,394,254

There were no transfers into or out of Level 3 financial instruments for the nine months ended September 30, 2023 or 2022.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

4.      Property and Equipment

Property and equipment, net consisted of the following:

	September 30, 2023	December 31, 2022
Furniture, fixtures and other equipment	$158,122	$144,949
Leasehold improvements	131,605	131,605
Ground station equipment	362,710	—
Lab, assembly, and integration equipment	216,384	161,516
Property and equipment, gross	868,821	438,070
Accumulated depreciation and amortization	(300,127)	(113,352)
Property and equipment, net	568,694	324,718
Construction in progress	1,661,508	403,270
Total property and equipment, net	$2,230,202	$727,988

Depreciation and amortization expense for the nine months ended September 30, 2023 and 2022 was $186,775 and $49,029, respectively.

5.      Leases

The Company has operating leases for its office and manufacturing facilities, as well as a finance lease for office equipment. The Company’s leases have established fixed payment terms which are subject to annual rent increases throughout the term of each lease agreement. The Company’s lease agreements have varying non-cancellable rental periods which include options for the Company to extend portions of its lease terms and have similar terms in which it may terminate the lease prior to the end date but must provide advanced notice.

The table below sets forth information regarding the Company’s operating lease agreements with an initial term of greater than 12 months as of September 30, 2023:

Operating Leases
2023	$19,164
2024	76,656
2025	76,656
2026	12,776
Total lease payments	185,252
Amounts representing interest	(21,795)
Present value of lease liabilities	$163,457

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

5.      Leases (cont.)

The table below sets forth supplemental balance sheet information related to leases:

	September 30, 2023	December 31, 2022
Operating Leases
Right-of-use assets, net	$163,457	$137,596
Operating lease liabilities	$163,457	$138,383
Weighted-average remaining lease term (in years)	2.5	0.75
Weighted-average discount rate	13.07%	11.03%

Finance Leases
Property and equipment, net	$40,210	$61,497
Finance lease liabilities	$—	$15,225
Weighted-average remaining lease term (in years)		0.25
Weighted-average discount rate		33.1%

The Company generally recognizes lease costs associated with its operating leases on a straight-line basis over the lease term. The costs related to our leases were as follows for the nine months ended:

	September 30, 2023	September 30, 2022
Operating Leases
Operating lease costs	$170,968	$139,308

Finance Leases
Depreciation expense	21,288	16,557
Interest on lease liabilities	616	12,687
Total finance lease costs	21,904	29,244
Total lease costs	$192,872	$168,552

Included under cash flows used in operating activities in the Company’s consolidated statements of cash flows for the nine months ended September 30, 2023 and 2022 was $171,755 and $138,227, respectively, of cash paid for amounts included in the measurement of lease liabilities.

6.      Debt

The fair value of long-term debt consists of the following:

	September 30, 2023	December 31, 2022
SAFE notes	$65,966,183	$44,327,812
Convertible notes	31,498,974	32,810,325
Total long-term debt	$97,465,157	$77,138,137

SAFE Notes

From January 1, 2018 through September 30, 2023, the Company executed Simple Agreements for Future Equity (“SAFE” notes) agreements which provide the investors with a right to obtain shares of preferred stock upon the occurrence of certain events. The SAFE notes are not mandatorily redeemable, nor do they require the Company to repurchase a fixed number of shares. The Company determined the SAFE notes contained a liquidity event provision that embodied an obligation indexed to the fair value of the Company’s equity shares and could require the

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

6.      Debt (cont.)

Company to settle the SAFE obligation by transferring assets or cash. Accordingly, the Company recorded the SAFE notes as liabilities in accordance with ASC 480 and re-measures the fair values at the end of each reporting period, with changes in fair value reported in operations.

The fair value of the SAFE notes was estimated using a probability weighted expected return model based on the outcome of probabilities using a cost of equity of 9.72% and six-month time to maturity. The unobservable inputs for the fixed price conversions were based on probabilities that the SAFE notes would convert upon a (i) financing, (ii) liquidity event due to a sale, and (iii) liquidity event from going public. The fixed price conversions under the various scenarios were calculated using the following assumptions for the nine months ended September 30:

	2023	2022
Term	3	3
Risk-free interest rate	4.80%	4.22%
Volatility	60%	60%

The unpaid aggregate principal amount for the SAFE notes were $49,573,698 and $26,991,883 as of September 30, 2023 and December 31, 2022, respectively. The fair value of the SAFE notes on the date of issuance was determined to equal the proceeds received by the Company. As of September 30, 2023 and December 31, 2022, the outstanding SAFE notes were fair valued at $65,966,183 and $44,327,812, respectively. For the nine months ended September 30, 2023 and 2022, the Company recorded a gain of $943,444 and a loss of $8,332,261, respectively, within other expense, net in the consolidated statements of operations related to the change in fair value for these SAFE notes.

Convertible Promissory Notes

From January 1, 2017 through September 30, 2023, the Company entered into 24 convertible promissory notes (“convertible promissory notes”) with a fair value of $31,498,974 and $32,810,325 as of September 30, 2023 and December 31, 2022, respectively. The convertible promissory notes accrue interest annually at a rate of between 8% and 10%. If there is a financing before the expiration or termination of the note, the principal and unpaid accrued interest on the convertible promissory note will be automatically converted into shares of stock of the Company upon the closing of a qualified financing. The number of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the outstanding principal and unpaid accrued interest on the convertible promissory note on the date of conversion by (b) the conversion price. A qualified financing is defined as a sale of equity securities where the Company receives proceeds in excess of $3 million. The convertible promissory notes are convertible into preferred stock at a twenty percent discount rate but are subject to a valuation cap. Should a liquidity event occur before an equity financing, the holder can either receive a cash payment equal to the face value of the convertible promissory note or receive shares of common stock equal to the face value of the note divided by the liquidity price. The unpaid aggregate principal and accrued interest amount for the convertible promissory notes were $6,442,724 and $6,036,189 as of September 30, 2023 and December 31, 2022, respectively.

There is no maturity date for the convertible promissory notes, but the convertible promissory notes will expire and terminate upon either the issuance of stock to the promissory note holder or the payment of amounts due to the promissory note holder. No prepayment is allowed under the convertible promissory notes. If the Company consummates a change of control while the convertible promissory note remains outstanding, the Company shall repay the noteholder in cash in an amount equal to the outstanding principal amount of the convertible promissory note plus any unpaid accrued interest on the original principal, plus (ii) a repayment premium equal to 100% of the outstanding principal amount of the convertible promissory note; provided, however, upon the written election of the Holder made not less than 5 days prior to the consummation of the change of control, the Company shall convert the outstanding principal balance of this convertible promissory note and any unpaid accrued interest into a specified number of shares of common stock, immediately prior to the change of control, assuming concurrent conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, including

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

6.      Debt (cont.)

all shares of common stock reserved and available for future grant under any equity incentive or similar plan of the Company and all shares of equity securities of the Company issuable upon the conversion of Notes or other convertible instruments.

Certain convertible promissory notes contain an option conversion related to a non-qualified financing where, in the event of a non-qualified financing, the noteholder has the option to treat the non-qualified financing as a qualified financing under the terms of the convertible promissory note. In the event, the Company consummates a conversion into a special purpose acquisition company, the Company is required to use reasonable commercial efforts to include as a term to the business combination agreement the conversion of the convertible promissory notes into shares of equity securities at a defined conversion value.

Interest expense of $406,535 and $166,439 has been recognized for the nine months ended September 30, 2023 and 2022, respectively.

The fair value of the convertible promissory notes was estimated using a probability weighted expected return model on the outcome probabilities using a cost of equity of 14.49% and six-month time to maturity. The unobservable inputs for the fixed price conversions were based on probabilities that the convertible promissory notes would convert upon a (i) financing, (ii) liquidity event due to a sale, and (iii) liquidity event from going public. For the nine months ended September 30, 2023 and 2022, the Company recorded a gain of $1,717,886 and a loss of $10,173,316, respectively, within other expense, net in the consolidated statements of operations related to the change in fair value for these convertible promissory notes.

7.      Revenue

Total revenue recognized for the nine months ended September 30, 2023 and 2022 was as follows:

	Nine months ended September 30,
	2023	2022
Revenue recognized under ASC 958-605	$489,994	$—
Revenue recognized under ASC 606	700,000	50,000
Total	$1,189,994	$50,000

Disaggregation of Revenue

Revenue recognized over time versus revenue recognized upon transfer under ASC 606 for the nine months ended September 30, 2023 and 2022 was as follows:

	Nine months ended September 30,
	2023	2022
Revenue from performance obligations recognized over time	$—	$50,000
Revenue from performance obligations recognized at point-in-time transfer	700,000	—
Total	$700,000	$50,000

Government Grant

The Company applied for and received a contract of up to $2,250,000 from the United States Air Force. During the nine months ending September 30, 2023, the Company performed and met the conditions of certain milestones under the contract and received amounts totaling $489,994 and recognized these amounts as revenue.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

7.      Revenue (cont.)

Deferred Revenue

During the nine months ended September 30, 2022, the Company received amounts totaling $300,000. These payments have been recorded as deferred revenue as of December 31, 2022, as the milestones under the contract have not been achieved. The Company met the milestones under the contract during the nine months ended September 30, 2023 and recognized revenue in the Company’s unaudited condensed consolidated statements of operations. Deferred revenue totaled $0 and $300,000 as of September 30, 2023 and December 31, 2022, respectively.

8.      Commitments and Contingencies

Purchase Commitments

As of September 30, 2023, the Company had no purchase commitments.

Legal Proceedings

The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of September 30, 2023 and December 31, 2022.

9.      Common Stock

As of September 30, 2023 and December 31, 2022, the Company has 100,000,000 shares of its $0.00000001 par value common stock authorized, of which 9,067,000 and 8,950,000 shares, respectively, are issued and outstanding.

10.    Stock-Based Compensation

In 2017, the Company adopted the 2017 Equity Incentive Plan (as amended from time to time) (the “2017 Equity Incentive Plan”) pursuant to which the Company’s Board of Directors may grant various stock-based awards, including stock options to purchase shares of the Company’s common stock, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, advisors, and other eligible participants. As of September 30, 2023, the Company was authorized to issue a total of 1,865,000 common shares under the 2017 Equity Incentive Plan. There were 175,886 common shares available for issuance as of September 30, 2023 under the 2017 Equity Incentive Plan.

Stock-based compensation, measured at the grant date based on the fair value of the award, is typically recognized ratably over the requisite services period, using the straight-line method of expense attribution. For performance-based awards, stock compensation expense is recognized when achievement of the performance metric is deemed probable.

The Company recorded stock-based compensation expense in the expense line items in its consolidated statements of operations:

	Nine months ended September 30,
	2023	2022
Research and development costs	$45,284	$42,512
General and administrative costs	33,772	91,915
Total	$79,056	$134,427

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

10.    Stock-Based Compensation (cont.)

The following table summarizes the Company’s option activity for the nine months ended September 30, 2023:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2022	1,674,361	$1.36	7.23	$3,339,943
Granted	22,220	3.96
Exercised	(117,000)	0.22
Cancelled or forfeited	(7,467)	1.32
Outstanding at September 30, 2023	1,572,114	$1.48	6.62	$2,405,519
Options exercisable as of September 30, 2023	1,112,243	$0.92	6.11	$1,904,530
Vested and expected to vest at September 30, 2023	1,572,114	$1.48

As of September 30, 2023, total unrecognized compensation expense related to the unvested stock options was $384,414, which is expected to be recognized over a weighted average period of 3.03 years. Unrecognized compensation expense related to performance-based awards was $146,013 as of September 30, 2023.

The weighted-average grant date fair values of stock options granted for the nine months ended September 30, 2023 and 2022 was $1.52 and $1.08, respectively, per share. The fair value of each stock option is estimated on the date of grant using a Black-Scholes option-pricing model, with the below assumptions used, presented on a weighted-average basis, for the nine months ended:

	September 30, 2023	September 30, 2022
Expected volatility	$60%	$60%
Expected life (years)	7.86	7.30
Expected dividend yield	0%	0%
Risk-free interest rate	3.73%	2.32%

11.    Income Taxes

The Company did not incur income tax expense for the nine months ended September 30, 2023 and 2022.

Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases used for income tax purposes and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent the Company believes they will not be realized.

The Company has evaluated the realizability of its deferred tax assets and based on an evaluation of all available evidence, both objective and subjective, it has concluded that presently it is more likely than not that the deferred tax assets will not be utilized in the foreseeable future. Therefore, a full valuation allowance was established against the deferred tax assets as of September 30, 2023 and December 31, 2022.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

12.    Warrant Liabilities

The Company issued warrants to purchase common stock of the Company that will vest in three tranches based on the occurrence of certain events. The first tranche under the warrant totaling 858,321 shares of common stock vested during the nine months ended September 30, 2023 on the receipt of $10.0 million related to the issuance of SAFE notes disclosed in Note 6 — Debt. The second tranche of the warrant totaling 643,741 shares of common stock vested during the nine months ended September 30, 2023 on receipt of $7.5 million related to the issuance of SAFE notes disclosed in Note 6 — Debt. At the date the warrant was issued, the fair value of $5,389,814 was recorded as a liability and as other expense — issuance of warrants in connection with SAFE notes in the unaudited consolidated condensed statement of operations for the nine months ended September 30, 2023. The fair value of the issued warrants was $5,261,389 as of September 30, 2023.

The fair value of the warrant was estimated on June 23, 2023, the date of issuance, and as of September 30, 2023 using a Black-Scholes option-pricing model with the below assumptions as of:

	September 30, 2023	June 23, 2023
Expected volatility	$60%	$60%
Expected life (years)	4.75	5.00
Expected dividend yield	0%	0%
Risk-free interest rate	4.61%	4.00%

13.    Earnings (Loss) per Share

The shares underlying the following outstanding instruments have been excluded from the calculation of weighted average diluted shares because their inclusion would have been anti-dilutive for the nine months ended September 30:

	2022	2021
Stock options	1,130,427	804,274
Common stock warrants	180,000	—
Total	1,310,427	804,274

Shares that would be issuable upon conversion of the convertible notes or SAFE notes have been excluded from the diluted loss per share as the conversion ratio is variable and not determinable.

The following table provides the computation of basic and diluted loss per share:

	Nine Months Ended September 30,
	2023	2022
Numerator
Net loss	$(13,085,257)	$(27,369,633)
Net loss – basic and diluted	$(13,085,257)	$(27,369,633)
Denominator
Weighted-average shares of common stock outstanding – basic and diluted	8,974,857	8,950,000
Loss per share – basic and diluted	$(1.46)	$(3.06)

14.    Related Parties

The Company’s chief executive officer holds a convertible promissory note with a principal amount of $72,968, which bears interest at a rate of 8.00%. Interest expense on this convertible promissory note was $6,758 and $6,016 for the nine months ended September 30, 2023 and 2022, respectively. The fair value of this convertible promissory note was $978,718 and $1,036,129 as of September 30, 2023 and December 31, 2022, respectively. See Note 6 for further information regarding the convertible promissory notes.

LYNK GLOBAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

14.    Related Parties (cont.)

A family member of the Company’s chief technical officer holds a convertible promissory note with a principal amount of $100,000, which bears interest at a rate of 8.00%. Interest expense on this convertible promissory note was $9,261 and $8,245 for the nine months ended September 30, 2023 and 2022, respectively. The fair value of this convertible promissory note was $1,341,495 and $1,419,986 as of September 30, 2023 and December 31, 2022, respectively. See Note 6 for further information regarding the convertible promissory notes. This family member also holds two SAFE note with principal amounts totaling $200,000 which bear no interest rate. The fair value of these SAFE notes was $425,471 and $444,136 as of September 30, 2023 and December 31, 2022, respectively. See Note 6 for further information regarding the SAFE notes.

A company where one of our directors is a General Partner holds four convertible promissory notes with principal amounts totaling $3,640,000, $640,000 bearing interest at a rate of 8.00% and $3,000,000 bearing interest at a rate of 10.00%. Interest expense on these convertible promissory notes was $237,568 and $51,523 for the nine months ended September 30, 2023 and 2022, respectively. The fair value of these convertible promissory notes was $12,727,837 and $12,940,886 as of September 30, 2023 and December 31, 2022, respectively. See Note 6 for further information regarding the convertible promissory notes. This company also holds six SAFE notes with principal amounts totaling $9,790,000 which bear no interest rate. The fair value of these SAFE notes was $14,286,121 and $14,454,870 as of September 30, 2023 and December 31, 2022, respectively. See Note 6 for further information regarding the SAFE notes. This company was also issued a warrant to purchase 180,000 shares of the Company’s common stock in exchange for providing consulting services. In April 2022, the company recorded $250,370 in expense related to the issuance of this warrant. See Note 2 for further information on this warrant.

A company where one of our directors is a founder, managing partner and chief investment officer holds two SAFE notes with principal amounts totaling $17,500,000 which bear no interest rate. The fair value of these SAFE notes was $17,500,000 as of September 30, 2023. See Note 6 for further information regarding the SAFE notes. This company was also issued a warrant to purchase up to an aggregate of 2,145,802 shares of the Company’s common stock in conjunction with the SAFE note issuances. The fair value of the issued warrants was $5,261,389 as of September 30, 2023. See Note 2 for further information on this warrant. At the date the warrant was issued, the fair value of $5,389,814 was recorded as a liability and as other expense — issuance of warrants in connection with SAFE notes. See Note 12 for further information on this warrant.

A company where one of our directors is a founder and majority owner holds a SAFE note with a principal amount of $50,000 which bear no interest rate. The fair value of these SAFE notes was $67,156 and $67,383 as of September 30, 2023 and December 31, 2022, respectively. See Note 6 for further information regarding the SAFE notes. This company also provided services to the Company during the nine months ended September 30, 2023 and 2022 totaling $5,600 and $2,550, respectively. As part of the consulting agreement, the director was granted 68,000 options on June 17, 2017 which were fully vested upon grant. These options were outstanding as of both September 30, 2023 and December 31, 2023.

15.    Subsequent Events

The Company evaluates all events and transactions that occur after the consolidated financial statement date, but before the consolidated financial statements are issued, for possible recognition. Based on its evaluation, the following subsequent events were noted:

The Company received proceeds of $2,200,000 from the issuance of a SAFE note in December 2023.

On February 4, 2024, the Company and Slam Corp., a special purpose acquisition company, announced that they have entered into a Business Combination Agreement, which is subject to shareholder approval.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Lynk Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lynk Global, Inc. and its subsidiary (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows and a significant accumulated deficit. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital to fund its obligations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2023.

Boston, Massachusetts

February 14, 2024

LYNK GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets
Cash	$1,394,369	$3,931,493
Other receivables	125,000	—
Prepaid launch costs	1,550,376	—
Prepaid expenses and other current assets	89,767	130,701
Total current assets	3,159,512	4,062,194
Property and equipment, net	727,988	230,628
Right-of-use assets, net	137,596	—
Prepaid launch costs, long-term	—	545,000
Total assets	$4,025,096	$4,837,822

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$707,478	$202,776
Accrued expenses	279,206	303,726
Accrued payroll and related	487,559	138,264
Deferred revenue	300,000	—
Operating lease liabilities	138,383	—
Finance lease liability	15,225	—
Total current liabilities	1,927,851	644,766

Accrued payroll and related, long term	—	154,000
Convertible promissory notes (includes related party balances of $15,396,654 and $6,203,963 as of December 31, 2022 and 2021, respectively)	32,810,325	15,739,964
SAFE notes (includes related party balances of $14,966,389 and $11,742,136 as of December 31, 2022 and 2021, respectively)	44,327,812	28,631,405
Total liabilities	79,065,988	45,170,135

Commitments and contingencies (Note 8)
Stockholders’ deficit
Common stock $0.00000001 par value, shares authorized – 100,000,000; shares issued and outstanding – 8,950,000 as of December 31, 2022 and 2021	—	—
Additional paid-in capital	798,800	374,362
Accumulated deficit	(75,839,692)	(40,706,675)
Total stockholders’ deficit	(75,040,892)	(40,332,313)
Total liabilities and stockholders’ deficit	$4,025,096	$4,837,822

See accompanying notes to the consolidated financial statements.

LYNK GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenue	$90,000	$1,760,000
Operating expenses
Research and development costs	6,830,655	5,390,603
General and administrative costs	4,121,431	3,931,485
Depreciation and amortization	68,045	27,238
Total operating expenses	11,020,131	9,349,326

Loss from operations	(10,930,131)	(7,589,326)

Other expense, net
Interest expense	294,559	206,045
Change in fair value of financial instruments	23,911,316	6,621,469
Other income, net	(2,989)	—
Loss before income taxes	(35,133,017)	(14,416,840)

Income tax expense	—	—

Net loss	$(35,133,017)	$(14,416,840)

Loss per share – basic and diluted	$(3.93)	$(1.61)

Weighted average shares outstanding – basic and diluted	8,950,000	8,950,000

See accompanying notes to the consolidated financial statements.

LYNK GLOBAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders’ deficit
	Shares	Amount
Balance as of December 31, 2020	8,950,000	$—	$193,888	$(26,289,835)	$(26,095,947)
Stock-based compensation	—	—	180,474	—	180,474
Net loss	—	—	—	(14,416,840)	(14,416,840)
Balance as of December 31, 2021	8,950,000	$—	$374,362	$(40,706,675)	$(40,332,313)
Stock-based compensation	—	—	174,068	—	174,068
Issuance of warrants for consulting services rendered	—	—	250,370	—	250,370
Net loss	—	—	—	(35,133,017)	(35,133,017)
Balance as of December 31, 2022	8,950,000	$—	$798,800	$(75,839,692)	$(75,040,892)

See accompanying notes to the consolidated financial statements.

LYNK GLOBAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from operating activities
Net loss	$(35,133,017)	$(14,416,840)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of financial instruments	23,911,316	6,621,469
Depreciation and amortization	68,045	27,238
Paid-in-kind interest	254,583	206,045
Stock-based compensation	174,068	180,474
Non-cash lease expense	203,576	—
Issuance of warrants for consulting services rendered	250,370	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(964,442)	(52,154)
Accounts payable	504,702	28,273
Accrued expenses	(24,520)	76,292
Accrued payroll and related	195,295	67,056
Deferred revenue	300,000	—
Operating lease liabilities	(187,564)	—
Prepaid launch costs, long-term	—	(545,000)
Accrued payroll and related – long term	—	154,000

Net cash used in operating activities	(10,447,588)	(7,653,147)

Investing activities
Purchases of property and equipment	(480,255)	(148,092)

Net cash used in investing activities	(480,255)	(148,092)

Financing activities
Proceeds received from the issuance of convertible promissory notes	3,000,000	—
Proceeds received from the issuance of SAFE notes	5,475,869	6,801,015
Payments made on financing lease liability	(85,150)	—

Net cash provided by financing activities	8,390,719	6,801,015

Net decrease in cash	(2,537,124)	(1,000,224)

Cash at beginning of year	3,931,493	4,931,717

Cash at end of year	$1,394,369	$3,931,493

Supplemental disclosure:

Cash paid for interest	$39,976	$—

Income taxes paid	$—	$—

Significant noncash investing and financing activities:

Issuance of SAFE notes in exchange for other receivables	$125,000	$—

Right-of-use assets obtained in exchange for lease obligations	$85,150	$—

See accompanying notes to the consolidated financial statements.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

1.      Organization and Nature of Operations

Lynk Global, Inc., collectively with its subsidiary (”Lynk” or the “Company”) is currently designing, developing and deploying a constellation of satellites in advance of launching its planned space-based “Satellite-to-Phone” network distributed through an expanding constellation of Low Earth Orbit satellites. The satellite constellation is designed to provide text messaging initially and ultimately voice and broadband internet connectivity directly to standard, unmodified, off-the-shelf mobile phones (the “Lynk Service”). As the constellation’s operating capabilities expand to a sufficient scale, the Company will initiate and thereafter expand the offering of the Lynk Service on a wholesale basis to mobile network operators worldwide who will in turn offer the Lynk Service to their existing retail cellular subscribers. The Company operates from its corporate headquarters and 9,338 square feet satellite assembly, integrating and testing facilities in Falls Church, Virginia.

2.      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and the requirements of the Securities and Exchange Commission. The consolidated financial statements include the accounts of the Company and its UK subsidiary. As of and for the years ended December 31, 2022 and 2021, the UK subsidiary had de-minimis activity. Intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience when available and on other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, useful lives assigned to property and equipment, the fair values of Simple Accounting For Equity notes (“SAFE notes”) and convertible debt, valuation and potential impairment of long-lived assets, and stock-based compensation expense. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates due to risks and uncertainties, including the continued uncertainty surrounding rapidly changing market and economic conditions, geopolitical conflicts, and recent higher inflation and interest rates.

Going Concern

For all annual and interim periods, management assesses going concern uncertainty in the Company’s consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to meet its obligations for a period of at least one year from the date the consolidated financial statements are issued. As part of this assessment, based on conditions that are known and reasonably knowable to management, management considers various scenarios, forecasts, projections and estimates and makes certain key assumptions. These assumptions include, among other factors, its ability to raise additional capital, if necessary, the expected timing and nature of the Company’s programs and projected cash expenditures and its ability to delay or curtail these programs or expenditures to the extent management has the proper authority to do so and considers it probable that those assumptions can be achieved within the look-forward period.

The Company has generated losses since its inception and has relied on cash on hand, and debt financings to support cash flows used in operations. The Company attributes losses to non-capital expenditures related to the scaling of existing products, development of new products and service offerings and marketing efforts associated with these products and services. As of and for the year ended December 31, 2022, the Company had a stockholders’ deficit of $75,040,892 and a net loss of $35,133,017.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

The Company’s cash decreased by $2,537,124 for the year ended December 31, 2022 primarily due to the loss from operations of $10,930,131. Additionally, the decrease in cash was offset by the net proceeds of $8,475,869 from the issuance of convertible promissory notes and SAFE notes. See Note 6 — Debt for details on the debt issuances.

The Company’s ability to generate positive operating results and complete the execution of its business strategy will depend on (i) its ability to grow its technology business, (ii) the continued performance of its contractors, subcontractors and vendors, (iii) its ability to maintain and build good relationships with its lenders and financial intermediaries, (iv) its ability to timely collect from customers, and (v) the stability of the world economy and global financial markets. To the extent that events outside of the Company’s control have a significant negative impact on economic and/or market conditions, they could affect payments from customers, services and supplies from vendors, the ability to continue to secure and implement new business, raise capital, and otherwise, depending on the severity of such impact, materially adversely affect the Company’s financial position, results of operations and cash flows.

The Company is actively monitoring its operations, cash on hand and working capital. The Company will continue to evaluate the most sensible external financing options in order to sustain its operations. If additional financing is not available, the Company may be required to further reduce or defer expenses and cash outlays. Based on the Company’s current business plan assumptions and the expected cash burn rate, without an external funding event, the Company believes that the existing cash is not sufficient to meet its obligations for a period of a year from the issuance of these consolidated financial statements. As a result of these factors, there is substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year from the issuance of these consolidated financial statements. These consolidated financial statements do not include any adjustments on the recoverability and classification of assets and liabilities and reported expenses that may result if the Company is not able to continue as a going concern. See Note 14 — Subsequent Events for the most recent financing transactions by the Company and the Company entering into a Business Combination Agreement.

Foreign Currency Translation and Transaction Gains and Losses

The financial statements of the Company’s U.K. subsidiary are translated from local currency into the reporting currency, which is the U.S. dollar, using the current exchange rate at the balance sheet date for assets and liabilities, and the weighted average exchange rate prevailing during the period for revenues and expenses. The functional currency of the Company’s U.K. subsidiary is the US dollar. Accordingly, translation adjustments for this subsidiary are included in earnings and were de-minimis for the periods presented. Realized and unrealized gains and losses resulting from foreign currency transactions denominated in currencies other than the functional currency are reflected as other income (expense), net in the consolidated statements of operations.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer (“CEO”). The Company has determined that it operates in one operating segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Cash

The Company’s cash is maintained in bank accounts at Federal Deposit Insurance Corporation insured financial institutions. The Company’s cash consists of deposit and checking accounts.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

Prepaid Launch Costs

The Company records payments made to launch vendors in advance of satellite launches as prepaid launch costs. Where advance payments were made for launches planned within a year from the consolidated balance sheet date, the Company recorded these costs as current assets within the balance sheet. When the planned launch date is more than one year from the consolidated balance sheet date, the Company would classify these costs as long-term assets within the balance sheet.

Concentration of Credit Risk

Assets that potentially subject the Company to significant concentration of credit risk consist primarily of cash. The Company maintains its cash in accounts at financial institutions that the Company believes are of high credit quality. At times, the cash balance may exceed federally insured limits. Cash as of December 31, 2022 and 2021 is subject to minimal credit risk.

For each of the periods presented, the Company derived its revenue from various customers for projects unrelated to its core business purposes. Two customers accounted for all of the Company’s revenue for the year ended December 31, 2022 and there were no accounts receivable from these customers outstanding as of December 31, 2022. One customer accounted for the Company’s revenue for the year ended December 31, 2021. There were no accounts receivable from these customers outstanding as of December 31, 2021. The Company manages credit risk and monitors its exposure to credit losses by reviewing the counterparties’ credit at least quarterly, and maintained allowances for credit losses and anticipated losses, if necessary. The Company’s methodology to measure the provision for credit losses considers all relevant information including information about historical collectability, current conditions and reasonable and supportable forecasts of future economic conditions.

The Company did not record an allowance for credit losses as of December 31, 2022 and 2021 as there were no outstanding accounts receivable.

Other Receivables

Other receivables as of December 31, 2022 consist of amounts due from SAFE noteholders upon the issuance of SAFE notes for which the cash proceeds were received subsequent to the execution of the corresponding SAFE agreements and after December 31, 2022. These receivables are short term in nature.

Property and Equipment

The Company records property and equipment at cost. Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets, including the satellites, consists of materials and direct labor, and any other costs directly attributable to bringing the asset to a working condition and desired location for the intended use. During their construction, items of property and equipment are classified as Construction in Progress (“CIP”). The materials to be used in construction of satellites are classified as CIP. When the asset is available for use, it is transferred from CIP to the appropriate category of property and equipment and depreciation of the asset commences. Repairs and maintenance costs that do not extend the useful life or enhance the productive capacity of an asset are expensed as incurred and recorded as part of general and administrative operating expenses in the accompanying consolidated statements of operations. Upon retirement or disposal of property and equipment, the Company derecognizes the cost and accumulated depreciation and amortization balance associated with the

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

asset, with a resulting gain or loss from disposal included in the determination of net income or loss. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives which the Company has assigned to its underlying asset classes, which are as follows:

Estimated Useful Life
Furniture, fixtures and other equipment	5 years
Leasehold improvements	Shorter of estimated useful life or lease term
Lab, assembly, and integration equipment	5 years

Long-Lived Assets

The Company follows a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The carrying amount of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Impairment is measured as the excess of the carrying value over the estimated fair value of such asset or asset group. For the years ended December 31, 2022 and 2021, the Company did not recognize any impairment.

SAFE Notes

The Company accounts for SAFE notes in accordance Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). ASC 825-10, Financial Instruments (“ASC 825”), allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for such instrument should be reported in operations at each subsequent reporting date. The Company has elected the option under ASC 825 to measure the SAFE notes at fair value. The fair value option allows the Company to carry the SAFE notes at fair value, which is more consistent with management’s view of the underlying economics. Accordingly, the Company recorded a liability under ASC 480 and re-measures the SAFE notes to fair value at the end of each reporting period, with changes in fair value reported in operations.

Convertible Debt

The Company accounts for convertible instruments in accordance Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). ASC 825-10, Financial Instruments (“ASC 825”), allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for such instrument should be reported in operations at each subsequent reporting date. The Company has elected the option under ASC 825 to measure the convertible debt at fair value. The fair value option allows the Company to carry the convertible promissory notes at fair value, which is more consistent with management’s view of the underlying economics. Accordingly, the Company recorded a liability under ASC 480 and re-measures the convertible debt to fair value at the end of each reporting period, with changes in fair value reported in operations.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815 — Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants (1) are

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

freestanding financial instruments pursuant to ASC 480, (2) meet the definition of a liability pursuant to ASC 480, and (3) meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting date while the warrants are outstanding.

Issued or modified warrants that meet all of the criteria for equity classification are recorded as a component of additional paid-in capital at the time of issuance. Issued or modified warrants that do not meet all the criteria for equity classification are recorded as a liability at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as an unrealized gain or loss in the consolidated statements of operations. There were 180,000 and zero warrants outstanding as of December 31, 2022 and 2021, respectively that are convertible into shares of the Company’s common stock at an exercise price of $3.96. These warrants have been accounted for as equity, as the warrants cannot be settled in cash, there is no put option and they are not mandatorily redeemable.

Fair Value of Financial Instruments

The Company measures certain liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be settled, nor does the fair value amount consider the tax consequences of settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash, other receivables, accounts payable, accrued expenses and other current liabilities, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Revenue Recognition

Upon executing a revenue generating arrangement, the Company assesses whether it is probable the Company will collect consideration in exchange for the good or service it transfers to the customer. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), it performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. The Company must develop assumptions that require significant judgment to determine the stand-alone selling price for each performance obligation identified in the contract. The assumptions that are used to determine the stand-alone selling price may include forecasted revenues, development timelines, reimbursement rates for personnel costs, discount rates and probabilities of technical and regulatory success.

The Company generates revenue from research and development grants under contracts with third parties that do not create customer-vendor relationships. The Company applied for and received a contract of up to $2,250,000 from the United States Air Force. The Company’s research and development grants are non-exchange transactions and are not within the scope of ASC 606. The Company accounts for government contracts in which the resource provider is not receiving commensurate value as a government grant through analogy to International Accounting Standards 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance and ASC 958-605 — Not-for-Profit Entities — Revenue Recognition (“ASC 958”). Funds to be received under a government grant are presented as revenue if the grant is providing support for the Company’s ongoing major and central, revenue-generating activities. Revenue is recognized as the related reimbursable expenses are incurred and both of the following conditions are met: (1) the Company is able to comply with the relevant conditions of the grant

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

and (2) the grant will be received. Revenue is presented gross of the related reimbursable expenses in the Company’s consolidated statements of operations; the related reimbursable expenses are expensed as incurred and presented separately as cost of revenue. See Note 7 for further discussion on government grants.

Costs to obtain and fulfill the Company’s contracts such as sales commissions did not qualify to be capitalized as of December 31, 2022 and 2021 and were expensed as incurred.

The timing of revenue recognition, invoicing, and cash collection results in accounts receivable, unbilled receivables (a contract asset) and deferred revenue (a contract liability) in the consolidated balance sheets. Accounts receivable are recorded when there is an executed customer contract and the Company has fulfilled its performance obligation or met the relevant milestone. An allowance is recorded to reflect expected losses at the time the receivable is recorded. The collectability of outstanding receivables is evaluated regularly by the Company to determine if additional allowances are needed. Unbilled receivables are created when the Company has fulfilled its performance obligation or met the relevant milestone prior to the customer being billed. Deferred revenue is recorded when customers are billed or cash is collected in advance of the Company fulfilling its performance obligations or meeting the relevant milestone.

Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development costs consist principally of non-recurring development efforts in which the Company typically engages third-party vendors, including design and development of the electronic componentry, software, and mechanical deployment systems to be used in the satellites, materials and supplies, license costs, contract services, and other outside expenses. The Company incurred costs related to the construction and the launch of satellites which were prototypes and used as proofs of concept. These costs were expensed as incurred. Costs for certain research and development activities are recognized in line with the completion of specific tasks using information from the Company’s vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and reflected in the financial statements as prepaid or accrued expenses.

Stock-Based Compensation

The Company accounts for equity awards in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires all equity-based payments to employees, which includes grants of employee equity awards, to be recognized in the consolidated statements of operations based on their grant date fair values. The Company issues stock-based compensation awards to the employees, and non-employees. The Company accounts for stock-based compensation for awards granted to non-employees in a similar fashion to the way it accounts for stock-based compensation awards to employees.

The Company estimates the fair value of the stock option awards to employees, non-employees and non-employee members of the Board of Directors using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (i) the expected volatility of the Company’s stock, (ii) the expected term of the award, (iii) the risk-free interest rate, and (iv) any expected dividends. Due to the lack of Company-specific historical and implied volatility data, the Company developed an estimate of expected volatility based on the volatility of a group of relevant guideline public companies. For awards that qualify as “plain-vanilla” options, the Company estimates the expected life of the employee stock options using the “simplified” method, whereby, the expected life equals the average of the vesting term and the original contractual term of the option. The expected term of stock options granted to non-employees is equal to the service term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The Company elects to account for forfeitures as they occur rather than apply an estimated forfeiture rate to stock-based compensation expense.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740 — Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

ASC 740 prescribes a recognition threshold and a measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not (i.e., a likelihood of more than 50%) to be sustained upon examination by taxing authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes accrued interest and penalties related to uncertain tax positions as income tax expense. There were no uncertain tax positions and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. See Note 11 for additional information on income taxes.

Loss per Share

The Company determines and discloses earnings (loss) per share in accordance with ASC 260-10, Earnings Per Share, which requires presentation of basic and diluted earnings (loss) per share (“EPS”) on the face of the consolidated statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

The Company calculated basic and diluted loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities.

Under the two-class method, basic loss per share was calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, convertible debt, stock options and warrants were considered potentially dilutive securities, but have been excluded from the calculation of diluted loss per share as their effects were anti-dilutive. In periods in which the Company reports a net loss attributable to all classes of common stockholders, diluted loss per share is the same as basic loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported net losses for the years ended December 31, 2022 and 2021.

Recently Adopted Accounting Pronouncements

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASC 842”), and related amendments, on a modified retrospective approach, which allows entities to initially apply the standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit, if any, in the period of adoption with no restatement of comparative periods. Upon adoption, the Company applied the guidance to all existing leases.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

The new guidance requires the lease rights and obligations arising from the leasing arrangements, including operating leases, to be recognized as right-of-use assets and lease liabilities on the consolidated balance sheet based on the present value of lease payments over the lease term. The present value of lease payments is determined primarily using the incremental borrowing rate based on the information available at the lease commencement date. As the Company’s leases do not have readily determinable implicit discount rates, the Company derives its incremental borrowing rate from information available at commencement date in determining the present value of future lease payments. To estimate incremental borrowing rates, the Company considers various factors, including the lowest grade of debt available in the marketplace for the same term as the associated lease.

Upon adoption of the ASC 842, the most significant impact was the recognition of right-of-use assets and lease liabilities relating to operating leases in the amount of $325,947, respectively, reported within right-of-use assets and operating lease liabilities in the Company’s consolidated balance sheet as of January 1, 2022. Finance leases are now reported separately on the consolidated balance sheet as property and equipment and finance lease liability. There was no cumulative effect of adopting ASC 842 as it relates to finance leases and, accordingly, there was no adjustment to our accumulated deficit upon adoption. The comparative information presented has not been recast and continues to be reported under ASC Topic 840, Leases. The Company has elected not to recognize operating right-of-use assets and lease liabilities for short-term leases for all classes of underlying assets. Short-term leases are leases with terms greater than one month, but less than 12 months. The Company elected to apply the package of transitional practical expedients under which the Company did not reassess prior conclusions about lease identification or lease classification. When reasonably certain that renewal options will be exercised, the Company includes lease payments associated with such options, including those that are exercisable at its discretion, in the measurement of its operating leases assets and liabilities. For additional information on leases, see Note 5 — Leases.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). The guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 on January 1, 2022. The adoption did not have a material impact on its consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, to increase the transparency of government assistance including the disclosure of the types of assistance an entity receives, an entity’s method of accounting for government assistance, and the effect of the assistance on an entity’s financial statements. The guidance in this update is effective for all entities for annual periods beginning after December 15, 2021. Early adoption is permitted for all entities. The amendments are to be applied prospectively to all transactions within the scope of the amendments that are reflected in financial statements at the date of initial application and new transactions that are entered into after the date of initial application or, retrospectively to those transactions. The Company adopted ASU 2021-10 on January 1, 2022. The adoption did not have a material impact on its disclosures.

In July 2023, the FASB issued ASU 2023-02, Presentation of Financial Statements (Topic 205), Income Statement — Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation — Stock Compensation, which amends or supersedes various SEC paragraphs within the codification to conform to past announcements and guidance issued by the SEC. The amendments in this ASU reflect alignment to Staff Accounting Bulletin No. 120 (“SAB 120”) that was issued by the SEC in November 2021. SAB 120 provides guidance to entities issuing share-based awards shortly before

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

2.      Summary of Significant Accounting Policies (cont.)

announcing material, nonpublic information. The guidance indicates that entities should consider such material nonpublic information to adjust the observable market if the effect of the release of the material nonpublic information is expected to affect the share price and the share-based awards are non-routine in nature. This ASU is effective immediately and did not have a material impact on the Company’s consolidated financial statements.

All other new accounting pronouncements issued, but not yet effective or adopted, have been deemed to be not relevant to the Company and, accordingly, are not expected to have a material impact once adopted.

3.      Fair Value Measurements

The fair value of the Company’s financial liabilities reflects management’s estimate of amounts that the Company would have paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price liabilities). The following fair value hierarchy is used to classify liabilities based on the observable inputs and unobservable inputs used in order to value the liabilities:

•        Level 1: Quoted prices in active markets for identical liabilities. An active market for a liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•        Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical liabilities in markets that are not active.

•        Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the liability.

The Company’s financial liabilities measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021, were as follows:

	December 31, 2022
	Level 1	Level 2	Level 3
Liabilities:
Convertible promissory notes	$—	$—	$32,810,325
SAFE notes	—	—	44,327,812
Total liabilities measured at fair value	$—	$—	$77,138,137
	December 31, 2021
	Level 1	Level 2	Level 3
Liabilities:
Convertible promissory notes	$—	$—	$15,739,964
SAFE notes	—	—	28,631,405
Total liabilities measured at fair value	$—	$—	$44,371,369

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

3.      Fair Value Measurements (cont.)

The following table sets forth the Company’s financial instruments, measured at fair value using Level 3 inputs on a recurring basis and changes therein as of and for the years ended December 31, 2022 and 2021:

	SAFE Notes	Convertible Notes	Total
Balance at January 1, 2021	$19,045,877	$11,696,963	$30,742,840
Cash received	6,801,015	—	6,801,015
Paid-in-kind interest	—	206,045	206,045
Changes in fair value included in operations	2,784,513	3,836,956	6,621,469
Balance at December 31, 2021	$28,631,405	$15,739,964	$44,371,369
Cash received	5,475,869	3,000,000	8,475,869
Other receivable	125,000	—	125,000
Paid-in-kind interest	—	254,583	254,583
Changes in fair value included in operations	10,095,538	13,815,778	23,911,316
Balance at December 31, 2022	$44,327,812	$32,810,325	$77,138,137

There were no transfers into or out of Level 3 financial instruments for the years ended December 31, 2022 and 2021.

4.      Property and Equipment

Property and equipment, net consisted of the following:

	As of December 31,
	2022	2021
Furniture, fixtures and other equipment	$144,949	$88,203
Leasehold improvements	131,605	131,605
Lab, assembly, and integration equipment	161,516	56,127
Property and equipment, gross	$438,070	$275,935
Accumulated depreciation and amortization	(113,352)	(45,307)
Property and equipment, net	324,718	230,628
Construction in progress	403,270	—
Total property and equipment, net	$727,988	$230,628

Depreciation and amortization expense for the years ended December 31, 2022 and 2021 was $68,045 and $27,238, respectively.

5.      Leases

The Company has operating leases for its office and manufacturing facilities, as well as a finance lease for office equipment. The Company’s leases have established fixed payment terms which are subject to annual rent increases throughout the term of each lease agreement. The Company’s lease agreements have varying non-cancellable rental periods which include options for the Company to extend portions of its lease terms and have similar terms in which it may terminate the lease prior to the end date but must provide advanced notice.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

5.      Leases (cont.)

The table below sets forth information regarding the Company’s operating and finance lease agreements with an initial term of greater than 12 months as of December 31, 2022:

	Operating Leases	Finance Leases
2023	$142,855	$15,840
Amounts representing interest	(4,472)	(615)
Present value of lease liabilities	$138,383	$15,225

The table below sets forth supplemental balance sheet information related to leases:

December 31,
2022
Operating Leases
Right-of-use asset, net	$137,596

Operating lease liabilities	$138,383
Weighted-average remaining lease term (in years)	0.75
Weighted-average discount rate	11.03%

Finance Leases
Fixed assets, net	$61,497

Finance lease liabilities	$15,225

Weighted-average remaining lease term (in years)	0.25
Weighted-average discount rate	33.1%

The Company generally recognizes lease costs associated with its operating leases on a straight-line basis over the lease term. The costs related to our leases were as follows for the year ended:

December 31, 2022
Operating Leases
Non-cash lease expense	$188,351

Finance Leases
Depreciation expense	23,653
Interest on lease liabilities	15,225
Total finance lease costs	38,877
Total lease costs	$227,229

As of December 31, 2021, the future minimum lease payments under ASC 840, Leases, to be paid related to the Company’s leases were as follows:

Operating Leases
2022	$212,316
2023	142,855
Total lease payments	$355,171

Included under cash flows used in operating activities in the Company’s consolidated statements of cash flows for the year ended December 31, 2022 was $187,564 of cash paid for amounts included in the measurement of lease liabilities.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

6.      Debt

The fair value of long-term debt consists of the following:

	December 31, 2022	December 31, 2021
SAFE notes	$44,327,812	$28,631,405
Convertible notes	32,810,325	15,739,964
Total long-term debt	$77,138,137	$44,371,369

SAFE Notes

During fiscal years 2018 through 2022, the Company executed Simple Agreements for Future Equity (“SAFE” notes) agreements which provide the investors with a right to obtain shares of preferred stock upon the occurrence of certain events. The SAFE notes are not mandatorily redeemable, nor do they require the Company to repurchase a fixed number of shares. The Company determined the SAFE notes contained a liquidity event provision that embodied an obligation indexed to the fair value of the Company’s equity shares and could require the Company to settle the SAFE obligation by transferring assets or cash. Accordingly, the Company recorded the SAFE notes as liabilities in accordance with ASC 480 and re-measures the fair values at the end of each reporting period, with changes in fair value reported in operations.

The fair value of the SAFE notes was estimated using a probability weighted expected return model based on the outcome of probabilities using a cost of equity of 14.49% and six-month time to maturity. The unobservable inputs for the fixed price conversions were based on probabilities that the SAFE notes would convert upon a (i) financing, (ii) liquidity event due to a sale, and (iii) liquidity event from going public. The fixed price conversions under the various scenarios were calculated using the following assumptions:

	2022	2021
Term	3	3
Risk-free interest rate	4.22%	0.97%
Volatility	60%	60%

In fiscal year 2022 and 2021, the Company issued a series of SAFE notes for $5,600,869 and $6,801,015, respectively, to investors, which provide the investors with a right to obtain shares of preferred stock upon the occurrence of certain events. The unpaid aggregate principal amount for the SAFE notes were $26,991,883 and $21,391,014 as of December 31, 2022 and 2021, respectively. The fair value of the SAFE notes on the date of issuance was determined to equal the proceeds received by the Company. As of December 31, 2022 and December 31, 2021, the outstanding SAFE notes were fair valued at $44,327,812 and $28,631,405, respectively. For the years ended December 31, 2022 and December 31, 2021, the Company recorded losses of $10,095,538 and $2,784,513, respectively, within other expense, net in the consolidated statements of operations related to the change in fair value for these SAFE notes.

Convertible Promissory Notes

During fiscal years 2017 through 2022, the Company entered into 24 convertible promissory notes (“convertible promissory notes”) with a fair value of $32,810,325 and $15,739,964 as of December 31, 2022 and 2021, respectively. The convertible promissory notes accrue interest annually at a rate of between 8% and 10%. If there is a financing before the expiration or termination of the note, the principal and unpaid accrued interest on the convertible promissory note will be automatically converted into shares of stock of the Company upon the closing of a qualified financing. The number of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the outstanding principal and unpaid accrued interest on the convertible promissory note on the date of conversion by (b) the conversion price. A qualified financing is defined as a sale of equity securities where the Company receives proceeds in excess of $3 million. The convertible promissory notes are convertible into preferred stock at a twenty percent discount rate but are subject to a valuation cap. Should a liquidity event occur

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

6.      Debt (cont.)

before an equity financing, the holder can either receive a cash payment equal to the face value of the convertible promissory note or receive shares of common stock equal to the face value of the note divided by the liquidity price. The unpaid principal and accrued interest for the convertible promissory notes was $6,036,189 and $2,781,605 as of December 31, 2022 and 2021, respectively.

There is no maturity date for the convertible promissory notes, but the convertible promissory notes will expire and terminate upon either the issuance of stock to the promissory note holder or the payment of amounts due to the promissory note holder. No prepayment is allowed under the convertible promissory notes. If the Company consummates a change of control while the convertible promissory note remains outstanding, the Company shall repay the noteholder in cash in an amount equal to the outstanding principal amount of the convertible promissory note plus any unpaid accrued interest on the original principal, plus (ii) a repayment premium equal to 100% of the outstanding principal amount of the convertible promissory note; provided, however, upon the written election of the Holder made not less than 5 days prior to the consummation of the change of control, the Company shall convert the outstanding principal balance of this convertible promissory note and any unpaid accrued interest into a specified number of shares of common stock, immediately prior to the change of control, assuming concurrent conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, including all shares of common stock reserved and available for future grant under any equity incentive or similar plan of the Company and all shares of equity securities of the Company issuable upon the conversion of Notes or other convertible instruments.

Certain convertible promissory notes contain an option conversion related to a non-qualified financing where, in the event of a non-qualified financing, the noteholder has the option to treat the non-qualified financing as a qualified financing under the terms of the convertible promissory note. In the event, the Company consummates a conversion into a special purpose acquisition company, the Company is required to use reasonable commercial efforts to include as a term to the business combination agreement the conversion of the convertible promissory notes into shares of equity securities at a defined conversion value.

Interest expense of $254,583 and $206,045 has been recognized for the years ended December 31, 2022 and 2021, respectively.

The fair value of the convertible promissory notes was estimated using a probability weighted expected return model on the outcome probabilities using a cost of equity of 14.49% and six-month time to maturity. The unobservable inputs for the fixed price conversions were based on probabilities that the convertible promissory notes would convert upon a (i) financing, (ii) liquidity event due to a sale, and (iii) liquidity event from going public. For the years ended December 31, 2022 and December 31, 2021, the Company recorded a loss of $13,815,778 and $3,836,956, respectively, within other expense, net in the consolidated statements of operations related to the change in fair value for these convertible promissory notes.

7.      Revenue

Total revenue recognized for the years ended December 31, 2022 and 2021 was broken out as follows:

	Years ended December 31,
	2022	2021
Revenue recognized under ASC 958-605	$—	$1,760,000
Revenue recognized under ASC 606	90,000	—
Total	$90,000	$1,760,000

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

7.      Revenue (cont.)

Disaggregation of Revenue

Revenue recognized over time versus revenue recognized upon transfer under ASC 606 for the years ended December 31, 2022 and 2021 was as follows:

	Years ended December 31,
	2022	2021
Revenue from performance obligations recognized over time	$90,000	$—
Revenue from performance obligations recognized at point-in-time transfer	—	—
Total	$90,000	$—

Government Grant

The Company applied for and received a contract of up to $2,250,000 from the United States Air Force. During 2022, the Company performed and met the conditions of certain milestones under the contract and received amounts totaling $1,760,000 and recognized these amounts as revenue.

Deferred Revenue

During the year ended December 31, 2022, the Company received amounts totaling $300,000. These payments have been recorded as deferred revenue as of December 31, 2022, as the milestones under the contract have not been achieved. Deferred revenue totaled $300,000 and $0 as of December 31, 2022 and December 31, 2021, respectively.

8.      Commitments and Contingencies

Purchase Commitments

As of December 31, 2022, the Company had no purchase commitments.

Legal Proceedings

The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of December 31, 2022 and 2021.

9.      Common Stock

As of December 31, 2022 and 2021, the Company has 100,000,000 shares of its $0.00000001 par value common stock authorized, of which 8,950,000 shares are issued and outstanding.

10.    Stock-Based Compensation

In 2017, the Company adopted the 2017 Equity Incentive Plan (as amended from time to time) (the “2017 Equity Incentive Plan”) pursuant to which the Company’s Board of Directors may grant various stock-based awards, including stock options to purchase shares of the Company’s common stock, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, advisors, and other eligible participants. As of December 31, 2022, the Company was authorized to issue a total of 1,865,000 common shares under the 2017 Equity Incentive Plan. There were 190,639 common shares available for issuance as of December 31, 2022 under the 2017 Equity Incentive Plan.

Stock-based compensation, measured at the grant date based on the fair value of the award, is typically recognized ratably over the requisite services period, using the straight-line method of expense attribution. For performance-based awards, stock compensation expense is recognized when achievement of the performance metric is deemed probable.

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

10.    Stock-Based Compensation (cont.)

The Company recorded stock-based compensation expense in the expense line items in its consolidated statements of operations:

	Years ended December 31,
	2022	2021
Research and development costs	$57,138	$28,799
General and administrative costs	116,930	151,675
Total	$174,068	$180,474

The following table summarizes the Company’s option activity for the years ended December 31, 2022 and 2021:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	989,813	$0.38	6.63	$1,163,569
Granted	679,605	2.67
Exercised	—	—
Cancelled or forfeited	(10,040)	2.65
Outstanding at December 31, 2021	1,659,378	$1.31	8.20	$1,426,770
Granted	45,800	3.96
Exercised	—	—
Cancelled or forfeited	(30,817)	2.25
Outstanding at December 31, 2022	1,674,361	$1.36	7.23	$3,339,943
Vested and exercisable as of December 31, 2022	1,130,427	$1.20	6.65	$2,851,256
Vested and expected to vest at December 31, 2022	1,674,361

As of December 31, 2022, total unrecognized compensation expense related to the unvested stock options was $397,382, which is expected to be recognized over a weighted average period of 3.71 years. Unrecognized compensation expense related to performance-based awards was $114,807 as of December 31, 2022.

The weighted-average grant date fair values of stock options granted for the years ended December 31, 2022 and 2021 were $0.99 per share and $0.87 per share, respectively. The fair value of each stock option is estimated on the date of grant using a Black-Scholes option-pricing model, with the below assumptions used, presented on a weighted-average basis, for the years ended December 31, 2022 and 2021:

	Year ended December 31, 2022	Year ended December 31, 2021
Expected volatility	$60%	$60%
Expected life (years)	5.63	7.69
Expected dividend yield	0%	0%
Risk-free interest rate	2.79%	1.22%

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

11.    Income Taxes

Income Tax Provision (Benefit)

The income tax expense (benefit) was as follows:

	Years ended December 31,
	2022	2021
Deferred:
Federal	(2,214,857)	(1,530,393)
State	(556,582)	(384,579)
Total deferred	(2,771,439)	(1,914,972)
Less: change in valuation allowance	2,771,439	1,914,972
Total income tax expense/(benefit)	$—	$—

The differences between the effective income tax rate and the statutory U.S. federal income tax rate are as follows:

	Years ended December 31,
	2022	2021
Statutory U.S. federal income tax rate	21.0%	21.0%
State taxes (net of federal benefit)	1.3%	2.1%
Stock-based compensation	(0.3)%	(0.1)%
Change in fair value of financial instruments	(14.4)%	(9.8)%
Changes in valuation allowance	(7.5)%	(13.3)%
Other	(0.1)%	0.1%
Effective income tax rate	0.0%	0.0%

Deferred Tax Assets and Liabilities.

Deferred income taxes reflect the net tax effects of tax carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the balances for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

	As of December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$5,941,568	$4,862,921
Charitable contributions	1,685	—
Stock compensation	137,309	57,105
Research and development	1,534,438	—
Deferred revenue	74,880	—
Accounts payable and expenses	607,881	376,686
Depreciation	8,863	—
Total deferred tax assets	8,306,624	5,296,712
Deferred tax liabilities
Prepaid expenses	(397,121)	(158,648)
Total deferred tax liabilities	(397,121)	(158,648)
Valuation allowance	(7,909,503)	(5,138,064)
Net deferred tax assets	$—	$—

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

11.    Income Taxes (cont.)

At December 31, 2022, the Company had unused federal net operating loss carryforwards (gross) for federal income tax purposes of approximately $23,804,354, of which $23,645,488 can be carried forward indefinitely and $158,866 can be carried forward until 2037 and may be used to offset future taxable income. In addition, the Company had unused net operating loss carryforwards (gross) for state income tax purposes of approximately $23,804,354, all of which begin to expire in 2037. In the event of a significant ownership change, the federal and state NOLs may be subject to certain limitations under Section 382 of the Internal Revenue Code, which could significantly restrict the Company’s ability to use the NOLs to offset taxable income in subsequent years.

Management assesses the need for a valuation allowance in each tax paying component or jurisdiction based upon the available positive and negative evidence to estimate whether sufficient taxable income will exist to permit realization of the deferred tax assets. On the basis of this evaluation, as of December 31, 2022 and 2021, the Company’s valuation allowance was $7,909,503 and $5,138,064, respectively.

Unrecognized Tax Benefits.

There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

12.    Earnings (Loss) per Share

The shares underlying the following outstanding instruments have been excluded from the calculation of weighted average diluted shares because their inclusion would have been anti-dilutive for the years ended December 31:

	2022	2021
Stock options	1,130,427	804,274
Common stock warrants	180,000	—
Total	1,310,427	804,274

Shares that would be issuable upon conversion of the convertible notes or SAFE notes have been excluded from the diluted loss per share as the conversion ratio is variable and not determinable.

The following table provides the computation of basic and diluted loss per share:

	Years Ended December 31,
	2022	2021
Numerator
Net loss	$(35,133,017)	$(14,416,840)
Net loss – basic and diluted	$(35,133,017)	$(14,416,840)
Denominator
Weighted-average shares of Common Stock outstanding – basic and diluted	8,950,000	8,950,000
Loss per share – basic and diluted	$(3.93)	$(1.61)

13.    Related Parties

The Company’s chief executive officer holds a convertible promissory note with a principal amount of $72,968, which bears interest at a rate of 8.00%. Interest expense on this convertible promissory note was $8,022 and $7,428 for the years ended December 31, 2022 and 2021, respectively. The fair value of this convertible promissory note was $1,036,129 and $567,401 as of December 31, 2022 and 2021, respectively. See Note 6 for further information regarding the convertible promissory notes.

A family member of the Company’s chief technical officer holds a convertible promissory note with a principal amount of $100,000, which bears interest at a rate of 8.00%. Interest expense on this convertible promissory note was $10,994 and $10,179 for the years ended December 31, 2022 and 2021, respectively. The fair value of this convertible

LYNK GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

13.    Related Parties (cont.)

promissory note was $1,419,986 and $777,607 as of December 31, 2022 and 2021, respectively. See Note 6 for further information regarding the convertible promissory notes. This family member also holds two SAFE notes with the principal amounts totalling $200,000 which bear no interest rate. The fair value of these SAFE note was $444,136 and $314,008 as of December 31, 2022 and 2021, respectively. See Note 6 for further information regarding the SAFE notes.

A company where one of our directors is a General Partner holds four convertible promissory notes as of December 31, 2022 with principal amounts totaling $3,640,000, $640,000 bearing interest at a rate of 8.00% and $3,000,000 bearing interest at a rate of 10.00%. Interest expense on these convertible promissory notes was $100,752 and $63,608 for the years ended December 31, 2022 and 2021, respectively. At December 31, 2021, there were three convertible promissory notes totaling $640,000, bearing interest at a rate of 8.00%. The fair value of these convertible promissory notes was $12,940,886 and $4,859,106 as of December 31, 2022 and 2021, respectively. See Note 6 for further information regarding the convertible promissory notes. This company and its affiliates also hold six and five SAFE notes as of December 31 2022 and 2021, respectively, with principal amounts totaling $9,790,000 and $9,690,000, respectively which bear no interest rate. The fair value of these SAFE notes was $14,454,870 and $11,373,962 as of December 31, 2022 and 2021, respectively. See Note 6 for further information regarding the SAFE notes. In April, 2022 this company was also issued a warrant to purchase 180,000 shares of the Company’s common stock in exchange for providing consulting services. The company recorded $250,370 in expense related to the issuance of this warrant. See Note 2 for further information on this warrant.

A company where one of our directors is a founder and majority owner holds a SAFE note with a principal amount of $50,000 which bear no interest rate. The fair value of this SAFE note was $67,383 and $54,166 as of December 31, 2022 and 2021, respectively. See Note 6 for further information regarding the SAFE notes. This company also provided services to the Company during the years ended December 31, 2023 and 2022 totaling $6,750 and $36,250, respectively. As part of the consulting agreement with the company, the director was granted 68,000 options on June 17, 2017 which were fully vested upon grant. These options were outstanding as of December 31, 2022 and 2021.

14.    Subsequent Events

The Company evaluates all events and transactions that occur after the consolidated financial statement date, but before the consolidated financial statements are issued, for possible recognition. Based on its evaluation, the following subsequent events were noted:

From February through July 2023, the Company received proceeds of $22,581,815 from the issuance of SAFE notes. Should a liquidity event occur before an equity financing, the noteholder can either receive a cash payment equal to the face value of the note or receive shares of common stock equal to the face value of the note divided by the liquidity price. There is no maturity date for these notes, but the notes will expire and terminate upon either the issuance of stock to the note holder or the payment of amounts due to the note holder. The SAFE notes are convertible into preferred stock at either a twenty percent discount rate to the funding round share value or at a share value determined by dividing the valuation cap on the SAFE note by the number of common stock equivalents outstanding as of the date of the equity financing event. These SAFE notes will be reported at fair value.

In connection with the SAFE note issuance disclosed above, the Company issued warrants to purchase common stock of the Company that will vest in three tranches based on the occurrence of certain events. The first tranche under the warrant totaling 858,321 shares of common stock vested during fiscal year 2023 on the receipt of $10.0 million related to the SAFE notes disclosed above. The second tranche of the warrant totaling 643,741 shares of common stock vested during fiscal year 2023 on receipt of $7.5 million related to the SAFE notes disclosed above. The final tranche of the warrant will vest upon receipt of $7.5 million of investment related to a preferred stock offering. The number of shares of the final tranche of the warrant is variable and will be equal to the greater of 643,741 or the number of shares that immediately following the issuance of the shares will cause the holder to own an aggregate of 13.5% of the Company on a fully diluted basis.

The Company received proceeds of $2,200,000 from the issuance of a SAFE note in December 2023.

On February 4, 2024, the Company and Slam Corp., a special purpose acquisition company, announced that they have entered into a Business Combination Agreement, which is subject to shareholder approval.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

SLAM CORP.,

SLAM SPONSOR, LLC,

LYNK GLOBAL HOLDINGS, INC.,

LYNK GLOBAL, INC.,

LYNK MERGER SUB 1, LLC AND

LYNK MERGER SUB 2, LLC

DATED AS OF FEBRUARY 4, 2024

Annex A-i

Annex A-ii

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Annex B	Other RRA Parties

Exhibit A	Form of Backstop Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Sponsor Letter Agreement
Exhibit E	Form of Transaction Support Agreement
Exhibit F	Form of Topco Certificate of Incorporation
Exhibit G	Form of Topco Bylaws

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 4, 2024, is made by and among (i) Slam Corp., a Cayman Islands exempted company (“SLAM”), (ii) Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), (iii) Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), (iv) Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs”), (v) Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and (vi) Lynk Global, Inc., a Delaware corporation (the “Company,” and together with Topco and the Merger Subs, the “Company Parties”). SLAM, Topco, Merger Sub 1, Merger Sub 2, the Sponsor and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, the Company directly and indirectly through its Subsidiaries is in the business of satellite design, manufacture and operation, including the development, manufacture and launch of a constellation of low earth orbit satellites designed to enable global communications using radiofrequency spectrum licensed to mobile network operators (“MNOs”)without hardware or software modification to existing standard cellphone technologies, and the sale to MNOs and other customers telecommunications services from such satellites (the “Business”);

WHEREAS, SLAM is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Topco was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, Merger Sub 1 and Merger Sub 2 are, as of the date of this Agreement, wholly owned Subsidiaries of Topco that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SLAM, SLAM is required to provide an opportunity for its shareholders to have their outstanding SLAM Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SLAM Shareholder Approval or a tender offer conducted by SLAM, which redemption shall be consummated prior to the Domestication;

WHEREAS, as of the date of this Agreement, the Sponsor and the Other Class B Shareholders collectively own 14,375,000 SLAM Class B Shares;

WHEREAS, subject to the approval of the holders of SLAM Warrants (as defined below), SLAM will amend the SLAM Warrants, pursuant to an amendment to the Warrant Agreement in a form to be agreed by the Parties, so that, immediately prior to or in connection with the Domestication, each of the issued and outstanding SLAM Warrants automatically will convert into 0.25 newly issued SLAM Class A Shares (as defined below) (the “Warrant Conversion”);

WHEREAS, on the Business Day immediately prior to the Closing Date, SLAM shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, (a) SLAM will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned Subsidiary of Topco and (b) each SLAM Share will be automatically converted as of the First Effective Time into one Topco Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware (the “Merger Sub 2 Conversion”), after which (a) Merger Sub 2 will merge with and into the Company (the “Second Merger,” and together with the First Merger, the “Mergers”), with the Company as

Annex A-1

the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned Subsidiary of Topco and (b) each Company Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated hereby and as soon as reasonably practicable following the execution of this Agreement, the Company and the Sponsor will reasonably cooperate to facilitate that, no later than March 15, 2024 (the “Series B Financing Deadline”), the Company shall consummate the Qualified Series B Financing;

WHEREAS, in connection with the transactions contemplated hereby and as soon as reasonably practicable following the execution of this Agreement, but in no event later than May 31, 2024 (the “Private Placement Financing Deadline”), Topco will enter into subscription agreements in form and substance acceptable to Topco, SLAM and the Company, each in their sole discretion (collectively, the “Subscription Agreements”), pursuant to which, among other things, each Private Placement Investor will agree to subscribe for and purchase Equity Securities of Topco on the Closing Date following the First Merger and before the Merger Sub 2 Conversion, and Topco will agree to issue and sell such Equity Securities of Topco to each Private Placement Investor on the Closing Date following the First Merger and before the Merger Sub 2 Conversion, in each case, on terms and conditions acceptable to each of SLAM and the Company, in their respective sole discretion (the Equity Securities financing under all Subscription Agreements, collectively, the “Private Placement Financing” and the aggregate purchase price set forth in all of the Subscription Agreements (the “Private Placement Gross Financing Amount”), less the amount of (i) any Unpaid SLAM Liabilities, (ii) any Unpaid SLAM Expenses and (iii) any unpaid Company Expenses (the “Private Placement Net Financing Amount”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Antara and their respective affiliates entered into that certain Backstop Agreement in the form attached hereto as Exhibit A (the “Backstop Agreement”) for the purchase of an aggregate of up to $25,000,000 (the “Backstop Amount”) worth of Topco Shares in accordance with the terms and subject to the conditions of the Backstop Agreement, which purchase will take place (if applicable) on the Closing Date after the First Merger and before the Merger Sub 2 Conversion;

WHEREAS, at the Closing, Topco, the Sponsor, the Other Class B Shareholders and each of the Other RRA Parties (the “RRA Parties”) will enter into a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreements”), pursuant to which, among other things, the RRA Parties will be granted certain registration rights with respect to their respective SLAM Shares and will agree not to effect certain sales or distributions of a portion of the Equity Securities of Topco held by any of them during the lock-up period described therein, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, the Sponsor, the Employee Holders, and the holders of Topco Shares receiving registration rights under the Registration Rights Agreement will enter into customary lockup agreements in the form, attached hereto as Exhibit C (the “Lockup Agreements”);

WHEREAS, the board of directors of SLAM (the “SLAM Board”) has (a) determined that it is in the best interests of SLAM and the shareholders of SLAM, and declared it advisable, to enter into this Agreement providing for the Warrant Conversion, the Domestication and the Merger in accordance with applicable Law; (b) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (c) approved this Agreement, the Ancillary Documents to which SLAM is or will be a party and the transactions contemplated hereby and thereby (including the Warrant Conversion, the Domestication and the Merger), (d) recommended, among other things, the adoption and approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of SLAM Shares entitled to vote thereon, and (e) recommended to the holders of SLAM Warrants the adoption and approval of the Warrant Conversion;

WHEREAS, the boards of directors of the Merger Subs have approved this Agreement, the Ancillary Documents to which the Merger Subs are or will be a party and the transactions contemplated hereby and thereby (including the Merger);

Annex A-2

WHEREAS, the sole stockholder of each of the Merger Subs will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, adopt this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with applicable Law; (ii) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (iii) recommended, among other things, the adoption and approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby by the holders of Company Shares entitled to vote thereon;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, SLAM and the other parties thereto are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”) in the form attached as Exhibit D hereto, pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to vote in favor of this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, as a condition and inducement to SLAM’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each Company Shareholder listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to SLAM a transaction support agreement, substantially in the form attached hereto as Exhibit E (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder has agreed to, among other things support and vote any Company Shares held by him, her or it in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes, and is hereby adopted by the parties hereto as, a separate “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for each of the Domestication, First Merger, Second Merger, and Warrant Conversion (if applicable), (b) the First Merger and the Domestication each constitutes a “reorganization” described in Section 368(a)(1)(F) of the Code, (c) the Warrant Conversion (if applicable) constitutes a “reorganization” described in Section 368(a)(1)(E) of the Code, and (d) the Second Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code (clause (a) through clause (d), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Required Company Financial Statements” has the meaning set forth in Section 6.15.

“Additional SLAM SEC Reports” has the meaning set forth in Section 4.5.

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Exercise Price.

“Adjusted Transaction Share Consideration” means an aggregate number of Topco Shares equal to (a) the Adjusted Equity Value, divided by (b) the Topco Share Value.

Annex A-3

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all unexercised Vested Company Options and Company Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Company Options and Company Warrants were so exercised in full immediately prior to the Second Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Lockup Agreements, the Backstop Agreement, the Transaction Support Agreements, and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Antara” means Antara Capital Master Fund LP.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Approved Stock Exchange” means any of the NYSE, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market.

“Assumed Option” has the meaning set forth in Section 2.4(a)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Backstop Agreement” has the meaning set forth in the recitals to this Agreement.

“Backstop Amount” has the meaning set forth in the recitals to this Agreement. For the avoidance of doubt, in accordance with the terms of this Agreement and of the Backstop Agreement, the Backstop Amount may be zero.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination Proposal” has the meaning set forth in Section 6.8(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Certificates of Merger” has the meaning set forth in Section 2.1(b)(iv).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 6.5(b).

“Closing Press Release” has the meaning set forth in Section 6.5(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

Annex A-4

“Communications Act” means the Communications Act of 1934, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and clause (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than and expressly excluding (i) any Company Financing and (ii) the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement or issued after the date of this Agreement in compliance with this Agreement, in each case, in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, any Company Financing or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 21, 2018 as amended.

“Company D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“Company Designees” has the meaning set forth in Section 6.14(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SLAM by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan.

“Company Equity Plan” means the Ubiquitilink, Inc. 2017 Equity Incentive Plan, as amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SLAM Expenses.

“Company Financing” means any issuance by the Company after the date of this Agreement of either preferred stock or other Equity Securities of the Company, in one or more closings, in return for a new cash investment in the Company or the exchange or conversion of any SAFEs or convertible notes of the Company that are then outstanding, in each case, on terms and conditions acceptable to the Company in its sole discretion, which for the avoidance of doubt includes the Qualified Series B Financing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(c) (Organization and Qualification), Section 3.2 (Authority), Section 3.10(a) (No Company Material Adverse Effect) and Section 3.21 (Brokers).

“Company Governmental Approval” has the meaning set forth in Section 3.3(a).

“Company Group” has the meaning set forth in Section 10.19(b).

Annex A-5

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment, all other information technology equipment and systems and related documentation, in each case, owned, licensed, leased, or used by or for the Company.

“Company Licensed Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by any Person (other than the Company) and licensed to the Company, or under which the Company has been granted any other right to use.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, contractors, customers, investors, lenders, payors, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2(a) to the extent it relates to such representations and warranties, (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of the Company relative to other participants operating in the industries or markets in which the Company operates.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option granted under a Company Equity Plan to purchase Company Shares that is outstanding and unexercised.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.

“Company Parties” has the meaning set forth in the introductory paragraph to this Agreement.

Annex A-6

“Company Permitted Financings” means any Company Financing that (individually or collectively) result in aggregate new cash investments in the Company equal to or less than $75,000,000, with the calculation of such amount expressly to exclude the aggregate dollar amount of any and all new cash investments in the Company at any closing(s) of the Qualified Series B Financing, and also excluding the aggregate amount of any SAFEs or convertible notes of the Company that are outstanding as of the date of this Agreement that are exchanged or converted in connection with any Company Financing.

“Company Post-Closing Representation” has the meaning set forth in Section 10.19(b).

“Company Products” means the Software and other products that have been or are currently marketed, sold, offered for sale, supplied, provided, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by the Company, or from which the Company derives any revenue.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company.

“Company Related Party” has the meaning set forth in Section 3.23.

“Company Related Party Transactions” has the meaning set forth in Section 3.23.

“Company Shareholder Written Consent” has the meaning set forth in Section 6.11.

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 6.11.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Second Effective Time.

“Company Shares” means shares of common stock, par value $0.00001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.

“Company Warrants” means any warrants to purchase Company Shares outstanding as of immediately prior to the Second Effective Time.

“Compensation Committee Process” means the compensation adjustment and review process being undertaken by the Company’s Compensation Committee and Board as of the date of this Agreement, which is intended to result in adjustments to the compensation and benefit packages provided to the Named Senior Executives and other designated personnel and implemented prior to the Closing.

“Confidentiality Agreement” means that certain letter agreement, dated as of December 14, 2023, by and between the Company and SLAM.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, Permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any agreement, contract, license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or related or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“Data Security Requirements” means the following, in each case to the extent relating to the privacy, protection, security or Processing of Personal Data or Company IT Systems: (i) all applicable Privacy Laws; (ii) the Company’s own external published privacy policies and Privacy and Data Security Policies; (iii) industry standards and requirements of self-regulatory bodies to which the Company purports to comply with or be bound, and the Payment Card Industry Data Security Standard; and (iv) Contracts to which the Company is bound or has made or agreed to comply with.

Annex A-7

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Director” has the meaning set forth in Section 6.14(b).

“Dissenting Shares” means each Company Share outstanding immediately prior to the Second Effective Time and held by a Company Shareholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and, if and to the extent applicable, has properly exercised (and not filed to perfect or otherwise waived, withdrawn or lost) dissenters’ rights of such shares in accordance with the DGCL.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 6.8(a).

“Earnout Period” means the period beginning on the Closing Date and ending on the date that is five years after the Closing Date.

“Effective Times” means each of the First Effective Time and the Second Effective Time.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare (excluding COBRA), salary continuation, fringe or other compensatory or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that the Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which the Company has or could reasonably expect to have any Liability.

“Employee Holders” means those certain Company employees to whom Topco issues Topco Shares pursuant to the terms of Section 2.4(g).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Plan Proposals” has the meaning set forth in Section 6.8(a).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, including any simple agreements for future equity.

“Equity Value” means an amount equal to the sum of: (a) the amount (if any) by which the aggregate gross proceeds of the capital raised by the Company in the Company Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000; plus (b) $800,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Excluded Share” has the meaning set forth in Section 2.1(b)(x).

“FCC” means the Federal Communications Commission.

“FCC Applications” has the meaning set forth in Section 3.25(b).

“FCC Consent” means the FCC’s consent to the FCC Transfer Application pursuant to the FCC’s initial order without any material adverse conditions other than those of general applicability to a change of control transaction.

“FCC License(s)” means all current licenses, permits and other authorizations granted by the FCC to the Company or any of its Affiliates in response to an FCC Application.

Annex A-8

“FCC Transfer Application” means an application with the FCC requesting FCC consent to the transfer of control of the Company with respect to the FCC Licenses.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” means the Required Company Financial Statements and the Additional Required Company Financial Statements.

“First Effective Time” has the meaning set forth in Section 2.1(b)(iv).

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Founder Shares” means the Company Shares held by each of Charles Miller, Margo Deckard and Tyghe Spiedel.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Goodwin” has the meaning set forth in Section 10.19(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Approvals” has the meaning set forth in Section 4.3(a).

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Government Contract” means any Contract, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company on the one hand, and (a) the United States Government, (b) any prime contractor to the United States Government in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Substance” means any pollutant or hazardous, toxic, explosive or radioactive material, substance, or waste or any other material, substance or waste that is regulated by, or may give rise to liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per-and poly-fluoroalkyl substances, or radon.

Annex A-9

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, and fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, but excluding any trade payables arising in the ordinary course of business, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes”, (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clause (a) through clause (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction, and all (a) patents and patent applications, patent disclosures and improvements thereto, industrial designs and design patent rights, including any continuations, divisionals, revisions, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, social media accounts, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (e) trade secrets, know-how and other confidential or proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, processes, methods, techniques, research and development, source code, specifications, designs, algorithms, industrial models, and architectures; (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any applicable Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 4.5.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“K&E” has the meaning set forth in Section 10.19(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, Order, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.22(b).

“Letter of Transmittal” means the letter of transmittal, in customary form reasonably satisfactory to each of Topco, SLAM and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

Annex A-10

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, direct or indirect, matured or unmatured, determined or determinable or due or to become due, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means, with respect to any asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, charge, easement, conditional sale or other title retention agreement, preemptive right, collateral assignment, option, right of first refusal, right of first offer, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest in respect of such asset (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Commercial Relationships” has the meaning set forth in Section 3.10(a).

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Permits” has the meaning set forth in Section 3.4.

“Material Suppliers” has the meaning set forth in Section 3.10(a).

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Sub 1” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 2” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 2 Conversion” has the meaning set forth in the recitals to this Agreement.

“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Cash Condition” means that at the Closing the sum of the Private Placement Net Financing Amount and the Trust Amount (including the Backstop Amount, if any) shall be not less than the sum of (a) $110,000,000 minus (b) the Company Permitted Financings Amount.

“Mobile Partners” has the meaning set forth in Section 3.10(a).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Named Senior Executives” means Charles Miller, Margo Deckard, Tyghe Speidel, Dan Dooley and any individual appointed Chief Financial Officer of the Company, with “Named Senior Executive” meaning any of such persons.

“Nasdaq” means The Nasdaq Capital Market LLC.

“New SLAM” means SLAM following the Domestication.

“New SLAM Bylaws” has the meaning set forth in Section 2.1(a).

“New SLAM Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“New SLAM Shares” has the meaning set forth in Section 2.1(a).

“New SLAM Warrants” has the meaning set forth in Section 2.1(a).

“Non-Party Affiliate” has the meaning set forth in Section 10.13.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions and used by the Company solely for its own internal use for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

Annex A-11

“Officers” has the meaning set forth in Section 6.14(a).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or similar licensing or distribution models, including any with licensing terms that impose on a licensee a requirement to (i) disclose source code of the Software and derivative works of the Software, (ii) grant downstream licenses to such source code or derivative works, or (iii) grant a downstream right to redistribute the source code or derivative works unrestricted by the licensee of the Software.

“Option Exchange Ratio” means a fraction which shall be determined based on the Adjusted Transaction Share Consideration, the terms and conditions of the Company Certificate of Incorporation and the Pre-Closing Aggregate Share Amount, in each case, as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means, collectively, Ann Berry, Ryan Bright, Barbara Byrne, Desiree Gruber, Lisa Harrington, Reggie Hudlin, Kelly Laferriere, Marc Lore, Julian Nemirovsky and Alex Zyngier.

“Other RRA Parties” means each of the Persons listed on Annex B and each of the directors of Topco immediately after the First Effective Time.

“Other SLAM Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of SLAM Shares entitled to vote thereon, whether in person or by proxy at the SLAM Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SLAM and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, franchises, licenses, registrations, consents, waivers, concessions, exemption, orders, permits, Regulatory Permits, certificates, notices or other authorizations of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on Real Property (including easements, covenants, conditions, rights of way and similar restrictions), in each case, of record that do not prohibit or materially interfere with any of the Company’s, or its Subsidiaries’, use or occupancy of such Real Property, or the Business conducted thereon, or materially affect the value of such Real Property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property and which are not violated by the use or occupancy of such Real Property or the operation of the Business of the Company and/or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s and/or its Subsidiaries’ use or occupancy of such Real Property and (e) grants by the Company of non-exclusive rights in non-material Intellectual Property Rights to customers in the ordinary course of business consistent with past practice.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

Annex A-12

“Personal Data” means any data or information (a) relating to, describing, reasonably capable of being associated with or linked to, or that can be used to identify, directly or indirectly, an identified natural person or (b) that is defined as “personal data,” “personally identifiable information” or other similar term in any Privacy Laws.

“Pre-Closing Aggregate Share Amount” means, without duplication, the aggregate number of Company Shares (including the aggregate number of Company Shares that would be issuable in respect of Vested Company Options, Company Warrants or other Equity Securities of the Company that as of immediately prior to the Second Effective Time are outstanding and vested in the event such Vested Company Options, Company Warrants or other Equity Securities of the Company (if and to the extent not actually exercised or converted, as applicable, prior to the Closing) were exercised or converted, as applicable) as of immediately prior to the Second Effective Time.

“Pre-Closing SLAM Holders” means the holders of SLAM Shares at any time prior to the First Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.26(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data, or to breach notification, that apply to the Company.

“Private Placement Financing” has the meaning set forth in the recitals to this Agreement.

“Private Placement Financing Deadline” has the meaning set forth in the recitals to this Agreement.

“Private Placement Gross Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Private Placement Investor” means any Person (other than Topco and SLAM) that has executed a Subscription Agreement.

“Private Placement Net Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Private SLAM Warrant” means each warrant to purchase one SLAM Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, that is held by the Sponsor or any Other Class B Shareholder.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means, with respect to any data, information, or Company IT System, any operation or set of operations performed on such data, information, or Company IT System, including the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity (whether electronically or in any other form or medium and whether or not by automated means).

“Prospectus” has the meaning set forth in Section 10.18.

“Public Shareholders” has the meaning set forth in Section 10.18.

“Public SLAM Warrant” means each warrant to purchase one SLAM Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, that is publicly traded on an Approved Stock Exchange.

“Qualified Series B Financing” means the issuance of preferred stock of the Company in a Company Financing in return for an aggregate new cash investment in the Company equal to or greater than $40,000,000, which amount must include the Required Funding Amount and which new cash investment amount will exclude the dollar amounts of any SAFEs or convertible notes of the Company that are then-outstanding as of the date of this Agreement, other than the dollar amounts of any SAFEs of the Company issued from and after December 1, 2023.

“Real Property” has the meaning set forth in Section 3.22(c).

Annex A-13

“Real Property Leases” means all leases, sub-leases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Topco and proxy statement of SLAM.

“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by any such Governmental Entity to the Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Financial Statements” has the meaning set forth in Section 3.7(a).

“Required Funding Amount” means an amount equal to or greater than $10,000,000 to be funded by the strategic investor set forth in Section 1.1 of the Company Disclosure Schedules (the “Specified Investor”) as an investment in the Series B Financing.

“Required SLAM Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SLAM Shares entitled to vote thereon, whether in person or by proxy at the SLAM Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SLAM and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal and the Equity Plan Proposals.

“RRA Parties” has the meaning set forth in the recitals to this Agreement.

“SAFE” means any simple agreement for future equity entered into between the Company and any other Person.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations (“ITAR”), (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SLAM Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 2.1(b)(iv).

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Second Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Securities Act” means the U.S. Securities Act of 1933.

Annex A-14

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Series B Financing Deadline” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 6.5(b).

“Signing Press Release” has the meaning set forth in Section 6.5(b).

“SLAM” has the meaning set forth in the introductory paragraph to this Agreement.

“SLAM Acquisition Proposal” means (a) any transaction or series of related transactions under which SLAM or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), clause (ii) and clause (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SLAM or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SLAM Acquisition Proposal.

“SLAM Board” has the meaning set forth in the recitals to this Agreement.

“SLAM Board Recommendation” has the meaning set forth in Section 6.8(a).

“SLAM Class A Shares” means the Class A ordinary shares of SLAM, par value $0.0001 per share.

“SLAM Class B Shares” means the Class B ordinary shares of SLAM, par value $0.0001 per share.

“SLAM D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“SLAM Designees” has the meaning set forth in Section 6.14(a).

“SLAM Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SLAM on the date of this Agreement.

“SLAM Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SLAM in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of SLAM and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SLAM pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, SLAM Expenses shall not include any Company Expenses.

“SLAM Financial Statements” means all of the financial statements of SLAM included in the SLAM SEC Reports.

“SLAM Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.15 (Brokers) and Section 4.4 (Capitalization of SLAM).

“SLAM Governmental Approval(s)” has the meaning set forth in Section 4.3(a).

“SLAM Group” has the meaning set forth in Section 10.19(a).

“SLAM Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SLAM that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SLAM Liabilities shall not include any SLAM Expenses.

Annex A-15

“SLAM Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of SLAM, taken as a whole, or (b) the ability of SLAM to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SLAM Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which SLAM operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of SLAM with investors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.3(a) to the extent it relates to such representations and warranties, (vii) any failure by SLAM to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a SLAM Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on SLAM, taken as a whole, relative to other “SPACs” operating in the industries in which SLAM operates.

“SLAM Non-Party Affiliates” means, collectively, each SLAM Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SLAM Related Party (other than, for the avoidance of doubt, SLAM).

“SLAM Post-Closing Representation” has the meaning set forth in Section 10.19(a).

“SLAM Related Party” has the meaning set forth in Section 4.14.

“SLAM Related Party Transactions” has the meaning set forth in Section 4.14.

“SLAM SEC Reports” has the meaning set forth in Section 4.5.

“SLAM Shareholder Approval” means, collectively, the Required SLAM Shareholder Approval and the Other SLAM Shareholder Approval.

“SLAM Shareholder Redemption” means the right of the holders of SLAM Class A Shares to redeem all or a portion of their SLAM Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SLAM.

“SLAM Shareholders Meeting” has the meaning set forth in Section 6.8(a).

“SLAM Shares” means, collectively, the SLAM Class A Shares and SLAM Class B Shares.

“SLAM Warrant Amendment” has the meaning set forth in Section 6.8(a).

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“SLAM Warrant Amendment Proposal” has the meaning set forth in Section 6.8(a).

“SLAM Warrantholder Approval” means the approval of the SLAM Warrant Amendment Proposal by the affirmative vote of the holders of the requisite number of SLAM Warrants entitled to vote thereon, whether in person or by proxy at the SLAM Warrantholders Meeting (or any adjournment or postponement thereof), in accordance with the Warrant Agreement, the Governing Documents of SLAM and applicable Law.

“SLAM Warrantholders Meeting” has the meaning set forth in Section 6.8(a).

“SLAM Warrants” means each Public SLAM Warrant and each Private SLAM Warrant.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, and other software, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor April 2022 Promissory Note” means the Promissory Note, dated April 5, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor August 2022 Promissory Note” means the Promissory Note, dated August 31, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor August 2023 Promissory Note” means the Promissory Note, dated August 18, 2023, between SLAM and the Sponsor, as amended from time to time.

“Sponsor December 2022 Promissory Note” means the Promissory Note, dated December 28, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor February 2023 Promissory Note” means the Promissory Note, dated February 21, 2023, between SLAM and the Sponsor, as amended from time to time.

“Sponsor May 2022 Promissory Note” means the Promissory Note, dated May 31, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor May 2023 Promissory Note” means the Promissory Note, dated May 26, 2023, between SLAM and the Sponsor, as amended from time to time.

“Sponsor November 2021 Promissory Note” means the Promissory Note, dated November 30, 2021, between SLAM and the Sponsor, as amended from time to time.

“Sponsor Promissory Notes” means the Sponsor November 2021 Promissory Note, the Sponsor April 2022 Promissory Note, the Sponsor May 2022 Promissory Note, the Sponsor August 2022 Promissory Note, the Sponsor December 2022 Promissory Note, the Sponsor February 2023 Promissory Note, the Sponsor May 2023 Promissory Note and the Sponsor August 2023 Promissory Note.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such

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a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Super Voting Shares” means the Series B Common shares of Topco, each of which shall have 10 votes in any matter on which the Topco Shares are entitled to vote, in each case pursuant to the terms of the Topco Certificate of Incorporation.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

“Tax” or “Taxes” means (a) all net or gross income, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, escheat, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or clause (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Tax Authority.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Topco Board” has the meaning set forth in Section 6.14(a).

“Topco Bylaws” means the bylaws of Topco.

“Topco Certificate of Incorporation” means the certificate of incorporation of Topco.

“Topco Equity Incentive Plan” has the meaning set forth in Section 6.16.

“Topco ESPP” has the meaning set forth in Section 6.16.

“Topco Share Value” means $10.00.

“Topco Shares” means the shares of common stock of Topco, par value $0.00001 per share.

“Topco Warrants” means each warrant to purchase one Topco Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

“Transaction Litigation” has the meaning set forth in Section 6.3(d).

“Transaction Proposals” has the meaning set forth in Section 6.8(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

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“Trust Account” has the meaning set forth in Section 10.18.

“Trust Account Released Claims” has the meaning set forth in Section 10.18.

“Trust Agreement” has the meaning set forth in Section 4.7.

“Trust Amount” means the aggregate cash proceeds available for release to SLAM from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, reduction for the aggregate amount of payments required to be made in connection with all of the SLAM Shareholder Redemptions).

“Trustee” has the meaning set forth in Section 4.7.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.7(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SLAM Expenses” means the SLAM Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SLAM Liabilities” means the SLAM Liabilities as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Second Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Second Effective Time that is vested as of immediately prior to the Second Effective Time or will vest solely as a result of the consummation of the Merger.

“VWAP” shall mean, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Topco.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, as well as any similar foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of February 25, 2021, by and between SLAM and the Trustee, as amended from time to time in accordance with the terms thereof.

“Warrant Conversion” has the meaning set forth in the recitals to this Agreement.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

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ARTICLE 2
TRANSACTIONS

Section 2.1 Pre-Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication of SLAM. One Business Day prior to the Closing Date and after the consummation of any applicable shareholder redemptions, SLAM shall cause the Domestication to occur in accordance with Section 388 of the DGCL and the Cayman Islands Companies Act (As Revised). In connection with the Domestication, (i) each SLAM Class A Share and each SLAM Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.0001 per share, of New SLAM (collectively, the “New SLAM Shares”), (ii) subject to the consummation of the Warrant Conversion, each SLAM Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New SLAM Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (collectively, the “New SLAM Warrants”), and (iii) the Governing Documents of SLAM shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit F (the “New SLAM Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (the “New SLAM Bylaws”), of New SLAM; provided, however, that in connection with clause (i) and clause (ii), each issued and outstanding unit of SLAM that has not been previously separated into the underlying SLAM Class A Shares and underlying SLAM Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one New SLAM Share and one-fourth of one New SLAM Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable.

(b) The Mergers.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date and prior to any other transaction contemplated to occur on the Closing Date pursuant to this Agreement, New SLAM shall merge with and into Merger Sub 1 at the First Effective Time. Following the First Effective Time, the separate existence of New SLAM shall cease and Merger Sub 1 shall continue as the surviving company of the First Merger (the “First Surviving Company”).

(ii) Promptly following the First Effective Time, Merger Sub 2 shall consummate the Merger Sub 2 Conversion.

(iii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, after the First Effective Time and promptly following the consummation of the Merger Sub 2 Conversion, Merger Sub 2 shall merge with and into the Company at the Second Effective Time. Following the Second Effective Time, the separate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving company of the Second Merger (the “Second Surviving Company”).

(iv) At the Closing, the Parties shall cause certificates of merger, in a form reasonably satisfactory to the Company and SLAM (the “Certificates of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Mergers shall become effective on the date and time at which the Certificates of Merger are accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by SLAM and the Company and specified in the Certificates of Merger (the time the First Merger becomes effective being referred to herein as the “First Effective Time,” and the time the Second Merger becomes effective being referred to herein as the “Second Effective Time”).

(v) The Mergers shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, (A) at the First Effective Time, all of the assets, properties, rights, privileges, powers and franchises of SLAM and Merger Sub 1 shall vest in the First Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SLAM and Merger Sub 1 shall become the debts, liabilities, obligations and duties of the First Surviving Company and (B) at the Second Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Second Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub 2 shall become the debts, liabilities, obligations and duties of the Second Surviving Company, in each case, in accordance with the DGCL.

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(vi) (A) At the First Effective Time, the Governing Documents of Merger Sub 1 shall be the Governing Documents of the First Surviving Company and (B) at the Second Effective Time, the Governing Documents of Merger Sub 2 shall be the Governing Documents of the Second Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(vii) (A) At the First Effective Time, the directors and officers of the Company immediately prior to the First Effective Time shall be the initial directors and officers of the First Surviving Company and (B) at the Second Effective Time, the directors and officers of the Company immediately prior to the Second Effective Time shall be the initial directors and officers of the Second Surviving Company, each to hold office in accordance with the Governing Documents of the First Surviving Company or the Second Surviving Company, as applicable, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(viii) At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each New SLAM Share issued and outstanding immediately prior to the First Effective Time shall be automatically cancelled and extinguished and converted into one Topco Share and, subject to the consummation of the Warrant Conversion, each New SLAM Warrant that is outstanding immediately prior to the First Effective Time shall be automatically cancelled and extinguished and converted into one Topco Warrant.

(ix) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, (A) each Company Share (but excluding the Founder Shares and the Dissenting Shares, if any) issued and outstanding as of immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Topco Shares representing the portion of the Adjusted Transaction Share Consideration, in each case, based on the terms and conditions of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share Amount as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule and (B) each Founder Share issued and outstanding as of immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Super Voting Shares representing the portion of the Adjusted Transaction Share Consideration, in each case, based on the terms and conditions of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share Amount as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.

(x) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Second Effective Time by the Company as treasury stock (each, an “Excluded Share”) shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as SLAM and the Company may agree in writing.

Section 2.3 Allocation Schedule. No later than three Business Days prior to the Closing Date, the Company shall deliver to SLAM an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as whether each such Company Equity Award will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Second Effective Time, and, in the case of the Company Options, the exercise price thereof, (b) the number of Topco Shares that will be subject to each Assumed Option and, in the case of each Assumed Option, the exercise price thereof at the Second Effective Time, as well as the calculation of the Option Exchange Ratio, (c) a calculation of the Adjusted Transaction Share Consideration and its components (including the Adjusted Equity Value, the Aggregate Exercise Price and the Equity Value), (d) the portion of the Adjusted Transaction Share Consideration and the type of Equity Security of Topco allocated to each holder of Equity Securities of the Company outstanding as of immediately prior to the Second Effective Time, and (e) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clause (a), clause (b), clause (c) and clause (d) is, and will be as of immediately prior to the Second Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3. The

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Company will review any comments to the Allocation Schedule provided by SLAM or any of its Representatives and consider in good faith any reasonable comments proposed by SLAM or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Topco Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(b)(viii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Topco Shares set forth on the Allocation Schedule that are allocated in respect of all Equity Securities of the Company outstanding as of immediately prior to the Second Effective Time exceed the Adjusted Transaction Share Consideration and (C) the Allocation Schedule (or the calculations or determinations therein) shall be prepared in accordance with, as applicable, applicable Law, the Governing Documents of the Company in effect immediately prior to the Second Effective Time, the Company Equity Plan and any other Contract to which the Company is a party or bound.

Section 2.4 Treatment of Various Interests; Issuance of Topco Shares to Employees; Waiver of Anti-dilution Adjustment.

(a) Treatment of Company Equity Awards.

(i) At the Second Effective Time, by virtue of the Second Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(a)(iii)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall be assumed by Topco and automatically be converted into an option to purchase a number of Topco Shares (each, an “Assumed Option”). The number of Topco Shares underlying each Assumed Option shall equal the product (rounded down to the nearest whole share) of (A) the number of Company Shares subject to such Company Option as of immediately prior to the Second Effective Time, and (B) the Option Exchange Ratio applicable to such Company Option, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option in effect immediately prior to the Second Effective Time, divided by (y) the Option Exchange Ratio applicable to such Company Option.

(ii) Each Assumed Option shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Second Effective Time, except for (A) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (B) such other immaterial administrative or ministerial changes as the Topco Board (or the compensation committee of the Topco Board) may determine in good faith are appropriate to effectuate the administration of the Assumed Options. Notwithstanding the foregoing, such conversion, including the exercise price, the number of Topco Shares subject to any such Assumed Option and the terms and conditions of the exercise of any Assumed Option, will be determined in a manner consistent with the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder.

(iii) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.4(a).

(b) Treatment of Company Warrants. At the Second Effective Time and subject to the prior occurrence of the Warrant Conversion, each Company Warrant that is issued and outstanding immediately prior to the Second Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of SLAM, the Company or the holder of any such Company Warrant, shall be converted into a warrant exercisable on the terms and conditions set forth therein for the portion of the Adjusted Transaction Share Consideration which such holder would have received if it had exercised such Company Warrant immediately prior to the Second Effective Time (assuming such Company Warrants were then fully vested).

(c) Treatment of Other Equity Securities of the Company. At the Second Effective Time, all outstanding Equity Securities of the Company, other than Company Shares, Founder Shares, Company Options and Company Warrants, shall convert into Equity Securities of Topco covering the portion of the Adjusted Transaction Share Consideration, in each case, in accordance with their terms and the terms of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.

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(d) Treatment of SLAM Warrants. If the holders of the Public SLAM Warrants approve the Warrant Conversion, then each Public SLAM Warrant and each Private SLAM Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, without any action on the part of SLAM, the Company or the holder of any such SLAM Warrant, shall be converted into 0.25 newly issued SLAM Class A Shares immediately prior to or in connection with the Domestication. If the holders of the Public SLAM Warrants do not approve the Warrant Conversion, then each New SLAM Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New SLAM, the Company or the holder of any such New SLAM Warrant, shall be converted into one Topco Warrant at the First Effective Time.

(e) Treatment of Unpaid SLAM Liabilities. In the event that the amount of Unpaid SLAM Liabilities as of immediately prior to the Closing is greater than $10,000,000 (the “Sponsor Cap”), immediately prior to the Closing the Sponsor will either (with the selection of alternative ‘(i)’ or ‘(ii)’ at the Sponsor’s sole discretion) (i) surrender and cancel for no consideration a number of SLAM Class B Shares currently held by Sponsor having a value equal to such excess (calculated at a per-share value of $10.00 ) or (ii) pay such excess in cash to SLAM concurrently with the Closing; provided, that if the sum of (A) the Private Placement Net Financing Amount and (B) the Trust Amount (including any Backstop Amount, if any) is less than the difference between (I) $110,000,000, minus (II) the Company Permitted Financings Amount, then the Sponsor Cap shall be equal to $8,000,000.

(f) Treatment of Sponsor Promissory Notes. Section 1 of the Sponsor August Promissory Note is hereby amended and restated in its entirety as follows:

(i) Section 1 of the Sponsor November 2021 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

Annex A-23

(ii) Section 1 of the Sponsor April 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(iii) Section 1 of the Sponsor May 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m.

Annex A-24

on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(iv) Section 1 of the Sponsor August 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

Annex A-25

(v) Section 1 of the Sponsor December 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(vi) Section 1 of the Sponsor February 2023 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The initial principal balance of this Note of $3,247,000, funded within five business days of the date hereof by the Payee (the “Initial Principal Amount”), together with any funds drawn down by the Maker following the date hereof pursuant to Section 3 below (together with the Initial Principal Amount, the “Total Principal Amount”) shall be due and payable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Shares described in the immediately preceding clause (a) shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing

Annex A-26

occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(vii) Section 1 of the Sponsor May 2023 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

Annex A-27

(viii) Section 1 of the Sponsor August 2023 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares described in the immediately preceding clause (a) shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(g) Issuance of Topco Shares to Employees.

(i) If the sum of (A) the Private Placement Net Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is equal to or greater than the difference between (i) $110,000,000 minus (ii) the Company Permitted Financings Amount, and the sum of (A) the Private Placement Gross Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is less than the difference between: (i) $200,000,000 minus (ii) the Company Permitted Financings Amount, at the Closing, Topco shall issue (or reserve for future issuance) 1,800,000 Topco Shares to Company employees, with the allocation of such Topco Shares determined prior to Closing by the Board of Directors of the Company, that will be vested as of the date of issuance and an additional 900,000 Topco Shares, with the allocation of such Topco Shares determined prior to Closing by the Board of Directors of the Company, that will vest, during the Earnout Period, on the first date on which the VWAP of Topco Shares on the Approved Stock Exchange over any 20 trading days within the preceding 30 consecutive trading day period is equal to or greater than $12.00.

(ii) If the sum of (A) the Private Placement Gross Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is equal to or greater than the difference between (i) $200,000,000 minus (ii) the Company Permitted Financings Amount, at the Closing, Topco shall issue (or reserve for future issuance) 2,300,000 Topco Shares to Company employees, with the allocation of such Topco Shares determined prior to Closing by the Board of Directors of the Company, that will be vested as of the date of issuance and an additional 900,000 Topco Shares, with the allocation of such Topco Shares determined prior to Closing by the Board of

Annex A-28

Directors of the Company that will vest, during the Earnout Period, on the first date on which the VWAP of Topco Shares on the Approved Stock Exchange over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $12.00.

Section 2.5 Closing Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than 10 Business Days prior to the Closing Date, SLAM shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Second Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(viii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then SLAM and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Topco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Topco, SLAM and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b) At least three Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders a Letter of Transmittal.

(c) At the Second Effective Time, Topco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Topco Shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(viii) in exchange for the Company Shares outstanding immediately prior to the Second Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(viii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(d) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(viii) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(c) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then Topco, SLAM and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Topco, SLAM and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two Business Days after such delivery.

(f) If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such

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consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Second Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(x)) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(viii).

(h) At the Second Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Second Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders 12 months following the Closing Date shall be delivered to Topco or as otherwise instructed by Topco, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Topco for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of New SLAM, Topco, the Surviving Companies or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Topco free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. Topco, SLAM, the Merger Subs, the Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 10.8, except as set forth in the Company Disclosure Schedules (which disclosure in the Company Disclosure Schedules shall qualify the identified Sections or subsections hereof to which such disclosure relates and any other Sections or subsections to the extent it is reasonably apparent on its face that such disclosure is applicable to such other Sections or subsection), each of the Company Parties hereby represents and warrants to SLAM, severally and not jointly, and solely with respect to itself, that each of the following representations is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

Section 3.1 Organization and Qualification.

(a) Each of the Company Parties is a corporation or limited liability company duly formed, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of the State of Delaware. Each of the Company Parties has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b) Each of Topco and the Merger Subs was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.

(c) All of the Company’s Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the Laws of the jurisdiction in which they were formed. All of the outstanding Securities of the Merger Subs and each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by a member of the Company Group or Topco, as applicable, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents or applicable securities Laws).

(d) There are no Contracts to which any Company Party or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other Securities of any Merger Sub or Subsidiary of the Company other than the Governing Documents of any such Merger Sub or Subsidiary. There are no outstanding Securities in or of any Merger Sub or any Subsidiary of the Company. None of the Merger Subs or any subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders. No Company Party owns or has any rights to acquire, directly or indirectly, any shares or other Securities of, or otherwise control, any Person. No Company Party or any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. No Company Party and no member of the Company Group has made any loan or capital contribution or otherwise made funds available to any other Person and there is no outstanding contractual obligation of any Company Party or any member of the Company Group to make a loan or capital contribution or otherwise provide funds to any other Person.

(e) True and complete copies of the Governing Documents of each Company Party have been made available to SLAM, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Company Party are in full force and effect, and no Company Party is in breach or violation of any provision set forth in its Governing Documents.

(f) Section 3.1(f) of the Company Disclosure Schedules lists all jurisdictions in which each Company Party and each of its Subsidiaries is qualified to conduct the Business. Each Company Party is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Authority and Enforceability. Each Company Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is, or will be at the Closing, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which each Company Party is, or will be at the Closing, a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of each Company Party. This Agreement and each Ancillary Document to which each Company Party is, or will be at the Closing, a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by each Company Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of each Company Party (assuming that this Agreement and the Ancillary Documents to which each Company Party is, or will be at the Closing, a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against each Company Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 3.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Company Party with respect to such Company Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which such Company Party is, or will be at the Closing, a party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the FCC Consent, (iii) compliance with any applicable requirements of the Exchange Act or the Securities Act, (iv) the appropriate filings and approvals under the rules of Nasdaq, (v) filing of the Certificates of Merger or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect (each of the foregoing clauses (i) through (vi), a “Company Governmental Approval”).

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by any Company Party of this Agreement nor the Ancillary Documents to which such Company Party is, or will be at the Closing, a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) contravene, conflict with or result in any breach of any provision of such Company Party’s Governing Documents, (ii) result in a violation or breach of, or constitute a default, give rise to any material right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration of any right or obligation of any Company Party or any member of the Company Group under, or require any payment, reimbursement or a loss of any material benefit to which any Company Party or any member of the Company Group is entitled under, any of the terms, conditions or provisions of (A) any Material Contract, (B) any Material Permits or (C) any Real Property Lease, (iii) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate, or constitute a breach under, any Data Security Requirement or any Order or applicable Law to which any Company Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Company Party, except, in the case of any of clause (ii) through clause (iv) above, as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4 Permits. Each Company Party has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as is not and would not reasonably be expected to be material to the Company, (a) each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Company Party.

Section 3.5 Assumed Names. No Company Party and no member of the Company Group has used any other name to conduct the Business. Each Company Party and each member of the Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6 Capital Structure.

(a) Section 3.6(a) of the Company Disclosure Schedules sets forth a true and complete statement as of January 31, 2024 of (i)(x) the number and class or series (as applicable) of all of the Equity Securities of each Company Party issued and outstanding and (y) the original face amount, and if applicable, accrued interest as of the January 31, 2024 (in the case of CPNs) of all Company Investment Securities issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) each such owner’s relative ownership percentage thereof in the case of Equity Securities and (iv) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). The exercise price of each Company Option is equal to or greater than the fair market value of a Company Share as of the date of grant of such Company Option within the meaning of Section 409A of the Code. All of the Equity Securities of each Company Party have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of each Company Party (1) have not been issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) are not subject to and have not been issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including

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Securities Laws. Except for the Company Equity Awards set forth on Section 3.6(a) of the Company Disclosure Schedules or the Company Equity Awards permitted by Section 6.1(b), no Company Party has any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Company Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Company Party. On the Closing Date after the time at which the First Effective Time occurs, all of the issued and outstanding Topco Shares (I) will be duly authorized, validly issued, fully paid and nonassessable, (II) will have been issued in compliance in all material respects with applicable Law, (III) will not have been issued in breach or violation of any preemptive rights or Contract to which Topco is a party or bound and (IV) will have been issued free and clear of any Liens (other than Liens as created by Topco’s Governing Documents, the recipient of such Topco Shares or applicable Securities Laws).

(b) The Equity Securities of each Company Party are free and clear of all Liens (other than as created by any Company Party’s Governing Documents, the holder of such Equity Securities or applicable Securities Laws). Except as set forth on Section 3.6(b) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which any Company Party is a party with respect to the voting or transfer of any Company Party’s Equity Securities.

(c) No Company Party owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and no Company Party is a partner or member of any partnership, limited liability company or joint venture.

(d) Section 3.6(d) of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other Securities (if applicable), and the number of issued and outstanding shares or other Securities and the record holders thereof.

(e) Section 3.6(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of January 31, 2024, including the principal amount of such Indebtedness, the outstanding balance as of January 31, 2024, and the debtor and the creditor thereof.

Section 3.7 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SLAM a true and complete copies of (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022 and December 31, 2021, consisting of the audited consolidated balance sheets as of such dates, the related audited consolidated statement of operations, comprehensive loss, cash flows and members’ capital for the 12-month periods ended on such dates, together with all related notes and schedules thereto, accompanies by the reports thereon of the Company’s independent advisors (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2023 (the “Unaudited Balance Sheet”), consisting of the unaudited consolidated balance sheet as of such date, the related unaudited consolidated income statements for the nine-month period ended on such date, and the related unaudited consolidated cash flow statements for the nine-month period ended on such date (the “Unaudited Financial Statements” and, together with all financial statements referred to in this Section 3.7(a), collectively, the “Required Company Financial Statements”), each of which are attached as Section 3.7(a) of the Company Disclosure Schedules. Each of the Financial Statements (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end audit adjustments), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) was derived from, and accurately reflect in all material respects, the books and records of the Company.

(b) The Financial Statements, when delivered following the date of this Agreement in accordance with Section 6.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with

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the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Each of the independent auditors for the Company, with respect to its reports as included in the Audited Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC, the PCAOB, and the American Institute of Certified Public Accountants.

(d) Except (i) as specifically disclosed, reflected or adequately reserved against on the Unaudited Balance Sheet, (ii) for Liabilities of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Unaudited Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for Liabilities that will be discharged or paid off prior to or at the Closing, (v) for Liabilities that are disclosed in the Company Disclosure Schedules or (vi) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole, the Company does not have any Liabilities whether or not required by GAAP to be set forth on a balance sheet of the Company.

Section 3.8 Internal Controls.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedules, the Company has established and maintains systems of internal accounting controls sufficient to provide, in all material respects, reasonable assurance (in the context of a privately held company) regarding the execution of transactions in accordance with management’s authorization and the recording of transactions to permit preparation of financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedules, since its incorporation, neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been disclosed in writing to SLAM), (ii) any fraud, whether or not material, that involves the Company’s management or other employees of the Company who have a role in the preparation of the Financial Statements or the Internal Controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information.

Section 3.9 Material Contracts.

(a) Section 3.9(a) of the Company Disclosure Schedules sets forth a list of the following Contracts (excluding Employee Benefit Plans) to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.9(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.9(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to the voting or control of the Equity Securities of the Company Group or the election of directors of the Company (other than the Governing Documents of the Company Group);

(ii) any Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $500,000 or more;

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(iii) any Contract relating to outstanding Indebtedness of the Company, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(iv) any Contract under which the Company is lessee of or holds or operates, in each case, any Tangible Personal Property owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any Tangible Personal Property, owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(vi) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or joint research, development or marketing Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $1,000,000 over the life of the Contract;

(vii) any (A) royalty, covenant not to sue, source code escrow, co-existence, consent to use or other Contract relating to any Company Owned Intellectual Property, (B) Contracts adversely affecting the Company’s ability to own, enforce, use, license or disclose any Intellectual Property Rights, arising out of any Intellectual Property Rights related dispute, or providing for the development, divestment, or acquisition of any Intellectual Property Rights, and (C) those Contracts listed in Section 3.17(c) of the Company Disclosure Schedules, in each case of clause (A) and (B), other than (1) Off-the-Shelf Software licenses, (2) non-exclusive licenses granted to customers in the ordinary course of business, (3) non-disclosure agreements, (4) Contracts between the Company and its employees on the Company’s form Contract (which has been made available to SLAM) involving the development of Intellectual Property Rights by such employees, and (5) Contracts for Open Source Software;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SLAM or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect (other than standard employee and contractor non-solicitation provisions in Contracts) or that would so limit or purports to limit, in any material respect, SLAM or any of its Affiliates after the Closing;

(ix) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $500,000 annually or (B) $500,000 over the life of the agreement;

(x) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company, in each case in excess of $100,000;

(xi) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xii) any Contract providing for indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party, other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(xiii) any Contract required to be disclosed on Section 3.23 of the Company Disclosure Schedules;

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(xiv) any Contract that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents to which the Company Group is a party;

(xv) any Contract with a Material Commercial Relationship;

(xvi) any Contract with any Person (excluding Employee Benefit Plans) (A) pursuant to which the Company may be required to pay milestones, or other contingent payments (except for fees below $500,000 and payable by the Company to its vendors and suppliers in the ordinary course of business and payments received from customers for the Company Products in the ordinary course of business) or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation or exclusive option to purchase, or any other similar rights with respect to any Company Product or any Intellectual Property Right;

(xvii) any Contract governing the terms of the employment, engagement or services of any current director, officer, employee, consultant, individual independent contractor or other service provider of the Company Group, under which the Company Group (A) has continuing obligations for payment of annual base salary or annual fees of at least $200,000, (B) has severance or post-termination obligations to such person (other than as required under Section 4980B of the Code or similar applicable law for which the covered individual pays the full cost of coverage), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change in control of the Company Group;

(xviii) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xix) any CBA;

(xx) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company (or Topco or any of its Affiliates after the Closing); and

(xxi) any other Contract (other than Contracts governing the terms of employment and other than any Employee Benefit Plans) the performance of which requires either (A) annual payments to or from the Company in excess of $1,500,000 or (B) aggregate payments to or from the Company in excess of $1,500,000 over the life of the agreement.

(b) Each Material Contract represents the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the valid and binding obligations of the other parties thereto, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has provided to SLAM true and correct copies of each written Material Contract as of the date of this Agreement. None of the Company Group has received any written, or to the knowledge of the Company, oral notice to materially amend or modify, or terminate or not renew any Material Contract.

Section 3.10 Material Commercial Relationships.

(a) Section 3.10(a) of the Company Disclosure Schedules sets forth (i) the 10 largest vendors to the Company Group for the 12-month period ended December 31, 2022 and the nine-month period ended September 30, 2023 determined based on the aggregate amount paid by the Company Group to such vendors in the relevant periods (the “Material Suppliers”) and (ii) each mobile network operator that is a counterparty to a Contract with any member of the Company Group as of the date of this Agreement (the “Mobile Partners” and together with the Material Suppliers, collectively, the “Material Commercial Relationships”).

(b) During the period beginning on January 1, 2023, and ending on the date of this Agreement, no Material Commercial Relationship has ceased doing business with the Company Group and no member of the Company Group has received any written, or the knowledge of the Company, oral notice, or otherwise agreed

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to, (i) terminating, cancelling or discontinuing its relation with the Company Group, (ii) materially reducing its purchase of services or goods from the Company Group or materially reducing its sale of goods or services to the Company Group, in each case, relative to the levels achieved during the 12-month period ended December 31, 2022, or (iii) altering or modifying (whether related to payment terms, price, duration or otherwise) in any material adverse respect the terms upon which it is willing to do business with the Company Group. As of the date of this Agreement, to the knowledge of the Company, no Material Commercial Relationship intends to terminate, cancel or discontinue or otherwise terminate or materially and adversely modify its relationship with the Company Group.

Section 3.11 Properties; Title to the Company Group’s Tangible Assets.

(a) The material items of Tangible Personal Property are, in all material respects, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, except as has not had, or would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, taken as a whole.

(b) (i) The Company Group has good, valid and marketable title in and to, or in the case of leases for Tangible Personal Property and the tangible assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their tangible assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, and (ii) except as has not been, or would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, no such tangible asset is subject to any Liens other than Permitted Liens.

(c) The tangible assets of the Company Group constitute all of the material tangible assets that are reasonably necessary to permit Topco conduct the Business immediately following the Closing in the same manner as conducted by the Company Group during the 12-month period immediately preceding the Closing Date, in all material respects.

Section 3.12 Absence of Changes. Except as set forth on Section 3.12 of the Company Disclosure Schedules, during the period beginning on December 31, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of SLAM if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).

Section 3.13 Litigation. During the period beginning on December 31, 2020 and ending on the date of this Agreement, there has been no Proceeding pending against, or to the knowledge of the Company, threatened against, the Company Group or any Company Party or any of their respective officers or directors in their capacities as such by or before any Governmental Entity or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Ancillary Documents, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group. There are no outstanding settlement agreements or similar written agreements with any Governmental Entity or outstanding Orders that would reasonably be expected to, individually or in the aggregate, be material to the Company Group. During the period beginning on December 31, 2020, and ending on the date of this Agreement there have been no material Proceedings by any Company Party pending or threatened against any other Person.

Section 3.14 Compliance with Applicable Law. The Company (a) conducts (and since December 31, 2020 has conducted) its business in compliance in all material respects with all Laws and Orders applicable to the Company and (b) has not received any communications from a Governmental Entity that alleges that the Company is not in compliance in all material respects with any such Law or Order.

Section 3.15 Employee Plans.

(a) Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans; provided that with respect to offer letters or employment agreements, Section 3.15(a) of the Company Disclosure Schedules sets forth each form of offer letter or employment agreement and any other offer letter or employment agreement that materially deviates from a form. With respect to each material Employee Benefit Plan,

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the Company has provided SLAM with (i) true and complete copies of the documents pursuant to which the plan is established, maintained, funded and administered, (ii) if applicable, the most recent IRS determination or opinion letter, and (iii) any non-routine correspondence with any Governmental Entity.

(b) No Employee Benefit Plan is, and the Company has no Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and the Company has no Liability to provide any retiree, post-ownership or post-service health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar state Law. The Company has no Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan is and has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code and no event has occurred and no condition exists, that has subjected, or could reasonably be expected to subject, the Company to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or any other applicable Law. No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code. The Company has not incurred (whether or not assessed), and could not reasonably be expected to incur, any material penalty or Tax under Sections 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened claims or Proceedings on behalf of or relating to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as would not result in material liability to the Company. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made and any such amounts not yet due have been paid or properly accrued.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (ii) increase the amount of any compensation or benefits payable to any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting, trigger any payment or funding of any compensation or benefits or increase any amount payable to any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Employee Benefit Plan or (v) result in an “excess parachute payment” within the meaning of Section 280G of the Code or an excise tax under Section 4999 of the Code.

(f) Each Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance in all material respects with, and the Company and its Subsidiaries have complied in all material respects in practice and operations with, all applicable requirements of Section 409A of the Code and applicable guidance thereunder.

(g) Neither the Company nor any of its Subsidiaries have any obligation to make a “gross-up” or similar payment, indemnify or otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries for any taxes that may become payable under Section 4999 or 409A of the Code or otherwise.

(h) The Company has no material Liability by reason of any Person being improperly excluded from participating in or being improperly allowed to participate in any Employee Benefit Plan.

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(i) With respect to each Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Plan”): (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) there are no unfunded or underfunded Liabilities with respect to any Non-U.S. Plan.

Section 3.16 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company:

(a) The Company is, and since December 31, 2020 has been, in compliance in all material respects with all Environmental Laws and all Permits required under Environmental Laws for the operation of the Business.

(b) The Company has not received any unresolved written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, Liability under, or failure to comply in any respect with any Environmental Laws.

(c) There is no, and since December 31, 2020 there has been no, Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company pursuant to Environmental Laws.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances so as to give rise to any material Liability under Environmental Laws for the Company.

The Company has made available to SLAM copies of all material environmental, health and safety reports and documents that are in the Company’s possession or control relating to the Business or the current or former operations, properties or facilities of the Company.

Section 3.17 Intellectual Property Rights.

(a) Section 3.17(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property and (ii) material unregistered Marks owned by the Company, in each case, as of the date of this Agreement. Section 3.17(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity or Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Right has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, as of the date of this Agreement no such material Proceedings are threatened by any Governmental Entity or any other Person, except for those listed in Section 3.17(b) of the Company Disclosure Schedules.

(c) The Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens); provided, that the foregoing representation is made to the Company’s Knowledge with respect to Patents. For all Patents owned by the Company, each inventor on the Patent has assigned their rights to the Company. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product on anything other than a non-exclusive basis. Section 3.17(c) of the Company Disclosure Schedules sets forth a list of all current
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Contracts (1) for Company Licensed Intellectual Property as of the date of this Agreement or (2) under which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, in the case of each of the clauses (1) and (2) other than (A) licenses to Off-the-Shelf Software, (B) licenses to Open Source Software, (C) non-disclosure agreements, (D) non-exclusive licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors made in the ordinary course of business, (E) non-exclusive licenses in supplier or vendor agreements entered into in the ordinary course of business; provided that the primary purpose of such supplier or vendor agreement is not related to such licensed Intellectual Property Rights, and (F) non-exclusive licenses to customers of the Company Products in the ordinary course of business. To the Company’s knowledge, the Company has valid rights under all Contracts for material Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed or otherwise exploited by the Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property Rights used or held for use by the Company in the operation of the Business, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Company to conduct the Business as currently conducted in all material respects. The Company Registered Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable (except for any Registered Intellectual Property that lapses, expires, or becomes unenforceable solely due to the passage of the maximum term specified by Law), and, to the Company’s knowledge, all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property, and the Company Licensed Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) The Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Rights for or on behalf of the Company, or who have had access to any material confidential information of the Company, have agreed to maintain and protect the trade secrets and confidential information of the Company. The Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Rights for or on behalf of the Company have assigned (via a present-tense assignment) to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with the Company, subject to non-waivable limitations imposed by Laws applicable to the Company or assignee at the time of assignment.

(e) The Company has taken all commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and material confidential information owned by the Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or material confidential information of or in the possession the Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property or Company Licensed Intellectual Property.

(g) To the Company’s knowledge, in the past six years, neither the conduct of the Business nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, misappropriated, or otherwise violated, or currently infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person.

(h) Since December 31, 2020, there has been no Proceeding pending nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person in any material respect, (ii) challenging the validity, enforceability, use or ownership of any Company Owned Intellectual Property (other than those listed in Section 3.17(b) of the

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Company Disclosure Schedules) or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company (including any Company Products) or to the conduct of the Business.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company Owned Intellectual Property in any material respect. Since December 31, 2020, the Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect (including any cease and desist letters or offers to take a license), except for those listed in Section 3.17(i) of the Company Disclosure Schedules.

(j) To the Company’s knowledge, the Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems or that are otherwise used by the Company or its employees in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed, licensed, released, granted rights in, or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written confidentiality obligations, any of the source code in or comprising any Company Product, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license, release, grant of any right thereto, or disclosure of any source code in or comprising any Company Product to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to written confidentiality obligations with respect thereto.

(k) To the knowledge of the Company, the Company has not used, linked, or incorporated any Open Source Software in, or with, any proprietary Software, including any Company Product, in a manner that does, will, or would reasonably be expected to (i) require the sale, license, disclosure, making available, or distribution of any Company Owned Intellectual Property, including any software of a Company Product in source code form, in order to comply with licenses under which Company uses such Open Source Software; (ii) require the license of any material Company Owned Intellectual Property, including any software of a Company Product, on a royalty-free basis, or otherwise materially limit the Company’s ability to charge license fees or otherwise seek compensation in connection with marketing, licensing, distributing, or making available any Company Owned Intellectual Property or Company Product, in order to comply with licenses under which Company uses such Open Source Software; (iii) require the grant of any patent license, non-assertion covenant, or other rights under any Company Owned Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer, or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property or any Company Product, in order to comply with licenses under which Company uses such Open Source Software, or (iv) otherwise impose any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise make available any Company Owned Intellectual Property, material proprietary software, or Company Product, other than compliance with notice and attribution requirements.

Section 3.18 Labor Matters.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Schedules, since December 31, 2020, (i) the Company (A) has not had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees, bonuses or any other form of renumeration), or any penalty or other sums for failure to pay any of the foregoing, and (B) has not had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company.

(b) Since December 31, 2020, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company, and the Company has not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

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(c) The Company is not a party to or bound by any CBA or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor is there any duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative, and no employees of the Company are represented by any labor union, works council, other labor organization or employee representative with respect to their employment with the Company. There are no, and since December 31, 2020 there have been no, actual or, to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company. To the Company’s knowledge, there are no, and since December 31, 2020 there have been no, pending or threatened labor organizing activities with respect to any employees of the Company.

(d) The Company is, and since December 31, 2020 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), restrictive covenants, pay transparency, employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(e) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, has occurred since March 1, 2020 or is currently planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(f) Since December 31, 2020, the Company has reasonably investigated all sexual harassment or other discrimination, retaliation or material policy violation allegations of which the Company’s officers or human resources personnel have been made aware or of which the Company otherwise has had knowledge. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that it has determined in good faith to be reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations and, to the knowledge of the Company, there are no such allegations relating to officers, directors, employees or individual independent contractors of the Company (in each case in their capacities as such) that would reasonably be expected to result in material Liability to the Company or that, if known to the public, would bring the Company into material disrepute.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Schedules sets forth a list of all current property and liability insurance policies covering the Company Group, the Business or the assets of the Company Group (the “Insurance Policies”). No written notice of cancellation, termination, adverse modification or revocation or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder has been received by the Company Group. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.20 Tax Matters.

(a) The Company has prepared and timely filed all material Tax Returns required to have been filed by it, all Tax Returns filed are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and the Company has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

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(b) The Company has timely withheld (or collected) and timely paid to the appropriate Tax Authority all material Taxes required to have been withheld (or collected) and paid in connection with amounts paid or owing to (or received from) any employee, individual independent contractor, other service providers, equity interest holder or other third party (including sales or other similar Taxes), and the Company has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes.

(c) The Company is not currently the subject of a Tax audit or examination with respect to Taxes. No claims for additional Taxes have been asserted in writing that have not been fully paid, settled or resolved, and no proposals or deficiencies for any Taxes are being asserted, proposed, or threatened in writing. The Company has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to Taxes.

(d) The Company has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.

(e) The Company has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.

(g) The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for material Taxes on any assets of the Company other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a current Affiliate) and (ii) has no material liability for the Taxes of any Person (other than any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns of a particular type that the Company is or may be subject to taxation of such type by that jurisdiction, which claims have not been resolved or withdrawn.

(l) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) The Company is tax resident only in the country of its jurisdiction of organization, incorporation or formation, as applicable.

(n) The Company has no permanent establishment (within the meaning of an applicable Tax treaty) and otherwise has no office or fixed place of business in a country other than the country in which it is organized.

(o) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(p) The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date (other than deferred revenue or prepaid amounts collected by the Company in the ordinary course of business).

(q) The Company has not elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or any other Tax obligations pursuant to or in connection with the CARES Act, any COVID-19 Measure or any administrative or other guidance published with respect thereto by any Governmental Entity that has not been fully and timely paid.

(r) The Company has not made an election pursuant to Section 965(h) of the Code or has any liability for Taxes in respect of any amounts required to be included in income under Section 965 of the Code.

(s) The Company has not taken or agreed to take any action, or failed to take any action, not contemplated by this Agreement or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of SLAM or any of its Affiliates not contemplated by this Agreement or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.21 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.21 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 10.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.22 Real and Personal Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.22(b) of the Company Disclosure Schedules sets forth (i) the address of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary (the “Leased Real Property”), and (ii) a true, correct, and complete description of all Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property. True and complete copies of all written Real Property Leases and, in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease, have been made available to SLAM. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, any Subsidiary, and the counterparty thereto, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company, any Subsidiary, or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred or circumstances exist which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration of rent by any party to such Real Property Leases. The Company’s, or a Subsidiary’s, possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and, to the Company’s knowledge, there are no material disputes with respect to such Real Property Lease. No counterparty to any Real Property Lease is an Affiliate of, or otherwise has any economic interest in, the Company or any Subsidiary. Neither the Company nor any Subsidiary has subleased, licensed or

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otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. Neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

(c) Real Property Used in Business. The Leased Real Property identified in Section 3.22(b) of the Company Disclosure Schedules (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

(d) Improvements. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(e) Condemnation. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any Real Property or any portion thereof or interest therein.

Section 3.23 Transactions with Affiliates. Section 3.23 of the Company Disclosure Schedules sets forth, and the Company has made available to SLAM true and complete copies of, all Contracts between (a) any Company Party, on the one hand, and (b) any Company Related Party, on the other hand, other than (x) normal compensation (including benefits) for services as an officer, director or employee thereof or with respect to the ownership of equity securities of the Company and (y) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Company Related Party (A) owns any interest in or uses any material asset used in the Company’s business, or (B) owes any material amount to, or is owed any material amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.23 are referred to herein as “Company Related Party Transactions”. “Company Related Party” shall mean any Affiliate of the Company and the Company’s or its Affiliates’ respective current employees or current or former directors, officers, general or limited partners, direct or indirect equityholders, members, managers, controlling persons, Immediate Family members or other Representatives and the respective successors and assigns of any of the foregoing Persons.

Section 3.24 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act.

Section 3.25 FCC Matters.

(a) Section 3.25(a) of the Company Disclosure Schedules lists all FCC Licenses held by the Company or its Subsidiaries, and with respect to each FCC License, the licensee name, description of the license and current expiration date. Such FCC Licenses constitute all of the authorizations required under the Communications Act or the rules, regulations and policies of the FCC for the present operation of the Business. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is no pending or, to the Company’s knowledge, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings relating to FCC rules of general applicability), and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the Company’s knowledge, threatened against the Company Group by or before the FCC. The FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses or that otherwise apply pursuant to applicable Law. Each member of the Company Group is in compliance in all material respects with the FCC Licenses, the Communications Act and the rules, regulations and policies of the FCC. All material reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by any member of the Company Group has been timely filed and paid. All such reports and filings are accurate and complete in all material respects.

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(b) Section 3.25(b) of the Company Disclosure Schedules lists all applications, waivers, petitions and requests filed by the Company Group (the “FCC Applications”) that are pending at the FCC as of the date hereof. To the Company’s knowledge, there are no facts or circumstances relating to any member of the Company Group that would or might reasonably be expected to, under the Communications Act and the existing rules, regulations and policies of the FCC, (i) result in the FCC’s refusal to grant any of the FCC Applications, (ii) materially delay obtaining the grants of the FCC Applications or (iii) cause the FCC to impose a material condition or conditions on its granting of any of the FCC Applications.

Section 3.26 Data Privacy and Security.

(a) The Company has implemented and maintains commercially reasonable written policies relating to (i) the Processing of Personal Data to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”) and (ii) other Data Security Requirements. The conduct of the Business is (and has in the past three (3) years been) in material compliance with all Data Security Requirements.

(b) Since December 31, 2020, the Company has not received written notice of any pending Proceedings, nor has there been any Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of the Company is in violation of any applicable Data Security Requirements.

(c) Since December 31, 2020, to the Company’s Knowledge, (i) there has been no actual, suspected, or alleged unauthorized or unlawful access, use, loss, disclosure or other Processing of Personal Data or trade secrets in the possession or control of the Company and (ii) there have been no actual, suspected, or alleged unauthorized intrusions or breaches of security into the Company IT Systems.

(d) The Company owns or has a license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. The Company IT Systems are sufficient and in good working condition for the operation of the Business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Since December 31, 2020, there have been no failures, continued substandard performance or other adverse events affecting any Company IT Systems that have caused any material disruption or interruption in the use of any Company IT Systems or the conduct of the Business. The Company has taken reasonable precautions to protect the confidentiality, integrity and security of the Company IT Systems and Personal Data stored or contained therein or transmitted or Processed thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification or other Processing by any Person. The Company maintains commercially reasonable security plans, procedures and facilities, and acts in material compliance therewith. The Company has purchased a sufficient number of license seats (and scope of rights) for all third-party Software that is used or held for use in the conduct of the Business, and the Company has complied in all material respects with the terms and conditions of the agreements corresponding to such Software, including with respect to the use of such Software in the conduct of the Business.

Section 3.27 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company nor, to the Company’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, for the past five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or clause (ii); (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clause (i) through clause (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria); or (v) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Sanctions and Export Control Laws. The Company maintains policies and procedures reasonably designed to comply with the ITAR.

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(b) Neither the Company nor, to the Company’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.28 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SLAM Holders or at the time of the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.29 Investigation; No Other Representations.

(a) Each Company Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SLAM and (ii) it has been furnished with or given access to such documents and information about SLAM and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Company Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SLAM, any SLAM Non-Party Affiliate or any other Person, either express or implied, and such Company Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of SLAM, any SLAM Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.30 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SLAM OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY PARTIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO SLAM OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SLAM OR ANY SLAM NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR

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SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY PARTIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SLAM OR ANY SLAM NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO SLAM

Subject to Section 10.8, except (a) as set forth on the SLAM Disclosure Schedules, or (b) as set forth in any SLAM SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SLAM SEC Reports) (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (y) any exhibits or other documents appended thereto), SLAM hereby represents and warrants to the Company that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

Section 4.1 Organization and Qualification. SLAM is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization. SLAM has the requisite corporate power and authority to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a SLAM Material Adverse Effect. The Governing Documents of SLAM are in full force and effect, and SLAM is not in breach or violation of any provision set forth in its Governing Documents. SLAM is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a SLAM Material Adverse Effect.

Section 4.2 Authority and Enforceability. SLAM has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is, or will be at the Closing, a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SLAM Shareholder Approval and the SLAM Warrantholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SLAM is, or will be at the Closing, a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of SLAM. This Agreement has been and each Ancillary Document to which SLAM is, or will be at the Closing, a party will be, upon execution thereof, duly and validly executed and delivered by SLAM and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SLAM (assuming this Agreement has been and the Ancillary Documents to which SLAM is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SLAM in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SLAM with respect to its execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is, or will be at the Closing, a party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) compliance with any applicable requirements of the Communications Act, (iv) such filings with and approvals of any Approved Stock Exchange to permit the SLAM Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary

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Documents to be listed on an Approved Stock Exchange, (v) such filings and approvals required in connection with the Domestication, (vi) filing of the Certificate of Merger, (vii) the SLAM Shareholder Approval, (viii) the SLAM Warrantholder Approval, or (ix) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, be reasonably expected to have a SLAM Material Adverse Effect (each of the foregoing clauses (i) through (x), a “SLAM Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

(b) Except as set forth on Section 4.3(b) of the SLAM Disclosure Schedules, neither the execution, delivery or performance by SLAM of this Agreement nor the Ancillary Documents to which SLAM is, or will be at the Closing, a party nor the consummation by SLAM of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of SLAM, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SLAM is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SLAM or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SLAM, except in the case of clause (ii) through clause (iv) above, as would not have a SLAM Material Adverse Effect.

Section 4.4 Capitalization of SLAM.

(a) Section 4.4(a) of the SLAM Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SLAM Shares and the SLAM Warrants as of the date of this Agreement. Such Equity Securities (i) were not issued in violation of the Governing Documents of SLAM and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SLAM) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SLAM Shares and SLAM Warrants set forth on Section 4.4(a) of the SLAM Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SLAM Shares and the SLAM Warrants as a result of, or to give effect to, the Domestication and assuming that no SLAM Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of SLAM.

(b) As of the date of this Agreement, the authorized capital stock of SLAM consists of (i) 500,000,000 SLAM Class A Shares, (ii) 50,000,000 SLAM Class B Shares, and (iii) 5,000,000 preference shares, each with a par value of $0.0001 per share. On the Closing Date at the time at which the First Effective Time occurs and the closings under all of the Subscription Agreements have occurred, all of the issued and outstanding New SLAM Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law, (C) will not have been issued in breach or violation of any preemptive rights or Contract to which SLAM is a party or bound and (D) will have been issued free and clear of any Liens (other than Liens as created by New SLAM’s Governing Documents, the recipient of such New SLAM Shares or applicable Securities Laws).

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents, the SLAM SEC Reports or the transactions contemplated hereby or thereby (including the Private Placement Financing) or as otherwise mutually agreed to by the Company and SLAM, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SLAM to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SLAM.

Section 4.5 SEC Filings. SLAM has, since its initial public offering (the “IPO”), filed or furnished all statements, forms, reports and other documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SLAM SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have

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been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional SLAM SEC Reports”). Each of the SLAM SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SLAM SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SLAM SEC Reports or the Additional SLAM SEC Reports (for purposes of the Additional SLAM SEC Reports, assuming that the representation and warranty set forth in Section 3.28 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing (or, if amended, as of the date of such amendment), the SLAM SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SLAM SEC Reports, assuming that the representation and warranty set forth in Section 3.28 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SLAM SEC Reports.

Section 4.6 Listing. The SLAM Units, SLAM Class A Common Stock and SLAM Warrants are listed on Nasdaq, with trading symbols “SLAMU,” “SLAM” and “SLAMW.”

Section 4.7 Trust Account. As of the date of this Agreement, SLAM has an amount in cash in the Trust Account equal to at least $98,000,000. The funds held in the Trust Account are (a) in cash in an interest-bearing demand deposit account at a bank and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 5, 2021 (the “Trust Agreement”), between SLAM and Continental, as trustee (the “Trustee”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally to creditors’ rights and subject to general principles of equity) and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SLAM SEC Reports to be inaccurate in any material respect or, to SLAM’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SLAM Holders who shall have elected to redeem their SLAM Class A Shares pursuant to the Governing Documents of SLAM or (iii) if SLAM fails to complete a business combination within the allotted time period set forth in the Governing Documents of SLAM and liquidates the Trust Account, subject to the terms of the Trust Agreement, SLAM (in limited amounts to permit SLAM to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SLAM) and then the Pre-Closing SLAM Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SLAM and the Trust Agreement. SLAM has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of SLAM, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since February 25, 2021, SLAM has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SLAM Holders who have elected to redeem their SLAM Class A Shares pursuant to the Governing Documents of SLAM, each in accordance with the terms of and as set forth in the Trust Agreement, SLAM shall have no further obligation under either the Trust Agreement or the Governing Documents of SLAM to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.8 Board Approval. The SLAM Board (including any required committee or subgroup of such board) has, at a meeting thereof duly called and held, unanimously (a) determined that it is in the best interests of SLAM and the shareholders of SLAM, and declared it advisable, to enter into this Agreement providing for the Domestication and the Merger in accordance with applicable Law; (b) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting

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commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (c) approved this Agreement, the Ancillary Documents to which SLAM is, or will be at the Closing, a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger), (d) recommended, among other things, the adoption and approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of SLAM Shares entitled to vote thereon, and (e) recommended to SLAM’s warrantholders the adoption and approval of the Warrant Conversion.

Section 4.9 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SLAM’s knowledge, threatened against or involving SLAM that, if adversely decided or resolved, would be material to SLAM. None of SLAM nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SLAM pending against any other Person.

Section 4.10 Compliance with Applicable Law. SLAM is (and since its incorporation has been) in compliance in all material respects with all applicable Laws.

Section 4.11 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, SLAM has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) Except as set forth in SLAM’s Governing Documents, there is no Contract binding upon SLAM or to which SLAM is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(c) Except as set forth on Section 4.11(c) of the SLAM Disclosure Schedules, as of the date of this Agreement, SLAM has no Indebtedness.

Section 4.12 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SLAM’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SLAM has established, and since the IPO has maintained, a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SLAM’s financial reporting and the preparation of SLAM’s financial statements for external purposes in accordance with GAAP and (ii) SLAM has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SLAM is made known to SLAM’s principal executive officer and principal financial officer by others within SLAM. SLAM is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SLAM constitutes an “emerging growth company” within the meaning of the JOBS Act.

(b) There are no outstanding loans or other extensions of credit made by SLAM to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SLAM. SLAM has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) SLAM is, and since the IPO has been, in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SLAM Shares and SLAM Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SLAM, threatened against SLAM by Nasdaq, the Financial Industry Regulatory Authority or the SEC,

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respectively, with respect to any intention to deregister SLAM Class A Shares or prohibit or terminate the listing of SLAM Shares or SLAM Warrants on Nasdaq. SLAM has not taken any action that is designed to terminate the registration of SLAM Shares or SLAM Warrants under the Exchange Act.

(d) The SLAM SEC Reports contain true and complete copies of the applicable SLAM Financial Statements. The SLAM Financial Statements (i) fairly present in all material respects the financial position of SLAM as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SLAM Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SLAM has established, and since the IPO has maintained, systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SLAM’s and its Subsidiaries’ assets. SLAM maintains and, for all periods covered by the SLAM Financial Statements, has maintained books and records of SLAM in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SLAM in all material respects.

(f) Since its incorporation, SLAM has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SLAM to SLAM’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SLAM to SLAM’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SLAM who have a significant role in the internal controls over financial reporting of SLAM.

Section 4.13 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.13 of the SLAM Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the SLAM Disclosure Schedules), (c) that are incurred in connection with or incident or related to SLAM’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 6.2(d) or incurred in accordance with Section 6.2(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the SLAM Financial Statements included in the SLAM SEC Reports, SLAM has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.14 Transactions with Affiliates. Section 4.14 of the SLAM Disclosure Schedules sets forth, and SLAM has made available to the Company true and complete copies of, all Contracts between (a) SLAM, on the one hand, and (b) any SLAM Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.2 or entered into in accordance with Section 5.2. No SLAM Related Party (A) owns any interest in any material asset used in the business of SLAM, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SLAM or (C) owes any material amount to, or is owed material any amount by, SLAM. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.14 are referred to herein as “SLAM Related Party Transactions.” “SLAM Related Party” shall mean any Affiliate of either SLAM or the Sponsor, or any of their respective current employees or current or former directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

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Section 4.15 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.13 of the SLAM Disclosure Schedules (which fees shall be the sole responsibility of the SLAM, except as otherwise provided in Section 10.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SLAM for which SLAM has any obligation.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of SLAM expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SLAM Holders or at the time of the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SLAM makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion in the Registration Statement/Proxy Statement or any SLAM SEC Reports or Additional SLAM SEC Reports.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SLAM’s incorporation, neither SLAM nor, to SLAM’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or clause (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clause (i) through clause (iii) or any country or territory which is or has, since SLAM’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria).

(b) Since SLAM’s incorporation, neither SLAM nor, to SLAM’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 Taxes.

(a) SLAM has prepared and timely filed all material Tax Returns required to have been filed by it, all Tax Returns filed are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SLAM has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) SLAM has timely withheld (or collected) and timely paid to the appropriate Tax Authority all material Taxes required to have been withheld (or collected) and paid in connection with amounts paid or owing to (or received from) any employee, individual independent contractor, other service providers, equity interest holder or other third party (including sales or other similar Taxes), and SLAM has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes.

(c) SLAM is not currently the subject of a Tax audit or examination with respect to Taxes. No claims for additional Taxes have been asserted in writing that have not been fully paid, settled or resolved, and no proposals or deficiencies for any Taxes are being asserted, proposed, or threatened in writing. SLAM has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to Taxes.

(d) SLAM has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.

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(e) SLAM has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SLAM which agreement or ruling would be effective after the Closing Date.

(g) SLAM is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for material Taxes on any assets of SLAM other than Permitted Liens.

(i) SLAM is a tax resident only in the country of its jurisdiction of organization, incorporation or formation, as applicable.

(j) SLAM will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date (other than deferred revenue or prepaid amounts collected by the Company in the ordinary course of business).

(k) SLAM has not elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or any other Tax obligations pursuant to or in connection with the CARES Act, any COVID-19 Measure or any administrative or other guidance published with respect thereto by any Governmental Entity that has not been fully and timely paid.

(l) SLAM has not made an election pursuant to Section 965(h) of the Code or has any liability for Taxes in respect of any amounts required to be included in income under Section 965 of the Code.

(m) SLAM is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and SLAM is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(n) SLAM has not taken or agreed to take any action or failed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of SLAM, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.19 Takeover Statutes and Charter Provisions. Each of the board of directors of SLAM has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to SLAM in connection with this Agreement or the Merger. As of the date of this Agreement, there is no

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stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SLAM is subject, party or otherwise bound.

Section 4.20 Investigation; No Other Representations.

(a) SLAM, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SLAM has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and SLAM, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.21 Government Contracts.

(a) None of SLAM nor its officers, directors nor, to the knowledge of SLAM, any of its employees, has been or is under indictment, or is subject to any ongoing civil, administrative or criminal investigation.

(b) To the knowledge of SLAM, there have been no subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of its officers, employees, Affiliates, agents or representatives in connection with or related to information concerning any Governmental Entity.

(c) None of SLAM nor, to the knowledge of SLAM, any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5) of SLAM has been debarred, or suspended from participation in the award of contracts with any Governmental Entity, or been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity, nor are any of them listed on the Excluded Party Listing (the “Listing”), nor to the knowledge of SLAM has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past three years.

(d) SLAM is not, nor has it ever been, suspended or debarred from doing business with a Governmental Entity or, to the knowledge of SLAM, proposed for suspension or debarment by a Governmental Entity and have not been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity. To the knowledge of SLAM, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against SLAM or any of its officers, employees, agents, or any Principal.

Section 4.22 SLAM Benefit Arrangements. SLAM does not maintain, sponsor or contribute to, or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Employee Benefit Plan” determined as if such definition referenced SLAM instead of the Company. Other than any officers as described in the SLAM SEC reports, SLAM has never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by SLAM’s officers and directors in connection with activities on SLAM’s behalf in an aggregate amount not in excess of the amount of cash held by SLAM outside of the Trust Account, SLAM has no unsatisfied Liability with respect to any officer or director.

Section 4.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF SLAM, ANY SLAM NON-PARTY AFFILIATE OR ANY OTHER

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PERSON MAKES, AND SLAM EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SLAM THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SLAM BY OR ON BEHALF OF THE MANAGEMENT OF SLAM OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY COMPANY PARTY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SLAM ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SLAM, ANY SLAM NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY COMPANY PARTY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to the Company that each of the following representations and warranties is true, correct and complete with respect to Sponsor as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

Section 5.1 Corporate Existence and Power. Sponsor is a Cayman Islands limited liability company. Sponsor has the requisite corporate power and authority to carry on its business as it is now being conducted, except as would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority and Enforceability. The execution, delivery and performance by Sponsor of this Agreement and the Ancillary Documents to which it is, or at the Closing will be, a party and the consummation by Sponsor of the transactions contemplated hereby and thereby are within the limited liability company powers of Sponsor and have been duly authorized by all necessary action on the part of Sponsor. This Agreement constitutes, and, upon their execution and delivery, each of the Ancillary Documents to which Sponsor is, or is specified to be, a party will constitute, a valid, legal and binding agreement of Sponsor, as applicable, enforceable against Sponsor in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3 Non-Contravention. Assuming the accuracy of the representations and warranties in Section 3.3 and Section 4.3, the execution, delivery or performance by Sponsor of this Agreement or any Ancillary Documents to which it is or will be a party does not or will not (a) contravene or conflict with Sponsor’s Governing Documents or any of its Affiliates, (b) assuming all of the Company Governmental Approvals and SLAM Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to Sponsor or its Affiliates, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Sponsor or its Affiliates or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Sponsor Securities, in each case, except as would not be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereunder.

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Section 5.4 Sponsor Ownership. As of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 14,211,000 SLAM Class B Shares and 11,333,333 Private SLAM Warrants (collectively, the “Sponsor Securities”), in each case, free and clear of all Liens other than restrictions arising under (a) this Agreement, (b) the Governing Documents of SLAM and the Sponsor (including the Investment Management Trust Agreement), (c) the Ancillary Documents or (d) any applicable securities Laws.

Section 5.5 Finders Fees. Except for BTIG, LLC, Deutsche Bank Securities Inc. and Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sponsor or any of its Affiliates who might be entitled to any brokerage, finder’s or other fee or commission from SLAM upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents.

ARTICLE 6
COVENANTS

Section 6.1 Conduct of the Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as is necessary or advisable in connection with a Company Financing, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules, or as consented to in writing by SLAM (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Company in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties, key employees, key suppliers and material business relations of the Company.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as is necessary or advisable in connection with a Company Financing, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing (including by email) by SLAM (which such consent (to the extent related to any of the foregoing), shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase any outstanding Equity Securities of the Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(iii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, so long as such acquisition does not result in any required changes to the Audited Financial Statements or the Additional Required Company Financial Statements;

(iv) transfer, issue, sell, grant (other than as permitted by or provided for in Section 6.1(b)(viii) in the case of equity incentives) or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options to the Named Senior Executives (or any of them), warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than the issuance of Company Shares upon the exercise, conversion, exchange or similar disposition of any Equity Securities under the Company Equity Plan outstanding on the date of this Agreement (or issued after the date hereof in compliance with this Agreement) in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

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(v) incur, create or assume any Indebtedness, other than Indebtedness in the ordinary course (including revolving credit drawings, capital leases, deferred purchase price obligations and trade payables) greater than $10,000,000;

(vi) cancel or forgive any Indebtedness in excess of $1,000,000 owed to the Company;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) except as required by applicable Law or under the terms of any Employee Benefit Plan of the Company that is set forth on the Section 3.15(a) of the Company Disclosure Schedules, (A) establish, adopt, materially modify, materially amend, terminate or materially increase the coverage of benefits available under any Employee Benefit Plan of the Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to the Named Senior Executives (or any of them) except as part of the Compensation Committee Process, (C) announce, grant, or promise to grant, any compensation or benefits to any Named Senior Executive except as part of the Compensation Committee Process, (D) materially increase the compensation or benefits provided to any current or former director or any Named Senior Executives other than (x) annual salary increases in the ordinary course of business, which are consistent with past practices and (y) as part of the Compensation Committee Process, or (E) hire, engage, terminate (without cause), furlough, or temporarily lay off any Named Senior Executive;

(ix) negotiate, enter into, modify, terminate, or extend any CBA or recognize or certify any labor union, labor organization, works council, or employee representative as the bargaining representative for any employee;

(x) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, nondisparagement, noninterference or other restrictive covenant obligation of any Named Senior Executive;

(xi) implement any employee layoff, plant closing, reduction in force, work schedule charges, or other such action that implicates WARN;

(xii) (A) make (other than in the ordinary course of business consistent with past practice), change, or revoke any material Tax election; (B) enter into any settlement or compromise (including any closing agreement or other written agreement) with any Tax Authority relating to any Tax matter; (C) abandon or fail to conduct any audit, examination, or other Action in respect of a Tax or Tax Return; (D) file any amended Tax Return; (E) consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return; (F) enter into any Tax sharing agreement; (G) adopt or change a method of Tax accounting with respect to material Taxes; (H) change an accounting period with respect to Taxes or (I) take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;

(xiii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $5,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Topco or any of its Affiliates after the Closing);

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xv) make any change in the Company’s accounting methodology, practice or policy in any material respect, other than changes required by GAAP or applicable Law;

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(xvi) other than in the ordinary course of business, amend, modify or terminate any Material Contract in a manner that is materially adverse to the interests of the Company (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms);

(xvii) enter into, amend, modify, or waive any material benefit to or material right of the Company with respect to any Company Related Party Transaction;

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give SLAM, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

Section 6.2 Conduct of the Business of SLAM. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SLAM shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication, but excluding the Private Placement Financing), as required by applicable Law, as set forth on Section 6.2 of the SLAM Disclosure Schedules or as consented to in writing (including by email) by the Company (which such consent shall not be unreasonably withheld, conditioned, or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SLAM or any of its Subsidiaries;

(b) (i) declare, set aside, make or pay any dividends on, or make any other distribution or payment in respect of, any Equity Securities of SLAM or any of its Subsidiaries, or (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SLAM or any of its Subsidiaries, as applicable;

(c) other than pursuant to the Governing Documents of SLAM, split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other SLAM Liability or amend, modify, or waive any Sponsor Promissory Note, provided that SLAM shall be permitted only to make further drawdowns on any existing Sponsor Promissory Notes (as amended according to Section 2.4(f)) and to increase any amounts that may be drawn down under any existing Sponsor Promissory Note;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SLAM or any of its Subsidiaries;

(f) issue any Equity Securities of SLAM or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of SLAM or any of its Subsidiaries;

(g) enter into, or permit any of the assets owned or used by SLAM or any of its Subsidiaries to become bound by, any Contract, other than as expressly required in connection with, or in the ordinary course related to, the transactions contemplated hereunder;

(h) enter into, renew, modify or revise any SLAM Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SLAM Related Party Transaction);

(i) (A) make (other than in the ordinary course of business consistent with past practice), change, or revoke any material Tax election; (B) enter into any settlement or compromise (including any closing agreement or other written agreement) with any Tax Authority relating to any Tax matter; (C) abandon or fail to conduct any audit, examination, or other Action in respect of a Tax or Tax Return; (D) file any amended Tax Return; (E) consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return; (F) enter into any Tax sharing agreement; (G) adopt or change a method of Tax accounting with respect to Taxes; (H) change an

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accounting period with respect to Taxes or (I) take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;

(j) enter into any settlement, conciliation or similar Contract that by its terms will impose any material obligations on Topco or any of its Affiliates after the Closing;

(k) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(m) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.2.

Notwithstanding anything in this Section 6.2 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SLAM and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SLAM from using the funds held by SLAM outside the Trust Account to pay any SLAM Expenses or Unpaid SLAM Liabilities or from otherwise distributing or paying over any funds held by SLAM outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 6.3 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable under applicable Laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 8 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the Private Placement Financing on the terms and subject to the conditions set forth in Subscription Agreements mutually agreeable to SLAM and the Company, in each party’s sole discretion, and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 6.3(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the First Effective Time, the First Surviving Company)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. If the Closing does not occur, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, however, that, subject to the following proviso, SLAM shall pay the full HSR Act filing fee, any registration filing fees relating to the filing of the Registration Statement/Proxy Statement and all other filing, registration or similar fees required to be paid prior to Closing in connection with any filings or submissions to any Governmental Entity necessary or advisable, including any voluntary CFIUS filing, in connection with the Closing; provided, further, that, if the Closing occurs, the fees of each Party will be paid in accordance with Section 10.6. If required, each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within 10 Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. SLAM shall promptly inform the Company of any material communication between SLAM, on the one hand, and any Governmental Entity, on the

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other hand, and the Company shall promptly inform SLAM of any material communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SLAM and the Company. In furtherance and not in limitation of the foregoing, SLAM agrees to take, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other antitrust laws applicable to the transaction contemplated by this Agreement so as to enable the Parties to close such transactions as soon as practicable, including (i) committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, holding separate or other disposition of assets or businesses of any of SLAM, the Company, or any of their respective Affiliates and Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of any of SLAM, any of its Subsidiaries or the Company and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of SLAM, any of its Subsidiaries or the Company (and, in each case, entering or offering to enter into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the transactions contemplated by this Agreement) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling, that would otherwise have the effect of preventing consummation of the transactions contemplated by this Agreement, and to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve consummation of such the transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event prior to the Termination Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.3(a) or otherwise under this Agreement shall prohibit, restrict or otherwise limit the Company from soliciting, initiating, encouraging (including by means of furnishing or disclosing non-public information), facilitating, discussing, negotiating or consummating any Company Permitted Financing, including the Qualified Series B Financing, or soliciting, initiating, encouraging (including by means of furnishing or disclosing non-public information), facilitating, discussing, negotiating, but not consummating any other Company Financing.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SLAM, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SLAM) or SLAM (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed substantive written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of SLAM, the Company, or, in the case of the Company, SLAM in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of SLAM, the Company, or, in the case of the Company, SLAM, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SLAM, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SLAM, any of SLAM or any of its Representatives (in their capacity as a representative of SLAM) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). SLAM and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation

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and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of SLAM or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent or (B) the Company or any of its Representatives settle or compromise any Transaction Litigation without SLAM’s prior written consent.

(e) The parties shall use commercially reasonable efforts to cause that, as of the Closing Date, (i) the Subscription Agreements (A) shall be in full force and effect without amendment or modification, (B) shall be the valid, binding and enforceable obligations of Topco and each other party thereto (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and (C) shall have not been withdrawn, terminated or rescinded in any respect, (ii) there shall be no other Contracts between Topco (or any of its Affiliates) and any Private Placement Investor relating to any Subscription Agreement that would reasonably be expected to affect the obligations of any Private Placement Investor to contribute to Topco the applicable portion of the Private Placement Financing Gross Amount set forth in the Subscription Agreements, (iii) no event shall have occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Topco under any material term or condition of any Subscription Agreement, and (iv) Topco will be able to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement.

Section 6.4 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.4(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company and SLAM shall (i) continue to provide, or cause to be provided, to the other party and its Representatives access to its directors, officers, offices, properties, books and records, (ii) furnish to the other party and its Representatives such information relating to the business of the Company Group or SLAM as such Persons may reasonably request and (iii) cause its respective Representatives to cooperate with the other party in such other party’s investigation of its business; provided, that no investigation pursuant to this Section 6.4(b) (or any investigation prior to the Effective Date) shall affect any representation or warranty given by the Company Group or SLAM and, provided, further, that any investigation pursuant to this Section 6.4(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or SLAM. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (A) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (B) violate any Contract to which it is a party or to which it is subject or applicable Law; provided, that the non-disclosing party must advise the other party that it is withholding such access or information and (to the extent reasonably practicable) the basis on which the access is not granted or information not disclosed.

Section 6.5 Public Announcements.

(a) Subject to Section 6.5(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SLAM or, after the Closing, SLAM; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is SLAM, or SLAM, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with SLAM and the disclosing Party shall consider such comments in good faith,

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(ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.5 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 6.5 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities; provided, that the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SLAM prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SLAM shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SLAM shall consider such comments in good faith. The Company, on the one hand, and SLAM, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SLAM, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), SLAM shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SLAM promptly (and in any event within two Business Days after receipt) of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal unless disclosure of the identity of such Persons would violate any confidentiality agreement in effect on the date of this Agreement) and (B) keep SLAM reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SLAM shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SLAM Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SLAM Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SLAM Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SLAM agrees to (A) notify the Company promptly (and in any event within two Business Days after receipt) of any SLAM Acquisition Proposal by SLAM, and to

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describe the material terms and conditions of any such SLAM Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SLAM Acquisition Proposal unless disclosure of the identity of such Persons would violate any confidentiality agreement in effect on the date of this Agreement) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 6.7 Preparation of Registration Statement/Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement (which, for the avoidance of doubt, shall be no earlier than the availability of the Required Company Financial Statements), Topco, SLAM and the Company shall prepare and mutually agree upon (which such agreement shall not be unreasonably withheld, conditioned or delayed by either SLAM or the Company, as applicable), and Topco shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a prospectus of Topco and a proxy statement of SLAM which will be used for (i) soliciting proxies from holders of SLAM Class A Shares to vote at the SLAM Shareholders Meeting, as adjourned or postponed and (ii) soliciting proxies from the holders of SLAM Warrants to vote at the SLAM Warrantholders Meeting, as adjourned or postponed). Each of Topco, SLAM and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws or in response to any comments from the SEC); (B) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement/Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC. SLAM, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives as may be required or as may be reasonably requested or advisable in connection with any action contemplated by this Section 6.7 or for inclusion or incorporation by reference in any other statement, filing, notice or application made by or on behalf of Topco or SLAM to the SEC or any Approved Stock Exchange in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 7.1(a)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of SLAM, the Company, or, in the case of the Company, SLAM, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SLAM, the Company, or, in the case of the Company, SLAM (in either case, which such agreement shall not be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) SLAM shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SLAM Holders. SLAM shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of SLAM Shares for offering or sale in any jurisdiction, and SLAM and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) If at any time prior to the Closing, Topco, SLAM or the Company becomes aware of (i) the Registration Statement/Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were

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made, not misleading or (ii) any other information which is required to be set forth in an amendment or supplement to the Registration Statement/Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SLAM (as applicable) shall promptly inform SLAM or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to SLAM’s shareholders an amendment or supplement to the Registration Statement/Proxy Statement. Each of Topco, the Company and SLAM shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Topco, SLAM, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(c) Topco will advise the Company, reasonably promptly (and in any event within one (1) Business Day) after Topco receives notice thereof, of the time when the Registration Statement/Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop Order or the suspension of the qualification of the Topco Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement/Proxy Statement or for additional information. SLAM and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before any such document is filed with the SEC by Topco and Topco shall give reasonable and good faith consideration to any comments made by SLAM and its counsel. Each of Topco, SLAM and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement/Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

Section 6.8 SLAM Shareholder and Warrantholder Approval.

(a) As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, SLAM shall (i) duly give notice of and duly convene and hold a general meeting of its shareholders (the “SLAM Shareholders Meeting”) in accordance with the Governing Documents of SLAM, for the purposes of obtaining the SLAM Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SLAM Shareholder Redemption, and (ii) duly give notice of and duly convene and hold a meeting of its warrantholders (the “SLAM Warrantholders Meeting”) in accordance with the Warrant Agreement and the Governing Documents of SLAM, for the purposes of obtaining the SLAM Warrantholder Approval and, if applicable, any approvals related thereto. SLAM shall, through approval of its board of directors, (A) recommend to its shareholders (the “SLAM Shareholder Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (ii) the adoption and approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the Topco Equity Incentive Plan and the Topco ESPP (as defined below) (collectively, the “Equity Plan Proposals”) effective as of the Closing; (iv) the adoption and approval of each other proposal that either the SEC or an Approved Stock Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (v) the adoption and approval of each other proposal mutually determined by SLAM and the Company to be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; (vi) the adoption and approval of a proposal for the adjournment of the SLAM Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clause (i) through clause (vi) together, the “Transaction Proposals”), and (B) recommend to the holders of SLAM Warrants (i) the adoption and approval of an amendment to the terms of the Public SLAM Warrants to provide that each Public SLAM Warrant will convert into 0.25 New SLAM Shares immediately prior to or in connection with the Domestication (the “SLAM Warrant Amendment”), and after giving effect to the SLAM Warrant Amendment, no SLAM Warrants will be outstanding, and the SLAM Class A Shares resulting from such conversion will, at the First Effective Time, be automatically cancelled and extinguished and converted into the right to receive Topco Shares in accordance with Section 2.4(d), and (ii) any other matters necessary or advisable to effect the SLAM Warrant Amendment (such proposals in (B)(i) and (B)(ii), together, the “SLAM

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Warrant Amendment Proposal”); and provided that SLAM may adjourn or postpone the SLAM Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SLAM Shareholder Approval or the SLAM Warrantholder Approval, as applicable, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SLAM has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SLAM Holders and holders of SLAM Warrants prior to the SLAM Shareholders Meeting or SLAM Warrantholders Meeting, as applicable or (D) to allow reasonable time for the SLAM Board to accept reversals of elections to redeem SLAM Class A Shares if the holders of SLAM Class A Shares have elected to redeem a number of SLAM Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 8.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall SLAM adjourn or postpone the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, as applicable, for more than 15 Business Days later than the most recently adjourned or postponed meeting or to a date more than 30 Business Days after the original date of the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, as applicable or, without the consent of the Company, to a date that is beyond the Termination Date. The SLAM Board Recommendation shall be included in the Registration Statement/Proxy Statement. SLAM covenants that none of the SLAM Board or SLAM nor any committee of the SLAM Board shall change, withdraw, withhold, qualify, or modify, or propose publicly or by formal action of the SLAM Board, any committee of the SLAM Board or SLAM to change, withdraw, withhold, qualify, or modify, in a manner adverse to the Company, the SLAM Board Recommendation or any other recommendation by the SLAM Board or SLAM with respect to the Transaction Proposals set forth in the Registration Statement/Proxy Statement.

(b) With respect to any SLAM shareholder outreach in connection with the SLAM Shareholder Meeting, the Company shall use its commercially reasonable efforts to, and shall cause its Representatives to, provide to SLAM all cooperation reasonably requested by SLAM, which commercially reasonable efforts shall include (i) furnishing SLAM with information to be used in the preparation of one or more information packages or marketing materials regarding the business, operations, financial projections or prospects of the Company and (ii) causing the Company’s Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings or presentations.

Section 6.9 Stock Exchange Listing; SLAM Filings.

(a) Each of Topco and SLAM shall use its reasonable best efforts to cause: (a) Topco’s initial listing application and the continuing listing requirements with an Approved Stock Exchange in connection with the transactions contemplated by this Agreement to have been approved and (b) the Topco Shares issuable in accordance with this Agreement, including the Mergers and the Private Placement Financing, to be approved for listing on an Approved Stock Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Effective Time.

(b) From the date hereof through the Closing, each of Topco and SLAM will timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 6.10 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at or prior to the Closing, SLAM shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SLAM pursuant to the SLAM Shareholder Redemption, (B) pay the amounts due to the underwriters of SLAM’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SLAM in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Transaction Support Agreements; Company Shareholder Approval. As promptly as reasonably practicable (and in any event prior to the SLAM Shareholders Meeting) following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Topco and SLAM a true and correct copy of a

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written consent (in form and substance reasonably satisfactory to SLAM) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Company Shareholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with applicable Law and the Company’s Governing Documents in effect as of the date thereof (the “Company Shareholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement.

Section 6.12 Private Placement Investment. Topco may not enter into any Subscription Agreement or modify or waive any provisions of a Subscription Agreement, in each case, without the prior written consent of SLAM and the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of SLAM or the Company. Before entering into any Subscription Agreement, Topco shall provide SLAM and the Company and their respective counsels counsel the opportunity to review and comment upon such Subscription Agreements prior to their execution. From the date hereof through the Closing, Topco and SLAM shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its commercially reasonable efforts to enforce Topco’s rights under the Subscription Agreements to cause the Private Placement Investors to pay to (or as directed by) Topco the applicable purchase price under each Private Placement Investor’s applicable Subscription Agreement in accordance with its terms, but in no event prior to the First Effective Time. Without limiting the generality of the foregoing, Topco shall give SLAM and the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Topco; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if Topco does not expect to receive all or any portion of the Private Placement Gross Financing Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 6.13 Indemnification; Directors’ and Officers’ Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of (x) SLAM (the “SLAM D&O Indemnified Persons”) and (y) the Company and its Subsidiaries (the “Company D&O Indemnified Persons” and, together with the SLAM D&O Indemnified Persons, the “D&O Indemnified Persons”) as provided in their respective Governing Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law) between any D&O Indemnified Person and any of the Company and its Subsidiaries or SLAM (as applicable) in effect on the Effective Date and disclosed in Schedule 5.15(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Closing Date, Topco and the Company shall cause the Governing Documents of New SLAM and Topco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Governing Documents of SLAM to the extent permitted by applicable Law.

(b) For a period of six years from the Closing, Topco shall, or shall cause its Affiliates or Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Persons on terms substantially equivalent to, and in any event not less favorable in the aggregate than, the terms of such current insurance coverage. Notwithstanding the foregoing, SLAM or the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing (provided, that in no event shall Topco be required to expend for such policy pursuant to this Section 6.13 an aggregate amount in excess of 350% of the aggregate annual premium payable by the Company Group or SLAM, as applicable for the last full fiscal year) and (i) if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company Group and Topco shall maintain (and cause their Subsidiaries to maintain) such policies in effect and continue to honor the

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obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.13 shall be continued in respect of such claim until the final disposition thereof.

(c) If Topco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Topco shall assume all of the obligations set forth in this Section 6.13.

(d) The provisions of this Section 6.13 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives as third-party beneficiaries of this Section 6.13.

Section 6.14 Post-Closing Directors and Officers.

(a) The Parties shall take all necessary action such that, effective immediately after the First Effective Time, (i) the board of directors of Topco (the “Topco Board”) shall initially consist of nine directors; (ii) the members of the Topco Board will be the individuals determined in accordance with Section 6.14(b); and (iii) the officers of Topco (the “Officers”) are the individuals determined in accordance with Section 6.14(c).

(b) The directors on the Topco Board immediately after the First Effective Time (each, a “Director”) shall consist of (i) two individuals designated by SLAM (collectively, the “SLAM Designees”) and (ii) seven individuals designated by the Company (collectively, the “Company Designees”); provided, that if the Company does not enter into a mutually acceptable written agreement with Alex Rodriguez prior to the Closing Date that sets forth the terms of Mr. Rodriguez’s service on the Topco Board or other business relationship with the Company, then SLAM shall have the right to designate only one initial Director. In the event that any initial SLAM Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing SLAM Holders, SLAM may replace such individual with another individual to serve as such Director. In the event of the resignation, death, incapacitation, disqualification or removal of any initial SLAM Designee during such person’s initial term of office, SLAM shall have to the right to nominate a replacement for such SLAM Designee that will be subject to the normal Topco Board approval process for the filling of vacancies on the Topo Board set forth in the Topco Certificate of Incorporation. In the event that any Company Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing SLAM Holders, the Company may replace such individual with another individual to serve as such Director.

(c) The Officers immediately after the First Effective Time shall be the individuals identified on Section 6.14(c) of the Company Disclosure Schedules, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 6.14(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing SLAM Holders, the Company may (subject to prior consultation with SLAM) replace such individual with another individual to serve as such Officer by amending Section 6.14(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

(d) On the Closing Date, Topco shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the Topco Board upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 6.15 PCAOB Financials.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to SLAM (i) the Required Company Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the

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previous fiscal year) or fiscal year (ands as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement/Proxy Statement (the “Additional Required Company Financial Statements”). All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement/Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, SLAM in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by SLAM with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.16 Topco Equity Incentive Plan and Topco ESPP. Prior to the effectiveness of the Registration Statement/Proxy Statement, the Topco Board shall approve, subject to approval of the shareholders of SLAM, an incentive equity plan, in a form to be mutually agreed upon between SLAM and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SLAM, as applicable), that provides for grants of awards to eligible service providers (the “Topco Equity Incentive Plan”). The Topco Equity Incentive Plan shall have an initial share reserve equal to 10% of the aggregate number of Topco Shares outstanding immediately following the Closing, on a fully diluted basis (calculated after giving effect to the transactions hereunder). In addition, prior to the effectiveness of the Registration Statement/Proxy Statement, the Topco Board shall approve, subject to approval of the shareholders of SLAM, an employee stock purchase plan in a form to be mutually agreed upon between SLAM and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SLAM, as applicable) (the “Topco ESPP”). The Topco ESPP shall have an initial share reserve equal to 1% of the aggregate number of Topco Shares outstanding immediately following the Closing, on a fully diluted basis (calculated after giving effect to the transactions hereunder).

Section 6.17 Section 16 Matters. Prior to the First Effective Time, SLAM shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Topco Shares that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated under this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SLAM to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.18 Termination of Company Related Party Transactions. The Company shall terminate, or otherwise cause the termination of, those Company Related Party Transactions set forth on Section 6.18 of the Company Disclosure Schedules, with such termination to be effective as of, and contingent upon, the Closing.

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Section 6.19 Communications License Matters. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as required by this Agreement or applicable Law, the Company shall, and shall cause its Subsidiaries to:

(a) maintain the Company’s FCC Licenses set forth on Section 3.25 of the Company Disclosure Schedules;

(b) operate in compliance in all material respects with the Communications Act, FCC rules, regulations and policies;

(c) keep SLAM reasonably informed on a reasonably timely basis of any material communications and inquiries (whether written or oral) received by any member of the Company Group from, or given by any member of the Company Group to, the FCC, and of any material communication received or given in connection with any action by a private party, in each case with respect to the FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Group, and promptly provide SLAM with true and complete copies of all documents filed with, submitted to or received from the FCC with respect to FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Group;

(d) maintain the Company’s licenses set forth in Section 6.19(d) of the Company Disclosure Schedules in full force and effect, and not modify or terminate such license;

(e) provide SLAM with reasonable time to review and comment on all such new FCC Applications prior to filing, and consider in good faith all reasonable comments of SLAM on such new FCC Applications; and

(f) diligently prosecute the FCC Applications to favorable conclusions (including promptly providing all information requested by the FCC and opposing any third party comments or filings that request denial or adverse variations to or conditions on the Company or its Subsidiaries or the Business), (B) not amend or withdraw the FCC Applications, except where speed is of the utmost importance and prior consent is not possible, and (C) not take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of grants of the FCC Applications.

Section 6.20 Sponsor Forfeitures.

(a) (i) In the event that, at the Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Company Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and (2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Company Permitted Financings Amount, the Sponsor and SLAM shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of the Sponsor, SLAM or any other Person, 5,875,000 Sponsor Shares and (ii) in the event that, at the Closing, the sum of (A) the Private Placement Gross Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is equal to or greater than the difference between (x) $200,000,000 minus (y) the Company Permitted Financings Amount, the Sponsor and SLAM shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of the Sponsor, SLAM or any other Person, 3,875,000 Sponsor Shares (any such forfeiture, the “Sponsor Forfeiture”).

(b) After the Second Effective Time, 1,500,000 Topco Shares held in the aggregate by the Sponsor and the Other Class B Shareholders, on a pro rata basis per holder (the “Sponsor Earnout Shares”), shall become subject to vesting and shall vest if, and only when, within the Earnout Period, the VWAP of the Topco Shares on the Approved Stock Exchange over any 20 trading days within the preceding 30 trading days is equal to or greater than $12.00. For the avoidance of doubt, if the Sponsor Earnout Shares do not vest pursuant to the terms of this Section 6.20(b) prior to the end of the Earnout Period, the Sponsor shall forfeit, and Topco shall cancel, the Sponsor Earnout Shares. The Sponsor Earnout Shares shall not be transferable by the Sponsor prior to vesting.

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ARTICLE 7
TAX MATTERS

Section 7.1 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that, for U.S. federal (and applicable state and local) Income Tax purposes, (i) the Domestication and the First Merger shall each constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SLAM, New SLAM and Topco, as applicable, are a party under Section 368(b) of the Code, and accordingly, the taxable year of SLAM will end on the date that the Domestication is consummated pursuant to Treasury Regulations Section 1.367(b)-2(f)(4), (ii) the Warrant Conversion (if applicable) shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (ii) the Second Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code to which each of New SLAM and the Company are parties under Section 368(b) of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 7.1(a)(i) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The Parties shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

(ii) SLAM and the Company hereby adopt this Agreement as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication, the First Merger, the Second Merger and the Warrant Conversion (if applicable). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the First Merger, (B) the Domestication, (C) the Second Merger or (D) the Warrant Conversion (if applicable) from qualifying for the Intended Tax Treatment.

(iii) Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).

(iv) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in such connection, SLAM and the Company (if applicable) shall deliver to Kirkland & Ellis customary Tax representation letters satisfactory to counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement. If required SLAM shall cause Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and the First Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing SLAM Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SLAM’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualified Electing

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Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to New SLAM (i) a duly completed and executed certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a duly completed and executed notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in each case, dated as of the Closing Date and in the form and substance reasonably satisfactory to New SLAM.

ARTICLE 8
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 8.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by each of the Parties of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement (if applicable) shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required SLAM Shareholder Approval shall have been obtained; and

(f) the FCC Consent shall have been obtained.

Section 8.2 Other Conditions to the Obligations of SLAM. The obligations of SLAM to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SLAM of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.12(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.12(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

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(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SLAM the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied, in a form and substance reasonably satisfactory to SLAM;

(ii) the Registration Rights Agreement duly executed by Topco;

(iii) the SLAM Designees shall have been appointed to the Topco Board in accordance with Section 6.14(b)(i); and

(iv) the SAFEs and convertible notes set forth on Section 8.2(d)(v) of the Company Disclosure Schedules shall have been exchanged for or converted into Company Shares.

Section 8.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the SLAM Fundamental Representations (other than the representations and warranties set forth in Section 4.4(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.4(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of SLAM (other than the SLAM Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SLAM Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SLAM Material Adverse Effect;

(b) SLAM shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) Topco’s initial listing application with an Approved Stock Exchange in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the First Effective Time, Topco shall satisfy any applicable initial and continuing listing requirements of an Approved Stock Exchange, and Topco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the First Effective Time, and the Topco Shares shall have been approved for listing on an Approved Stock Exchange;

(d) the Qualified Series B Financing shall have been consummated;

(e) each of the underwriters of SLAM’s initial public offering shall have waived in writing all of its deferred underwriting fees;

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(f) the Specified Investor shall have entered into a commercial contract with the Company, pursuant to which the Specified Investor shall have committed to pay the Company at least $10,000,000, and the Specified Investor shall not be in breach of such contract;

(g) at or prior to the Closing, SLAM shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of SLAM, dated as of the Closing Date, to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) the Registration Rights Agreement duly executed by Topco; and

(iii) the Lockup Agreements duly executed by the Sponsor, the Employee Holders and the Other RRA Parties;

(h) the Minimum Cash Condition shall be satisfied; and

(i) the Company Designees shall have been appointed to the Topco Board in accordance with Section 6.14(b)(ii).

Section 8.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was proximately caused by (a) the Company’s breach of any of the representations or warranties set forth in Article 3 hereof or (b) the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2. SLAM may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was proximately caused by (i) SLAM’s breach of any of the representations or warranties set forth in Article 4 hereof or (ii) SLAM’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2.

ARTICLE 9
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SLAM and the Company;

(b) by SLAM, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by SLAM, and (ii) the Termination Date; provided, however, that SLAM is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if SLAM has failed to perform any covenant or agreement on the part of SLAM set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to SLAM by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 8.2(a) or Section 8.2(b) from being satisfied;

(d) by either SLAM or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 31, 2024 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to SLAM if SLAM’s breach of any

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of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SLAM or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either SLAM or the Company if the SLAM Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, SLAM’s shareholders have duly voted and the Required SLAM Shareholder Approval was not obtained;

(g) by the Company, if the SLAM Board or SLAM, or any committee of the SLAM Board, shall have withdrawn or modified, or proposed publicly or by formal action of the SLAM Board, any committee of the SLAM Board or SLAM to withdraw or modify, in a manner adverse to the Company, the SLAM Board Recommendation or any other recommendation by the SLAM Board or SLAM with respect to the Transaction Proposals set forth in the Registration Statement/Proxy Statement;

(h) by SLAM at any time before the Company delivers, or causes to be delivered, to SLAM the Company Shareholder Written Consent, if the Company does not deliver, or cause to be delivered to SLAM, the Company Shareholder Written Consent, in each case, in accordance with Section 6.11 on or prior to the Company Shareholder Written Consent Deadline; or

(i) by the Company, (i) if the Qualified Series B Financing is not consummated by the Series B Financing Deadline, (ii) if by the Private Placement Financing Deadline SLAM has not entered into binding Subscription Agreements representing an aggregate Private Placement Net Financing Amount of at least the difference between (A) $85,000,000 minus (B) the Company Permitted Financings Amount, or (iii) at 5:00 p.m. on the day after all of the Approved Stock Exchanges provide notice to SLAM, Topco or the Company that immediately following the Closing, Topco shall not satisfy the applicable initial or continuing listing requirements of such Approved Stock Exchange.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 6.4(a), this Section 9.2, Article 10 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 9.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Transaction Support Agreement, the Confidentiality Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 10
MISCELLANEOUS

Section 10.1 Non-Survival. Other than those representations, warranties and covenants set forth in Article 2, Section 3.29, Section 3.30, Section 4.20 and Section 4.23, each of which shall survive following the Second Effective Time, or as otherwise provided in the last sentence of this Section 10.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Second Effective Time), of the Parties set forth in this Agreement, shall terminate at the Second Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Second Effective Time against any Party, any Company Non-Party Affiliate or any SLAM Non-Party Affiliate. Each covenant and agreement contained herein

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that, by its terms, expressly contemplates performance after the Second Effective Time shall so survive the Second Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Second Effective Time shall so survive the Second Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Second Effective Time shall so survive the Second Effective Time in accordance with the terms of such Ancillary Document. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 10.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) SLAM and the Company prior to the Closing and (b) Topco and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.2 shall be void.

Section 10.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) SLAM and the Company prior to the Closing and (b) Topco and the Sponsor after the Closing. This Agreement may not be amended or modified except as provided in the immediately preceding sentence and any purported amendment or modification by any Party or Parties effected in a manner which does not comply with this Section 10.3 shall be void, ab initio.

Section 10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SLAM, to:

SLAM Corp.
55 Hudson Yards, 47th Floor, Suite C
New York, New York
Attention: Ryan Bright
E-mail:     *****@slamcorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Christian O. Nagler, P.C.

Jason Krause

E-mail:     *****@kirkland.com

   *****@kirkland.com

(b) If to the Company, to:

Lynk Global, Inc.
510 North Washington Street, Suite 200
Falls Church, VA
Attention: Charles Miller, CEO

    Margo Deckard, COO

Email:       *****@lynk.world

        *****@lynk.world

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Geoff Willard

    Jocelyn M. Arel

    Daniel J. Espinoza

E-mail:      *****@goodwinlaw.com

        *****@goodwinlaw.com

        *****@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.5 Governing Law. This Agreement, the rights of the parties hereto arising out of or related to this Agreement and all disputes or controversies arising out of or relating to this Agreement, the transactions contemplated hereby and the negotiation, interpretation, construction, validity or enforcement hereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction, including any applicable statute of limitations, other than the State of Delaware (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).

Section 10.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SLAM shall pay, or cause to be paid, all Unpaid SLAM Expenses and (b) if the Closing occurs, then Topco shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SLAM Expenses.

Section 10.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Annexes, Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Annexes, Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Annexes, Exhibits or Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SLAM, any documents or other materials that have been accessible to be viewed by SLAM in the electronic data room hosted by Intralinks at https://services.intralinks.com/ under the project name “Project Lunar” as of 12:00 p.m., Eastern Time, at least one day prior to the date of this Agreement and remained so accessible through the Closing; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or

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modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to SLAM in relation to any time following the Domestication shall be deemed to be referenced to New SLAM. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 10.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SLAM Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SLAM Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SLAM Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.13 and the two subsequent sentences of this Section 10.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 10.2, Section 10.3, Section 10.14 and this Section 10.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 10.13 and this Section 10.9 (to the extent related to the foregoing).

Section 10.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall cooperate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed and delivered in one or more counterparts (including facsimile, DocuSign or other electronic counterparts), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or any other form of electronic transmission of signature shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 10.12 Knowledge of Company; Knowledge of SLAM. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.12 of the Company Disclosure Schedules, after reasonable inquiry. For all purposes of this Agreement, the phrase “to SLAM’s knowledge” and “to the knowledge of SLAM” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.12 of the SLAM Disclosure Schedules, after reasonable inquiry. For the avoidance of doubt, none of the individuals set forth on Section 10.12 of the Company Disclosure Schedules or Section 10.12 of the SLAM Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

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Section 10.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SLAM Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party acknowledges and agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SLAM Non-Party Affiliates, in the case of SLAM, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SLAM or any Non-Party Affiliate concerning the Company, SLAM, this Agreement or the transactions contemplated hereby.

Section 10.14 Extension; Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body), managing member, general partner or other officers or Persons thereunto duly authorized (a) extend the time for the performance of any of the obligations or other acts of the other Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth herein or (c) waive compliance by the other Parties with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT, THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby (including with respect to the meaning, effect, validity, termination, interpretation, performance, enforcement of alleged breach hereof and thereof), and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding

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in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement hereof and thereof), (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 10.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail (and not by e-mail) to such Party’s respective address set forth in Section 10.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 10.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.18 Trust Account Waiver. Reference is made to the final prospectus of SLAM, filed with the SEC on February 22, 2021 (the “Prospectus”). The Company (a) represents and warrants that it has read the Prospectus and (b) acknowledges and agrees and understands that SLAM has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SLAM’s public shareholders (including overallotment shares acquired by SLAM’s underwriters, the “Public Shareholders”), and SLAM may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SLAM entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SLAM or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with SLAM or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SLAM or its Affiliates).

Annex A-80

Section 10.19 Waiver of Conflicts; Privilege.

(a) SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SLAM or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SLAM Group”), on the one hand, and (y) the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented SLAM and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SLAM Group in such dispute (any such representation, the “SLAM Post-Closing Representation”), even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented SLAM in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Each of SLAM and the Company, on behalf of their respective successors and assigns, hereby consents to the SLAM Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among SLAM, the Sponsor and/or any other member of the SLAM Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SLAM Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SLAM or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Company and/or any member of the SLAM Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute (any such representation, the “Company Post-Closing Representation”), even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented SLAM and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Each of SLAM and the Company, on behalf of their respective successors and assigns, hereby consents to the Company Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Goodwin, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SLAM prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

*     *     *     *     *

Annex A-81

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SLAM:
SLAM CORP.
By:	/s/ Alexander Rodriguez
Name: Alexander Rodriguez
Title: Chief Executive Officer
SPONSOR:
SLAM SPONSOR, LLC
By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Authorized Signatory
COMPANY:
LYNK GLOBAL, INC.
By:	/s/ Charles Miller
Name: Charles Miller
Title: Chief Executive Officer
TOPCO:
LYNK GLOBAL HOLDINGS, INC.
By:	/s/ Charles Miller
Name: Charles Miller
Title: President
MERGER SUB 1:
LYNK MERGER SUB 1, LLC
By:	/s/ Charles Miller
Name: Charles Miller
Title: President, Lynk Global Holdings, Inc.
MERGER SUB 2:
LYNK MERGER SUB 2, LLC
By:	/s/ Charles Miller
Name: Charles Miller
Title: President, Lynk Global Holdings, Inc.

[Signature Page to Business Combination Agreement]

Annex A-82

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LYNK GLOBAL HOLDINGS, INC.

Lynk Global Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Lynk Global Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 16, 2024 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation, as it may be amended, restated or otherwise modified from time to time, including the terms of any certificate of designations of any class or series of preferred stock (the “Certificate of Incorporation”) amends, restates and integrates the provisions of the Original Certificate, and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

ARTICLE I

The name of the Corporation is Lynk Global Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 8 The Green, Ste R, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Resident Agents Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is [•], which shall consist of two classes as follows: (a) [•] shares shall be a class designated as common stock, par value $0.00001 per share (the “Common Stock”), which class of Common Stock shall be subdivided into two series consisting of (i) [•] shares designated as Series A common stock (the “Series A Common Stock”) and (ii) [•] shares designated as Series B common stock (the “Series B Common Stock”); and (b) [•] shares shall be a class designated as preferred stock, par value $0.00001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designation of any series of Preferred Stock or in Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of any class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor; provided, however, that the number of authorized shares of Series B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of shares of Series B Common Stock then outstanding, voting as a separate class. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to any amendments to the Certificate of Incorporation.

Annex B-1

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

B. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate of Incorporation (including any certificate of designation of any series of Preferred Stock):

1. Voting Rights.

(a) General Right to Vote Together. Except as otherwise expressly provided herein or required by applicable law, the holders of Series A Common Stock and Series B Common Stock shall vote together on all matters submitted to a vote of the stockholders.

(b) Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Series A Common Stock shall be entitled to one vote for each such share held by such holder, and each holder of Series B Common Stock shall be entitled to 10 votes for each such share held by such holder. Notwithstanding the foregoing, except as otherwise required by law, holders of shares of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of the Preferred Stock or one or more outstanding series thereof if the holders of such Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL.

2. Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Series A Common Stock and Series B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of any Distribution, Distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine. Shares of Series A Common Stock and Series B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series; provided, however, that in the event a Distribution is paid in the form of Series A Common Stock or Series B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be), then holders of Series A Common Stock shall receive Series A Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and holders of Series B Common Stock shall receive Series B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and such Distribution shall be deemed equal, identical and ratable so long as such Distribution is paid or distributed ratably on a per share basis.

(b) Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Series A Common Stock or Series B Common Stock, then the outstanding shares of the other such series will be concurrently subdivided, combined or reclassified in the same proportion and manner to maintain the same proportionate equity ownership between the holders of the outstanding Series A Common Stock and Series B Common Stock on the record date or effective date for such subdivision, combination or reclassification, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series.

(c) Equal Treatment in a Change of Control Transaction. In connection with any Change of Control Transaction, shares of Series A Common Stock and Series B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any

Annex B-2

consideration paid or otherwise distributed to stockholders of the Corporation (any such consideration, “Change of Control Consideration”), provided, however, that the holders of shares of such series may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Change of Control Transaction if (1) the only difference in the per share consideration to the holders of the Series A Common Stock and Series B Common Stock is that any securities distributed to the holders of, or issuable upon the conversion of, a share of Series B Common Stock have 10 times the voting power of any securities distributed to the holder of, or issuable upon the conversion of, a share of Series A Common Stock or (2) such different or disproportionate treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series; provided, however, for the avoidance of doubt, Change of Control Consideration shall not be deemed to include any consideration paid to or received by a person who is a holder of Series A Common Stock and/or Series B Common Stock, as applicable, pursuant to (x) any employment, consulting, severance or other compensatory arrangement (including, without limitation, any equity-based or cash compensatory award or payment) whether or not entered into in connection with such Change of Control Transaction or (y) a negotiated agreement between a holder of Series A Common Stock and/or Series B Common Stock, as applicable, with any counterparty (or affiliate thereof) to a Change of Control Transaction wherein such holder is contributing, selling, transferring or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or affiliate thereof) as part of a “rollover” or similar transaction that is approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors) and that is in connection with such Change of Control Transaction. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall, in addition to any approval otherwise required herein or by applicable law, require approval by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series, unless (i) the shares of Series A Common Stock and Series B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Series A Common Stock and Series B Common Stock, respectively.

3. Conversion of Series B Common Stock.

(a) Voluntary Conversion. Each share of Series B Common Stock shall be convertible into one fully paid and nonassessable share of Series A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Such written notice shall state therein the number of shares of Series B Common Stock being converted and the name or names in which the shares of Series A Common Stock are to be registered.

(b) Automatic Conversion. Each share of Series B Common Stock shall automatically, without any further action by the holder thereof, convert into one fully paid and nonassessable share of Series A Common Stock upon the earlier of:

(i) a Transfer of such share; provided, however, that no such automatic conversion shall occur in the case of a Transfer by a Series B Stockholder to any of the persons or entities listed in clauses (A) through (H) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Series B Stockholder and/or any other Permitted Transferee established by or for such Series B Stockholder:

(A) a Family Member of such Series B Stockholder, which shall mean with respect to any natural person who is a Series B Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Series B Stockholder and any spouse of any such person; and provided, further, that lineal descendants shall include adopted persons, but only so long as they are adopted during minority (herein collectively referred to as “Family Members”);

(B) a trust solely for the benefit of such Series B Stockholder and/or one or more of such Series B Stockholder’s Family Members (except for remote contingent interests) so long as all trustees of such trust are one or more of (i) such Series B Stockholder, (ii) a Family Member of such Series B Stockholder and/or (iii) an institution or individual who is a bank or trust company, a professional trustee, investment advisor or manager, investment banker, accountant or lawyer (herein referred to as a “Qualified Trustee”); provided such Transfer does not involve any payment of cash, securities, property or other consideration to the Series B Stockholder (other than as a settlor or beneficiary of such trust) and, provided, further, that if at any time such trust ceases to meet the

Annex B-3

requirements of this subsection (B), each share of Series B Common Stock then held by the trustee or trustees of such trust shall, upon receipt by said trustee or trustees of a notice from the Corporation that it has obtained actual knowledge that the trust no longer meets the requirements of this subsection (B), automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(C) the beneficiaries or trustee of a trust; so long as the original grantor of the trust (the “Grantor”) is such Series B Stockholder and such Series B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock, provided that in the event such Grantor no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock, each share of Series B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(D) a trust under the terms of which such Series B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as all trustees of such trust are Qualified Trustees; provided, however, that if at any time such trust ceases to meet the requirements of this subsection (D), each share of Series B Common Stock then held by the trustee or trustees of such trust shall, upon receipt by said trustee or trustees of a notice from the Corporation that it has obtained actual knowledge that the trust no longer meets the requirements of this subsection (D), automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(E) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Series B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case such Series B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held in such account, plan or trust, and provided, further, that in the event the Series B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held by such account, plan or trust, each share of Series B Common Stock then held by such account, plan or trust shall automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(F) a corporation, partnership or limited liability company in which such Series B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Series B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Series B Stockholder no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Series B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Series B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(G) from a Series B Stockholder or such Series B Stockholder’s Affiliates to (x) such Series B Stockholder’s estate as a result of such Series B Stockholder’s death or (y) another Series B Stockholder or such other Series B Stockholder’s Affiliates;

(H) an Affiliate of a Series B Stockholder; provided, however, that the person or entity holding sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock being Transferred (the “Controlling Person”) retains, directly or indirectly, sole dispositive power and exclusive Voting Control with respect to the shares following such Transfer; provided, further, that in the event the Controlling Person no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock Transferred to such Affiliate, each such share of Series B Common Stock Transferred to such Affiliate shall automatically convert into one share of Series A Common Stock unless such transaction is otherwise approved by the Corporation; or

Annex B-4

(ii) the date specified by a written notice and certification request of the Corporation to the holder of such share of Series B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Series B Common Stock and confirming that a conversion to Series A Common Stock has not occurred pursuant to this Article IV, Section B(3), which date shall not be less than 60 calendar days after the date of such notice and certification request; provided, however, that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a Series B Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date that such conversion to Series A Common Stock has not occurred pursuant to this Article IV, Section B(3).

(c) Automatic Conversion of All Outstanding Series B Common Stock. Each share of Series B Common Stock shall automatically, without any further action by the holder thereof, convert into one fully paid and nonassessable share of Series A Common Stock upon the date specified by affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series B Common Stock, voting as a single series. Following such conversion, the reissuance of any shares of Series B Common Stock shall be prohibited, and the Corporation shall take all necessary action to retire each share of Series B Common Stock in accordance with Section 243 of the DGCL, including filing a certificate of retirement with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate of retirement, it shall have the effect of reducing the number of authorized shares of Series B Common Stock and eliminating all references to Series B Common Stock in this Certificate of Incorporation.

(d) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Series B Common Stock to Series A Common Stock in accordance with this Article IV, Section B(3) and the general administration of this dual series stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Series B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Series B Common Stock and to confirm that a conversion to Series A Common Stock has not occurred in accordance with Article IV, Section B(3)(b)(ii). A determination by the Board that a Transfer results in a conversion to Series A Common Stock shall be conclusive and binding.

(e) Immediate Effect of Conversion. In the event of a conversion of shares of Series B Common Stock to shares of Series A Common Stock pursuant to this Article IV, Section B(3), such conversion(s) shall be deemed to have been effective immediately prior to the close of business on the date that the Corporation’s transfer agent receives the written notice required under Section B(3)(a) of this Article IV, the time that the Transfer of such shares occurred under Section B(3)(b) of this Article IV, the time set forth in Section B(3)(c) of this Article IV upon the death or Incapacity of the Series B Stockholder, or the date specified in Section B(3)(d) of this Article IV, as applicable. Upon any conversion of Series B Common Stock to Series A Common Stock pursuant to this Article IV, Section B(3), all rights of the holder of such shares of Series B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s) representing the shares of Series A Common Stock) are to be issued shall be treated for all purposes as having become the record holder or holders of such number of shares of Series A Common Stock into which such shares of Series B Common Stock were converted. Shares of Series B Common Stock that are converted into shares of Series A Common Stock as provided in this Article IV, Section B(3) shall be retired and shall not be reissued.

(f) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Common Stock pursuant to this Article IV, Section B(3), such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Common Stock into shares of Series A Common Stock.

4. No Further Issuances. Except for the issuance of Series B Common Stock issuable upon the settlement, exercise or conversion of Rights outstanding at the Effective Time, a dividend payable in accordance with Article IV, Section B(3)(a) or a subdivision or reclassification in accordance with Article IV, Section B(3)(b), the Corporation shall not at any time after the Effective Time issue any additional shares of Series B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, voting as a separate series.

Annex B-5

C. PREFERRED STOCK

The Board or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Affiliate” means with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person.

“Change of Control Share Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held 50% or less of the total voting power of the Corporation (assuming Series A Common Stock and Series B Common Stock each have one vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than 50% of the total voting power of the Corporation (assuming Series A Common Stock and Series B Common Stock each have one vote per share).

“Change of Control Transaction” means (i) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation, surviving entity or its parent (as applicable) and more than 50% of the total number of outstanding shares of the Corporation’s, surviving entity’s or its parent’s (as applicable) capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent (as applicable) immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent

Annex B-6

(either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation, surviving entity or its parent (as applicable) and more than 50% of the total number of outstanding shares of the Corporation’s, surviving entity’s or parent’s (as applicable) capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iv) any Change of Control Share Issuance; and (v) any transfer, domestication, continuance, conversion or other similar transaction of the Corporation other than a transfer, domestication, continuance, conversion or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the transferred, domesticated, continued or converted entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation, the transferred, domesticated, continued or converted entity or its parent (as applicable) and more than 50% of the total number of outstanding shares of the Corporation’s, the transferred, domesticated, continued or converted entity’s or it parent’s (as applicable) capital stock, in each case as outstanding immediately after such transfer, domestication, continuance, conversion or other similar transaction, and the stockholders of the Corporation immediately prior to the transfer, domestication, continuance, conversion or other similar transaction own voting securities of the Corporation, the transferred, domesticated, continued or converted entity of its parent (as applicable) immediately following the transfer, domestication, continuance, conversion or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.

“Disinterested Directors” means the Directors who have been determined by the Board to be disinterested with respect to a particular Transfer or Change of Control Transaction, as applicable.

“Distribution” means (i) any dividend of cash, property or shares of the Corporation’s capital stock payable to holders of shares of the Corporation’s capital stock; and (ii) any distribution to holders of shares of the Corporation’s capital stock following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Effective Time” means the time of the completion of the transactions contemplated by that certain Business Combination Agreement, by and among the Corporation, SLAM Corp, SLAM Sponsor LLC, Lynk Global, Inc., Lynk Merger Sub 1, LLC and Lynk Merger Sub 2, LLC, dated as of February [•], 2024.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Incapacity” means that such holder is incapable of managing such holder’s financial affairs under the criteria set forth in the applicable probate code and such incapacity has lasted or can be expected to last for a continuous period of not less than 12 months or is suffering from a condition that can be expected to result in death, in each case, as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Series B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

“Rights” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or Nasdaq Stock Market (or similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Series B Stockholder” means (i) the registered holder of a share of Series B Common Stock issued at or prior to the Effective Time and (ii) the registered holder of any shares of Series B Common Stock that are originally issued by the Corporation after the Effective Time.

“Trading Day” means any day on which the Securities Exchange is open for trading.

Annex B-7

“Transfer” of a share of Series B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Series B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Series B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) granting a revocable proxy to officers or Directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting; (b) pledging shares of Series B Common Stock by a Series B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Series B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Series B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Series B Stockholder possesses or obtains an interest in such holder’s shares of Series B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Series B Common Stock (and provided that any transfer of shares by any holder of shares of Series B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Series B Common Stock unless otherwise exempt from the definition of Transfer); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Series B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; (e) granting a proxy by a Series B Stockholder or a Series B Stockholder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Series B Common Stock owned directly or indirectly, beneficially and of record, by such Series B Stockholder or such Series B Stockholder’s Permitted Transferees, or over which such Series B Stockholder has Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Series B Stockholder or (y) during any Incapacity of such Series B Stockholder, including the exercise of such proxy by the person designated by the Board; or (f) entering into a (x) support, voting, tender or similar agreement, or arrangement (with or without granting a proxy) or (y) a “rollover” or similar agreement or arrangement that, in each case, is approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors) and is in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors).

“Voting Control” with respect to a share of Series B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Series B Common Stock by proxy, voting agreement, or otherwise; provided, however, that the following shall not be considered a loss or other diminishment of “Voting Control”: (a) granting a revocable proxy to officers or Directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting; (b) pledging shares of Series B Common Stock by a holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares of Series B Common Stock or other similar action by the pledgee shall constitute a loss of “Voting Control”; (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder possesses or obtains an interest in such holder’s shares of Series B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a loss of “Voting Control” of such shares of Series B Common Stock (and provided that any transfer of voting control over shares held by any holder of shares of Series B Common Stock to such holder’s spouse, including a transfer of voting control in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a loss of “Voting Control” of such shares of Series B Common Stock unless otherwise provided herein); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Series B Common Stock pursuant to such plan shall constitute a loss of “Voting Control” at the time of such sale; (e) granting a proxy by a Series B Stockholder or a Series B Stockholder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Series B Common Stock owned directly or indirectly, beneficially and of record, by such Series B Stockholder or such Series B Stockholder’s Permitted Transferees, or over which such Series B Stockholder has

Annex B-8

Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Series B Stockholder or (y) during any Incapacity of such Series B Stockholder, including the exercise of such proxy by the person designated by the Board; or (f) entering into a (x) support, voting, tender or similar agreement, or arrangement (with or without granting a proxy) or (y) a “rollover” or similar agreement or arrangement that, in each case, is approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors) and is in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors).

“Voting Threshold Date” means the first date on which the outstanding shares of Series B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.

ARTICLE VI

A. STOCKHOLDER ACTION

1. Action without Meeting. Subject to the rights, if any, of the holders of shares of Preferred Stock, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof. Subject to the rights of the holders of any shares of Preferred Stock, before the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if: (x) the action is first recommended or approved by the Board and (y) a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of shares of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VII

A. DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

2. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VII relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of Directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [•], [•] and [•]; the initial Class II Directors of the Corporation shall be [•], [•] and [•]; and the initial Class III Directors of the Corporation shall be [•], [•] and [•]. The term of office of the initial Class I Directors shall expire at the first regularly scheduled annual meeting of stockholders following the Effective Time. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the Effective Time. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the Effective Time. The Board is authorized to assign members of the Board already in office to such classes at the time the classification of the Board becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors

Annex B-9

are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board relating thereto, any and all vacancies and newly created directorships in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board shall, subject to Article VII, Section 2 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies on the Board) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than 2/3 of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VIII

A. LIMITATION OF LIABILITY

1. Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for

Annex B-10

any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Officers. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VIII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3. Amendment or Modification. Any amendment, repeal or modification of this Article VIII or any amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE IX

A. AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least 2/3 of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE X

A. AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

[Signature Page Follows]

Annex B-11

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed this [        ] day of [            ], 2024.

LYNK GLOBAL HOLDINGS, INC.
By:
Name:
Title:

Annex B-12

Annex C

AMENDED AND RESTATED

BYLAWS

OF

LYNK GLOBAL HOLDINGS, INC.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States that is fixed by or in the manner determined by the Board of Directors and stated in the notice of the meeting, which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of 13 months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation (the “Board of Directors”) and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice of the Annual Meeting provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Sections 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the

Annex C-1

close of business on the later of the 90th day prior to the scheduled date of such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to the scheduled date of such Annual Meeting or the 10th day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth or include:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the Corporation (if any) that are held of record or are beneficially owned by the nominee or its affiliates or associates and any Synthetic Equity Interest (as defined below) (if any) held or beneficially owned by the nominee or its affiliates or associates, (iv) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (v) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form provided by the Corporation (which questionnaire shall be provided by the Secretary upon written request), (vi) a representation and agreement in the form provided by the Corporation (which form shall be provided by the Secretary upon written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (b) such proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (c) such proposed nominee would, if elected as a director, comply with all applicable rules and regulations of the exchanges upon which shares of the Corporation’s capital stock trade, each of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) such proposed nominee intends to serve as a director for the full term for which he or she is to stand for election; and (e) such proposed nominee will promptly provide to the Corporation such other information as it may reasonably request to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or appliable law, or that the Board of Directors reasonably determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experiences and independence, or lack thereof, of such proposed nominee; and (vii) any other information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2

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promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest, including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person or any of their affiliates or associates, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person, any of its affiliates or associates and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its affiliates or associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of its affiliates or associates that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset-based fee) to which such Proposing Person or any of its affiliates or associates, directly or indirectly, is entitled to receive based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation, or any Synthetic Equity Interests, (f)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for (i) the formulation of and decision to propose the director nomination or business to be brought before the meeting and (ii) making voting and investment decisions on behalf of the Proposing Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Exchange Act of any securities owned of record or beneficially by the Proposing Person) (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and, the qualifications and background of such Responsible Person or (2) if such Proposing Person is a natural person, the qualifications and background of such natural person, (g) any equity interests or any Synthetic Equity Interests in any principal competitor of the Corporation beneficially owned by such Proposing Person or any of its affiliates or associates), (h) any direct or indirect interest of such Proposing Person or any of its affiliates or associates in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proposing Person or any of its affiliates or associates is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (j) any material transaction occurring during the prior 12 months between such Proposing Person or any of its affiliates or associates, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, and (k) any other information relating to such Proposing Person or any of its affiliates or associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (k) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

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(D) (i) a description of all agreements, arrangements or understandings to which any Proposing Person or any of its affiliates or associates is a party (whether any counterparty is a Proposing Person or any affiliate or associate thereof, on the one hand, or one or more other third parties, on the other hand, (including any proposed nominee(s)) (a) pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders or (b) entered into for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s) and, to the extent known, the class or series and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement (i) that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting, a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business or nominees and an acknowledgement that, if such stockholder (or a qualified representative of such stockholder) does not appear to present such business or proposed nominees, as applicable, at such meeting, the Corporation need not present such business or proposed nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least 67 percent of the voting power of all of the shares of capital stock of the Corporation entitled to vote on the election of directors or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable, (iii) providing a representation as to whether or not such Proposing Person intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act and (iv) that the stockholder will provide any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2(a)(2)(E) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner (such statement, the “Solicitation Statement”).

For purposes of this Article I, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” or securities lending agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of, or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

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(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of 10 business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. Notwithstanding the foregoing, if a Proposing Person no longer plans to solicit proxies in accordance with its representation pursuant to Article I, Section 2(a)(2)(E), such Proposing Person shall inform the Corporation of this change by delivering a written notice to the Secretary at the principal executive offices of the Corporation no later than two business days after making the determination not to proceed with a solicitation of proxies. A Proposing Person shall also update its notice so that the information required by Article I, Section 2(a)(2)(C) is current through the date of the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the secretary at the principal executive offices of the Corporation no later than two business days after the occurrence of any material change to the information previously disclosed pursuant to Article I, Section 2(a)(2)(C).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors, and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the chair of the meeting (as defined in Section 9 of this Article I) shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the chair of the meeting, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

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(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of such stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of a proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the chair of the meeting at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Bylaw. If a stockholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s proposed nomination or proposed business shall be deemed not to have been made in compliance with this Bylaw and shall be disregarded.

(6) Further notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, (i) no Proposing Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Proposing Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of timely notices required thereunder and (ii) if any Proposing Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of timely notices required thereunder and (C) no other Proposing Person has provided notice pursuant to, and in compliance with, Rule 14a-19 under the Exchange Act that it intends to solicit proxies in support of the election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act, then such proposed nominee shall be disqualified from nomination, the Corporation shall disregard the nomination of such proposed nominee and no vote on the election of such proposed nominee shall occur. Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting date, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(7) The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the Annual Meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with these Bylaws (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by these Bylaws with respect to nominees for director).

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.

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SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given not less than 10 days nor more than 60 days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall also state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I.

(e) When any meeting is convened, the chair of the meeting or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with this Section 4; provided, however, that if the adjournment is for more than 30 days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

SECTION 5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If less than a quorum is present at a meeting, the chair of the meeting or the holders of voting stock, by the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote thereon, may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

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SECTION 6. Voting and Proxies.

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article IV, Section 4 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.

(b) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Corporation shall prepare, no later than the 10th day before each Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date in the manner provided by law.

SECTION 9. Conduct of Meeting. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations and procedures adopted by the Board of Directors, the chair of the meeting shall have the right to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) the determination of the circumstances in which any person may make a statement or ask questions and limitations on the time allotted to questions or comments; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) the exclusion or removal of any stockholder or any other individual who refuses to comply with meeting rules, regulations, or procedures; (h) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (i) rules, regulations and procedures for compliance with any federal, state or local laws or regulations (including those concerning safety, health or security); (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations or procedures regarding the participation by means of remote communication of stockholders and proxy holders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chair of the

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meeting shall be: (i) such person as the Board of Directors shall have designated to preside over all meetings of the stockholders; (ii) if the Board of Directors has not so designated such a chair of the meeting or if the chair of the meeting is unable to so preside or is absent, then the Chairperson of the Board, if one is elected; (iii) if the Board of Directors has not so designated a chair of the meeting and there is no Chairperson of the Board, or if the chair of the meeting or the Chairperson of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected; or (iv) in the absence or inability to serve of any of the aforementioned persons, the President of the Corporation. Unless and to the extent determined by the Board of Directors or the chair of the meeting, the chair of the meeting shall not be obligated to adopt or follow any technical, formal or parliamentary rules or principles of procedure. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chair of the meeting appoints.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The chair of the meeting may review all determinations made by the inspectors, and in so doing the chair of the meeting shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the chair of the meeting, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one member. The directors shall hold office in the manner provided in the Certificate. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate or by applicable law.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held at such hour, date and place (if any) as the Board of Directors may from time to time determine and publicize by means of reasonable notice given to any director who is not present when such determination is made.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place (if any) thereof. Notice thereof shall be given to each director as provided in Section 9 of this Article II.

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SECTION 9. Notice of Meetings. Notice of the hour, date and place (if any) of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, the President or such other officer designated by the Chairperson of the Board, if one is elected, or any one of the directors calling the meeting. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least 48 hours in advance of the meeting; provided, however, that if the person or persons calling the meeting determine that it is otherwise necessary or advisable to hold the meeting sooner, then such person or persons may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address; read to such director by telephone; deposited in the mail so addressed, with postage thereon prepaid, if mailed; or dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communication. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business that might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Article II, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the affirmative vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of video conference, conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers to such committee(s) except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by

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these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees shall not receive any salary or other compensation for their services as directors of the Corporation.

SECTION 17. Emergency By-laws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate or these Bylaws, during such Emergency:

(a) A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b) The director or directors in attendance at a meeting called in accordance with Section 17(a) of this Article II shall constitute a quorum.

(c) No officer, director or employee acting in accordance with this Section 17 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 17 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

SECTION 2. Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors or by such officers delegated such authority by the Board of Directors.

SECTION 3. Qualification. No officer need be a stockholder or a director.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

SECTION 5. Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

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SECTION 6. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7. Vacancies. Any vacancy in any office may be filled by the Board of Directors.

SECTION 8. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 9. Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. The Chief Executive Officer shall preside as the chair of the meeting at all meetings of the stockholders; provided, that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then a director or officer chosen by resolution of the Board of Directors shall act as Chairperson at all meetings of stockholders.

SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

SECTION 15. Representation of Shares of Other Corporations. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of the Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all securities of any other entity or entities standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

SECTION 16. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including, without limitation, a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

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ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws, the Board of Directors has determined that all classes or series of the Corporation’s stock shall be uncertificated, whether upon original issuance, re-issuance or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

SECTION 4. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting and (b) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

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ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

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(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of

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Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within 30 days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of Expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within 30 days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, such Director shall also be entitled to be paid the Expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of Expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before

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such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of Expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within 60 days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the Expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right that any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be only in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

SECTION 11. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

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ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President, the Chief Executive Officer or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or an executive committee of the Board of Directors may authorize or determine.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of, and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or stockholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or in such manner as may be permitted by law.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as otherwise required by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office (so long as a quorum is present).

(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than 2/3 of the voting power of the outstanding shares

Annex C-18

of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall require only the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted [    ],          and effective as of [    ], [    ].

Annex C-19

Annex D

Annex D-1

Annex E

Annex E-1

Annex F

Annex F-1

Annex G

Annex G-1

Annex H

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of February 4, 2024 (this “Agreement”), is made and entered into by and among Lynk Global Holdings, Inc., a Delaware corporation (the “Company” or “TopCo”), Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), Antara Master Capital Fund LP, a Delaware limited partnership (“Antara”), A-Rod Slam LLC, a Delaware limited liability company (“A-Rod”), the individuals listed under Slam Holders on the signature page hereto (each a “Slam Holder” and, collectively, the “Slam Holders”), the undersigned parties listed under Lynk Holders on the signature page hereto (each a “Lynk Holder” and, collectively, the “Lynk Holders”), and the undersigned parties listed under Lynk Preferred Holders on the signature page hereto (each a “Lynk Preferred Holder” and, collectively, the “Lynk Preferred Holders” and, together with the Sponsor, Antara, A-Rod, the Slam Holders, the Lynk Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6(e) of this Agreement, each a “Holder” and collectively the “Holders”). Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Slam Corp., a Cayman Islands exempted company (“Slam”), Lynk Global, Inc., a Delaware corporation (“Lynk”), Sponsor, Lynk Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of TopCo (“Merger Sub 1”) and Lynk Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of TopCo (“Merger Sub 2”) are party to that certain Business Combination Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, on the date hereof, (a) Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned subsidiary of TopCo and each Slam Share will be automatically converted as of the First Effective Time into one share of Company Common Stock (as defined herein) and (b) following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware (the “Merger Sub 2 Conversion”), after which (x) Merger Sub 2 will merge with and into Lynk (the “Second Merger,” and together with the First Merger, the “Mergers”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned Subsidiary of TopCo and (y) each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, subject to, among other things, the approval of Slam’s shareholders (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement and in connection with the consummation of the Business Combination, the Sponsor, Lynk Holders and the Slam Holders will receive shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Sponsor will hold an aggregate of [•] shares of Company Common Stock and [•] warrants to purchase one-fourth of one share of Company Common Stock per warrant at an exercise price of $11.50 (the “Warrants”);

WHEREAS, the Company, Slam, Lynk and Antara are party to that certain Backstop Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”) immediately following the consummation of the Business Combination and pursuant to the Backstop Agreement, Antara will hold up to 2,500,000 shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, A-Rod as a member of the Sponsor will hold an indirect economic interest in the Sponsor’s holdings of Company Common Stock and Warrants;

WHEREAS, immediately following the consummation of the Business Combination, the Slam Holders will hold an aggregate of [•] shares of Company Common Stock;

WHEREAS, Slam, the Sponsor and the Slam Holders are parties to that certain Registration and Shareholder Rights Agreement, dated as of February 24, 2021 (the “Prior Agreement”);

Annex H-1

WHEREAS, in connection with the consummation of the Business Combination, the parties to the Prior Agreement desire to terminate the Prior Agreement effective as of the date of this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS AGREED as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Antara” shall have the meaning set forth in the Preamble hereof.

“A-Rod” shall have the meaning set forth in the Preamble hereof.

“Blackout Period” shall have the meaning set forth in Section 2(e)(ii).

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction and without a lock-up agreement of more than forty-five (45) days to which the Company is a party (including, for the avoidance of doubt, any lock-up or clear market covenant contained in the underwriting agreement for such transaction).

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in the Recitals hereof.

“Business Combination Agreement” shall have the meaning set forth in the Recitals hereof.

“Business Day” shall mean any day except Saturday, Sunday or any days on which banks are generally not open for business in the city of New York.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning set forth in the Preamble hereof.

“Company Common Stock” shall mean the Company’s Series A common stock, par value $0.0001 per share, including shares of the Company’s Series A common stock issuable upon conversion of shares of the Company’s Series B common stock, par value $0.0001 per share.

“Demanding Holder” shall have the meaning set forth in Section 2(a)(iv).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“First Merger” shall have the meaning set forth in the Recitals hereof.

Annex H-2

“Holder” shall have the meaning set forth in the Preamble hereof.

“In-Kind Distribution” shall have the meaning set forth in Section 6(e).

“Legal Dispute” shall have the meaning set forth in Section 6(j).

“Liabilities” shall have the meaning set forth in Section 4(a)(i).

“Lynk” shall have the meaning set forth in the Preamble hereof.

“Lynk Holder” shall have the meaning set forth in the Preamble hereof.

“Lynk Preferred Holder” shall have the meaning set forth in the Preamble hereof.

“Major Lynk Investor” means any Lynk Preferred Holder that (x) individually or together with such Lynk Preferred Holder’s Affiliates, holds at least [•] Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), or (y) is identified on Annex [•] to this Agreement.

“Maximum Threshold” shall have the meaning set forth in Section 2(a)(v).

“Merger Sub One” shall have the meaning set forth in the Preamble hereof.

“Merger Sub Two” shall have the meaning set forth in the Preamble hereof.

“Minimum Takedown Threshold” shall have the meaning set forth in Section 2(a)(iv).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning set forth in Section 2(a)(i).

“Non-Holder Securities” shall have the meaning set forth in Section 2(a)(v).

“Other Coordinated Offering” shall have the meaning set forth in Section 2(c)(i).

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any governmental entity.

“Piggyback Registration” shall have the meaning set forth in Section 2(b)(i).

“Prior Agreement” shall have the meaning set forth in the Recitals hereof.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 433 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” shall mean any (a) Company Common Stock, (b) Warrants (including any Company Common Stock issued or issuable upon the exercise of the Warrants), and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that such Registrable Securities shall cease to be Registrable Securities with respect to any Holder upon the earliest to occur of (x) when such Registrable Securities shall have been sold, transferred, disposed of or exchanged by such Holder in a transaction effected in accordance with, or exempt from, the registration requirements of the Securities Act, and (y) the date on which such securities shall have ceased to be outstanding.

Annex H-3

“Registration” shall mean a registration, including any related Underwritten Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which covers any Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Requisite Lynk Preferred Holders” means Major Lynk Investors holding a majority of the Registrable Securities then outstanding and held by the Major Lynk Investors.

“Sale Expenses” shall mean (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against Liabilities arising out of the sale of any securities, (b) all registration, filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses, (c) expenses relating to any analyst or Holder presentations or any “road shows” undertaken in connection with the marketing or selling of Registrable Securities, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities, (f) the reasonable fees and disbursements of one legal counsel for all Holders participating in any Underwritten Offering, (g) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities and (h) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); provided, however, that “Sale Expenses” shall not include any out-of-pocket expenses of any Holder (other than as set forth in clauses (b) and (f) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by such Holder.

“SEC Guidance” shall have the meaning set forth in Section 2(a)(i).

“Second Merger” shall have the meaning set forth in the Recitals hereof.

“Securities Act” Securities Act of 1933, as amended.

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a)(i).

“Shelf Takedown Limit” shall have the meaning set forth in Section 2(a)(iv).

“Slam” shall have the meaning set forth in the Preamble hereof.

“Slam Holder” shall have the meaning set forth in the Preamble hereof.

“Sponsor” shall have the meaning set forth in the Preamble hereof.

“Sponsor Holder” shall mean the Sponsor, Antara and A-Rod, at such times as such Party is a Holder.

“Subsequent Shelf Registration” shall have the meaning set forth in Section 2(a)(ii).

“Suspension Period” shall have the meaning set forth in Section 2(e)(i).

“TopCo” shall have the meaning set forth in the Preamble hereof.

“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Underwritten Shelf Takedown” shall have the meaning set forth in Section 2(a)(iv).

Annex H-4

“Warrants” shall have the meaning set forth in the Recitals.

“Withdrawal Notice” shall have the meaning set forth in Section 2(a)(vi).

2. REGISTERED OFFERINGS

(a) Registration Rights.

(i) Shelf Registration. Subject to Section 3(c), the Company agrees to file within thirty (30) days after the date of this Agreement, a shelf Registration Statement on Form S-1, or such other form under the Securities Act then available to the Company, providing for the resale of all Registrable Securities (determined as of two (2) business days prior to such filing) pursuant to Rule 415, from time to time (a “Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers or a sale through brokers or agents) to the Holders of any and all Registrable Securities. Following the filing of the Shelf Registration Statement, the Company shall use its commercially reasonable efforts to convert the Shelf Registration Statement on Form S-1 (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3. Notwithstanding the registration obligations set forth in this Section 2(a)(i), in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (A) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Shelf Registration Statement as required by the Commission and/or (B) withdraw the Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-1 or Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including, without limitation, relevant Compliance and Disclosure Interpretations. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced pro rata, based on the number of Registrable Securities held by each Holder, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (A) or (B) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration Statement, as amended, or the New Registration Statement.

(ii) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 2(e), use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”), registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable

Annex H-5

efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(iii) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year.

(iv) Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, the Sponsor Holders, the Lynk Holders, and the Requisite Lynk Preferred Holders, on behalf of all of the Lynk Preferred Holders (each, a “Demanding Holder”) may request to sell all or any portion of their respective Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $[•] million (the “Minimum Takedown Threshold”); provided that any such request made by the Requisite Lynk Preferred Holders must constitute at least 40% of the Registrable Securities held by all of the Lynk Preferred Holders as of the date of this Agreement. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within five (5) Business Days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. The Company shall have the right to select the underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Pursuant to this Section 2(a)(iv), each of the Sponsor Holders may demand no more than two (2) Underwritten Shelf Takedowns and the Requisite Lynk Preferred Holders, may demand, collectively, no more than two (2) Underwritten Shelf Takedowns (as applicable, the “Shelf Takedown Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

(v) Reduction of Underwritten Shelf Takedown. If, in connection with an Underwritten Offering that is effectuated for the account of stockholders of the Company, including pursuant to Section 2(a)(iv), in which Registrable Securities are included, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of Registrable Securities requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering and/or that the number of Registrable Securities proposed to be included in any such Underwritten Offering would adversely affect the price per share of the Company’s equity securities to be sold in such Underwritten Offering (such maximum number of securities or Registrable Securities, as applicable, the “Maximum Threshold”), then the number of Registrable Securities to be included in such Underwritten Offering shall be allocated among the Holders and holders of Non-Holder Securities as follows: (A) first, the securities comprised of Registrable Securities, pro rata, based on the amount of such Registrable Securities initially requested to be included by the applicable Demanding Holders pursuant to either Section 2(a)(iv) or Holders pursuant to Section 2(b)(i) or as such Demanding Holders or Holders, as applicable, may otherwise agree, that can be sold without exceeding the Maximum Threshold; provided, that if the Sponsor Holders request an Underwritten Shelf Takedown after the eighteen (18) month anniversary of this Agreement (a “Specified Sponsor Holder Takedown Request”), then with respect to one, and only one, Specified Sponsor Holder Takedown Request, the securities comprised of Registrable Securities, allocated seventy five percent

Annex H-6

(75%) of the Maximum Threshold to the Sponsor Holders and twenty five percent (25%) of the Maximum Threshold to Holders (other than the Sponsor Holders or any Affiliate of any Sponsor Holder, which for the avoidance of doubt includes the Holders set forth on Annex 2(a)(v) hereto) pursuant to Section 2(b)(i), or as such Demanding Holders or Holders, as applicable, may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the equity securities of a holder of the Company’s securities other than Registrable Securities (“Non-Holder Securities”) that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A), (B) and (C), the number of shares of Company Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold.

(vi) Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown, if such Demanding Holders are the Sponsor Holders or the Lynk Holders, or the Requisite Lynk Preferred Holders if the Demanding Holders are the Requisite Lynk Preferred Holders on behalf of all of the Lynk Preferred Holders, shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the underwriter or underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2(a)(iv), unless the Demanding Holders reimburse the Company for all Sale Expenses with respect to such Underwritten Shelf Takedown; provided that, if any Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall continue to count as an Underwritten Shelf Takedown demanded by the applicable Demanding Holder for purposes of Section 2(a)(iv). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Sale Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2(a)(vi), other than if the Demanding Holders elect to pay such Sale Expenses pursuant to the second sentence of this Section 2(a)(vi).

(b) Piggyback Rights.

(i) Right to Piggyback. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2(a)(iv)), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” Prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration, a “Piggyback Registration”); provided that the Company will only offer Requisite Lynk Preferred Holders, on behalf of all of the Lynk Preferred Holders, the opportunity to include in such registered offering such number of Registrable Securities as requested in writing where the request constitutes at least 40% of the Registrable Securities held by all of the Lynk Preferred Holders as of the date of this Agreement. Subject to Section 2(b)(ii), the Company shall cause all such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to
Annex H-7

cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2(b)(i) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering by the Company.

(ii) Reduction of Offering. If the managing underwriter or underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Company Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Non-Holder Securities as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements (including any other applicable contractual piggy-back registration rights) and (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2(b) exceeds the Maximum Threshold, then:

(A) If the Registration or registered offering is initiated by the Company primarily for its own account, the number of shares of Company Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the Company Common Stock or other securities to be sold by the Company; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities hereunder pro rata, based on the number of shares of such Company Common Stock initially requested to be included by the Holders that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), Non-Holder Securities that the Company is obligated to include pursuant to separate written contractual rights entered into after the date hereof that can be sold without exceeding the Maximum Threshold;

(B) If the Registration or registered offering is initiated for the account of stockholders of the Company other than the Holders of Registrable Securities, the number of shares of Company Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights that provide that such securities must be included on a pari passu basis to the Registrable Securities, and any Registrable Securities requested to be included, pro rata, based on the amount of such securities initially requested to be included or as such holders of Non-Holder Securities and Registrable Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (A) above, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; and

(C) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2(a)(iv), then the Company shall include in any such Registration or registered offering securities pursuant to Section 2(a)(v).

(iii) Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2(a)(vi)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration Statement, the filing of the applicable “red herring” Prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may

Annex H-8

withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration Statement) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2(a)(vi)), the Company shall be responsible for the Sale Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2(b)(iii).

(iv) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2(a)(vi), any Piggyback Registration effected pursuant to Section 2(b) shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2(a)(iv).

(c) Block Trades; Other Coordinated Offerings.

(i) Block Trades. Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (A) a Block Trade or (B) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $[•] million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2(a)(iv), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities, if such Demanding Holders are the Sponsor Holders or the Lynk Holders, or the Requisite Lynk Preferred Holders if the Demanding Holders are the Requisite Lynk Preferred Holders on behalf of all of the Lynk Preferred Holders, wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering; provided further that in the case of such underwritten Block Trade or Other Coordinated Offering, only such Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have a right to notice of and to participate in such offering.

(ii) Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders, if such Demanding Holders are the Sponsor Holders or the Lynk Holders, or the Requisite Lynk Preferred Holders if the Demanding Holders are the Requisite Lynk Preferred Holders on behalf of all of the Lynk Preferred Holders, initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter or underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. If withdrawn, a demand for a Block Trade or Other Coordinated Offering shall constitute a demand for an Underwritten Shelf Takedown, unless the Demanding Holders reimburse the Company for all Sale Expenses with respect to such Block Trade or Other Coordinated Offering.

(iii) Cap on Block Trades and Other Coordinated Offerings. Any Registration effected pursuant to this Section 2(c) shall be deemed an Underwritten Shelf Takedown and counted towards the Shelf Takedown Limit.Notwithstanding anything to the contrary in this Agreement, Section 2(b) shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement; provided, however, that a Block Trade or Other Coordinated Offering shall not be deemed an Underwritten Shelf Takedown and shall not count towards the Shelf Takedown Limit if the Company is not required to take any of the actions described in subsections (v), (vi) and (xi) of Section 3(a) in connection with such Block Trade or Other Coordinated Offering.

(d) Continued Effectiveness. The Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective for the period beginning on the date on which such Registration Statement is declared effective and ending on the date that all of Registrable Securities registered under the Registration Statement cease to be Registrable Securities. During the period that such Registration Statement is effective, the Company shall use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by a Demanding Holder (whether or

Annex H-9

not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(e) Suspension Period; Blackout Period.

(i) Misstatement. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(ii) Other Suspension. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a Registration Statement or Prospectus hereunder involving Registrable Securities would (i) reasonably be expected to, in the good faith judgment of the majority of the Board, after consultation with counsel to the Company, materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statements of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries; (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (iii) require, after consultation with counsel to the Company, the disclosure of material non-public information, the disclosure of which would (x) not be required to be made if a Registration Statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than sixty (60) consecutive days (any such period, a “Blackout Period”), but in no event more than two (2) times in any consecutive twelve (12) month period (which periods may be successive), commencing on the date of this Agreement, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Blackout Period to the Holders.

(f) Sale Expenses. Except as otherwise provided in this Agreement, all Sale Expenses of any Holder incurred in connection with Section 2 and Section 3 shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and, other than as set forth in the definition of “Sale Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

(g) Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that holds greater than five percent (5%) of the then-outstanding shares of Company Common Stock that is given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement and each Holder that is an executive officer or director of the Company agrees that it shall not transfer any Company Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Company Common Stock, except in the event the underwriters managing the offering otherwise agree by written consent. Each Holder that holds greater than five percent (5%) of the outstanding Company Common Stock or is an executive officer or director of the Company agrees to execute a customary lock-up agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

Annex H-10

3. PROCEDURES

(a) In connection with the filing of any Registration Statement or sale of Registrable Securities as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:

(i) notify promptly the Holders and, if requested by a Holder, confirm such advice in writing promptly at the address determined in accordance with Section 6(d), (A) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective as a result of which such Registration Statement or any document incorporated by reference therein contains any Misstatement or alleged Misstatement (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such Registration Statement;

(ii) furnish each Demanding Holder’s legal counsel, if any, copies of any comment letters relating to such Demanding Holder received from the Commission or any other request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information relating to such Demanding Holder;

(iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as promptly as practicable;

(iv) upon the occurrence of any event or the discovery of any facts, as contemplated by Section 3(a)(i)(C), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, such Prospectus will not contain at the time of such delivery any Misstatement or alleged Misstatement. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any Misstatement, the Company agrees promptly to notify the Holders of such determination and to furnish any Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;

(v) enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities regardless of whether an underwriting agreement is entered into and regardless of whether the registration is an underwritten registration, including:

(A) for an Underwritten Offering, making such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar Underwritten Offerings as may be reasonably requested by them;

(B) for an Underwritten Offering, obtaining opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriter(s);

(C) for an Underwritten Offering, obtaining “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar Underwritten Offerings;

Annex H-11

(D) entering into a securities sales agreement with the Holder(s) and an agent of Holder(s) providing for, among other things, the appointment of such agent for the Holder(s) for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

(E) if an underwriting agreement is entered into, using commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and

(F) delivering such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the managing underwriters, if any;

(vi) make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, the Demanding Holders’ legal counsel and any accountant retained by a Demanding Holder, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that the Demanding Holders’ legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt the Company’s business operations;

(vii) a reasonable time prior to filing any Registration Statement, any Prospectus forming a part thereof, any amendment to such Registration Statement, or amendment or supplement to such Prospectus, provide copies of such document to the underwriter(s) of an Underwritten Offering of Registrable Securities; within five (5) Business Days after the filing of any Registration Statement, provide copies of such Registration Statement to any Demanding Holder’s legal counsel upon request; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from any Demanding Holder’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from a Demanding Holder’s legal counsel relating to such Demanding Holder or the plan of distribution of Registrable Securities, as such Demanding Holder’s legal counsel reasonably requests prior to the effectiveness of the applicable Registration Statement; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about any Demanding Holders or any change to the plan of distribution of Registrable Securities that would limit the method of distribution of Registrable Securities unless such Demanding Holder’s legal counsel has been advised in advance and has approved such information or change (it being understood that any Demanding Holder that determines not to approve the inclusion of such change or information that has been specifically requested by the Commission will not have its Registrable Securities included in such Registration Statement and the Company shall not be in breach of this Agreement as a result of such exclusion); and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Demanding Holders’ legal counsel, if any, on behalf of a Holder, Demanding Holder’s legal counsel or any underwriter;

(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(ix) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA);

Annex H-12

(x) if Registrable Securities are to be sold in an Underwritten Offering, include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities; and

(xi) in connection with an Underwritten Offering, use its reasonable efforts to cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and (B) cooperate as reasonably requested by the underwriters in the offering, marketing or selling of Registrable Securities.

(b) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(a)(i), each Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(a)(i), and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice.

(c) The Company may (as a condition to any Holder’s participation in an Underwritten Offering or Holder’s inclusion in a Registration Statement) require each Holder to furnish to the Company such information regarding the Holder and the proposed distribution by the Holder as the Company may from time to time reasonably request in writing.

4. INDEMNIFICATION

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, and the respective officers, directors, partners, employees, representatives and agents of each Holder, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder, as follows:

(i) against any and all loss, liability, claim, damage, judgment, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred, arising out of any Misstatement contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the Securities Act at the time such Registration Statement became effective, including all documents incorporated therein by reference;

(ii) against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such Misstatement, or any such alleged Misstatement; provided that any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such Misstatement, or any such alleged Misstatement, to the extent that any such expense is not paid under Section 4(a)(i) or Section 4(a)(ii); provided, however, that the indemnity obligations in this Section 4(a) shall not apply to any Liabilities (A) to the extent arising out of any Misstatement or alleged Misstatement made in reliance upon and in conformity with written information furnished to the Company by any Holder with the understanding that such information will be used in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) or (B) to the extent they arise from the use of any Registration Statement during any Suspension Period or Blackout Period.

(b) Indemnification by the Holders. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, and each of its respective officers, directors, partners, employees, representatives and agents and any person controlling the Company, against any and all Liabilities described in the indemnity contained in Section 4(a), as incurred, but only with respect to Misstatements or alleged Misstatements made in the Registration Statement (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder with the understanding that such information will be used in the

Annex H-13

Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that Holder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Notices of Claims, etc. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any Liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any Liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all Liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the Holders, on the other hand, shall be determined by reference to, among other things, whether any Misstatement or alleged Misstatements relates to information supplied by the Company or a Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

5. TERMINATION. The rights of the Holders under this Agreement shall terminate in accordance with the terms of this Agreement and in any event, with respect to each Holder, the date on which such Holder or any of its permitted assignees no longer hold any Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Section 4 of this Agreement shall remain in full force and effect following such time.

6. MISCELLANEOUS

(a) Covenants Relating To Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Company Common Stock are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required

Annex H-14

of the Company under Section 13(a) or 15(d) of the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested by any Holder in order to avail itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(b) No Inconsistent Agreements. The Company has not entered into, and the Company will not after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to the Holders pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other person other than pursuant to this Agreement.

(c) Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Company and the Holders owning a majority in voting power of the then-outstanding Registrable Securities; provided, that, if such amendment, modification or supplement were to adversely affect (i) the Lynk Holders, then the Lynk Holders owning a majority of the Registrable Securities held by all Lynk Holders must approve in writing such amendment, modification or supplement, (ii) the Lynk Preferred Holders, then the Requisite Lynk Preferred Holders must approve in writing such amendment, modification or supplement, or (iii) the SLAM Holders, then the SLAM Holders owning a majority of the Registrable Securities held by all SLAM Holders must approve in writing such amendment, modification or supplement; provided, further, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. The conditions to the respective obligations of each of the parties to this Agreement to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder or under applicable law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (return receipt requested), (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

If to a Holder, to the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 6(d).

If to the Company to:

Lynk Global Holdings, Inc.

c/o Lynk Global, Inc.

510 North Washington Street

Falls Church, VA 22046

Attention: Charles Miller, CEO

Margo Deckard, COO

E-mail:     ****@lynk.world

     ****@lynk.world

Annex H-15

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Geoff Willard

Jocelyn M. Arel

Daniel J. Espinoza

Email: ****@goodwinlaw.com

****@goodwinlaw.com

****@goodwinlaw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

(e) Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Other than with respect to registration rights provided hereunder which may be assigned by a Holder to its Affiliates, no party to this Agreement may assign its rights under this Agreement without the prior written consent of the other parties, and any attempted or purported assignment or delegation in violation of this Section 6(e) shall be null and void. Provided, however, that if any of the Sponsor Holders or the Requisite Lynk Preferred Holders seek to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (an “In-Kind Distribution”), the Company will use reasonable best efforts to work with such Sponsor Holder or the Requisite Lynk Preferred Holders, as applicable, to facilitate such In-Kind Distribution in the manner reasonably requested. Each of the Sponsor Holders and the Requisite Lynk Preferred Holders acknowledge and agree that any distributees receiving equity of the Company pursuant to an In-Kind Distribution initiated by the Sponsor Holders or the Requisite Lynk Preferred Holders shall not be entitled to any rights under this Agreement.

(f) Specific Performance. The parties to this Agreement acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties to this Agreement agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other parties’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other parties hereto to perform their respective agreements and covenants contained in this Agreement. Each party to this Agreement further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party to this Agreement shall allege, and each party to this Agreement hereby waives the defense, that there is an adequate remedy at law.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

(h) Headings. The article and section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

(j) Consent to Jurisdiction, etc.; WAIVER OF JURY TRIAL. Each party to this Agreement irrevocably agrees that any action, suit or proceeding between or among the parties to this Agreement arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (each, a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject

Annex H-16

matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party to this Agreement hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 6(j) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party to this Agreement may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above-named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 6(j) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES TO THIS AGREEMENT MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l) Brokered Sales. At any time and from time to time in connection with a bona-fide sale of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable Holders and broker in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause clause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such Holders in connection with the aforementioned sales.

[SIGNATURE PAGE FOLLOWS]

Annex H-17

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TOPCO:
LYNK GLOBAL HOLDINGS, INC.
By:
Name:
Title:
SLAM:
SLAM CORP.
By:
Name:
Title:
LYNK:
LYNK GLOBAL, INC.
By:
Name:
Title:
SPONSOR:
Solely for purposes of [•]
SLAM SPONSOR, LLC
By:
Name:
Title:
ANTARA:
ANTARA MASTER CAPITAL FUND LP
By:
Name:
Title:
A-ROD:
A-ROD SLAM LLC.
By:
Name:
Title:

Annex H-18

SLAM HOLDERS:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:
By:
Name:

Annex H-19

LYNK HOLDERS:
By:
Name:	Charles Miller
By:
Name:	Margo Deckard
By:
Name:	Tyghe Spiedel
LYNK PREFERRED HOLDERS
By:
Name:
Title:
By:
Name:
By:
Name:

Annex H-20

Annex I

Annex I-1

Annex J

Annex J-1

Annex K

December 15, 2023

Board of Directors

Slam Corp.

500 5th Avenue

New York, NY 10110

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Slam Corp. (the “Client” or the “Company” or “Slam”) is contemplating a transaction (the “Transaction”) whereby the Company will acquire 100% of the outstanding equity and equity equivalents of Lynk Global, Inc. (“Lynk” or the “Target”). The valuation for all equity and equity equivalents of Target outstanding (“Equity Value”) as of immediately prior to the closing (the “Closing”) of the Transaction will be the higher of (i) a 30% discount to AST SpaceMobile, Inc.’s (“ASTS”) market cap measured based on the volume-weighted average price (“VWAP”) over the 20 trading days prior to the signing the business combination agreement (“BCA”) or (ii) $800 million based on a total pre-money enterprise valuation of Target. Upon the Closing, all outstanding equity and equity equivalents of Target will be converted into the surviving entity (“PubCo”) common shares, options and warrants that will represent an aggregate number of newly issued PubCo common shares equal to the Equity Value divided by $10.00.

Pursuant to an engagement letter dated December 8, 2023, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date hereof, the consideration to be issued or paid in the Transaction is fair from a financial point of view to the unaffiliated stockholders of the Company.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•        Held discussions with certain members of the Company’s management (“Company Management”) regarding the Transaction, the historical performance, the financial forecast of Target, and the future outlook for Target;

•        Review of information provided by Client and Target including, but not limited to:

•        Unaudited financial statements for Target for the fiscal years ended December 31, 2021, and 2022;

•        Projected financial statements for Target for the fiscal years ended December 31, 2023, 2024, and 2025;

•        Draft LOI, dated December 13, 2023;

•        Various Company Presentations outlining Target partners and business lines;

•        Various Master Service Agreements between Target and MNO partners;

•        Documents describing the Target’s customer pipeline;

200 West Madison Suite 2150 Chicago, IL 60606 Tel: 312.450.8600 Fax: 312.277.7599 www.houlihan.com

Annex K-1

Board of Directors of Slam Corp. December 15, 2023 Fairness Opinion — Confidential

•        An illustrative Sources and Uses table for the Transaction;

•        An illustrative pro forma capitalization table for the Transaction;

•        Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Target using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. Company Management has represented: (i) that it directed Houlihan Capital to rely on certain forecasted financial information (the “Forecast”) prepared by Target’s management (“Target Management”), including the forecasted quarterly revenue of Lynk for the periods from Q1 2024 through Q4 2025. For the avoidance of doubt, Company Management advised Houlihan Capital to estimate Lynk’s forecasted revenue on a run-rate basis, using the forecasted Q4 2025 revenue of Lynk; (ii) the Forecast represents Company Management’s good faith estimate of the projected future financial performance of the PubCo for the periods stated therein; (iii) after conducting such due diligence as Company Management has deemed necessary or appropriate, Company Management has no reason to believe that Houlihan Capital should not rely upon the Forecast; (iv) Houlihan Capital had no role whatsoever in the preparation of the Forecast; (v) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Forecast; (vi) the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (vii) that Houlihan Capital accurately summarized and presented the Forecast. We have

Annex K-2

Board of Directors of Slam Corp. December 15, 2023 Fairness Opinion — Confidential

not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date hereof, the consideration to be issued or paid in the Transaction is fair from a financial point of view to the stockholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of the Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates, other than providing a fairness opinion to one of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or any of their affiliates (other than one of their affiliates) providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital was engaged on a fixed fee basis, and our compensation is not contingent upon the completion of the Transaction.

Annex K-3

Board of Directors of Slam Corp. December 15, 2023 Fairness Opinion — Confidential

In an engagement letter dated December 8, 2023, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the consideration to be issued or paid in the Transaction is fair from a financial point of view to the stockholders of the Company. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

/s/ Houlihan Capital, LLC
Houlihan Capital, LLC

Annex K-4

Annex L

BACKSTOP AGREEMENT

This BACKSTOP AGREEMENT (this “Agreement”) is entered into on February 4, 2024, by and between Slam Corp., a Cayman Islands exempted company (“SLAM”), Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Global, Inc., a Delaware corporation (the “Company”) and the undersigned investor (the “Investor,” and together with SLAM, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, this Agreement is being entered into in connection with the Business Combination Agreement, dated February 4, 2024, (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SLAM, Topco, the Company, Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), (iv) Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), pursuant to which, among other things, (i) SLAM will merge with and into Merger Sub 1 and (ii) Merger Sub 2 will merge with and into the Company (all of the foregoing, the “Transaction”);

WHEREAS, in connection with the Transaction, holders of SLAM’s Class A ordinary shares, par value $0.0001 per share (the “SLAM Class A Shares”), have the right to redeem all or a portion of their SLAM Class A Shares as set forth in SLAM’s amended and restated memorandum and articles of association (the “SLAM Governing Documents”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, in the event that the Minimum Cash Condition is not met, the Investor has agreed, and the other Parties desire, that the Investor will offset redemptions of up to 2,500,000 SLAM Class A Shares through an investment by the Investor of up to an aggregate amount of $25,000,000 in Topco through the purchase by the Investor of up to 2,500,000 Topco Shares in the aggregate for a per share purchase price of $10.00 per share (the “Share Purchase Price”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SLAM acknowledges and agrees as follows:

1. Backstop Commitment. Subject to the terms and conditions of this Agreement, in order to satisfy the Minimum Cash Condition, the Investor hereby irrevocably agrees to acquire from Topco, and Topco hereby agrees to issue to the Investor, on the Closing Date following the First Effective Time and before the Second Effective Time, a number of Topco Shares equal to the number of SLAM Class A Shares redeemed by SLAM pursuant to the SLAM Shareholder Redemption, up to a maximum of 2,500,000 Topco Shares (the “Backstop Shares”), at the Share Purchase Price (the “Backstop Commitment”). For the avoidance of doubt, the Investor will not be obligated to make the Backstop Commitment if the Minimum Cash Condition is satisfied, and if the Minimum Cash Condition is not satisfied, the Backstop Commitment will consist only of an amount equal to the difference between (x) the Minimum Cash Condition and (y) the sum of the Private Placement Net Financing Amount and the Trust Amount, in no event will the Backstop Commitment exceed $25,000,000. The structure of the Backstop Commitment may be satisfied by the Investor, in its sole discretion, by substituting the issuance of the Backstop Shares for a purchase by the Investor of SLAM Class A Shares from redeeming SLAM shareholders.

2. Closing.

(a) If the Minimum Cash Condition is not otherwise satisfied, no later than two Business Days prior to the Closing, SLAM and Topco shall provide written notice (which may be via email) to the Company and the Investor (each, a “Closing Notice”), which Closing Notice shall contain the number of Backstop Shares (if any) to be purchased by the Investor (based on the aggregate number of SLAM Class A Shares redeemed in connection with the SLAM Shareholder Redemption) and SLAM’s wire instructions for an account established by SLAM for the purpose of collecting funds in connection with the purchase of the Backstop Shares hereunder.

(b) After receipt of the Closing Notice, on the Closing Date following the First Effective Time and before the Second Effective Time, subject to the terms and conditions set forth in this Agreement, (i) the Investor shall deliver to the account referenced above the purchase price for the Backstop Shares in an amount equal to the product of Aa) the number of Backstop Shares multiplied by (B) the Share Purchase Price (such amount, the

Annex L-1

“Purchase Price”), by wire transfer of immediately available funds and (ii) Topco shall deliver to the Investor the Backstop Shares pursuant to this Agreement, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in book-entry form.

3. SLAM Representations and Warranties. SLAM represents and warrants to each of TopCo, the Company and the Investor that:

(a) SLAM is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SLAM has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by SLAM and, assuming that this Agreement constitutes the valid and binding agreement of the Investor, this Agreement constitutes a legal, valid and binding obligation of SLAM, enforceable against SLAM in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(c) Assuming the accuracy of the representations and warranties of the other Parties set forth herein, the execution, delivery and performance of this Agreement, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SLAM or any of pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SLAM or is a party or by which SLAM is bound or to which any of the property or assets of SLAM is subject that would reasonably be expected to have a material adverse effect on the execution, delivery and performance of this Agreement (a “SLAM Material Adverse Effect”); (ii) result in any violation of the provisions of SLAM’s Governing Documents; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SLAM or any of its properties or assets that would reasonably be expected to have a SLAM Material Adverse Effect.

(d) A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by SLAM with the U.S. Securities and Exchange Commission (the “SEC”) on or prior to the Closing Date (the “SEC Reports”) is available to the Investor (including via the SEC’s EDGAR system). As of their respective filing dates, to the best of SLAM’s knowledge, all SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to the SEC Reports and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports. None of the SEC Reports filed under the Exchange Act (except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report) contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SLAM included in the SEC Reports, as applicable, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, and fairly present in all material respects the financial position of SLAM as of and for the dates thereof and the results of operations and cash flows for the periods presented, subject to in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). There are no material outstanding or unresolved comments in comment letters from the staff of the SEC with respect to any of the SEC Reports. Additionally, for avoidance of doubt, any amendment or modification of any SEC Report (or any agreement filed as an exhibit to any SEC Report) from its initial filing date in a subsequent filing shall not be deemed to constitute a breach of this Section 3(d).

(e) SLAM is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the performance of SLAM’s obligations pursuant to this

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Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by the New York Stock Exchange (“NYSE”) or The Nasdaq Stock Market, as applicable, including with respect to obtaining approval of SLAM’s shareholders, as applicable, (iv) filings required to be made by SLAM in connection with the Transaction and (v) any consent, waiver, authorization, order, notice or registration the failure of which to obtain, give or make, as applicable, would not be reasonably be expected to have, individually or in the aggregate, a SLAM Material Adverse Effect.

(f) As of the date hereof, the authorized share capital of SLAM consists of 500,000,000 SLAM Class A Shares, 50,000,000 SLAM Class B Shares and 5,000,000 preference shares. As of the date hereof: (i) 9,077,959 SLAM Class A Shares and 14,375,000 SLAM Class B Shares are issued and outstanding; (ii) no preference shares are issued and outstanding; and (iii) 25,708,333 warrants (the “Warrants”), each exercisable to purchase one Class A Share at $11.50 per share, were issued and outstanding, including 14,375,000 Warrants issued to public shareholders in connection with SLAM’s initial public offering and 11,333,333 Warrants issued to the Sponsor in a private placement. No Warrants are exercisable on or prior to the Closing.

(g) SLAM is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a SLAM Material Adverse Effect. As of the date hereof, SLAM has not received any written communication from a governmental authority that alleges that SLAM is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a SLAM Material Adverse Effect.

(h) Except for such matters as (i) have been publicly disclosed or (ii) have not had and would not reasonably be expected to have a SLAM Material Adverse Effect, there is no (A) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of SLAM, threatened in writing against SLAM or (B) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against SLAM.

(i) SLAM has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which any of the other parties to this Agreement could become liable.

4. Topco Representations and Warranties. Topco represents and warrants to each of the Company, SLAM and the Investor that:

(a) Topco is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Topco has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b) As of the Closing Date, the Backstop Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Agreement, the Backstop Shares will be validly issued, fully paid, free and clear of all liens or other encumbrances (other than those arising under Topco’s Governing Documents, applicable securities laws or any liens or encumbrances resulting from actions by the Investor) and will not have been issued in violation of or subject to any preemptive or similar rights created under Topco’s Governing Documents (as in effect at such time of issuance.

(c) This Agreement has been duly authorized, executed and delivered by Topco and, assuming that this Agreement constitutes the valid and binding agreement of the Investor, this Agreement constitutes a legal, valid and binding obligation of Topco, enforceable against Topco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of the representations and warranties of the other Parties set forth herein, the execution, delivery and performance of this Agreement, including the issuance of the Backstop Shares pursuant to this Agreement, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Topco or any of pursuant to the terms of any indenture, mortgage, deed of trust, loan

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agreement, lease, license or other agreement or instrument to which Topco or is a party or by which Topco is bound or to which any of the property or assets of Topco is subject that would reasonably be expected to have a material adverse effect on the ability of Topco to consummate the issuance of the Backstop Shares or the validity of the Backstop Shares (a “Topco Material Adverse Effect”); (ii) result in any violation of the provisions of Topco’s Governing Documents; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Topco or any of its properties or assets that would reasonably be expected to have a Topco Material Adverse Effect.

(e) Topco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Backstop Shares pursuant to this Agreement other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by NYSE or The Nasdaq Stock Market, as applicable, including with respect to obtaining approval of SLAM’s shareholders, as applicable, (iv) filings required to be made by SLAM in connection with the Transaction and (v) any consent, waiver, authorization, order, notice or registration the failure of which to obtain, give or make, as applicable, would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

(f) As of the date hereof, the authorized share capital of Topco consists of 1,000 shares of common stock, all of which are issued and outstanding as of the date of this Agreement.

(g) Topco is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Topco Material Adverse Effect. As of the date hereof, Topco has not received any written communication from a governmental authority that alleges that Topco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

(h) None of Topco or any person acting on its behalf has offered or sold the Backstop Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(i) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 4 of this Agreement, no registration under the Securities Act is required for the offer and issuance of the Backstop Shares by Topco to the Investor.

(j) Topco has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which any of the other parties to this Agreement could become liable.

5. Company Representations and Warranties. The Company represents and warrants to SLAM, Topco and Investor that:

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of Delaware. The Company has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of SLAM, Topco and the Investor, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

6. Investor Representations and Warranties. The Investor represents and warrants to SLAM, TopCo and the Company that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring all of the Backstop Shares only

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for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Backstop Shares as a fiduciary or agent for one or more investment accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is acquiring the Backstop Shares for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the laws of any jurisdiction (and shall provide the requested information set forth on Schedule A). Accordingly, the Investor understands that the offering of the Backstop Shares meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J), or (y) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and the institutional customer exemption under FINRA Rule 2111(b). Investor is either (a) an entity not formed for the specific purpose of acquiring the Backstop Shares or (b) a wholly owned subsidiary of an entity not formed for the specific purpose of acquiring the Backstop Shares.

(b) The Investor acknowledges and agrees that the Backstop Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Backstop Shares have not been registered under the Securities Act and that Issuer is not required to register the Backstop Shares. The Investor acknowledges and agrees that the Backstop Shares may not be offered, resold, transferred or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Backstop Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Backstop Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Backstop Shares and may be required to bear the financial risk of an investment in the Backstop Shares for an indefinite period of time. The Investor acknowledges and agrees that the Backstop Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) under the Securities Act will apply to the Backstop Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Backstop Shares.

(c) Assuming the accuracy of the representations and warranties of the other Parties set forth herein, the consummation of the transactions contemplated pursuant to this Agreement, including the Transaction, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Investor or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Investor or any of its subsidiaries is a party or by which the Investor or any of its subsidiaries is bound or to which any of the property or assets of the Investor is subject that would reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Agreement (an “Investor Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Investor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties that would reasonably be expected to have an Investor Material Adverse Effect.

(d) The Investor acknowledges and agrees that the book-entry position representing the Backstop Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (III) PURSUANT

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TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.”

(e) The Investor acknowledges and agrees that the Investor is purchasing the Backstop Shares from Topco. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SLAM, Topco, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SLAM, Topco and the Company expressly set forth in Section 3, Section 4 and Section 5, respectively, of this Agreement.

(f) The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction and such information as the Investor deems necessary in order to make an investment decision with respect to the Backstop Shares, including, with respect to SLAM, Topco and the Company, such information regarding the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers from the Company directly and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Backstop Shares. The Investor has conducted and completed its own independent due diligence with respect to the Transaction. Based on such information as Investor has deemed appropriate the Investor has independently made its own analysis and decision to enter into the Transaction. Except for the representations, warranties and agreements of SLAM, Topco and the Company expressly set forth in this Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Transaction, the Backstop Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including all business, legal, regulatory, accounting, credit and tax matters.

(g) The Investor became aware of this offering of the Backstop Shares solely by means of direct contact between the Investor and SLAM, the Company or a representative of SLAM or the Company, and the Backstop Shares were offered to the Investor solely by direct contact between the Investor and SLAM, the Company or a representative of SLAM or the Company. The Investor did not become aware of this offering of the Backstop Shares, nor were the Backstop Shares offered to the Investor, by any other means. The Investor acknowledges that the Backstop Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or the securities laws of any other applicable jurisdiction. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation concerning SLAM, the Company, the Transaction, the Business Combination Agreement, this Agreement or the transactions contemplated hereby or thereby, the Backstop Shares or the offer and sale of the Backstop Shares (including by SLAM, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of SLAM, Topco and the Company contained in Section 3, Section 4 and Section 5, respectively, of this Agreement, in making its investment or decision to invest in SLAM.

(h) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Shares, including those set forth in SLAM’s filings with the SEC, if any. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Backstop Shares, and, without limiting the representations and warranties of SLAM, Topco and the Company in Section 3, Section 4 and Section 5, respectively, the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that none of SLAM or the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Agreement.

(i) Investor has adequately analyzed and fully considered the risks of an investment in the Backstop Shares and determined that the Backstop Shares or an investment therein (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and

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other restrictions applicable to it, and (iii) are suitable investment for it. The Investor is able to bear the economic risk of a total loss of the Investor’s investment in the Backstop Shares. The Investor acknowledges specifically that a possibility of total loss exists.

(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Backstop Shares or made any findings or determination as to the fairness of this investment.

(k) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Agreement.

(l) The execution, delivery and performance by the Investor of this Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Agreement constitutes the valid and binding agreement of SLAM, Topco and the Company, this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) Neither the Investor nor, if the Investor is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is, or for the past five years has been, (i) a person, government, or governmental entity that is the target of economic or financial sanctions requirements, or trade embargoes imposed, administered, or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority (collectively, “Sanctions”), to the extent applicable, including (A) a person listed on any list of sanctioned persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority, to the extent applicable; (B) a person organized, incorporated, established, located, or resident in Cuba, Iran, North Korea, Syria, Russia, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhzhia region of Ukraine, or any other country or territory embargoed or subject to comprehensive Sanctions; (C) any person directly or indirectly owned or controlled by any person or persons described in the foregoing clauses (A) and (B); (ii) a Designated National, as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (together with (i) and (ii), a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions, and that for the past five years, the Investor has been in compliance with applicable Sanctions and the BSA/PATRIOT Act, as applicable. The Investor further represents that it has no knowledge or reason to know that the funds held by the Investor and used to purchase the Backstop Shares were illegally derived or obtained, directly or indirectly, from a Prohibited Investor, in violation of Sanctions or the BSA/PATRIOT Act. The Investor further represents that for the past five years, the Investor has not (1) received written or other notice of any actual, alleged or apparent violation of applicable Sanctions or the BSA/PATRIOT Act, as applicable, (2) been a party to or the subject of any pending (or to the Investor’s knowledge, threatened) civil,

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criminal or administrative actions, suits, demands, investigations, proceedings, settlements or enforcement actions by or before any governmental authority relating to any actual, alleged or apparent violations of applicable Sanctions or the BSA/PATRIOT Act, as applicable, or (3) made any voluntary disclosure to any governmental authority with respect to any actual, alleged or apparent violation of applicable Sanctions of the BSA/PATRIOT Act, as applicable.

(n) The Investor acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(o) When required to deliver payment to Issuer pursuant to Section 2 above, the Investor will have sufficient funds to pay the Purchase Price and consummate the transactions contemplated pursuant to this Agreement.

(p) As of the date hereof, the Investor or any of its affiliates hold 14,375,000 Class B Shares of SLAM.

7. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms and (b) the mutual written agreement of each of the Parties hereto to terminate this Agreement; provided that nothing herein will relieve any Party from liability for any willful breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SLAM shall notify the Investor of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the termination of this Agreement in accordance with this Section 7, any monies paid by the Investor in connection herewith shall be promptly (and in any event within two business days after such termination) returned to the Investor.

8. Trust Account Waiver. The Investor acknowledges that SLAM is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SLAM and one or more businesses or assets. The Investor further acknowledges that, as described in SLAM’s final prospectus relating to its initial public offering (the “IPO Prospectus”) available at www.sec.gov, substantially all of SLAM’s assets consist of the cash proceeds of SLAM’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SLAM, its public shareholders and the underwriter(s) of SLAM’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SLAM to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of SLAM entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Agreement; provided that nothing in this Section 8 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of SLAM Class A Shares acquired by any means other than pursuant to this Agreement.

9. Miscellaneous.

(a) This Agreement and any rights and obligations that may accrue to any Party hereunder (including the Backstop Shares acquired hereunder, if any) may not be transferred or assigned to any party, without the prior written consent of each of the other Parties hereto; provided that the Investor may, in its sole discretion, transfer or assign its rights and obligations hereunder to any party. If such transfer or assignment occurs prior to the Closing, such transferee or assignee, as applicable, shall execute a joinder to this Agreement or a separate backstop agreement in substantially the same form as this Agreement; provided that, in the case of any such transfer or assignment, the Investor shall remain bound by its obligations under this Agreement in the event that the transferee or assignee, as applicable, does not comply with any obligation to consummate the purchase of Backstop Shares contemplated hereby. Any purported transfer or assignment not in accordance with this Section 9(a) shall be void.

(b) This Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the Parties. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any

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abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(c) This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall not confer any rights or remedies upon any person other than the Parties, and their respective successor and assigns.

(d) Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) If any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(f) This Agreement may be executed in one or more counterparts (including by electronic mail or in.pdf or by DocuSign or similar electronic signature) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(g) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(h) All of the representations and warranties contained in this Agreement shall survive the Closing. All of the covenants and agreements made by each Party in this Agreement shall survive the Closing until the expiration of any statute of limitations pursuant to applicable law or in accordance with their respective terms, if a shorter period.

(i) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10 OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Annex L-9

(j) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(j).

(k) For purposes of this Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York City, United States are authorized or required by law to close. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(l) The Investor acknowledges that any restatement, revision or other modification of the SEC Reports in connection with the review or any agreements, orders, comments or other guidance from the staff of the SEC, whether made prior to or following the date of this Agreement, regarding the accounting policies of SLAM included in any SEC Report shall be deemed not material for purposes of this Agreement.

10. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

(i)     If to SLAM, to:

SLAM Corp.

55 Hudson Yards, 47th Floor, Suite C

New York, New York

Attention:    Ryan Bright

E-mail:        *****@slamcorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:    Christian O. Nagler, P.C.

Jason Krause

E-mail:        *****@kirkland.com

*****@kirkland.com

(ii)    If to the Company, to:

Lynk Global, Inc.

510 North Washington Street

Falls Church, VA

Attention:    Charles Miller, CEO

Margo Deckard, COO

E-mail:        *****@lynk.world

*****@lynk.world

Annex L-10

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:    Geoff Willard

Jocelyn M. Arel

Daniel J. Espinoza

E-mail:        *****@goodwinlaw.com

*****@goodwinlaw.com

*****@goodwinlaw.com

or to such other address or addresses for a Party as such Party may from time to time designate in writing by notice to the other Parties. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGE FOLLOWS]

Annex L-11

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.

INVESTOR:
ANTARA CAPITAL MASTER FUND, LP
By: Antara Capital Fund GP, LLC Its: General Partner
By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Partner
SLAM:
SLAM CORP.
By:	/s/ Alexander Rodriguez
Name: Alexander Rodriguez
Title: Chief Executive Officer
TOPCO:
LYNK GLOBAL HOLDINGS, INC.
By:	/s/ Charles Miller
Name: Charles Miller
Title: President
COMPANY:
LYNK GLOBAL, INC.
By:	/s/ Charles Miller
Name: Charles Miller
Title: Chief Executive Officer

[Signature Page to Backstop Agreement]

Annex L-12

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

[***]

Annex L-13

Annex M

BACKSTOP AGREEMENT SIDE LETTER

THIS BACKSTOP AGREEMENT SIDE LETTER (this “Agreement”), dated as of February 4, 2024, by and among Slam Sponsor, LLC, a Cayman Islands limited company (the “Sponsor”), Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), and the undersigned Investor (the “Investor” and together with the Sponsor and Topco the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Backstop Agreement (as defined below).

WHEREAS, the Sponsor owns 14,211,000 SLAM Class B Shares as of the date hereof;

WHEREAS, Slam Corp., a Cayman Islands exempted company (“SLAM”), Topco, Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), the Sponsor and Lynk Global, Inc., a Delaware corporation (“Lynk”), entered into that certain Business Combination Agreement, dated as of February 4, 2024 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, SLAM, Topco, Lynk and the Investor entered into that certain Backstop Agreement, dated as of February 4, 2024 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Backstop Agreement”);

WHEREAS, the Sponsor, Topco, Antara Master Capital Fund LP, a Delaware limited partnership (“Antara”), A-Rod Slam LLC, a Delaware limited liability company (“A-Rod”) will enter into that certain Lock-Up Agreement, a form of which is attached as Exhibit C to the Business Combination Agreement, in connection with the consummation of the transactions contemplated by the Business Combination Agreement (the “Lock-Up Agreement”);

WHEREAS, on the Business Day immediately prior to the Closing Date, SLAM shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the terms of the Business Combination Agreement, the Sponsor shall (i) forfeit up to 5,875,000 SLAM Class B Shares (the “BCA Forfeiture Shares”) and (ii) make subject to vesting in the aggregate 1,500,000 Topco Shares (the “BCA Earnout Shares”) held by the Sponsor and the Other Class B Shareholders (as defined in the Business Combination Agreement) on a pro rata basis per holder, immediately following the Closing.

WHEREAS, prior to the Domestication, Sponsor desires to forfeit 5,000,000 SLAM Class B Shares for nil consideration. For avoidance of doubt, such forfeited shares shall not consist of the BCA Forfeiture Shares or the BCA Earnout Shares;

WHEREAS, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, (a) SLAM will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned Subsidiary of Topco and (b) each SLAM Share will be automatically converted as of the First Effective Time into one Topco Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware (the “Merger Sub 2 Conversion”), after which (a) Merger Sub 2 will merge with and into the Company (the “Second Merger,” and together with the First Merger, the “Mergers”), with the Company as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned Subsidiary of Topco and (b) each Company Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

Annex M-1

WHEREAS, on the Closing Date following the First Effective Time and before the Second Effective Time, Topco desires to issue and sell to Investor, and Investor desires to subscribe for and purchase, the Topco Shares (the “Subscribed Shares”), for consideration equal to the Purchase Price.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1. Forfeiture, Issuance and Subscription.

(a) In connection with the Backstop Agreement and in consideration of the Purchase Price to be paid by Investor set forth in the Backstop Agreement, Sponsor agrees to forfeit 5,000,000 Slam Class B Shares (the “Forfeited Shares”) for nil consideration on the Business Day prior to the Domestication, and contingent upon the completion of each element of the Transaction, subject to the conditions set forth in the Backstop Agreement and this Agreement. For the avoidance of doubt, the Forfeited Shares will consist of SLAM Class B Shares after giving effect to the forfeiture or cancellation pursuant to the Business Combination Agreement of any SLAM Class B Shares held by the Sponsor on the Business Day prior to the Domestication.

(b) In connection with the Backstop Agreement and in consideration of the Purchase Price to be paid by Investor set forth in the Backstop Agreement, Topco agrees to issue and sell to the Investor and Investor agrees to subscribe for and purchase, on the Closing Date, following the First Effective Time and before the Second Effective Time, and contingent upon the completion of each element of the Transaction, the Subscribed Shares, subject to the conditions set forth in the Backstop Agreement and this Agreement, resulting in an aggregate amount of up to 5,000,000 Topco Shares to be issued and sold by Topco to Investor in consideration of the Purchase Price to be paid by Investor.

(c) The Backstop Agreement together with this Agreement comprises the legal and economic arrangement between the Parties and shall govern the Investor’s investment in the Subscribed Shares. To the extent of any inconsistency between this Agreement and the Backstop Agreement, this Agreement shall prevail.

2. Representations, Warranties and Agreements. The Parties agree that Sections 4 and 6 of the Backstop Agreement shall apply to this Agreement, mutatis mutandis.

3. Termination. The Parties agree that Section 7 of the Backstop Agreement shall apply to this Agreement, mutatis mutandis.

4. Miscellaneous. The Parties agree that Section 9 of the Backstop Agreement shall apply to this Agreement, mutatis mutandis.

5. Trust Account Waiver. The Parties agree that Section 8 of the Backstop Agreement shall apply to this Agreement, mutatis mutandis.

6. Lock-Up. The Parties agree that (i) the Subscribed Shares shall be considered “Lock-Up Shares” under Section 1.5.7 of the Lock-Up Agreement, (ii) the “Lock-Up Period” for 50% of the Subscribed Shares shall be the period described in Section 1.5.6(b) of the Lock-Up Agreement and (iii) the “Lock-Up Period” for the remaining 50% of the Subscribed Shares shall be the period described in Section 1.5.6(c) of the Lock-Up Agreement.

[Signature page follows]

Annex M-2

IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed by its duly authorized representative as of the date first mentioned above.

SPONSOR:
SLAM SPONSOR, LLC
/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Authorized Signatory
TOPCO:
LYNK GLOBAL HOLDINGS, INC.
/s/ Charles Miller
Name:	Charles Miller
Title:	President
INVESTOR:
ANTARA MASTER CAPITAL FUND LP
By: Antara Capital Fund GP, LLC
Its: General Partner
/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Managing Partner

[Signature Page to Backstop Agreement Side Letter]

Annex M-3

Annex N

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 4, 2024, is made by and among Slam Sponsor, LLC, an exempted company incorporated in the Cayman Islands with limited liability (the “Sponsor”), Lynk Global, Inc., a Delaware corporation (the “Company”), and the undersigned individuals (the “Insiders” and together with the Sponsor, the “Sponsor Parties”). The Sponsor, the Company and the Insiders shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, this Agreement is being entered into in connection with the Business Combination Agreement, dated February 4, 2024, (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SLAM, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), the Company, Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), (iv) Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor and the Insiders, as applicable, will consent to the entry by SLAM into the Business Combination Agreement and the consummation by SLAM of the transactions contemplated thereby on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in order to induce the Company to enter into the Business Combination Agreement and in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Consent to Business Combination.

(a) Each Sponsor Party hereby consents to the entry by SLAM into the Business Combination Agreement and each other Ancillary Document to which SLAM is or will be a party.

(b) Each Sponsor Party (in his, her or its capacity as a shareholder or warrant holder of SLAM and on behalf of himself or itself and not the other Sponsor Parties) hereby agrees to vote (or cause to be voted) at any meeting (regular or special) of the shareholders or warrant holders of SLAM or adjournment or postponement thereof (each, a “Special Meeting”), and in any action by written resolution of the shareholders or warrant holders of SLAM, all of such Sponsor Party’s Subject SLAM Equity Securities (as defined below) and all other equity securities of SLAM such Sponsor Party is entitled to vote on the matter in favor of the Transaction Proposals (including the adoption of the Business Combination Agreement and approval of the Domestication), and against any action, proposal, transaction, agreement or other matter presented at any Special Meeting that would reasonably be expected to (i) result in a breach of SLAM’s covenants, agreements or obligations under the Business Combination Agreement, (ii) cause any of the conditions to the Closing set forth in Article 8 of the Business Combination Agreement not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement (the “Transactions”).

(c) Each Sponsor Party agrees, except in a manner not in direct or indirect contravention or breach of the Business Combination Agreement or any Ancillary Document, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of SLAM in connection with any vote or other action with respect to the Transactions or any Ancillary Document, other than to recommend that the holders of SLAM Shares and SLAM Warrants vote in favor of the Transaction Proposals, including the adoption of the Business Combination Agreement, the Ancillary Documents and the Transactions (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

Annex N-1

(d) Each Sponsor Party agrees not to commence or bring in any claim challenging the validity of any provision of this Agreement, the Business Combination Agreement, the Ancillary Agreements or the Transactions.

(e) In the event of any equity dividend or distribution, or any change in the equity interests of SLAM by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing, the term “Subject SLAM Equity Securities” shall be deemed to refer to and include all of the SLAM Shares and SLAM Warrants (or any instruments convertible into SLAM Shares or SLAM Warrants) held of record or beneficially by such Sponsor Party as of such time (the SLAM Shares and the SLAM Warrants that such Sponsor Party holds of record or beneficially as of any determination time are hereinafter referred to, with respect to each Sponsor Party, as the “Subject SLAM Equity Securities”), as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject SLAM Equity Securities may be changed or exchanged or which are received in such transaction.

2. Waiver of Anti-dilution Protection. Each Sponsor Party hereby waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by Law and SLAM’s Governing Documents, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the conversion ratio set forth in SLAM’s Governing Documents or any other anti-dilution or similar protection, in each case, with respect to the SLAM Class B Shares (and any other equity securities of SLAM for which the SLAM Class B Shares are exchanged or into which the SLAM Class B Shares are converted) in connection with the Transactions or otherwise (including in connection with the issuance of shares in connection with the Private Placement Financing). SLAM hereby acknowledges and agrees to such waiver. Notwithstanding anything to the contrary contained herein, the Sponsor Parties shall not be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Business Combination Agreement is validly terminated in accordance with its terms. If the Business Combination Agreement is so terminated, then this Section 2 shall be deemed null and void ab initio.

3. Transfer Restrictions on Shares. Except as expressly contemplated by the Business Combination Agreement, with the prior written consent of the Company, or with respect to a Transfer of the type set forth in clause (A) through clause (E) below, from and after the date hereof until the earlier of the date of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each Sponsor Party hereby agrees that he, she or it shall not (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject SLAM Equity Securities and SLAM Warrants or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject SLAM Equity Securities and SLAM Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject SLAM Equity Securities and SLAM Warrants that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject SLAM Equity Securities and SLAM Warrants, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject SLAM Equity Securities and SLAM Warrants even if such Subject SLAM Equity Securities and SLAM Warrants would be disposed of by a person other than such Sponsor Party or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to SLAM officers or directors, any affiliates or family member of any of SLAM’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; or (E) by virtue of the Sponsor’s Governing Documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clause (A) through clause (E) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

Annex N-2

4. Other Covenants.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 6, no Sponsor Party shall, and each Sponsor Party shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, each Sponsor Party shall, and shall instruct its officers and directors (if applicable) and its representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal or any negotiations which may lead to a Business Combination Proposal (other than the Company and its representatives).

(b) The Sponsor hereby agrees to provide to SLAM, the Company and their respective Representatives any information in its possession or control regarding such Sponsor Party or the Subject SLAM Equity Securities that is reasonably requested by SLAM, the Company or their respective Representatives and is required in order for the Company and SLAM to comply with Section 6.5 (Public Announcements), Section 6.7 (Preparation of Registration Statement/Proxy Statement) and Section 6.11 (Trust Account) of the Business Combination Agreement. To the extent required by applicable Law, the Sponsor hereby authorizes the Company and SLAM to publish and disclose in any announcement or disclosure required by the SEC, NYSE or the Registration Statement/Proxy Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Sponsor’s identity and ownership of the Subject SLAM Equity Securities and the nature of the Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Agreements; provided, that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

(c) Each Sponsor Party acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon each Sponsor Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for each such Sponsor Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the Transactions or the Ancillary Agreements.

5. Sponsor Party Representations and Warranties. Each Sponsor Party, severally and not jointly, represents and warrants to the Company as follows, solely with respect to such Sponsor Party:

(a) Ownership. To the extent any Sponsor Party owns any Subject SLAM Equity Securities, such Sponsor Party owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) the number of Subject SLAM Equity Securities set forth opposite such Sponsor Party’s name on the signature page to this Agreement. Such Sponsor Party has, and will have at all times during the term of this Agreement, the sole voting power with respect to his, her or its Subject SLAM Equity Securities. Such Subject SLAM Equity Securities are the only equity securities in SLAM owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Subject SLAM Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject SLAM Equity Securities, except as provided hereunder. Such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity interests in SLAM or any equity securities convertible into, or that can be exchanged for, equity securities of SLAM.

(b) Organization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Sponsor Party’s obligations hereunder.

Annex N-3

(c) Authority. This Agreement has been duly executed and delivered by such Sponsor Party and, assuming the due authorization, execution and delivery hereof by the other Parties hereto, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Sponsor Party.

(d) Non-Contravention. The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of its obligations hereunder will not, (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon such Sponsor Party’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (ii) if such Sponsor Party is not an individual, conflict with or result in a violation of the Governing Documents of such Sponsor Party, or (iii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Subject SLAM Equity Securities).

(e) Legal Proceedings. As of the date of this Agreement, there is no Action pending against, or to the knowledge of such Sponsor Party, threatened against such Sponsor Party or any of its Affiliates, by or before (or that would be by or before) any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Sponsor Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. None of such Sponsor Party or any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Sponsor Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or the Business Combination Agreement.

(f) Brokers’ Fees. Except for the fees described in Section 5.5 of the SLAM Disclosure Schedules, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from such Sponsor Party in respect of the Business Combination Agreement, this Agreement or any of the respective Transactions and hereby based upon any arrangement or agreement made by a Sponsor Party.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the valid termination of the Business Combination Agreement in accordance with its terms, and upon such termination, this Agreement shall be null and void and of no effect whatsoever, and the Parties hereto shall have no rights or obligations under this Agreement.

7. No Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement may be made only against, the Parties. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a Party, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a Party and (iii) no successor, heir or representative of a Party shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Insiders make no agreement or understanding herein in any capacity other than in each such Insider’s capacity as a record holder and beneficial owner of the Subject SLAM Equity Securities, and not, as applicable, in such Insider’s capacity as a director, officer or employee of SLAM and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any other Person (including any representative of the Sponsor) serving as a member of the board of directors (or other similar governing body) of SLAM or as an officer, employee or fiduciary of SLAM, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of SLAM.

Annex N-4

9. No Third-Party Beneficiaries. Except as set forth in Section 3 or Section 8, this Agreement shall be for the sole benefit of the Parties and SLAM and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and SLAM and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Remedies. The Parties agree that irreparable damage for which monetary damages would occur in the event that any Party does not perform his or its respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that any such fees and expenses incurred by any Insider on or prior to the Effective Time shall, in the sole discretion of the Sponsor, be allocated to SLAM and deemed to be SLAM Expenses.

12. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company or any of its Affiliates or SLAM or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to SLAM Shares held by any Sponsor Party. All rights, ownership and economic benefits of and relating to the applicable SLAM Shares shall remain vested in and belong to each applicable Sponsor Party, and the Company and SLAM (and each of their respective Affiliates) shall have no authority to exercise any power or authority to direct any Sponsor Party in the voting of any SLAM Shares owned by him, her or it (if any). No Sponsor Party shall be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the SLAM Shareholders.

13. Amendments and Waivers. Any provision of this Agreement may be amended or modified in whole or in part only by an agreement in writing and signed by the Parties, and any provision of this Agreement may be waived if such waiver is in writing and signed by the Party(ies) against whom such waiver is sought. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

14. Assignment. Subject to Section 10, none of this Agreement or any of the rights, interests or obligations hereunder shall be assignable by a Party without the prior written consent of the other Parties hereto. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective successors, heirs, personal representatives and assigns and with respect to a Transfer of the type set forth in clause (A) through clause (E) of Section 2. Any attempted amendment or assignment of this Agreement not in accordance with the terms of this Section 14 shall be null and void ab initio.

15. Several and Not Joint. The representations, warranties, covenants and agreements set forth herein shall be several (and not joint or joint and several) representation, warranties, covenants and agreements of each Sponsor Party.

16. Notices. Any notice, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or another nationally recognized overnight delivery service or (iv) when delivered by email

Annex N-5

(unless an “undeliverable” or similar message is received with respect to each email address provided in or pursuant to this Section 16 for the applicable Party) (provided, that, any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), in each case, addressed as follows:

If to the Sponsor or the Insiders, to:

Slam Sponsor, LLC

55 Hudson Yards, 47th Floor, Suite C

New York, NY 10001

Attention: Ryan Bright

Email: *****@slamcorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Christian O. Nagler, P.C.
Jason Krause

Email:           *****@kirkland.com
*****@kirkland.com

If to the Company to:

Lynk Global, Inc.

510 North Washington Street, Suite 200

Falls Church, VA 22046

Attention:     Charles Miller, CEO
Margo Deckard, COO

Email:           *****@lynk.world
*****@lynk.world

with a copy (which shall not constitute notice) to

Goodwin Procter LLP

601 Marshall Street.

Redwood City, CA 94063

Attention:     Geoff Willard
Dan Espinoza
Jocelyn Arel

Email:           *****@goodwinlaw.com
*****@goodwinlaw.com
*****@goodwinlaw.com

17. Incorporation by Reference. Sections 10.2 (Entire Agreement; Assignment), 10.5 (Governing Law), 10.10 (Severability), 10.11 (Counterparts; Electronic Signatures), 10.15 (Waiver of Jury Trial) and 10.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Pages Follow]

Annex N-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LYNK GLOBAL, INC.
By:	/s/ Charles Miller
Name: Charles Miller
Title: Chief Executive Officer
SLAM SPONSOR, LLC
By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

Annex N-7

INSIDERS:
/s/ Alexander Rodriguez
Alexander Rodriguez
/s/ Himanshu Gulati
Himanshu Gulati
/s/ Kelly Laferriere
Kelly Laferriere
/s/ Chetan Bansal
Chetan Bansal
/s/ Marc Lore
Marc Lore
/s/ Reggie Hudlin
Reggie Hudlin
/s/ Desiree Gruber
Desiree Gruber
/s/ Barbara Byrne
Barbara Byrne
/s/ Ann Berry
Ann Berry

[Signature Page to Sponsor Letter Agreement]

Annex N-8

/s/ Alexandre Zyngier
Alexandre Zyngier
/s/ Lisa Harrington
Lisa Hatton Harrington
/s/ Ryan Bright
Ryan Bright
/s/ Julian Nemirovsky
Julian Nemirovsky

[Signature Page to Sponsor Letter Agreement]

Annex N-9

Annex O

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”), dated as of February 4, 2024, is made by and among SLAM Corp., a Delaware corporation (“SLAM”), Lynk Global, Inc., a Delaware corporation (the “Company”) and the undersigned individual (the “Insider” and together with the Company, the “Company Parties”). SLAM, the Company and the Insider shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, this Agreement is being entered into in connection with the Business Combination Agreement, in the form executed on February 4, 2024, (the “Business Combination Agreement”), by and among SLAM, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), the Company, Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”);

WHEREAS, upon and subject to the occurrence of the consummation of the Mergers, on the terms and subject to the conditions set forth herein, each of the agreements listed on Schedule I hereto (collectively, the “Investor Agreements”) will terminate pursuant to the requisite consent of the Company and the parties thereto; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Company and the Insider, as applicable, will, subject to the terms and conditions set forth herein, consent to the entry by the Company into the Business Combination Agreement and the consummation by the Company of the transactions contemplated thereby on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in order to induce the Company to enter into the Business Combination Agreement and in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Consent to Business Combination.

(a) The Insider (in his, her or its capacity as a stockholder of the Company and on behalf of himself or itself) hereby agrees to vote (or cause to be voted) at any meeting (regular or special) of the stockholders of the Company, and in any action by written resolution of the stockholders of the Company, all of Insider’s Company Shares (or any instruments convertible into Company Shares) held of record or beneficially by Insider as of such time (the “Subject Company Equity Securities”) and all other equity securities of the Company Insider is entitled to vote on the matter in favor of approving the Business Combination Agreement, each Ancillary Document and the transactions contemplated by the Business Combination Agreement (the “Transactions”), and against any action, proposal, transaction, agreement or other matter presented at any meeting (regular or special) of the stockholders of the Company, and in any action by written resolution of the stockholders of the Company that would reasonably be expected to (i) result in a breach of the Company’s covenants, agreements or obligations under the Business Combination Agreement, (ii) cause any of the conditions to the Closing set forth in Article 8 of the Business Combination Agreement not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the Transactions.

(b) Insider agrees, except in a manner not in direct or indirect contravention or breach of the Business Combination Agreement or any Ancillary Document, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of the Company in connection with any vote or other action with respect to the Transactions or any Ancillary Document, other than to recommend that the holders of equity interests of the Company vote in favor of the Transaction Proposals, including the adoption of the Business Combination Agreement, the Ancillary Documents and the Transactions (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

Annex O-1

(c) Insider agrees not to commence or bring in any claim challenging the validity of any provision of this Agreement, the Business Combination Agreement, the Ancillary Documents or the Transactions.

2. Transfer Restrictions on Shares. Except as expressly contemplated by the Business Combination Agreement, with the prior written consent of the Company, or with respect to a Transfer of the type set forth in clause (A) through clause (E) below, from and after the date hereof until the earlier of the date of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Insider hereby agrees that he, she or it shall not (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Company Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject Company Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Company Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject Company Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject Company Equity Securities even if such Subject Company Equity Securities would be disposed of by a person other than such Sponsor Party or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to Company officers or directors, any affiliates or family member of any of the Company’s officers or directors, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; or (E) by virtue of the Company’s Governing Documents upon liquidation or dissolution of the Company; provided, that any transferee of any Transfer of the type set forth in clause (A) through clause (E) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

3. Termination of Investor Agreements. Insider hereby agrees that, notwithstanding anything to the contrary in any Investor Agreement, (i) each of the Investor Agreements shall be automatically terminated and of no further force and effect (including any provision of any such agreement that, by its terms, survives such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates shall have any further obligations or liabilities under each such Investor Agreement, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

4. Other Covenants.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 6, Insider shall not, and shall instruct its representatives not to, (i) make any proposal or offer that constitutes a Company Acquisition Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Company Acquisition Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Insider shall, and shall instruct its officers and directors (if applicable) and its representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal or any negotiations which may lead to a Company Acquisition Proposal (other than the Company and its representatives). Notwithstanding anything in this Agreement to the contrary, nothing in this Section 4(a) or otherwise under this Agreement shall prohibit, restrict or otherwise limit Insider from taking any action or omitting to take any action, directly or indirectly, in connection with any Company Financing.

(b) Insider acknowledges and agrees that SLAM is entering into the Business Combination Agreement in reliance upon Insider entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for Insider

Annex O-2

entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, SLAM would not have entered into or agreed to consummate the Transactions or the Ancillary Documents.

5. Company Party Representations and Warranties. Each Company Party, severally and not jointly, represents and warrants to the Company as follows, solely with respect to such Company Party:

(a) Ownership. To the extent any Company Party owns any Subject Company Equity Securities, such Company Party owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) the number of Subject Company Equity Securities set forth opposite such Company Party’s name on the signature page to this Agreement. Such Company Party has, and will have at all times during the term of this Agreement, the sole voting power with respect to his, her or its Subject Company Equity Securities. Such Subject Company Equity Securities are the only equity securities in the Company owned of record or beneficially by such Company Party on the date of this Agreement, and none of such Subject Company Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Company Equity Securities, except as provided hereunder. Such Company Party does not hold or own any rights to acquire (directly or indirectly) any equity interests in the Company or any equity securities convertible into, or that can be exchanged for, equity securities of the Company.

(b) Organization. If such Company Party is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Party’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Company Party. If such Company Party is an individual, such Company Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Company Party’s obligations hereunder.

(c) Authority. This Agreement has been duly executed and delivered by such Company Party and, assuming the due authorization, execution and delivery hereof by the other Parties hereto, this Agreement constitutes a legally valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Company Party.

(d) Non-Contravention. The execution and delivery of this Agreement by such Company Party does not, and the performance by such Company Party of its obligations hereunder will not, (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon such Company Party’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (ii) if such Company Party is not an individual, conflict with or result in a violation of the Governing Documents of such Company Party, or (iii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Party or such Company Party’s Subject Company Equity Securities).

(e) Legal Proceedings. As of the date of this Agreement, there is no Action pending against, or to the knowledge of such Company Party, threatened against such Company Party or any of its Affiliates, by or before (or that would be by or before) any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Company Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. None of such Company Party or any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the ability of such Company Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or the Business Combination Agreement.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the valid termination of the Business Combination Agreement in accordance with its terms.

Annex O-3

7. No Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement may be made only against, the Parties. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a Party, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a Party and (iii) no successor, heir or representative of a Party shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Insider does not make any agreement or understanding herein in any capacity other than in Insider’s capacity as a record holder and beneficial owner of the Subject Company Equity Securities, and not, as applicable, in Insider’s capacity as a director, officer or employee of the Company and (b) nothing herein will be construed to limit or affect any action or inaction by Insider or any other Person serving as a member of the board of directors (or other similar governing body) of the Company or any of its Subsidiaries or as an officer, employee or fiduciary of the Company or any of its Subsidiaries, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of the Company or any of its Subsidiaries.

9. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Remedies. The Parties agree that irreparable damage for which monetary damages would occur in the event that any Party does not perform his or its respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that any such fees and expenses incurred by Insider on or prior to the Effective Time shall, in the sole discretion of the Company, be allocated to the Company and deemed to be Company Expenses.

12. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company or any of its Affiliates or SLAM or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to Subject Company Equity Securities. All rights, ownership and economic benefits of and relating to the applicable Subject Company Equity Securities shall remain vested in and belong to Insider, and the Company and SLAM (and each of their respective Affiliates) shall have no authority to exercise any power or authority to direct Insider in the voting of any Subject Company Equity Securities owned by him, her or it (if any). Insider shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the Company Stockholders, including any matter relating to, or in connection with, any Company Financing.

13. Amendments and Waivers. Any provision of this Agreement may be amended or modified in whole or in part only by an agreement in writing and signed by the Parties, and any provision of this Agreement may be waived if such waiver is in writing and signed by the Party(ies) against whom such waiver is sought. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Annex O-4

14. Assignment. Subject to Section 10, none of this Agreement or any of the rights, interests or obligations hereunder shall be assignable by a Party without the prior written consent of the other Parties hereto. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective successors, heirs, personal representatives and assigns and with respect to a Transfer of the type set forth in clause (A) through clause (E) of Section 2. Any attempted amendment or assignment of this Agreement not in accordance with the terms of this Section 14 shall be null and void ab initio.

15. Several and Not Joint. The representations, warranties, covenants and agreements set forth herein shall be several (and not joint or joint and several) representation, warranties, covenants and agreements of each Company Party.

16. Notices. Any notice, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or another nationally recognized overnight delivery service or (iv) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in or pursuant to this Section 16 for the applicable Party) (provided, that, any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), in each case, addressed as follows:

If to the Insider, to:

[•]

[•]

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

Attention: [•]

Email: [•]

If to the Company:

Lynk Global, Inc.

510 North Washington Street, Suite 200

Falls Church, VA 22046

Attention:         Charles Miller, CEO
Margo Deckard, COO

Email:               *****@lynk.world
*****@lynk.world

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall Street.

Redwood City, CA 94063

Attention:         Geoff Willard
Dan Espinoza
Jocelyn Arel

Email:               *****@goodwinlaw.com
*****@goodwinlaw.com
*****@goodwinlaw.com

Annex O-5

If to SLAM, to:

SLAM Corp.

55 Hudson Yards, 47th Floor, Suite C

New York, NY 10001

Attention: Ryan Bright

Email: *****@slamcorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Christian O. Nagler, P.C.
Jason Krause

Email:               *****@kirkland.com
*****@kirkland.com

17. Incorporation by Reference. Sections 10.2 (Entire Agreement; Assignment), 10.5 (Governing Law), 10.10 (Severability), 10.11 (Counterparts; Electronic Signatures), 10.15 (Waiver of Jury Trial) and 10.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Pages Follow]

Annex O-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SLAM CORP.
By:	/s/ Alexander Rodriguez
Name: Alexander Rodriguez
Title: Chief Executive Officer
LYNK GLOBAL, INC.
By:	/s/ Charles Miller
Name: Charles Miller
Title: Chief Executive Officer
INSIDER
By:	/s/ Charles Miller
Name: Charles Miller
INSIDER
ANTARA CAPITAL MASTER FUND LP
By: Antara Capital Fund GP, LLC Its: General Partner
/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Partner
INSIDER
/s/ Margo Deckard
Margo Deckard
INSIDER
/s/ Tyghe Speidel
Tyghe Speidel
INSIDER
Blazer UL LLC
By:	/s/ Robert Poulin
Printed Name: Robert Poulin
Title: Founding Partner

[Signature Page to Company Support Agreement]

Annex O-7

SCHEDULE I

Investor Agreements

1.    None.

Annex O-8

Annex P

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of February 4, 2024, is made and entered into by and among Lynk Global Holdings, Inc., a Delaware corporation (the “Company” or “Topco”), Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), Antara Master Capital Fund LP, a Delaware limited partnership (“Antara”), A-Rod Slam LLC, a Delaware limited liability company (“A-Rod” and together with Sponsor and Antara, the “Sponsor Holders”), the individuals listed under Slam Holders on the signature page hereto (each a “Slam Holder” and, collectively, the “Slam Holders”), and the undersigned parties listed under Lynk Holders on the signature page hereto (each a “Lynk Holder” and collectively, the “Lynk Holders”) and the undersigned parties listed under Lynk Series B Preferred Holders on the signature page hereto (each a “Lynk Series B Preferred Holder” and collectively, the “Lynk Series B Preferred Holders”) (each such party together with any Person who hereafter becomes a party to this Agreement by executing a Joinder Agreement, a “Holder” and collectively the “Holders”). The Company and the Holders shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Business Combination Agreement (as defined below).

BACKGROUND:

WHEREAS, the Company, Slam Corp., a Cayman Islands exempted company (“Slam”), Lynk Global, Inc., a Delaware corporation (“Lynk”), Sponsor, Lynk Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 1”) and Lynk Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 2”) are party to that certain Business Combination Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, on the date hereof, (a) Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned subsidiary of Topco and each Slam Share will be automatically converted as of the First Effective Time into one share of Company Common Stock (as defined herein) and (b) following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware (the “Merger Sub 2 Conversion”), after which (x) Merger Sub 2 will merge with and into Lynk (the “Second Merger,” and together with the First Merger, the “Mergers”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned Subsidiary of Topco and (y) each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, subject to, among other things, the approval of Slam’s shareholders (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement and in connection with the consummation of the Business Combination, the Sponsor, Lynk Holders, Slam Holders and Lynk Series B Preferred Holders will receive shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Sponsor will hold an aggregate of [•] shares of Company Common Stock and [•] warrants to purchase one-fourth of one share of Company Common Stock per warrant at an exercise price of $11.50 (the “Warrants”);

WHEREAS, immediately following the consummation of the Business Combination, the Slam Holders will hold an aggregate of [•] shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Lynk Holders will hold an aggregate of [•] shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Lynk Series B Preferred Holders will hold an aggregate of [•] shares of Company Common Stock;

WHEREAS, the Company, Slam, Lynk and Antara are party to that certain Backstop Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”) immediately following the consummation of the Business Combination and pursuant to the Backstop Agreement, Antara will hold up to 2,500,000 shares of Company Common Stock;

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WHEREAS, immediately following the consummation of the Business Combination, A-Rod as a member of the Sponsor will hold an indirect economic interest in the Sponsor’s holdings of Company Common Stock and Warrants;

WHEREAS, immediately following the consummation of the Business Combination, the Slam Holders will hold an aggregate of [•] shares of Company Common Stock;

WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
LOCK-UP PROVISIONS

Section 1.1 Lock-Up. Subject to Section 1.2 and Section 1.4, each Holder agrees not to Transfer any Lock-Up Shares, or any economic entitlement therein, during the Lock-Up Period. For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares and to receive any dividends or other distributions (it being understood that a Holder’s rights, powers and privileges in respect of the Sponsor Earnout Shares shall be subject to the qualifications, limitations and restrictions set forth in the Business Combination Agreement).

Section 1.2 Permitted Transfers.

1.2.1 Transfers for Estate Planning. Notwithstanding Section 1.1, subject to Section 1.6, any Holder who is a natural Person shall be permitted to make the following Transfers:

(a)   any Transfer of its Lock-Up Shares by such Holder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Lock-Up Shares to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Holder’s Family Group may occur without compliance with the provisions of this Agreement or to a charitable organization; and provided, further that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and the transferee shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof; and

(b)   upon the death of any Holder who is a natural Person, any distribution of its Lock-Up Shares by the will or other instrument taking effect at death of such Holder or by applicable Laws of descent and distribution to such Holder’s estate, executors, administrators and personal representatives, and then to such Holder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 1.2.1(b) shall only be permitted if a Transfer to such transferee would have been permitted if the original Holder had been the transferor and provided, further that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and the transferee shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof.

1.2.2 Transfers to Affiliates and Equity Holders. Notwithstanding Section 1.1, subject to Section 1.6, each Holder shall be permitted to Transfer from time to time any or all of its Lock-Up Shares (a) to a corporation, partnership, limited liability company, trust or any other business entity that controls, is controlled by or is under common control or management with such Holder (including, for the avoidance of doubt, with respect to the Sponsor and investment funds or special purpose vehicles managed or controlled, directly or indirectly, by Antara or A-Rod) (“Slam Affiliates”), or (b) to its partners, limited liability company members, equity holders or shareholders of the Holder, or (c) to any other Holder or any direct partners, members or equity holders of such other Holder, any affiliates of such other Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates or (d) to any direct or indirect general partner, limited partner, shareholder,

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member or owner of similar equity interests in such Holder in connection with a liquidation of such Lock-Up Shares in accordance with the organizational documents of such Holder (it being understood that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and the transferee shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof).

1.2.3 Transfers to Margin Accounts. Notwithstanding any provision of this Agreement to the contrary, from and after the time at which resales of a Holder’s Lock-Up Shares have been registered on a registration statement that has been declared effective by the Securities and Exchange Commission, such Holder may Transfer all or any portion of its Lock-Up Shares to a brokerage account at a nationally recognized brokerage firm if but only if (i) the Company determines in its sole discretion, after consulting with its outside legal counsel in good faith, that such Transfer may be effected in accordance with applicable law and such Holder provides to the Company such documents and instruments as the Company or its transfer agent may request in connection therewith, (ii) such Holder provides to the Company an executed investor representation letter in the form attached hereto as Exhibit B, (iii) such Holder causes to be provided to the Company an executed broker representation letter in the form attached hereto as Exhibit C, and (iv) such Holder’s broker agrees in writing for the benefit of the Company that it will not foreclose on any Lock-Up Shares held in a margin account or otherwise sell, transfer or otherwise dispose of Lock-up Shares during the Lock-Up Period.

Section 1.3 Expiration of the Lock-Up Period. Following the expiration of the Lock-Up Period, the Lock-Up Shares (or any economic entitlement therein) beneficially owned or held of record by each Holder may be Transferred without restriction under this Agreement, other than the restriction set forth in Section 1.6.3 below.

Section 1.4 Early Release. Each Holder may have some or all of its Lock-Up Shares released from the restrictions in Article 1 upon the approval of a majority of the disinterested members of the board of directors of the Company (the “Board”) then in office that qualify as “independent” determining that such release is in the best interests of the Company.

Section 1.5 Definitions. The terms defined in this Section 1.5 shall, for all purposes of this Agreement, have the respective meanings set forth below:

1.5.1 The term “Change of Control” shall mean, any of the following events: (a) any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of or economic interests represented by the then outstanding securities of the Company; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of or economic interests represented by the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (iii) a sale of at least a majority of the assets of the Company and its Subsidiaries, taken as a whole; or (b) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Closing Date, constitute the Company Board and any new director whose appointment or election by the Company Board or nomination for election by the Company Shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Company Board on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b).

1.5.2 The term “Company Common Stock” shall mean, (i) the Company’s Series A common stock, par value $0.0001 per share and (ii) the Company’s Series B common stock, par value $0.0001 per share.

1.5.3 The term “Company Series A Common Stock” shall mean, the Company’s Series A common stock, par value $0.0001 per share.

1.5.4 The term “Company Series B Common Stock” shall mean, the Company’s Series B common stock, par value $0.0001 per share.

1.5.5 The term “Family Group” shall mean, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or

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personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions

1.5.6 The term “Lock-Up Period” shall mean,

(a)       with respect to [•]1 shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(b)       with respect to [•]2 shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(c)       with respect to [•]3 shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date;

(d)       with respect to fifty percent (50)% of the shares of Company Common Stock held by each Slam Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(e)       with respect to fifty percent (50)% of the shares of Company Common Stock held by each Slam Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date;

(f)        with respect to thirty percent (30)% of the shares of Company Common Stock held by each Lynk Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(g)       with respect to seventy percent (70)% of the shares of Company Common Stock held by each Lynk Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(h)       with respect to fifty percent (50)% of the shares of Company Common Stock held by each Lynk Series B Preferred Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(i)        with respect to fifty percent (50)% of the shares of Company Common Stock held by each Lynk Series B Preferred Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

provided, however, that the Lock-Up Period shall terminate upon a Change of Control.

____________

1         NTD: To represent 100% of the shares of Company Series A Common Stock issued to Sponsor in exchange for Slam Private Warrants.

2       NTD: To represent 50% of the shares of Company Series A Common Stock issued to Sponsor in exchange for Slam Class B Shares (including in the denominator the Sponsor Earnout Shares) after giving effect to the forfeiture of the Forfeited Shares pursuant to the Backstop Side Letter and to represent 50% of the Subscribed Shares issued to Antara pursuant to the Backstop Side Letter Agreement.

3       NTD: To represent 50% of the shares of Company Series A Common Stock issued to Sponsor in exchange for Slam Class B Shares (including in the denominator the Sponsor Earnout Shares) after giving effect to the forfeiture of the Forfeited Shares pursuant to the Backstop Side Letter and to represent 50% of the Subscribed Shares issued to Antara pursuant to the Backstop Side Letter Agreement.

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1.5.7 The term “Lock-Up Shares” shall mean any (a) shares of Company Common Stock held by the Holders immediately following the consummation of the Business Combination; (b) Company Warrants acquired in connection with the Business Combination in each case to the extent beneficially owned or held of record by a Holder immediately following the consummation of the Business Combination; (c) any options to purchase any shares of Company Common Stock, or any securities or agreements convertible into, exchangeable for or that represent the right to receive shares of Company Common Stock, or any interest in any of the foregoing, beneficially owned by the Holders immediately following the consummation of the Business Combination and (d) any shares of Company Common Stock issued pursuant to Section 2.4(f), Section 2.4(g) and Section 6.20(b) of the Business Combination Agreement; but in each case excluding, for the avoidance of doubt, any shares of Company Common Stock or Company Warrants or any other equity securities convertible into or exercisable or exchangeable for shares of Company Common Stock acquired pursuant to (i) open market purchases subsequent to the Closing Date or (ii) a transaction exempt from registration under the Securities Act, where the issuance of shares of Company Common Stock occurs prior to or in connection with the consummation of the Business Combination, including for the avoidance of doubt, any transaction pursuant to the Backstop Agreement.

1.5.8 The term “Permitted Transferees” shall mean, prior to the expiration of the Lock-Up Period, any Person to whom such Holder or any other Permitted Transferee of such Holder is permitted to transfer such Lock-Up Shares pursuant to Section 1.2.

1.5.9 The term “Slam Class A Shares” shall mean, Slam’s Class A ordinary shares, par value $0.0001 per share.

1.5.10 The term “Slam Class B Shares” shall mean, Slam’s Class B ordinary shares, par value $0.0001 per share.

1.5.11 The term “Slam Private Warrants” shall mean, each warrant to purchase one Slam Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, that is held by the Sponsor.

1.5.12 The term “Sponsor Earnout Shares” shall mean, the 1,500,000 shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination and subject to vesting requirements pursuant to Section 6.20(b) of the Business Combination Agreement.

1.5.13 The term “Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest or an economic entitlement) in, or the ownership, control or possession of, any interest owned by a Person.

Section 1.6 Additional Provisions Relating to Transfers

1.6.1 Legend. Each Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any Lock-Up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-Up Shares describing the foregoing restrictions.

1.6.2 Prior Notice; Joinder. At least three (3) Business Days of prior notice shall be given during the Lock-Up Period to the Company by the transferor of any Transfer of Lock-Up Shares permitted by Section 1.2. Prior to consummation of any such Transfer during the Lock-Up Period, or prior to any Transfer pursuant to which rights and obligations of the transferor under the Agreement are assigned in accordance with the terms of this Agreement, the transferring Holder shall cause the transferee to execute and deliver to the Company a written agreement in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Upon any Transfer by any Holder of any of its Lock-Up Shares, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Holder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations (as a Holder) under this Agreement, of the transferor thereof.

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1.6.3 Compliance with Laws. Notwithstanding any other provision of this Agreement, each Holder agrees that it will not, directly or indirectly, Transfer any of its Lock-Up Shares except as permitted under the applicable Securities Laws.

1.6.4 Trading Plans. The provisions of Article 1 shall not preclude the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not permit the Transfer of Lock-Up Shares during the Lock-Up Period.

1.6.5 Null and Void. Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

ARTICLE 2
GENERAL PROVISIONS

Section 2.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Company to:

Lynk Global Holdings, Inc.

c/o Lynk Global, Inc.

510 North Washington Street,

Falls Church, VA 22046

Attention: Charles Miller, CEO

Margo Deckard, COO

E-mail:      ****@lynk.world

****@lynk.world

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Geoff Willard

Jocelyn M. Arel

Daniel J. Espinoza

Email:       ****@goodwinlaw.com

****@goodwinlaw.com

****@goodwinlaw.com

and, if to any Holder, at such Holder’s address set forth on the Holder’s signature page hereto.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties as provided in this Section 2.1.

Section 2.2 Amendment; Waiver. Subject to Section 1.4, this Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 2.2 shall be void, ab initio. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising

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from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 2.3 Assignment; No Third Party Beneficiaries.

2.3.1 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and transferees. This Agreement and the rights, duties and obligations hereunder shall not be assignable or transferable by any of the Parties; provided, however, that this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees.

2.3.2 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Section 2.3.

2.3.3 No assignment by any Party of such Party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 2.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 2.3 shall be null and void.

Section 2.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 2.5 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.5.

Section 2.6 Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable

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terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles and Sections of this Agreement unless otherwise specified; (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (k) all references to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (l) reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 2.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 2.8 Equitable Remedies. Each Party acknowledges that the other Parties would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such Parties specific performance by such Party of its obligations under this Agreement.

Section 2.9 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

Section 2.10 Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 2.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LYNK GLOBAL HOLDINGS, INC.:
LYNK GLOBAL, INC.
By:
Name:
Title:
SPONSOR:
SLAM SPONSOR, LLC
By:
Name:
Title:
ANTARA:
ANTARA MASTER CAPITAL FUND LP
By:
Name:
Title:
A-ROD:
A-ROD SLAM LLC
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

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SLAM HOLDERS:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:
LYNK HOLDERS:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:

[Signature Page to Lock-Up Agreement]

Annex P-10

LYNK SERIES B PREFFERED HOLDERS:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:
By:
Name:
Title:
Address:

[Signature Page to Lock-Up Agreement]

Annex P-11

Exhibit A

FORM OF JOINDER TO LOCK-UP AGREEMENT

[            ], 20

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Lock-Up Agreement, dated as of [•], 2024 (as the same may hereafter be amended, the “Lock-Up Agreement”), among Lynk Global Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Lock-Up Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Lock-Up Agreement as a Holder of Lock-Up Shares in the same manner as if the undersigned were an original signatory to the Lock-Up Agreement, and the undersigned’s shares of Company Common Stock shall be included as Lock-Up Shares under the Lock-Up Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the          day of             , 20        .

Signature of Shareholder

Print Name of Shareholder
Address:

Agreed and Accepted as of             , 20

LYNK GLOBAL HOLDINGS, INC.
By:
Name:
Title:
Annex P-12

Exhibit B

FORM OF INVESTOR REPRESENTATION LETTER

[***]

Annex P-13

Exhibit C

FORM OF BROKER REPRESENTATION LETTER

[***]

Annex P-14

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Topco’s certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and Topco’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Topco has entered into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require Topco, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
2.1†

Business Combination Agreement, dated as of February 4, 2024, by and among Slam Corp., Lynk Global Holdings, Inc., Lynk Merger Sub 1, LLC, Lynk Merger Sub 2, LLC., Slam Sponsor LLC, and Lynk Global, Inc. (included as Annex A to the proxy statement/prospectus).

3.1	Form of Proposed Certificate of Incorporation of Topco to become effective following the Merger and to remain in effect following the Closing (included as Annex B to the proxy statement/prospectus).
3.2	Form of Proposed Bylaws of Topco to become effective following the Merger and to remain in effect following the Closing (included as Annex C to the proxy statement/prospectus).
3.3*	Form of Proposed Certificate of Incorporation of Slam Corp., to become effective following the Domestication but prior to the Merger (included as Annex D to the proxy statement/prospectus).
3.4*	Form of Proposed Bylaws of Slam Corp., to become effective following the Domestication but prior to the Merger (included as Annex E to the proxy statement/prospectus).
3.5	Amended and Restated Memorandum and Articles of Association of Slam Corp.
3.6	Amendment 1 to Amended and Restated Memorandum and Articles of Association of Slam Corp.
3.7	Amendment 2 to Amended and Restated Memorandum and Articles of Association of Slam Corp.
4.1*	Specimen Series A Common Stock Certificate of Topco.
4.2*	Specimen Series B Common Stock Certificate of Topco.
4.3*	Specimen Warrant Certificate of Topco.
4.4	Slam Warrant Agreement, dated as of February 25, 2021 by and among Slam Corp. and Continental Stock Transfer & Trust Company, as transfer agent.
5.1*	Opinion of Kirkland & Ellis LLP.
8.1*	Tax Opinion of Kirkland & Ellis LLP.
10.1

Backstop Agreement, dated as of February 4, 2024, by and between Slam Corp., Lynk Global Holdings, Inc., Lynk Global Inc. and Antara Capital Master Fund, LP (included as Annex L to the proxy statement/prospectus).

10.2	Company Support Agreement, dated as of February 4, 2024, by and between Slam Corp., Lynk Global Inc., and the other insiders party thereto. (included as Annex O to the proxy statement/prospectus).

Exhibit No.	Description
10.3	Letter Agreement, dated as of February 22, 2021, by and among Slam Corp., Slam Sponsor, LLC and the other parties thereto.
10.4

Sponsor Letter Agreement, dated as of February 4, 2024 by and among Slam Sponsor, LLC, Slam Corp., the independent directors party thereto, the other insiders party thereto, Lynk Merger Sub 1, LLC, Lynk Merger Sub 2, LLC, and Lynk Global, Inc. (included as Annex N to the proxy statement/prospectus).

10.5

Backstop Agreement Side Letter, dated as of February 4, 2024, by and between Slam Corp., Lynk Global Holdings, Inc., Lynk Global Inc. and Antara Capital Master Fund, LP (included as Annex M to the proxy statement/prospectus).

10.6*	Form of Amended and Restated Warrant Agreement (included as Annex I to the proxy statement/prospectus).
10.7*	Form of Warrant Assumption Agreement (included as Annex J to the proxy statement/prospectus).
10.8	Form of Topco Registration Rights Agreement (included as Annex H to the proxy statement/prospectus).
10.9*	Form of Topco 2024 Equity Incentive Plan (included as Annex F to the proxy statement/prospectus).
10.10*	Form of Topco 2024 Employee Stock Purchase Plan (included as Annex G to the proxy statement/prospectus).
10.11*

Deed of Lease Agreement, dated as of August 26, 2019, by and between Lynk Global, Inc. and FC Gateway Associates, LLC, as amended by First Amendment to Deed of Lease, dated as of October 1, 2023, by and between Lynk Global, Inc. and FC Gateway Associates, LLC.

10.12*	Warrant to Purchase Common Stock, dated as of June 23, 2023, by and between Lynk Global, Inc. and Antara Capital Master Fund LP.
21.1*	List of Subsidiaries of Lynk Global, Inc.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of RSM US LLP.
23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.4	Consent of Houlihan Capital, LLC.
24.1	Power of Attorney (included on signature page).
99.1*	Form of Preliminary Proxy Card.
101.INS	Inline XBRL Instance Document — this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.

____________

†        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). Slam and Topco agree to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

*        To be filed by amendment.

Item 22.     Undertakings.

The undersigned registrant, hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York on February 14, 2024.

SLAM CORP.
By:	/s/ Alex Rodriguez
Name:	Alex Rodriguez
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Chetan Bansal and Ryan Bright (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the SEC in connection with the registration under the Securities Act of the securities and any blue sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the blue sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the securities that is to be effective upon filing pursuant to Rule 462(b) and/or such other form or forms as may be appropriate to be filed with the SEC or under or in connection with any blue sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 14, 2024:

Signature	Title
/s/ Alex Rodriguez	Chief Executive Officer and Director
Alex Rodriguez	(Principal Executive Officer)
/s/ Ryan Bright	Chief Financial Officer
Ryan Bright	(Principal Financial and Accounting Officer)
/s/ Himanshu Gulati	Chairman and Director
Himanshu Gulati
/s/ Lisa Harrington	Director
Lisa Harrington
/s/ Reginald Hudlin	Director
Reginald Hudlin
/s/ Julian Nemirovsky	Director
Julian Nemirovsky
/s/ Alexandre Zyngier	Director
Alexandre Zyngier

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Falls Church, Virginia, United States, on February 14, 2024.

LYNK GLOBAL HOLDINGS, INC.
By:	/s/ Charles Miller
Name:	Charles Miller
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Charles Miller (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the SEC in connection with the registration under the Securities Act of the securities and any blue sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the blue sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the securities that is to be effective upon filing pursuant to Rule 462(b) and/or such other form or forms as may be appropriate to be filed with the SEC or under or in connection with any blue sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 14, 2024:

Signature	Title
/s/ Charles Miller	Chief Executive Officer and Director
Charles Miller	(Principal Executive Officer , Principal Financial and Accounting Officer))